SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the registrant ☑
Filed by a Party other than the registrant ☐
Check the appropriate box:
☐ Preliminary proxy statement.
☐ Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).
☑ Definitive proxy statement.
☐ Definitive additional materials.
☐ Soliciting material under § 240.14a-12.
Medco Health Solutions, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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(Check the appropriate box)
☑ No fee required
☐ Fee computed on table below per Exchange Act Rules 14a-(6)(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it is determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐ Fee paid previously with preliminary materials.
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(1)	Amount Previously Paid:

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Express Scripts, Inc.	Medco Health Solutions, Inc.

TO THE STOCKHOLDERS OF EXPRESS SCRIPTS, INC. AND MEDCO HEALTH SOLUTIONS, INC.
MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT

November 15, 2011
Dear Stockholders:

Express Scripts, Inc. (“Express Scripts”) and Medco Health Solutions, Inc. (“Medco”) have entered into a merger agreement providing for the combination of Express Scripts and Medco under a new holding company named Aristotle Holding, Inc. The mergers will combine the expertise of two complementary pharmacy benefit managers to accelerate efforts to lower the cost of prescription drugs and improve the quality of care for Americans. George Paz will serve as chairman and CEO of the combined organization. The board of directors of the combined company will consist of the current members of the board of directors of Express Scripts and two current independent Medco board members.

Upon completion of the mergers, Express Scripts stockholders will receive one share of common stock of Aristotle Holding, Inc. for each share of Express Scripts common stock. For each share of Medco common stock, Medco stockholders will receive (i) $28.80 in cash, without interest, and (ii) 0.81 shares of common stock of Aristotle Holding, Inc. We anticipate that Express Scripts stockholders will hold approximately 59%, and Medco stockholders will hold approximately 41%, of the shares of Aristotle Holding, Inc.’s common stock issued and outstanding immediately after the consummation of the mergers. Aristotle Holding, Inc. intends to apply to list its common stock on the NASDAQ under the symbol “ESRX,” subject to official notice of issuance and, following consummation of the mergers, we anticipate that Aristotle Holding, Inc. will change its name to “Express Scripts Holding Company.”

Completion of the mergers requires, among other things, the separate approvals of both Express Scripts stockholders and Medco stockholders. To obtain these required approvals, Express Scripts will hold a special meeting of Express Scripts stockholders on December 21, 2011 and Medco will hold a special meeting of Medco stockholders on December 21, 2011.

EXPRESS SCRIPTS’ AND MEDCO’S BOARDS OF DIRECTORS UNANIMOUSLY RECOMMEND THAT YOU VOTE “FOR” THE PROPOSALS TO ADOPT THE MERGER AGREEMENT.

Information about the special meetings, the mergers and the other business to be considered by Express Scripts stockholders and Medco stockholders is contained in this document and the documents incorporated by reference, which we urge you to read carefully. In particular, see “Risk Factors” beginning on page 37.

Your vote is very important. Whether or not you plan to attend the special meeting of Express Scripts stockholders or the special meeting of Medco stockholders, as applicable, please submit a proxy to vote your shares as soon as possible to make sure your shares are represented at the applicable special meeting. Your failure to vote will have the same effect as voting against the proposal to adopt the merger agreement.

George Paz	David B. Snow, Jr.
President, Chief Executive Officer, and	Chairman of the Board and Chief Executive Officer
Chairman of the Board	Medco Health Solutions, Inc.
Express Scripts, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued in connection with the mergers or determined if the accompanying joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying joint proxy statement/prospectus is dated November 15, 2011, and is first being mailed or otherwise delivered to stockholders of Express Scripts and stockholders of Medco on or about November 18, 2011.

ADDITIONAL INFORMATION

The accompanying joint proxy statement/prospectus incorporates by reference important business and financial information about Express Scripts and Medco from documents that are not included in or delivered with the joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in the joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Express Scripts, Inc. One Express Way Saint Louis, Missouri, 63121 Attention: Investor Relations (314) 810-3115 www.express-scripts.com (“Investor Information” tab)	Medco Health Solutions, Inc. 100 Parsons Pond Drive, Mail Stop F3-3 Franklin Lakes, New Jersey 07417 Attention: Investor Relations (201) 269-4279 www.medcohealth.com (“Investors” tab)

In addition, if you have questions about the mergers or the special meetings, or if you need to obtain copies of the accompanying joint proxy statement/prospectus, proxy cards, election forms or other documents incorporated by reference in the joint proxy statement/prospectus, you may contact the appropriate contact listed below. You will not be charged for any of the documents you request.

If you are an Express Scripts stockholder:
MacKenzie Partners Inc.
105 Madison Avenue
New York, NY 10016
(800) 322-2885 (call toll free)
(212) 929-5500 (call collect)
E-mail: proxy@mackenziepartners.com	If you are a Medco stockholder: D.F. King & Co., Inc. 48 Wall Street, 22nd Floor New York, NY 10005 (800) 967-4612 (call toll free) or (212) 269-5550 (call collect) E-mail: medco@dfking.com

If you would like to request documents, please do so by December 19, 2011, in order to receive them before the special meetings.

For a more detailed description of the information incorporated by reference in the accompanying joint proxy statement/prospectus and how you may obtain it, see “Where You Can Find More Information” beginning on page 209 of the accompanying joint proxy statement/prospectus.

EXPRESS SCRIPTS, INC.
One Express Way
Saint Louis, Missouri 63121

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
December 21, 2011

The board of directors of Express Scripts, Inc. has called for a special meeting of the stockholders of Express Scripts, Inc., a Delaware corporation (“Express Scripts”), to be held at the principal executive offices of Express Scripts, One Express Way, Saint Louis, Missouri 63121, on December 21, 2011 at 8:00 a.m., Central time, to consider and vote upon the following matters:

1. to adopt the Agreement and Plan of Merger, dated as of July 20, 2011, as amended on November 7, 2011 and as it may be amended from time to time (the “merger agreement”), by and among Express Scripts, Medco Health Solutions, Inc. (“Medco”), Aristotle Holding, Inc. (“New Express Scripts”), Aristotle Merger Sub, Inc., and Plato Merger Sub, Inc; and

2. to approve the adjournment of the special meeting (if it is necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the merger agreement).

THE EXPRESS SCRIPTS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT EXPRESS SCRIPTS STOCKHOLDERS VOTE “FOR” EACH PROPOSAL.

The record date for the determination of the stockholders entitled to notice of, and to vote at, the Express Scripts special meeting, or any adjournment or postponement of the Express Scripts special meeting, was the close of business on November 4, 2011. At least ten days prior to the meeting, a complete list of stockholders of record as of November 4, 2011 will be available for inspection by any stockholder for any purpose germane to the meeting, during ordinary business hours, at the office of the Secretary of the Company at One Express Way, Saint Louis, Missouri 63121. As a stockholder of record, you are cordially invited to attend the meeting in person. Regardless of whether you expect to be present at the meeting, please either complete, sign and date the enclosed proxy card and mail it promptly in the enclosed envelope, or vote electronically via the Internet or telephone as described in greater detail in the proxy statement and on the enclosed proxy card. Returning the enclosed proxy card, or voting electronically or telephonically, will not affect your right to vote in person if you attend the meeting. You should NOT send certificates representing Express Scripts common stock with the proxy.

By Order of the Board of Directors,

Keith J. Ebling
Executive Vice President, General Counsel
and Corporate Secretary

One Express Way
Saint Louis, Missouri 63121
November 15, 2011

YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY, WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE MERGERS OR THE SPECIAL MEETING PLEASE CONTACT EXPRESS SCRIPTS, INC., ATTENTION: INVESTOR RELATIONS, ONE EXPRESS WAY, SAINT LOUIS, MISSOURI 63121, (314) 810-3115. IF YOU HAVE QUESTIONS ABOUT VOTING YOUR SHARES, PLEASE FOLLOW THE CONTACT INSTRUCTIONS ON YOUR PROXY CARD.

MEDCO HEALTH SOLUTIONS, INC.
100 Parsons Pond Drive
Franklin Lakes, New Jersey 07417

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
December 21, 2011

The board of directors of Medco Health Solutions, Inc. has called for a special meeting of the stockholders of Medco Health Solutions, Inc., a Delaware corporation (“Medco”), to be held at the Woodcliff Lake Hilton, 200 Tice Boulevard, Woodcliff Lake, New Jersey 07677 on December 21, 2011 at 9:00 a.m., Eastern time, to consider and vote upon the following matters:

1. to adopt the Agreement and Plan of Merger, dated as of July 20, 2011, as amended on November 7, 2011 and as it may be amended from time to time (the “merger agreement”), by and among Express Scripts, Inc., Medco, Aristotle Holding, Inc., Aristotle Merger Sub, Inc., and Plato Merger Sub, Inc;

2. to approve the adjournment of the special meeting (if it is necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the merger agreement); and

3. to approve, by non-binding advisory vote, certain compensation arrangements for Medco’s named executive officers in connection with the mergers contemplated by the merger agreement.

THE MEDCO BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT MEDCO STOCKHOLDERS VOTE “FOR” EACH PROPOSAL.

Holders of Medco common stock of record at the close of business on November 4, 2011 are entitled to vote at the Medco special meeting, or any adjournment or postponement of the Medco special meeting. At least ten days prior to the meeting, a complete list of stockholders of record as of November 4 will be available for inspection by any stockholder for any purpose germane to the meeting, during ordinary business hours, at the office of the Secretary of Medco at 100 Parsons Pond Drive, Franklin Lakes, New Jersey 07417. As a stockholder of record, you are cordially invited to attend the meeting in person. Regardless of whether you expect to be present at the meeting, please either complete, sign and date the enclosed proxy card and mail it promptly in the enclosed envelope, or vote electronically via the Internet or telephone as described in greater detail in the proxy statement and on the enclosed proxy card. Returning the enclosed proxy card, or voting electronically or telephonically, will not affect your right to vote in person if you attend the meeting. You should NOT send certificates representing Medco common stock with the proxy.

By Order of the Board of Directors,

Thomas M. Moriarty
General Counsel, Secretary and President,
Global Pharmaceutical Strategies

November 15, 2011

YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY, WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE MERGERS OR THE SPECIAL MEETING PLEASE CONTACT MEDCO HEALTH SOLUTIONS, INC., ATTENTION: INVESTOR RELATIONS, 100 PARSONS POND DRIVE, FRANKLIN LAKES, NEW JERSEY 07471, (201) 269-3400. IF YOU HAVE QUESTIONS ABOUT VOTING YOUR SHARES, PLEASE FOLLOW THE CONTACT INSTRUCTIONS ON YOUR PROXY CARD.

JOINT PROXY STATEMENT/PROSPECTUS

i

QUESTIONS AND ANSWERS ABOUT THE MERGERS AND THE SPECIAL MEETINGS

The following questions and answers are intended to address briefly some commonly asked questions regarding the mergers and the special meetings. These questions and answers may not address all questions that may be important to you as a stockholder. To better understand these matters, and for a description of the legal terms governing the mergers, you should carefully read this entire joint proxy statement/prospectus, including the annexes, as well as the documents that have been incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 209. All references in this joint proxy statement/prospectus to “Express Scripts” refer to Express Scripts, Inc., a Delaware corporation; all references in this joint proxy statement/prospectus to “Medco” refer to Medco Health Solutions, Inc., a Delaware corporation; all references in this joint proxy statement/prospectus to “New Express Scripts” refer to Aristotle Holding, Inc. (which we anticipate will change its name to “Express Scripts Holding Company” following consummation of the mergers), a Delaware corporation and a direct wholly owned subsidiary of Express Scripts; all references in this joint proxy statement/prospectus to “Express Scripts Merger Sub” refer to Aristotle Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of New Express Scripts; all references in this joint proxy statement/prospectus to “Medco Merger Sub” refer to Plato Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of New Express Scripts; all references in this joint proxy statement/prospectus to the “Merger Subs” refer to the Express Scripts Merger Sub and the Medco Merger Sub, collectively; unless otherwise indicated or as the context requires, all references in this joint proxy statement/prospectus to “we” refer to Express Scripts and Medco; and all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated as of July 20, 2011, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of November 7, 2011 (which we refer to as the first amendment to the merger agreement), and as it may be amended from time to time, by and among Express Scripts, Medco, New Express Scripts, Express Scripts Merger Sub and Medco Merger Sub, a copy of which is attached as Annex A to this joint proxy statement/prospectus.

About the Mergers

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	Express Scripts and Medco have entered into the merger agreement providing for the combination of Express Scripts and Medco under a new holding company named Aristotle Holding, Inc. (which we refer to as New Express Scripts). Pursuant to the merger agreement, Medco Merger Sub will be merged with and into Medco, and Express Scripts Merger Sub will be merged with and into Express Scripts. As a result, Medco and Express Scripts will each become wholly owned subsidiaries of New Express Scripts. As a result of the transactions contemplated by the merger agreement, former Medco and Express Scripts stockholders will own stock in New Express Scripts, which is expected to be listed for trading on the NASDAQ. We refer to these mergers as the Medco merger and the Express Scripts merger, respectively, and together as the mergers.

Medco is holding a special meeting of stockholders, which we refer to as the Medco special meeting, in order to obtain the stockholder approval necessary to adopt the merger agreement, which we refer to as the Medco stockholder approval. Medco stockholders will also be asked to approve the adjournment of the Medco special meeting (if it is necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the merger agreement) and to approve, by non-binding, advisory vote, certain compensation arrangements for Medco’s named executive officers in connection with the mergers.

Express Scripts is holding a special meeting of stockholders, which we refer to as the Express Scripts special meeting, in order to obtain the stockholder approval necessary to adopt the merger agreement. We refer to this approval as the Express Scripts stockholder approval. Express Scripts stockholders will also be asked to approve the adjournment of the Express Scripts special meeting (if it is necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the merger agreement).

We will be unable to complete the mergers unless both the Express Scripts stockholder approval and the Medco stockholder approval are obtained at the respective special meetings.

We have included in this joint proxy statement/prospectus important information about the mergers, the merger agreement (a copy of which is attached as Annex A) and the Express Scripts and Medco special meetings. You should read this information carefully and in its entirety. The enclosed voting materials allow you to vote your shares without attending the applicable special meeting. Your vote is very important and we encourage you to submit your proxy as soon as possible.

Q:	What will Medco stockholders receive in the Medco merger?

A:	Upon completion of the Medco merger, each share of common stock of Medco, par value $0.01 per share, which we refer to as Medco common stock, will be converted into (i) the right to receive $28.80 in cash, without interest and (ii) 0.81 shares of validly issued, fully paid and non-assessable New Express Scripts common stock, par value $0.01 per share, which we refer to collectively as the Medco merger consideration. Shares of Medco common stock held in a Medco employee benefit plan will be converted into the Medco merger consideration. However, shares held by Medco as treasury stock or that are owned by Medco, Medco Merger Sub or any wholly owned subsidiary of Medco and shares with respect to which appraisal rights are properly exercised and not withdrawn, which we collectively refer to as the Medco excluded shares, will not receive the Medco merger consideration. Shares held by Medco as treasury stock or that are owned by Medco, Medco Merger Sub or any wholly owned subsidiary of Medco will be canceled.

Medco stockholders will not receive any fractional shares of New Express Scripts common stock in the Medco merger. Instead of receiving any fractional shares, each holder of Medco common stock will be paid an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (i) the amount of the fractional share interest in a share of New Express Scripts common stock to which such holder would otherwise be entitled (rounded to three decimal places) and (ii) an amount equal to the average of the closing sale prices of Express Scripts common stock on the NASDAQ Stock Market, which we refer to as the NASDAQ, for each of the 15 consecutive trading days ending with the fourth complete trading day prior to the date on which the closing of the mergers takes place, which we refer to as the closing date.

Q:	What will Express Scripts stockholders receive in the Express Scripts merger?

A:	Upon completion of the Express Scripts merger, each share of common stock of Express Scripts, par value $0.01 per share, which we refer to as Express Scripts common stock, will be converted into one share of New Express Scripts common stock, which we refer to as the Express Scripts merger consideration. Shares held by Express Scripts as treasury stock or that are owned by Express Scripts, Express Scripts Merger Sub or any other wholly owned subsidiary of Express Scripts, which we refer to as the Express Scripts excluded shares, will not receive the Express Scripts merger consideration and will be canceled.

Q:	Should I send in my share certificates now for the exchange?

A:	Medco Stockholders: No. Medco stockholders should keep any share certificates they hold at this time. After the mergers are completed, Medco stockholders holding Medco share certificates will receive from New Express Scripts’ exchange agent a letter of transmittal and instructions on how to obtain the Medco merger consideration.

Express Scripts Stockholders: No. Express Scripts stockholders should keep any Express Scripts share certificates they hold both now and after the mergers are completed. As of the effective time of the Express Scripts merger, holders of Express Scripts common stock will be deemed to have received shares of New Express Scripts common stock (without the requirement to surrender any certificate previously representing shares of Express Scripts common stock or the issuance of new certificates representing New Express Scripts common stock).

Q:	What equity stake will former Medco stockholders and Express Scripts stockholders hold in New Express Scripts?

A:	Upon completion of the mergers, it is anticipated that Express Scripts stockholders, on the one hand, and Medco stockholders, on the other hand, will hold approximately 59% and 41%, respectively, of the shares of common stock of New Express Scripts issued and outstanding immediately after the consummation of the mergers.

Q:	How do I calculate the value of the Medco merger consideration?

A:	Because New Express Scripts will issue a fixed number of shares of New Express Scripts common stock in exchange for each share of Medco common stock, the value of the Medco merger consideration that Medco stockholders will receive in the Medco merger for each share of Medco common stock will depend on the price per share of Express Scripts common stock at the time the merger is completed. That price will not be known at the time of the Medco special meetings and may be greater or less than the current price of Express Scripts common stock or the price of Express Scripts common stock at the time of the special meetings.

Based on the closing price of $52.54 per share of Express Scripts common stock on the NASDAQ on July 20, 2011, the date of the execution of the merger agreement and the last trading day before the public announcement of the merger agreement, the Medco merger consideration represented approximately $71.36 per share of Medco common stock, a premium of 27.9% over the closing price of $55.78 per share of Medco common stock on the New York Stock Exchange, which we refer to as the NYSE, on July 20, 2011. Based on the closing price of $46.83 per share of Express Scripts common stock on the NASDAQ on November 15, 2011, the latest practicable date before the printing of this joint proxy statement/prospectus, the Medco merger consideration represented approximately $66.73 per share of Medco common stock.

Q:	How do I calculate the value of the Express Scripts merger consideration?

A:	Because New Express Scripts will issue a fixed number of shares of New Express Scripts common stock in exchange for each share of Express Scripts common stock, the value of the Express Scripts merger consideration that Express Scripts stockholders will receive in the Express Scripts merger for each share of Express Scripts common stock will depend on the price per share of Express Scripts common stock at the time the merger is completed. That price will not be known at the time of the Express Scripts special meetings and may be greater or less than the current price or the price at the time of the special meetings.

Based on the closing price of $52.54 per share of Express Scripts common stock on the NASDAQ on July 20, 2011, the date of the execution of the merger agreement and the last trading day before the public announcement of the merger agreement, the Express Scripts merger consideration represented $52.54 per share of Express Scripts common stock. Based on the closing price of $46.83 per share of Express Scripts common stock on the NASDAQ on November 15, 2011, the latest practicable date before the printing of this joint proxy statement/prospectus, the Express Scripts merger consideration represented approximately $46.83 per share of Express Scripts common stock.

Q:	What conditions must be satisfied to complete the mergers?

A:	Express Scripts and Medco are not required to complete the merger unless a number of conditions are satisfied or waived. These conditions include, among others: (i) receipt of both the Express Scripts stockholder approval and Medco stockholder approval; (ii) that the shares of New Express Scripts common stock have been approved for listing on the NASDAQ, subject to official notice of issuance; (iii) absence of any injunctions, orders or laws that would prohibit, restrain or make illegal the mergers; (iv) effectiveness of the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, and the absence of any stop order; and (v) receipt of certain regulatory approvals and the completion of certain regulatory filings, including expiration or termination of the waiting period (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder, which we refer to as the HSR Act, and unless they are not received prior to the fifth business day prior to the outside date, without giving any effect to any extension thereof, certain approvals from, and filings with, the Centers for Medicare & Medicaid Services and certain state insurance departments relating to Express Scripts’ and Medco’s insurance company subsidiaries. Additionally, Express Scripts is not required to complete the mergers unless (i) there are no legal proceedings commenced by a governmental entity seeking an order that would prohibit, restrain or make illegal the consummation of the mergers under U.S. antitrust laws; (ii) there are no motions by a governmental entity pending in a United States Court of Appeals, seeking an expedited appeal of the matters set forth in clause (i) that have been granted; (iii) no request for any such expedited appeal by a governmental entity has been made; and (iv) all deadlines to make any request referred to in clause (iii) have passed, except in the cases of clauses (iii) and (iv), to the extent any such request or petition has been subsequently denied; provided that the conditions summarized in clauses (iii) and (iv) will cease to be conditions from and after the 5th business day preceding the outside date (as the outside date may be extended pursuant to the terms of the merger agreement) (as more fully described in the section titled “— Termination of the Merger Agreement”).

For a more complete summary of the conditions that must be satisfied or waived prior to completion of the mergers, see “The Merger Agreement — Conditions to the Merger” beginning on page 174.

Q:	What constitutes a quorum?

A:	Express Scripts Special Meeting: Holders of a majority in voting power of the Express Scripts common stock issued and outstanding and entitled to vote at the Express Scripts special meeting, present in person or represented by proxy, constitutes a quorum. In the absence of a quorum, a majority of the Express Scripts stockholders, present in person or represented by proxy, will have power to adjourn the special meeting. As of the record date for the Express Scripts special meeting, 242,745,155 shares of Express Scripts common stock would be required to achieve a quorum.

Medco Special Meeting: Holders of one-third of the outstanding shares of Medco common stock entitled to vote at the Medco special meeting, present in person or represented by proxy, constitutes a quorum. In the absence of a quorum, the chairman of the meeting or a majority of the Medco stockholders, present in person or represented by proxy, will have the power to adjourn the special meeting. As of the record date for the Medco special meeting, 129,050,938 shares of Medco common stock would be required to achieve a quorum.

Q:	What vote is required to approve each Medco proposal?

A:	Proposal to Adopt the Merger Agreement by Medco stockholders: Adopting the merger agreement requires the affirmative vote of holders of a majority of the shares of Medco common stock outstanding and entitled to vote. Accordingly, a Medco stockholder’s failure to submit a proxy card or to vote in person at the special meeting, an abstention from voting, or the failure of a Medco stockholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee, which we refer to as a broker non-vote, will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Proposal to Adjourn the Medco Special Meeting by Medco stockholders: Approving the adjournment of the special meeting (if it is necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the merger agreement) requires the affirmative vote of holders of a majority of the shares of Medco common stock present, in person or represented by proxy, at the special meeting and entitled to vote on the adjournment proposal. Accordingly, abstentions will have the same effect as a vote “AGAINST” the proposal to adjourn the special meeting, while broker non-votes and shares not in attendance at the special meeting will have no effect on the outcome of any vote to adjourn the special meeting.

Proposal Regarding Certain Medco Merger-Related Executive Compensation Arrangements: In accordance with Section 14A of the Securities Exchange Act of 1934 (as amended), which we refer to as the Exchange Act, Medco is providing stockholders with the opportunity to approve, by non-binding, advisory vote, certain compensation payments for Medco’s named executive officers in connection with the mergers, as reported in the section of this joint proxy statement/prospectus entitled “Advisory Vote on Merger-Related Compensation for Medco Named Executive Officers” beginning on page 182. Approving this merger-related executive compensation requires the affirmative vote of holders of a majority of the shares of Medco common stock present, in person or represented by proxy, at the special meeting and entitled to vote on the proposal to approve such merger-related compensation. Accordingly, abstentions will have the same effect as a vote “AGAINST” the proposal to approve the merger-related executive compensation, while broker non-votes and shares not in attendance at the special meeting will have no effect on the outcome of any vote to approve the merger-related executive compensation.

Q:	What vote is required to approve each Express Scripts proposal?

A:	Proposal to Adopt the Merger Agreement by Express Scripts stockholders: Adopting the merger agreement requires the affirmative vote of holders of a majority of the shares of Express Scripts common stock outstanding and entitled to vote. Accordingly, an Express Scripts stockholder’s failure to submit a proxy card or to vote in person at the special meeting, an abstention from voting, or the failure of an Express Scripts stockholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee, will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Proposal to Adjourn the Express Scripts Special Meeting by Express Scripts Stockholders: Approving the adjournment of the special meeting (if it is necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the merger agreement) requires the affirmative vote of holders of a majority of the shares of Express Scripts common stock present, in person or represented by proxy, at the special meeting and entitled to vote on the adjournment proposal, regardless of whether a quorum is present. Accordingly, abstentions will have the same effect as a vote “AGAINST” the proposal to adjourn the special meeting, while broker non-votes and shares not in attendance at the special meeting will have no effect on the outcome of any vote to adjourn the special meeting.

Q:	What are the recommendations of the Medco board of directors?

A:	The Medco board of directors, which we refer to as the Medco board, has unanimously (i) approved the merger agreement and consummation of the Medco merger upon the terms and subject to the conditions set forth in the merger agreement, (ii) determined that the terms of the merger agreement, the Medco merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, Medco and its stockholders, (iii) directed that the merger agreement be submitted to Medco stockholders for adoption at the Medco special meeting, (iv) recommended that Medco’s stockholders adopt the merger agreement and (v) declared that the merger agreement is advisable.

The Medco board unanimously recommends that Medco stockholders vote:

“FOR” the proposal to adopt the merger agreement;

“FOR” the proposal to approve the adjournment of the special meeting (if it is necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the merger agreement); and

“FOR” the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for Medco’s named executive officers in connection with the mergers contemplated by the merger agreement.

See “The Mergers — Recommendation of the Medco Board; Medco’s Reasons for the Merger” beginning on page 86.

Q:	What are the recommendations of the Express Scripts board of directors?

A:	The Express Scripts board has unanimously (i) approved the merger agreement and the consummation of the transactions contemplated by the merger agreement upon the terms and subject to the conditions set forth in the merger agreement, (ii) determined that the terms of the Express Scripts merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, Express Scripts and its stockholders, (iii) directed that the merger agreement be submitted to Express Scripts stockholders for adoption, (iv) recommended that Express Scripts stockholders adopt the merger agreement and (v) declared that the merger agreement is advisable.

The Express Scripts board unanimously recommends that Express Scripts stockholders vote:

“FOR” the proposal to adopt the merger agreement; and

“FOR” the proposal to approve the adjournment of the special meeting (if it is necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the merger agreement).

See “The Mergers — Recommendation of the Express Scripts Board; Express Scripts’ Reasons for the Mergers” beginning on page 105.

Q:	When do you expect the mergers to be completed?

A:	Express Scripts and Medco are working to complete the mergers as quickly as possible, and we anticipate that they will be completed in the first half of 2012. However, the mergers are subject to various regulatory approvals and other conditions which are described in more detail in this joint proxy statement/prospectus, and it is possible that factors outside the control of both companies could result in the mergers being completed at a later time, or not at all.

Q:	What are my U.S. Federal income tax consequences as a result of the mergers?

A:	It is anticipated that the Express Scripts merger and the Medco merger, taken together, will qualify as an exchange described in Section 351 of the Internal Revenue Code of 1986, as amended, which we refer to as the Code. It is a condition to Medco’s obligation to complete the Medco merger that Medco receive a written opinion of its counsel, Sullivan & Cromwell LLP, which we refer to as Sullivan & Cromwell, to the effect that the Express Scripts merger and the Medco merger, taken together, will qualify as an exchange described in Section 351 of the Code. It is a condition to Express Scripts’ obligation to complete the Express Scripts merger that New Express Scripts receive an opinion of its counsel, Skadden, Arps, Slate, Meagher & Flom LLP, which we refer to as Skadden, to the effect that the Express Scripts merger and the Medco merger, taken together, will qualify as an exchange described in Section 351 of the Code. If the Express Scripts merger and the Medco merger, taken together, qualify as an exchange described in Section 351, then:

• U.S. holders (as defined in the section entitled “The Mergers — Material U.S. Federal Income Tax Consequences”) of Express Scripts common stock will not recognize gain or loss for U.S. federal income tax purposes as a result of the exchange of Express Scripts common stock for New Express Scripts common stock; and

• U.S. holders of Medco common stock generally will recognize gain, but not loss, on the exchange of Medco common stock for a combination of New Express Scripts common stock and cash (excluding any cash received in lieu of a fractional shares) equal to the lesser of:

• the excess of (i) the sum of the fair market value of New Express Scripts common stock received in the Medco merger and the amount of cash received in the Medco merger over (ii) the stockholder’s tax basis in the Medco common stock surrendered in the Medco merger, and

• the amount of cash received by such stockholder in the Medco merger.

You are strongly urged to consult with a tax advisor to determine the particular U.S. federal, state or local or foreign income or other tax consequences of the mergers to you. See “The Mergers — Material U.S. Federal Income Tax Consequences” on page 141.

Q:	Are Medco stockholders entitled to appraisal rights?

A:	Under Delaware law, holders of shares of Medco common stock that meet certain requirements will have the right to obtain payment in cash for the fair value of their shares of Medco common stock, as determined by the Delaware Court of Chancery, rather than the Medco merger consideration. To exercise appraisal rights, Medco stockholders must strictly follow the procedures prescribed by Delaware law. These procedures are summarized under the section entitled “The Mergers — Appraisal Rights” beginning on page 145. In addition, the text of the applicable appraisal rights provisions of Delaware law is included as Annex H to this joint proxy statement/prospectus.

Q:	Are Express Scripts stockholders entitled to appraisal rights?

A:	No. Under Delaware law, holders of shares of Express Scripts common stock will not have the right to obtain payment in cash for the fair value of their shares of Express Scripts common stock, as determined by the Delaware Court of Chancery, rather than the Express Scripts merger consideration.

Q:	If the mergers are completed, when can I expect to receive the Medco merger consideration for my shares of Medco common stock?

A:	Certificated Shares: As soon as reasonably practicable after the effective time of the Medco merger, New Express Scripts will cause an exchange agent to mail to each holder of certificated shares of Medco common stock a form of letter of transmittal and instructions for use in effecting the exchange of Medco common stock for the Medco merger consideration. After receiving the proper documentation from a holder of Medco common stock, the exchange agent will deliver to such holder the cash and New Express Scripts common stock to which such holder is entitled under the merger agreement. More information on the documentation a holder of Medco common stock is required to deliver to the exchange agent may be found under the section entitled “The Mergers — Conversion of Shares; Exchange of Certificates; No Fractional Shares” beginning on page 137.

Book Entry Shares: Each holder of record of one or more book entry shares of Medco common stock whose shares will be converted into the right to receive the Medco merger consideration will automatically, upon the effective time of the Medco merger, be entitled to receive, and New Express Scripts will cause the exchange agent to deliver to such holder as promptly as practicable after the effective time, the cash and New Express Scripts common stock to which such holder is entitled under the merger agreement. Holders of book entry shares will not be required to deliver a certificate or an executed letter of transmittal to the exchange agent in order to receive the Medco merger consideration.

Q:	If the mergers are completed, when can I expect to receive the New Express Scripts common stock for my shares of Express Scripts common stock?

The conversion of shares of Express Scripts common stock into shares of New Express Scripts common stock will occur automatically at the effective time of the Express Scripts merger. As of the effective time of the Express Scripts merger, holders of Express Scripts common stock will be deemed to have received shares of New Express Scripts common stock (without the requirement to surrender any certificate previously representing shares of Express Scripts common stock or the issuance of new certificates representing New Express Scripts common stock). Additional information may be found under the section entitled “The Mergers — Conversion of Shares; Exchange of Certificates; No Fractional Shares” beginning on page 137.

Q:	What happens if I sell my shares of Medco common stock or Express Scripts common stock before the applicable special meeting?

A:	The record dates for the Medco special meeting, which we refer to as the Medco record date, and for the Express Scripts special meeting, which we refer to as the Express Scripts record date, are earlier than the date of the special meetings and the date that the mergers are expected to be completed. If you transfer your shares after the applicable record date, but before the applicable special meeting, unless the transferee requests a proxy, you will retain your right to vote at such special meeting, but will have transferred the right to receive the Medco merger consideration or the Express Scripts merger consideration, as applicable, in the mergers. In order to receive the Medco merger consideration or the Express Scripts merger consideration, as applicable, you must hold your shares through completion of the mergers.

Q:	What happens if I sell my shares of Medco common stock or Express Scripts common stock after the applicable special meeting, but before the applicable effective time?

A:	If you transfer your shares after the applicable special meeting, but before the applicable effective time, you will have transferred the right to receive Medco merger consideration or Express Scripts merger consideration, as applicable, in the mergers. In order to receive the Medco merger consideration or the Express Scripts merger consideration, you must hold your shares of Medco or Express Scripts, as applicable. through completion of the mergers.

About the Special Meetings

Q:	When and where will the Medco and Express Scripts special meetings be held?

A:	Medco: The Medco special meeting will be held at the Woodcliff Lake Hilton, 200 Tice Boulevard, Woodcliff Lake, New Jersey 07677 on December 21, 2011, at 9:00 a.m., Eastern time, unless the special meeting is adjourned or postponed.

Express Scripts: The Express Scripts special meeting will be held at the principal executive offices of Express Scripts, One Express Way, Saint Louis, Missouri 63121 on December 21, 2011, at 8:00 a.m., Central time, unless the special meeting is adjourned or postponed.

Q:	Who is entitled to vote at the Medco and Express Scripts special meetings?

A:	Medco Special Meeting: Medco has fixed November 4, 2011 as the Medco record date. If you were a Medco stockholder at the close of business on the Medco record date, you are entitled to vote on matters that come before the Medco special meeting. However, a Medco stockholder may only vote his or her shares if he or she is present in person or is represented by proxy at the Medco special meeting.

Express Scripts Special Meeting: Express Scripts has fixed November 4, 2011 as the Express Scripts record date. If you were an Express Scripts stockholder at the close of business on the Express Scripts record date, you are entitled to vote on matters that come before the Express Scripts special meeting. However, an Express Scripts stockholder may only vote his or her shares if he or she is present in person or is represented by proxy at the Express Scripts special meeting.

Q:	How many votes do I have?

A:	Medco: Medco stockholders are entitled to one vote at the Medco special meeting for each share of Medco common stock held of record as of the Medco record date. As of the close of business on the Medco record date, there were 387,152,813 outstanding shares of Medco common stock.

Express Scripts: Express Scripts stockholders are entitled to one vote at the Express Scripts special meeting for each share of Express Scripts common stock held of record as of the Express Scripts record date. As of the close of business on the Express Scripts record date, there were 485,490,309 outstanding shares of Express Scripts common stock.

Q:	What if I hold shares in both Express Scripts and Medco?

A:	If you are a stockholder of both Express Scripts and Medco, you will receive two separate packages of proxy materials. A vote as a Medco stockholder for the proposal to adopt the merger agreement will not constitute a vote as an Express Scripts stockholder for the proposal to adopt the merger agreement, or vice versa. THEREFORE, PLEASE MARK, SIGN, DATE AND RETURN ALL PROXY CARDS THAT YOU RECEIVE, WHETHER FROM EXPRESS SCRIPTS OR MEDCO, OR SUBMIT A PROXY AS BOTH AN EXPRESS SCRIPTS AND MEDCO STOCKHOLDER OVER THE INTERNET OR BY TELEPHONE.

Q:	My shares are held in “street name” by my broker. Will my broker automatically vote my shares for me?

A:	No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this joint proxy statement/prospectus has been forwarded to you by your brokerage firm, bank or other nominee, or its agent. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.”

We believe that (i) under the DGCL, broker non-votes will be counted for purposes of determining the presence or absence of a quorum at the Express Scripts special meeting and the Medco special meeting and (ii) under the current rules of the NYSE and the NASDAQ, brokers do not have discretionary authority to vote on either of the Express Scripts proposals or on any of the Medco proposals. To the extent that there are any broker non-votes, a broker non-vote will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement but will have no effect on the other proposals.

Q:	What do I need to do now?

A:	Read and consider the information contained in this joint proxy statement/prospectus carefully, and then please vote your shares as soon as possible so that your shares may be represented at your special meeting.

Q:	How do I vote?

A:	You can vote in person by completing a ballot at the special meeting, or you can vote by proxy before the special meeting. Even if you plan to attend your company’s special meeting, we encourage you to vote your shares by proxy as soon as possible. After carefully reading and considering the information contained in this joint proxy statement/prospectus, please submit your proxy by telephone or over the Internet in accordance with the instructions set forth on the enclosed proxy card, or mark, sign and date the proxy card, and return it in the enclosed postage-paid envelope as soon as possible so that your shares may be voted at your company’s special meeting. For detailed information, see “The Express Scripts Special Meeting — How to Vote” beginning on page 73 and “The Medco Special Meeting — How to Vote” beginning on page 68. YOUR VOTE IS VERY IMPORTANT.

Q:	As a participant in a Medco or Express Scripts 401(k) plan or employee stock purchase plan, how do I vote shares held in my plan account?

A:	If you are a participant in the Express Scripts Inc. Employee Stock Purchase Plan, you should have received separate proxy voting instruction cards from the plan trustees and you have the right to provide voting directions to the plan trustee by submitting your voting instruction card for those shares of Express Scripts common stock that are held by the plan and allocated to your plan account.

Participants in the Medco Health Solutions, Inc. 401(k) Savings Plan will receive separate voting instruction cards covering their shares held in the plan. The plan trustee will not vote shares of Medco common stock for which no voting instructions are received from plan participants. Shares of Medco common stock purchased through a Medco employee stock purchase plan, including the employee stock purchase program previously maintained for employees of Accredo Health, Incorporated under the Accredo Health, Incorporated 2002 Long-Term Incentive Plan, are held in brokerage accounts and are treated the same as other beneficially owned shares.

Q:	Can I change my vote after I have submitted a proxy by telephone or over the Internet or submitted my completed proxy card?

A:	Yes. You can change your vote by revoking your proxy at any time before it is voted at the Medco or Express Scripts special meeting, as applicable. You can do this in one of four ways: (1) submit a proxy again by telephone or over the Internet prior to midnight on the night before the special meeting; (2) sign another proxy card with a later date and return it prior to midnight on the night before the special meeting; (3) attend the applicable special meeting and complete a ballot; or (4) send a written notice of revocation to the secretary of Medco or Express Scripts, as applicable, so that it is received prior to midnight on the night before the special meeting.

If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q:	What should stockholders do if they receive more than one set of voting materials for a special meeting?

A:	You may receive more than one set of voting materials for a special meeting, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. Please complete, sign, date and return each proxy card and voting instruction card that you receive. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card.

Q:	Who should I call if I have questions about the proxy materials or voting procedures?

A:	If you have questions about the merger, or if you need assistance in submitting your proxy or voting your shares or need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, you should contact the proxy solicitation agent for the company in which you hold shares.

If you are a Medco stockholder, you should contact D.F. King & Co., Inc., the proxy solicitation agent for Medco, by mail at 48 Wall Street, 22nd Floor, New York, NY 10005 by telephone at (800) 967-4612 (toll free) or (212) 269-5550 (collect), or by email at medco@dfking.com.

If you are an Express Scripts stockholder, you should contact MacKenzie Partners Inc., the proxy solicitation agent for Express Scripts, by mail at 105 Madison Avenue, New York, NY 10016, by telephone at (800) 322-2885 (toll free) or (212) 929-5500 (collect), or by e-mail at proxy@mackenziepartners.com.

If your shares are held in a stock brokerage account or by a bank or other nominee, you should contact your broker, bank or other nominee for additional information.

SUMMARY

The following summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that may be important to you. Accordingly, stockholders are encouraged to carefully read this entire joint proxy statement/prospectus, its annexes and the documents referred to or incorporated by reference in this joint proxy statement/prospectus. Each item in this summary includes a page reference directing you to a more complete description of that item. Please see the section entitled “Where You Can Find More Information” beginning on page 209.

Information about the Companies (Page 64)

Express Scripts, Inc.

Express Scripts, Inc., which we refer to as Express Scripts, was incorporated in Missouri in September 1986, and reincorporated in Delaware in March 1992. Express Scripts provides integrated pharmacy benefit management services including network-pharmacy claims processing, home delivery services, specialty benefit management, benefit-design consultation, drug-utilization review, formulary management, and medical and drug data analysis services. Express Scripts also distributes a full range of biopharmaceutical products and provides extensive cost-management and patient-care services. Express Scripts’ principal executive offices are located at One Express Way, Saint Louis, Missouri, 63121. Express Scripts’ telephone number is (314) 996-0900 and its web site is www.express-scripts.com.

Medco Health Solutions, Inc.

The predecessor entity to Medco Health Solutions, Inc. was originally incorporated in June 1983 and operated as a publicly traded company from 1984 until its acquisition by Merck & Co., Inc. in 1993. After its spin-off from Merck & Co., Inc., Medco Health Solutions, Inc., which we refer to as Medco, became an independent publicly traded company on August 19, 2003. Medco provides pharmacy benefit management services, including comprehensive management of prescription claims, benefit-design consultation, clinical management services, clinical and specialty pharmacy services and research support. Medco’s principal executive offices are located at 100 Parsons Pond Drive, Franklin Lakes, New Jersey 07417. Medco’s telephone number is (201) 269-3400 and its web site is www.medcohealth.com.

Aristotle Holding, Inc.

Aristotle Holding, Inc., which we refer to as New Express Scripts, is a Delaware corporation and a direct wholly owned subsidiary of Express Scripts. Aristotle Holding, Inc. was organized on July 15, 2011, solely for the purpose of effecting the mergers and, following consummation of the mergers, we anticipate that Aristotle Holding, Inc. will change its name to “Express Scripts Holding Company.” Pursuant to the merger agreement, Plato Merger Sub, Inc. will be merged with and into Medco, and Aristotle Merger Sub, Inc. will be merged with and into Express Scripts. As a result, Medco and Express Scripts will each become wholly owned subsidiaries of New Express Scripts. As a result of the transactions contemplated by the merger agreement, New Express Scripts will become a publicly traded corporation, and former Medco and Express Scripts stockholders will own stock in New Express Scripts. New Express Scripts has not carried on any activities other than in connection with the mergers. New Express Scripts’ principal executive offices are located at One Express Way, Saint Louis, Missouri 63121.

Aristotle Merger Sub, Inc.

Aristotle Merger Sub, Inc., which we refer to as Express Scripts Merger Sub, is a Delaware corporation and a direct wholly owned subsidiary of New Express Scripts. Express Scripts Merger Sub was organized on July 15, 2011, solely for the purpose of effecting the mergers. Express Scripts Merger Sub will be merged with and into Express Scripts and, as a result, Express Scripts will become a wholly owned subsidiary of New Express Scripts. It has not carried on any activities other than in connection with the mergers. Express Scripts Merger Sub’s principal executive offices are located at One Express Way, Saint Louis, Missouri 63121.

Plato Merger Sub, Inc.

Plato Merger Sub, Inc., which we refer to Medco Merger Sub, is a Delaware corporation and a direct wholly owned subsidiary of New Express Scripts. Medco Merger Sub was organized on July 15, 2011, solely for the purpose of effecting the mergers. Medco Merger Sub will be merged with and into Medco and, as a result, Medco will become a wholly owned subsidiary of New Express Scripts. It has not carried on any activities other than in connection with the mergers. Medco Merger Sub’s principal executive offices are located at One Express Way, Saint Louis, Missouri 63121.

The Mergers

Express Scripts and Medco have entered into the merger agreement providing for the combination of Express Scripts and Medco under a new holding company, New Express Scripts. As a result of the transactions contemplated by the merger agreement, former Medco stockholders and Express Scripts stockholders will own stock in New Express Scripts, which is expected to be listed for trading on the NASDAQ. Pursuant to the merger agreement, Medco Merger Sub will be merged with and into Medco, and Express Scripts Merger Sub will be merged with and into Express Scripts. As a result, Medco and Express Scripts will each become wholly owned subsidiaries of New Express Scripts.

The organization of Express Scripts, Medco and New Express Scripts before and after the mergers is illustrated on the following page.

Merger Consideration Received by Medco Stockholders (Page 154)

As a result of the Medco merger, each outstanding share of Medco common stock, other than Medco excluded shares, will be converted into (i) the right to receive $28.80 in cash, without interest and (ii) 0.81 shares of validly issued, fully paid and non-assessable of New Express Scripts common stock, par value $0.01 per share, which we refer to as New Express Scripts common stock. Medco stockholders will not receive any fractional shares of New Express Scripts common stock pursuant to the Medco merger. Instead of receiving any fractional shares, each holder of Medco common stock will be paid an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (A) the amount of the fractional share interest in a share of New Express Scripts common stock to which such holder would otherwise be entitled (rounded to three decimal places) and (B) an amount equal to the average of the closing sale prices of Express Scripts common stock on the NASDAQ for each of the 15 consecutive trading days ending with the fourth complete trading day prior to the closing date. A description of the New Express Scripts common stock to be issued in connection with the Medco merger is set forth under the section entitled “Description of New Express Scripts Capital Stock” beginning on page 188.

Merger Consideration Received by Express Scripts Stockholders (Page 154)

As a result of the Express Scripts merger, each outstanding share of Express Scripts common stock, other than Express Scripts excluded shares, will be converted into one share of New Express Scripts common stock (without the requirement to surrender any certificate previously representing any shares of Express Scripts common stock or the issuance of new certificates representing New Express Scripts common stock). A description of the New Express Scripts common stock to be issued in connection with the Express Scripts merger is set forth in the section entitled “Description of New Express Scripts Capital Stock” beginning on page 188.

Total New Express Scripts Shares to be Issued

Based on the number of shares of Medco common stock outstanding as of November 4, 2011 and the number of shares of Express Scripts common stock outstanding as of November 4, 2011, the latest practicable date before the printing of this joint proxy statement/prospectus, and assuming no Medco stock options or Express Scripts stock options are exercised between November 4, 2011 and the effective times of the mergers, the total number of shares of New Express Scripts common stock will be approximately 799,084,088.

Comparative Per Share Market Price and Dividend Information (Page 36)

Express Scripts common stock is listed on the NASDAQ under the symbol “ESRX.” Medco common stock is listed on the NYSE under the symbol “MHS.” The following table shows the closing prices of Express Scripts common stock and Medco common stock as reported on July 20, 2011, the last trading day before the merger agreement was publicly announced, and on November 15, 2011, the last practicable trading day before the date of this joint proxy statement/prospectus. This table also shows the value of the Medco merger consideration per share of Medco common stock, which was calculated by adding (i) the cash portion of the Medco merger consideration, or $28.80, and (ii) the closing price of Express Scripts common stock as of the specified date multiplied by the exchange ratio of 0.81.

	Medco	Express Scripts	Value Per Share of
	Common Stock	Common Stock	Medco Common Stock

July 20, 2011	$55.78	$52.54	$71.36
November 15, 2011	$56.86	$46.83	$66.73

The market prices of Express Scripts common stock and Medco common stock will fluctuate prior to the consummation of the mergers. You should obtain current market quotations for the shares.

Neither Medco nor Express Scripts currently pays a quarterly dividend on its common stock. Under the terms of the merger agreement, during the period before the effective times of the mergers, Medco is prohibited from paying any dividends on its common stock and Express Scripts is prohibited from paying any dividend on its common stock, unless Medco or Express Scripts has received written consent from the other party.

Medco Special Meeting (Page 65)

Date, Time and Place

A special meeting of the stockholders of Medco will be held at the Woodcliff Lake Hilton, 200 Tice Boulevard, Woodcliff Lake, New Jersey 07677 on December 21, 2011, at 9:00 a.m., Eastern time, unless the special meeting is adjourned or postponed.

Purpose of the Special Meeting

At the special meeting, Medco stockholders will be asked to consider and vote upon the following matters:

•	a proposal to adopt the merger agreement;

•	a proposal to approve the adjournment of the Medco special meeting (if it is necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the merger agreement); and

•	a proposal to approve, by non-binding advisory vote, certain compensation arrangements for Medco’s named executive officers in connection with the mergers contemplated by the merger agreement.

Record Date; Shares Entitled to Vote

Only holders of record of shares of Medco common stock at the close of business on the Medco record date (November 4, 2011) will be entitled to vote shares held at that date at the Medco special meeting or any adjournments or postponements thereof. Each outstanding share of Medco common stock entitles its holder to cast one vote.

As of the Medco record date, there were 387,152,813 shares of Medco common stock outstanding and entitled to vote at the Medco special meeting.

Vote Required

Proposal to Adopt the Merger Agreement by Medco stockholders:  Adopting the merger agreement requires the affirmative vote of holders of a majority of the shares of Medco common stock outstanding and entitled to vote. Accordingly, a Medco stockholder’s failure to submit a proxy card or to vote in person at the special meeting, an abstention from voting, or the failure of a Medco stockholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee, will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Proposal to Adjourn the Medco Special Meeting by Medco stockholders:  Approving the adjournment of the special meeting (if it is necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the merger agreement) requires the affirmative vote of holders of a majority of the shares of Medco common stock present, in person or represented by proxy, at the special meeting and entitled to vote on the adjournment proposal. Accordingly, abstentions will have the same effect as a vote “AGAINST” the proposal to adjourn the special meeting, while broker non-votes and shares not in attendance at the special meeting will have no effect on the outcome of any vote to adjourn the special meeting.

Proposal Regarding Certain Medco Merger-Related Executive Compensation Arrangements:  In accordance with Section 14A of the Exchange Act, Medco is providing stockholders with the opportunity to approve, by non-binding, advisory vote, certain compensation payments for Medco’s named executive officers in connection with the mergers, as reported in the section of this joint proxy statement/prospectus entitled “Advisory Vote on Merger-related Compensation for Medco Named Executive Officers” beginning on page 182. Approving this merger-related executive compensation requires the affirmative vote of holders of a majority of the shares of Medco common stock present, in person or represented by proxy, at the special meeting and entitled to vote on the proposal to approve such merger-related compensation. Accordingly, abstentions will have the same effect as a vote “AGAINST” the proposal to approve the merger-related executive compensation, while broker non-votes and shares not in attendance at the special meeting will have no effect on the outcome of any vote to approve the merger-related executive compensation.

Express Scripts Special Meeting (Page 70)

Date, Time and Place

A special meeting of the stockholders of Express Scripts will be held at the principal executive offices of Express Scripts, One Express Way, Saint Louis, Missouri 63121 on December 21, 2011, at 8:00 a.m., Central time, unless the special meeting is adjourned or postponed.

Purposes of the Special Meeting

At the special meeting, Express Scripts stockholders will be asked to consider and vote upon the following matters:

•	a proposal to adopt the merger agreement; and

•	a proposal to approve the adjournment of the special meeting (if it is necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the merger agreement)

Record Date; Shares Entitled to Vote

Holders of Express Scripts common stock as of the close of business on the Express Scripts record date (November 4, 2011) are entitled to vote at the special meeting or any adjournment or postponement thereof. Each share of Express Scripts common stock is entitled to one vote. As of the Express Scripts record date, 485,490,309 shares of Express Scripts common stock were outstanding.

Vote Required

Proposal to Adopt the Merger Agreement by Express Scripts stockholders:  Adopting the merger agreement requires the affirmative vote of holders of a majority of the shares of Express Scripts common stock outstanding and entitled to vote. Accordingly, an Express Scripts stockholder’s failure to submit a proxy card or to vote in person at the special meeting, an abstention from voting, or the failure of an Express Scripts stockholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee, will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Proposal to Adjourn the Express Scripts Special Meeting by Express Scripts stockholders:  Approving the adjournment of the special meeting (if it is necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the merger agreement) requires the affirmative vote of holders of a majority of the shares of Express Scripts common stock present, in person or represented by proxy, at the special meeting and entitled to vote on the adjournment proposal, regardless of whether a quorum is present. Accordingly, abstentions will have the same effect as a vote “AGAINST” the proposal to adjourn the special meeting, while broker non-votes and shares not in attendance at the special meeting will have no effect on the outcome of any vote to adjourn the special meeting.

Recommendation of the Medco Board (Page 86)

The Medco board has unanimously (i) approved the merger agreement and consummation of the Medco merger upon the terms and subject to the conditions set forth in the merger agreement, (ii) determined that the terms of the merger agreement, the Medco merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, Medco and its stockholders, (iii) directed that the merger agreement be submitted to Medco stockholders for adoption at the Medco special meeting, (iv) recommended that Medco’s stockholders adopt the merger agreement and (v) declared that the merger agreement is advisable. In addition, on November 7, 2011, the Medco board approved the first amendment to the merger agreement and recommended that Medco’s stockholders adopt the merger agreement as so amended.

THE MEDCO BOARD UNANIMOUSLY RECOMMENDS THAT MEDCO STOCKHOLDERS VOTE:

•	“FOR” THE PROPOSAL TO ADOPT THE MERGER AGREEMENT;

•	“FOR” THE PROPOSAL TO APPROVE THE ADJOURNMENT OF THE SPECIAL MEETING (IF IT IS NECESSARY OR APPROPRIATE TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES TO ADOPT THE MERGER AGREEMENT); AND

•	“FOR” THE PROPOSAL TO APPROVE, BY NON-BINDING, ADVISORY VOTE, CERTAIN COMPENSATION ARRANGEMENTS FOR MEDCO’S NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGERS CONTEMPLATED BY THE MERGER AGREEMENT.

We refer to the recommendation that Medco stockholders vote “FOR” the proposal to adopt the merger agreement as the Medco recommendation. See “The Mergers — Recommendation of the Medco board; Medco’s Reasons for the Merger” beginning on page 86.

Recommendation of the Express Scripts Board (Page 105)

The Express Scripts board has unanimously (i) approved the merger agreement and the consummation of the transactions contemplated by the merger agreement upon the terms and subject to the conditions set forth in the merger agreement, (ii) determined that the terms of the Express Scripts merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, Express Scripts and its stockholders, (iii) directed that the merger agreement be submitted to Express Scripts stockholders for adoption, (iv) recommended that Express Scripts stockholders adopt the merger agreement and (v) declared that the merger agreement is advisable.

THE EXPRESS SCRIPTS BOARD UNANIMOUSLY RECOMMENDS THAT EXPRESS SCRIPTS STOCKHOLDERS VOTE:

•	“FOR” THE PROPOSAL TO ADOPT THE MERGER AGREEMENT; AND

•	“FOR” THE PROPOSAL TO APPROVE THE ADJOURNMENT OF THE SPECIAL MEETING (IF IT IS NECESSARY OR APPROPRIATE TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES TO ADOPT THE MERGER AGREEMENT).

We refer to the recommendation that Express Scripts stockholders vote “FOR” the proposal to adopt the merger agreement as the Express Scripts recommendation. See “The Mergers — Recommendation of the Express Scripts Board; Express Scripts’ Reasons for the Mergers” beginning on page 105.

Opinions of Financial Advisors to Medco (Page 90)

Opinion of J.P. Morgan Securities LLC

On July 20, 2011, J.P. Morgan Securities LLC, which we refer to as J.P. Morgan, rendered its oral opinion, subsequently confirmed in writing on the same day, to the Medco board that, as of such date and subject to the various factors, procedures, assumptions, qualifications and limitations set forth in its written opinion, the Medco merger consideration to be paid in the Medco merger was fair, from a financial point of view, to the holders of Medco’s common stock.

The full text of J.P. Morgan’s written opinion dated July 20, 2011, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of J.P. Morgan’s opinion set forth in this joint proxy statement/prospectus under the caption titled “Opinions of Financial Advisors to Medco — Opinion of J.P. Morgan” beginning on page 90 is qualified in its entirety by reference to the full text of the opinion. Medco’s stockholders are urged to read the opinion in its entirety. J.P. Morgan provided its opinion for the information of the Medco board (in its capacity as such) in connection with and for the purposes of its evaluation of the transactions contemplated by the merger agreement. J.P. Morgan’s written opinion addresses only the fairness of the Medco merger consideration to be paid to the holders of Medco’s common stock in the Medco merger, and does not address any other matter. J.P. Morgan’s opinion does not constitute a recommendation to any of Medco’s stockholders as to how such stockholder should vote with respect to the transactions contemplated in the merger agreement or any other matter. The Medco merger consideration to be paid to the holders of Medco’s common stock in the Medco merger was determined in negotiations between Medco and Express Scripts, and the decision to approve and recommend the transactions contemplated in the merger agreement was made independently by the Medco board. J.P. Morgan’s opinion and financial analyses were among the many factors considered by the Medco board in its evaluation of the transactions contemplated by the merger agreement and should not be viewed as determinative of the views of the Medco board or management with respect to the transactions contemplated by the merger agreement or the Medco merger consideration.

J.P. Morgan and Lazard are collectively referred to herein as Medco’s financial advisors.

Opinion of Lazard Frères & Co. LLC

On July 20, 2011, Lazard Frères & Co. LLC, which we refer to as Lazard, rendered its oral opinion to the Medco board of directors, subsequently confirmed in writing, that, as of such date, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, the per share merger consideration to be paid to holders of Medco common stock (other than shares of Medco common stock held in treasury by Medco or owned by Medco, Medco Merger Sub or any other wholly owned subsidiary of Medco, or holders who are entitled to and properly demand an appraisal of their shares of Medco common stock) in the mergers was fair, from a financial point of view, to such holders.

The full text of Lazard’s written opinion, dated July 20, 2011, which sets forth the assumptions made, procedures followed, factors considered, and qualifications and limitations on the review undertaken by Lazard in connection with its opinion is attached to this joint proxy statement/prospectus as Annex C and is incorporated into this joint proxy statement/prospectus by reference. We encourage you to read Lazard’s opinion, and the section titled “Opinions of Financial Advisors to Medco — Opinion of Lazard” beginning on page 97, carefully and in their entirety. Lazard’s opinion was directed to Medco’s board of directors for the information and assistance of the Medco board of directors in connection with its evaluation of the transactions contemplated by the merger agreement and only addressed the fairness, from a financial point of view, to the holders of Medco common stock of the per share merger consideration to be paid to certain holders of Medco common stock in the mergers as of the date of Lazard’s opinion. Lazard’s opinion did not address any other aspect of the transactions contemplated by the merger agreement and was not intended to and does not constitute a recommendation to any holder of Medco common stock as to how such holder should vote or act with respect to the mergers or any matter relating thereto.

Opinions of Financial Advisors to Express Scripts (Page 109)

Opinion of Credit Suisse Securities (USA) LLC

In connection with the mergers, Express Scripts’ financial advisor, Credit Suisse Securities (USA) LLC, which we refer to as Credit Suisse, delivered an opinion, dated July 20, 2011, to the Express Scripts board as to the fairness, from a financial point of view and as of the date of such opinion, to Express Scripts of the Medco merger consideration. The full text of Credit Suisse’s written opinion is attached to this joint proxy statement/prospectus as Annex D and sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the scope of review undertaken. Credit Suisse’s opinion was provided to the Express Scripts board (in its capacity as such) for its information in connection with its evaluation of the Medco merger consideration and did not address any other aspect of the proposed mergers, including the relative merits of the mergers as compared to alternative transactions or strategies that might be available to Express Scripts or the underlying business decision of Express

Scripts to proceed with the mergers. The opinion does not constitute advice or a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed mergers or otherwise.

Opinion of Citigroup Global Markets Inc.

Citigroup Global Markets Inc., which we refer to as Citigroup, was retained to act as financial advisor to Express Scripts in connection with the proposed transaction. In connection with this engagement, Express Scripts requested Citigroup to evaluate the fairness, from a financial point of view, of the consideration to be issued and paid in the Medco merger by Express Scripts as of the date of Citigroup’s opinion. On July 20, 2011, at a meeting of the Express Scripts board, Citigroup rendered to the Express Scripts board an oral opinion, which was confirmed by delivery of a written opinion dated July 20, 2011, to the effect that, as of that date and based on and subject to the matters, considerations and limitations set forth in the opinion, Citigroup’s work and other factors it deemed relevant, each as described in greater detail in the section titled “The Mergers — Opinions of Financial Advisors to Express Scripts”, the consideration to be issued and paid by Express Scripts in the Medco merger was fair, from a financial point of view, to Express Scripts. Citigroup’s opinion, the issuance of which was approved by Citigroup’s authorized internal committee, was provided to the Express Scripts board in connection with its evaluation of the proposed Medco merger and was limited to the fairness, from a financial point of view, as of the date of the opinion, to Express Scripts of the consideration to be issued and paid by Express Scripts in the Medco merger. Citigroup’s opinion does not address any other aspects or implications of the mergers and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed mergers. The summary of Citigroup’s opinion is qualified in its entirety by reference to the full text of the opinion. We encourage you to read the full text of Citigroup’s written opinion, which is attached to this joint proxy statement/prospectus as Annex E and sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the scope of review undertaken.

Credit Suisse and Citigroup are collectively referred to herein as Express Scripts’ financial advisors.

Interests of Officers and Directors in the Mergers (Page 131)

Certain of Medco’s and Express Scripts’ executive officers and directors have financial interests in the mergers that are different from, or in addition to, the interests of Medco’s and Express Scripts’ stockholders. The members of the Medco board and the Express Scripts board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the mergers and in recommending to Medco and Express Scripts stockholders that the merger agreement be adopted. These interests are described in more detail in the section of this document entitled “The Mergers — Interests of Officers and Directors in the Merger” beginning on page 131.

Governmental and Regulatory Approvals (Page 139)

Express Scripts and Medco are not required to complete the merger unless a number of regulatory conditions are satisfied or waived. These conditions include: (i) absence of any injunctions, orders or laws that would prohibit, restrain or make illegal the mergers and (ii) receipt of certain regulatory approvals and the completion of certain regulatory filings, including expiration or termination of the waiting period (and any extensions thereof) under the HSR Act, and unless they are not received prior to the fifth business day prior to the outside date, without giving any effect to any extension thereof, certain approvals from, and filings with, the Centers for Medicare & Medicaid Services and certain state insurance departments relating to Express Scripts’ and Medco’s insurance company subsidiaries. Additionally, Express Scripts is not required to complete the mergers unless (i) there are no legal proceedings commenced by a governmental entity seeking an order that would prohibit, restrain or make illegal the consummation of the mergers under U.S. antitrust laws; (ii) there are no motions by a governmental entity pending in a United States Court of Appeals, seeking an expedited appeal of the matters set forth in clause (i) that has been granted; (iii) no request for any such expedited appeal by a governmental entity has been made; and (iv) all deadlines to make any request referred to in clause (iii) have passed, except in the cases of clauses (iii) and (iv), to the extent any such request or petition has been subsequently denied; provided that the conditions summarized in clauses (iii) and (iv) will cease to be conditions from and after the 5th business day preceding the outside date (as it may be extended) (as more fully described in the section titled “— Termination of the Merger Agreement”).

Each of Express Scripts, New Express Scripts and Medco have agreed to use their reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its subsidiaries with respect to the mergers, to consummate the transactions contemplated by the merger agreement as promptly as practicable and to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any governmental entity or any other third party which is required in connection with the transactions contemplated by the merger agreement, and to comply with the terms and conditions of any such consent, authorization, order or approval. These approvals include approval under, or notices pursuant to, the HSR Act and certain approvals from, and filings with, the Centers for Medicare & Medicaid Services and certain state insurance departments relating to Express Scripts’ and Medco’s insurance company subsidiaries.

Medco and Express Scripts have also agreed that in no event will Express Scripts or New Express Scripts or their subsidiaries or affiliates be required to (nor will Medco and its subsidiaries be permitted to unless directed by Express Scripts), (i) divest, license, hold separate or otherwise dispose of, or allow a third party to utilize, any portion of its or their respective businesses, assets or contracts (subject to certain exceptions listed below) or (ii) take any other action that may be required or requested by any governmental entity in connection with obtaining the consents, authorizations, orders or approvals contemplated by the merger agreement that would have an adverse impact, in any material respect, on the business of Express Scripts, New Express Scripts, Medco or their respective subsidiaries. However, Express Scripts has agreed, conditioned on the closing, to the extent necessary to ensure satisfaction of certain conditions to the closing of the mergers, on or prior to the outside date (as it may be extended), to:

•	the divestiture or disposition of one mail order dispensing facility of Express Scripts, Medco or any of their respective subsidiaries; provided that it is not the Express Scripts facility located in St. Louis, Missouri;

•	the divestiture or disposition of the property, plant and equipment associated with specialty pharmacy dispensing or infusion facilities of Express Scripts, Medco or any of their respective subsidiaries having a net book value not in excess of $30 million in the aggregate; provided that it not include the property, plant or equipment at the Express Scripts facility located in Indianapolis, Indiana; and

•	the divestiture, disposition, termination, expiration, assignment, delegation, novation or transfer of contracts of Express Scripts, Medco or their respective subsidiaries which generated, collectively, EBITDA not in excess of $115 million during the most recently available 12 calendar month period ending on the applicable date of such agreement; provided, that in the case of pharmacy benefits management customer contracts, the aggregate annual number of adjusted prescription drug claims subject to this obligation will not exceed 35 million (where “adjusted prescription drug claims” means (x) retail prescription drug claims, plus the product of (y)(i) mail prescription drug claims multiplied by (ii) three, such calculation to be performed using claims made during the preceding 12 calendar month period) and “EBITDA” means EBITDA as calculated by Express Scripts in a manner consistent with the methodology utilized in the earnings releases Express Scripts has publicly filed with the Securities and Exchange Commission, which we refer to as the SEC).

While the parties have agreed, under certain circumstances, to take the actions set forth in the paragraph above pursuant to the merger agreement, the parties may also elect to take other actions. Express Scripts, after prior consultation with Medco to the extent practicable, shall have the principal responsibility for devising and implementing the strategy for obtaining any necessary antitrust or competition clearances, and shall take the lead in all meetings and communications with any governmental entity in connection with obtaining any necessary antitrust or competition clearances. The parties have also agreed that, as between Express Scripts and Medco, Express Scripts will determine the manner in which any of the actions specified in the three bullet points above will be implemented.

Under the HSR Act and the rules and regulations promulgated thereunder, the Medco merger may not be consummated until the expiration of a 30-calendar-day waiting period following the parties’ filing of their respective HSR Act notification forms or the earlier termination of that waiting period. If the U.S. Department of Justice, which we refer to as the DOJ, or the Federal Trade Commission, which we refer to as the FTC, issues a Request for Additional Information and Documentary Material, which we refer to as a second request, prior to the expiration of the initial waiting period, the parties must observe a second 30-day waiting period, which would begin to run only after both parties have substantially complied with the request for additional information, unless the waiting period is terminated earlier.

Express Scripts and Medco each filed the required HSR notification and report forms on August 3, 2011, commencing the initial 30-calendar-day waiting period. As previously disclosed by each of Medco and Express Scripts in their respective current reports on Form 8-K, filed September 6, 2011, on September 2, 2011, Express Scripts and Medco each received a second request from the FTC in connection with the FTC’s review of the Medco merger. A second request was anticipated by the parties at the time of signing of the merger agreement. Issuance of the second request extends the waiting period under the HSR Act until 30 days after both parties have substantially complied with the requests, unless the waiting period is terminated sooner by the FTC. Express Scripts and Medco have been cooperating with the FTC staff since shortly after the announcement of the mergers and intend to continue to work cooperatively with the FTC staff in the review of the Medco merger. Express Scripts and Medco intend to respond to the second request as promptly as practicable.

At any time before or after the mergers are completed, either the DOJ, the FTC or U.S. state attorneys general could take action under the antitrust laws in opposition to the mergers, including seeking to enjoin completion of the mergers, condition completion of the mergers upon the divestiture of assets of Express Scripts, Medco or their subsidiaries or impose restrictions on New Express Scripts’ post-merger operations. Private parties may also seek to take legal action under the antitrust laws under some circumstances.

Express Scripts and Medco have been making the necessary notifications and filings with both state and federal regulators, including the Centers for Medicare & Medicaid Services and certain state insurance departments, to obtain the consents, authorizations and approvals contemplated by the merger agreement.

Express Scripts and Medco are not aware of any material governmental approvals or actions that are required for completion of the mergers other than those described above. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought.

Express Scripts and Medco cannot assure you that all of the regulatory approvals described above will be obtained and, if obtained, Express Scripts and Medco cannot assure you as to the timing of any approvals, the ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals.

Description of Financing (Page 184)

Upon completion of the Medco merger, Medco stockholders will receive cash consideration of approximately $11.1 billion in the aggregate. The consummation of the mergers is not subject to Express Scripts’ ability to obtain financing. However, Express Scripts intends to obtain financing for a portion of the cash component of the Medco merger consideration.

On August 5, 2011, Express Scripts entered into a $14.0 billion unsecured bridge facility, which we refer to as the bridge facility, the terms of which are set forth in a Credit Agreement, dated as of August 5, 2011, which we refer to as the bridge credit agreement, among Express Scripts, New Express Scripts, the lenders named therein, Citibank, N.A., as syndication agent, and Credit Suisse AG, Cayman Islands Branch, which we refer to as CS, as administrative agent. Prior to the consummation of the Express Scripts merger, Express Scripts is the borrower under the bridge facility. New Express Scripts will assume the role, rights and obligations of Express Scripts and become the borrower under the bridge credit agreement upon consummation of the Express Scripts merger. The bridge facility will be available for Express Scripts to pay a portion of the cash consideration in accordance with the merger agreement, to repay any existing indebtedness that will become due or otherwise default upon consummation of the mergers and to pay related fees and expenses. On August 29, 2011, Express Scripts entered into a five-year $4.0 billion term loan facility, which we refer to as the term facility, and a five-year $1.5 billion revolving loan facility, which we refer to as the revolving facility and, together with the term facility, as the permanent facility, the terms of which are set forth in a Credit Agreement, dated as of August 29, 2011, which we refer to as the term/revolving credit agreement, among Express Scripts, New Express Scripts, the lenders named therein, Citibank, N.A., as syndication agent, and CS, as administrative agent. Prior to the consummation of the Express Scripts merger, Express Scripts is the borrower under the permanent facility. New Express Scripts will assume the role, rights and obligations of Express Scripts and become the borrower under the term/revolving credit agreement upon consummation of the Express Scripts merger. The term facility will be available for Express Scripts to pay a portion of the cash consideration in accordance with the merger agreement, to repay any existing indebtedness that will become due or otherwise default upon consummation of the mergers and to pay related fees and expenses. The revolving facility will be available for working capital needs and general corporate purposes. Upon entry into the term facility, the commitments under the bridge facility were automatically reduced by $4.0 billion. On November 14, 2011, New Express Scripts priced a private offering of $4.1 billion aggregate principal amount of senior notes, consisting of $900.0 million aggregate principal amount of 2.750% senior notes due 2014 (which we refer to as the 2014 notes), $1.25 billion aggregate principal amount of 3.500% senior notes due 2016 (which we refer to as the 2016 notes), $1.25 billion aggregate principal amount of 4.750% senior notes due 2021 (which we refer to as the 2021 notes) and $700.0 million aggregate principal amount of 6.125% senior notes due 2041 (which we refer to as the 2041 notes and together with the 2014 notes, the 2016 notes and the 2021 notes, as the notes). New Express Scripts expects to receive net proceeds from the offering of approximately $4.05 billion, which proceeds will be used to pay a portion of the cash consideration payable to stockholders of Medco in connection with the mergers, to repay any existing indebtedness that will be repaid in connection with the mergers and to pay related fees and expenses. The offering is expected to close on November 21, 2011, subject to customary closing conditions. Upon the closing of the notes offering, the commitments under the bridge facility will be automatically reduced by the net proceeds of the offering. New Express Scripts will be required to redeem the notes in the event that the mergers do not occur.

For a more complete description of Express Scripts’ debt financing for the mergers, see the section entitled “Description of Financing” beginning on page 184.

Express Scripts intends to borrow $4.0 billion under the term facility in connection with the mergers. Express Scripts also intends to use the net proceeds of the notes offering described above in connection with the mergers. The balance of the financing in connection with the mergers could take any of several forms or any combination of them, including but not limited to the following: (i) Express Scripts may draw funds under the bridge facility; (ii) Express Scripts may issue additional senior notes in the public and/or private capital markets; and (iii) Express Scripts may use cash on hand. When any additional senior notes are issued, or, subject to certain exceptions, other debt or equity is raised, the commitments under the bridge facility will automatically reduce in an amount equal to the aggregate net proceeds of such offering.

In connection with the completion of the mergers, New Express Scripts will guarantee the existing indebtedness of Express Scripts and Medco. Additionally, Express Scripts and Medco will each guarantee the existing indebtedness of the other and of New Express Scripts. New Express Scripts’ pro forma consolidated indebtedness as of September 30, 2011, after giving effect to the mergers, would be approximately $19.8 billion.

No Solicitation (Page 164)

Subject to certain exceptions, each of Express Scripts and Medco has agreed to not solicit, initiate or knowingly encourage, or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any takeover proposal (as defined in the merger agreement) from any third party, or engage in any discussions or negotiations regarding any takeover proposal. Notwithstanding these restrictions, the merger agreement provides that, prior to obtaining stockholder approval to adopt the merger agreement, under specific circumstances, each of Express Scripts and Medco may provide information to, and engage in discussions and negotiations with, third parties in response to an unsolicited acquisition proposal that constitutes or which is reasonably expected to lead to a superior proposal (as defined in the merger agreement) if the Medco board or the Express Scripts board, as applicable, determines in good faith, after consultation with outside legal counsel, that a failure to take such action with respect to the takeover proposal would be inconsistent with its fiduciary duties to its stockholders under applicable law.

Restrictions on Recommendation Withdrawal (Page 166)

The merger agreement generally restricts the ability of each of the Express Scripts and Medco boards of directors from withdrawing its recommendation that its stockholders adopt the merger agreement. However, each of the Express Scripts board and the Medco board may withdraw its recommendation (i) in circumstances not involving or relating to a takeover proposal, if such board concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the exercise of its fiduciary duties to its stockholders under applicable laws; or (ii) in response to a superior proposal, if such board of directors concludes that a failure to change its recommendation would be inconsistent with the exercise of its fiduciary duties to its stockholders under applicable laws and, if requested by the other party, its representatives shall have negotiated in good faith with the other party for six business days (and in the case of any material amendment or modification to such superior proposal, for a period expiring upon the later to occur of three business days and the end of such six business day period) regarding any revisions to the terms of the transactions contemplated by the merger agreement proposed by the other party in response to such superior proposal. Each of Medco and Express Scripts, as the case may be, have the contractual right to the benefit of the matching rights described in the foregoing sentence no more than one time with respect to a takeover proposal, including any material amendments or modifications thereof.

Conditions to Completion of the Mergers (Page 174)

Conditions to Express Scripts’, New Express Scripts’ and Medco’s Obligations to Complete the Mergers

The obligations of Express Scripts, Express Scripts Merger Sub and New Express Scripts to consummate the Express Scripts merger and of Medco, Medco Merger Sub and New Express Scripts to consummate the Medco merger are subject to the satisfaction or waiver, to the extent permitted, of the following conditions:

•	Medco has obtained the Medco stockholder approval, and Express Scripts has obtained the Express Scripts stockholder approval;

•	the shares of New Express Scripts common stock issuable pursuant to the merger agreement have been approved for listing on the NASDAQ subject to official notice of issuance;

•	the absence of any order which prohibits, restrains or makes illegal the consummation of the mergers;

•	effectiveness of the registration statement for the New Express Scripts common stock being issued in the mergers and the absence of any stop order suspending such effectiveness; and

•	receipt of certain regulatory approvals and the completion of certain regulatory filings, including expiration or termination of the waiting period under the HSR Act (and any extensions thereof) and, unless they are not received prior to the fifth business day prior to the outside date, without giving effect to any extension thereof, certain approvals from, and filings with, the Centers for Medicare & Medicaid Services and certain state insurance departments relating to Express Scripts’ and Medco’s insurance company subsidiaries.

Conditions to Express Scripts’, New Express Scripts’ and the Merger Subs’ Obligation to Complete the Mergers

The obligations of Express Scripts, New Express Scripts and Express Scripts Merger Sub to consummate the Express Scripts merger and of New Express Scripts and Medco Merger Sub to consummate the Medco merger are subject to the satisfaction or waiver, to the extent permitted, of the following conditions:

•	Medco’s representations and warranties are true and correct as of the date of the merger agreement and the closing date, subject to certain materiality or “material adverse effect” qualifications described in the merger agreement, and Express Scripts has received a certificate from officers of Medco to that effect;

•	Medco has performed in all material respects all of its obligations under the merger agreement, and Express Scripts has received a certificate from officers of Medco to that effect;

•	the receipt by New Express Scripts of a tax opinion from Skadden to the effect that the Express Scripts merger and the Medco merger, taken together, will qualify as an exchange described in Section 351 of the Code; and

•	the (i) absence of any legal proceedings commenced by a governmental entity seeking an order that would prohibit, restrain or make illegal the consummation of the mergers under U.S. antitrust laws; (ii) the absence of any motions by a governmental entity pending in a United States Court of Appeals, seeking an expedited appeal of the matters set forth in clause (i) that have been granted; (iii) the absence of any request for any such expedited appeal by a governmental entity; and (iv) all deadlines to make any request referred to in clause (iii) have passed without any request for such expedited appeal having been made or filed by any governmental entity, except in the cases of clauses (iii) and (iv), to the extent any such request or petition has been subsequently denied; provided that the conditions summarized in clauses (iii) and (iv) will cease to be conditions from and after the fifth business day preceding the outside date (as it may be extended) (as more fully described in the section titled “— Termination of the Merger Agreement”).

Conditions to Medco’s Obligation to Complete the Mergers

The obligation of Medco to consummate the Medco merger is subject to the satisfaction or waiver, to the extent permitted, of the following conditions:

•	New Express Scripts’, Express Scripts’ and the Merger Subs’ representations and warranties are true and correct as of the date of the merger agreement and the closing date, subject to certain materiality or “material adverse effect” qualifications described in the merger agreement, and Medco has received a certificate from officers of Express Scripts to that effect;

•	Express Scripts has performed in all material respects all of its obligations under the merger agreement, and Medco has received a certificate from officers of Express Scripts to that effect; and

•	the receipt by Medco of a tax opinion from Sullivan & Cromwell to the effect that the Express Scripts merger and the Medco merger, taken together, will qualify as an exchange described in Section 351 of the Code.

Closing (Page 153)

Under the terms of the merger agreement, the closing of the mergers will occur as soon as practicable (but in any event, within three business days) after satisfaction or waiver of the conditions set forth in the merger agreement. We refer to the date on which the closing occurs as the closing date. However, neither Express Scripts nor Medco is obligated to effect the closing prior to the third business day following the final day of a marketing period (described below in the section titled “The Merger Agreement — Marketing Period”) or such earlier date as Express Scripts may request on two business days’ written notice to Medco.

Termination (Page 176)

The merger agreement may be terminated and the mergers may be abandoned at any time prior to the effective time of the Medco merger, whether before or after the Medco stockholder approval and/or the Express Scripts stockholder approval:

•	by the mutual written consent of Express Scripts and Medco;

•	by either of Medco or Express Scripts:

•	if any governmental entity has issued an order permanently restraining, enjoining or otherwise prohibiting the mergers and such order has become final and non-appealable.

•	if the mergers have not been consummated by April 20, 2012, which we refer to as the outside date; provided, that if the conditions relating to (i) the absence of any order of a governmental entity prohibiting the mergers, (ii) obtaining the required governmental consents and (iii) the absence of legal proceedings seeking to prohibit the mergers have not been satisfied (or deemed satisfied) or waived by the fifth business day prior to April 20, 2012, either Express Scripts or Medco may extend the outside date from time to time to a date not later than July 20, 2012, and if such conditions have not been satisfied (or deemed satisfied) or waived by the fifth business day prior to July 20, 2012, either Express Scripts or Medco may extend the outside date from time to time to a date not later than October 22, 2012. This right of termination is not available to a party if its action or failure to act constitutes a material breach or violation of its covenants, agreements or other obligations under the merger agreement and such material breach or violation is the principal cause of, or directly resulted in, (x) the failure to satisfy the conditions to the obligations of the terminating party to consummate the merger prior to the outside date (as it may be extended) or (y) the failure of the closing to occur by the outside date (as it may be extended).

•	if the Express Scripts stockholder approval has not been obtained upon a vote taken at the duly convened Express Scripts special meeting or at any adjournment or postponement of such meeting.

•	if the Medco stockholder approval has not been obtained upon a vote taken at the duly convened Medco special meeting or at any adjournment or postponement of such meeting.

•	By Medco:

•	if (i) the Express Scripts board or any committee thereof makes, prior to the Express Scripts special meeting, an adverse recommendation change (as summarized in the section entitled “The Mergers — No Solicitation” beginning on page 164); (ii) the Express Scripts board or any committee fails to include the Express Scripts recommendation in this joint proxy statement/prospectus; (iii) a tender offer or exchange offer is commenced and the Express Scripts board fails to recommend against acceptance of such tender offer or exchange offer by Express Scripts stockholders; (iv) the Express Scripts board or any committee refuses to affirm publicly the Express Scripts recommendation following any reasonable written request by Medco; or (v) the Express Scripts board formally resolves to take or publicly announces an intention to take any of the foregoing summarized actions;

•	prior to the receipt of the Express Scripts stockholder approval, if Express Scripts is in willful breach of its obligation to make and not withdraw the Express Scripts recommendation or its non-solicitation obligations (for purposes of the merger agreement, “willful breach” means (i) with respect to any breach of a representation or warranty contained in the merger agreement, a material breach of such representation or warranty that has been made with the knowledge of the breaching party, (ii) with respect to any breaches or failures to perform any of the covenants or other agreements contained in the merger agreement, a material breach, or failure to perform, that is a consequence of an act or omission undertaken by the breaching party with the knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of the merger agreement and (iii) the failure by any party to consummate the mergers after all of the conditions to the mergers have been satisfied or waived (by the party entitled to waive any such applicable conditions));

•	if Express Scripts breaches or fails to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, and such breach or failure to perform (i) would give rise to the failure of a closing condition regarding the accuracy of Express Scripts’ representations and warranties or Express Scripts’ compliance with its covenants and agreements and (ii) is incapable of being cured by Express Scripts by the outside date (as it may be extended); or

•	prior to the receipt of the Medco stockholder approval, so that Medco may enter into a definitive agreement providing for a superior proposal.

•	By Express Scripts:

•	if (i) the Medco board or any committee thereof makes, prior to the Medco special meeting, an adverse recommendation change; (ii) the Medco board or any committee fails to include the Medco recommendation in this joint proxy statement/prospectus; (iii) a tender offer or exchange offer is commenced and the Medco board fails to recommend against acceptance of such tender offer or exchange offer by Medco stockholders; (iv) the Medco board or any committee refuses to affirm publicly the Medco recommendation following any reasonable written request by Express Scripts; or (v) the Medco board formally resolves to take or publicly announces an intention to take any of the foregoing summarized actions;

•	prior to the receipt of the Medco stockholder approval, if Medco is in willful breach of its obligation to make and not withdraw the Medco recommendation or its non-solicitation obligations;

•	if Medco breaches or fails to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, and such breach or failure to perform (i) would give rise to the failure of a closing condition regarding the accuracy of Medco’s representations and warranties or Medco’s compliance with its covenants and agreements and (ii) is incapable of being cured by Medco by the outside date (as it may be extended); or

•	prior to the receipt of the Express Scripts stockholder approval, so that Express Scripts may enter into a definitive agreement providing for a superior proposal.

Termination Fees; Expenses (Page 178)

All fees and expenses incurred by the parties are to be paid solely by the party that has incurred such fees and expenses except that:

•	the parties have agreed to share equally (i) the filing fee under the HSR Act and any fees for similar filings under foreign laws, (ii) the expenses in connection with printing and mailing this joint proxy statement/prospectus, (iii) all SEC filing fees paid or payable relating to the transactions contemplated by the merger agreement;

•	in the event that the merger agreement is terminated due to a failure to obtain the Express Scripts stockholder approval at the Express Scripts special meeting, or any adjournment or postponement thereof, Express Scripts will pay to Medco all documented, out of pocket expenses of Medco (including financing expenses) not to exceed $225 million; and

•	in the event that the merger agreement is terminated due to a failure to obtain the Medco stockholder approval at the Medco special meeting, or any adjournment or postponement thereof, Medco will pay to Express Scripts all documented, out of pocket expenses of Express Scripts (including financing expenses) not to exceed $225 million.

The merger agreement contains certain termination rights for Express Scripts and provides that Medco will pay Express Scripts a cash termination fee of $650 million, which we refer to as the termination fee, under specified circumstances, including if:

•	the merger agreement is terminated by Express Scripts, or could have been terminated by Express Scripts because: (i) the Medco board or any committee thereof makes, prior to the Medco special meeting, an adverse recommendation change, (ii) the Medco board or any committee fails to include the Medco recommendation in this joint proxy statement/prospectus, (iii) a tender offer or exchange offer is commenced and the Medco board fails to recommend against acceptance of such tender offer or exchange offer by Medco stockholders, (iv) the Medco board or any committee refuses to affirm publicly the Medco recommendation following any reasonable written request by Express Scripts or (v) or the Medco board formally resolves to take or publicly announces an intention to take any of the foregoing summarized actions; provided that for each of the foregoing clauses (i)-(v), in the event that there was no takeover proposal outstanding with respect to Medco at the time of the event giving rise to Express Scripts’ right to terminate the merger agreement, the termination fee will be $950 million;

•	the merger agreement is terminated by Express Scripts, or at the time of termination could have been terminated by Express Scripts because, prior to the receipt of the Medco stockholder approval, Medco is in willful breach of its obligation to make and not withdraw the Medco recommendation or its non-solicitation obligations; or

•	the merger agreement is terminated by Medco prior to the receipt of the Medco stockholder approval, so that Medco may enter into a definitive agreement providing for a superior proposal.

The merger agreement provides that Medco will pay Express Scripts $227.5 million of the termination fee plus Express Scripts’ documented, out of pocket expenses up to $100 million if the merger agreement is, or could have been, terminated as the result of:

•	a failure to consummate the mergers prior to the outside date (as it may be extended), and a takeover proposal (substituting “40%” for “15%” in the definition of “takeover proposal” in the merger agreement) for Medco is publicly disclosed prior to the date of termination and the vote seeking the Medco stockholder approval had not been taken prior to the seventh business day prior to the outside date (as it may be extended); or

•	a failure to obtain the Medco stockholder approval at the Medco special meeting, and a takeover proposal (substituting “40%” for “15%” in the definition of “takeover proposal”) is publicly disclosed prior to the date of the Medco special meeting.

If, within one year of a termination described in either of the previous two bullets, Medco enters into a definitive agreement providing for, or otherwise consummates, a takeover proposal (substituting “40%” for “15%” in the definition of “takeover proposal” in the merger agreement), then Medco will pay to Express Scripts the full amount of the termination fee less any amount of the termination fee and any expenses previously paid.

Notwithstanding the foregoing, in no event shall Express Scripts’ expenses or the full amount of the termination fee be paid more than once, nor shall Express Scripts be paid an aggregate amount pursuant to the expense reimbursement and termination fee provisions of the merger agreement in excess of the full amount of the termination fee.

The merger agreement also contains reciprocal termination rights for Medco, specifically that Express Scripts will pay Medco the termination fee under specified circumstances, including if:

•	the merger agreement is terminated by Medco, or could have been terminated by Medco because: (i) the Express Scripts board or any committee thereof makes, prior to the Express Scripts special meeting, an adverse recommendation change, (ii) the Express Scripts board or any committee fails to include the Express Scripts recommendation in this joint proxy statement/prospectus, (iii) a tender offer or exchange offer is commenced and the Express Scripts board fails to recommend against acceptance of such tender offer or offer by Express Scripts stockholders, (iv) the Express Scripts board or any committee refuses to affirm publicly the Express Scripts recommendation following any reasonable written request by Medco or (v) or the Express Scripts board formally resolves to take or publicly announces an intention to take any of the foregoing summarized actions; provided that for each of the foregoing clauses (i) - (v), in the event that there was no takeover proposal outstanding with respect to Express Scripts at the time of the event giving rise to Medco’s right to terminate the merger agreement, the termination fee will be $950 million;

•	the merger agreement is terminated by Medco, or at the time of termination could have been terminated by Medco because, prior to the receipt of the Express Scripts stockholder approval, Express Scripts is in willful breach of its obligation to make and not withdraw the Express Scripts’ recommendation or its non-solicitation obligations; or

•	the merger agreement is terminated by Express Scripts prior to the receipt of the Express Scripts stockholder approval, so that Express Scripts may enter into a definitive agreement providing for a superior proposal.

The merger agreement provides that Express Scripts will pay Medco $227.5 million of the termination fee plus Medco’s documented, out-of-pocket expenses up to $100 million if the merger agreement is, or could have been, terminated as the result of:

•	a failure to consummate the mergers prior to the outside date (as it may be extended), and a takeover proposal (substituting “40%” for “15%” in the definition of “takeover proposal” in the merger agreement) for Express Scripts is publicly disclosed prior to the date of termination and the vote seeking the Express Scripts stockholder approval had not been taken prior to the seventh business day prior to the outside date (as it may be extended); or

•	a failure to obtain the Express Scripts stockholder approval at the Express Scripts special meeting, and a takeover proposal (substituting “40%” for “15%” in the definition of “takeover proposal”) is publicly disclosed prior to the date of the Express Scripts special meeting.

If, within one year of a termination described in either of the two previous bullets, Express Scripts enters into a definitive agreement providing for, or otherwise consummates, a takeover proposal (substituting “40%” for “15%” in the definition of “takeover proposal”), then Express Scripts will pay to Medco the full amount of the termination fee less any amount of the termination fee and any expenses previously paid.

Notwithstanding the foregoing, in no event shall Medco’s expenses or the full amount of the termination fee be paid more than once, nor shall Medco be paid an aggregate amount pursuant to the expense reimbursement and termination fee provisions of the merger agreement in excess of the full amount of the termination fee.

Material U.S. Federal Income Tax Consequences (Page 141)

It is anticipated that the Express Scripts merger and the Medco merger, taken together, will qualify as an exchange described in Section 351 of the Code. It is a condition to Medco’s obligation to complete the Medco merger that Medco receive a written opinion of its counsel, Sullivan & Cromwell, to the effect that the Express Scripts merger and the Medco merger, taken together, will qualify as an exchange described in Section 351 of the Code. It is a condition to Express Scripts’ obligation to complete the Express Scripts merger that New Express Scripts receive an opinion of its counsel, Skadden, to the effect that the Express Scripts merger and the Medco merger, taken together, will qualify as an exchange described in Section 351 of the Code. If the Express Scripts merger and the Medco merger, taken together, qualify as an exchange described in Section 351, then:

•	U.S. holders (as defined in the section entitled “The Mergers — Material U.S. Federal Income Tax Consequences” beginning on page 141) of Express Scripts common stock will not recognize gain or loss for U.S. federal income tax purposes as a result of the exchange of Express Scripts common stock for New Express Scripts common stock; and

•	U.S. holders of Medco common stock generally will recognize gain, but not loss, on the exchange of Medco common stock for a combination of New Express Scripts common stock and cash (excluding any cash received in lieu of a fractional shares) equal to the lesser of:

•	the excess of (i) the sum of the fair market value of New Express Scripts common stock received in the Medco merger and the amount of cash received in the Medco merger over (ii) the stockholder’s tax basis in the Medco common stock surrendered in the Medco merger, and

•	the amount of cash received by such stockholder in the Medco merger.

You are strongly urged to consult with a tax advisor to determine the particular U.S. federal, state or local or foreign income or other tax consequences of the mergers to you. See “The Mergers — Material U.S. Federal Income Tax Consequences” on page 141.

Appraisal Rights (Page 145)

Under Delaware law, holders of shares of Medco common stock that meet certain requirements will have the right to obtain payment in cash for the fair value of their shares of Medco common stock, as determined by the Delaware Court of Chancery, rather than the Medco merger consideration. To exercise appraisal rights, Medco stockholders must strictly follow the procedures prescribed by Delaware law. These procedures are summarized under the section entitled “The Mergers — Appraisal Rights” beginning on page 145. In addition, the text of the applicable appraisal rights provisions of Delaware law is included as Annex H to this joint proxy statement/prospectus.

Under Delaware law, holders of shares of Express Scripts common stock will not have the right to obtain payment in cash for the fair value of their shares of Express Scripts common stock, as determined by the Delaware Court of Chancery, rather than the Express Scripts merger consideration.

Listing of New Express Scripts Common Stock on the NASDAQ (Page 149)

New Express Scripts common stock received by Medco stockholders in the Medco merger and Express Scripts stockholders in the Express Scripts merger is expected to be listed on the NASDAQ under the symbol “ESRX.” After completion of the mergers, Medco common stock will no longer be listed or traded on the NYSE.

Comparison of Stockholder Rights (Page 193)

As a result of the mergers, the holders of Medco common stock and Express Scripts common stock will become holders of New Express Scripts common stock. Following the mergers, Medco stockholders and Express Scripts stockholders will have different rights as stockholders of New Express Scripts than they had as stockholders of Medco and Express Scripts due to the different provisions of the governing documents of Medco, Express Scripts and New Express Scripts. For additional information comparing the rights of stockholders of Medco, Express Scripts and New Express Scripts, see “Comparison of Stockholder Rights” beginning on page 193.

Litigation Relating to the Mergers (Page 149)

Since the announcement by the parties on July 21, 2011 that they had entered into the merger agreement, lawsuits have been filed by purported stockholders of Medco challenging the mergers. The complaints in the actions name as defendants Medco and/or various members of the Medco board as well as Express Scripts, New Express Scripts and the Merger Subs.

The plaintiffs in the purported class action complaints generally allege, among other things, that (i) the members of the Medco board breached their fiduciary duties to Medco and its stockholders by authorizing the mergers and (ii) Express Scripts, New Express Scripts and the Merger Subs aided and abetted the alleged breaches of fiduciary duty by Medco and its directors. The plaintiffs seek, among other things, to enjoin the defendants from consummating the mergers on the agreed-upon terms, and unspecified compensatory damages, together with the costs and disbursements of the action. Further detail concerning these lawsuits are set forth under the section entitled “The Mergers — Litigation Relating to the Mergers” beginning on page 149.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF EXPRESS SCRIPTS

The following data, insofar as it relates to each of the years 2006-2010, has been derived from annual financial statements, including the consolidated balance sheets at December 31, 2010 and 2009 and the related consolidated statements of income and of cash flows for each of the three years in the period ended December 31, 2010 and notes thereto which are incorporated by reference in this joint proxy statement/prospectus. The data for the nine months ended September 30, 2011 and 2010 has been derived from unaudited financial statements which are also incorporated by reference in this joint proxy statement/prospectus and which in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods. The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Express Scripts or the combined company, and you should read the following information together with Express Scripts’ audited consolidated financial statements, the notes related thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Express Scripts’ Annual Report on Form 10-K for the year ended December 31, 2010, and Express Scripts’ unaudited condensed consolidated financial statements, the notes related thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Express Scripts’ Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2011, which are incorporated by reference in this joint proxy statement/prospectus. For more information, see the section entitled “Where You Can Find More Information” beginning on page 209.

	As of and for the
	Nine Months Ended
	September 30,		As of and for the Year Ended December 31,
(in millions, except per share data)	2011	2010	2010	2009(1)	2008(2)	2007(3)	2006

Statement of Operations Data
Revenues(4)	$34,026.9	$33,679.0	$44,973.2	$24,722.3	$21,941.2	$21,788.9	$21,532.1
Net income from continuing operations	985.4	875.0	1,204.6	826.6	775.9	598.0	473.1
Net income	985.4	851.6	1,181.2	827.6	776.1	567.8	474.4
Basic earnings (loss) per share:(5)
Continued operations	$1.95	$1.61	$2.24	$1.57	$1.56	$1.15	$0.85
Discontinuing operations(6)	—	(0.04)	(0.04)	—	—	(0.06)	—
Net earnings	1.95	1.57	2.19	1.57	1.56	1.09	0.85
Diluted earnings (loss) per share:(5)
Continued operations	$1.93	$1.60	$2.21	$1.55	$1.54	$1.13	$0.83
Discontinuing operations(6)	—	(0.04)	(0.04)	—	—	(0.06)	—
Net earnings	1.93	1.56	2.17	1.56	1.54	1.08	0.84
Common stock dividends declared	$—	$—	$—	$—	$—	$—	$—
Weighted average number of shares:(5)
Basic	506.1	541.9	538.5	527.0	497.8	520.8	559.2
Diluted	510.3	547.5	544.0	532.2	503.6	528.0	568.0
Balance Sheet Data
Total Assets	$10,871.7	$10,194.7	$10,557.8	$11,931.2	$5,509.2	$5,256.4	$5,108.1
Debt:
Short-term debt	999.9	0.1	0.1	1,340.1	420.0	260.1	180.1
Long-term debt	2,989.3	2,493.4	2,493.7	2,492.5	1,340.3	1,760.3	1,270.4
Stockholders’ Equity	2,164.7	3,220.0	3,606.6	3,551.8	1,078.2	696.4	1,124.9

(1)	Includes the acquisition of certain subsidiaries of WellPoint that provide pharmacy benefit management services (“NextRx”) effective December 1, 2009.

(2)	Includes the acquisition of the Pharmacy Services Division of MSC — Medical Services Company (“MSC”) effective July 22, 2008.

(3)	Includes the acquisition of ConnectYourCare (“CYC”) effective October 10, 2007.

(4)	Includes retail pharmacy co-payments of $4,374.0 and $4,688.4 for the nine months ended September 30, 2011 and 2010, respectively and $6,181.4, $3,132.1, $3,153.6, $3,554.5, and $4,012.7 for the years ended December 31, 2010, 2009, 2008, 2007, and 2006, respectively. We changed our accounting policy for member co-payments during the third quarter of 2008 to include member co-payments to retail pharmacies in revenue and cost of revenue. The table reflects the change in our accounting policy for all periods presented.

(5)	Earnings per share and weighted average shares outstanding have been restated to reflect the two-for-one stock splits effective June 8, 2010 and June 22, 2007, respectively.

(6)	Primarily consists of the results of operations from the discontinued operations of Phoenix Marketing Group line of business (“PMG”) and Infusion Pharmacy (“IP”), which were classified as a discontinued operation in the second quarter of 2010 and the fourth quarter of 2007, respectively.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF MEDCO

The following data, insofar as it relates to each of the years 2006-2010, has been derived from annual financial statements, including the consolidated balance sheets at December 25, 2010 and December 26, 2009 and the related consolidated statements of income and of cash flows for each of the three years in the period ended December 25, 2010 and notes thereto which are incorporated by reference in this joint proxy/prospectus. The data for the nine months ended September 24, 2011 and September 25, 2010 has been derived from unaudited financial statements which are incorporated by reference in this joint proxy/prospectus and which in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods. The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Medco or the combined company, and you should read the following information together with Medco’s audited consolidated financial statements, the notes related thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Medco’s Annual Report on Form 10-K for the year ended December 25, 2010, and Medco’s unaudited condensed consolidated financial statements, the notes related thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Medco’s Quarterly Report on Form 10-Q for the quarterly period ended September 24, 2011, which are incorporated by reference in this joint proxy statement/prospectus. For more information, see the section entitled “Where You Can Find More Information” beginning on page 209.

	As of and for the Fiscal
	Nine Months Ended		As of and for the Fiscal Years Ended
	September 24,	September 25,	December 25,	December 26,	December 27,	December 29,	December 30,
	2011	2010(1)	2010(1)	2009	2008(2)	2007(3)	2006(4)
(In millions, except per share data)

Statement of Operations Data
Revenues(5)	$51,075.1	$49,038.2	$65,968.3	$59,804.2	$51,258.0	$44,506.2	$42,543.7
Net income	1,031.3	1,048.9	1,427.3	1,280.3	1,102.9	912.0	630.2
Basic earnings per share:(6)
Net earnings	$2.60	$2.33	$3.22	$2.66	$2.17	$1.66	$1.06
Diluted earnings per share:(6)
Net earnings	$2.55	$2.28	$3.16	$2.61	$2.13	$1.63	$1.04
Common stock dividends declared	$—	$—	$—	$—	$—	$—	$—
Weighted average number of shares:(6)
Basic	397.0	450.2	443.0	481.1	508.6	550.2	594.5
Diluted	404.7	459.3	451.8	490.0	518.6	560.9	603.3
Balance Sheet Data
Total Assets	$15,863.6	$16,570.2	$17,097.3	$17,915.5	$17,010.9	$16,217.9	$14,388.1
Debt:
Short-term debt	36.4	18.8	23.6	15.8	600.0	600.0	325.0
Current portion of long-term debt	2,000.0	—	—	—	—	—	75.3
Long-term debt	3,002.2	5,004.8	5,003.6	4,000.1	4,002.9	2,894.4	866.4
Stockholders’ Equity	3,550.4	4,454.0	3,986.8	6,387.2	5,957.9	6,875.3	7,503.5

(1)	The consolidated data for 2010 includes the operating results of United BioSource Corporation (“UBC”) commencing on the September 16, 2010 acquisition date.

(2)	The consolidated data for 2008 includes the operating results of Europa Apotheek Venlo B.V. (“Europa Apotheek”) commencing on the April 28, 2008 acquisition date.

(3)	The consolidated data for 2007 includes the operating results of PolyMedica Corporation (“PolyMedica”) and Critical Care Systems, Inc. (“Critical Care”) commencing on the October 31, 2007 and November 14, 2007 acquisition dates, respectively.

(4)	The consolidated data for 2006 includes a pre-tax legal settlements charge of $162.6 million recorded in the first quarter of 2006, with a $99.9 million after-tax effect, or $0.17 per diluted share on a split-adjusted basis (see note (6) below).

(5)	Includes retail co-payments of $6,908 and $6,966 in the first nine months of 2011 and 2010, respectively and $9,241 million for 2010, $8,661 million for 2009, $7,666 million for 2008, $7,553 million for 2007, and $7,394 million for 2006.

(6)	Common share and per share amounts have been retrospectively adjusted for the two-for-one stock split, which became effective on January 24, 2008.

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma statements of operations data for the year ended December 31, 2010 and the nine months ended September 30, 2011 reflect the mergers as if they had occurred on the first day of each period presented. The following unaudited pro forma balance sheet data at September 30, 2011 reflect the mergers as if they had occurred on September 30, 2011. Such pro forma financial data is based on the historical financial statements of Express Scripts and Medco and gives effect to the mergers under the acquisition method of accounting for business combinations. The unaudited pro forma condensed combined financial information presented below and throughout this joint proxy statement/prospectus for the year ended December 31, 2010 and as of and for the nine months ended September 30, 2011 includes historical consolidated financial information of Medco that has been derived from Medco’s historical consolidated financial statements for the fiscal year ended December 25, 2010 and as of and for the nine-month period ended September 24, 2011. As a result, the pro forma financial information is based on certain assumptions and adjustments as discussed in the section titled “Unaudited Pro Forma Condensed Combined Financial Statements,” including assumptions relating to the allocation of the consideration paid for the assets acquired and liabilities assumed of Medco based on preliminary estimates of their fair value. The following should be read in connection with the section of this joint proxy statement/prospectus to exchange entitled “Unaudited Pro Forma Condensed Combined Financial Statements,” and other information included in or incorporated by reference into this document.

	Unaudited Pro Forma Combined
	Nine Months Ended	Fiscal Year Ended
	September 30,	December 31,
	2011	2010
	(in millions, except per share amounts)

Statement of Operations Data:
Net revenues	$84,853.3	$110,675.3
Net earnings	1,290.7	1,527.5
Average number of common shares outstanding — basic	827.7	897.3
Average number of common shares outstanding — diluted	838.1	910.0
Earnings per common share:
Basic	$1.56	$1.70
Diluted	1.54	1.68
Balance Sheet Data:
Cash and cash equivalents	$224.1	—
Total assets	52,572.3	—
Long-term debt	18,753.3	—
Total stockholders’ equity	17,465.4	—
Per share cash dividends	—	—

COMPARATIVE PER SHARE DATA

Presented below are Express Scripts’ and Medco’s historical per share data for the nine months ended September 30, 2011 and the year ended December 31, 2010 and unaudited pro forma combined per share data for the nine months ended September 30, 2011 and the year ended December 31, 2010. This information should be read together with the consolidated financial statements and related notes of Express Scripts and Medco that are incorporated by reference in this document and with the unaudited pro forma combined financial data included under the “Selected Unaudited Pro Forma Combined Financial Information” section of this document. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the mergers had been completed as of the beginning of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined company. The historical book value per share is computed by dividing total stockholders’ equity (deficit) by the number of shares of common stock outstanding at the end of the period. The pro forma earnings per share of the combined company is computed by dividing the pro forma net income by the pro forma weighted average number of shares outstanding. The pro forma book value per share of the combined company is computed by dividing total pro forma stockholders’ equity by the pro forma number of shares of common stock outstanding at the end of the period. The Medco unaudited pro forma equivalent per share financial information is computed by multiplying the Express Scripts unaudited pro forma combined per share amounts by the exchange ratio (0.81 shares of Express Scripts common stock for each share of Medco common stock).

Neither Express Scripts nor Medco has paid dividends on common stock during 2011 or 2010, and neither entity has any current intention of doing so.

		Year Ended
	Nine Month Ended	December 31,
	September 30, 2011	2010 (Express
	(Express Scripts)	Scripts) and
	and September 24,	December 25,
	2011 (Medco)	2010 (Medco)

Express Scripts historical data
Earnings per share:
Basic	$1.95	$2.19
Diluted	1.93	2.17
Book value per share	4.45	6.83
Medco historical data
Earnings per share:
Basic	2.60	3.22
Diluted	2.55	3.16
Book value per share	9.18	9.71
Express Scripts unaudited pro forma equivalent data
Earnings per share:
Basic	1.56	1.70
Diluted	1.54	1.68
Book value per share	21.83	N/A
Medco unaudited pro forma equivalent data
Earnings per share:
Basic	1.26	1.38
Diluted	1.25	1.36
Book value per share	17.68	—

COMPARATIVE PER SHARE MARKET PRICE DATA AND DIVIDEND INFORMATION

Express Scripts common stock is traded on the NASDAQ under the symbol “ESRX.” Medco common stock is traded on the NYSE under the symbol “MHS.” The following table sets forth, for the periods indicated, the high and low sales prices per share of Express Scripts common stock and Medco common stock on the NASDAQ and NYSE, respectively.

	Express Scripts
	Common Stock(1)		Medco Common Stock
	High	Low	High	Low

Fiscal Year 2011
First Quarter	$58.77	$50.91	$65.39	$51.80
Second Quarter	60.89	52.27	64.92	53.11
Third Quarter	57.47	37.06	66.38	47.78
Fourth Quarter (through November 15, 2011)	48.39	34.47	58.12	44.60
Fiscal Year 2010
First Quarter	51.62	41.38	66.94	58.96
Second Quarter	54.00	37.75	65.35	53.46
Third Quarter	49.69	41.55	57.82	43.45
Fourth Quarter	55.68	47.23	64.24	50.36
Fiscal Year 2009
First Quarter	29.82	21.38	48.95	36.46
Second Quarter	34.71	22.53	48.00	37.93
Third Quarter	39.91	31.80	56.82	44.53
Fourth Quarter	44.94	37.50	66.00	53.11

(1)	Prices of Express Scripts common stock adjusted to reflect two-for-one stock split effective June 8, 2010.

Neither Express Scripts nor Medco has paid dividends on common stock during 2011 or 2010, and neither entity has any current intention of doing so.

RISK FACTORS

In addition to the other information included in, or incorporated by reference in, and found in the Annexes attached to, this joint proxy statement/prospectus, including the matters addressed in “Cautionary Note Concerning Forward-Looking Statements” beginning on page 63, you should carefully consider the risks described below before deciding how to vote. You should also read and consider the risk factors associated with each of the businesses of Express Scripts and Medco because these risk factors may affect the operations and financial results of the combined company. These risk factors may be found under Part I, Item 1A in each of Express Scripts’ Annual Report on Form 10-K for the year ended December 31, 2010 and Medco’s Annual Report on Form 10-K for the year ended December 25, 2010 and Part II, Item 1A in each of Express Scripts’ Quarterly Reports on Form 10-Q for the quarters ended September 30, 2011 and June 30, 2011 and Medco’s Quarterly Reports on Form 10-Q for the quarters ended September 24, 2011 and June 25, 2011, each of which is on file with the SEC and all of which are incorporated by reference into this proxy statement/prospectus. Furthermore, you should read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference herein. See “Where You Can Find More Information” beginning on page 209 for the location of information incorporated by reference in this joint proxy statement/prospectus. Additional risks and uncertainties not presently known to Express Scripts or Medco or that are not currently believed to be important also may adversely affect the mergers and New Express Scripts following the mergers.

Risk Factors Relating to the Mergers

Medco and Express Scripts stockholders cannot be sure of the market value of the shares of New Express Scripts common stock to be issued upon completion of the mergers.

Express Scripts stockholders and Medco stockholders will receive a fixed number of shares of New Express Scripts common stock in the mergers rather than a number of shares with a particular fixed market value. The market values of Express Scripts common stock and Medco common stock at the time of the mergers may vary significantly from their prices on the date the merger agreement was executed, the date of this joint proxy statement/prospectus or the date on which Express Scripts stockholders and Medco stockholders vote on the mergers. Because the respective merger consideration exchange ratios will not be adjusted to reflect any changes in the market prices of Express Scripts common stock or Medco common stock, the market value of the New Express Scripts common stock issued in the mergers and the Express Scripts common stock and Medco common stock surrendered in the mergers may be higher or lower than the values of these shares on earlier dates. 100% of the Express Scripts merger consideration to be received by Express Scripts stockholders will be New Express Scripts common stock. The percentage of the value of the Medco merger consideration to be received by Medco stockholders that is comprised of New Express Scripts common stock may fluctuate, but was 60% on July 20, 2011, the last full trading day prior to the announcement of the mergers, and was approximately 57% on November 15, 2011, the latest practicable date before the printing of this joint proxy statement/prospectus.

Changes in the market prices of Express Scripts common stock and Medco common stock may result from a variety of factors that are beyond the control of Express Scripts or Medco, including changes in their businesses, operations and prospects, regulatory considerations, governmental actions, and legal proceedings and developments. Market assessments of the benefits of the mergers, the likelihood that the mergers will be completed, the terms and mix of acquisition financing, and general and industry-specific market and economic conditions may also have an effect on the market price of Express Scripts common stock and Medco common stock. Changes in market prices of Medco common stock and Express Scripts common stock may also be caused by fluctuations and developments affecting domestic and global securities markets. Neither Express Scripts nor Medco is permitted to terminate the merger agreement solely because of changes in the market price of either party’s respective common stock.

In addition, it is anticipated that the mergers may not be completed until a significant period of time has passed after the special meetings. As a result, the market values of Express Scripts common stock and/or the Medco common stock may vary significantly from the date of the special meetings to the date of the completion of the mergers. You are urged to obtain up-to-date prices for Express Scripts common stock and the Medco common stock. There is no assurance that the mergers will be completed, that there will not be a delay in the completion of the mergers or that all or any of the anticipated benefits of the mergers will be obtained. See “Comparative Per Share Market Price and Dividend Information” for ranges of historic prices of Express Scripts common stock and Medco common stock.

Obtaining required regulatory approvals may prevent or delay completion of the mergers or reduce the anticipated benefits of the mergers or may require changes to the structure or terms of the mergers.

Consummation of the mergers is conditioned upon, among other things, the expiration or termination of the waiting period (and any extensions thereof) applicable to the mergers under the HSR Act. At any time before or after the mergers are consummated, any of the DOJ, the FTC or U.S. state attorneys general could take action under the antitrust laws in opposition to the mergers, including seeking to enjoin completion of the mergers, condition completion of the mergers upon the divestiture of assets of Express Scripts, Medco or their subsidiaries or impose restrictions on New Express Scripts’ post-merger operations. These could negatively affect the results of operations and financial condition of the combined company following completion of the mergers. Any such requirements or restrictions may prevent or delay completion of the mergers or may reduce the anticipated benefits of the mergers, which could also have a material adverse effect on the combined company’s business and cash flows, financial condition and results of operations. Additionally, Express Scripts has agreed to take certain actions, conditioned on the closing, and may take other actions that Express Scripts determines in its sole discretion to take, to the extent necessary to ensure satisfaction, on or prior to the outside date (as it may be extended), of certain conditions to the closing of the mergers relating to regulatory approvals as further described in the section titled “The Mergers — Governmental and Regulatory Approvals” beginning on page 139. Certain of these actions may be taken after receipt of the approval of the stockholders of each of Medco and Express Scripts and it is not currently contemplated that any such stockholder approval would be resolicited in the event that any of these actions are taken after the special meetings.

Consummation of the mergers is also conditioned upon the receipt of certain approvals from, and making filings with, the Centers for Medicare & Medicaid Services and certain state insurance departments relating to Express Scripts’ and Medco’s insurance company subsidiaries. The condition relating to the receipt of certain approvals from, and making filings with, the Centers for Medicare & Medicaid Services and certain state insurance departments is deemed to be satisfied, if it is not earlier satisfied, on the fifth business day prior to the outside date, without giving effect to any extension thereof. No assurance can be given that the required regulatory approvals will be obtained or that the required conditions to closing will be satisfied, and, even if all such approvals are obtained and the conditions are satisfied, no assurance can be given as to the terms, conditions and timing of the approvals. See “The Merger Agreement — Conditions to Completion of the Mergers” for a discussion of the conditions to the consummation of the mergers and “The Mergers — Regulatory Approvals” for a discussion of the regulatory approvals required in connection with the consummation of the mergers.

Failure to successfully combine the businesses of Express Scripts and Medco in the expected time frame may adversely affect New Express Scripts’ future results.

The success of the mergers will depend, in part, on New Express Scripts’ ability to realize the anticipated benefits from combining the businesses of Express Scripts and Medco as further described in the section titled “The Mergers — Recommendation of the Express Scripts Board; Express Scripts’ Reasons for the Mergers” beginning on page 105 and “The Mergers — Recommendation of the Medco Board; Medco’s Reasons for the Merger” beginning on page 86. To realize these anticipated benefits, the businesses of Express Scripts and Medco must be successfully combined. Historically, Express Scripts and Medco have been independent companies, and they will continue to be operated as such until the completion of the mergers. The management of New Express Scripts may face significant challenges in consolidating the functions of Medco and Express Scripts, integrating the technologies, organizations, procedures, policies and operations, as well as addressing the different business cultures at the two companies, and retaining key personnel. If the combined company is not successfully integrated, the anticipated benefits of the mergers may not be realized fully or at all or may take longer to realize than expected. The integration may also be complex and time consuming, and require substantial resources and effort. The integration process and other disruptions resulting from the mergers may also disrupt each company’s ongoing businesses and/or adversely affect our relationships with employees, regulators and others with whom we have business or other dealings.

Express Scripts and Medco will be subject to business uncertainties and contractual restrictions while the mergers are pending.

Uncertainty about the effect of the mergers on employees and customers may have an adverse effect on Medco or Express Scripts and consequently on the combined company. These uncertainties may impair Medco’s ability to retain and motivate key personnel and could cause customers and others that deal with Medco to defer entering into contracts with Medco or making other decisions concerning Medco or seek to change existing business relationships with Medco. Certain of Medco’s customer contracts contain change of control restrictions that may give rise to a right of termination or cancellation in connection with the mergers. In addition, if key employees depart because of uncertainty about their future roles and the potential complexities of the mergers, Medco’s and Express Scripts’ business could be harmed. In addition, the merger agreement restricts Express Scripts and Medco from making certain acquisitions and taking other specified actions until the mergers occur without the consent of the other party. These restrictions may prevent Express Scripts and Medco from pursuing attractive business opportunities that may arise prior to the completion of the mergers. See the section entitled “The Merger Agreement — Covenants and Agreements” beginning on page 161 for a description of the restrictive covenants applicable to Express Scripts and Medco.

The merger agreement limits Express Scripts’ and Medco’s ability to pursue alternatives to the mergers.

Each of Express Scripts and Medco has agreed that it will not solicit, initiate, knowingly encourage or facilitate inquiries or proposals or engage in discussions or negotiations regarding takeover proposals, subject to limited exceptions, including that a party may take certain actions in the event it receives an unsolicited takeover proposal that constitutes a superior proposal or is reasonably expected to lead to a superior proposal, and the party’s board of directors determines in good faith, after consultation with its outside legal counsel, that a failure to take action with respect to such takeover proposal would be inconsistent with its fiduciary duties. Each party has also agreed that its board of directors will not change its recommendation to its stockholders or approve any alternative agreement, subject to limited exceptions, including that, at any time prior to the applicable stockholder or member approval, the applicable board of directors may make a change in recommendation (i) in circumstances not involving or relating to a takeover proposal, if such board concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the exercise of its fiduciary duties to its stockholders under applicable laws; or (ii) in response to a superior proposal, if such board of directors concludes that a failure to change its recommendation would be inconsistent with the exercise of its fiduciary duties to its stockholders under applicable laws and, if requested by the other party, its representatives shall have negotiated in good faith with the other party for six business days (and in the case of any material amendment or modification to such superior proposal, for a period expiring upon the later to occur of three business days and the end of such six business day period) regarding any revisions to the terms of the transactions contemplated by the merger agreement proposed by the other party in response to such superior proposal. The merger agreement also requires each party to call, give notice of and hold a meeting of its stockholders for the purposes of obtaining the applicable stockholder approval. This special meeting requirement does not apply to a party in the event that the merger agreement is terminated in accordance with its terms. See “The Merger Agreement — Stockholders Meeting and Duty to Recommend.” In addition, under specified circumstances, Express Scripts or Medco may be required to pay a termination fee of $950 million, $650 million or $227.5 million (depending on the specific circumstances) if the merger is not consummated. Express Scripts or Medco may also be required to reimburse the other party for its expenses, up to a maximum amount of either $225 million or $100 million (depending on the specific circumstances), in connection with the termination of the merger agreement. See the section entitled “The Merger Agreement — Termination Fees; Expenses” beginning on page 178 for a description of the circumstances under which such termination fees and expense reimbursements are payable. Notwithstanding the foregoing, in no event shall either party’s expenses or the full amount of the termination fee be paid to such party more than once, nor shall either party be paid an aggregate amount pursuant to the expense reimbursement and termination fee provisions of the merger agreement in excess of the full amount of the termination fee. In addition, upon adoption of the merger agreement by the Express Scripts stockholders or the Medco stockholders at either company’s special meeting, the right of such adopting party to terminate the merger agreement in response to a superior proposal is eliminated. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Express Scripts or Medco from considering or proposing an acquisition, even if it were prepared to pay consideration with a higher price per share than that proposed in the mergers, or might result in a potential competing acquiror proposing to pay a lower price per share to acquire Express Scripts or Medco than it might otherwise have been willing to pay.

Certain directors and executive officers of Express Scripts and Medco may have interests in the mergers that are different from, or in addition to or in conflict with, yours.

Executive officers of Express Scripts and Medco negotiated the terms of the merger agreement and the boards of Express Scripts and Medco approved the merger agreement and unanimously recommend that you vote in favor of the proposal to adopt the merger agreement. These directors and executive officers may have interests in the mergers that are different from, or in addition to or in conflict with, yours. These interests include the continued employment of certain executive officers of Express Scripts and Medco by New Express Scripts, the continued positions of certain directors of Express Scripts and Medco as directors of New Express Scripts, and the indemnification of former Medco directors and Express Scripts and Medco officers by New Express Scripts and the surviving corporations. With respect to Medco directors and executive officers, these interests also include the treatment in the Medco merger of employment agreements, change-of-control severance agreements, restricted stock units, deferred stock units, options and other rights held by these directors and executive officers. You should be aware of these interests when you consider your board of directors’ recommendation that you vote in favor of the mergers. For a discussion of the interests of directors and executive officers in the mergers, see “The Mergers — Interests of Officers and Directors in the Mergers.”

The shares of New Express Scripts common stock to be received by Medco stockholders and Express Scripts stockholders as a result of the mergers will have different rights from shares of Medco common stock and Express Scripts common stock.

Following completion of the mergers, Medco stockholders and Express Scripts stockholders will no longer be stockholders of Medco and Express Scripts but will instead be stockholders of New Express Scripts. There will be important differences between your current rights as a Medco stockholder or Express Scripts stockholder and your rights as a New Express Scripts stockholder. See “Comparison of Stockholder Rights” for a discussion of the different rights associated with Express Scripts common stock and Medco common stock.

Both Express Scripts stockholders and Medco stockholders will have a reduced ownership and voting interest after the mergers and will exercise less influence over management.

After the completion of the mergers, the Express Scripts stockholders and Medco stockholders will own a smaller percentage of New Express Scripts than they currently own of Express Scripts and Medco, respectively. Upon completion of the mergers, it is anticipated that Express Scripts stockholders, on the one hand, and Medco stockholders, on the other hand, will hold approximately 59% and 41%, respectively, of the shares of common stock of New Express Scripts issued and outstanding immediately after the consummation of the mergers. Consequently, Express Scripts stockholders, as a group, and Medco stockholders, as a group, will each have reduced ownership and voting power in the combined company compared to their ownership and voting power in Express Scripts and Medco, respectively. In particular, Medco stockholders, as a group, will have less than a majority of the ownership and voting power of New Express Scripts and, therefore, will be able to exercise less collective influence over the management and policies of New Express Scripts than they currently exercise over the management and policies of Medco.

Failure to complete the mergers could negatively impact the stock prices, businesses and financial results of Express Scripts and Medco.

If the mergers are not completed, the ongoing businesses of Express Scripts and Medco may be adversely affected and Express Scripts and Medco will be subject to several risks and consequences, including the following:

•	Medco may be required, under certain circumstances, to pay Express Scripts a termination fee of $950 million, $650 million or $227.5 million (depending on the specific circumstances). Medco may also be required, under certain circumstances, to pay the out of pocket expenses of Express Scripts up to a maximum amount of either $100 million or $225 million (depending on the specific circumstances) under the merger agreement. Notwithstanding the foregoing, in no event shall Express Scripts’ expenses or the full amount of the termination fee be paid more than once, nor shall Express Scripts be paid an aggregate amount pursuant to the expense reimbursement and termination fee provisions of the merger agreement in excess of the full amount of the termination fee;

•	Express Scripts may be required, under certain circumstances, to pay Medco a termination fee of $950 million, $650 million or $227.5 million (depending on the specific circumstances). Express Scripts may also be required, under certain circumstances, to pay the out of pocket expenses of Medco up to a maximum amount of either $100 million or $225 million (depending on the specific circumstances). Notwithstanding the foregoing, in no event shall Medco’s expenses or the full amount of the termination fee be paid more than once, nor shall Medco be paid an aggregate amount pursuant to the expense reimbursement and termination fee provisions of the merger agreement in excess of the full amount of the termination fee;

•	Medco and Express Scripts will be required to pay certain costs relating to the mergers, whether or not the mergers are completed, such as significant fees and expenses relating to financing arrangements and legal, accounting, financial advisor and printing fees;

•	Express Scripts may be required to pay significant fees and expenses relating to financing arrangements, whether or not the mergers are completed, which may include investment banking fees and commissions, commitment fees, early termination or redemption premiums, interest on debt financing between the date of incurrence and the date of repayment, professional fees and other costs and expenses;

•	under the merger agreement, each of Express Scripts and Medco is subject to certain restrictions on the conduct of its business prior to completing the mergers which may adversely affect its ability to execute certain of its business strategies; and

•	matters relating to the mergers may require substantial commitments of time and resources by Express Scripts and Medco management, which could otherwise have been devoted to other opportunities that may have been beneficial to Express Scripts and Medco as independent companies, as the case may be.

In addition, if the mergers are not completed, Express Scripts and/or Medco may experience negative reactions from the financial markets and from their respective customers and employees. Express Scripts and Medco also could be subject to litigation related to a failure to complete the mergers or to enforce their respective obligations under the merger agreement. If the mergers are not consummated, Express Scripts and Medco cannot assure their respective stockholders that the risks described will not materially affect the business, financial results and stock prices of Express Scripts and/or Medco.

Express Scripts’ inability to satisfy and comply with conditions under its existing financing arrangements or raise additional or replacement financing could delay or prevent the completion of the mergers.

New Express Scripts’, Express Scripts’ and the Merger Subs’ obligations under the merger agreement are not subject to any conditions regarding their ability to finance, or obtain financing, for the transactions contemplated by the merger agreement, and they are obligated under the merger agreement to have sufficient funds available to satisfy their obligations under the merger agreement.

In addition to cash on hand, Express Scripts must raise a substantial amount of capital from third party sources to finance the transactions contemplated by the merger agreement. This financing may take any of several forms or any combination of them, including but not limited to the following: (i) Express Scripts may draw funds under the bridge facility; (ii) Express Scripts may issue senior notes (including the notes) in the public and/or private capital markets which would reduce availability of the bridge facility; and (iii) Express Scripts intends to borrow $4.0 billion under the term facility. See “Description of Financing” beginning on page 184.

The bridge credit agreement and the term/revolving credit agreement contain customary conditions to funding and require Express Scripts to maintain a maximum consolidated leverage ratio of 3.5 to 1.0 and a minimum interest coverage ratio of 3.5 to 1.0. There is a risk that these conditions or covenants will not be satisfied or complied with, as applicable, on a timely basis or at all. There is also a risk that one or more members of the lending syndicate will default on its obligations to provide its committed portion of the financing (and the commitments of any defaulting syndicate member cannot be replaced on a timely basis). There are a number of risks and uncertainties associated with the execution of a capital markets financing, particularly in light of recent volatility in the capital markets and economic factors affecting U.S. and global economies. All of these risks are magnified given the scale of financing required to consummate the transactions contemplated by the merger agreement. Any failure of Express Scripts to satisfy and comply with conditions under its existing financing arrangements or raise additional or replacement financing could delay or impede the closing of the mergers.

Following consummation of the mergers, the credit rating of Express Scripts and/or Medco could be downgraded, which may increase its borrowing costs and could give rise to an obligation to redeem existing indebtedness.

We currently anticipate that following the closing of the mergers, all eligible domestic subsidiaries of New Express Scripts will guarantee the indebtedness of New Express Scripts. By virtue of the transaction structure whereby Medco and Express Scripts will become wholly owned subsidiaries of New Express Scripts, absent further action, this would result in incremental debt at both Express Scripts (and its consolidated guarantor subsidiaries) and Medco (and its consolidated guarantor subsidiaries). New Express Scripts also expects to add its guarantee to the existing Express Scripts debt and Medco debt, such that substantially all outstanding indebtedness of New Express Scripts, Express Scripts and Medco would, as a credit matter, have the benefit of the earnings and credit support of the combined company. New Express Scripts will by reason of the debt incurred to finance the Medco merger consideration have considerably higher aggregate levels of indebtedness than Express Scripts and Medco currently have in the aggregate, and there can be no assurance that the credit ratings of the existing Express Scripts debt or Medco debt will not be subject to a downgrade below investment grade. On July 21, 2011, Moody’s Investors Service, Inc. and Standard & Poor’s Rating Services assigned credit ratings of Baa3 and BBB+, respectively, to Express Scripts. On July 25, 2011, Fitch Ratings assigned a credit rating of BBB to Express Scripts. On July 25, 2011, Fitch Ratings assigned a credit rating of BBB to Medco.

In the event that the notes in an aggregate principal amount of $4.0 billion issued by Express Scripts under the indenture dated June 9, 2009, which we refer to as the Express indenture, receive a below investment grade rating from each of Moody’s Investors Service, Inc. and Standard & Poor’s Rating Services and such downgrade constitutes a “below investment grade rating event” (as defined in the Express indenture) during the period continuing until 60 days after consummation of the mergers (subject to extension if the rating of the notes is under publicly announced consideration for possible downgrade by either of such rating agencies), each holder of the notes would have the right to require Express Scripts to repurchase all or part of such holder’s notes at a purchase price in cash equal to 101% of the aggregate principal amount of the notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased, to the date of purchase and Express Scripts would likely be required to refinance such indebtedness. Additionally, in the event that the notes in an aggregate principal amount of $2.5 billion issued by Medco under the indenture dated March 18, 2008, which we refer to as the Medco indenture, are rated below their investment grade rating by each of Moody’s Investors Service, Inc., Fitch Ratings and Standard & Poor’s Rating Services and such downgrade constitutes a “below investment grade rating event” (as defined in the Medco indenture) on the 60th day (subject to extension if the rating of the notes is under publicly announced consideration for possible downgrade by any such rating agency) following the Medco merger, then Medco would be required to offer to repurchase its notes at a repurchase price of 101% of the aggregate principal amount of the notes repurchased, plus accrued but unpaid interest. Any such obligation to offer to repurchase outstanding Express Scripts or Medco indebtedness, or both, could necessitate obtaining significant amounts of refinancing capital. No assurance can be given as to the terms or availability of refinancing capital. Any such obligation could have an adverse effect on New Express Scripts’ financial condition. Moreover, if a ratings downgrade were to occur or New Express Scripts fails to obtain an investment grade rating, even if such event does not give rise to a redemption obligation, the combined company could experience higher borrowing costs in the future and more restrictive covenants which would reduce profitability and diminish operational flexibility.

Express Scripts, Medco and New Express Scripts will incur significant transaction and merger-related transition costs in connection with the mergers.

Express Scripts and Medco expect that they and New Express Scripts will incur significant, non-recurring costs in connection with consummating the mergers and integrating the operations of the two companies. Express Scripts and Medco may incur additional costs to maintain employee morale and to retain key employees. Express Scripts and Medco will also incur significant fees and expenses relating to financing arrangements and legal, accounting and other transaction fees and other costs associated with the mergers. Some of these costs are payable regardless of whether the mergers are completed. Moreover, under specified circumstances, Express Scripts or Medco may be required to pay a termination fee of $950 million, $650 million or $227.5 million (depending on the specific circumstances) if the merger is not consummated. Express Scripts or Medco may also be required to reimburse the other party for its expenses, up to a maximum amount of either $225 million or $100 million (depending on the specific circumstances), in connection with the termination of the merger agreement. Notwithstanding the foregoing, in no event shall either party’s expenses or the full amount of the termination fee be paid to such party more than once, nor shall either party be paid an aggregate amount pursuant to the expense reimbursement and termination fee provisions of the merger agreement in excess of the full amount of the termination fee. See “The Merger Agreement — Termination Fees; Expenses” beginning on page 178.

The unaudited pro forma financial information included in this document may not be indicative of what New Express Scripts’ actual financial position or results of operations would have been.

The unaudited pro forma financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what New Express Scripts’ actual financial position or results of operations would have been had the mergers been completed on the dates indicated. The unaudited pro forma financial information reflects adjustments, which are based upon preliminary estimates, to allocate the purchase price to Medco’s net assets. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Medco as of the date of the completion of the mergers. In addition, subsequent to the closing date, there may be further refinements of the purchase price allocation as additional information becomes available. Accordingly, the final purchase accounting adjustments may differ materially from the pro forma adjustments reflected in this document. See “Express Scripts and Medco Unaudited Pro Forma Condensed Combined Financial Information” for more information.

Several lawsuits have been filed against Medco, members of the Medco board, Express Scripts, New Express Scripts and the Merger Subs challenging the mergers, and an adverse ruling in such lawsuits may prevent the mergers from becoming effective or from becoming effective within the expected timeframe.

Medco, members of the Medco board, Express Scripts, New Express Scripts and the Merger Subs are named as defendants in lawsuits brought by and on behalf of Medco stockholders challenging the mergers,

seeking, among other things, to enjoin the defendants from completing the mergers on the agreed-upon terms. See “The Mergers — Litigation Relating to the Mergers” for more information about these lawsuits.

One of the conditions to the closing of the mergers is that no order has been enforced, enacted or issued or is applicable to the mergers or other transactions contemplated by the merger agreement by any governmental entity which prohibits, restrains or makes illegal the consummation of the mergers or other transactions contemplated by the merger agreement. As such, if the plaintiffs are successful in obtaining an injunction prohibiting the defendants from completing the mergers on the agreed upon terms, then such injunction may prevent the mergers from becoming effective, or from becoming effective within the expected timeframe.

Express Scripts, Medco and, subsequently, the combined company must continue to retain, motivate and recruit executives and other key employees, which may be difficult in light of uncertainty regarding the mergers, and failure to do so could negatively affect the combined company.

For the mergers to be successful, during the period before the merger is completed, both Express Scripts and Medco must continue to retain, motivate and recruit executives and other key employees. Moreover, the combined company must be successful at retaining and motivating key employees following the completion of the mergers. Experienced employees in the industries in which Express Scripts and Medco operate are in high demand and competition for their talents can be intense. Employees of both Express Scripts and Medco may experience uncertainty about their future role with the combined company until, or even after, strategies with regard to the combined company are announced or executed. The potential distractions of the mergers may adversely affect the ability of Express Scripts, Medco or, following completion of the mergers, the combined company, to retain, motivate and recruit executives and other key employees and keep them focused on applicable strategies and goals. A failure by Express Scripts, Medco or, following the completion of the mergers, the combined company, to attract, retain and motivate executives and other key employees during the period prior to or after the completion of the mergers could have a negative impact on the business of Express Scripts, Medco or the combined company.

Risk Factors Relating to New Express Scripts after Completion of the Mergers

New Express Scripts will face intense competition in the pharmacy benefits management business.

New Express Scripts will operate in a very competitive industry, and competition could compress its margins and impair its ability to attract and retain clients. New Express Scripts’ failure to differentiate its products and services in the marketplace could magnify the impact of the competitive environment.

New Express Scripts will operate in an industry that is subject to significant market pressures brought about by customer demands, legislative and regulatory activity and other market factors. Competition in the marketplace has caused many pharmacy benefit management companies, which we refer to as PBMs, to reduce the prices charged to clients for core services and share a larger portion of rebates, formulary fees and related revenues received from pharmaceutical manufacturers with clients. This combination of lower pricing and increased revenue sharing, as well as increased demand for enhanced service offerings and higher service levels, puts pressure on operating margins, which have historically been offset by a variety of positive trends including lower drug purchasing costs, increased generic usage, drug price inflation and increased rebates. New Express Scripts’ failure or inability to maintain these positive trends, or identify and implement new ways to mitigate pricing pressures, could negatively impact its ability to attract or retain clients, or negatively impact its margins.

We believe the entities that will become the combined company’s clients upon closing are well informed and organized and can easily move between New Express Scripts and its competitors. These factors together with the impact of the competitive marketplace may make it difficult for New Express Scripts to retain existing clients, sell to new clients and cross-sell additional services to clients, which could materially adversely affect New Express Scripts’ business and financial results. This requires New Express Scripts to differentiate its business offerings by innovating and delivering products and services that demonstrate value to New Express Scripts’ clients, particularly in response to market changes from public policy. Further, the reputational impact of a service-related event, or New Express Scripts’ failure to innovate and deliver products and services that demonstrate value to its clients, may affect New Express Scripts’ ability to retain or grow profitable clients which could have a material adverse effect on its financial results.

Government regulatory efforts, including efforts to reduce healthcare costs and alter healthcare financing practices, could lead to a decreased demand for New Express Scripts’ services or to reduced profitability.

During the past several years, the U.S. healthcare industry has been subject to an increase in governmental regulation at both the federal and state levels. Future governmental regulation could, directly or indirectly, have adverse consequences on the business and operations of New Express Scripts which are impossible to predict at present. Efforts to control healthcare costs, including prescription drug costs, are underway at the federal and state government levels. There have also been a number of recent proposals and enactments by the federal government and various states to reduce Medicare Part D and Medicaid reimbursement levels in response to budget problems. We expect other similar proposals in the future. Government efforts to reduce healthcare costs and alter healthcare financing practices could lead to a decreased demand for New Express Scripts’ services or to reduced profitability.

Adverse economic conditions could adversely affect New Express Scripts’ earnings and New Express Scripts’ results of operations.

The continuing, prolonged recessionary U.S. economic environment may continue to impact demand for, and utilization under, certain of New Express Scripts’ products and services, and New Express Scripts’ profitability with respect to such products and services. Adverse economic conditions have caused and could continue to cause employers to stop offering prescription benefit coverage as an employee benefit or elect to offer this coverage on a voluntary, employee-funded basis, or with higher member co-pays, as a means to reduce their operating costs. Together with higher unemployment and significant employment layoffs and downsizings, these conditions could lead to a loss of members and cause a reduction in utilization for New Express Scripts’ services. In addition, continued difficult economic conditions have caused and could continue to cause members to be unwilling or unable to spend the money necessary to have prescriptions filled or refilled as prescribed, which trend is exacerbated when plan sponsors move to plan designs with higher member co-pays. Further, lower volumes result in diseconomies of scale which reduce New Express Scripts’ profitability under certain products and services. As a result, New Express Scripts’ volumes, earnings, profitability and cash flows may decline.

Express Scripts and Medco are involved in arrangements with third parties that may restrict Express Scripts’ and Medco’s, and subsequently New Express Scripts’, ability to sell, market, promote and develop products in certain markets.

Express Scripts and Medco are each party to numerous co-promotion, development, licensing and other agreements and arrangements with third parties, some of which may contain provisions limiting Express Scripts’ or Medco’s ability to sell, market, promote and/or develop products in specified markets. Following the consummation of the transactions contemplated by the merger agreement, products previously marketed by either Express Scripts or Medco may become subject to these restrictions by virtue of the combination of the two companies under New Express Scripts. If it is determined that any of New Express Scripts’ products are subject to these restrictions, New Express Scripts may be required to divest, license or otherwise cease marketing these products in various geographic territories, potentially worldwide, and may or may not be entitled to retain passive revenue in connection with actions taken to comply with any such restriction. In the event any product captured by these restrictions as a result of the mergers contributes significantly to sales, the divesture of rights to market the product could have an adverse effect on New Express Scripts’ business, cash flows, results of operations, financial position and prospects.

New Express Scripts will have considerably higher levels of indebtedness than Express Scripts and Medco currently have, which will likely result in higher relative debt service costs and less cash flow from operations available to fund growth, stock repurchases and other corporate purposes.

The indebtedness of Express Scripts and Medco was approximately $4.0 billion for Express Scripts as of September 30, 2011 and approximately $5.0 billion for Medco as of September 24, 2011. Although the financing mix for the transactions contemplated by the merger agreement has not yet been determined, assuming such transactions are funded with $12.4 billion of new indebtedness, the combined company would have had pro forma indebtedness as of September 30, 2011, of approximately $19.8 billion.

Upon completion of the mergers, New Express Scripts will have incurred acquisition debt financing of up to $14.0 billion. On August 5, 2011, Express Scripts entered into a $14.0 billion unsecured bridge term loan facility. Prior to the consummation of the Express Scripts merger, Express Scripts is the borrower under the bridge facility. New Express Scripts will assume the role, rights and obligations of Express Scripts and become the borrower under the bridge credit agreement upon consummation of the Express Scripts merger. The bridge facility will be available for Express Scripts to pay a portion of the cash consideration in accordance with the merger agreement, to repay any existing indebtedness that will become due or otherwise default upon consummation of the mergers, and to pay related fees and expenses. On August 29, 2011, Express Scripts entered into a $5.5 billion permanent facility consisting of a five-year $4.0 billion term loan facility and a five-year $1.5 billion revolving loan facility. Prior to the consummation of the Express Scripts merger, Express Scripts is the borrower under the permanent facility. New Express Scripts will assume the role, rights and obligations of Express Scripts and become the borrower under the term/revolving credit agreement upon consummation of the Express Scripts merger. The term facility will be available for Express Scripts to pay a portion of the cash consideration in accordance with the merger agreement, to repay any existing indebtedness that will become due or otherwise default upon consummation of the mergers and to pay related fees and expenses. The revolving facility will be available for working capital needs and general corporate purposes. Upon entry into the term facility, the commitments under the bridge facility were automatically reduced by $4.0 billion. In addition, on November 14, 2011, New Express Scripts priced a private offering of $4.1 billion aggregate principal amount of senior notes. The net proceeds from the offering will be used to pay a portion of the cash consideration payable to stockholders of Medco in connection with the mergers, to repay any existing indebtedness that will be repaid in connection with the mergers and to pay related fees and expenses. The offering is expected to close on November 21, 2011, subject to customary closing conditions. Upon the closing of the notes offering, the commitments under the bridge facility will be automatically reduced by the net proceeds of the offering.

This level of indebtedness will:

•	require New Express Scripts to dedicate a greater percentage (compared with Medco and Express Scripts on a stand-alone basis) of its cash flow from operations to payments on its debt, thereby reducing the availability of cash flow to fund capital expenditures, pursue other acquisitions or investments in new technologies, make stock repurchases, pay dividends and for general corporate purposes;

•	increase New Express Scripts’ vulnerability to general adverse economic conditions, including increases in interest rates if the borrowings bear interest at variable rates or if such indebtedness is refinanced at a time when interest rates are higher; and

•	limit New Express Scripts’ flexibility in planning for, or reacting to, changes in or challenges relating to its business and industry.

The covenants to which Express Scripts or New Express Scripts has agreed or may agree in connection with the financing, and New Express Scripts’ potential indebtedness and higher debt-to-equity ratio in comparison to that of Express Scripts or Medco on a recent historical basis, may have the effect, among other things, of restricting New Express Scripts’ financial and operating flexibility to respond to changing business and economic conditions, creating competitive disadvantages compared to other competitors with lower debt levels and increasing borrowing costs.

The market price for shares of New Express Scripts common stock may be affected by factors different from those affecting the market price for shares of Medco common stock and Express Scripts common stock.

Upon completion of the Medco merger, holders of Medco common stock and Express Scripts common stock will become holders of New Express Scripts common stock. Express Scripts’ business differs from that of Medco, and accordingly the results of operations of the combined company will be affected by factors different from those currently affecting the results of operations of Medco and Express Scripts. For a discussion of the businesses of Express Scripts and Medco and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this joint proxy statement/prospectus and referred to under the section entitled “Where You Can Find More Information” beginning on page 209.

Government investigations involving Express Scripts or Medco, or New Express Scripts after completion of the mergers, could lead to the commencement of civil and/or criminal proceedings involving the imposition of substantial fines, penalties and injunctive or administrative remedies, including exclusion from government reimbursement programs, which could give rise to other investigations or litigation by government entities or private parties.

We cannot predict whether future or pending investigations to which Express Scripts or Medco, or New Express Scripts after completion of the mergers, may become subject would lead to a judgment or settlement involving a significant monetary award or restrictions on its operations. The pricing, sales and marketing programs and arrangements and related business practices of Express Scripts, Medco and other participants in the health care industry are under increasing scrutiny from federal and state regulatory, investigative, prosecutorial and administrative entities. These entities include the Department of Justice and its U.S. Attorneys’ Offices, the Office of Inspector General of the Department of Health and Human Services, the FDA, the Federal Trade Commission and various state Attorneys General offices. Many of the health care laws under which certain of these governmental entities operate, including the federal and state anti-kickback statutes and statutory and common law false claims laws, have been construed broadly by the courts and permit the government entities to exercise significant discretion. In the event that any of those governmental entities believes that wrongdoing has occurred, one or more of them could institute civil or criminal proceedings which, if resolved unfavorably, could subject Express Scripts or Medco, or New Express Scripts after completion of the mergers, to substantial fines, penalties and injunctive or administrative remedies, including exclusion from government reimbursement programs. In addition, an adverse outcome to a government investigation could prompt other government entities to commence investigations of Express Scripts or Medco, or, after completion of the mergers, New Express Scripts, or cause those entities or private parties to bring civil claims against it. We also cannot predict whether any investigations will affect marketing practices or sales. Any such result could have a material adverse impact on Express Scripts’ or Medco’s, or New Express Scripts’ after completion of the mergers, results of operations, cash flows, financial condition or business.

Regardless of the merits or outcomes of any investigation, government investigations are costly, divert management’s attention from our business and may result in substantial damage to our reputation. For additional information about these investigations, see the respective reports of Medco and Express Scripts described under “Where You Can Find More Information” beginning on page 209.

Pending and future litigation or other proceedings could subject New Express Scripts to significant monetary damages or penalties and/or require New Express Scripts to change its business practices, either of which could have a material adverse effect on the business operations and future financial results or condition of New Express Scripts.

New Express Scripts will be subject to risks relating to litigation, regulatory proceedings and other similar actions in connection with its business operations, including the dispensing of pharmaceutical products by its home delivery pharmacies, services rendered in connection with its disease management offerings and its pharmaceutical services operations. Following the mergers, New Express Scripts could be liable for those proceedings pending against Express Scripts or Medco as disclosed in Express Scripts’ Annual Report on Form 10-K for the year ended December 31, 2010 and Medco’s Annual Report on Form 10-K for the year ended December 25, 2010 and in each of Express Scripts’ Quarterly Reports on Form 10-Q for the quarters ended September 30, 2011 and June 30, 2011 and Medco’s Quarterly Reports on Form 10-Q for the quarters ended September 24, 2011 and June 25, 2011, each of which is on file with the SEC and all of which are incorporated by reference into this proxy statement/prospectus. If one or more of these proceedings has an unfavorable outcome, New Express Scripts cannot provide any assurance that it would not have a material adverse effect on its business and financial results, including its ability to attract and retain clients as a result of the negative reputational impact of such an outcome. Further, while certain costs are covered by insurance, New Express Scripts may incur uninsured costs that are material to its financial performance in the defense of such proceedings.

There are other legal matters in which adverse outcomes could negatively affect New Express Scripts’ results of operations, cash flows, financial condition or business.

Unfavorable outcomes in other pending litigation matters, or in future litigation, including litigation concerning product pricing, securities law violations, product liability claims, matters relating to the Employee Retirement Income Security Act of 1974, as amended (which we refer to as ERISA), patent and intellectual property disputes, and antitrust matters could preclude the commercialization of products, negatively affect the profitability of existing products and subject New Express Scripts to substantial fines, penalties and injunctive or administrative remedies, including exclusion from government reimbursement programs. Any such result could materially and adversely affect New Express Scripts’ results of operations, cash flows, financial condition or business.

Further, aggressive plaintiffs counsel often file litigation on a wide variety of allegations whenever there is media attention or negative discussion about the efficacy or safety of a product and whenever the stock price is volatile; even when the allegations are groundless, we may need to expend considerable funds and other resources to respond to such litigation. For further information on material legal matters facing Express Scripts and Medco see the reports described under “Where You Can Find More Information” beginning on page 209.

Changes in laws and regulations could adversely affect our business and the business of New Express Scripts.

All aspects of our respective businesses, and consequently the business of New Express Scripts, including pharmacy benefits management, manufacturing, marketing, pricing, sales, litigation and intellectual property rights are, or in the case of New Express Scripts, will be, subject to extensive legislation and regulation. Changes in applicable federal and state laws and agency regulations, as well as the laws and regulations of foreign jurisdictions, could have a material adverse effect on our respective businesses, and consequently the business of New Express Scripts.

Additional Risks Relating to Express Scripts, Medco and New Express Scripts after the mergers.

Express Scripts’ and Medco’s businesses are, and will continue to be, subject to the risks described in (i) Part I, Item 1A in Express Scripts’ Annual Report on Form 10-K for the year ended December 31, 2010, (ii) Part I, Item 1A in Medco’s Annual Report on Form 10-K for the year ended December 25, 2010, (iii) Part II, Item 1A in Express Scripts’ Quarterly Reports on Form 10-Q for the quarters ended September 30, 2011 and June 30, 2011, (iv) Part II, Item 1A in Medco’s Quarterly Reports on Form 10-Q for the quarters ended September 24, 2011 and June 25, 2011 and (v) Exhibit 99.1 to Medco’s Current Report on Form 8-K filed on July 21, 2011, in each case, as filed with the SEC and incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 209 for the location of information incorporated by reference in this joint proxy statement/prospectus.

EXPRESS SCRIPTS AND MEDCO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial information presented below is derived from the historical financial statements of Express Scripts and Medco, adjusted to give effect to the mergers. For a summary of the mergers, see the section of this joint proxy statement/prospectus entitled “The Mergers.”

The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2011 and for the year ended December 31, 2010 give effect to the mergers as if they had occurred on the first day of the earliest period presented. The unaudited pro forma condensed combined balance sheet gives effect to the mergers as if they had occurred on September 30, 2011.

The pro forma adjustments are preliminary and have been made solely for informational purposes. The actual results reported by the combined company in periods following the mergers may differ significantly from that reflected in these pro forma financial statements for a number of reasons, including but not limited to cost savings from operating efficiencies, synergies and the impact of the incremental costs incurred in integrating the two companies. As a result, the pro forma information is not intended to represent and is not necessarily indicative of what the combined company’s financial condition or results of operations would have been had the mergers been completed on the applicable dates of this pro forma financial information. In addition, the pro forma financial information does not purport to project the future financial condition and results of operations of the combined company.

The unaudited pro forma condensed combined financial information is based upon the historical financial statements of Express Scripts and Medco. The pro forma financial statements are based on various assumptions, including assumptions relating to the consideration paid and the allocation thereof to the assets acquired and liabilities assumed from Medco based on preliminary estimates of fair value. The pro forma assumptions and adjustments are described in the accompanying notes presented on the following pages. Pro forma adjustments are those that are directly attributable to the transaction, are factually supportable and, with respect to the unaudited pro forma statement of operations, are expected to have a continuing impact on the consolidated results. The final purchase price and the allocation thereof will differ from that reflected in the pro forma financial statements after final valuation procedures are performed and amounts are finalized following the completion of the mergers.

The unaudited pro forma condensed combined financial information does not reflect any cost savings from operating efficiencies, synergies or other restructurings that could result from the mergers.

Unaudited Pro Forma Condensed Combined Balance Sheet
September 30, 2011

	Express		Reclassifications			Pro Forma
	Scripts	Medco	for Consistent	Pro Forma		Combined
(in millions)	September 30, 2011	September 24, 2011	Presentation(1)	Adjustments		September 30, 2011

Assets
Current assets:
Cash and cash equivalents	$1,062.6	$161.5	$—	$(1,000.0	)(A)	$224.1
Restricted cash and investments	19.9	5.3	—	—		25.2
Receivables, net	1,770.7	—	4,270.5	—		6,041.2
Manufacturer accounts receivable, net	—	1,859.8	(1,859.8)	—		—
Client accounts receivable, net	—	2,410.7	(2,410.7)	—		—
Inventories	340.2	788.1	—	—		1,128.3
Deferred taxes	45.0	266.9	—	—		311.9
Prepaid expenses and other current assets	68.0	69.7	—	(3.7	)(B)	134.0

Total current assets	3,306.4	5,562.0	—	(1,003.7)		7,864.7
Property and equipment, net	388.8	1,027.1	—	—	(C)	1,415.9
Goodwill	5,485.4	6,957.7	—	17,240.1	(D)	29,683.2
Other intangible assets, net	1,665.8	2,214.4	—	9,612.0	(D)	13,492.2
Other assets	25.3	102.4	—	(11.4	)(B)	116.3

Total assets	$10,871.7	$15,863.6	$—	$25,837.0		$52,572.3

Liabilities and stockholders’ equity
Current liabilities:
Claims and rebates payable	$2,710.9	$—	$4,156.0	$—		$6,866.9
Accounts payable	744.3	—	1,006.3	—		1,750.6
Claims and other accounts payable	—	2,960.5	(2,960.5)	—		—
Client rebates and guarantees payable	—	2,201.8	(2,201.8)	—		—
Accrued expenses	688.6	940.0	—	—		1,628.6
Short-term debt	—	36.4	—	—		36.4
Current maturities of long-term debt	999.9	2,000.0	—	(2,000.0	) (B)	999.9

Total current liabilities	5,143.7	8,138.7	—	(2,000.0)		11,282.4
Long-term debt	2,989.3	3,002.2	—	12,761.8	(B)	18,753.3
Deferred tax liabilities	—	972.2	(972.2)	—		—
Other liabilities	574.0	200.1	972.2	3,324.9	(E)	5,071.2

Total liabilities	8,707.0	12,313.2	—	14,086.7		35,106.9

Stockholders’ equity:
Preferred stock	—	—	—	—		—
Common stock	6.9	6.7	—	(3.1	)(F)	10.5
Additional paid-in capital	2,422.5	8,760.0	—	6,688.8	(F)	17,871.3
Accumulated other comprehensive income (loss)	15.6	(31.6)	—	31.6	(F)	15.6
Retained earnings	6,355.2	7,668.2	—	(7,819.9	)(F)	6,203.5

	8,800.2	16,403.3	—	(1,102.6)		24,100.9
Common stock in treasury at cost	(6,635.5)	(12,852.9)	—	12,852.9	(F)	(6,635.5)

Total stockholders’ equity	2,164.7	3,550.4	—	11,750.3		17,465.4

Total liabilities and stockholders’ equity	$10,871.7	$15,863.6	$—	$25,837.0		$52,572.3

(1)	See Note 1 — Basis of Presentation for explanation of reclassifications.

See accompanying notes to the unaudited pro forma condensed combined financial statements

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Nine Months Ended September 30, 2011

	Express		Reclassifications			Pro Forma
	Scripts	Medco	for Consistent	Pro Forma		Combined
(in millions, except per share data)	September 30, 2011	September 24, 2011	Presentation(1)	Adjustments		September 30, 2011

Revenues	$34,026.9	$51,075.1	$—	$(248.7	)(G)	$84,853.3
Cost of revenues	31,661.5	47,732.4	(76.9)	(248.7	)(G)	79,068.3

Gross profit	2,365.4	3,342.7	76.9	—		5,785.0
Selling, general and administrative	628.6	1,263.0	296.5	877.0	(H)	3,065.1
Amortization of intangibles	—	219.6	(219.6)	—		—

Operating income	1,736.8	1,860.1	—	(877.0)		2,719.9

Other income (expense):
Interest income and other income (expense)	7.8	(1.7)	—	—		6.1
Interest expense	(184.3)	(156.4)	—	(297.4	)(I)	(638.1)

	(176.5)	(158.1)	—	(297.4)		(632.0)

Income before income taxes	1,560.3	1,702.0	—	(1,174.4)		2,087.9
Provision for income taxes	574.9	670.7	—	(448.4	)(J)	797.2

Net income from continuing operations	$985.4	$1,031.3	$—	$(726.0)		$1,290.7

Weighted average number of common shares outstanding during the period:
Basic:	506.1	397.0	—	(75.4	)(K)	827.7
Diluted:	510.3	404.7	—	(76.9	)(K)	838.1
Basic earnings per share from continuing operations	$1.95	$2.60				$1.56
Diluted earnings per share from continuing operations	$1.93	$2.55				$1.54

(1)	See Note 1 — Basis of Presentation for explanation of reclassifications.

See accompanying notes to the unaudited pro forma condensed combined financial statements

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Fiscal Year Ended December 31, 2010

	Express		Reclassifications			Pro Forma
	Scripts	Medco	for Consistent	Pro Forma		Combined
(in millions, except per share data)	December 31, 2010	December 25, 2010	Presentation(1)	Adjustments		December 31, 2010

Revenues	$44,973.2	$65,968.3	$—	$(266.2	)(G)	$110,675.3
Cost of revenues	42,015.0	61,633.2	(101.5)	(266.2	)(G)	103,280.5

Gross profit	2,958.2	4,335.1	101.5	—		7,394.8
Selling, general and administrative	887.3	1,550.4	388.9	1,300.8	(H)	4,127.4
Amortization of intangibles	—	287.4	(287.4)	—		—

Operating income	2,070.9	2,497.3	—	(1,300.8)		3,267.4

Other income (expense):
Interest income and other income	4.9	9.4	—	—		14.3
Interest expense	(167.1)	(172.5)	—	(479.6	)(I)	(819.2)

	(162.2)	(163.1)	—	(479.6)		(804.9)

Income before income taxes	1,908.7	2,334.2	—	(1,780.4)		2,462.5
Provision for income taxes	704.1	906.9	—	(676.0	)(J)	935.0

Net income from continuing operations	$1,204.6	$1,427.3	$—	$(1,104.4)		$1,527.5

Weighted average number of common shares outstanding during the period:
Basic:	538.5	443.0	—	(84.2	)(K)	897.3
Diluted:	544.0	451.8	—	(85.8	)(K)	910.0
Basic earnings per share from continuing operations	$2.24	$3.22				$1.70
Diluted earnings per share from continuing operations	$2.21	$3.16				$1.68

(1)	See Note 1 — Basis of Presentation for explanation of reclassifications.

See accompanying notes to the unaudited pro forma condensed combined financial statements

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1 —	Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical audited financial statements of Express Scripts and Medco for the years ended December 31, 2010 and December 25, 2010, respectively, and unaudited financial statements of Express Scripts and Medco as of and for the nine months ended September 30, 2011 and September 24, 2011, respectively. Certain reclassifications have been made to the historical financial statements of Medco to conform to Express Scripts’ presentation, including the presentation of claims and rebates payable as a separate line item from accounts payable and condensing Medco’s receivable balances into one line item. Additionally, Medco’s product revenues and service revenues have been combined into a single line item and amortization of intangibles has been included in selling, general and administrative expenses to conform to Express Scripts’ presentation. Finally, the following adjustments have been made to cost of revenues and selling, general and administrative expense:

	Nine Months Ended	Twelve Months Ended
(in millions)	September 30, 2011	December 31, 2010

Reclassify bad debt expense(1)	$(100.4)	$(130.5)
Reclassify labor and benefits expense(2)	(8.7)	(11.6)
Allocation of IT related expenses(3)	32.2	40.6

Net adjustment to cost of revenues	$(76.9)	$(101.5)

Reclassify bad debt expense(1)	$100.4	$130.5
Reclassify labor and benefits expense(2)	8.7	11.6
Allocation of IT related expenses(3)	(32.2)	(40.6)
Medco historical amortization of intangibles(4)	219.6	287.4

Net adjustment to selling, general and administrative	$296.5	$388.9

(1)	Bad debt expense recorded by Medco has been reclassified from cost of revenues to selling, general and administrative expenses for consistent presentation in the unaudited pro forma condensed combined statements of operations.

(2)	Medco allocates a portion of the labor and benefits expenses for certain employees who manage its relationships with retail pharmacies and pharmaceutical manufacturers to cost of revenues. The allocated amount of these labor and benefits expenses has been reclassified to selling, general and administrative expense for consistent presentation in the unaudited pro forma condensed combined statements of operations.

(3)	Adjustments have been made to allocate a portion of Medco’s pharmacy technology expenses from selling, general and administrative expense to cost of revenues for consistent presentation in the unaudited pro forma condensed combined statements of operations.

(4)	Amortization of intangibles, presented as a separate line item in Medco’s historical financial statements, has been condensed into selling, general and administrative expense for consistent presentation in the unaudited pro forma condensed combined statements of operations.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2010 and for the nine months ended September 30, 2011 give effect to the proposed mergers as if they had occurred on the first day of the earliest period presented. The unaudited condensed combined balance sheet as of September 30, 2011 gives effect to the mergers as if they had occurred on September 30, 2011.

The acquisition method of accounting is based on authoritative guidance for business combinations and uses the fair value concepts defined in authoritative guidance. We prepared the unaudited pro forma condensed combined financial information using the acquisition method of accounting under these existing U.S. GAAP standards.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)

The authoritative guidance for business combinations requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date if fair value can reasonably be estimated. If the fair value of an asset or liability that arises from a contingency cannot be determined, the asset or liability is recognized if it is probable that an asset existed or a liability has been incurred at the acquisition date and the amount of such asset or liability can be reasonably determined. In addition, the guidance establishes that the consideration transferred be measured at the closing date of the acquisition at the then-current market price. As the purchase price includes shares to be issued for consideration in the mergers, this will likely result in an equity component that is different from the amount assumed in these unaudited pro forma condensed combined financial statements.

The authoritative guidance for fair value defines the term ‘fair value,’ sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of inputs used to develop the fair value measures. Fair value is defined in the guidance as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, we may be required to record assets that we do not intend to use or sell (defensive assets) and/or to value assets at fair value measurements that do not reflect Express Scripts’ intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

The pro forma adjustments described below have been developed based on assumptions and estimates, including assumptions relating to the consideration to be paid and the allocation thereof to the assets acquired and liabilities assumed from Medco based on preliminary estimates of fair value. The final purchase price and the allocation thereof will differ from that reflected in the pro forma condensed combined financial statements after final valuation procedures are performed and amounts are finalized following the completion of the mergers.

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of New Express Scripts would have been had the mergers occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or financial position.

The unaudited pro forma condensed combined financial statements do not reflect any cost savings from operating efficiencies, synergies or other restructurings that could result from the mergers. Additionally, no adjustments were made to reflect termination costs to be incurred in connection with the mergers, as such costs are not currently factually supportable.

Express Scripts has been determined to be the acquirer under the acquisition method of accounting based on various considerations. Upon closing of the mergers, Express Scripts stockholders are expected to own approximately 59% of New Express Scripts and Medco stockholders are expected to own approximately 41%. Additionally, New Express Scripts will transfer cash and issue common stock as the merger consideration to Medco stockholders. Further, the Board of Directors and senior management of New Express Scripts will be comprised primarily of current Express Scripts board members and senior management, respectively.

Express Scripts performed a preliminary review of Medco’s accounting policies, based primarily on publicly available information, to determine whether any adjustments were necessary to ensure comparability in the pro forma combined financial statements. At this time, Express Scripts is not aware of any differences that would have a material impact on the pro forma combined financial statements. The unaudited pro forma condensed combined financial statements do not reflect any differences in accounting policies. Upon completion of the mergers, or as more information becomes available, Express Scripts will perform a more

Notes to Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)

detailed review of Medco’s accounting policies. As a result of that review, differences may be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements.

Note 2 — Preliminary Purchase Price

The total consideration for the transaction is $26.6 billion, composed of $66.73 per share in cash and New Express Scripts’ stock (valued based on the closing price of Express Scripts stock on November 15, 2011), including $28.80 in cash and 0.81 shares for each Medco share outstanding. The purchase price for the business combination is estimated as follows:

Estimated Purchase Price Including Debt Assumed (in millions):

Cash to be paid to Medco stockholders(1)	$11,141.9
Value of shares of New Express Scripts common stock to be issued to Medco stockholders(2)	14,674.9
Value of New Express Scripts restricted stock units to be issued to holders of Medco restricted stock units(3)	210.9
Value of New Express Scripts stock options to be issued to holders of Medco stock options(3)(4)	566.6

Consideration to be transferred	26,594.3
Debt assumed	5,380.4

Total purchase price	$31,974.7

(1)	Equals Medco outstanding shares as of September 24, 2011 multiplied by $28.80 per share.

(2)	Equals Medco outstanding shares as of September 24, 2011 multiplied by the exchange ratio of 0.81, multiplied by the Express Scripts closing share price at November 15, 2011 of $46.83.

(3)	In accordance with applicable accounting guidance, the fair value of replacement awards attributable to precombination service is recorded as part of the consideration transferred in the mergers, while the fair value of replacement awards attributable to postcombination service is recorded separately from the business combination and recognized as compensation cost in the post-acquisition period over the remaining service period. The portion of Medco stock options attributable to precombination and postcombination service is estimated based on the ratio of vested to unvested stock options and the average vesting period. These postcombination compensation costs have been recorded as adjustments to the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2010 and the nine months ended September 30, 2011. See Note 4 — Unaudited Pro Forma Adjustments (H) for adjustment amounts. Various estimates were used in this calculation, including average remaining vesting period. These estimates could differ significantly from actual amounts calculated at the date of the mergers, and such differences could have a material impact on the total purchase price.

(4)	The fair value of the New Express Scripts equivalent stock options was estimated as of November 15, 2011 using the Black-Scholes valuation model utilizing various assumptions. The expected volatility of the New Express Scripts common stock price is based on the average historical volatility over the expected term based on daily closing stock prices of Express Scripts common stock. The expected term of the option is based on Medco historical employee stock option exercise behavior as well as the remaining contractual exercise term. The stock price volatility and expected term are based on Express Scripts’ best estimates at this time, both of which impact the fair value of the option calculated under the Black-Scholes methodology and, ultimately, the total consideration that will be recorded at the effective time of the mergers. These estimates are subject to change with market conditions and other circumstances, and these changes may have a material impact on the fair value of stock options used to calculate the total purchase price.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)

Since the Express Scripts stock price at the November 15, 2011 measurement date used for purposes of these unaudited condensed combined pro forma financial statements exceeds the average stock price for the 15 days prior to and including such measurement date, which is used to calculate the exchange ratio, excess fair value of $34.8 million is recorded for the replacement stock options. For the purposes of the unaudited condensed combined pro forma statements of operations, this excess fair value has been amortized over the remaining vesting period of the stock options resulting in additional compensation expense of $21.2 million and $7.2 million for the year ended December 31, 2010 and the nine months ended September 30, 2011, respectively. Express Scripts will recalculate the fair values of the Medco stock options and the converted options as of the closing date to determine the excess fair value amounts, if any, to be recorded as compensation expense by New Express Scripts.

Medco’s stock incentive plan includes a provision for the acceleration of vesting of awards granted under the Medco stock incentive plan in certain circumstances involving termination in connection with a change in control. No adjustments have been made to the unaudited pro forma condensed combined financial statements as a result of this provision, as Express Scripts cannot currently predict the nature and extent of terminations to be made in connection with the mergers.

The portion of the purchase price to be paid in shares of New Express Scripts common stock is valued based on the number of Medco shares outstanding immediately prior to the mergers and the Express Scripts share price on that date. A 10% difference in Express Scripts’ stock price would change the purchase price by approximately $1.6 billion with a corresponding change to goodwill. Additionally, a 10% change in the number of Medco shares outstanding would change the purchase price by approximately $2.6 billion, with a corresponding change to goodwill. The actual purchase price will fluctuate with the price of Express Scripts’ common stock until the effective date of the acquisition and the final valuation could differ significantly from the current estimate.

Note 3 —	Preliminary Purchase Price Allocation

The combined company will allocate the purchase price paid by Express Scripts to the fair value of the Medco assets acquired and liabilities assumed. The pro forma purchase price allocation below has been developed based on preliminary estimates of fair value using the historical financial statements of Medco as of September 24, 2011. In addition, the allocation of the purchase price to acquired intangible assets is based on preliminary fair value estimates and is subject to final management analysis, with the assistance of third party valuation advisors, at the completion of the mergers. Once Express Scripts and its third party valuation advisors have full access to the specifics of Medco’s intangible assets, additional insight will be gained that could impact: (i) the estimated total value assigned to intangible assets, (ii) the estimated allocation of value between finite-lived and indefinite-lived intangible assets and/or (iii) the estimated weighted-average useful life of each category of intangible assets. The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may become known to us only upon access to additional information and/or by changes in such factors that may occur prior to the effective time of the mergers.

The estimated intangible assets are comprised of customer contracts with an estimated useful life of 10 years and trade names with an estimated useful life of 5 years, which is consistent with the estimated benefit period. Since Express Scripts has limited information at this time to value all of the intangible assets, the estimated fair values were based primarily on current estimates of Medco’s expected future cash flows for all customer contracts and trade names. Express Scripts expects that the estimated value assigned to Medco’s customer contracts is likely to change as access is gained by Express Scripts to the specifics of Medco’s customer contracts and as life and renewal assumptions are refined. Additional intangible asset classes may be identified as the valuation process continues, however such items are currently not expected to be material to the overall purchase price allocation. A 10% change in the amount allocated to identifiable intangible assets would increase or decrease annual amortization expense by $140.0 million. The residual amount of the purchase price after preliminary allocation to identifiable intangibles has been allocated to goodwill. The

Notes to Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)

actual amounts recorded when the mergers are complete may differ materially from the pro forma amounts presented below (in millions):

Tangible assets acquired:
Current assets	$5,558.3
Property and equipment, net	1,027.1
Other non-current assets	91.0

Total tangible assets acquired	6,676.4
Value assigned to intangible assets acquired	11,700.0
Liabilities assumed, excluding debt	(7,274.6)
Deferred tax liability related to acquired intangible assets and replacement stock awards included in the purchase price	(3,324.9)

Total assets acquired in excess of liabilities assumed	7,776.9
Goodwill	24,197.8

Total purchase price	31,974.7
Less debt assumed	(5,380.4)

Total payments to Medco stockholders	$26,594.3

Note 4 —	Unaudited Pro Forma Adjustments

Unaudited Pro Forma Condensed Combined Balance Sheet

(A) Sources and Uses

(in millions)

Sources of funds:
Express Scripts cash on hand at September 30, 2011	$1,000.0
Term loan facility	4,000.0
Additional debt financing(1)	8,420.0

Total sources of funds	$13,420.0

Use of funds:
Cash payments to Medco stockholders	$11,141.9
Payment of Medco 2012 term loan and revolving credit facility	2,000.0
Express Scripts transaction costs(2)	151.7
New debt issuance costs(3)	126.4

Total use of funds	$13,420.0

(1)	Includes assumed aggregate gross proceeds of $4,086.3 million from the offering of the senior notes expected to close on November 21, 2011, subject to customary closing conditions. See “Description of Financing — Senior Notes.”

(2)	In accordance with applicable accounting guidance, the transactions costs are expensed as they are incurred.

(3)	See Note (D) below

In connection with the mergers, on August 5, 2011, Express Scripts entered into the $14.0 billion unsecured bridge facility. On the effective date of the bridge facility and prior to the consummation of the

Notes to Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)

Express Scripts merger, Express Scripts will be the borrower under the bridge facility. New Express Scripts will assume the role, rights and obligations of Express Scripts and become the borrower under the bridge facility upon consummation of the Express Scripts merger. The bridge facility will be available for Express Scripts or New Express Scripts to pay a portion of the cash consideration in accordance with the merger agreement, to repay any existing indebtedness that will become due or otherwise default upon consummation of the mergers, and to pay related fees and expenses.

In connection with the mergers, on August 29, 2011, Express Scripts entered into a $5.5 billion permanent facility consisting of the five-year $4.0 billion unsecured term loan facility and the five-year $1.5 billion unsecured revolving loan facility. On the effective date of the permanent facility and prior to the consummation of the Express Scripts merger, Express Scripts will be the borrower under the permanent facility. New Express Scripts will assume the role, rights and obligations of Express Scripts and become the borrower under the term/revolving credit agreement upon consummation of the Express Scripts merger. The term loan facility will be available for Express Scripts to pay a portion of the cash consideration in accordance with the merger agreement, to repay any existing indebtedness that will become due or otherwise default upon consummation of the mergers and to pay related fees and expenses. The revolving loan facility will be available for working capital needs and general corporate purposes. Upon entry into the term loan facility, the commitments under the bridge facility were automatically reduced by $4.0 billion. Upon funding of the term loan facility, the $1.5 billion revolving loan facility will replace Express Scripts’ current $750 million revolving credit facility.

On November 14, 2011, New Express Scripts priced a private offering of $4.1 billion aggregate principal amount of senior notes. The net proceeds from the offering will be used to pay a portion of the cash consideration payable to stockholders of Medco in connection with the mergers, to repay any existing indebtedness that will be repaid in connection with the mergers and to pay related fees and expenses. The offering is expected to close on November 21, 2011, subject to customary closing conditions. Upon the closing of the notes offering, the commitments under the bridge facility will be automatically reduced by the net proceeds of the offering.

In the period leading up to the closing of the mergers, Express Scripts may pursue other financing opportunities to replace all or portions of the bridge facility, or, in the event that Express Scripts draws upon the bridge facility, Express Scripts may refinance all or a portion of the bridge facility at a later date. The proceeds from these borrowings may be used to pay a portion of the cash consideration to be paid in the mergers and to pay related fees and expenses.

Express Scripts intends to borrow $4.0 billion under the term loan facility in connection with the mergers. New Express Scripts also intends to use the net proceeds of the notes offering described above in connection with the mergers. The balance of the financing in connection with the mergers could take any of several forms or any combination of them, including but not limited to the following: (i) Express Scripts may draw funds under the bridge facility; (ii) Express Scripts may issue additional senior notes in the public and/or private capital markets; and (iii) Express Scripts may use cash on hand. When any senior notes are issued, or, subject to certain exceptions, other debt or equity is raised, the commitments under the bridge facility will automatically reduce in an amount equal to the aggregate net proceeds of such offering. Amounts borrowed for funding the mergers may differ significantly from the amounts assumed in the sources of funds table above.

(B) Debt

Upon close of the mergers, Express Scripts intends to settle Medco’s $2.0 billion of current debt outstanding under its unsecured credit agreements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)

The adjustment to long-term debt is comprised of the following items (in millions):

Financing incurred in connection with the mergers	$12,420.0
Adjust Medco pre-merger fixed rate debt to fair value	341.8

Total adjustment to long-term debt	$12,761.8

The fair values of Medco’s senior notes were estimated based on observable relevant market information.

Additionally, deferred financing fees of $3.7 million and $11.4 million relating to pre-merger Medco debt have been eliminated from Prepaid expenses and other current assets and Other assets, respectively, in connection with the adjustment of Medco’s debt to fair value.

(C) Property and equipment, net

Based on the preliminary fair value assessment, the carrying value of Medco’s property and equipment at September 24, 2011 approximates fair value. As such, the carrying value of Medco’s property and equipment was used in the preliminary purchase price allocation, and no adjustments were made to the unaudited pro forma condensed combined balance sheet. Adjustments may be required when additional information is obtained and a more detailed review is performed over the fair value of property and equipment. The actual amounts recorded when the mergers are completed may differ materially from the current book value of property and equipment.

(D) Goodwill and other intangible assets

The net adjustment to goodwill includes the elimination of Medco pre-merger goodwill balances and is calculated as follows (in millions):

Purchase price allocation to goodwill (Note 3)	$24,197.8
Elimination of pre-merger Medco goodwill	(6,957.7)

Total adjustment to goodwill	$17,240.1

The net adjustment to other intangible assets, net, is calculated as follows (in millions):

New intangibles recorded:
Value assigned to intangible assets acquired(1)	$11,700.0
Debt issuance costs(2)	126.4
Elimination of Medco pre-merger other intangibles	(2,214.4)

Total adjustment to other intangible assets	$9,612.0

(1)	Based on the preliminary valuation, intangible assets acquired is comprised of $9.4 billion of customer contracts and $2.3 billion of trade names.

(2)	These represent deferred financing fees incurred in connection with the bridge facility, the term loan facility, the revolving loan facility and the offering of senior notes described under “Description of Financing — Senior Notes.” Amounts incurred in connection with the bridge facility are being amortized over nine months, and amounts incurred in relation to the term loan facility and the revolving loan facility are being amortized over the five year term of such facilities. Amounts incurred in connection with the senior notes offering are being amortized over a weighted average period of 10.4 years.

See Note 3 for the estimated purchase price allocation. The final valuation could differ significantly from the current estimate. The pro forma purchase price allocation is preliminary as the mergers have not yet been completed. The pro forma presentation assumes that the historical values of Medco’s tangible assets and liabilities approximate fair value. Additionally, the allocation of the purchase price to acquired intangible

Notes to Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)

assets is preliminary and subject to the final outcome of management’s analysis to be conducted, with the assistance of valuation advisors, upon the completion of the mergers. The residual amount of the purchase price has been allocated to goodwill. The actual amounts recorded when the mergers are completed may differ materially from the pro forma amounts presented herein.

(E) Deferred taxes

The adjustment reflects an increase of $3,621.8 million in deferred tax liabilities associated with the recording of new identifiable intangible assets for the combined company. This amount was calculated using a tax rate of 38.18%, which represents Express Scripts’ and Medco’s estimated blended rate for the first nine months of 2011, which approximates the relevant statutory rate. This was offset by an additional adjustment of $296.9 million associated with the portion of replacement stock options and restricted stock units allocated to the purchase price. The actual amounts recorded for deferred taxes may differ materially from the pro forma amounts presented herein.

(F) Equity

The historical stockholders’ equity of Medco will be eliminated upon the completion of the mergers. The total stockholders’ equity of the combined company will be increased over the pre-merger Express Scripts amounts by the value of the common stock issued in connection with the purchase price. New Express Scripts will be issuing approximately $15.5 billion of stock as part of the purchase price consideration. The calculation below estimates the number of shares issued to be 313.4 million using a share price of $46.83 (Express Scripts’ closing share price on November 15, 2011), and the number of replacement stock options and restricted stock units to be 49.4 million. The number of shares issued is dependent on the number of Medco shares, restricted shares and options outstanding on the date of the mergers. See the calculation of the pro forma adjustments to common stock and additional paid-in capital below (in millions):

			Accumulated		Common
		Additional	Other		Stock in
	Common	Paid-In	Comprehensive	Retained	Treasury at
	Stock	Capital	Loss	Earnings	Cost

Elimination of pre-merger Medco equity balances	$(6.7)	$(8,760.0)	$31.6	$(7,668.2)	$12,852.9
Impact of shares to be issued to Medco stockholders	3.6	15,448.8	—	—	—
Estimated transaction fees	—	—	—	(151.7)	—

Total pro forma adjustment	$(3.1)	$6,688.8	$31.6	$(7,819.9)	$12,852.9

Unaudited Pro Forma Condensed Combined Statements of Operations

(G) Revenues and Cost of revenues

Adjustments have been included in the unaudited pro forma condensed combined statements of operations to eliminate revenues and cost of revenues from transactions between Express Scripts and Medco. Express Scripts and Medco’s pharmacies may be included in the pharmacy networks of the other respective company in order to fulfill members’ prescriptions for certain drugs that are under limited or exclusive distribution contracts with manufacturers.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)

(H) Selling, general and administrative

	Nine Months Ended	Twelve Months Ended
(in millions)	September 30, 2011	December 31, 2010

Intangible asset amortization(1)	$830.4	$1,112.6
Post combination stock compensation expense (Note 2)	68.3	189.6
Elimination of non-recurring charges directly attributable to the transaction	(20.3)	—
Elimination of amortization of prior service costs and actuarial gain/loss related to pension and other post-retirement benefit plans(2)	(1.4)	(1.4)

Net adjustment to selling, general and administrative	$877.0	$1,300.8

(1)	As of the effective time of the mergers, identifiable intangible assets are required to be measured at fair value and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that all assets will be used and that all assets will be used in a manner that represents the highest and best use of those assets. Adjustments have been included in the unaudited pro forma condensed combined statements of operations to record the estimated net increase in amortization expense for other intangible assets. The incremental additional expense was calculated on a straight-line basis using a preliminary estimated useful life of 10 years for customer contracts and 5 years for trade names to amortize the preliminary estimated value of $11.7 billion assigned to identifiable intangible assets. Express Scripts is still considering a modified pattern of benefit method of amortization over 10 years for customer contracts. A modified pattern of benefit method of amortization would result in a greater portion of the expense recorded in the first 5 years to better reflect the expected cash flows under the mergers, resulting in greater amortization expense during the early years. Further assessments will also be performed regarding the appropriate amortization method for trade names and any other definite-lived intangible assets identified. A determination will be made as Express Scripts is able to perform a more detailed review of Medco’s records.

(2)	In January 2011, Medco amended its postretirement healthcare benefit plan, discontinuing the benefit for all active non-retirement eligible employees. Medco had previously reduced and capped the benefit through a 2003 plan amendment, the effect of which resulted in a prior service credit reflected as a component of accumulated other comprehensive loss in stockholders’ equity. As this amount is being eliminated on the unaudited pro forma condensed combined balance sheet in connection with the elimination of Medco’s pre-merger equity, adjustments have been made to eliminate the corresponding amortization of pension and postretirement prior service costs and actuarial gains and losses from selling, general and administrative expenses.

(I) Interest Expense

For the purposes of the unaudited condensed combined pro forma financial statements, Express Scripts is assumed to partially fund the mergers through drawing $4.0 billion under the term loan facility, using net proceeds of $4.05 billion from the offering of senior notes and drawing up to $5.95 billion under the bridge facility, reduced in an amount equal to the aggregate net proceeds from any additional senior notes offerings or, subject to certain exceptions, other debt or equity offerings. If the offering of senior notes does not close, the amount available for borrowing under the bridge facility will remain at $10.0 billion. The adjustment included in the unaudited pro forma condensed combined statements of operations reflects the additional interest expense using an estimated weighted average interest rate of 4.32% for the nine months ended September 30, 2011 and 4.02% for the twelve months ended December 31, 2010. The actual weighted average interest rate may differ from the estimated rate due to changes in market conditions or differences between the actual terms of any proposed or additional debt financing and our assumptions. The estimated interest rates for the bridge facility and the term loan facility were calculated using the prime rate plus a margin of 0.50%, based on our consolidated leverage ratio as of September 30, 2011. The interest rate for the bridge facility also

Notes to Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)

assumes that the margin will increase by 0.25% on the 90th day after the funding date and by an additional 0.25% every 90 days thereafter, per the terms of the bridge financing credit agreement. The weighted average interest rate of the notes is 4.17%. Adjustments have also been made for the historical interest expense related to Medco’s $2.0 billion of debt outstanding under its unsecured credit agreements that will be repaid at the closing of the mergers.

The adjustment to interest expense reflects the following (in millions):

	Nine Months Ended	Twelve Months Ended
	September 30, 2011	December 31, 2010

Interest expense on financing incurred in connection with the mergers assuming a weighted average interest rate of 4.32% for the nine months ended September 30, 2011 and 4.02% for the year ended December 31, 2010(1)	$403.2	$499.7
Amortization associated with increase in pre-merger Medco debt to fair value, amortized over the remaining life of each obligation	(56.5)	(79.4)
Eliminate write-off of bridge facility deferred financing fees upon entry into term loan facility	(26.0)	—
Eliminate amortization of bridge facility deferred financing costs recorded in the nine months ended September 30, 2011(2)	(15.0)	—
Amortization of deferred financing costs recorded in connection with financing assumed in connection with the mergers (See (B) above)	8.2	76.0
Historical interest cost — debt to be repaid	(16.5)	(16.7)

Total adjustment to interest expense	$297.4	$479.6

Impact of 1/8% increase in weighted average interest rates	$11.5	$15.4

(1)	If the senior notes offering does not close, resulting in additional borrowings under the bridge facility, interest expense would increase $24.1 million for the nine months ended September 30, 2011 and decrease $3.4 million for the year ended December 31, 2010. The increase for the nine months ended September 30, 2011 is the result of the increase in the bridge facility interest rate every 90 days after the funding date.

(2)	This amount is being eliminated since the deferred financing fees incurred in connection with the bridge facility are being amortized over nine months. As such, the entire amount of amortization is assumed to occur in the twelve months ended December 31, 2010.

(J)	Income taxes

The pro forma combined income tax provision has been adjusted for the tax effect of adjustments to income before income taxes at the estimated blended effective rate for the periods presented as the effective rate approximates the statutory rate for the periods presented. The effective tax rate of the combined company could be significantly different depending on post-acquisition activities.

(K)	Basic and diluted shares

The unaudited pro forma condensed combined basic and diluted earnings per share calculations are based on the combined basic and diluted weighted-average shares. The historical basic and diluted weighted average shares of Medco are assumed to be replaced by the shares expected to be issued by New Express Scripts at an exchange ratio of 0.81 per Medco share.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This material may include forward-looking statements, both with respect to us and our industry, that reflect our current views with respect to future events and financial performance. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may,” “would” and similar statements of a future or forward-looking nature may be used to identify forward-looking statements. All forward-looking statements address matters that involve risks and uncertainties, many of which are beyond our control. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements. We believe that these factors include, but are not limited to, the following:

STANDARD OPERATING FACTORS

•	Our ability to remain profitable in a very competitive marketplace is dependent upon our ability to attract and retain clients while maintaining our margins, to differentiate our products and services from others in the marketplace, and to develop and cross sell new products and services to our existing clients;

•	Our failure to anticipate and appropriately adapt to changes in the rapidly changing health care industry;

•	Changes in applicable laws or regulations, or their interpretation or enforcement, or the enactment of new laws or regulations, which apply to our business practices (past, present or future) or require us to spend significant resources in order to comply;

•	Changes to the healthcare industry designed to manage healthcare costs or alter healthcare financing practices;

•	Changes relating to our participation in Medicare Part D, the loss of Medicare Part D eligible members, or our failure to otherwise execute on our strategies related to Medicare Part D;

•	A failure in the security or stability of our technology infrastructure, or the infrastructure of one or more of our key vendors, or a significant failure or disruption in service within our operations or the operations of such vendors;

•	Our failure to effectively execute on strategic transactions, or to integrate or achieve anticipated benefits from any acquired businesses;

•	The termination, or an unfavorable modification, of our relationship with one or more key pharmacy providers, or significant changes within the pharmacy provider marketplace;

•	The termination, or an unfavorable modification, of our relationship with one or more key pharmaceutical manufacturers, or the significant reduction in payments made or discounts provided by pharmaceutical manufacturers;

•	Changes in industry pricing benchmarks;

•	Results in pending and future litigation or other proceedings which would subject us to significant monetary damages or penalties and/or require us to change our business practices, or the costs incurred in connection with such proceedings;

•	Our failure to execute on, or other issues arising under, certain key client contracts;

•	The impact of our debt service obligations on the availability of funds for other business purposes, and the terms and our required compliance with covenants relating to our indebtedness;

•	Our failure to attract and retain talented employees, or to manage succession and retention for our Chief Executive Officer or other key executives;

TRANSACTION-RELATED FACTORS

•	Uncertainty as to whether Express Scripts and Medco will be able to consummate the mergers on the terms set forth in the merger agreement;

•	The ability to obtain governmental approvals of the mergers;

•	Uncertainty as to the market value of Express Scripts merger consideration and the stock component of the Medco merger consideration;

•	Failure to realize the anticipated benefits of the mergers, including as a result of a delay in completing the mergers or a delay or difficulty in integrating the businesses of Express Scripts and Medco;

•	Uncertainty as to the long-term value of New Express Scripts common shares;

•	Limitations on the ability of Express Scripts and New Express Scripts to incur new debt in connection with the mergers;

•	The expected amount and timing of cost savings and operating synergies; and

•	Failure to receive the approval of the stockholders of either Express Scripts or Medco for the mergers.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in Express Scripts’ most recent reports on Form 10-K and Form 10-Q and the risk factors included in Medco’s most recent reports on Form 10-K and Form 10-Q and other documents of Express Scripts, New Express Scripts and Medco on file with the SEC. Any forward-looking statements made in this material are qualified in their entirety by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us or our business or operations. Except to the extent required by applicable law, we undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

INFORMATION ABOUT THE COMPANIES

Express Scripts, Inc.

Express Scripts, Inc. was incorporated in Missouri in September 1986, and reincorporated in Delaware in March 1992. Express Scripts provides integrated pharmacy benefit management services including network-pharmacy claims processing, home delivery services, specialty benefit management, benefit-design consultation, drug-utilization review, formulary management, and medical and drug data analysis services. Express Scripts also distributes a full range of biopharmaceutical products and provides extensive cost-management and patient-care services. Express Scripts’ principal executive offices are located at One Express Way, Saint Louis, Missouri, 63121. Express Scripts’ telephone number is (314) 996-0900 and its web site is www.express-scripts.com.

Medco Health Solutions, Inc.

The predecessor entity to Medco Health Solutions, Inc. was originally incorporated in June 1983 and operated as a publicly traded company from 1984 until its acquisition by Merck & Co., Inc. in 1993. After its spin-off from Merck & Co., Inc., Medco Health Solutions, Inc. became an independent publicly traded company on August 19, 2003. Medco provides pharmacy benefit management services, including comprehensive management of prescription claims, benefit-design consultation, clinical management services, clinical and specialty pharmacy services and research support. Medco’s principal executive offices are located at 100 Parsons Pond Drive, Franklin Lakes, New Jersey 07417. Medco’s telephone number is (201) 269-3400 and its web site is www.medcohealth.com.

Aristotle Holding, Inc.

Aristotle Holding, Inc. is a Delaware corporation and a direct wholly owned subsidiary of Express Scripts. Aristotle Holding, Inc. was organized on July 15, 2011, solely for the purpose of effecting the mergers and, following consummation of the mergers, we anticipate that Aristotle Holding, Inc. will change its name to “Express Scripts Holding Company.” Pursuant to the merger agreement, Plato Merger Sub, Inc. will be merged with and into Medco, and Aristotle Merger Sub, Inc. will be merged with and into Express Scripts. As a result, Medco and Express Scripts will each become wholly owned subsidiaries of New Express Scripts. As a result of the transactions contemplated by the merger agreement, New Express Scripts will become a publicly traded corporation, and former Medco and Express Scripts stockholders will own stock in New Express Scripts. New Express Scripts has not carried on any activities other than in connection with the mergers. New Express Scripts’ principal executive offices are located at One Express Way, Saint Louis, Missouri 63121.

Aristotle Merger Sub, Inc.

Aristotle Merger Sub, Inc. is a Delaware corporation and a direct wholly owned subsidiary of New Express Scripts. Express Scripts Merger Sub was organized on July 15, 2011, solely for the purpose of effecting the mergers. Express Scripts Merger Sub will be merged with and into Express Scripts and, as a result, Express Scripts will become a wholly owned subsidiary of New Express Scripts. It has not carried on any activities other than in connection with the mergers. Express Scripts Merger Sub’s principal executive offices are located at One Express Way, Saint Louis, Missouri 63121.

Plato Merger Sub, Inc.

Plato Merger Sub, Inc. is a Delaware corporation and a direct wholly owned subsidiary of New Express Scripts. Medco Merger Sub was organized on July 15, 2011, solely for the purpose of effecting the mergers. Medco Merger Sub will be merged with and into Medco and, as a result, Medco will become a wholly owned subsidiary of New Express Scripts. It has not carried on any activities other than in connection with the mergers. Medco Merger Sub’s principal executive offices are located at One Express Way, Saint Louis, Missouri 63121.

THE MEDCO SPECIAL MEETING

This section contains information about the special meeting of Medco stockholders that has been called to consider and adopt the merger agreement, to approve the adjournment of the Medco special meeting (if it is necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the merger agreement) and to approve, by non-binding advisory vote, certain compensation arrangements for Medco’s named executive officers in connection with the mergers.

This joint proxy statement/prospectus is being furnished to the stockholders of Medco in connection with the solicitation of proxies by the Medco board for use at the Medco special meeting. Medco is first mailing this joint proxy statement/prospectus and accompanying proxy card to its stockholders on or about November 18, 2011.

Date, Time and Place

A special meeting of the stockholders of Medco will be held at the Woodcliff Lake Hilton, 200 Tice Boulevard, Woodcliff, New Jersey 07677 on December 21, 2011, at 9:00 a.m., Eastern time, unless the special meeting is adjourned or postponed.

Purpose

At the special meeting, Medco stockholders will be asked to consider and vote upon the following matters:

•	a proposal to adopt the merger agreement;

•	a proposal to approve the adjournment of the Medco special meeting (if it is necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the merger agreement); and

•	a proposal to approve, by non-binding advisory vote, certain compensation arrangements for Medco’s named executive officers in connection with the mergers contemplated by the merger agreement.

Recommendation of the Medco Board

The Medco board has unanimously (i) approved the merger agreement and consummation of the Medco merger upon the terms and subject to the conditions set forth in the merger agreement, (ii) determined that the terms of the merger agreement, the Medco merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, Medco and its stockholders, (iii) directed that the merger agreement be submitted to Medco stockholders for adoption at the Medco special meeting, (iv) recommended that Medco’s stockholders adopt the merger agreement and (v) declared that the merger agreement is advisable.

The Medco board unanimously recommends that Medco stockholders vote:

“FOR” the proposal to adopt the merger agreement;

“FOR” the proposal to approve the adjournment of the special meeting (if it is necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the merger agreement); and

“FOR” the proposal to approve, by non-binding advisory vote, certain compensation arrangements for Medco’s named executive officers in connection with the mergers contemplated by the merger agreement.

See “The Mergers — Recommendation of the Medco board; Medco’s Reasons for the Merger” beginning on page 86.

Medco stockholders should carefully read this joint proxy statement/prospectus in its entirety for more detailed information concerning the merger agreement, the proposed transactions and certain compensation arrangements for Medco’s named executive officers in connection with the mergers. In addition, Medco stockholders are directed to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus.

Record Date; Shares Entitled to Vote

Only holders of record of shares of Medco common stock at the close of business on the Medco record date (November 4, 2011) will be entitled to vote shares held at that date at the Medco special meeting or any adjournments or postponements thereof. Each outstanding share of Medco common stock entitles its holder to cast one vote.

As of the Medco record date, there were 387,152,813 shares of Medco common stock, par value $0.01 per share, outstanding and entitled to vote at the Medco special meeting.

Quorum

The presence, in person or represented by proxy, of holders of one-third of the Medco common stock issued and outstanding and entitled to vote at the Medco special meeting constitutes a quorum. In the absence of a quorum, the chairman of the special meeting or the holders of a majority of the Medco common stock issued and outstanding and entitled to vote at the special meeting, present in person or represented by proxy, will have power to adjourn the special meeting. As of the record date for the Medco special meeting, 129,050,938 shares of Medco common stock will be required to achieve a quorum.

Holders of shares of Medco common stock present in person at the Medco special meeting but not voting, and shares of Medco common stock for which Medco has received proxies indicating that their holders have abstained, will be counted as present at the Medco special meeting for purposes of determining whether a quorum is established.

Under the rules that govern brokers who have record ownership of shares that are held in street name for their clients, the beneficial owners of the shares, brokers have discretion to vote these shares on routine matters but not on non-routine matters. The adoption of the merger agreement is not considered a routine matter. Accordingly, brokers will not have discretionary voting authority to vote your shares on that matter at the Medco special meeting. A broker non-vote occurs when brokers do not have discretionary voting authority and have not received instructions from the beneficial owners of the shares on a particular non-routine matter. A broker will not be permitted to vote on the proposal to adopt the merger agreement without instruction from the beneficial owner of the shares of Medco common stock held by that broker. Accordingly, shares of Medco common stock beneficially owned that have been designated on proxy cards by the broker, bank or nominee as not voted on the proposal to adopt the merger agreement (broker non-vote) will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. Broker non-votes, if any, will be counted for purposes of determining whether a quorum exists at the special meeting. If you hold shares of Medco stock through a broker, bank or other organization with custody of your shares, follow the voting instructions you receive from that organization.

Vote Required

Proposal to Adopt the Merger Agreement by Medco stockholders:  Adopting the merger agreement requires the affirmative vote of holders of a majority of the shares of Medco common stock outstanding and entitled to vote. Accordingly, a Medco stockholder’s failure to submit a proxy card or to vote in person at the special meeting, an abstention from voting, or the failure of a Medco stockholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee, will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Proposal to Adjourn the Medco Special Meeting by Medco stockholders:  Approving the adjournment of the special meeting (if it is necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the merger agreement) requires the affirmative vote of holders of a majority of the shares of Medco common stock present, in person or represented by proxy, at the special meeting and entitled to vote on the adjournment proposal. Accordingly, abstentions will have the same effect as a vote “AGAINST” the proposal to adjourn the special meeting, while broker non-votes and shares not in attendance at the special meeting will have no effect on the outcome of any vote to adjourn the special meeting.

Proposal Regarding Certain Medco Merger-related Executive Compensation Arrangements:  In accordance with Section 14A of the Exchange Act, Medco is providing stockholders with the opportunity to approve, by non-binding, advisory vote, certain compensation payments for Medco’s named executive officers in connection with the mergers, as reported in the section of this joint proxy statement/prospectus entitled “Advisory Vote on Merger-related Compensation for Medco Named Executive Officers” beginning on page 182. Approving this merger-related executive compensation requires the affirmative vote of holders of a majority of the shares of Medco common stock present, in person or represented by proxy, at the special meeting and entitled to vote on the proposal to approve such merger-related compensation. Accordingly, abstentions will have the same effect as a vote “AGAINST” the proposal to approve the merger-related executive compensation, while broker non-votes and shares not in attendance at the special meeting will have no effect on the outcome of any vote to approve the merger-related executive compensation.

Voting by Medco’s Directors and Executive Officers

As of the Medco record date, Medco’s directors and executive officers and certain of their affiliates beneficially owned 5,802,509 shares of Medco common stock entitled to vote at the Medco special meeting. This represents approximately 1.5% in voting power of the outstanding shares of Medco common stock entitled to be cast at the Medco special meeting. Each Medco director and executive officer and certain of their affiliates has indicated his or her present intention to vote, or cause to be voted, the shares of Medco common stock owned by him or her for the proposal to adopt the merger agreement. As of the Medco record date, Medco did not beneficially own any shares of Medco common stock.

How to Vote

Stockholders may vote using any of the following methods:

By telephone or on the Internet

You can vote by calling the toll-free telephone number on your proxy card. Please have your proxy card handy when you call. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

The website for Internet voting is www.proxyvote.com. Please have your proxy card handy when you go online. As with telephone voting, you can confirm that your instructions have been properly recorded. If you vote on the Internet, you also can request electronic delivery of future proxy materials.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day beginning on or about November 18, 2011, and will close at 11:59 p.m. Eastern time on December 20, 2011. The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, Medco recommends that you follow the voting instructions in the materials you receive.

If you vote by telephone or on the Internet, you do not need to return your proxy card.

By mail

If you received your special meeting materials by mail, you may complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the Medco board.

In person at the special meeting

All Medco stockholders as of the Medco record date may vote in person at the special meeting. You may also be represented by another person at the Medco special meeting by executing a proper proxy designating that person. If you are a beneficial owner of Medco shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the special meeting.

By granting a proxy or submitting voting instructions

You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your bank, broker or other holder of record.

Voting of Proxies

If you vote by Internet, by telephone or by completing, signing, dating and mailing your proxy card or voting instruction card, your shares will be voted in accordance with your instructions. If you are a stockholder of record and you sign, date and return your proxy card but do not indicate how you want to vote or do not indicate that you wish to abstain, your shares will be voted “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to adjourn the special meeting (if it is necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the merger agreement) and “FOR” the proposal to approve, by non-binding advisory vote, certain compensation arrangements for Medco’s named executive officers in connection with the mergers, and in the discretion of the proxyholders on any other matter that may properly come before the meeting at the discretion of the Medco board.

Revoking Your Proxy

If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the Medco special meeting. To do this, you must:

•	enter a new vote by telephone, over the Internet, or by signing and returning another proxy card at a later date;

•	provide written notice of the revocation to our Corporate Secretary or deliver another duly executed proxy or voter instruction form dated subsequent to the date thereof to the addressee named in the proxy or voter instruction form; or

•	attend the Medco special meeting and vote in person.

If your shares are held in “street name,” you must contact your broker or nominee to revoke and vote your proxy.

Attending the Special Meeting

Only Medco stockholders of record, or beneficial owners of Medco common stock, as of the record date, may attend the special meeting in person. You will need an admission ticket or proof of ownership to enter the special meeting. An admission ticket is attached to your proxy card if you hold shares directly in your name as a stockholder of record. If you plan to attend the Medco special meeting, please vote your proxy, but keep the admission ticket and bring it with you to the special meeting.

If your shares are held beneficially in the name of a broker, bank or other holder of record, you must present proof of your ownership of Medco common stock, such as a bank or brokerage account statement, to be admitted to the special meeting. Please note that if you plan to attend the special meeting in person and would like to vote there, you will need to bring a legal proxy from your broker, bank or other holder of record as explained above. If your shares are held beneficially and you would rather have an admission ticket, you can obtain one in advance by mailing a written request, along with proof of your ownership of Medco common stock, to:

Investor Relations Department
Medco Health Solutions, Inc.
100 Parsons Pond Drive, Mail Stop F3-3
Franklin Lakes, New Jersey 07417

Stockholders also must present a form of photo identification, such as a driver’s license, in order to be admitted to the special meeting. No cameras, recording equipment, large bags or packages will be permitted in the special meeting.

Confidential Voting

Proxy instructions, ballots and voting tabulations that identify individual Medco stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Medco or to third parties, except: (i) as necessary to meet applicable legal requirements, (ii) to allow for the tabulation of votes and certification of the vote and (iii) to facilitate a successful proxy solicitation. Occasionally, stockholders provide written comments on their proxy cards. All comments received are then forwarded to Medco’s management.

Stockholders Sharing an Address

Medco has adopted a procedure approved by the SEC called “householding.” Under this procedure, beneficial stockholders who have the same address and last name and who do not participate in electronic delivery or Internet access of proxy materials will receive only one copy of stockholder documents unless one or more of these stockholders notifies Medco that they wish to continue receiving individual copies. This procedure is designed to reduce duplicate mailings and save significant printing and processing costs, as well as natural resources. Each stockholder who participates in householding will continue to receive a separate proxy card. Your consent to householding is perpetual unless you withhold or revoke it. You may revoke your consent at any time by contacting Broadridge Financial Solutions, Inc., either by calling toll-free at (800) 542-1061, or by writing to Broadridge Financial Solutions, Inc. Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of your response, after which you will receive an individual copy of the stockholder documents.

Solicitation of Proxies

Medco is soliciting proxies for the Medco special meeting from Medco stockholders. Medco has also retained D.F. King & Co., Inc. to solicit proxies for the special meeting from Medco stockholders for a fee of approximately $15,000, plus reasonable out-of-pocket expenses. Medco will bear the entire cost of soliciting proxies from Medco stockholders, except that Medco and Express Scripts will share equally the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus and filing all soliciting materials with the SEC. In addition to this mailing, Medco’s directors, officers and employees (who will not receive any additional compensation for such services) may solicit proxies. Solicitation of proxies will be undertaken through the mail, in person, by telephone, the Internet and videoconference.

Medco may also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses for forwarding proxy and solicitation materials to the beneficial owners of Medco common stock and in obtaining voting instructions from such beneficial owners.

Other Business

There are no other matters that the Medco board intends to present, or has reason to believe others will present, at the Medco special meeting. If you have returned your signed and completed proxy card and other matters are properly presented for voting at the special meeting, the proxy committee appointed by the Medco board (the persons named in your proxy card if you are a stockholder of record) will have the discretion to vote on those matters for you. For additional information on how business can be brought before a meeting, see Bylaw 2.10 of Medco’s bylaws.

Assistance

If you need assistance in completing your proxy card or have questions regarding Medco’s special meeting, please contact D.F. King & Co., Inc., the proxy solicitation agent for Medco, by mail at 48 Wall Street, 22nd Floor, New York, NY 10005, by telephone at (800) 967-4612 (toll free) or (212) 269-5500 (collect), or by e-mail at medco@dfking.com.

THE EXPRESS SCRIPTS SPECIAL MEETING

This section contains information about the special meeting of Express Scripts stockholders that has been called to consider and adopt the merger agreement and to approve the adjournment of the Express Scripts special meeting (if it is necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the merger agreement).

This joint proxy statement/prospectus is being furnished to the stockholders of Express Scripts in connection with the solicitation of proxies by the Express Scripts board for use at the Express Scripts special meeting. Express Scripts is first mailing this joint proxy statement/prospectus and accompanying proxy card to its stockholders on or about November 18, 2011.

Date, Time and Place

A special meeting of the stockholders of Express Scripts will be held at the principal executive offices of Express Scripts, One Express Way, Saint Louis, Missouri 63121 on December 21, 2011, at 8:00 a.m., Central time, unless the special meeting is adjourned or postponed.

Purpose

At the special meeting, Express Scripts stockholders will be asked to consider and vote upon the following matters:

•	a proposal to adopt the merger agreement; and

•	a proposal to approve the adjournment of the Express Scripts special meeting (if it is necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the merger agreement).

Had the transaction been structured as a direct acquisition of Medco by Express Scripts, Express Scripts stockholders would have been required to vote to authorize the issuance of shares of Express Scripts. In the holding company structure contemplated by the merger agreement, the shares will instead be issued by New Express Scripts.

Recommendation of the Express Scripts Board

The Express Scripts board has unanimously (i) approved the merger agreement and the consummation of the transactions contemplated by the merger agreement upon the terms and subject to the conditions set forth in the merger agreement, (ii) determined that the terms of the Express Scripts merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, Express Scripts and its stockholders, (iii) directed that the merger agreement be submitted to Express Scripts stockholders for adoption, (iv) recommended that Express Scripts stockholders adopt the merger agreement and (v) declared that the merger agreement is advisable.

The Express Scripts board unanimously recommends that Express Scripts stockholders vote:

•	“FOR” the proposal to adopt the merger agreement; and

•	“FOR” the proposal to approve the adjournment of the special meeting (if it is necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the merger agreement).

See “The Mergers — Recommendation of the Express Scripts Board; Express Scripts’ Reasons for the Mergers” beginning on page 105.

Express Scripts stockholders should carefully read this joint proxy statement/prospectus in its entirety for more detailed information concerning the merger agreement and the proposed transactions. In addition, Express Scripts stockholders are directed to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus.

Record Date; Shares Entitled to Vote

Only holders of record of shares of Express Scripts common stock at the close of business on the Express Scripts record date (November 4, 2011) will be entitled to vote shares held at that date at the Express Scripts special meeting or any adjournments or postponements thereof. Each outstanding share of Express Scripts common stock entitles its holder to cast one vote.

As of the Express Scripts record date, there were 485,490,309 shares of Express Scripts common stock, par value $0.01 per share, outstanding and entitled to vote at the Express Scripts special meeting.

Quorum

Holders of a majority in voting power of the Express Scripts common stock issued and outstanding and entitled to vote at the Express Scripts special meeting, present in person or represented by proxy, constitute a quorum. In the absence of a quorum a majority of the Express Scripts stockholders, present in person or represented by proxy will have power to adjourn the special meeting. As of the record date for the Express Scripts special meeting, 242,745,155 shares of Express Scripts common stock will be required to achieve a quorum.

Holders of shares of Express Scripts common stock present in person at the Express Scripts special meeting but not voting, and shares of Express Scripts common stock for which Express Scripts has received proxies indicating that their holders have abstained, will be counted as present at the Express Scripts special meeting for purposes of determining whether a quorum is established.

Under the rules that govern brokers who have record ownership of shares that are held in street name for their clients, the beneficial owners of the shares, brokers have discretion to vote these shares on routine matters but not on non-routine matters. The adoption of the merger agreement is not considered a routine matter. Accordingly, brokers will not have discretionary voting authority to vote your shares on that matter at the Express Scripts special meeting. A broker non-vote occurs when brokers do not have discretionary voting authority and have not received instructions from the beneficial owners of the shares. A broker will not be permitted to vote on the proposal to adopt the merger agreement without instruction from the beneficial owner of the shares of Express Scripts common stock held by that broker. Accordingly, shares of Express Scripts common stock beneficially owned that have been designated on proxy cards by the broker, bank or nominee as not voted (broker non-vote) will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. Broker non-votes, if any, will be counted for purposes of determining whether a quorum exists at the special meeting.

Vote Required

Proposal to Adopt the Merger Agreement by Express Scripts stockholders:  Adopting the merger agreement requires the affirmative vote of holders of a majority of the shares of Express Scripts common stock outstanding and entitled to vote. Accordingly, an Express Scripts stockholder’s failure to submit a proxy card or to vote in person at the special meeting, an abstention from voting, or the failure of an Express Scripts stockholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee, will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Proposal to Adjourn the Express Scripts Special Meeting by Express Scripts stockholders:  Approving the adjournment of the special meeting by stockholders (if it is necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the merger agreement) requires the affirmative vote of holders of a majority of the shares of Express Scripts common stock present in person or represented by proxy at the special meeting and entitled to vote on the adjournment proposal, regardless of whether a quorum is present. Accordingly, abstentions will have the same effect as a vote “AGAINST” the proposal to adjourn the special meeting, while broker non-votes and shares not in attendance at the special meeting will have no effect on the outcome of any vote to adjourn the special meeting.

Voting by Express Scripts’ Directors and Executive Officers

As of the Express Scripts record date, Express Scripts’ directors and executive officers and certain of their affiliates beneficially owned 3,677,764 shares of Express Scripts common stock entitled to vote at the Express Scripts special meeting. This represents approximately less than 1% in voting power of the outstanding shares of Express Scripts common stock entitled to be cast at the Express Scripts special meeting. Each Express Scripts director and executive officer and certain of their affiliates has indicated his or her present intention to vote, or cause to be voted, the shares of Express Scripts common stock owned by him or her for the proposal to adopt the merger agreement. As of the Express Scripts record date, Express Scripts did not beneficially own any shares of Express Scripts common stock.

How to Vote

If you are a stockholder of record (that is, if your shares of Express Scripts common stock are registered in your name with American Stock Transfer & Trust Company, Express Scripts transfer agent), there are four ways you can vote:

•	By attending the special meeting and voting in person by ballot;

•	By visiting the Internet at www.proxyvote.com;

•	By calling toll-free (within the U.S. or Canada) 1-800-690-6903; or

•	By completing, dating, signing and returning the enclosed proxy card in the accompanying prepaid reply envelope.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day beginning on or about November 18, 2011 and will close at 11:59 p.m. (Eastern time) on December 20, 2011. Submitting a proxy over the Internet or by telephone is convenient, saves on postage and mailing costs and is recorded immediately, minimizing risk that postal delays may cause votes to arrive late and therefore not be counted. Stockholders who attend the Express Scripts special meeting may vote in person, and any previously submitted proxies will be superseded by the vote cast at the Express Scripts special meeting.

Shares that are held in a brokerage account in the name of the broker are said to be held in “street name.” Stockholders who hold their shares in “street name” will need to obtain a voting instruction card from the institution that holds their shares and must follow the voting instructions given by that institution. Stockholders who hold shares in “street name” and wish to vote at the Express Scripts special meeting must obtain a legal proxy form from the institution that holds their shares and bring that proxy to the Express Scripts special meeting.

Voting of Proxies

If you vote by Internet, by telephone or by completing, signing, dating and mailing your proxy card or voting instruction card, your shares will be voted in accordance with your instructions. If you are a stockholder of record and you sign, date and return your proxy card but do not indicate how you want to vote or do not indicate that you wish to abstain, your shares will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting (if it is necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the merger agreement).

Revoking Your Proxy

If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the Express Scripts special meeting. To do this, you must:

•	enter a new vote by telephone, over the Internet, or by signing and returning another proxy card at a later date;

•	provide written notice of the revocation to our Corporate Secretary or deliver another duly executed proxy or voter instruction form dated subsequent to the date thereof to the addressee named in the proxy or voter instruction form; or

•	attend the Express Scripts special meeting and vote in person.

If your shares are held in “street name,” you must contact your broker or nominee to revoke and vote your proxy.

Attending the Special Meeting

All Express Scripts stockholders as of the close of business on the record date may attend the Express Scripts special meeting but must have an admission ticket. If you are a stockholder of record, the ticket attached to the proxy card will admit you and one guest. If you are a beneficial owner of Express Scripts shares, you may request a ticket by writing to the Office of the Secretary, One Express Way, Saint Louis, Missouri 63121 or by faxing your request to 866-230-8345. You must provide evidence of your ownership of shares with your ticket request, which you can obtain from your broker, bank or nominee. Express Scripts encourages you or your broker to fax your ticket request and proof of ownership in order to avoid any mail delays. No cameras, recording equipment, large bags or packages will be permitted in the special meeting.

Confidential Voting

As a matter of policy, Express Scripts keeps confidential proxies, ballots and voting tabulations that identify individual stockholders. Such documents are available for examination only by the inspector of election and certain of Express Scripts’ employees and Express Scripts’ transfer agent and proxy solicitor who are associated with processing proxy cards and tabulating the vote. The vote of any stockholder is not disclosed except in a contested proxy solicitation or as may be necessary to meet legal requirements.

Stockholders Sharing an Address

Express Scripts may send a single set of stockholder documents to any household at which two or more stockholders reside. This process is called “householding.” This reduces the volume of duplicate information received at your household and helps us to reduce costs. Your materials may be householded based on your prior express or implied consent. If your materials have been householded and you wish to receive separate copies of these documents, or if you are receiving duplicate copies of these documents and wish to have the information householded, you may write or call our Investor Relations department at the following address or phone number: Express Scripts, Inc., One Express Way, Saint Louis, Missouri 63121, Investor Relations, telephone number (314) 810-3123.

Solicitation of Proxies

Express Scripts is soliciting proxies for the Express Scripts special meeting from Express Scripts stockholders. Express Scripts has also retained MacKenzie Partners Inc. to solicit proxies for the special meeting from Express Scripts stockholders for a fee of $50,000 plus reasonable out-of-pocket expenses. Express Scripts will bear the entire cost of soliciting proxies from Express Scripts stockholders, except that Express Scripts and Medco will share equally the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus and filing all soliciting materials with the SEC. In addition to this mailing, Express Scripts’ directors, officers and employees (who will not receive any additional compensation for such services) may solicit proxies. Solicitation of proxies will be undertaken through the mail, in person, by telephone, the Internet and videoconference.

Express Scripts will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the beneficial owners of Express Scripts common stock.

Other Business

The Express Scripts board is not aware of any other business to be acted upon at the special meeting. For additional information on how business can be brought before a meeting, see Bylaw 1.12 of Express Scripts’ bylaws.

Assistance

If you need assistance in completing your proxy card or have questions regarding Express Scripts’ special meeting, please contact MacKenzie Partners Inc. by mail at 105 Madison Avenue, New York, NY 10016, by telephone at (800) 322-2885 (toll free) or (212) 929-5500 (collect), or by email at proxy@mackenziepartners.com.

THE MERGERS

General

On July 20, 2011, the Medco board and the Express Scripts board each approved the merger agreement, attached hereto as Annex A which provides for two separate mergers involving Express Scripts and Medco, respectively. First, the merger agreement provides for Express Scripts Merger Sub, a wholly owned subsidiary of New Express Scripts, to merge with and into Express Scripts, with Express Scripts surviving the merger as a wholly owned subsidiary of New Express Scripts. Second, immediately following the consummation of the Express Scripts merger, the merger agreement provides for the merger of Medco Merger Sub, another wholly owned subsidiary of New Express Scripts, with and into Medco, with Medco surviving the merger as a wholly owned subsidiary of New Express Scripts. As a result of the mergers, both of the surviving entities of the Express Scripts merger and the Medco merger will become wholly owned subsidiaries of New Express Scripts, which will be a publicly traded corporation. On November 7, 2011, Express Scripts, New Express Scripts, Medco and the Merger Subs entered into the first amendment to the merger agreement. You are encouraged to read the merger agreement and the first amendment to the merger agreement in their entirety because they are the legal documents that govern the mergers.

At the effective time of the Medco merger, each share of Medco common stock (other than Medco excluded shares) will be converted into (i) the right to receive $28.80 in cash, without interest and (ii) 0.81 shares of validly issued, fully paid and non-assessable of New Express Scripts common stock. At the effective time of the Express Scripts merger, each outstanding share of Express Scripts common stock (other than Express Scripts excluded shares) will be converted into one share of New Express Scripts common stock.

Background of the Mergers

The management and boards of directors of Express Scripts and Medco have regularly reviewed their respective companies’ results of operations and competitive positions in the industries in which they respectively operate as well as the strategic options of their respective businesses in light of economic and regulatory conditions, among other things, including whether the continued execution of their respective strategies as stand-alone companies or the possible sale to, or a combination with, a third party offers the best avenue to enhance stockholder value.

From time to time, these reviews of strategic options have led representatives of Medco and Express Scripts to consider and discuss the possibility of a business combination involving Express Scripts and Medco. In 2006, representatives of Express Scripts and representatives of Medco held preliminary discussions regarding a potential business combination transaction involving the companies. In connection with such discussions, Express Scripts and Medco entered into a mutual confidentiality agreement in November 2006. This confidentiality agreement expired in accordance with its terms in November 2009. Following these 2006 meetings, representatives of the two companies occasionally contacted each other to discuss whether the parties should re-explore a potential business combination; however, such preliminary discussions regarding any such business combination did not proceed further.

In connection with Medco senior management’s and board of directors’ ongoing review of Medco’s strategic direction, the evolving competitive landscape, and the need to respond proactively to healthcare reform initiatives, beginning in early February 2011, the Medco board determined to undertake a comprehensive review of strategic alternatives to Medco’s stand-alone business plan. The strategic review was conducted over the course of nine meetings of the Medco board and the Mergers and Acquisitions Committee of the Medco board, which we refer to as the Medco M&A committee, held between February 1, 2011 and July 20, 2011. As part of the strategic review, the Medco board and the Medco M&A committee, assisted by Medco’s senior management team and Medco’s financial advisors, J.P. Morgan Securities LLC, which we refer to as J.P. Morgan, and Lazard Frères & Co. LLC, which we refer to as Lazard, and Medco’s legal advisors, reviewed (among other things) competition in the pharmacy benefit management sector generally, the status of relationships with key Medco customers, valuation trends for Medco and its competitors and the potential strategic actions that Medco and Medco’s competitors could be expected to pursue in the near-, medium- and long-term future, including potential business combinations and other potential strategic transactions. The Medco board and the Medco M&A committee, assisted by Medco’s senior management and J.P. Morgan and Lazard, and Medco’s legal advisors, reviewed and analyzed a number of potential internal strategic measures and external strategic transactions that were potentially available to Medco, as well as Medco’s stand-alone business plan and evolving changes and potential changes in the pharmacy benefits management industry, and considered the feasibility and potential benefits and risks of each such possible measure or transaction, including any regulatory risks that could be associated therewith. In particular, the Medco board and the Medco M&A committee considered the possibility of acquiring certain other companies, combining Medco with certain other companies and potential joint venture transactions with certain other companies. In connection with their review of transactions in which Medco could be combined with other companies, the Medco board and the Medco M&A committee considered, with their financial and legal advisors, the likelihood that such companies would have an interest in such a transaction, the regulatory aspects of such a transaction and the potential synergies and other factors affecting the consideration that such other parties could be prepared to pay. In particular, the Medco M&A committee and Medco’s management and its financial and antitrust advisors conducted financial and antitrust analyses of potential business combination transactions between Medco and each of CVS Caremark and United Healthcare. The Medco board and the Medco M&A committee also discussed the current state of capital markets, interest rates and the potential reception by the equity markets in response to further consolidation that could be caused by some of the strategic transactions considered.

Throughout the strategic review process, senior management of Medco kept the Medco board and the Medco M&A committee apprised of the status of the negotiations between United Healthcare and Medco regarding the renewal of Medco’s contract to provide pharmacy benefits management services to United Healthcare or other strategic business arrangements, and the Medco board and the Medco M&A committee considered throughout the strategic review process the likelihood that such negotiations would lead to a mutually satisfactory agreement. Discussions with respect to a renewal of the United Healthcare contract or an alternative arrangement took place with United Healthcare before the merger agreement was executed.

Over the course of the strategic review, the analysis conducted by the Medco board and the Medco M&A committee of all feasible alternatives led to the conclusion that the option that offered the best strategic alternative for delivering value to Medco’s stockholders was a combination of Medco with Express Scripts. Among the reasons for this were management’s expectation that the merger with Express Scripts had the potential to deliver over $1 billion in annual synergies, the improbability of any other third party in the pharmacy benefits management industry having the financial resources to offer a more attractive alternative to Medco than a potential combination with Express Scripts, and the fact that Medco’s standalone plan and all feasible acquisitions of third-parties by Medco appeared to have less potential to deliver synergies, premium and accretion value to Medco’s stockholders than a combination with Express Scripts. The Medco board and the Medco M&A committee also considered the risks to Medco of potential transactions that could occur in the near- and medium-term between Express Scripts and other parties in the pharmacy benefits management industry, including the risks to Medco’s position with respect to its current and potential future customers and suppliers. At a June 8, 2011 meeting of the Medco M&A committee, it was the opinion of the Medco M&A committee that it was then the appropriate time to initiate contact with Express Scripts regarding a potential transaction and, accordingly, the Medco M&A committee determined to discuss this matter with the full Medco board.

At a Medco board meeting held on June 9, 2011, the Medco board, after detailed review and discussion of the status and results of Medco’s strategic review, authorized Medco’s chief executive officer, Mr. David B. Snow, Jr., to contact Express Scripts’ chief executive officer, Mr. George Paz, to discuss the possibility of a business combination transaction between Express Scripts and Medco.

On June 10, 2011, Mr. Snow telephoned Mr. Paz to discuss the possibility of a business combination transaction. Mr. Paz indicated that Express Scripts would be interested in having further discussions regarding a potential transaction. During this preliminary discussion between Mr. Paz and Mr. Snow, the specific pricing terms and proposed structure terms of any potential transaction were not discussed but the parties discussed that the potential transaction would take the form of an acquisition of Medco by Express Scripts. Mr. Snow and Mr. Paz agreed that the general counsel of Express Scripts, Mr. Keith Ebling, and the general counsel of Medco, Mr. Thomas Moriarty, should discuss the initial process for Medco and Express Scripts to consider the potential transaction. Later that day, Mr. Moriarty telephoned Mr. Ebling to discuss the initial process by which Medco and Express Scripts could evaluate the potential transaction, including the need to analyze the regulatory considerations relevant to a business combination and the need for a mutual confidentiality agreement. Subsequent to this discussion, Mr. Ebling informed representatives of Skadden, Arps, Slate, Meagher & Flom LLP, outside counsel to Express Scripts, which we refer to as Skadden, that Express Scripts had been approached by Medco and Express Scripts’ management was considering a potential transaction involving Medco.

On June 11, 2011, Mr. Moriarty delivered a draft mutual confidentiality agreement to Mr. Ebling. In the days following this delivery, representatives of management of each company, including Messrs. Ebling and Moriarty, as well as Skadden, acting on behalf of Express Scripts, and Sullivan & Cromwell LLP, outside counsel to Medco, which we refer to as Sullivan & Cromwell, acting on behalf of Medco, negotiated the terms of such mutual confidentiality agreement to permit the parties to determine whether they wished to proceed towards a transaction. During the course of these discussions, the companies determined that the standstill provisions included in the initial draft of the mutual confidentiality agreement would best be addressed at a later date, but, in any event, prior to either company making available any significant, business-related confidential information. Messrs. Ebling and Moriarty also discussed the need for the parties’ respective antitrust legal advisors to discuss their analyses regarding the potential transaction. The mutual confidentiality agreement was executed by the companies on June 14, 2011.

On June 15, 2011, Messrs. Snow, Paz, Moriarty and Ebling met at the offices of Dechert LLP, which we refer to as Dechert, antitrust counsel to Medco, in Washington, D.C. and discussed each party’s interest in a transaction and the general manner in which such discussions should proceed. At such meeting, the parties agreed to make certain materials available through an online data room and to make other, potentially competitively sensitive materials available pursuant to a customary “clean-room” arrangement. Following this discussion, Messrs. Moriarty and Ebling and representatives of Dechert and Skadden had discussions regarding the potential transaction, including the regulatory approval process and the filings that would be involved in connection with any potential business combination. Representatives of Dechert and Skadden continued to confer throughout the negotiation of the potential transaction.

During this period, Mr. Paz made individual telephone calls to the members of the Express Scripts board and briefed each on the fact that Express Scripts had been approached by Medco. In the course of these discussions, Mr. Paz indicated to the directors that Express Scripts’ management would keep the Express Scripts board apprised of the progress of discussions with Medco, as well as of other strategic initiatives as they may develop. Members of the Express Scripts board informed Mr. Paz that management of Express Scripts should continue to explore the potential transaction with Medco. Mr. Paz also informed certain members of Express Scripts’ senior staff of the potential business combination involving Medco throughout this period.

During the period beginning on June 21, 2011 and extending through the date of the execution of the merger agreement, the parties conducted business due diligence investigations with respect to each other’s business, legal, regulatory, technology and other matters and held discussions concerning their respective businesses and prospects and the potential synergies and commercial benefits that could result from the potential transaction. In addition, during that period, a number of meetings of the Express Scripts board and its senior management, and of the Medco board, the Medco M&A committee and the Medco senior management, were held, as more fully described throughout this section.

On June 22, 2011, members of Medco’s and Express Scripts’ senior management teams, including Mr. Richard Rubino, the chief financial officer of Medco, Mr. Jeffrey Hall, the chief financial officer of Express Scripts, and Messrs. Ebling and Moriarty, discussed by telephone the potential transaction. In addition, Messrs. Moriarty and Ebling discussed the need for a mutual standstill and exclusivity agreement as a condition to Medco’s provision of additional due diligence information to Express Scripts in response to Express Scripts’ requests.

In late June 2011, Express Scripts contacted Credit Suisse to discuss Credit Suisse’s ability to act as Express Scripts’ financial advisor in connection with the potential transaction and to develop a proposal with respect to the financing of any such transaction, including making a determination as to whether any additional financing sources would be required in connection with such financing arrangements. Express Scripts selected Credit Suisse because of Credit Suisse’s qualifications, experience, reputation and familiarity with Express Scripts, its business and industry, evidenced by Credit Suisse’s providing prior investment banking and other financial services to Express Scripts unrelated to the potential transaction including, among other engagements, acting as (i) joint book-running manager for a $1.5 billion senior notes offering, a $2.5 billion senior notes offering and an approximately $1.6 billion common stock offering of Express Scripts, (ii) financial advisor to Express Scripts in connection with Express Scripts’ $4.675 billion acquisition of the NextRx pharmacy benefit management services business of WellPoint, Inc. and lead arranger for a related bridge term loan financing undertaken by Express Scripts in connection therewith, (iii) joint lead arranger and joint book-running manager for, or administrative agent for and lender under, an existing $750 million revolving credit facility of Express Scripts and (iv) financial advisor to Express Scripts and co-dealer manager in connection with the Express Scripts exchange offer for Caremark Rx, Inc.

On June 28 and 29, 2011, at a regularly scheduled meeting of the Express Scripts board, members of Express Scripts’ senior management discussed with the Express Scripts board the potential business combination involving Medco, including the possible next steps relating thereto. The Express Scripts board discussed at length the benefits and drawbacks of pursuing the proposed transaction, including potential synergies which, in the opinion of senior management, could be achieved through the potential transaction, as well as the regulatory approvals required to consummate the potential transaction. After discussion, the Express Scripts board directed management to move forward with discussions with Medco regarding a potential transaction. Following the meeting, representatives of Express Scripts’ management directed Skadden to prepare a draft merger agreement relating to the proposed transaction.

On June 30, 2011, members of senior management of Medco and Express Scripts, including Messrs. Rubino, Hall and Ebling met in person in Columbus, Ohio to discuss, among other things, the parties’ views on valuation generally, including the possibility of premiums in the range of 20% to 30% of the then-current market price of Medco’s common stock, the terms of a mutual standstill and exclusivity agreement and other key transaction matters.

Also on June 30, 2011, the Medco M&A committee met telephonically to review the status of discussions between the parties concerning the potential transaction. Members of senior management were in attendance and updated the Medco M&A committee concerning the status of the discussions, including with respect to the views on price, premium and estimated synergies that had been expressed by Express Scripts to members of Medco senior management. The Medco M&A committee also discussed with management the status of negotiations with Express Scripts regarding the entry into a mutual standstill and exclusivity agreement. The Medco M&A committee also discussed management’s expectations regarding synergies and certain transaction terms, including the mix of stock and cash consideration, and the likelihood of any third parties being prepared to offer a more attractive alternative. Following such discussions, the Medco M&A committee authorized management to proceed with negotiating and entering into a mutual standstill and exclusivity agreement with Express Scripts in order to continue due diligence and discussions with Express Scripts regarding the potential transaction. Additionally, on June 30, 2011, Skadden, acting on behalf of Express Scripts, provided Sullivan & Cromwell, acting on behalf of Medco, with a draft of such mutual standstill and exclusivity agreement.

Express Scripts’ views with respect to valuation and the appropriate mix of consideration were based, among other factors, on a desire to include a significant cash component in the consideration to be paid to Medco stockholders, resulting in Express Scripts’ current stockholders maintaining a majority of the equity holdings in New Express Scripts, the ability of New Express Scripts to maintain an investment grade rating and the optimization of the financing arrangements available to Express Scripts and New Express Scripts in the financial markets.

On July 1, 2011, Messrs. Rubino and Hall discussed by telephone the potential synergies that could result from the potential transaction, and the valuation and potential Medco merger consideration. On the same date,

Messrs. Ebling and Moriarty telephonically discussed the terms of a proposed standstill and exclusivity agreement between Express Scripts and Medco.

From July 1 through July 4, 2011, Mr. Ebling and Mr. Moriarty discussed by telephone on several occasions the terms of a mutual standstill and exclusivity agreement. In addition, Sullivan & Cromwell and Skadden had discussions regarding the terms of the mutual standstill and exclusivity agreement during that period.

During the week of July 4 to July 9, 2011, the parties continued to discuss, via telephone conversations and email exchanges, among other things, the due diligence process, the parties’ respective financial positions and operations, the possible benefits and risks of a combination and the course of action for further analysis of potential synergies that could result from the potential transaction.

On July 5, 2011, members of Express Scripts’ and Medco’s senior management, including Messrs. Hall, Ebling, Rubino and Moriarty, met in Short Hills, New Jersey to further discuss the businesses of the companies, the basis of Express Scripts’ valuation of Medco common stock, the appropriate mix of stock and cash consideration to be paid in connection with the mergers, the regulatory approvals required to consummate the mergers and the overall timeline for proceeding with the potential transaction. Immediately preceding this meeting, Express Scripts and Medco entered into the mutual exclusivity and standstill agreement, pursuant to which each party agreed not to solicit third party proposals from, or provide confidential information to, certain third parties with respect to mergers or acquisitions of its capital stock over a certain threshold until August 15, 2011. In addition, the mutual standstill and exclusivity agreement prohibited each of Medco and Express Scripts and certain of their representatives from acquiring or offering to acquire the other’s securities or material assets or seeking to influence, change or control the other’s management, board of directors, governing instruments or policies until the earlier of March 31, 2012 or the occurrence of certain change of control transactions with respect to either party. The limitations on acquiring ownership of the other party’s securities as well as the restrictions on soliciting third party proposals contained in the mutual standstill and exclusivity agreement terminated under certain circumstances specified therein. Prior to the execution of the standstill and exclusivity agreement, limited confidential material was made available between the companies. Also, on July 5, 2011, Express Scripts retained Holland & Knight LLP, which we refer to as Holland & Knight, as its legal counsel for certain health-care and insurance regulatory aspects of the proposed transaction.

Antitrust counsel for each of Medco and Express Scripts executed a written collective interest agreement on July 5, 2011 with respect to the exchange of confidential information.

From July 5 to July 12, 2011, members of senior management of Medco and Express Scripts and their legal advisors discussed on a number of occasions the establishment of, and the detailed access procedures in connection with, a “clean room” for the exchange and confidential analysis of certain sensitive business data. During the period between July 5, 2011 and July 12, 2011, members of senior management of each of Express Scripts and Medco had numerous discussions regarding the potential pricing of the proposed transaction. At the July 5, 2011 meeting, Medco initially proposed a per share price of $75.00 in a combination of stock and cash consideration, based upon the combined company achieving synergies of approximately $1 billion. After initial discussions, the parties agreed to proceed with further negotiation on the basis of an initial price range which valued Medco common stock between $70.00 and $75.00 per share, subject to Express Scripts’ satisfactory confirmation of its due diligence investigations. On July 8, 2011, the parties executed a clean room confidentiality agreement detailing the terms, conditions and procedures for the clean room process. As part of the clean room process, Express Scripts and Medco jointly retained a third-party consultant to assist with their analysis of certain business data based on certain sample data selected by Express Scripts and Medco and provided in the clean room. The third party-consultant’s activities were limited to the performance of mathematical calculations based on such data and based upon a methodology mutually determined by Express Scripts and Medco.

On July 8, 2011, the Medco board met telephonically to discuss the status and progress of the potential transaction. Together with senior management and Medco’s external financial and legal advisors, the Medco board reviewed the chronology of events since the previous Medco board meeting and the various workstreams engaged in the proposed transaction, including the due diligence review, the clean room process, regulatory analysis, and the discussions with Express Scripts regarding synergies, valuation, pricing and premium. Representatives of J.P. Morgan and Lazard discussed with the Medco board preliminary financial analyses of a potential transaction with Express Scripts assuming indicative prices, mixes of stock and cash consideration, synergies and capital structures. Among other things, the Medco board considered and discussed with its financial advisors the proposed leverage (debt to EBITDA) ratio for the combined company, the accretion to Medco stockholders at indicative prices and at different ratios of stock and cash consideration, value creation sensitivities pertaining to the New Express Scripts stock in light of the fact that Medco stockholders would become New Express Scripts stockholders following the mergers, and the value creation sensitivities relative to synergies, price-to-earnings multiples and other variables. In addition, representatives of Sullivan & Cromwell discussed with the Medco board its fiduciary duties and reviewed the process that the Medco board had undertaken to review strategic alternatives. Representatives of Dechert reviewed with the Medco board the process undertaken and information exchanged to date with respect to antitrust matters. Medco and Express Scripts also activated their virtual datarooms for the other party to view on this date.

On July 8, 2011, at a special meeting of the Express Scripts board, members of Express Scripts’ senior management discussed with the Express Scripts board the potential business combination involving Medco, including possible next steps relating thereto. The Express Scripts management also provided the Express Scripts board with an update regarding the potential timeline to signing a definitive agreement relating to the proposed transaction, the process for conducting due diligence on Medco and proposed financing for the potential transaction. In addition, the Express Scripts board and management team discussed the regulatory approvals which would be required to consummate the potential transaction.

On July 10, 2011, Express Scripts, through Skadden, delivered an initial draft of the merger agreement to Medco, through Sullivan & Cromwell. While the parties had previously had preliminarily discussions about the appropriate mix of consideration that would result in Medco stockholders ultimately receiving 60% of the consideration in the Medco merger as New Express Scripts stock and 40% of such consideration as cash, the initial draft merger agreement did not propose specific allocations for this mix. However, the initial draft merger agreement did raise the possibility that Express Scripts would have the ability to elect, in its sole discretion, to modify the relative mix of stock and cash consideration to be received by the Medco stockholders upon the consummation of the proposed transaction at any time prior to such consummation, both prior to and following a vote on the merger agreement by Medco and Express Scripts stockholders. In addition, the initial draft merger agreement contained a ratings condition with respect to the obligations of Express Scripts to consummate the mergers and contemplated the creation of a holding company which would be the ultimate parent company of each of Express Scripts and Medco following the mergers.

From July 10, 2011 until execution of definitive documentation on July 20, 2011, the companies and their respective advisors exchanged numerous drafts of the merger agreement and engaged in negotiations and discussions regarding the terms and conditions of the merger agreement. Significant areas of negotiation included the scope and degree of reciprocity of representations and warranties and interim operating covenants, the conditions to closing, the degree of conditionality associated with Express Scripts’ proposed financing of the cash portion of the Medco merger consideration, the scope of the parties’ obligations in connection with obtaining regulatory approvals, including antitrust approvals, the terms upon which Medco and Express Scripts could consider an alternative acquisition proposal and the process for dealing with any such proposal and the amount and triggers for the reimbursement of expenses and the payment of termination fees, which were reciprocal. The parties discussed extensively whether Medco and Express Scripts would be permitted to terminate the merger agreement to accept a superior proposal or would be required to submit the merger agreement to a vote of its stockholders, even if it received such a proposal. The parties also discussed various employee benefit and other employee- and compensation-related provisions of the merger agreement.

Concurrent with these discussions, representatives of management of each of the companies, Skadden, Holland & Knight, Sullivan & Cromwell, Dechert and the companies’ respective other representatives continued to have numerous discussions in person and by teleconference to review and discuss, among other things, due diligence, valuation, the companies’ respective financial information including financial projections and related assumptions, the results of the synergy analysis, Express Scripts’ proposed financing for the potential transaction, antitrust and other regulatory considerations, the terms of the merger agreement and the timeline for the potential transaction.

On July 11, 2011, representatives of Express Scripts met telephonically with representatives of Standard & Poor’s Rating Services to discuss the indicative credit rating of the combined company which would likely result from the proposed transaction.

On July 11, 2011, Express Scripts contacted Citigroup to discuss Citigroup’s ability to act, with Credit Suisse, as Express Scripts’ financial advisor in connection with the potential transaction and to develop a proposal with respect to the financing of any such transaction. Representatives of Express Scripts’ management and Citigroup discussed Citigroup’s ability to deliver a fairness opinion on the contemplated timetable and Citigroup gave Express Scripts assurances that the contemplated timetable provided Citigroup with sufficient time to conduct its analysis and deliver an informed opinion. Express Scripts contacted Citigroup because of Citigroup’s familiarity with Express Scripts, its business and industry, evidenced by Citigroup’s prior investment banking and other financial services to Express Scripts unrelated to the potential transaction including, among other engagements, having acted as (i) Express Scripts’ financial advisor in connection with its acquisition of WellPoint Inc.’s NextRx subsidiaries announced in April 2009, including, in connection therewith, serving as joint bookrunner on Express Scripts’ 5.25% Senior Notes due 2012 (aggregate principal amount $1.0 billion), 6.250% Senior Notes due 2014 (aggregate principal amount $1.0 billion) and 7.250% Senior Notes due 2019 (aggregate principal amount $500.0 million), and joint bookrunner on Express Scripts’ $1.6 billion follow-on offering of shares of Express Scripts common stock; (ii) joint lead arranger and syndication agent, and a participant in, Express Scripts’ $750.0 million revolving credit facility; (iii) joint bookrunner with respect to Express Scripts’ 3.125% Senior Notes due 2016 (aggregate principal amount $1.5 billion) and (iv) financial advisor to Express Scripts and co-dealer manager in connection with Express Scripts’ exchange offer for Caremark Rx, Inc. Express Scripts and Citigroup executed an engagement letter on July 20, 2011. In addition, Express Scripts’ management believed that Express Scripts would require a second lead financing source, in addition to Credit Suisse, given the amount of contemplated financing and that it would be beneficial to have that second lead financing source also act as a financial advisor in connection with the potential transaction.

From July 10, 2011 through July 13, 2011, representatives of Medco, Sullivan & Cromwell and Dechert reviewed and revised the initial draft of the merger agreement. On July 13, 2011, Medco delivered a revised draft of the merger agreement, including changes with respect to the termination rights of the parties, the various representations and warranties included in the merger agreement, and eliminating the force-the-vote provision that Express Scripts had proposed and replacing it with a right for either party to terminate the merger agreement (and concurrently pay a termination fee) in favor of entering into a definitive agreement relating to, or consummating, a superior proposal. The revised Medco draft also provided for an agreement from Express Scripts to use its best efforts to obtain regulatory approval for the proposed transaction, provided for specific performance of Express Scripts’ financing obligations and eliminated the credit ratings condition. Furthermore, the revised Medco draft eliminated the ability of Express Scripts to elect to modify the relative mix of stock and cash consideration to be received by the Medco stockholders upon the consummation of the proposed transaction at any time prior to such consummation.

During the period from July 10, 2011 to July 20, 2011, Express Scripts negotiated a debt commitment letter with Credit Suisse AG (in its capacity as a financing source to Express Scripts), Credit Suisse (in its capacity as arranger of financing for Express Scripts), and Citibank, N.A. (in its capacity as a financing source to Express Scripts and as arranger of financing for Express Scripts) for a bridge loan facility to Express Scripts to finance the cash portion of the consideration payable in the proposed transaction.

On July 13, 2011, representatives of Express Scripts met in person with representatives of Moody’s Investors Service to discuss the indicative credit rating of the combined company which would likely result from the proposed transaction.

From July 13, 2011 through July 16, 2011, Express Scripts and Skadden reviewed and revised the draft merger agreement.

On July 14, 2011, results of the third-party consultant’s calculations were provided to Medco and Express Scripts.

On July 15, 2011, the Express Scripts board met telephonically to deliberate further on the proposed transaction, with representatives of senior management, Skadden and Credit Suisse also present. At the meeting, representatives of senior management presented a strategic and financial overview of the proposed transaction and reviewed potential financing strategies for the proposed transaction. Representatives of senior management also provided an overview of the preliminary terms of the merger agreement, the outcome of the diligence investigations conducted thus far and responded to questions from directors. The Express Scripts board also discussed with senior management the likelihood of the combined company maintaining an investment grade credit rating and the risks associated therewith and ways to mitigate such risks. Representatives of Skadden discussed in detail the Express Scripts board’s fiduciary duties and responsibilities and the standards that the Express Scripts board should consider in evaluating the proposed transaction. Representatives of Skadden also provided an overview of the current terms of the merger agreement and responded to questions and comments from directors. The Express Scripts board also discussed with Credit Suisse, among other things, financial aspects of the proposed transaction and the current industry landscape.

On July 15, 2011, the Medco board met telephonically. Together with management and Medco’s external financial and legal advisors, the Medco board reviewed the developments that had taken place since the last Medco board meeting, the status of negotiations with United Healthcare for a renewal and/or restructuring of the United Healthcare contract, the proposed terms of the Express Scripts transaction and the significant issues that remained to be negotiated. In particular, the Medco board reviewed the status of discussions regarding closing conditionality, financing matters and transaction structure and the reciprocal conditions and rights regarding termination. The Medco board emphasized providing the maximum degree of certainty, including regulatory certainty, regarding the closing of the proposed transaction that could reasonably be obtained. The Medco board also discussed the due diligence that each of Medco and Express Scripts had performed on the other up to that point, the number of board seats in a combined company that former Medco directors should occupy and the status of valuation discussions with Express Scripts. Following detailed discussion, the Medco board directed management to continue discussions and to seek transaction terms and conditions offering greater closing certainty than had been reflected in Express Scripts’ previous proposals.

On July 16, 2011 and July 17, 2011, representatives of Express Scripts, Medco, Skadden and Sullivan & Cromwell met in person at the New York offices of Skadden to continue to negotiate the terms of the merger agreement and on the 18th, 19th and 20th of July 2011, the parties had numerous telephone calls to continue to negotiate the terms of the merger agreement telephonically. During these meetings and calls, the parties discussed several possible transaction structures. Representatives of Express Scripts informed Medco that Express Scripts preferred the holding company structure for a number of reasons, including the operational flexibility it would provide the combined company, and the parties agreed to this structure. Furthermore, based on Express Scripts’ conversations with Moody’s Investors Service and Standard and Poor’s Rating Services, Express Scripts’ determined that eliminating the credit ratings condition was an acceptable risk, provided that the mix of consideration to be received by Medco stockholders be fixed at 60% stock of New Express Scripts and 40% cash. At Medco’s insistence, the parties also agreed to mutual termination rights upon entering into a superior proposal with a third party, in the place of a mutual force the vote provision that would have required both parties to submit the merger agreement proposal to a vote of their respective stockholders even in the event that a competing proposal had been made prior to the date of the stockholder meeting. In return for such agreement, Express Scripts insisted that it have a meaningful period of time to match a superior proposal made by a third party, including the time necessary to raise any additional financing. During the course of these discussions, representatives of Medco proposed that the board of directors of the combined entity include two or three directors currently serving on the Medco board. During this period, the parties also discussed certain actions that each party would agree to take in connection with obtaining required regulatory approvals from the applicable governmental authorities.

Over the course of the negotiations with Express Scripts, the Medco board and Medco’s senior management considered the appropriateness of the 60%/40% mix of stock and cash consideration in light of the following factors: the fact that the cash portion would provide a measure of value certainty and the fact that the stock portion would provide Medco stockholders with an opportunity to participate in any value creation as a result of the transaction; the fact that Express Scripts expected to finance a significant portion of the cash consideration and the impact of potential changes in conditions in the financing markets; senior management’s view, based on discussions with Express Scripts, of various alternate structures for the transaction; that Express Scripts did not articulate a willingness to significantly alter the mix of stock and cash portion of the consideration from a 60%/40% ratio; and the tax implications to Medco stockholders of various mixes of consideration.

Throughout the weekend of July 16, 2011 and into the week beginning July 17, Medco and Express Scripts conducted numerous due diligence conference calls regarding one another’s businesses, including discussions regarding outstanding legal actions involving Medco and Express Scripts and, on July 17 and 18, 2011, due diligence calls with each of their respective auditors and advisors.

On July 18, 2011, the full Express Scripts board met telephonically with representatives of senior management, Skadden, Credit Suisse, and Citigroup also present. Representatives of senior management and Skadden provided the Express Scripts board with an update regarding the negotiation of a definitive merger agreement and responded to questions and comments from the Express Scripts board. Senior management also provided an overview of its financial analysis of the proposed transaction and reviewed the status of discussions around the various financing strategies available to fund the proposed transaction. The Express Scripts board also discussed the potential benefits that the proposed transaction would provide to Express Scripts stockholders, communications strategy and the challenges that could be encountered in connection with obtaining regulatory approval for the proposed transaction. Credit Suisse and Citigroup then each discussed with the Express Scripts board financial matters relating to the proposed transaction and various financing strategies under discussion. The Express Scripts board also continued its discussion from the July 15 meeting regarding the proposed corporate, regulatory and governance structure of the combined entity that would result from the proposed transaction, including the steps required, if necessary, by the merger agreement to obtain the regulatory approvals in order to consummate the proposed transaction. Following these discussions, the Express Scripts board authorized management to agree that the combined entity’s board of directors would include two independent directors currently serving on the Medco board. Although the merger agreement provides for two of Medco’s independent directors to join the New Express Scripts board, there were no discussions between Medco and Express Scripts regarding any specific directors or the continued future employment with New Express Scripts of any specific executive officers prior to the execution of the merger agreement.

On July 18, 2011, Messrs. Snow, Paz, Rubino and Hall negotiated the Medco merger consideration in the amount of $28.80 in cash and 0.81 shares of New Express Scripts common stock per share of Medco common stock and, given that the ownership interest of the Medco stockholders following completion of the proposed transaction would be approximately 40%, discussed Medco’s proposal to include two or three independent members of the Medco board on the board of directors of New Express Scripts following the consummation of the proposed transaction.

On July 18, 2011, Skadden, acting on behalf of Express Scripts, provided to Sullivan & Cromwell, acting on behalf of Medco, a draft debt commitment letter from Credit Suisse and Citibank, N.A. for a $14 billion 364-day bridge term loan credit facility to finance the cash component of the Medco merger consideration to be paid to Medco’s stockholders. Medco and its external legal and financial advisors provided comments on the draft debt commitment letter.

On July 19, 2011, the full Express Scripts board held a meeting in person with representatives of senior management, Skadden, Credit Suisse, and Citigroup also present. Skadden provided the Express Scripts board members with an update regarding the final negotiations of a definitive merger agreement and made a presentation with respect to the directors’ fiduciary duties. Representatives of Skadden also reviewed the regulatory approvals required by the proposed transaction and the commitments that would be made by the parties under the proposed merger agreement to obtain such approvals. Senior management briefed the Express Scripts board on discussions with ratings agencies regarding the indicative ratings of the combined company’s indebtedness, as well as updating the Express Scripts board with respect to senior management’s financial analysis of the proposed transaction and the various financing strategies available to fund the proposed transaction. Credit Suisse and Citigroup each updated the Express Scripts board as to certain financial terms of the proposed transaction based on the most recent negotiations of a definitive merger agreement and financing strategies available to fund the proposed transaction. The Express Scripts board also discussed the benefits that the proposed transaction could provide, the challenges that would be encountered in combining the cultures and operations of the companies, the legal status of the combined entities and the regulatory approvals required to consummate the mergers.

On July 19, 2011, the Medco board met telephonically to discuss the status and progress of the proposed transaction with Express Scripts. Together with management and Medco’s external financial and legal advisors, the Medco board reviewed the developments that had taken place since the last Medco board meeting, including the progress that had been made in negotiations with Express Scripts. Representatives of Sullivan & Cromwell described the material terms of the proposed transaction and the merger agreement and the status of the issues remaining to be agreed upon, which the Medco board discussed in detail. In addition, representatives of Dechert discussed the antitrust provisions in the merger agreement, the reasons for such provisions and their related antitrust analysis. Representatives of senior management then updated the Medco board on the discussion on price and presented the proposed Medco merger consideration of $28.80 in cash and 0.81 shares of New Express Scripts common stock per share of Medco common stock. The Medco board and representatives of J.P. Morgan and Lazard discussed the joint financial analyses of J.P. Morgan and Lazard, a preliminary analysis of the Medco merger consideration and the effects that changes in the stock price of Express Scripts could have on the Medco merger consideration following signing of the merger agreement, and a preliminary analysis of the premium represented by the Medco merger consideration. The Medco board, along with its legal and financial advisors, also reviewed and discussed (i) the various strategic alternatives (including Medco’s stand-alone plan) that the Medco board had considered up to that point, including the likelihood of any third parties having an interest in offering, or being prepared to offer, a more attractive alternative to a transaction with Express Scripts, (ii) the relative advantages and disadvantages of a transaction with Express Scripts in comparison to such strategic alternatives and (iii) the business and strategic risks and opportunities associated with the various alternatives, including any regulatory risks associated therewith. As a result of such discussions, the Medco board determined that the proposed transaction with Express Scripts offered greater value to Medco’s stockholders than the other strategic alternatives considered. The Medco board also discussed, together with J.P. Morgan, Lazard and Sullivan & Cromwell, Express Scripts’ proposed financing for the proposed transaction, including Express Scripts’ financing commitments, the likelihood that Express Scripts would be able to maintain an investment grade rating in connection with the financing, the absence of a financing condition to the consummation of the proposed transaction, the alternatives that would be available to Express Scripts if debt financing was not available and the effects that such alternatives would have on Medco stockholders. In addition, representatives of Sullivan & Cromwell discussed with the Medco board its fiduciary duties and reviewed the process that the Medco board had undertaken to fulfill its fiduciary duties, as well as the provisions of the merger agreement permitting the Medco board to enter into a superior proposal and the related reciprocal termination provisions and fees. The Medco board continued to emphasize providing the maximum degree of certainty, including regulatory certainty, regarding the closing of the proposed transaction that could reasonably be obtained.

On July 19, 2011 and July 20, 2011, Express Scripts, Medco and their respective representatives continued to negotiate the terms of a definitive merger agreement. The parties agreed that each party would, in certain circumstances, be responsible for paying the other party a termination fee in the amount of $950 million or, in other circumstances, $332.5 million and, in certain circumstances, be responsible for reimbursing the other party’s expenses in an amount of up to either $225 million or $100 million, which would be the parties’ exclusive remedy, except in certain specified circumstances, in each case, as described more fully below under “The Merger Agreement — Termination Fees; Expenses” beginning on page 178. In addition, during the course of July 19 and July 20, Express Scripts and Medco agreed to certain actions that each party would agree to take in connection with obtaining applicable regulatory approvals to the consummation of the mergers. The parties also compromised on a number of additional provisions in the merger agreement including in relation to the parties respective obligations in connection with financing the proposed mergers and the termination rights and fees which may be payable in connection therewith.

On July 20, 2011, the full Express Scripts board held a telephonic meeting, at which representatives of senior management, Skadden, Credit Suisse and Citigroup were in attendance. Senior management provided an update with respect to negotiations with Medco, and updated the Express Scripts board regarding senior management’s financial review of the proposed transaction and the contemplated financing. Express Scripts’ general counsel and representatives from Skadden then summarized the terms of the merger agreement and the remaining open items to be finalized with Medco. Credit Suisse and Citigroup reviewed with the Express Scripts board their respective financial analysis of the Medco merger consideration to be issued and paid by New Express Scripts and rendered to the Express Scripts board an oral opinion, confirmed by delivery of a written opinion dated July 20, 2011, to the effect that, as of that date and based on and subject to the matters, considerations and limitations described in the opinion and the work performed by such firm and other factors it deemed relevant, the Medco merger consideration to be issued and paid by New Express Scripts was fair, from a financial point of view, to Express Scripts. The Express Scripts board also considered the factors described under “Recommendation of the Express Scripts Board; Express Scripts’ Reasons for the Mergers” beginning on page 105, as well as regulatory approval risks, the process of SEC review, the financing requirements of the proposed transaction and the various risks, such as non-consummation of the mergers and the failure of achieving the contemplated synergies, arising in connection with the proposed transaction. Following such deliberations, the Express Scripts board unanimously approved the proposed transaction on the terms set forth in the draft merger agreement, determined that the transactions contemplated thereby are fair to, advisable and in the best interests of Express Scripts and resolved to recommend that Express Scripts stockholders vote to adopt the merger agreement. The Express Scripts’ board then instructed senior management to finalize the transaction documents and enter into the merger agreement consistent with its instructions.

On July 20, 2011, the Medco board met in person at Medco’s headquarters in Franklin Lakes, New Jersey to discuss the terms of the proposed transaction and the merger agreement and the developments since the previous day. Together with management and Medco’s external financial and legal advisors, the Medco board reviewed the results of senior management’s financial and legal due diligence analysis and the terms of the proposed transaction. Medco’s general counsel and representatives of Sullivan & Cromwell updated the Medco board on the negotiations with Express Scripts since the previous Medco board meeting and reviewed with the Medco board the material terms of the merger agreement. Representatives of Dechert then discussed the antitrust regulatory analysis that they performed in connection with the proposed transaction and the related terms of the merger agreement. Members of senior management and senior internal legal counsel reviewed with the Medco board the results of their due diligence analysis of Express Scripts. In addition, senior management reviewed with the Medco board the compensation provisions of the merger agreement. Representatives of each of J.P. Morgan and Lazard discussed their financial analyses of the Medco merger consideration. Following discussion, (i) representatives of J.P. Morgan rendered the oral opinion of J.P. Morgan, which was subsequently confirmed in writing on the same day, that, as of July 20, 2011, and subject to the assumptions, procedures, factors, qualifications and limitations set forth in the written opinion, the Medco merger consideration was fair, from a financial point of view, to Medco’s stockholders and (ii) representatives of Lazard stated the opinion of Lazard, which was subsequently confirmed in writing, that, as of July 20, 2011, and subject to the assumptions, procedures, factors, qualifications and limitations set forth in the written opinion, the Medco merger consideration was fair, from a financial point of view, to Medco’s stockholders (with no opinion expressed as to Medco subsidiaries and certain other Medco-affiliated holders and holders who are entitled to and properly demand an appraisal of their shares of Medco common stock). The J.P. Morgan and Lazard opinions are more fully described under the section — “Opinions of the Financial Advisors to Medco” beginning on page 90. Following extensive discussion of all of the foregoing by the Medco board, the Medco board approved the merger agreement and the consummation of the Medco merger upon the terms and subject to the conditions set forth in the Medco merger, determined that the terms of the merger agreement, the Medco merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, Medco and its stockholders, directed that the merger agreement be submitted to the stockholders of Medco for adoption, recommended that Medco’s stockholders adopt the merger agreement and declared that the merger agreement is advisable.

After execution of the debt commitment letter, a copy of which was provided to Medco and its financial and legal advisors, each of Express Scripts, Medco, New Express Scripts and the Merger Subs executed and delivered the merger agreement, effective as of July 20, 2011. On the morning of July 21, 2011, Express Scripts and Medco issued a joint press release announcing the transaction.

Following the announcement by the parties that they had entered into the merger agreement on July 21, 2011, certain putative stockholder class action lawsuits were filed by purported stockholders of Medco challenging the mergers. The complaints in the actions name as defendants Medco and/or various members of the Medco board as well as Express Scripts, New Express Scripts and the Merger Subs. Medco and Express Scripts continue to deny that they engaged in any of the wrongdoing alleged in the complaints; however, to avoid the risk that the litigation might delay or otherwise adversely affect the consummation of the merger and to minimize the expense of defending such actions, on November 7, 2011, Express Scripts and Medco entered into a memorandum of understanding with plaintiffs to settle the stockholder litigation pending in the United States District Court for the District of New Jersey and the Delaware Court of Chancery regarding the mergers. Pursuant to the memorandum of understanding, Express Scripts and Medco entered into the first amendment to the merger agreement and agreed to hold the special meetings of their respective stockholders to vote on the proposed mergers on such date or dates as determined by Medco and Express Scripts, but in no event prior to December 21, 2011. Express Scripts and Medco also agreed to include certain additional disclosures concerning the merger agreement in this joint proxy statement/prospectus. On November 7, 2011, the Medco board determined that the memorandum of understanding, the settlement of the stockholders litigation on the terms contemplated by the memorandum of understanding, and the proposed amendments to the merger agreement were in the best interests of Medco and unanimously voted to approve the memorandum of understanding and the first amendment to the merger agreement and recommended that Medco’s stockholders adopt the merger agreement as so amended. On November 7, 2011, the Express Scripts board concluded that the memorandum of understanding and the proposed amendments to the merger agreement were in the best interests of Express Scripts and its stockholders, and unanimously voted to approve and authorize the memorandum of understanding and first amendment to the merger agreement. On November 7, 2011, Express Scripts, New Express Scripts, the Merger Subs and Medco executed the first amendment to the merger agreement, in order to effect the terms contemplated by the memorandum of understanding.

Recommendation of the Medco Board; Medco’s Reasons for the Merger

At its meeting held on July 20, 2011, the Medco board unanimously (i) approved the merger agreement and consummation of the Medco merger upon the terms and subject to the conditions set forth in the merger agreement, (ii) determined that the terms of the merger agreement, the Medco merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, Medco and its stockholders, (iii) directed that the merger agreement be submitted to Medco stockholders for adoption at the Medco special meeting, (iv) recommended that Medco’s stockholders adopt the merger agreement and (v) declared that the merger agreement is advisable. In addition, on November 7, 2011, the Medco board approved the first amendment to the merger agreement and recommended that Medco’s stockholders adopt the merger agreement as so amended.

ACCORDINGLY, THE MEDCO BOARD UNANIMOUSLY RECOMMENDS THAT MEDCO STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO ADOPT THE MERGER AGREEMENT, “FOR” THE PROPOSAL TO APPROVE THE ADJOURNMENT OF THE SPECIAL MEETING (IF IT IS NECESSARY OR APPROPRIATE TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES TO ADOPT THE MERGER AGREEMENT) AND “FOR” THE PROPOSAL TO APPROVE, BY NON-BINDING ADVISORY VOTE, CERTAIN COMPENSATION ARRANGEMENTS FOR MEDCO’S NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGERS CONTEMPLATED BY THE MERGER AGREEMENT.

The Medco board consulted with Medco’s outside financial and legal advisors and senior management at various times and considered a number of factors, including the following principal factors that the Medco board and the Medco M&A committee believe support such declarations, approvals, resolutions and recommendations:

•	the Medco board’s knowledge of Medco’s business, financial condition, results of operations, on both historical and prospective bases, and its understanding of Express Scripts’ business, financial condition, results of operations and prospects;

•	the current industry, economic and market conditions and the risks for Medco on a stand-alone basis in a consolidating, competitive industry;

•	the need to be proactive in responding to current and contemplated healthcare reform initiatives;

•	the facts that the cost savings synergies anticipated to result from the combination of Medco’s and Express Scripts’ businesses are expected to be at least $1 billion, that the combined company is estimated to be able to deliver more than $4 billion of annual cash from operations, and that the 0.81 fixed exchange ratio provides Medco stockholders with participation in the earnings of the combined company, which will be enhanced as synergies and other efficiencies arising from the mergers are realized over time and the combined company pursues and capitalizes on strategic opportunities that can be achieved with its substantial cash flows;

•	the Medco board’s evaluation, over the course of nine (9) telephonic and in person meetings from February 1, 2011 to July 20, 2011, of all feasible alternatives to a sale to Express Scripts, including senior management’s stand-alone plan and potential business combinations and joint ventures with other parties, which alternatives the Medco board evaluated with the assistance of its antitrust legal advisors and its financial advisors, J.P. Morgan and Lazard, and determined were likely to be less favorable to Medco’s stockholders than the transaction with Express Scripts, given the potential risks, rewards and uncertainties associated with those alternatives;

•	input from the Medco M&A committee, which consisted of five (5) independent directors and met, along with Medco’s financial and legal advisors, in person or telephonically, five (5) times between April 4, 2011 and June 30, 2011;

•	the value of the Medco merger consideration, which, based on the $52.54 per share closing price for Express Scripts common stock on July 20, 2011, represented a notional value of $71.36 per share of Medco common stock and represented:

•	a 28% premium to the closing price per share for Medco common stock on July 20, 2011;

•	a 29% premium to the average closing price for Medco common stock on the NYSE for the one (1) month preceding July 20, 2011;

•	a 22% premium to the average closing price for Medco common stock on the NYSE for the three (3) months preceding July 20, 2011; and

•	a 21% premium to the average closing price for Medco common stock on the NYSE for the six (6) months preceding July 20, 2011.

•	the fact that Medco common stock has been trading at a lower price-to-earnings multiple than some of its peers, including Express Scripts, and the likelihood that such discount would make it challenging for Medco to compete with Express Scripts and other third parties in acquisitions of potential target companies in the pharmacy benefit management industry;

•	the probability that it could take a considerable period of time before the trading price of the Medco common stock on a stand-alone basis would reach and sustain at least the $71.36 notional value of the per share Medco merger consideration, as adjusted for present value;

•	the fact that the $28.80 per share of cash consideration provides Medco stockholders with a degree of value certainty with respect to that portion of the Medco merger consideration;

•	the continued participation of Medco stockholders in a combined company that will be able to provide an attractive mix of services to customers via increased mail order penetration and greater utilization of generics and the expectation that the combined company will capitalize on a diversified customer base covering the spectrum from large managed care organizations to small- to medium-sized employers and the complementary strengths of Express Scripts and Medco in clinical, specialty pharmacy services, research, the behavioral sciences, pharmacy technology, and overall patient care;

•	Express Scripts’ and Medco’s records of successfully integrating past acquisitions without sacrificing growth;

•	the analyses of J.P. Morgan and the oral opinion of J.P. Morgan, rendered on July 20, 2011 and subsequently confirmed in writing on the same day, to the Medco board that, as of July 20, 2011 and subject to the assumptions, procedures, factors, qualifications and limitations set forth in the written opinion, the Medco merger consideration was fair, from a financial point of view, to Medco’s stockholders. See “— Opinions of Financial Advisors to Medco”, below;

•	the analyses of Lazard and the opinion of Lazard, rendered on July 20, 2011 and subsequently confirmed in writing, to the Medco board that, subject to the assumptions, procedures, factors, qualifications and limitations set forth in the written opinion, the Medco merger consideration was fair, from a financial point of view, to Medco’s stockholders (with no opinion expressed as to Medco subsidiaries and certain other Medco-affiliated holders). See “— Opinions of Financial Advisors to Medco”, below;

•	the likelihood that the transactions contemplated by the merger agreement will be consummated, based on, among other things:

•	the closing conditions to the transactions contemplated by the merger agreement, including the fact that the obligations of Express Scripts under the merger agreement are not subject to a financing condition;

•	the fact that Express Scripts had obtained committed debt financing for the transactions contemplated by the merger agreement with limited conditions to financing from reputable financing sources and the obligation of Express Scripts pursuant to the merger agreement to use its reasonable best efforts to obtain the debt financing; and

•	the commitments made by Express Scripts in the merger agreement with respect to obtaining regulatory clearances, including with respect to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the absence of other significant required regulatory approvals necessary to consummate the transactions contemplated by the merger agreement.

•	the Medco board’s view, after consultation with its legal counsel, concerning the likelihood that regulatory approvals and clearances necessary to consummate the transactions contemplated by the merger agreement would be obtained;

•	the terms and conditions of the merger agreement and the course of negotiations of the merger agreement, including, among other things:

•	the ability of the Medco board, under certain circumstances, to change, qualify, withhold, withdraw or modify its recommendation to stockholders concerning the transactions contemplated by the merger agreement; and

•	the ability of the Medco board to terminate the merger agreement to enter into a superior proposal, subject to certain conditions (including certain rights of Express Scripts to have an opportunity to match the superior proposal) and the payment of the termination fee, as described under “The Merger Agreement — Termination Fees; Expenses” beginning on page 178; and

•	the rights of Medco stockholders who are entitled to demand and properly demand appraisal of their shares pursuant to, and who comply in all respects with, Section 262 of the Delaware General Corporation Law to receive payment of the “fair value” of such shares.

The Medco board also weighed the factors described above against the following factors and risks that generally weighed against entering into the merger agreement:

•	the fact that because a substantial portion of the Medco merger consideration is New Express Scripts stock and the exchange ratio is fixed, Medco stockholders will be adversely affected by any decrease in the sale price of Express Scripts common stock between the announcement and the completion of the transactions contemplated by the merger agreement;

•	the restrictions on the conduct of Medco’s business prior to the completion of the proposed merger, which may delay or prevent Medco from undertaking business opportunities that may arise or other actions it would otherwise take with respect to the operations of Medco pending completion of the proposed merger;

•	the difficulty inherent in integrating diverse businesses and the risk that the cost savings, synergies and other benefits expected to be obtained in the transactions contemplated by the merger agreement might not be fully realized;

•	the fact that the termination fee to be paid to Express Scripts under the circumstances specified in the merger agreement, which as a percentage of the equity value of Medco is within a customary range for similar transactions, may discourage other parties that might otherwise have an interest in a business combination with, or an acquisition of, Medco (see the section entitled “The Merger Agreement — Termination Fees; Expenses” beginning on page 178 of this joint proxy statement/prospectus);

•	the terms of the merger agreement placing limitations on the ability of Medco to solicit alternative business combination transactions and to provide confidential due diligence information to, or engage in discussions with, a third party interested in pursuing an alternative business combination transaction (see the section entitled “The Merger Agreement — No Solicitation” beginning on page 164 of this joint proxy statement/prospectus);

•	the amount of time it could take to complete the mergers, including the fact that completion of the mergers depends on factors outside of Medco’s control;

•	the possibility of significant costs and delays resulting from seeking regulatory approvals necessary to consummate the transactions contemplated by the merger agreement, the possibility of non-consummation of such transactions if such approvals are not obtained, and the potential negative impacts on Medco, its business and its stock price in the event that such approvals are not obtained;

•	the fact that if the proposed merger is not completed, Medco will be required to pay its own expenses associated with the merger agreement and the transactions contemplated thereby, and may be required to reimburse certain of Express Scripts’ expenses and/or pay the termination fee under certain circumstances, as described under “The Merger Agreement — Termination Fees; Expenses” beginning on page 178; and

•	the risks described in the section entitled “Cautionary Note Concerning Forward-Looking Statements” beginning on page 63 of this joint proxy statement/prospectus.

In considering the recommendation of the Medco board with respect to the proposal to adopt the merger agreement, you should be aware that certain of Medco’s directors and executive officers may have interests in the merger that are different from, or in addition to, yours. The Medco board was aware of and considered these interests, among other matters, in evaluating the merger agreement and the transactions contemplated thereby, and in recommending that the merger agreement be adopted by Medco’s stockholders. See the section entitled “The Mergers — Interests of Officers and Directors in the Mergers” beginning on page 131.

The foregoing discussion of the information and factors considered by the Medco board in reaching its conclusions and recommendations is not intended to be exhaustive, but includes the material factors considered by the Medco board. In view of the wide variety of factors considered in connection with its evaluation of the merger agreement and the transactions contemplated thereby, and the complexity of these matters, the Medco board did not find it practicable to, and did not attempt to, quantify, rank or assign any relative or specific weights to the various factors considered in reaching its determination and making its recommendation. In addition, individual directors may have given different weights to different factors. The Medco board considered all of the foregoing factors as a whole and based its recommendation on the totality of the information presented.

Opinions of Financial Advisors to Medco

Opinion of J.P. Morgan

Medco retained J.P. Morgan as its co-financial advisor to advise Medco in connection with the transactions contemplated by the merger agreement and to discuss whether the per share Medco merger consideration to be paid to holders of Medco’s common stock in the Medco merger was fair, from a financial point of view, to the holders of Medco’s common stock. At the meeting of Medco’s board of directors on July 20, 2011, J.P. Morgan rendered its oral opinion, subsequently confirmed in writing on the same day, to Medco’s board of directors that, as of such date and based upon and subject to the various factors, procedures, assumptions, qualifications and limitations set forth in its written opinion, the Medco merger consideration to be paid to the holders of Medco’s common stock in the Medco merger was fair, from a financial point of view, to such stockholders.

The full text of the written opinion of J.P. Morgan, dated July 20, 2011, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken in rendering its opinion, is attached to this joint proxy statement/prospectus as Annex B. The summary of J.P. Morgan’s opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. Medco’s stockholders should read J.P. Morgan’s opinion carefully and in its entirety. J.P. Morgan provided its opinion for the information of Medco’s board of directors (in its capacity as such) in connection with and for the purposes of its evaluation of the transactions contemplated by the merger agreement. J.P. Morgan’s written opinion addresses only the fairness of the Medco merger consideration to be paid to the holders of Medco’s common stock in the Medco merger, and does not address any other matter. The issuance of the J.P. Morgan opinion was approved by a fairness opinion committee of J.P. Morgan. J.P. Morgan’s opinion does not constitute a recommendation to any of Medco’s stockholders as to how such stockholder should vote with respect to the transactions contemplated by the merger agreement or any other matter. The Medco merger consideration to be paid to the holders of Medco’s common stock in the Medco merger was determined in negotiations between Medco and Express Scripts, and the decision to approve and recommend the transactions contemplated by the merger agreement was made independently by Medco’s board of directors. J.P. Morgan’s opinion and financial analyses were among the many factors considered by Medco’s board of directors in its evaluation of the transactions contemplated by the merger agreement and should not be viewed as determinative of the views of Medco’s board of directors or management with respect to the transactions contemplated by the merger agreement or the Medco merger consideration.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed a draft dated July 19, 2011 of the merger agreement;

•	reviewed certain publicly available business and financial information concerning Medco and Express Scripts and the industries in which they operate;

•	compared the proposed financial terms of the transactions contemplated by the merger agreement with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;

•	compared the financial and operating performance of Medco and Express Scripts with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of Medco’s common stock and of Express Scripts’ common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by or at the direction of the managements of Medco and Express Scripts relating to their respective businesses (with internal financial analyses and forecasts with respect to Express Scripts from 2015 through 2021 being provided by Medco’s management based on guidance provided by Express Scripts’ management), as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the transactions contemplated by the merger agreement, which we refer to in this section as the synergies (for more information see the section entitled “The Mergers — Certain Financial Forecasts” beginning on page 124); and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of this opinion.

In addition, J.P. Morgan also held discussions with certain members of the management of Medco and Express Scripts with respect to certain aspects of the transactions contemplated by the merger agreement, and the past and current business operations of Medco and Express Scripts, the financial condition and future prospects and operations of Medco, Express Scripts and New Express Scripts, the effects of the transactions contemplated by the merger agreement on the financial condition and future prospects of Medco, Express Scripts and New Express Scripts, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Medco and Express Scripts or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify (nor did J.P. Morgan assume responsibility or liability for independently verifying) any such information or its accuracy or completeness. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency, of Medco or Express Scripts or New Express Scripts under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan, or derived therefrom, including the synergies, J.P. Morgan assumed that they had been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Medco, Express Scripts and New Express Scripts to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the synergies) or the assumptions on which they were based, and J.P. Morgan has assumed, with Medco management’s approval, that the synergies will be achieved at the times and in amounts projected in all respects material to J.P. Morgan’s analysis. J.P. Morgan also assumed that the Medco merger and the other transactions contemplated by the merger agreement will qualify as a tax free reorganization for United States federal income tax purposes, and will be consummated as described in the merger agreement, and that the definitive merger agreement will not differ in any material respects from the draft thereof furnished to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by Medco and Express Scripts (including Express Scripts’ subsidiaries that are parties to the merger agreement) in the merger agreement and related agreements are and will be true and correct in all respects material to J.P. Morgan’s analysis. J.P. Morgan also noted that it was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of Medco or any other alternative transaction. J.P. Morgan is not a legal, regulatory or tax expert and has relied on the assessments made by Medco and its advisors with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the transactions contemplated by the merger agreement will be obtained without any adverse effect on Medco, Express Scripts or New Express Scripts or on the contemplated benefits of the transactions contemplated by the merger agreement.

J.P. Morgan’s opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. Subsequent developments may affect J.P. Morgan’s opinion and J.P. Morgan does not have any obligation to update, revise, or reaffirm its opinion (including with respect to Express Scripts’ revised 2011 guidance, as such term is defined below). J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the Medco merger consideration to be paid to the holders of Medco’s common stock in the Medco merger, and J.P. Morgan expressed no opinion as to the fairness of the transactions contemplated by the merger agreement to, or any consideration paid in connection therewith to, the holders of any other class of securities, creditors or other constituencies of Medco or as to the underlying decision by Medco to engage in the transactions contemplated by the merger agreement. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the transactions contemplated by the merger agreement, or any class of such persons relative to the Medco merger consideration to be paid to the holders of Medco’s common stock in the Medco merger or with respect to the fairness of any such compensation. J.P. Morgan has expressed no opinion as to the price at which Medco’s common stock, Express Scripts’ common stock or New Express Scripts’ common stock will trade at any future time.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses undertaken by J.P. Morgan in connection with rendering its opinion and delivered to Medco’s board of directors at its meeting on July 20, 2011. The financial analyses summarized below include information presented in tabular format. In order to fully understand J.P. Morgan’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s financial analyses.

Public Trading Analysis

Using publicly available information, including published equity research analysts’ estimates (and for Medco also certain internal management estimates), of cash earnings per share, or Cash EPS, defined as earnings excluding tax-affected intangible amortization expense and non-recurring charges per share, for calendar year 2012 (which we refer to in this section as CY12) and calendar year 2013 (which we refer to in this section as CY13), J.P. Morgan compared selected financial and operating data of Medco with publicly available information (and, for Express Scripts also certain internal management estimates, as directed by Medco’s management), of selected publicly traded companies chosen because they are companies that for purposes of J.P. Morgan’s analyses may be considered similar to Medco. The companies reviewed by J.P. Morgan for the public trading analysis are set forth below:

•	Medco*

•	Express Scripts*

•	CVS Caremark*

•	SXC Health Solutions

•	Catalyst Health Solutions

None of the other selected companies are identical or directly comparable to Medco. However, these other companies were selected, among other reasons, because they may be considered similar, for purposes of these analyses, to Medco based on their significant exposure to the pharmacy benefits management industry in the United States. J.P. Morgan identified the companies indicated with an “*” as primary selected companies for the purposes of the analyses.

For each of the selected companies, J.P. Morgan calculated the multiple of the stock price of its common equity divided by the Cash EPS, which is referred to as the Cash Price/Earnings, or Cash P/E, multiple. J.P. Morgan also analyzed the same trading multiples for each of Medco and Express Scripts.

The low and high Cash P/E multiples of the analyzed companies for CY12 estimated Cash EPS ranged from 11.4x to 29.3x (with multiples of primary selected companies ranging from 11.4x to 13.2x) and CY13 estimated Cash EPS ranged from 9.9x to 25.8x (with multiples of primary selected companies ranging from 9.9x to 11.2x). Based on the results of this analysis J.P. Morgan selected a Cash P/E multiple reference range of (a) 11.5x to 14.0x for calendar year 2012, and (b) 10.0x to 12.0x for calendar year 2013 and applied such multiple reference ranges to Cash EPS estimates for 2012 and 2013, for Medco (which exclude the United

Healthcare contract) as provided by Medco’s management, and obtained the following ranges of implied equity values for Medco:

Public Trading Analysis Implied Equity Values for Medco

	Low	High

CY12E Cash P/E	$50.25	$61.25
CY13E Cash P/E	$51.25	$61.50

The ranges of implied equity values for Medco were compared to an implied transaction value of $72.00 based on an average closing price for Express Scripts’ common stock of $53.34 for the 10 trading days period ending July 18, 2011, which is referred to as the Ten-Day Average Implied Transaction Value, and an implied transaction value of $70.69 based on Express Scripts’ common stock spot closing price of $51.72 as of July 18, 2011, which is referred to as the Spot Price Implied Transaction Value.

Precedent Transaction Analysis

Using publicly available information, J.P. Morgan examined the following selected transactions involving businesses chosen because they are companies that, for purposes of J.P. Morgan’s analyses, may be considered similar to Medco’s business. For each of the selected transactions, J.P. Morgan calculated the firm value (determined as market value, plus total debt, preferred stock, and minority interest, less cash and cash equivalents, which we refer to in this section as FV) as a multiple of the target company’s forward 12 months estimated earnings before interest, taxes, depreciation and amortization, or Forward EBITDA, which is referred to as FV/Forward EBITDA multiple. J.P. Morgan identified those transactions indicated with a “*” as primary precedent transactions.

Selected Transactions	Announcement Date	Transaction Multiple

• Catalyst/WHI	March 9, 2011	13.1x
• Express Scripts/WellPoint NextRx*	April 13, 2009	10.4x
• Express Scripts/Caremark*	December 18, 2006	11.5x
• CVS/Caremark*	November 1, 2006	11.2x
• Caremark/AdvancePCS*	September 2, 2003	12.1x
• Express Scripts/NPA	April 12, 2002	9.9x

J.P. Morgan’s analysis resulted in FV/Forward EBITDA multiples for such transactions ranging from a low of 9.9x to a high of 13.1x, with a median of 11.3x (with the primary precedent transactions ranging from 10.4x to 12.1x). Based on the results of this analysis, J.P. Morgan selected a FV/Forward EBITDA multiple reference range of 10.0x to 12.0x, and applied such multiple reference range to Medco’s one-year Forward EBITDA (which excludes the United Healthcare contract) as provided to J.P. Morgan by Medco’s management. This analysis resulted in the following range of implied equity value for Medco’s common stock, as compared to the Ten-Day Implied Transaction Value of $72.00 and Spot Price Implied Transaction Value of $70.69.

Precedent Transactions Implied Equity Value Range for Medco

Low	High

$59.75	$73.75

Discounted Cash Flow Analysis

J.P. Morgan performed a discounted cash flow analysis for the purpose of determining the fully diluted implied equity value per share of Medco’s common stock. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered after-tax free cash flows generated by this asset and taking into consideration the time value of money with respect to those future cash flows by calculating their

“present value.” The “unlevered after-tax free cash flows” refers to a calculation of the future cash flows of an asset without including in such calculation any debt servicing costs. “Present value” refers to the current value of one or more future cash payments from the asset, which is referred to as that asset’s cash flows, and is obtained by discounting those cash flows back to the present. “Terminal value” refers to the capitalized value of all cash flows from an asset for periods beyond the final forecast period. In performing this analysis, J.P. Morgan used the unlevered after-tax free cash flows that Medco is projected to generate during fiscal years 2011 through 2021 provided by Medco’s management. Such unlevered after-tax free cash flows treated stock-based compensation as a cash expense.

J.P. Morgan calculated the present value of the unlevered after-tax free cash flows that Medco is expected to generate during fiscal years 2011 through 2021. J.P. Morgan also calculated a range of terminal values for Medco at the end of the ten-year period ending 2021 by applying a perpetual growth rate ranging from 0.5% to 1.5% to the unlevered after-tax free cash flows of Medco during the final year of the ten-year period. The unlevered after-tax free cash flows and the range of terminal values were discounted to present value using a range of discount rates from 7.5% to 9.0%, which were chosen by J.P. Morgan based on an analysis of the estimated weighted average cost of capital of Medco, which included, among other things, an analysis of the companies listed under the “Public Trading Analysis” described above.

The discounted cash flow analysis resulted in the following range of implied equity values per share as compared to Ten-Day Implied Transaction Value of $72.00 and Spot Price Implied Transaction Value of $70.69.

DCF Implied Equity Value Range for Medco

Low	High

$62.75	$87.50

Historical Trading Range

For reference purposes only and not as a component of its fairness analysis, J.P. Morgan presented to Medco’s board of directors the 52-week trading range of Medco’s common stock, which was $43.48 to $65.30 and compared that to the Ten-Day Implied Transaction Value of $72.00 and Spot Price Implied Transaction Value of $70.69.

Analyst Price Targets

J.P. Morgan also reviewed certain price targets of 21 public analysts for Medco and noted for reference purposes only and not as a component of its fairness analysis that the range of such price targets was $53.00 to $77.00 with a median of $68.00, as compared to the Ten-Day Implied Transaction Value of $72.00 and Spot Price Implied Transaction Value of $70.69.

Relative Implied Value Analyses

In order to assist in evaluating the exchange ratio to be used for the stock component of the Medco merger consideration, J.P. Morgan analyzed Medco’s implied equity value net of the $28.80 in cash to be paid as the cash component of the Medco merger consideration, and performed a series of relative implied exchange ratio analyses for each of the: (a) 52-Week volume weighted average price, or VWAP, Range Analysis, (b) Public Trading Analysis for Cash P/E 2012, (c) Public Trading Analysis for Cash P/E 2013 and (d) Discounted Cash Flow Analysis. In order to perform such analyses, as directed by Medco’s management, J.P. Morgan reviewed the comparable information for Express Scripts, on a standalone basis for each of the analyses listed in clauses (a) through (d), using the same methods as described above for Medco, and utilized the same 11.5x to 14.0x Cash P/E multiple reference range for 2012, 10.0x to 12.0x Cash P/E multiple reference range for 2013, and the same 7.5% to 9.0% range of discount rates (which were chosen by J.P. Morgan based on an analysis of the estimated weighted average cost of capital of Express Scripts, which included, among other things, an analysis of the companies listed under the “Public Trading Analysis”

described above) and 0.5% to 1.5% range of terminal value growth rates for the discounted cash flow analysis. In each case, as directed by Medco’s management, J.P. Morgan applied such selected (i) Cash P/E reference ranges for 2012 and 2013 to estimates provided by Express Scripts’ management, (ii) discount rates to estimates through 2014 provided by Express Scripts’ management and estimates from 2015 through 2021 provided by Medco’s management based on guidance from Express Scripts’ management and (iii) terminal value growth rates to that estimate for 2021, and, in each case, obtained ranges of implied equity values for each of those analyses for Express Scripts, which J.P. Morgan then compared on a low-to-low and a high-to-high basis to the corresponding ranges of implied equity values for Medco. Such comparisons resulted in ranges of implied exchange ratios of Medco’s common stock, net of the cash component of the Medco merger consideration, to Express Scripts’ common stock that are set forth below, in each case, as compared to the 0.810x exchange ratio constituting the stock component of the Medco merger consideration:

Relative Implied Exchange Ratios Analysis

Cash-Adjusted Implied Exchange Ratios
Analysis	Low	High

52-Week VWAP Range	0.35x	0.64x
Public Trading — Cash P/E 2012	0.47x	0.58x
Public Trading — Cash P/E 2013	0.48x	0.58x
Discounted Cash Flow	0.57x	0.72x

J.P. Morgan noted that the 52-Week VWAP Range Analysis is not a valuation methodology and that such analysis was presented merely for reference purposes.

In addition, J.P. Morgan also compared Medco’s common stock price, net of the cash component of the Medco merger consideration to be paid in the Medco merger, to Express Scripts’ common stock price over certain historical trading periods. The analysis for the periods set forth below resulted in the following implied exchange ratios, as compared to the implied exchange ratio of 0.810x provided for in the merger agreement:

Cash-Adjusted Implied
Time Period	Exchange Ratio

1-day closing price	0.484x
1-day VWAP	0.483x
1-week VWAP	0.486x
2-week VWAP	0.493x
3-week VWAP	0.496x
4-week VWAP	0.491x
12-week VWAP	0.529x
26-week VWAP	0.532x
52-week VWAP	0.513x
2-year VWAP	0.590x

J.P. Morgan noted that a historical exchange ratio analysis is not a valuation methodology and that such analysis was presented merely for reference purposes.

Illustrative Potential Hypothetical Value Creation Analysis

J.P. Morgan prepared an illustrative potential hypothetical value creation analysis that compared the equity value implied for each share of Medco’s common stock based on the discounted cash flow analysis to the potential pro forma implied equity value of the combined company taking into account the expected synergies. The pro forma combined company implied equity value per share was equal to: (1) the sum of (a) the mid-point of the discounted cash flow implied equity value of Medco, (b) the mid-point of the discounted cash flow implied equity value of Express Scripts, (c) $6.7 billion, the implied present value of the synergies (net of the cost to achieve such synergies) as projected by the management of Medco, discounted using an 8.25% discount rate (the midpoint of the range of discount rates used in the Discounted Cash Flow Analysis as described above) and a 0.0% perpetuity growth rate (which was intended to reflect the constant nature of the annual synergy projection provided to J.P. Morgan by the management of Medco), and net of an estimated $246 million of transaction-related expenses assumed to be incurred contemporaneously with the closing, as projected by the management of Medco, less (d) the aggregate cash component of the Medco merger consideration to be paid to holders of Medco’s common stock in the Medco merger; divided by (2) the pro forma diluted number of shares of the combined company common stock. J.P. Morgan noted that there can be no assurance that the synergies, estimated cost to achieve such synergies or estimated transaction-related expenses will not be substantially greater or less than the estimates by Medco’s management described above. The illustrative potential hypothetical value creation analysis at the exchange ratio of 0.810 provided for in the merger agreement yielded illustrative potential hypothetical value creation to the holders of Medco common stock of approximately 17.5% based on the aggregate approximate 40% pro forma ownership of the Medco stockholders in the combined company.

J.P. Morgan noted that an illustrative potential hypothetical value creation analysis is not a valuation methodology and such analysis was presented merely for informational purposes.

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses or focusing on information in tabular format, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, ranges of valuation resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of Medco or Express Scripts. In arriving at its fairness determination, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to Medco or Express Scripts, and none of the other selected transactions reviewed was identical to the transactions contemplated by the merger agreement. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of Medco and Express Scripts. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan’s analysis, may be considered similar to the transactions contemplated by the merger agreement. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Medco and the transactions compared to the transactions contemplated by the merger agreement.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected on the basis of such experience and its familiarity with Medco to advise Medco in connection with the transactions contemplated by the merger agreement and to deliver a fairness opinion to Medco’s board of directors addressing only the fairness of the Medco merger consideration to the holders of Medco’s common stock in the Medco merger as of the date of such opinion.

For services rendered in connection with the transactions contemplated by the merger agreement (including the delivery of its opinion), Medco has agreed to pay J.P. Morgan a fee for its services based on a percentage formula of the total transaction value which will be determined upon consummation, but which is expected to be approximately $35 million based on the closing price of Express Scripts’ stock as of November 10, 2011, $5 million of which was payable upon the execution of an initial definitive transaction agreement and the balance of which is contingent upon the consummation of the transactions contemplated by the merger agreement. In addition, Medco has agreed to reimburse J.P. Morgan for its reasonable expenses incurred in connection with its services, including the reasonable fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities, including liabilities arising under the federal securities laws.

During the two years preceding the date of this letter, J.P. Morgan and its affiliates have had commercial or investment banking relationships with Medco and Express Scripts, for which J.P. Morgan and such affiliates have received customary compensation. Such material services for which J.P. Morgan has received compensation have primarily included providing treasury and securities services to Medco, acting as a joint bookrunner on Express Scripts’ $1,400,000,000 common stock offering in June 2009, acting as a joint bookrunner on Express Scripts’ $2,500,000,000 bond offering in June 2009, acting as Express Scripts’ financial advisor in connection with its acquisition of WellPoint Inc.’s NextRx subsidiaries NextRx, LLC, NextRx, Inc. and NextRx Services, Inc., in June 2009 and acting as a joint bookrunner on Express Scripts’ $1,500,000,000 bond offering in April 2011. The aggregate compensation received by J.P. Morgan and its affiliates from Express Scripts during the last two years for such commercial or investment banking relationships with Express Scripts was approximately $43 million. In the ordinary course of its business, J.P. Morgan and its affiliates may actively trade the debt and equity securities of Medco, Express Scripts or New Express Scripts for the account of J.P. Morgan or for the accounts of customers and, accordingly, J.P. Morgan may at any time hold long or short positions in such securities.

Opinion of Lazard

On July 20, 2011, Lazard rendered its oral opinion to the Medco board of directors, subsequently confirmed in writing, that, as of such date, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, the per share merger consideration to be paid to holders of Medco common stock (other than shares of Medco common stock held in treasury by Medco or owned by Medco, Medco Merger Sub or any other wholly owned subsidiary of Medco, or holders who are entitled to and properly demand an appraisal of their shares of Medco common stock) in the mergers was fair, from a financial point of view, to such holders.

The full text of Lazard’s written opinion, dated July 20, 2011, which sets forth the assumptions made, procedures followed, factors considered, and qualifications and limitations on the review undertaken by Lazard in connection with its opinion is attached to this joint proxy statement/prospectus as Annex C and is incorporated into this joint proxy statement/prospectus by reference. The description of Lazard’s opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of Lazard’s written opinion attached as Annex C. We encourage you to read Lazard’s opinion and this section carefully and in their entirety.

Lazard’s opinion was directed to the Medco board of directors for the information and assistance of Medco’s board of directors in connection with its evaluation of the transactions contemplated by the merger agreement and only addressed the fairness, from a financial point of view, to holders of Medco common stock (other than shares of Medco common stock held in treasury by Medco or owned by Medco, Medco Merger Sub or any other wholly owned subsidiary of Medco, or holders who are entitled to and properly demand an appraisal of their shares of Medco common stock) of the per share merger consideration to be paid to such holders in the mergers as of the date of Lazard’s opinion. Medco did not request Lazard to consider, and Lazard’s opinion did not address, the relative merits of the transactions contemplated by the merger agreement as compared to any other transaction or business strategy in which Medco might engage or the merits of the underlying decision by Medco to engage in the transactions contemplated by the merger agreement. In connection with Lazard’s engagement, it was not authorized to, and it did not, solicit indications of interest from third parties regarding a potential transaction with Medco. Lazard’s opinion was not intended to and does not constitute a recommendation to any holder of Medco common stock as to how such holder should vote or act with respect to the mergers or any matter relating thereto. Lazard’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of Lazard’s opinion. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of Lazard’s opinion (including with respect to Express Scripts’ revised 2011 guidance, as such term is defined below). Lazard’s opinion did not express any opinion as to the prices at which shares of Medco common stock or Express Scripts common stock may trade at any time subsequent to the announcement of the mergers.

The following is a summary of Lazard’s opinion. We encourage you to read Lazard’s written opinion carefully in its entirety.

In connection with its opinion, Lazard:

•	Reviewed the financial terms and conditions of a draft, dated July 19, 2011, of the merger agreement;

•	Reviewed certain publicly available historical business and financial information relating to Medco and Express Scripts;

•	Reviewed various financial forecasts and other data provided to Lazard by Medco relating to the business of Medco, various financial forecasts and other data provided to Lazard by Express Scripts and Medco relating to the business of Express Scripts and certain publicly available financial forecasts and other data relating to the business of Express Scripts and Medco (for more information see the section entitled “The Mergers — Certain Financial Forecasts” beginning on page 124;

•	Held discussions with members of the senior managements of Medco and Express Scripts with respect to the businesses and prospects of Medco and Express Scripts, respectively and reviewed the projected synergies and other benefits, including the amount and timing thereof, anticipated by the management of Medco and Express Scripts to be realized from the mergers;

•	Reviewed public information with respect to certain other companies in lines of business Lazard believes to be generally relevant in evaluating the businesses of Medco and Express Scripts, respectively;

•	Reviewed the financial terms of certain business combinations involving companies in lines of business Lazard believes to be generally relevant in evaluating the business of Medco;

•	Reviewed historical stock prices and trading volumes of Medco common stock and Express Scripts common stock;

•	Reviewed the potential pro forma financial impact of the transactions contemplated by the merger agreement on Express Scripts based on the financial forecasts referred to above relating to Medco and Express Scripts; and

•	Conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

Lazard assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. Lazard has not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Medco or Express Scripts or concerning the solvency or fair value of Medco or Express Scripts, and Lazard has not been furnished with any such valuation or appraisal. At the Medco board’s direction, for purposes of its analyses, Lazard utilized financial forecasts with respect to Express Scripts for the period from 2011 through 2014 that were provided by management of Express Scripts and for the period after 2014 that were provided by Medco based upon discussions with management of Express Scripts. With respect to all of the financial forecasts utilized in its analyses, including those related to projected synergies anticipated by the managements of Medco and Express Scripts to be realized from the mergers, Lazard assumed, with the consent of Medco, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of Medco and Express Scripts, respectively, and such synergies. With respect to the synergies and financial benefits anticipated by the managements of Medco and Express Scripts to be realized from the mergers, Lazard assumed, with the consent of Medco, that the estimates of the amounts and timing of such synergies and financial benefits are reasonable and that such financial benefits will be realized substantially in accordance with such estimates in all material respects relevant to Lazard’s analysis. Lazard assumed no responsibility for and expressed no view as to any such forecasts or the assumptions on which they are based.

In rendering its opinion, Lazard assumed, with the consent of Medco, that the mergers will be consummated on the terms described in the July 19, 2011 draft of the merger agreement, without any waiver or modification of any material terms or conditions. Representatives of Medco advised Lazard, and Lazard assumed, that the merger agreement, when executed, would conform to the draft reviewed by Lazard in all material respects. Lazard also assumed, with the consent of Medco, that obtaining the necessary governmental, regulatory or third-party approvals and consents for the mergers will not have an adverse effect on Medco, Express Scripts or the transactions contemplated by the merger agreement. Lazard further assumed, with the consent of Medco, that the mergers will qualify for U.S. federal income tax purposes as an exchange within the meaning of Section 351 of the Internal Revenue Code of 1986, as amended. Lazard did not express any opinion as to any tax or other consequences that might result from the transactions contemplated by the merger agreement, nor did its opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understood that Medco obtained such advice as it deemed necessary from qualified professionals. Lazard expressed no view or opinion as to any terms or other aspects (other than the Medco merger consideration to the extent expressly specified herein) of the transactions contemplated by the merger agreement, including, without limitation, the form or structure of the mergers, or any agreements or arrangements entered into in connection with, or contemplated by, the merger agreement. In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the transactions contemplated by the merger agreement, or class of such persons, relative to the Medco merger consideration or otherwise.

The following is a brief summary of the material financial analyses and reviews that Lazard deemed appropriate in connection with rendering its opinion. The brief summary of Lazard’s analyses and reviews provided below is not a complete description of the analyses and reviews underlying Lazard’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of analysis and review and the application of those methods to particular circumstances, and, therefore, is not readily susceptible to summary description. Considering selected portions of the analyses and reviews or the summary set forth below, without considering the analyses and reviews as a whole, could create an incomplete or misleading view of the analyses and reviews underlying Lazard’s opinion.

In arriving at its opinion, Lazard considered the results of all of its analyses and reviews and did not attribute any particular weight to any factor, analysis or review considered by it; rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses and reviews.

For purposes of its analyses and reviews, Lazard considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Medco and Express Scripts. No company, business or transaction used in Lazard’s analyses and reviews as a comparison is identical to Medco, Express Scripts, or the transactions contemplated by the merger agreement, and an evaluation of the results of those analyses and reviews is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions used in Lazard’s analyses and reviews. The estimates contained in Lazard’s analyses and reviews and the ranges of valuations resulting from any particular analysis or review are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Lazard’s analyses and reviews. In addition, analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Lazard’s analyses and reviews are inherently subject to substantial uncertainty.

The summary of the analyses and reviews provided below includes information presented in tabular format. In order to fully understand Lazard’s analyses and reviews, the tables must be read together with the full text of each summary. The tables alone do not constitute a complete description of Lazard’s analyses and reviews. Considering the data in the tables below without considering the full description of the analyses and reviews, including the methodologies and assumptions underlying the analyses and reviews, could create a misleading or incomplete view of Lazard’s analyses and reviews.

Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before July 20, 2011 and is not necessarily indicative of current market conditions.

Lazard calculated an implied per share merger consideration of $72.00 based on (i) the fixed exchange ratio of 0.810x and the average daily closing prices of Express Scripts common stock for the 10-day period ending July 18, 2011 and (ii) the $28.80 per share in cash.

Medco Discounted Cash Flow Analysis

Based on the projections provided by Medco management (as discussed above), Lazard performed a discounted cash flow analysis of Medco to calculate the estimated present value of the unlevered free cash flows (i.e., Adjusted EBIT (earnings before interest and taxes) less taxes, capital expenditures, and change in working capital plus depreciation and amortization) that Medco could generate during the fiscal years 2011 through 2021. Lazard also calculated estimated terminal values for Medco by applying a perpetual growth rate range of 0.5% to 1.50%. The unlevered free cash flows and terminal values were discounted to present value using discount rates ranging from 8.0% to 9.0%. The discount rates applicable to Medco were based, among other things, on Lazard’s judgment of the estimated range of weighted average cost of capital based on an analysis of selected comparable companies, which are included under the caption “Medco Selected Comparable Companies Analysis” below. Lazard’s discounted cash flow analysis treated stock-based compensation as a cash expense. Lazard primarily focused on the larger pharmacy benefit managers, given their greater operational comparability to Medco, relative to smaller pharmacy benefit managers, HMOs and other healthcare service companies also considered in this analysis. This analysis resulted in an implied per share equity reference range for Medco on a standalone basis of $62.00 to $80.00, as compared to the per share merger consideration of $72.00.

Medco Selected Comparable Companies Analysis

Lazard reviewed and analyzed selected public companies that it viewed as reasonably comparable to Medco. In performing these analyses, Lazard reviewed and analyzed certain publicly available financial information, implied multiples and market trading data relating to the selected comparable companies and compared such information to the corresponding information for Medco. Specifically, Lazard compared Medco to the following public companies:

•	Express Scripts*

•	CVS Caremark Corp.

•	Catalyst Health

•	SXC Health Solutions Corp.

•	McKesson Corp.

•	Cardinal Health, Inc.

•	AmeriSourceBergen Corp.

•	Omnicare, Inc.

•	Health Management Associates, Inc.

•	UnitedHealth Group Inc.

•	WellPoint, Inc.

•	Aetna Inc.

•	CIGNA Corp.

•	Humana Inc.

•	Coventry Health Care, Inc.

Although none of the selected companies is directly comparable to Medco, the companies included are publicly traded companies with operations and/or other criteria, such as lines of business, markets, business risks and size and scale of business, which for purposes of analysis Lazard considered similar to Medco. While the HMOs and other healthcare services companies were included due to their similar market dynamics to Medco, the larger pharmacy benefit manager comparables are more operationally comparable to Medco. Based on the foregoing analysis, Lazard, in its professional judgment, considered the comparable denoted by an asterisk above to be the core comparable. Lazard reviewed, among other things, the price to earnings per share (which we refer to in this section as EPS) multiple (which we refer to in this section as the P/E multiple) for 2012 and 2013.

Based on the results of the foregoing analysis with respect to the core comparables and Lazard’s professional judgment, Lazard applied P/E multiples of 12.0x to 13.5x to the 2012 EPS provided by Medco management (as discussed above) and multiples of 10.0x to 11.5x to the 2013 EPS provided by Medco management (as discussed above). The results of the foregoing analysis implied an equity value per share range for Medco of $51.00 to $59.00, as compared to the per share merger consideration of $72.00.

Medco Selected Precedent Transactions Analysis

Lazard reviewed and analyzed certain publicly available financial information of target companies in selected precedent merger and acquisition transactions involving companies it viewed as relevant. In performing these analyses, Lazard analyzed certain financial information and transaction multiples relating to the target companies involved in the selected transactions and compared such information to the corresponding information for Medco.

Lazard noted that, due to the size of the proposed transaction with Express Scripts and the lines of business of Medco, there are few relevant precedent transactions to analyze. Although none of the selected precedent transactions or the companies party to such transactions is directly comparable to the transactions contemplated by the merger agreement or to Medco, all of the transactions were chosen because they involve transactions that, for purposes of analysis, may be considered similar to the transactions contemplated by the merger agreement and/or involve targets that, for purposes of analysis, may be considered similar to Medco. The transactions reviewed were:

Date	Acquiror	Target	Enterprise Value/NTM EBITDA

April 13, 2009	Express Scripts	NextRx*	10.4x
March 11, 2007	UnitedHealth	Sierra Health Services	12.5x
March 7, 2007	Express Scripts	Caremark *	11.4x
March 8, 2007	CVS	Caremark *	11.2x
September 27, 2005	WellPoint	WellChoice	12.7x
July 6, 2005	UnitedHealth	Pacificare	11.6x

For each of the transactions, Lazard calculated, to the extent information was publicly available, enterprise value as a multiple of EBITDA for the next twelve months based on the transaction’s announcement date. Lazard also noted that the precedent transactions denoted by an asterisk above were considered to be “core precedents” and had a median multiple of 11.2x. The results of the “core precedents” analyses were a range of multiples from 10.4x to 11.4x.

Based on Lazard’s analysis of the “core precedents”, as noted above, and Lazard’s professional judgment, Lazard applied multiples of 10.5x to 11.5x to the next twelve months EBITDA provided by Medco management (as discussed above) to calculate an implied equity value per share range for Medco of $63.00 to $70.00, as compared to the per share merger consideration of $72.00. Additionally, based on the foregoing analyses with respect to the selected precedent transactions group and Lazard’s professional judgment (including, without limitation, the size of the range obtained), Lazard applied multiples of 10.0x to 13.0x to the next twelve months EBITDA provided by the Medco management (as discussed above) to calculate an implied equity value per share range for Medco of $59.00 to $81.00, as compared to the per share merger consideration of $72.00.

Other Analyses

The analyses and data relating to Medco described below were presented to the Medco board of directors for informational purposes.

Medco Historical Trading Analysis

Lazard reviewed historical data with regard to the closing prices of Medco common stock for the 52-week period to and including July 18, 2011. During this period, the closing price of shares of Medco common stock ranged from a low of $43.48 to a high of $65.30 per share, as compared to the per share merger consideration of $72.00.

Analyst Price Targets Analysis

Lazard reviewed 15 Wall Street research equity analyst per share target prices for Medco common stock as of July 18, 2011, which target prices were released by analysts between May 27, 2011 and July 8, 2011. The range of these target prices was $53.00 to $77.00, as compared to the per share merger consideration of $72.00.

Present Value of Hypothetical Future Stock Prices Analysis

Lazard performed an illustrative analysis of the implied present values of the future stock price of Medco, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s estimated future EPS. For this analysis, Lazard calculated a range of implied share prices for the Medco common stock by discounting to June 30, 2011 the estimated theoretical future share prices of the Medco common stock for the fiscal years 2013 and 2014. Lazard first calculated the theoretical equity value of Medco for the fiscal years 2013 and 2014 by applying forward 2012 multiples of 12.3x to 13.1x (an illustrative range based on the implied 2012 P/E multiples for Medco and Express Scripts, as well as the blended multiple) to the 2013 and 2014 EPS provided by Medco management (as discussed above). Lazard then calculated the resulting range of implied per share equity values for the fiscal years 2013 and 2014 and discounted that range to June 30, 2011 using an equity discount rate of 9.0%. The results of the foregoing analysis implied an equity value per share range for Medco of $58.00 to $69.50, as compared to the per share merger consideration of $72.00.

Premiums Paid Analysis

Lazard performed a premiums paid analysis based on premiums paid in U.S. merger and acquisition transactions since January 1, 2006 involving U.S. target companies with a transaction value in excess of $10 billion. This criteria yielded a data set of 29 transactions, of which seven transactions involved healthcare targets.

The implied premiums in this analysis were calculated by comparing the per share acquisition price to the target company’s (i) closing share price one trading day prior to announcement, (ii) closing share price five trading days prior to announcement and (iii) closing share price for twenty trading days prior to announcement. The 75th percentile of premiums for the transactions represented premiums of 33.8%, 31.4% and 38.9%, respectively, to the one trading day, five trading day and 20 trading day periods ending immediately prior to the announcement date of the transaction and that the 25th percentile of all the transactions represented premiums of 18.7%, 16.5% and 17.5%, respectively, to the one trading day, five trading day and 20 trading day periods ending immediately prior to the announcement date of the transaction.

Based on the foregoing analyses and Lazard’s professional judgment (including, without limitation, the size of the range obtained), Lazard applied such 25th percentile and 75th percentile to the Medco common stock closing prices for the one trading day, five trading day and 20 trading day periods ending July 18, 2011 to calculate an implied equity value per share range for Medco of $64.00 to $73.50, as compared to the per share merger consideration of $72.00.

In addition to performing valuation analysis of Medco’s equity value per share, Lazard performed valuation analysis of Express Scripts’ equity value per share, to evaluate the form of consideration to be received by Medco stockholders pursuant to the mergers. The following paragraphs summarize this Express Scripts valuation analysis.

Express Scripts Discounted Cash Flow Analysis

Based on the projections provided by Medco and Express Scripts management (as discussed above), Lazard performed a discounted cash flow analysis of Express Scripts to calculate the estimated present value of the unlevered free cash flows (i.e., Adjusted EBIT (earnings before interest and taxes) less taxes, capital expenditures, and change in working capital plus depreciation and amortization) that Express Scripts could generate during the fiscal years 2011 through 2021. Lazard also calculated estimated terminal values for Express Scripts by applying a perpetual growth rate range of 0.5% to 1.50%. The unlevered free cash flows and terminal values were discounted to present value using discount rates ranging from 8.0% to 9.0%. The discount rates applicable to Express Scripts were based, among other things, on Lazard’s judgment of the estimated range of weighted average cost of capital based on an analysis of the selected comparable companies discussed above in the “Medco Discounted Cash Flow Analysis”. Lazard primarily focused on the larger pharmacy benefit managers, given their greater operational comparability to Express Scripts, relative to smaller pharmacy benefit managers, HMO’s and other healthcare services companies also considered in this analysis. This analysis resulted in an implied per share equity reference range for Express Scripts on a standalone basis of $59.50 to $74.50, as compared to the $51.72 price per Express Scripts common share as of July 18, 2011.

Express Scripts Selected Comparable Companies Analysis

Based on an analysis of the selected comparable companies discussed above in the “Medco Selected Comparable Companies Analysis”, including Medco as a core comparable company, and Lazard’s professional judgment, Lazard applied P/E multiples of 12.0x to 13.5x to the Express Scripts 2012 EPS that was provided by Medco and Express Scripts management (as discussed above) and P/E multiples of 10.0x to 11.5x to the 2013 EPS that was provided by Medco and Express Scripts management (as discussed above). This analysis resulted in an implied per share equity reference range for Express Scripts on a standalone basis of $47.00 to $54.00, as compared to the $51.72 price per Express Scripts common share as of July 18, 2011.

Analyst Price Targets Analysis

Lazard reviewed 19 Wall Street research equity analyst per share target prices for Express Scripts common stock as of July 18, 2011, which target prices were released by analysts between April 26, 2011 and June 30, 2011. The range of these target prices was $53.00 to $72.00, as compared to the $51.72 price per Express Scripts common share as of July 18, 2011.

Present Value of Hypothetical Future Stock Prices Analysis

Lazard performed an illustrative analysis of the implied present values of the future stock price of Express Scripts, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s estimated future EPS. For this analysis, Lazard calculated a range of implied share prices for the Express Scripts common stock by discounting to June 30, 2011 the estimated theoretical future share prices of the Express Scripts common stock for the fiscal years 2013 and 2014. Lazard first calculated the theoretical equity value of Express Scripts for the fiscal years 2013 and 2014 by applying forward 2012 P/E multiples of 12.3x to 13.1x (an illustrative range based on the implied 2012 P/E multiples for Medco and Express Scripts, as well as the blended multiple) to the 2013 and 2014 EPS projections provided by Medco management and Express Scripts management (as discussed above). Lazard then calculated the resulting range of implied per share equity values for the fiscal years 2013 and 2014 and discounted that range to June 30, 2011 using an equity discount rate of 9.0%. This analysis resulted in an implied per share equity reference range for Express Scripts on a standalone basis of $53.50 to $61.00, as compared to the $51.72 price per Express Scripts common share as of July 18, 2011.

Pro Forma Merger Analysis

Lazard analyzed the potential pro forma financial effects of the merger on Express Scripts’ estimated EPS for its fiscal years 2012 through 2014 using various financial forecasts and other data provided to Lazard by Medco and Express Scripts with respect to their respective businesses, as well as publicly available financial forecasts and other data relating to the business of Medco. For purposes of this analysis, Lazard assumed, among other things, pre-tax synergies to be realized from the mergers of $500 million in 2012, $800 million in 2013, and peak synergies of $1 billion in 2014, as provided by Medco and Express Scripts management (as discussed above). Lazard noted that the mergers are expected to be accretive to Express Scripts’ estimated EPS for each of the fiscal years 2012 through 2014.

Illustrative Potential Value Creation Analysis

For informational purposes, Lazard performed an illustrative value creation analysis which compared the standalone equity value per share of Medco to the potential pro forma equity value per share (reflecting Medco’s pro forma ownership), which includes the effect of after-tax net synergies. Lazard performed this analysis using two methodologies: DCF-based value creation analysis and pro forma trading analysis. In the DCF-based value creation analysis, Lazard compared the midpoint of the standalone DCF equity value per share for Medco to the total equity value per share implied by (i) $28.80 per share in cash consideration plus (ii) the implied midpoint equity value per share of the combined company. The implied equity value per share of the combined company was derived based on (a) the sum of the midpoint standalone equity values of each of Medco and Express Scripts and the midpoint after-tax net present value of synergies (discounted using discount rates ranging from 8.0% to 9.0% and a perpetual growth rate range of 0.5% to 1.50%), minus the aggregate cash consideration paid out to Medco stockholders and estimated transaction-related expenses, divided by (b) the pro forma shares outstanding. This analysis implied approximately 21% value creation to Medco’s stockholders.

In the pro forma illustrative trading analysis, Lazard compared the current trading price of Medco to the total equity value per share implied by (i) $28.80 per share in cash consideration plus (ii) the implied equity value per share of the combined company. The implied equity value per share of the combined company was derived based on 2012 combined company EPS multiplied by a range of pro forma 2012 P/E multiples that included the current trading multiples of Medco and Express Scripts, as well as a blended 2012 P/E multiple. This pro forma trading analysis implied a range of value creation to Medco stockholders of approximately 36% to 63%.

Lazard did not express any opinion as to the actual prices at which shares of the common stock of the combined company may trade.

Miscellaneous

Lazard prepared these analyses solely for purposes of, and the analyses were delivered to the Medco board of directors in connection with, the provision of its opinion to the Medco board of directors as to the fairness from a financial point of view of the per share merger consideration to be paid to the holders of Medco common stock (except for certain holders identified in Lazard’s opinion) pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect or purport to reflect the prices at which businesses or securities actually may be sold or the prices at which any securities have traded or may trade at anytime in the future. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, neither Lazard nor any other person assumes responsibility if future results are materially different from those forecast.

Lazard, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for estate, corporate and other purposes. In the ordinary course of their respective businesses, Lazard Frères & Co. LLC and LFCM Holdings LLC (an entity indirectly owned in large part by managing directors of Lazard Frères & Co. LLC) and their respective affiliates may actively trade securities of Medco, Express Scripts and certain of their respective affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of Medco, Express Scripts and certain of their respective affiliates. Lazard in the past has provided and in the future may provide certain investment banking services to Medco and certain of its affiliates, for which Lazard has received and may receive compensation. During the past two years, Lazard has provided advisory services to Medco in connection with its 2010 acquisition of United BioSource, for which it received an aggregate fee of $2 million. Lazard has not been engaged by Express Scripts in the past two years. The issuance of Lazard’s opinion was approved by the Opinion Committee of Lazard.

In connection with Lazard’s services as financial advisor to the Medco board of directors and pursuant to the terms of the Lazard engagement letter dated July 7, 2011, Medco agreed to pay Lazard an aggregate fee based on a percentage formula of the aggregate consideration to be paid in the transactions contemplated by the merger agreement. The aggregate fee will be determined upon consummation of the mergers. As of November 14, 2011, such fee is estimated to be approximately $35 million calculated based on the closing price of Express Scripts’ common shares as of November 10, 2011. $5 million of Lazard’s aggregate fee was payable to Lazard upon execution of the merger agreement and the remainder of Lazard’s aggregate fee is payable upon consummation of the mergers. Medco also agreed to pay Lazard 1% of any break-up, termination, topping or similar fee that Medco may receive in connection with the mergers, provided that such amount shall not exceed the amount of Lazard’s aggregate fee described above. In addition, Medco also agreed to reimburse Lazard for its reasonable expenses incurred in connection with the engagement and to indemnify Lazard and certain related parties against certain liabilities under certain circumstances that may arise out of the rendering of its advice, including certain liabilities under U.S. federal securities laws.

The type and amount of consideration payable pursuant to the merger agreement was determined through arm’s-length negotiations between Medco and Express Scripts, rather than by any financial advisor, and was approved by the Medco board of directors. Lazard did not recommend any specific merger consideration to the Medco board of directors or to Medco or that any given merger consideration constituted the only appropriate consideration for the mergers. The decision to enter into the merger agreement was solely that of the Medco board of directors. As described above, the opinion of Lazard was one of many factors taken into consideration by the Medco board of directors in making the determination to approve the merger agreement. Consequently, the analyses described above should not be viewed as determinative of the opinion of the Medco board of directors with respect to the Medco merger consideration.

Lazard is an internationally recognized investment banking firm providing a full range of financial advisory and other services. Medco selected Lazard as a financial advisor because of its qualifications, expertise and reputation in investment banking and mergers and acquisitions, as well as its familiarity with the business of Medco.

Recommendation of the Express Scripts Board; Express Scripts’ Reasons for the Mergers

At a meeting held on July 20, 2011, the Express Scripts board unanimously approved the merger agreement and the consummation of the transactions contemplated by the merger agreement upon the terms and subject to the conditions set forth in the merger agreement, determined that the terms of the Express Scripts merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, Express Scripts and its stockholders, directed that the merger agreement be submitted to Express Scripts stockholders for adoption, recommended that Express Scripts stockholders adopt the merger agreement and declared that the merger agreement is advisable. ACCORDINGLY, THE EXPRESS SCRIPTS BOARD, UNANIMOUSLY RECOMMENDS THAT EXPRESS SCRIPTS STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO ADOPT THE MERGER AGREEMENT AND “FOR” THE PROPOSAL TO APPROVE THE ADJOURNMENT OF THE SPECIAL MEETING (IF IT IS NECESSARY OR APPROPRIATE TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES TO ADOPT THE MERGER AGREEMENT).

As described above under “— Background of the Merger,” the Express Scripts board, in evaluating the mergers and the merger agreement, consulted with Express Scripts’ management and legal and financial advisors and, in reaching its decision at its meeting on July 20, 2011 to approve the merger agreement and the transactions contemplated thereby, considered a variety of factors weighing positively and negatively in connection with the mergers. In light of the number and wide variety of factors considered in connection with its evaluation of the transaction, the Express Scripts board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The Express Scripts board viewed its position as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of Express Scripts’ reasons for the mergers and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Concerning Forward-Looking Statements.”

The reasons in favor of the mergers considered by the Express Scripts board include, but are not limited to, the following:

•	the strategic and transformative nature of the transaction, which will combine Express Scripts’ and Medco’s respective businesses to create a new company which will be one of the leading enterprises for pharmacy benefit management, with pro forma combined revenues of over $110 billion;

•	the fact that, because Express Scripts stockholders would hold approximately 59% of the New Express Scripts common stock upon completion of the mergers, Express Scripts stockholders would have the opportunity to participate in the future performance of the combined company;

•	that the combined company would be led by a strong, experienced management team with a demonstrated record of integrating acquisitions, including most recently the acquisition of WellPoint’s PBM business;

•	the fact that the combined company would have a strong balance sheet and the ability to generate substantial cash flow to finance future expansion as well as to invest in improving and adding new technology, services and products for customers; and

•	Express Scripts’ view of the likelihood that the required regulatory approvals would be obtained, notwithstanding the length of time that obtaining such approvals may require, without a material adverse impact on the respective businesses of Express Scripts, Medco or New Express Scripts.

The Express Scripts board also considered the following additional factors:

•	the review and analysis of Express Scripts’ and Medco’s businesses, historical financial performance and condition, operations, properties, assets, regulatory issues, competitive positions, prospects and management, including the results of the business, financial, accounting and legal due diligence investigations of Medco;

•	the current and prospective economic and competitive environment facing the pharmacy benefit management industry and Express Scripts;

•	the strong strategic fit between Express Scripts and Medco;

•	the historical market prices, volatility and trading information with respect to Medco common stock and Express Scripts common stock;

•	the terms of the proposed financing for the transaction;

•	the ability of the combined company to service and pay down any indebtedness incurred in connection with the mergers;

•	the views of Express Scripts’ management and financial advisors as to the likelihood that Express Scripts will be able to obtain the necessary financing and that the full proceeds of the financing will be available to Express Scripts, in each case subject to the terms of the debt commitment letter;

•	the terms and conditions of the merger agreement, including (i) the nature and scope of the closing conditions, as well as the likelihood of satisfaction of these conditions, and (ii) the circumstances under which a termination fee is payable by Medco and the size of the termination fees payable by Medco;

•	that because the exchange ratio under the merger agreement is fixed (i.e., it will not be adjusted for fluctuations in the market price of Express Scripts common stock or Medco common stock), Express Scripts has certainty as to the number of shares of New Express Scripts common stock to be issued;

•	that because the exchange ratio under the merger agreement is fixed, the value of the equity consideration payable to Express Scripts stockholders in the mergers could change between the signing of the merger agreement and the completion of the mergers as a result of, among other things: (1) a change in the value of the respective businesses of Express Scripts and Medco, (2) the amount of cash generated by Express Scripts and Medco prior to closing, (3) the amount of revenue synergies and cost savings anticipated to be obtained as a result of the mergers, (4) changes in the equity markets, (5) changes in the financial markets, including changes in borrowing costs and (6) changes in the regulatory environment and the political outlook insofar they effect market perspectives on regulatory initiatives;

•	the separate opinions and financial presentations of Credit Suisse and Citigroup, each dated July 20, 2011, to the Express Scripts board as to the fairness, from a financial point of view and as of the date of the opinion, to Express Scripts of the Medco merger consideration to be issued and paid by New Express Scripts, as more fully described below (see “The Mergers — Opinions of Financial Advisors to Express Scripts”);

•	that the mergers would provide for significant opportunities for cost saving by eliminating duplicative activities, including consolidating corporate governance, reducing public company costs, reducing procurement expenses, reducing labor expenses and realizing synergies between the businesses of Medco and Express Scripts, while at the same time realizing significant revenue growth opportunities, thereby driving meaningful and long-term stockholder value; the Express Scripts board reviewed potential net transaction synergies anticipated to result from the combination of Medco’s and Express Scripts’ businesses, including potential synergies as initially estimated by Express Scripts’ management of approximately $1.1 billion, referred to as the initial estimated synergies, as well as a revised and more conservative estimate discussed by such management with the Express Scripts board at its July 20, 2011 meeting of approximately $1.0 billion, referred to as the revised estimated synergies. The Express Scripts board considered the fact that the discounted cash flow analyses of Medco, which was one of a number of financial analyses performed and reviewed at the July 20, 2011 board meeting by Credit Suisse and Citigroup in connection with their respective opinions, incorporated the initial estimated synergies of $1.1 billion that had been provided by Express Scripts’ management to Express Scripts’ financial advisors at the time of preparation of such analyses. Following Express Scripts’ management’s discussion at the July 20, 2011 board meeting of the revised estimated synergies of $1.0 billion, each of Credit Suisse and Citigroup discussed with the Express Scripts board its belief that had it used the revised estimated synergies as part of its discounted cash flow analysis of Medco, such change would not have, subject to the assumptions, matters considered and limitations described therein, altered its opinion and, thereafter, Credit Suisse memorialized its discussion by providing the Express Scripts board with a discounted cash flow analysis of Medco incorporating the revised estimated synergies (for a discussion of the financial analyses and opinions of Express Scripts’ financial advisors, see the section entitled “The Mergers — Opinions of Financial Advisors to Express Scripts”);

•	the anticipation that the portion of the consideration to be received by Express Scripts stockholders in the Express Scripts merger in the form of shares of New Express Scripts common stock will be tax-free to Express Scripts stockholders for U.S. federal income tax purposes (see “The Mergers — Material U.S. Federal Income Tax Consequences” ); and

•	the potential impact of pending legislation and potential regulatory changes.

The Express Scripts board also considered the following potentially negative factors associated with the mergers:

•	the dilution associated with the shares that New Express Scripts could be required to issue under the mergers;

•	the risk that the mergers might not be consummated in a timely manner or that the closing of the mergers might not occur despite the companies’ efforts, including by reason of a failure to obtain the approval of either of the Express Scripts stockholder or the Medco stockholders, the failure by Express Scripts to obtain financing or the failure of the parties to obtain the applicable regulatory approvals;

•	the potential length of the regulatory approval process and the period of time during which Express Scripts may be subject to the merger agreement;

•	the possibility that regulatory or governmental authorities might seek to impose conditions or divestitures on or otherwise prevent or delay the mergers, including the risk that they might seek an injunction in Federal court and/or commence an administrative proceeding seeking to prevent the parties from completing the transaction;

•	the risks and costs to Express Scripts if the mergers are not completed, including the potential diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships;

•	the risk that the potential benefits of the mergers may not be fully or partially realized, recognizing the many potential management and regulatory challenges associated with successfully combining the businesses of Express Scripts and Medco, including the potential for client losses and the possibility that anticipated cost savings from the mergers may not be realized;

•	the risk of diverting management focus and resources from other strategic opportunities and from operational matters, and potential disruption associated with the mergers and integrating the companies;

•	the risk that certain key employees of Express Scripts or Medco might not choose to remain with the combined company;

•	the potential challenges and difficulties relating to integrating the operations of Express Scripts and Medco;

•	the restrictions on the conduct of Express Scripts’ business prior to the completion of the mergers, requiring Express Scripts to conduct its business in the ordinary course, subject to specific limitations, which may delay or prevent Express Scripts from undertaking business opportunities that may arise pending completion of the mergers;

•	the limitations imposed in the merger agreement on the solicitation or consideration by Express Scripts of alternative business combinations;

•	the fact that Express Scripts may be required to pay Medco, under certain circumstances, a termination fee of up to $950 million and expense reimbursement of up to $225 million if the merger agreement were to be terminated (see “The Merger Agreement — Termination”);

•	Medco’s right to terminate to enter into a transaction representing a superior proposal;

•	the various contingent liabilities, including pending legal proceedings, to which Medco is subject;

•	that some officers and directors of Express Scripts have interests in the mergers that may be different from, in addition to or in conflict with the interests of Express Scripts stockholders (see “The Mergers — Interests of Express Scripts Officers and Directors in the Transaction”);

•	the risk that the additional debt incurred in connection with the mergers could have a negative impact on Express Scripts’ ratings and operational flexibility;

•	in light of turbulence in the credit markets, the possibility that the financing for the transaction may not be available and that Express Scripts could be liable for damages under the merger agreement if it failed to consummate the merger agreement when it would otherwise be required to do so;

•	the fees and expenses associated with completing the transaction; and

•	various other risks associated with the mergers and the business of Express Scripts, Medco and the combined company described under “Risk Factors.”

The Express Scripts board believed and continues to believe that these potential risks and drawbacks are greatly outweighed by the potential benefits that the Express Scripts board expects Express Scripts to achieve as a result of the proposed mergers. The Express Scripts board realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.

The foregoing discussion addresses the material information and factors that the Express Scripts board reviewed in its consideration of the mergers.

Opinions of Financial Advisors to Express Scripts

Opinion of Credit Suisse Securities (USA) LLC

Express Scripts retained Credit Suisse as its financial advisor in connection with the mergers. On July 20, 2011, at a meeting of the Express Scripts board held to evaluate the proposed mergers, Credit Suisse delivered to the Express Scripts board its oral opinion, confirmed by delivery of a written opinion dated July 20, 2011, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in such opinion, the Medco merger consideration was fair, from a financial point of view, to Express Scripts.

The full text of Credit Suisse’s written opinion, dated July 20, 2011, to the Express Scripts board, which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the scope of review undertaken, is attached as Annex D hereto and is incorporated into this joint proxy statement/prospectus by reference in its entirety. The description of the opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Credit Suisse’s opinion was provided to the Express Scripts board (in its capacity as such) for its information in connection with its evaluation of the Medco merger consideration and did not address any other aspect of the proposed mergers, including the relative merits of the mergers as compared to alternative transactions or strategies that might be available to Express Scripts or the underlying business decision of Express Scripts to proceed with the mergers. The opinion does not constitute advice or a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed mergers or otherwise.

In arriving at its opinion, Credit Suisse:

•	reviewed the merger agreement;

•	reviewed certain publicly available business and financial information relating to Express Scripts and Medco;

•	reviewed certain other information relating to Express Scripts and Medco provided to or discussed with Credit Suisse by Express Scripts and Medco, including financial forecasts relating to Express Scripts and relating to Medco prepared by the respective managements of Express Scripts and Medco (as adjusted, in the case of Medco, by Express Scripts’ management);

•	met with the managements of Express Scripts and Medco to discuss the respective businesses and prospects of Express Scripts and Medco;

•	considered certain financial and stock market data of Express Scripts and Medco, and Credit Suisse compared that data with similar data for other publicly held companies in businesses Credit Suisse deemed similar to that of Express Scripts and Medco;

•	considered, to the extent publicly available, the financial terms of certain other business combinations and transactions which have been effected or announced; and

•	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which Credit Suisse deemed relevant.

In connection with its review, Credit Suisse did not independently verify any of the foregoing information and Credit Suisse assumed and relied upon such information being complete and accurate in all material respects. With respect to the financial forecasts for Express Scripts and Medco that Credit Suisse utilized in its analyses, the managements of Express Scripts and Medco advised Credit Suisse, and Credit Suisse assumed, that such forecasts (including, in the case of Medco, adjustments to such forecasts by Express Scripts’ management) were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Express Scripts and Medco, as the case may be, as to the future financial performance of Express Scripts and the future financial performance of Medco. With respect to estimates provided to Credit Suisse by Express Scripts’ management regarding cost savings and synergies anticipated to result from the mergers, Express Scripts’ management advised Credit Suisse, and Credit Suisse assumed, that such estimates were reasonably prepared on bases reflecting the best currently available estimates and judgments of Express Scripts’ management and that such cost savings and synergies would be realized in the amounts and at the times indicated by such estimates.

Credit Suisse also assumed with Express Scripts’ consent that, for federal income tax purposes, the Express Scripts merger and the Medco merger, taken together, would qualify as an “exchange” within the meaning of Section 351 of the Code. In addition, Credit Suisse relied upon, with Express Scripts’ consent and without independent verification, the assessments of Express Scripts’ management as to (i) business trends and prospects for, and governmental and regulatory policies and matters affecting, the pharmacy benefit management, specialty pharmacy and broader healthcare industry and the potential impact thereof on Express Scripts, Medco or the contemplated benefits of the mergers and (ii) Medco’s relationships, including, without limitation, material agreements, with clients, pharmacy providers, pharmaceutical manufacturers and other suppliers and Express Scripts’ ability to integrate the businesses and operations of Express Scripts and Medco. Credit Suisse assumed, with Express Scripts’ consent, that there would be no developments with respect to any such matters that would be material to Credit Suisse’s analyses or opinion.

Credit Suisse further assumed, with Express Scripts’ consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the mergers, no delay, limitation, restriction or condition, including any divestiture requirements, would be imposed that would have an adverse effect on Express Scripts, Medco or the contemplated benefits of the mergers and that the mergers would be consummated in accordance with the terms of the merger agreement, without waiver, modification or amendment of any material term, condition or agreement. In addition, Credit Suisse was not requested to, and did not, make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Express Scripts or Medco, nor was Credit Suisse furnished with any such evaluations or appraisals.

Credit Suisse’s opinion addressed only the fairness, from a financial point of view and as of the date of its opinion, to Express Scripts of the Medco merger consideration and did not address any other aspect or implication of the mergers, including, without limitation, the form or structure of the Medco merger consideration or the mergers (or tax or accounting consequences) or any agreement, arrangement or understanding entered into in connection with the mergers or otherwise. Credit Suisse’s opinion also did not address the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the mergers, or class of such persons, relative to the Medco merger consideration or otherwise. The issuance of Credit Suisse’s opinion was approved by Credit Suisse’s authorized internal committee.

Credit Suisse’s opinion was necessarily based upon information made available to it as of the date of its opinion and financial, economic, market and other conditions as they existed and could be evaluated on that date. Credit Suisse did not express any opinion as to what the value of shares of New Express Scripts common stock actually would be when issued pursuant to the mergers or the prices at which shares of Express Scripts common stock, Medco common stock or New Express Scripts common stock would trade at any time. Except as described in this summary, the Express Scripts board imposed no other limitations on Credit Suisse with respect to the investigations made or procedures followed in rendering its opinion.

In preparing its opinion to the Express Scripts board, Credit Suisse performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse’s analyses described below is not a complete description of the analyses underlying Credit Suisse’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. Credit Suisse arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Credit Suisse considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond Express Scripts’ control. No company, transaction or business used in Credit Suisse’s analyses is identical to Express Scripts, Medco or the proposed mergers, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Credit Suisse’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Credit Suisse’s analyses are inherently subject to substantial uncertainty.

Credit Suisse was not requested to, and it did not, recommend the specific consideration payable in the proposed mergers, which Medco merger consideration was determined through negotiations between Express Scripts and Medco, and the decision to enter into the merger agreement was solely that of the Express Scripts board. Credit Suisse’s opinion and financial analyses were only one of many factors considered by the Express Scripts board in its evaluation of the proposed mergers and should not be viewed as determinative of the views of Express Scripts’ board or management with respect to the mergers or the Medco merger consideration.

The following is a summary of the material financial analyses provided to the Express Scripts board in connection with Credit Suisse’s opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse’s financial analyses. For purposes of the financial analyses summarized below, the term “implied Medco merger consideration” refers to the total implied value of the Medco merger consideration of $70.80 per share calculated as the sum of (i) the $28.80 per share cash consideration to be paid in the Medco merger plus (ii) the $42.00 per share implied value of the stock consideration to be paid in the Medco merger based on the

Medco merger exchange ratio of 0.81 and Express Scripts’ closing stock price of $51.85 per share on July 19, 2011.

Medco Financial Analyses

Medco Selected Companies Analysis.  Credit Suisse reviewed certain financial and stock market information of Medco and the following four selected publicly traded companies, including Express Scripts, with operations in whole or in part in the pharmacy benefit management industry, which is the industry in which Medco primarily operates:

•	Catalyst Health Solutions, Inc.

•	CVS Corporation

•	Express Scripts

•	SXC Health Solutions Corp.

Credit Suisse reviewed, among other things, enterprise values of the selected companies, calculated as equity values based on closing stock prices on July 19, 2011, plus debt, less cash and other adjustments, as a multiple of calendar years 2011, 2012 and, to the extent publicly available, 2013 estimated earnings before interest, taxes, depreciation and amortization, which we refer to as EBITDA. Credit Suisse also reviewed equity values of the selected companies, based on closing stock prices on July 19, 2011, as a multiple of calendar years 2011, 2012 and 2013 estimated cash earnings per share, which we refer to as cash EPS. Credit Suisse then applied ranges derived from the selected companies of selected multiples of calendar years 2011, 2012 and 2013 estimated EBITDA of 8.5x to 10.5x, 8.0x to 9.5x and 7.0x to 8.5x, respectively, and selected multiples of calendar years 2011, 2012 and 2013 estimated cash EPS of 13.0x to 16.5x, 11.0x to 13.5x and 9.5x to 12.0x, respectively, to corresponding data of Medco. Financial data of the selected companies were based on publicly available research analysts’ consensus estimates, public filings and other publicly available information. Financial data of Medco were based on public filings and internal estimates of Medco’s management as adjusted by Express Scripts’ management. This analysis indicated the following approximate implied per share reference range for Medco as compared to the implied Medco merger consideration:

Implied Per Share	Implied Medco
Reference Range	Merger Consideration

$51.00 — $64.00	$70.80

Medco Selected Transactions Analysis.  Credit Suisse reviewed certain financial information of the following 15 selected transactions involving companies with operations in whole or in part in the pharmacy benefit management industry, which is the industry in which Medco primarily operates:

Announcement
Date			Acquiror		Target

•	3/9/11	•	Catalyst Health Solutions, Inc.	•	Walgreens Health Initiatives, Inc. (unit of Walgreen Co.)
•	8/4/10	•	Catalyst Health Solutions, Inc.	•	FutureScripts, LLC (unit of Independence Blue Cross, Inc.)
•	4/13/09	•	Express Scripts	•	NextRx (business of Wellpoint, Inc.)
•	6/13/08	•	Express Scripts	•	Pharmacy Services Division of Medical Services Company
•	4/8/08	•	HealthExtras, Inc.	•	HospiScript Services, LLC
•	2/26/08	•	SXC Health Solutions Corp.	•	National Medical Health Card Systems, Inc.
•	11/1/06	•	CVS Corporation	•	Caremark Rx, Inc.
•	9/2/03	•	Caremark Rx, Inc.	•	AdvancePCS
•	2/6/02	•	Express Scripts	•	National Prescription Administrators, Inc.
•	7/12/00	•	Advance Paradigm, Inc.	•	PCS Health Systems, Inc. (unit of Rite Aid Corporation)
•	5/4/00	•	Merck & Co., Inc.	•	ProVantage Health Services, Inc. (unit of ShopKo Stores, Inc.)
•	3/1/99	•	Advance Paradigm, Inc.	•	Foundation Health Pharmaceutical Services, Inc.
•	2/9/99	•	Express Scripts	•	Diversified Pharmaceutical Services, Inc. (unit of SmithKline Beecham Corporation)
•	11/17/98	•	Rite Aid Corporation	•	PCS Health Systems, Inc. (unit of Eli Lilly and Company)
•	2/20/98	•	Express Scripts	•	ValueRx (unit of Columbia / HCA Healthcare Corporation)

Credit Suisse reviewed, among other things, transaction values, calculated as the purchase prices paid for the target companies in the selected transactions plus debt, less cash and other adjustments, both before and after giving effect to the estimated present value of anticipated tax benefits of the relevant transaction if publicly disclosed by the acquiror, as a multiple of, to the extent publicly available, the target companies’ latest 12 months EBITDA. The overall low, mean, median and high latest 12 months EBITDA multiples observed for the selected transactions were 6.0x, 12.3x, 12.2x and 19.1x, respectively. In calculating an implied per share reference range for Medco, Credit Suisse applied a range of selected multiples of latest 12 months EBITDA derived from the selected transactions of 10.0x to 14.0x to Medco’s EBITDA for the latest 12 months ended March 31, 2011. Financial data of the selected transactions were based on publicly available information, including press releases, public filings and research analysts’ estimates. Financial data of Medco were based on public filings as of March 31, 2011. This analysis indicated the following approximate implied per share reference range for Medco, as compared to the implied Medco merger consideration:

Implied Per Share	Implied Medco
Reference Range	Merger Consideration

$61.00 — $89.00	$70.80

Medco Discounted Cash Flow Analysis.  Credit Suisse performed a discounted cash flow analysis of Medco to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Medco was forecasted to generate during the second half of the fiscal year ending December 31, 2011 through the full fiscal year ending December 31, 2016 based on internal estimates of Medco’s management as adjusted by Express Scripts’ management (with stock-based compensation treated as a cash expense). Credit Suisse calculated terminal values for Medco by applying to Medco’s estimated EBITDA for the fiscal year ending December 31, 2016 a range of terminal value EBITDA multiples of 9.0x to 11.0x. The present value (as of June 30, 2011) of the cash flows and terminal values was then calculated using discount rates ranging from 8.0% to 10.0%. This analysis indicated the following approximate implied per share reference range for

Medco (excluding the estimated present value of potential synergies anticipated by Express Scripts’ management to result from the mergers), as compared to the implied Medco merger consideration:

Implied Per Share
Reference Range	Implied Medco
(Excluding Synergies)	Merger Consideration

$64.00 — $83.00	$70.80

Based on internal estimates of Express Scripts’ management, including such management’s initial estimates of potential net transaction synergies and revised estimates of potential net transaction synergies, and using discount rates ranging from 8.0% to 10.0%, Credit Suisse then calculated the estimated present value of (a) potential synergies anticipated by Express Scripts’ management to result from the mergers during the first four fiscal years following the completion of the mergers and (b) terminal values of potential synergies calculated by applying a range of terminal value multiples of 9.0x to 11.0x to the estimated fully realized annual pre-tax synergies anticipated by Express Scripts’ management to result from the mergers. Credit Suisse then added the calculated range of incremental estimated present value attributable to potential synergies to the approximate implied per share reference range for Medco derived from the discounted cash flow analysis of Medco described above. This analysis indicated the following approximate implied per share reference ranges for Medco (inclusive of the present value of each of the initial estimated synergies and revised estimated synergies), as compared to the implied Medco merger consideration:

Implied Per Share Reference Range (Including Synergies)		Implied Medco
Initial Estimated Synergies	Revised Estimated Synergies	Merger Consideration

$85.00 — $110.00	$84.00 — $108.00	$70.80

Express Scripts Financial Analyses

Express Scripts Selected Companies Analysis.  Credit Suisse reviewed certain financial and stock market information of Express Scripts and the following four selected publicly traded companies, including Medco, with operations in whole or in part in the pharmacy benefit management industry, which is the industry in which Express Scripts primarily operates:

•	Catalyst Health Solutions, Inc.

•	CVS Corporation

•	Medco

•	SXC Health Solutions Corp.

Credit Suisse reviewed, among other things, enterprise values of the selected companies as a multiple of calendar years 2011, 2012 and, to the extent publicly available, 2013 estimated EBITDA. Credit Suisse also reviewed equity values of the selected companies as a multiple of calendar years 2011, 2012 and 2013 estimated cash EPS. Credit Suisse then applied ranges derived from the selected companies of selected multiples of calendar years 2011, 2012 and 2013 estimated EBITDA of 8.5x to 10.5x, 8.0x to 9.5x and 7.0x to 8.5x, respectively, and selected multiples of calendar years 2011, 2012 and 2013 estimated cash EPS of 13.0x to 16.5x, 11.0x to 13.5x and 9.5x to 12.0x, respectively, to corresponding data of Express Scripts. Financial data of the selected companies were based on publicly available research analysts’ consensus estimates, public filings and other publicly available information. Financial data of Express Scripts were based on public filings and internal estimates of Express Scripts’ management. This analysis indicated the following approximate implied per share reference range for Express Scripts, as compared to the closing stock price of Express Scripts on July 19, 2011:

Implied Per Share	Express Scripts Closing
Reference Range	Stock Price on July 19, 2011

$44.00 — $55.00	$51.85

Express Scripts Discounted Cash Flow Analysis.  Credit Suisse performed a discounted cash flow analysis of Express Scripts to calculate the estimated present value of (a) the standalone unlevered, after-tax free cash flows that Express Scripts was forecasted to generate during the second half of the fiscal year ending December 31, 2011 through the full fiscal year ending December 31, 2016 based on internal estimates of Express Scripts’ management (with stock-based compensation treated as a cash expense) and (b) potential tax benefits anticipated by Express Scripts’ management to result from Express Scripts’ completed acquisition of the NextRx pharmacy benefit management services business of WellPoint, Inc. Credit Suisse calculated terminal values for Express Scripts by applying to Express Scripts’ estimated EBITDA for the fiscal year ending December 31, 2016 a range of terminal value EBITDA multiples of 9.0x to 11.0x. The present value (as of June 30, 2011) of the cash flows, tax benefits and terminal values was then calculated using discount rates ranging from 8.0% to 10.0%. This analysis indicated the following approximate implied per share reference range for Express Scripts, as compared to the closing stock price of Express Scripts on July 19, 2011:

Implied Per Share	Express Scripts Closing
Reference Range	Stock Price on July 19, 2011

$67.00 — $85.00	$51.85

Implied Exchange Ratio Analysis

Using the implied per share reference ranges for Express Scripts and Medco indicated in the respective selected companies analyses and discounted cash flow analyses of Express Scripts and Medco described above, Credit Suisse calculated ranges of implied exchange ratios of Express Scripts common stock to Medco common stock. For purposes of this calculation, the implied per share reference ranges for Medco were adjusted downward by the amount of the $28.80 per share cash consideration to be paid in the Medco merger and, in the case of the discounted cash flow analyses of Express Scripts and Medco, Credit Suisse calculated implied exchange ratio references ranges both excluding and including the estimated present value of potential synergies as described above in “Medco Discounted Cash Flow Analysis.” When included, synergies were allocated between Express Scripts and Medco to reflect the pro forma equity ownership split of stockholders of Express Scripts and Medco immediately upon consummation of the mergers. This implied exchange ratio analysis indicated the following implied exchange ratio reference ranges, as compared to the stock consideration exchange ratio provided for the Medco merger:

Implied Exchange Ratio Reference Range Based on:

		Discounted Cash	Discounted Cash
	Discounted Cash	Flow Analysis	Flow Analysis
	Flow Analysis	(Including Initial	(Including Revised	Medco Merger
Selected	(Excluding	Estimated	Estimated	Stock Consideration
Companies Analysis	Synergies)	Synergies)	Synergies)	Exchange Ratio

0.4155 — 0.8123	0.4153 — 0.8167	0.5638 — 1.0538	0.5528 — 1.0356	0.81

Other Information

Credit Suisse also noted for the Express Scripts board certain additional factors that were not considered part of Credit Suisse’s financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

•	illustrative discounted cash flow analyses of each of Medco and Express Scripts based on estimates from publicly available Wall Street research analyst reports, which indicated a range of illustrative per share values for Medco, both excluding and including the estimated present value of potential synergies anticipated by Express Scripts’ management to result from the mergers, of approximately $64.00 to $82.00 (excluding synergies), $85.00 to $108.00 (including initial estimated synergies) and $83.00 to $106.00 (including revised estimated synergies) and a range of illustrative per share values for Express Scripts of approximately $66.00 to $85.00;

•	one-year forward per share price targets for Medco common stock and Express Scripts common stock in publicly available Wall Street research analyst reports, which indicated low and high per share price targets for Medco of $53.00 to $77.00 and low and high per share price targets for Express Scripts of $53.00 to $71.00;

•	illustrative exchange ratios of Express Scripts common stock to Medco common stock based on the respective low and high per share price targets for Express Scripts and Medco described above (adjusted downward, in the case of Medco, by the amount of the $28.80 per share cash consideration to be paid in the Medco merger), which indicated a range of illustrative exchange ratios of approximately 0.3408 to 0.9094;

•	historical trading prices of Medco common stock and Express Scripts common stock during the 52-week period ended July 19, 2011, which reflected low and high per share prices for Medco during such period of approximately $43.00 to $65.00 and low and high per share prices for Express Scripts during such period of approximately $42.00 to $61.00; and

•	premiums paid in selected transactions generally, and premiums paid in selected transactions specifically in the healthcare industry, with transaction values of $1 billion or more and $10 billion or more announced between January 1, 2005 and July 19, 2011, which, after applying a selected range of premiums derived from the closing stock prices of the target companies in such transactions one-day, one-week and one-month prior to public announcement of the relevant transactions of approximately 24% to 32%, 24% to 34% and 26% to 40%, respectively, to Medco’s closing stock price on July 19, 2011 indicated an implied per share reference range for Medco of approximately $68.00 to $79.00.

Miscellaneous

Express Scripts selected Credit Suisse to act as its financial advisor in connection with the mergers based on Credit Suisse’s qualifications, experience, reputation and familiarity with Express Scripts. Credit Suisse is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

Express Scripts has agreed to pay Credit Suisse for its financial advisory services to Express Scripts in connection with the proposed mergers an aggregate fee of up to $35 million, of which $3.75 million was payable upon delivery of Credit Suisse’s opinion, $21.25 million is contingent upon completion of the mergers and up to an additional $10 million may be payable in the sole discretion of Express Scripts upon consummation of the mergers. Credit Suisse and certain of its affiliates expect to provide or arrange financing for the mergers, including acting as joint lead arranger and administrative agent of the $14.0 billion bridge facility, $4.0 billion term loan and $1.5 billion revolving credit facility, for which services Credit Suisse and certain of its affiliates currently expect to receive aggregate fees of approximately $33 million, and Credit Suisse and certain of its affiliates expect to receive additional compensation in the event that Express Scripts executes a capital markets transaction in connection with such financing. In addition, Express Scripts has agreed to reimburse Credit Suisse for its expenses, including fees and expenses of legal counsel, and to indemnify Credit Suisse and related parties for certain liabilities and other items, including liabilities under the federal securities laws, arising out of or related to its engagement. Credit Suisse and its affiliates in the past have provided and currently are providing investment banking and other financial services to Express Scripts unrelated to the mergers, for which services Credit Suisse and its affiliates have received and will receive compensation including, during the two-year period prior to delivery of Credit Suisse’s opinion, aggregate fees of approximately $38 million for acting as (i) joint book-running manager for a $1.5 billion senior notes offering, a $2.5 billion senior notes offering and an approximately $1.6 billion common stock offering of Express Scripts, (ii) financial advisor to Express Scripts in connection with Express Scripts’ $4.675 billion acquisition of the NextRx pharmacy benefit management services business of WellPoint, Inc. and lead arranger for a related bridge term loan financing undertaken by Express Scripts and (iii) joint lead arranger and joint book-running manager for, or administrative agent for and lender under, an existing $750 million revolving credit facility of Express Scripts. Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for Credit Suisse’s and its affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Express Scripts, Medco and their respective affiliates and any other company that may be involved in the mergers, as well as provide investment banking and other financial services to such companies. In addition, Credit Suisse and its affiliates maintain commercial (including customer) relationships with Express Scripts.

Opinion of Citigroup

Express Scripts has retained Citigroup as its financial advisor to advise the Express Scripts board in connection with the mergers.

In connection with Citigroup’s engagement, Express Scripts requested Citigroup to evaluate the fairness, from a financial point of view, of the Medco merger consideration to be issued and paid in the Medco merger by Express Scripts as of the date of Citigroup’s opinion. On July 20, 2011, at a meeting of the Express Scripts board, Citigroup rendered to the Express Scripts board an oral opinion, which was confirmed by delivery of a written opinion dated July 20, 2011, to the effect that, as of that date and based on and subject to the matters, considerations and limitations set forth in the opinion, Citigroup’s work described below and other factors it deemed relevant, the Medco merger consideration to be issued and paid by Express Scripts was fair, from a financial point of view, to Express Scripts.

The full text of Citigroup’s written opinion, dated July 20, 2011, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Citigroup in rendering its opinion, is attached to this joint proxy statement/prospectus as Annex E and is incorporated into this joint proxy statement/prospectus by reference in its entirety. The summary of Citigroup’s opinion set forth below is qualified in its entirety by reference to the full text of the opinion. You are urged to read the opinion carefully and in its entirety. Citigroup’s opinion, the issuance of which was approved by Citigroup’s authorized internal committee, was provided to the Express Scripts board in connection with its evaluation of the proposed mergers and was limited to the fairness, from a financial point of view, as of the date of the opinion, to Express Scripts of the Medco merger consideration to be issued and paid by Express Scripts. Citigroup’s opinion does not address any other aspects or implications of the mergers and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed mergers. Citigroup’s opinion does not address the underlying business decision of Express Scripts to effect the mergers, the relative merits of the mergers as compared to any alternative business strategies that might exist for Express Scripts or the effect of any other transaction in which Express Scripts may engage. The following is a summary of Citigroup’s opinion and the methodology that Citigroup used to render its opinion.

In arriving at its opinion, Citigroup, among other things:

•	reviewed the merger agreement;

•	held discussions with certain senior officers, directors and other representatives and advisors of Express Scripts and certain senior officers and other representatives and advisors of Medco concerning the businesses, operations and prospects of Express Scripts and Medco and the effects of the mergers on the financial condition and future prospects of Express Scripts;

•	examined certain publicly available business and financial information relating to Express Scripts and Medco;

•	examined certain financial forecasts and other information and data relating to Express Scripts and Medco (certain of which information relating to Medco was adjusted by Express Scripts’ management, and Citigroup was instructed by Express Scripts to use such information as adjusted for purposes of its analysis), respectively, which were provided to or discussed with Citigroup by the respective managements of Express Scripts and Medco, including information relating to the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the management of Express Scripts (with input from the management of Medco) to result from the mergers, which are further described in the section entitled “The Mergers — Certain Financial Forecasts” beginning on page 124;

•	reviewed the financial terms of the mergers as set forth in the merger agreement in relation to, among other things, current and historical market prices of Express Scripts common stock and Medco’s common stock, the historical and projected earnings and other operating data of Express Scripts and Medco and the capitalization and financial condition of Express Scripts and Medco;

•	considered, to the extent publicly available, the financial terms of certain other transactions which Citigroup considered relevant in evaluating the mergers;

•	analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citigroup considered relevant in evaluating those of Express Scripts and Medco;

•	evaluated certain potential pro forma financial effects of the mergers on Express Scripts based on the information provided to Citigroup by the management of Express Scripts; and

•	conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citigroup deemed appropriate in arriving at its opinion.

In rendering its opinion, Citigroup assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citigroup and upon the assurances of the managements of Express Scripts and Medco that they were not aware of any relevant information that was omitted or that remained undisclosed to Citigroup. With respect to the financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Citigroup, relating to Express Scripts and Medco, respectively, and in the case of certain pro forma financial effects of, and strategic implications and operating benefits resulting from, the mergers, Citigroup was advised by the management of Express Scripts that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Express Scripts as to the future financial performance of Express Scripts and Medco, such strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated to result from the mergers and the other matters covered thereby, and Citigroup assumed, with Express Scripts’ consent, that the financial results (including such potential strategic implications and operational benefits anticipated to result from the mergers) reflected in such forecasts and other information and data would be realized in the amounts and at the time anticipated.

Citigroup did not make, and it was not provided with, an independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of Medco and Citigroup did not make any physical inspection of the properties or assets of Medco. Citigroup assumed, with Express Scripts’ consent, that the mergers will be consummated in accordance with the terms of the merger agreement, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary regulatory or third-party approvals, consents and releases for the merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Express Scripts, Medco or the contemplated benefits of the merger. Citigroup also assumed that the representations and warranties made by Express Scripts and Medco in the merger agreement were and will be true and correct in all respects material to its analysis. Finally, with the consent of Express Scripts, Citigroup relied upon the advice Express Scripts received from its legal, regulatory, accounting and tax advisors as to all legal, regulatory, accounting and tax matters relating to the mergers and the other transactions contemplated by the merger agreement.

Citigroup’s opinion is limited to the fairness as of July 20, 2011, from a financial point of view, to Express Scripts of the Medco merger consideration to be issued and paid by Express Scripts in connection with the Medco merger, considered in the aggregate, and Citigroup did not express any opinion as to the fairness of the mergers to the holders of any particular class of securities, creditors or other constituencies of Express Scripts or Medco. Citigroup expressed no opinion as to what the value of Express Scripts common stock actually will be when issued pursuant to the mergers or the price at which Express Scripts common stock will trade at any time. Furthermore, Citigroup expressed no view as to, and its opinion did not address, the underlying business decision of Express Scripts to effect the mergers, the relative merits of the mergers as compared to any alternative business strategies that might exist for Express Scripts or the effect of any other transaction in which Express Scripts might engage. Citigroup’s opinion was necessarily based upon information available to it, and financial, stock market and other conditions existing, as of July 20, 2011. Citigroup informed the Express Scripts board that subsequent developments may affect its opinion and that Citigroup did not have any obligation to update, revise or reaffirm its opinion.

In preparing its opinion, Citigroup performed a variety of financial, comparative and other analyses, including those described below. The summary of these analyses is not a complete description of the analyses underlying Citigroup’s opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Citigroup arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and does not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, Citigroup believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Citigroup considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Express Scripts and Medco. No company, business or transaction used in those analyses as a comparison is identical or directly comparable to Express Scripts, Medco or the mergers, and an evaluation of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

The estimates contained in Citigroup’s analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Citigroup’s analyses are inherently subject to substantial uncertainty.

The type and amount of consideration payable in the mergers was determined through negotiations between Express Scripts and Medco, and the decision to enter into the mergers was solely that of the Express Scripts board. Citigroup was not requested to, and Citigroup did not, participate in the negotiation or structuring of the mergers. Citigroup’s opinion was only one of many factors considered by the Express Scripts board in its evaluation of the mergers and should not be viewed as determinative of the views of the Express Scripts board or Express Scripts management with respect to the mergers or the Medco merger consideration or the Express Scripts merger consideration.

The following is a summary of the material financial analyses presented to the Express Scripts board in connection with the delivery of Citigroup’s opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Citigroup’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Citigroup’s financial analyses.

Valuation Analyses of Medco

In connection with Citigroup’s financial analysis summarized below, Citigroup reviewed the financial forecasts and other information and data relating to Medco which were prepared by Medco’s management and adjusted by Express Scripts’ management, which we refer to as the Medco adjusted management case and which is described in the section entitled “The Mergers — Certain Financial Forecasts” on page 124. Citigroup was instructed by Express Scripts’ management to use the Medco adjusted management case for purposes of its analysis and rendering its opinion.

Historical Trading Analysis.  Citigroup reviewed the daily closing prices per share of Medco’s common stock to derive a 52-week trading range for Medco for the period ended July 18, 2011. Citigroup observed that the 52-week trading range for Medco’s common stock for such period was $43.48 to $65.30 per share and the closing price per share of Medco’s common stock on July 18, 2011 was $53.82. Citigroup noted that the Medco merger consideration was above the 52-week trading range of Medco’s common stock.

Discounted Research Price Targets.  Citigroup compared the Medco merger consideration to the 12-month price per share targets for Medco’s common stock of twenty-one Wall Street research analysts, as of July 18, 2011, found in publicly available equity research on Medco. As of that date, the twenty-one research analysts that covered Medco published price per share targets for Medco’s common stock between $53.00 and $75.00. Citigroup then discounted these price targets using Medco’s cost of equity of 9.7%, which was calculated using the Capital Asset Pricing Model, resulting in a per share target range of $48.95 to $69.69. Citigroup noted that the Medco merger consideration was within the range of research price targets and was above the range of price targets after being discounted for Medco’s cost of equity.

Premia Paid Analysis.  Citigroup reviewed publicly available data relating to transactions involving U.S. healthcare services public targets with transaction value in excess of $1.0 billion announced since 2001. Citigroup reviewed the implied premia paid in these transactions over the closing stock prices of the target companies in such transactions one trading day prior to public announcement of the relevant transaction based on information publicly available at that time. Citigroup observed the interdecile range of premia among the selected transactions of 13.6% (for transactions in the 10th percentile) to 50.4% (for transactions in the 90th percentile). Citigroup applied such selected premia to the closing price of Medco’s common stock on July 18, 2011 of $53.82 per share. This analysis indicated the following implied per share equity value reference range for Medco, as compared to the Medco merger consideration:

Selected Per Share Equity Reference Range	Medco Merger
for Medco’s Common Stock	Consideration

$61.14 — $80.93	$70.69

Citigroup also considered the premia paid in two other public pharmacy benefit manager transactions, the acquisition of Advance PCS Inc. by Caremark RX, Inc. and the acquisition of Caremark RX, Inc. by CVS Corporation and noted that the premia paid in those transactions exceeded the premium paid to Medco by Express Scripts.

Selected Company Trading Analysis.  Citigroup reviewed financial and stock market information and derived certain trading multiples for each of Medco, Express Scripts and another publicly traded company that operates in the pharmacy benefit management industry, Catalyst Health Solutions, Inc., and compared the derived multiples to the Medco adjusted management case 2011 EBITDA (calculated as earnings before interest, taxes, depreciation and amortization) of $2,632 million, as well as consensus Wall Street research estimates of Medco’s 2011 EBITDA of $2,661 million. Each of these estimated Medco EBITDA calculations were adjusted on a historical pro forma basis for anticipated client losses in 2012 and the anticipated loss of the United Health contract in 2013.

The trading multiples considered by Citigroup in the course of this analysis were:

•	firm value as a multiple of estimated EBITDA for each of the following periods, Last Twelve Months (LTM), calendar years 2011 and 2012; and

•	stock price per share as a multiple of estimated earnings per share, for each of calendar years 2011 and 2012.

Financial information and data for Medco, Express Scripts and the comparable company were based on information available in company filings, press releases, Wall Street research and, with respect to Catalyst

Health Solutions, Inc., certain company conference call transcripts, as well estimates provided by Express Scripts’ management for Express Scripts and the Medco adjusted management case, which case was further adjusted on a historical pro forma basis for anticipated client losses in 2012 and the anticipated loss of the United Health contract in 2013. Financial data for Catalyst Health Solutions, Inc. was based on publicly available estimates, adjusted pro forma for the full year effect of acquisition of Walgreens Health Initiatives. The results of this analysis were:

	Firm Value/EBITDA						Price/Earnings Per Share
	LTM		2011E		2012E		2011E		2012E

Median	11.1	x	10.3	x	8.8	x	16.2	x	13.2	x
Mean	11.7		10.9		9.4		16.3		14.2

Based on the comparable company metrics analyzed, Citigroup then selected a Firm Value/2011E EBITDA multiple range of 9.9x to 12.4x (representing the entire range of comparable companies multiples) and applied it to the various estimates of Medco’s 2011 EBITDA, as described below. This analysis indicated a $51.14 to $66.23 per share equity value reference range for Medco’s common stock, using the Medco adjusted management case estimate of 2011 EBITDA, which was adjusted on a historical pro forma basis for anticipated client losses in 2012 and the anticipated loss of the United Health contract in 2013, and a $51.81 to $67.08 per share equity value reference range for Medco’s common stock using Wall Street consensus research estimates of Medco’s 2011 adjusted EBITDA, which was adjusted on a historical pro forma basis for anticipated client losses in 2012 and the anticipated loss of the United Health contract in 2013, in each case as compared to the Medco merger consideration of $70.69 per share.

Selected Precedent Transaction Analysis.  Using public filings and publicly available information, and additional information from Express Scripts’ management, Citigroup reviewed financial data for the following five selected transactions. These transactions were selected because, as is the case with the proposed transaction, they involved the acquisition of pharmacy benefit management companies that Citigroup deemed relevant to the proposed transaction based on their general compatibility for the last 10 years and based on Citigroup’s experience with mergers and acquisitions. Citigroup chose such transactions based on, among other things, the similarity of the applicable target or acquiring companies in the transactions to Medco or Express Scripts, respectively.

Announcement Date	Acquiror	Target	Firm Value	Firm Value / Standalone Target LTM EBITDA

March 2011	Catalyst Health Solutions, Inc.	Walgreen Health Initiatives. Inc.	$525	12.4	x

April 2009	Express Scripts	WellPoint Inc.’s NextRx subsidiaries	4,675	12.7	x

November 2006	CVS Corporation	Caremark RX, Inc.	27,715	15.5	x

September 2003	Caremark RX, Inc.	AdvancePCS Inc.	5,662	13.7	x

February 2002	Express Scripts	National Prescription Administrators, Inc.	450	12.2	x

Citigroup reviewed, among other things, firm value in each transaction as multiples of the LTM EBITDA for each target. This analysis implied firm value multiples of LTM adjusted EBITDA ranging from 12.2x to 15.5x, with a mean and a median multiple of 13.3x and 12.7x, respectively.

Citigroup applied this range of multiples to the Medco adjusted management case LTM adjusted EBITDA, which case was adjusted on a historical pro forma basis for anticipated client losses in 2012 and the anticipated loss of the United Health contract in 2013, of $2,547 million. This analysis indicated the following per share equity reference range for Medco as compared to the per share Medco merger consideration:

Implied per Share Equity Value Reference	Medco Merger
Range for Medco	Consideration

$62.64 — $82.07	$70.69

Citigroup noted that the proposed Medco merger consideration was in line with the implied equity value range per Medco share yielded by Citigroup’s selected precedent transaction analysis. Financial data for the selected precedent transactions were based upon public filings, Express Scripts’ management, publicly available information at the time of announcement of the final terms of each transaction, and financial data for Medco were based upon the Medco adjusted management case, which case was further adjusted on a historical pro forma basis for anticipated client losses in 2012 and the anticipated loss of the United Health contract in 2013.

Discounted Cash Flow Analysis.  In order to estimate the value of Medco’s stock, Citigroup performed a discounted cash flow analysis of Medco. Citigroup performed a discounted cash flow analysis to calculate the present value of the standalone, unlevered, after-tax free cash flow that Medco could generate from June 30, 2011 through December 31, 2015. Stock-based compensation expenses were treated as a cash expense for purposes of determining such unlevered, after-tax cash flow. This analysis was conducted based on the Medco as adjusted management case, and was performed both with and without the synergies, of approximately $1.1 billion, estimated to result from the mergers by Express Scripts’ management.

Citigroup calculated a range of estimated terminal values by applying a range of LTM EBITDA terminal value multiples of 10.4x to 11.1x, representing a range of Express Scripts’ and Medco’s multiples of Firm Value/LTM EBITDA, to the Medco adjusted management case estimated fiscal year 2015 terminal EBITDA. The estimate of LTM EBITDA from the Medco adjusted management case was further adjusted on a historical pro forma basis for anticipated client losses in 2012 and the anticipated loss of the United Health contract in 2013, which amount, as so adjusted, was used to compute Medco’s multiple of Firm Value/LTM EBITDA. The unlevered, after-tax free cash flows and terminal values were discounted to present value as of June 30, 2011 using discount rates ranging from 7.63% to 9.09%, which range was derived taking into consideration, among other things, the estimated weighted average cost of capital for Medco based in part on Capital Asset Pricing Model using selected public company market data.

Based on this analysis, Citigroup then calculated the following implied per share equity reference range, both without and with synergies, for Medco’s common stock, as compared to the per share Medco merger consideration to be paid in connection with the Medco merger:

	Implied Per Share Equity
	Reference Range for Medco’s	Per Share Medco Merger
Case	Common Stock	Consideration

Without Synergies	$75.72 — $84.20	$70.69
With Synergies	$91.40 — $102.72	$70.69

Valuation Analyses of Express Scripts

Historical Trading Analysis.  Citigroup reviewed the daily closing prices per share of Express Scripts common stock to derive a 52-week trading range for Express Scripts for the period ended July 18, 2011. Citigroup observed that the 52-week trading range for Express Scripts common stock for such period was $42.12 to $60.66 per share.

Discounted Research Price Targets.  Citigroup reviewed the 12-month price per share targets for Express Scripts common stock of twenty-one Wall Street analysts, as of July 18, 2011, found in publicly available equity research from FactSet on Express Scripts. As of that date, the twenty-one research analysts that covered Express Scripts published price per share targets for Express Scripts common stock between $53.00 and $72.00. Citigroup then discounted these price targets using Express Scripts cost of equity of 8.9%, which was calculated using the Capital Asset Pricing Model, resulting in a per share target range of $49.24 to $67.39.

Selected Company Trading Analysis.  Citigroup reviewed financial and stock market information and derived certain trading multiples for each of Express Scripts, Medco and another publicly traded company that operates in the pharmacy benefit management industry, Catalyst Health Solutions, Inc., and compared the derived multiples to Express Scripts’ management estimated 2011 EBITDA of $2,896.0 million, as well as consensus Wall Street research estimates of Express Scripts’ 2011 EBITDA of $2,867.0 million.

The trading multiples considered by Citigroup in the course of this analysis were:

•	firm value as a multiple of estimated EBITDA for each of the following periods, LTM, calendar years 2011 and 2012; and

•	stock price per share as a multiple of estimated earnings per share, for each of calendar years 2011 and 2012.

Financial information and data for Express Scripts, Medco and the comparable company were based on information available in company filings, press releases, Wall Street research, and, with respect to Catalyst Health Solutions, Inc., certain company conference call transcripts, as well estimates provided by Express Scripts’ management for Express Scripts and the Medco adjusted management case, which case was further adjusted on a historical pro forma basis for anticipated client losses in 2012 and the anticipated loss of the United Health contract in 2013. Financial data for Catalyst Health Solutions, Inc. was based on publicly available estimates, adjusted pro forma for the full year impact of acquisition of Walgreens Health Initiatives. The results of this analysis were:

	Firm Value/EBITDA						Price/Earnings Per Share
	LTM		2011E		2012E		2011E		2012E

Median	11.1	x	10.3	x	8.8	x	16.2	x	13.2	x
Mean	11.7		10.9		9.4		16.3		14.2

Based on the comparable company metrics analyzed, Citigroup then selected a Firm Value/2011E EBITDA multiple range of 9.9x to 12.4x (representing the entire range of comparable companies multiples) and applied it to the various estimates of Express Scripts’ 2011 EBITDA, as described below. This analysis indicated a $50.37 to $63.59 per share equity value reference range for Express Scripts common stock, using Express Scripts’ management estimate of 2011 EBITDA, and a $49.84 to $62.93 per share equity value reference range for Express Scripts common stock using Wall Street consensus research estimates of Express Scripts’ 2011 EBITDA, in each case, as compared to the closing price of Express Scripts common stock of $51.72 on July 18, 2011.

Relative Valuation Analyses of Express Scripts and Medco

Citigroup also considered in its analysis the relative values of Express Scripts and Medco. The comparison of relative values included a comparison of historical stock price performance, of Express Scripts and Medco, over the past five-year and one -year periods, and relative discounted cash flow valuations of Express Scripts and Medco.

Citigroup conducted relative discounted cash flow valuations of Express Scripts and Medco (excluding any potential synergies) and computed the discounts which Express Scripts’ and Medco’s trading values, as of July 18, 2011, bear to their respective discounted cash flow valuations.

Discounted Cash Flow Analysis of Medco.  The discounted cash flow analysis for Medco is described above.

Discounted Cash Flow Analysis of Express Scripts.  Citigroup performed a discounted cash flow analysis to calculate the present value of the standalone, unlevered, after tax free cash flow that Express Scripts could generate from June 30, 2011 through December 31, 2015. Stock-based compensation expenses were treated as a cash expense for purposes of determining such unlevered, after-tax free cash flow. This analysis was conducted based on internal estimates provided by Express Scripts’ management as described in the section entitled “The Mergers — Certain Financial Forecasts” on page 124.

Citigroup calculated a range of estimated terminal values by applying a range of LTM EBITDA terminal value multiples of 10.4x to 11.1x, representing a range of Express Scripts’ and Medco’s multiples of Firm Value/LTM EBITDA, to Express Scripts’ estimated fiscal year 2015 terminal EBITDA. The estimate of LTM EBITDA from the Medco adjusted management case was further adjusted on a historical pro forma basis for anticipated client losses in 2012 and the anticipated loss of the United Health contract in 2013, which amount, as so adjusted, was used to compute Medco’s multiple of Firm Value/LTM EBITDA. The unlevered, after-tax free cash flows and terminal values were discounted to present value as of June 30, 2011 using discount rates ranging from 7.48% to 8.84%, which range was derived taking into consideration, among other things, the estimated weighted average cost of capital for Express Scripts using selected public company market data. This analysis for Express Scripts was conducted based on internal estimates provided by Express Scripts’ management.

Miscellaneous

Under the terms of Citigroup’s engagement, Express Scripts has agreed to pay Citigroup for its financial advisory services in connection with the mergers an aggregate fee of approximately $15 million, $3.75 million of which was payable upon delivery by Citigroup of the opinion and the remainder of which is payable upon consummation of the mergers. Subject to certain limitations, Express Scripts also has agreed to reimburse Citigroup for reasonable travel and other expenses incurred by Citigroup in performing its services, including reasonable fees and expenses of its legal counsel, and to indemnify Citigroup and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement. An affiliate of Citigroup engaged in the commercial lending business expects to provide or arrange financing for the mergers, including acting as joint lead arranger and syndication agent of the $14.0 billion bridge facility, $4.0 billion term loan and $1.5 billion revolving credit facility, for which services such affiliate currently expects to receive aggregate fees of approximately $33 million, and such affiliate expects to receive additional compensation in the event that Express Scripts executes a capital markets transaction in connection with such financing. For a more complete description of Express Scripts’ debt financing for the mergers, see the section entitled “Description of Financing” beginning on page 184.

Citigroup and its affiliates in the past have provided, and currently provide, services to Express Scripts and its affiliates unrelated to the proposed mergers, for which services Citigroup and its affiliates have received and expect to receive compensation, including, having acted as Express Scripts’ financial advisor in connection with (i) its acquisition of WellPoint Inc.’s NextRx subsidiaries announced in April 2009, including, in connection therewith, serving as joint bookrunner on Express Scripts’ 5.25% Senior Notes due 2012 (aggregate principal amount $1.0 billion), 6.250% Senior Notes due 2014 (aggregate principal amount $1.0 billion) and 7.250% Senior Notes due 2019 (aggregate principal amount $500.0 million), and joint bookrunner on Express Scripts’ $1.6 billion follow-on offering of shares of Express Scripts common stock; (ii) joint lead arranger and syndication agent, and a participant in, Express Scripts’ $750.0 million revolving credit facility; and (iii) joint bookrunner with respect to Express Scripts’ 3.125% Senior Notes due 2016 (aggregate principal amount $1.5 billion). Since January 1, 2010, Citigroup and its affiliates have received aggregate fees of approximately $1.4 million for investment banking services provided to Express Scripts and its affiliates, excluding any fees payable in connection with the pending mergers. Citigroup and its affiliates also in the past have provided, and currently provide, services to Medco and its affiliates unrelated to the proposed merger, for which services Citigroup and its affiliates have received and expect to receive compensation, including, without limitation, serving as co-syndication agent and a participant in Medco’s $3.0 billion Senior Unsecured Credit Facility maturing in April 2012; and as a participant in Medco’s $600.0 million, 364-day renewable accounts receivable financing facility. In the ordinary course of its business, Citigroup and its affiliates may actively trade or hold the securities of Express Scripts and Medco for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citigroup and its affiliates may maintain relationships with Express Scripts, Medco and their respective affiliates.

Express Scripts selected Citigroup to provide certain financial advisory services in connection with the mergers based on Citigroup’s reputation and experience. Citigroup is an internationally recognized investment banking firm which regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The issuance of Citigroup’s opinion was authorized by Citigroup’s fairness opinion committee.

Certain Financial Forecasts

Medco Summary Unaudited Prospective Financial Information

Medco does not as a matter of course make public long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with the review of the mergers, Medco management prepared unaudited prospective financial information for Medco on a stand-alone basis, without giving effect to the mergers and as if the mergers had not been contemplated by Medco. Medco is electing to provide the summary unaudited prospective financial information in this section of the joint proxy statement/prospectus to provide the stockholders of Medco and Express Scripts access to certain non-public unaudited prospective financial information that was made available to the Medco board and the Express Scripts board for purposes of considering and evaluating the mergers. The unaudited prospective financial information was also provided to the financial advisors of each of Medco and Express Scripts. (See also the sections entitled “The Mergers — Opinions of Financial Advisors to Medco” and “The Mergers — Opinions of Financial Advisors to Express Scripts” beginning on page 109). The unaudited prospective financial information was not prepared with a view toward public disclosure and the inclusion of summary unaudited prospective financial information below should not be regarded as an indication that any of Medco, Express Scripts or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. None of Medco, Express Scripts, New Express Scripts or their respective affiliates assumes any responsibility to stockholders for the accuracy of this information.

The Medco unaudited prospective financial information was, in general, prepared solely for internal use and is subjective in many respects and thus subject to interpretation. While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions made by the management of Medco with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to Medco’s business, all of which are difficult to predict and many of which are beyond Medco’s control. As a result, there can be no assurance that the unaudited prospective financial information will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. Stockholders are urged to review Medco’s most recent SEC filings for a description of risk factors with respect to Medco’s business. See also “Cautionary Note Concerning Forward-Looking Statements” beginning on page 63 and “Where You Can Find More Information” beginning on page 209 and “Risk Factors” beginning on page 37. The unaudited prospective financial information was not prepared with a view toward complying with U.S. GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.

The Medco prospective financial information included in this section of the joint proxy statement/prospectus has been prepared by, and is the responsibility of, Medco’s management. PricewaterhouseCoopers LLP has neither examined, compiled nor performed any procedures with respect to the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP reports incorporated by reference in this joint proxy statement/prospectus relate to Medco’s and Express Scripts’ respective historical financial information. They do not extend to the unaudited prospective financial information and should not be read to do so.

The Medco management forecasts were prepared based on Medco as a stand alone company. Such forecasts do not take into account the mergers, including the impact of negotiating or executing the transaction, the expenses that may be incurred in connection with consummating the mergers, the potential synergies that may be achieved by the combined company as a result of the mergers, the effect of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of the mergers.

The following table presents summary selected unaudited Medco prospective financial information for the fiscal years ending 2011 through 2014 prepared by Medco management in connection with its evaluation of the mergers along with actual financial results for 2010.

	Medco Management Forecasts (Stand-Alone, Pre-Merger Basis)
	(in millions)
	2010	2011	2012	2013	2014

Revenue(1)	$65,968.3	$68,951.4	$58,931.4	$56,901.2	$56,607.6
EBITDA(1)(2)	$2,974.2	$3,112.8	$3,408.0	$3,492.3	$3,967.7
Net Income(1)	$1,427.3	$1,473.2	$1,626.1	$1,654.4	$1,944.0

(1)	The amounts presented in the table above for 2011 represent a forecast for operating results, and do not include any merger-related expenses or other potential one-time costs of a non-operating nature. The amounts presented in the table above for 2012 through 2014 are tantamount to Medco’s internal operating plan, and also exclude any merger-related or other one-time costs. Additionally, for 2012 through 2014, the amounts presented in the table above should be viewed as the high end of a performance range that Medco would normally use in providing guidance to investors.

(2)	For purposes of the table above, “EBITDA” means earnings before taxes, depreciation and amortization, net interest and other income (expense); or alternatively calculated as operating income plus depreciation and amortization.

No assurances can be given that these assumptions will accurately reflect future conditions. In addition, although presented with numerical specificity, the above unaudited prospective financial information reflects numerous assumptions and estimates as to future events made by Medco’s management at the time the unaudited prospective financial information was prepared. The above unaudited prospective financial information does not give effect to the mergers. Express Scripts stockholders and Medco stockholders are urged to review Express Scripts’ and Medco’s most recent SEC filings for a description of the reported results of operations, financial condition and capital resources during 2010 of each of Express Scripts and Medco, respectively.

Readers of this joint proxy statement/prospectus are cautioned not to rely on the unaudited prospective financial information set forth above. No representation or warranty is or has been made to stockholders by Medco, Express Scripts, New Express Scripts or any person regarding the information included in the unaudited prospective financial information described herein or the ultimate performance of Medco, Express Scripts or New Express Scripts compared to the information included in the above prospective financial information. The inclusion of unaudited prospective financial information in this joint proxy statement/prospectus should not be regarded as an indication that such prospective financial information will be necessarily predictive of actual future events nor construed as financial guidance, and they should not be relied on as such.

MEDCO DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE.

Express Scripts Unaudited Prospective Financial Information

Express Scripts does not as a matter of course make public long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with the review of the mergers, Express Scripts management prepared unaudited prospective financial information. This unaudited financial information included Revenue, EBITDA, Net Income, EPS (each such term, as defined below) and cash flow from operations for Express Scripts. This unaudited prospective financial information was prepared in June 2011, in connection with Express Scripts’ evaluation of the mergers, treating Express Scripts on a stand-alone basis, without giving effect to the mergers and as if the mergers had not been contemplated by Express Scripts, which information we refer to as the Express Scripts management forecasts. Express Scripts is electing to provide such information in this section of the joint proxy statement/prospectus to the stockholders of Express Scripts and Medco, because such forecasts were made available to the Express Scripts board and the Medco board for purposes of considering and evaluating the mergers. This unaudited prospective financial information was also provided to the financial advisors of each of Express Scripts and Medco. (See also the sections entitled “The Mergers — Opinions of Financial Advisors to Medco” and “The Mergers — Opinions of Financial Advisors to Express Scripts” beginning on pages 90 and 109, respectively). We refer to the Express Scripts management forecasts, together with the certain information set forth below regarding the original 2011 guidance (as such term is defined below) and the revised 2011 guidance (as such term is defined below), as the Express Scripts unaudited prospective financial information. The Express Scripts unaudited prospective financial information was not prepared with a view toward public disclosure. The inclusion of the Express Scripts unaudited prospective financial information below should not be regarded as an indication that Express Scripts, Medco or any other recipient of this information either previously considered, or currently considers, such information to be necessarily predictive of actual future results. None of Express Scripts, Medco, New Express Scripts or their respective affiliates assumes any responsibility to stockholders for the accuracy of this information.

The Express Scripts unaudited prospective financial information is subjective in many respects and thus subject to interpretation. While presented with numeric specificity, the Express Scripts unaudited prospective financial information reflects numerous estimates and assumptions made by the management of Express Scripts with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to Express Scripts’ business, all of which are difficult to predict and many of which are beyond Express Scripts’ or New Express Scripts’ control. As a result, there can be no assurance that the Express Scripts unaudited prospective financial information will be realized or that actual results will not be significantly higher or lower than estimated. Portions of the Express Scripts unaudited prospective financial information cover multiple years. Such information by its nature becomes less predictive with each successive year. Express Scripts stockholders and Medco stockholders are urged to review Express Scripts’ and Medco’s most recent SEC filings for a description of risk factors with respect to Express Scripts’ business and Medco’s business, respectively, and a description of the reported results of operations, financial condition and capital resources during 2010 of each of Express Scripts and Medco, respectively. See also “Cautionary Note Concerning Forward-Looking Statements” beginning on page 63, “Where You Can Find More Information” beginning on page 209 and “Risk Factors” beginning on page 37. The Express Scripts unaudited prospective financial information was not prepared with a view toward complying with U.S. GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.

The Express Scripts unaudited prospective financial information included below has been prepared by, and is the responsibility of, Express Scripts’ management. PricewaterhouseCoopers LLP has neither examined, compiled nor performed any procedures with respect to the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP reports incorporated by reference in this joint proxy statement/prospectus relate to Express Scripts’ and Medco’s respective historical financial information. They do not extend to the Express Scripts unaudited prospective financial information and should not be read to do so.

The Express Scripts management forecasts were prepared based on Express Scripts as a standalone company. Such forecasts do not take into account the mergers, including the impact of negotiating or executing the transaction, the expenses that may be incurred in connection with consummating the mergers, the potential synergies that may be achieved by the combined company as a result of the mergers, the effect of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of the mergers. In addition, though the Express Scripts management forecasts were prepared with the assumption that Express Scripts’ contract with Walgreens would continue in effect, Express

Scripts does not believe that the termination of that contract would have a material impact on the forecasts set forth herein.

The following table presents summary selected unaudited forecasts for the fiscal years ending 2011 through 2014 prepared by Express Scripts’ management in June 2011 in connection with its evaluation of the mergers along with actual financial results for 2010. Additionally, certain prospective unaudited financial information for the fiscal years ending 2015 and 2016 was extrapolated based on Express Scripts’ 2010 results and management projections for the fiscal years ending 2011 through 2014 in June 2011 for use in connection with Express Scripts’ financial advisors’ respective opinions.

	Express Scripts Management Forecasts (Stand-Alone, Pre-Merger Basis, Prepared in June 2011)
	(in millions)
	2010		2011	2012	2013	2014

Revenue(1)		$45,057.2	$45,477.4	$46,546.2	$48,132.7	$51,227.7
Adj. EBITDA(1)		$2,408.2	$2,896.0	$3,353.7	$3,747.8	$4,055.4
Adj. Net Income(1)		$1,360.6	$1,625.6	$1,906.5	$2,146.8	$2,351.5
Cash Flow from Operations	$	n/a	$2,250.0	$2,375.0	$2,515.0	$2,650.0
EPS(2)		$2.50	$3.21	$3.96	$4.71	$5.55

(1)	We calculated Revenue, Adjusted EBITDA and Net Income, in each case, as adjusted to exclude certain charges recorded each year, such as integration related costs and amortization of intangible assets, as these charges are not considered an indicator of ongoing company performance.

(2)	EPS is adjusted earnings per share.

In October 2011, Express Scripts, in connection with reviewing the financial guidance initially provided in October 2010 for the 2011 fiscal year (which was reaffirmed in July 2011), which we refer to as the original 2011 guidance, revisited certain of the assumptions underlying the original 2011 guidance and the Express Scripts management forecasts. Such assumptions underlying the original 2011 guidance and the Express Scripts management forecasts reflected the belief of Express Scripts’ management that the previously anticipated improvements in the U.S. economy would lead to improvements in utilization and organic growth of claims during the second half of 2011. In particular, the original 2011 guidance contemplated that the annual aggregate growth in claims with respect to fiscal year 2011 as compared to fiscal year 2010 resulting from utilization increases and organic growth would be approximately 3.5%, offset by various factors, as compared to general historical increases in utilization in the range of 3% to 5% per year. In addition, in the original 2011 guidance, total adjusted claims (as defined below) for 2011 were estimated to be in the range of 750 to 780 million. The original 2011 guidance also contemplated that adjusted EBITDA per claim (as defined below) would be in the range of $3.70 to $3.90. At mid-year, while it was becoming more apparent that economic conditions might not be improving as anticipated, Express Scripts still believed that some level of improvement in the economy, together with new client starts in the second half of the year, would mitigate the impact of lower than expected utilization and organic growth. Based on this and other key factors Express Scripts provided its management forecasts to Medco and its financial advisors, and was ultimately able to reiterate its original 2011 guidance for EPS. Express Scripts now believes that it is more likely than not that these improvements in the economy, and thus the accompanying increase in claims volume, will not materialize during 2011. In addition, Express Scripts believes that due to a variety of factors, including certain previously unanticipated expenses, such as expenditures on projects which were accelerated in 2011 in order to create capacity for integration projects related to the mergers, investments to support clients and members as they transfer away from Walgreens’ pharmacies, and increased spending required in order to comply with new regulatory guidance, as well as competitive pressures, growth in adjusted EBITDA per claim will be less than originally anticipated for 2011.

As a result, Express Scripts now anticipates that total adjusted claims for 2011 will likely be below the range of 750 to 780 million contemplated in the original 2011 guidance. Additionally, Express Scripts now expects that fiscal year 2011 adjusted EBITDA per claim will be in a range of $3.55 and $3.70.

As a result of such review, on October 6, 2011, Express Scripts announced revised guidance, which we refer to as the revised 2011 guidance, including that it expected its adjusted earnings per share (as defined below) to be in a range of $2.95 to $3.05, approximately 6% below the range of $3.15 to $3.25 provided in the original 2011 guidance, and that it continued to expect that its cash flow from operations will be in the range of $2.2 to $2.4 billion, excluding and transaction related fees and expenses incurred in connection with the mergers.

As a result of the foregoing change in assumptions, Express Scripts now believes that the modifications made to the original 2011 guidance described above would reduce the amounts of Revenue, Adjusted EBITDA, Adjusted Net Income and cash flow from operations for 2011 as set forth in the Express Scripts management forecasts prepared in June 2011 to ranges of $44 to $48 billion, $2.6 to $2.8 billion, $1.4 to $1.6 billion and $2.2 to $2.4 billion, respectively, excluding transaction related fees and expenses incurred in connection with the mergers where applicable.

Furthermore, to the extent that weakness in the U.S. economy and overall competitive pressure persists, Express Scripts expects that the trends described above will have a continuing negative impact on Revenue, Adjusted EBITDA, Net Income and cash flow from operations in 2012 and, potentially, in subsequent fiscal years.

For the purposes of the above:

“EBITDA” means earnings before taxes, depreciation and amortization, net interest and other income (expense); or alternatively calculated as operating income plus depreciation and amortization.

“Adjusted earnings per share” means earnings per share, excluding: (i) amortization of legacy intangible assets of approximately $0.04, (ii) amortization of NextRx-related intangible assets of approximately $0.15, (iii) non-recurring expenses related to the Medco transaction and (iv) other non-recurring items.

“Adjusted EBITDA per claim” means adjusted EBITDA per adjusted claim. “Adjusted claims” reflect home delivery claims multiplied by three, as home delivery claims typically cover a time period three times longer than retail claims.

“Adjusted Net Income” means net income, excluding: (i) amortization of legacy intangible assets of approximately $34 million, (ii) amortization of NextRx-related intangible assets of approximately $120 million, (iii) non-recurring expenses related to the Medco transaction and (iv) other non-recurring items.

Express Scripts calculated Revenue, Adjusted EBITDA and Net Income, in each case, as adjusted to exclude certain charges recorded each year, such as integration-related costs and amortization of intangible assets, as these charges are not considered an indicator of ongoing company performance.

Readers of this joint proxy statement/prospectus are cautioned not to rely on the unaudited prospective financial information set forth above. No representation or warranty is or has been made to stockholders by Express Scripts, Medco, New Express Scripts or any person regarding the information included in the Express Scripts unaudited prospective financial information described herein or the ultimate performance of Express Scripts, Medco or New Express Scripts compared to the information included in the above prospective financial information. The inclusion of unaudited prospective financial information in this joint proxy statement/prospectus should not be regarded as an indication that such prospective financial information will be necessarily predictive of actual future events nor construed as financial guidance, and they should not be relied on as such.

NEITHER EXPRESS SCRIPTS NOR NEW EXPRESS SCRIPTS INTENDS TO UPDATE OR OTHERWISE REVISE THE ABOVE EXPRESS SCRIPTS PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE.

Medco Adjusted Unaudited Prospective Financial Information

Express Scripts does not as a matter of course make public long-term projections as to future revenues, earnings or other results which it may prepare in connection with Express Scripts’ consideration of a potential business transaction due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with the review of the mergers, Express Scripts management made certain adjustments to the Medco management projected financial information in 2014, which we refer to as the adjusted Medco forecasts. Express Scripts is electing to provide such information in this section of the joint proxy statement/prospectus to the stockholders of Express Scripts and Medco because such forecasts were made available to the Express Scripts board for purposes of considering and evaluating the mergers. The adjusted Medco forecasts were also provided to the financial advisors of Express Scripts. (See also the section entitled “The Mergers — Opinions of Financial Advisors to Express Scripts” beginning on page 109.) The adjusted Medco forecasts were not prepared with a view toward public disclosure. The inclusion of the adjusted Medco forecasts below should not be regarded as an indication that Express Scripts, Medco or any other recipient of this information either previously considered, or currently considers, such information to be necessarily predictive of actual future results. None of Express Scripts, Medco, New Express Scripts or their respective affiliates assumes any responsibility to stockholders for the accuracy of this information.

The adjusted Medco forecasts are subjective in many respects and thus subject to interpretation. The adjusted Medco forecasts reflect numerous estimates and assumptions with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to Medco’s business, all of which are difficult to predict and many of which are beyond Express Scripts’, Medco’s or New Express Scripts’ control. As a result, there can be no assurance that the adjusted Medco forecasts will be realized or that actual results will not be significantly higher or lower than estimated. Express Scripts stockholders and Medco stockholders are urged to review Express Scripts’ and Medco’s most recent SEC filings for a description of risk factors with respect to Express Scripts’ business and Medco’s business, respectively, and a description of the reported results of operations, financial condition and capital resources during 2010 of each of Express Scripts and Medco, respectively. See also “Cautionary Note Concerning Forward-Looking Statements” beginning on page 63, “Where You Can Find More Information” beginning on page 209 and “Risk Factors” beginning on page 37. The adjusted Medco forecasts were not prepared with a view toward complying with U.S. GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.

The adjusted Medco forecasts included below have been prepared by, and are the responsibility of, Express Scripts’ management. PricewaterhouseCoopers LLP has neither examined, compiled nor performed any procedures with respect to the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP reports incorporated by reference in this joint proxy statement/prospectus relate to Express Scripts’ and Medco’s respective historical financial information. They do not extend to the adjusted Medco forecasts and should not be read to do so.

The adjusted Medco forecasts were prepared based on Medco as a standalone company. Such forecasts do not take into account the mergers, including the impact of negotiating or executing the transaction, the expenses that may be incurred in connection with consummating the mergers, the potential synergies that may be achieved by the combined company as a result of the mergers, the effect of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of the mergers.

Express Scripts’ management made certain adjustments to the Medco management projected financial information in 2014 due to a variety of factors. The adjustments reduced Medco’s estimated EBITDA by approximately $400 million in the aggregate for 2014. Differences in key assumptions that led to these adjustments include an expectation by Express Scripts management that prescription volume will be lower than that projected by Medco, margin expansion will be less than expected by Medco and certain dis-economies of scale due to lower prescription volume will be experienced by Medco in 2014. In aggregate, these differences in assumptions reduce Medco’s projected EBITDA in 2014 by approximately 10%. Express Scripts management did not consult Medco management in making such adjustments.

Readers of this joint proxy statement/prospectus are cautioned not to rely on the adjusted Medco forecasts described above. No representation or warranty is or has been made to stockholders by Express Scripts, Medco, New Express Scripts or any person regarding the information included in the Medco adjusted forecasts described herein or the ultimate performance of Medco, Express Scripts or New Express Scripts compared to the information included in the above prospective financial information. The inclusion of the adjusted Medco forecasts in this joint proxy statement/prospectus should not be regarded as an indication that such prospective financial information will be necessarily predictive of actual future events nor construed as financial guidance, and they should not be relied on as such.

NEITHER EXPRESS SCRIPTS NOR NEW EXPRESS SCRIPTS INTENDS TO UPDATE OR OTHERWISE REVISE THE ABOVE DESCRIBED ADJUSTED MEDCO FORECASTS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE.

Interests of Officers and Directors in the Mergers

Interests of Medco Executive Officers and Directors in the Mergers

In considering the recommendation of the Medco board that you vote to adopt the merger agreement, you should be aware that Medco’s executive officers and directors have interests in the Medco merger that are different from, or in addition to, the interests of Medco’s stockholders generally. The Medco board was aware of these potentially differing interests and considered them, among other matters, in reaching its decision to adopt the merger agreement and approve the Medco merger and to recommend that you vote in favor of adopting the merger agreement.

Stock Options and Other Stock-Based Awards

Upon the completion of the Medco merger, (a) each outstanding option to purchase Medco common stock will be converted into an equivalent option to purchase Express Scripts common stock on the same terms and conditions applicable to the corresponding Medco stock option immediately before the Medco merger, (b) each restricted stock unit award to acquire Medco common stock, which we refer to as a RSU, will be converted into an equivalent restricted stock unit award to acquire New Express Scripts common stock on the same terms and conditions applicable to the corresponding RSU immediately before the Medco merger and (c) each deferred restricted stock unit award to acquire Medco common stock, which we refer to as a DSU, will be converted into an equivalent deferred restricted stock unit award to acquire Express Scripts common stock on the same terms and conditions applicable to the corresponding DSU immediately before the Medco merger. As described further in the section titled “The Merger Agreement — Treatment of Medco Stock Options and Other Stock-Based Awards” beginning at page 155, the outstanding options, RSUs and DSUs will be converted into New Express Scripts awards based on the “stock award exchange ratio,” which is equal to the sum of (i) 0.81 and (ii) the quotient obtained by dividing (1) $28.80 (the cash component of the Medco merger consideration) by (2) an amount equal to the average of the closing prices of Express Scripts common stock on the NASDAQ for each of the 15 consecutive trading days ending with the fourth complete trading day prior to the completion of the Medco merger.

Pursuant to the terms of the equity compensation awards, if within two years following the completion of the Medco merger, an executive’s employment is involuntarily terminated by Medco or Express Scripts for any reason other than for “cause” (as defined in the Medco 2002 Stock Incentive Plan) or by the executive officer for “good reason” (as defined in Mr. Snow’s employment agreement or the CIC Severance Plan (as defined below)), then all of such executive officer’s outstanding equity awards which have not vested will immediately vest and become exercisable (if applicable) with the full remaining term to exercise and all restrictions on such equity awards will immediately lapse.

Based upon equity compensation holdings as of October 31, 2011, the number of unvested stock options to purchase Medco common stock held by the executive officers and the non-employee directors are as follows: Mr. Snow, 1,164,269, with a weighted-average exercise price of $59.05; Mr. Klepper, 322,859, with a weighted-average exercise price of $59.15; Mr. Rubino, 220,215, with a weighted-average exercise price of $59.69; Mr. Moriarty, 209,539, with a weighted-average exercise price of $59.29; Mr. Wentworth, 193,852, with a weighted-average exercise price of $58.63; the 11 other executive officers (as a group), 1,170,451, with a weighted-average exercise price of $58.88; and the eight non-employee directors (as a group), 52,800, with a weighted-average exercise price of $63.41.

Based upon equity compensation holdings as of October 31, 2011, the number of unvested RSUs to acquire Medco common stock held by the executive officers and the non-employee directors are as follows: Mr. Snow, 121,270; Mr. Klepper, 71,645; Mr. Rubino, 47,450; Mr. Moriarty, 46,655; Mr. Wentworth, 45,105; the 11 other executive officers (as a group), 333,365; and the eight non-employee directors (as a group), 8,000.

Certain of Medco’s executive officers and directors hold deferred DSUs, which, pursuant to previously entered deferral elections, will pay-out upon or following the completion of the Medco merger. Based upon equity compensation holdings as of October 31, 2011, the number of DSUs held by the executive officers and the non-employee directors that would pay out upon or following the completion of the Medco merger are as follows: Mr. Snow, 102,044; Mr. Klepper, 50,000; Mr. Rubino, 0; Mr. Moriarty, 7,988; Mr. Wentworth, 35,400; the 11 other executive officers (as a group), 125,648; and the eight non-employee directors (as a group), 151,700.

Employment Agreement with David B. Snow, Jr.

Medco previously entered into an employment agreement with its chief executive officer, David B. Snow, Jr. The employment agreement provides Mr. Snow with certain severance protections in the event of a termination of employment in connection with a change in control of Medco, which includes completion of the Medco merger.

If Mr. Snow’s employment is terminated by Medco or New Express Scripts without “cause” or if he terminates his employment for “good reason,” in either case within one year after the completion of the Medco merger (referred to herein as a “qualifying termination”), Mr. Snow is entitled to receive a lump sum cash severance payment equal to three times the sum of (x) his current base salary and (y) the last annual bonus he received prior to such termination. Additionally, in the event of such a termination, Medco or New Express Scripts would be obligated to provide Mr. Snow (and his spouse and eligible dependents) with 12 months of COBRA continuation coverage paid by Medco or New Express Scripts. Payment of the cash severance and other benefits upon such a qualifying termination is conditioned upon Mr. Snow executing a general release of claims in favor of Medco and complying with ongoing confidentiality covenants, as well as non-competition and non-solicitation provisions that apply for a period of two years after Mr. Snow’s employment terminates.

“Cause” is defined in Mr. Snow’s employment agreement and is generally limited to acts of personal dishonesty or misrepresentation, willful and deliberate violations of obligations under the employment agreement, gross neglect or gross misconduct in carrying out duties or resulting in material economic harm to Medco, or the conviction of, or plea of nolo contendere by, Mr. Snow to a felony. “Good Reason” is defined in the employment agreement and generally arises if Medco or New Express Scripts takes any action that results in a substantial and material diminution in Mr. Snow’s compensation, position, authority, duties or responsibilities, or relocates Mr. Snow without his consent.

Mr. Snow’s employment agreement further provides that if the payments and benefits provided to Mr. Snow under his employment agreement, or any other plan or agreement would constitute an “excess parachute payment” for purposes of Section 280G of the Code, then Mr. Snow will have his payments and benefits reduced to the highest amount that could be paid without triggering Section 280G of the Code, if such a reduction would result in Mr. Snow receiving a greater benefit on an after-tax basis.

Based on Mr. Snow’s compensation levels as of October 31, 2011, the amount of cash severance that would be payable to Mr. Snow upon a qualifying termination is approximately $12,600,000 and the estimated value of the COBRA continuation benefits paid by Medco or New Express Scripts that he would receive is $21,671.

Change in Control Executive Severance Plan

Each of Messrs. Klepper, Rubino, Moriarty, Wentworth and the other executive officers (other than Mr. Snow) is a participant in the 2006 Change in Control Executive Severance Plan, which we refer to as the CIC Severance Plan. The CIC Severance Plan provides for certain severance protections if the executive is terminated by Medco or Express Scripts without “cause” or if the executive terminates his or her employment for “good reason,” in either case within two years following the completion of the Medco merger, referred to herein as a “qualifying termination.” In the event of a qualifying termination, each executive is entitled to receive cash severance equal to the sum of (1) two times the sum of (x) his or her current base salary and (y) the last annual bonus he or she received prior to such termination and (2) a pro-rated bonus for the year of the executive’s termination of employment, paid in installments in accordance with Medco’s normal payroll practices. Additionally, in the event of a qualifying termination, each executive (and his or her spouse and eligible dependents) shall be provided up to 12 months of active health and welfare benefit continuation, at a cost applicable to similarly situated active Medco employees. Payment of the cash severance and other benefits upon an executive’s qualifying termination is conditioned upon the executive executing a general release of claims in favor of Medco and complying with non-competition and non-solicitation provisions that apply for a period of two years after the executive’s employment terminates.

“Cause” is defined in the CIC Severance Plan and is generally limited to acts of willful misconduct or willful failure to perform duties, gross negligence, or conviction of, or entering a plea to, a felony or crime involving dishonesty. “Good Reason” is also defined in the CIC Severance Plan and generally covers situations in which the executive’s duties, responsibilities or pay opportunity has been significantly reduced, or where Medco or Express Scripts relocates the executive without his or her consent.

The CIC Severance Plan further provides that if the payments and benefits provided to an executive under the CIC Severance Plan or any other plan or agreement would constitute an “excess parachute payment” for purposes of Section 280G of the Code, the executive shall have his or her payments and benefits reduced to the highest amount that could be paid without triggering Section 280G of the Code.

Based on the executives’ compensation levels as of October 31, 2011, the amount of cash severance that would be payable upon a qualifying termination are as follows: Mr. Klepper, $5,642,867 (plus an estimated $12,704 of benefits continuation); Mr. Rubino, $3,658,067 (plus an estimated $17,337 of benefits continuation); Mr. Moriarty, $3,217,333 (plus an estimated $16,781 of benefits continuation); Mr. Wentworth, $2,795,633 (plus an estimated $14,388 of benefits continuation); and the 11 other executive officers (as a group), $23,219,633 (plus an estimated $166,017 of benefits continuation).

Deferred Compensation Plan for Directors

Medco sponsors a deferred compensation plan to provide non-employee directors with an opportunity to defer receipt of their cash compensation. Only one director, Dr. Wilson, has deferred director fees under this plan. Upon completion of the Medco merger, each director who is a participant in the deferred compensation plan will receive, within 90 days following the Medco merger, a single lump sum cash payment equal to the unpaid balance of his or her deferral account under the plan, valued as of the last day of the month in which the Medco merger is completed. As of October 31, 2011, Dr. Wilson would have received an aggregate lump sum cash payment of $91,296.87 in respect of her deferred cash compensation under the deferred compensation plan for non-employee directors.

Compensation Actions between Signing of Merger Agreement and Completion of Merger

Under the terms of the merger agreement, Medco may take certain compensation actions prior to the completion of the Medco merger that will affect its executive officers and directors. Medco may make stock option and RSU grants to its executive officers and directors in respect of 2011 performance. Medco may also pay out bonus amounts for 2011 performance, based on maximum funding. Further, if the Medco merger completion date occurs in 2012, Medco may pay a pro rata portion of bonus amounts for 2012 on the Medco merger completion date. Medco may also grant regularly scheduled merit-based pay increases in respect of 2011 performance.

Continuing Services as Director for New Express Scripts Board

The New Express Scripts board after the mergers will include two individuals who, as of immediately prior to the closing of the transactions contemplated by the merger agreement, serve as independent directors of Medco. The two individuals who are then independent directors of Medco will be designated as New Express Scripts board members by Express Scripts before consummation of the mergers. It is currently expected that the compensation to be paid to directors of New Express Scripts will be substantially similar to the compensation paid to Express Scripts directors immediately prior to the effective time of the Express Scripts merger. For a discussion of the New Express Scripts board, see “The Mergers — New Express Scripts’ Board of Directors and Management after the Mergers.”

Indemnification and Insurance

Under the terms of the merger agreement, New Express Scripts agreed that it will, following the effective times of the mergers, indemnify, defend, hold harmless and advance expenses to the present and former directors of Medco, as well as the employees of Medco who are fiduciaries of Medco’s benefits plans, against any costs, expenses, losses or liabilities arising out of matters existing or occurring at or prior to the effective times of the mergers, including the transactions contemplated by the merger agreement. Additionally, prior to the effective time of the Medco merger, Medco may purchase directors’ and officers’ liability insurance and fiduciary liability insurance with a claims period of no more than six years from and after the effective time of the Medco merger and benefits and levels of coverage not materially more favorable than Medco’s existing policies for matters existing or occurring at or prior to the effective time of the Medco merger; provided, that the cost of such policies may not exceed a specified amount. If such policies are obtained, New Express Scripts will, and will cause Medco after the Medco merger to, maintain such policies. If such policies have not been obtained as of the effective time of the Medco merger, New Express Scripts will, and will cause the Medco surviving corporation to, maintain, for six years after the effective times of the mergers, directors’ and officers’ liability insurance and fiduciary liability insurance that is not materially less favorable to the current and former directors and officers of Medco than Medco’s existing policy. For a discussion of these interests, see “The Merger Agreement — Indemnification and Insurance.”

Interests of Express Scripts Directors and Executive Officers in the Mergers

In considering the recommendation of the Express Scripts board with respect to the proposal to adopt the merger agreement, Express Scripts stockholders should be aware that executive officers and directors of Express Scripts have certain interests in the mergers that may be different from, or in addition to, the interests of Express Scripts stockholders generally. These interests include the following:

Continuing Services as Director for New Express Scripts Board

The New Express Scripts board after the mergers will include each of the directors from the current Express Scripts board. The Express Scripts board presently consists of eleven directors, including Express Scripts’ Chief Executive Officer. It is currently expected that the compensation to be paid to outside directors of New Express Scripts will be substantially similar to the compensation paid to Express Scripts directors immediately prior to the effective time of the Express Scripts merger. For a discussion of the New Express Scripts board, see “The Mergers — New Express Scripts’ Board of Directors and Management after the Mergers.”

Stock Options and Other Stock-Based Awards

Under the Express Scripts long-term incentive plans, the mergers will not constitute a “change in control” for Express Scripts. Therefore, the outstanding Express Scripts stock options, restricted stock awards and performance share awards do not become exercisable and/or the vesting restrictions do not lapse by virtue of the Express Scripts merger. The outstanding Express Scripts stock options, restricted stock awards and performance share awards will generally be converted from a right to acquire Express Scripts common stock into a right to acquire New Express Scripts common stock, on substantially the same terms and conditions (including vesting schedule and per share exercise price) as applied to such Express Scripts award immediately prior to the effective time of the Express Scripts merger. For a discussion of the conversion of the awards, see “The Merger Agreement — Treatment of Express Scripts Stock Options and Other Stock-Based Awards.”

Continuing Employment with New Express Scripts

Under the merger agreement, upon completion of the mergers, the officers of Express Scripts immediately before the effective time of the Express Scripts merger will be the officers of New Express Scripts. It is currently expected that the executive officers of Express Scripts will continue their employment with New Express Scripts following the effective time of the Express Scripts merger on substantially similar terms and conditions as those terms and conditions in existence immediately prior to the effective time of the Express Scripts merger.

Indemnification and Insurance

Under the merger agreement, New Express Scripts has agreed, following the effective times of the mergers, to indemnify and exculpate (and advance expenses to), each present and former director and officer of Express Scripts and its subsidiaries and each of their employees who serves as a fiduciary of an Express Scripts benefit plan against any costs or expenses arising out of matters existing or occurring at or prior to the effective times of the mergers, including the transactions contemplated by the merger agreement. New Express Scripts has also agreed to continue all rights to exculpation or indemnification provided for in the organizational documents of Express Scripts in favor of the current or former directors or officers of Express Scripts. Further, New Express Scripts has agreed, subject to certain limitations, to cause the surviving corporations in the Express Scripts merger and Medco merger to maintain, for six years after the effective times of the mergers, directors’ and officers’ liability insurance and fiduciary liability insurance that is not materially less favorable to the current and former directors and officers than such party’s existing policy. For a discussion of these interests, see “The Merger Agreement — Indemnification and Insurance.”

New Express Scripts’ Board of Directors and Management after the Mergers

Board of Directors

Under the merger agreement, upon completion of the mergers, the New Express Scripts board will be comprised of all of the individuals who are directors of Express Scripts immediately prior to closing the transactions contemplated by the merger agreement and two individuals who are then independent directors of Medco. The two individuals who are then independent directors of Medco will be designated by Express Scripts before consummation of the mergers. As of the date of this joint proxy statement/prospectus, no determination has been made as to the identity of the two Medco directors who will be appointed to the New Express Scripts board.

The Express Scripts board presently consists of eleven members. Following consummation of the mergers, the current Express Scripts directors will constitute eleven of thirteen members of the New Express Scripts board. Assuming that the mergers are consummated prior to New Express Scripts’ 2012 annual stockholders meeting, the initial term of these directors will end with New Express Scripts’ annual stockholders meeting in 2012. Thereafter, the directors will serve for one-year terms.

New Express Scripts directors that have been designated as of the date of this joint proxy statement/prospectus and their ages as of September 30, 2011 are as follows:

		Current Director and
Name	Age	Designee of:

Gary G. Benanav	65	Express Scripts
Maura C. Breen	55	Express Scripts
William J. DeLaney	55	Express Scripts
Nicholas J. LaHowchic	64	Express Scripts
Thomas P. Mac Mahon	64	Express Scripts
Frank Mergenthaler	50	Express Scripts
Woodrow A. Myers Jr., M.D.	57	Express Scripts
John O. Parker, Jr.	67	Express Scripts
George Paz, Chairman	56	Express Scripts
Samuel K. Skinner	73	Express Scripts
Seymour Sternberg	68	Express Scripts

Biographical information for the current directors of Express Scripts (other than Mr. DeLaney) is contained in Express Scripts’ proxy statement for its 2011 annual meeting of stockholders and is incorporated by reference in this joint proxy statement/prospectus. Biographical information for Mr. DeLaney is set forth below.

William J. DeLaney, 55, was elected a director of Express Scripts in September 2011. He has been a director of Sysco since January 2009 and began serving as Sysco’s Chief Executive Officer in March 2009. Mr. DeLaney joined Sysco Food Services of Syracuse in 1996 and was promoted to the role of Executive Vice President and Chief Financial Officer effective July 1, 2007.

Relevant Areas of Expertise, Experience and Qualifications: Mr. DeLaney earned a Bachelor of Business Administration degree from the University of Notre Dame, and a Master of Business Administration degree from the Wharton Graduate Division of the University of Pennsylvania. Mr. DeLaney brings experience to our board in the areas of leadership and management development, corporate strategy and development, finance and accounting and distribution and supply chain management.

Committees of the New Express Scripts Board of Directors

Upon completion of the mergers, it is expected that the New Express Scripts board will have the following four committees: Audit Committee, Compensation Committee, Compliance Committee and Corporate Governance Committee. Each committee will be composed entirely of directors deemed to be, in the judgment of the Express Scripts board, independent in accordance with listing standards of The Nasdaq Global Select Market.

As of the date of this joint proxy statement/prospectus, the directors of Express Scripts serve on the committees specified in the table below. It is expected that, following consummation of the mergers, the directors of New Express Scripts will serve on the same committees that they served on as directors of Express Scripts immediately prior to the effective time of the Express Scripts merger.

Name	Audit	Compensation	Compliance	Corporate Governance

Gary G. Benanav			X	X
Maura C. Breen		X
William J. DeLaney	X	X
Nicholas J. LaHowchic		X	X
Thomas P. Mac Mahon				X
Frank Mergenthaler	X
Woodrow A. Myers Jr., M.D.			X
John O. Parker, Jr.	X	X
George Paz, Chairman
Samuel K. Skinner			X
Seymour Sternberg	X			X

Management

Under the merger agreement, upon completion of the mergers, the officers of Express Scripts immediately before the effective time of the Express Scripts merger will be the officers of New Express Scripts. Members of New Express Scripts’ senior management that have been designated as of the date of this joint proxy statement/prospectus and their ages as of September 30, 2011 are as follows:

Name	Age	Title

George Paz	56	President, Chief Executive Officer, Chairman
Jeffrey Hall	44	Executive Vice President, Chief Financial Officer
Patrick McNamee	51	Executive Vice President, Chief Operating Officer
Ed Ignaczak	46	Executive Vice President, Sales and Marketing
Keith Ebling	43	Executive Vice President, General Counsel and Secretary

Information on the members of the senior management team of New Express Scripts who will also serve as directors of New Express Scripts is provided above under “— Board of Directors”.

Compensation of Directors and Other Management

New Express Scripts has not yet paid any compensation to its directors, executive officers or other managers. It is currently expected that the compensation to be paid to directors, executive officers or other managers of New Express Scripts will be substantially similar to the compensation paid to Express Scripts directors, executive officers or other managers immediately prior to the effective time of the Express Scripts merger.

Information concerning the compensation paid to, and the employment agreements with, the Chief Executive Officer and the other four most highly compensated executive officers of Express Scripts for the 2010 fiscal year is contained in Express Scripts’ proxy statement for its 2011 annual meeting of stockholders and is incorporated by reference in this joint proxy statement/prospectus. Information concerning the compensation paid to, and the employment agreements with, the Chief Executive Officer and the other four most highly compensated executive officers of Medco for the 2010 fiscal year is contained in Medco’s proxy statement for its 2011 annual meeting of stockholders and is incorporated by reference in this joint proxy statement/prospectus.

Conversion of Shares; Exchange of Certificates; No Fractional Shares

Conversion and Exchange of Medco Common Stock

The conversion of shares of Medco common stock, other than the Medco excluded shares, into (i) the right to receive $28.80 in cash, without interest and (ii) 0.81 shares of validly issued, fully paid and non-assessable New Express Scripts common stock will occur automatically at the effective time of the Medco merger. As soon as reasonably practicable after the effective time of the Medco merger, New Express Scripts’ exchange agent will mail to each holder of record of a certificate whose shares of Medco common stock were converted into the right to receive the Medco merger consideration, a letter of transmittal. The letter of transmittal will specify that delivery shall be effected, and risk of loss and title to the certificates will pass, only upon delivery of the certificates to the exchange agent. The letter of transmittal will be accompanied by instructions for surrendering the certificates in exchange for the Medco merger consideration, including New Express Scripts common stock (which will be issued in non-certificated book entry form unless a physical certificate is requested), the cash portion of the Medco merger consideration, any dividends or distributions payable pursuant to the merger agreement and cash in lieu of any fractional shares of New Express Scripts common stock. No interest will be paid or will accrue on any cash payable upon surrender of a certificate. Medco stockholders should not return stock certificates with the enclosed proxy card.

After the effective time of the Medco merger, shares of Medco common stock will no longer be outstanding and cease to exist, until surrendered, and each certificate that previously represented shares of Medco common stock will represent only the right to receive the Medco merger consideration as described above.

Until holders of certificates previously representing Medco common stock have surrendered their certificates to the exchange agent for exchange, those holders will not receive dividends or distributions, if any, on the shares of New Express Scripts common stock into which those shares have been converted with a record date after the effective time of the Medco merger. Subject to applicable law, when holders surrender their certificates, they will receive any dividends on shares of New Express Scripts common stock with a record date after the effective time of the Medco merger and a payment date on or prior to the date of surrender, without interest.

Any holder of book entry shares of Medco common stock will not be required to deliver a certificate or an executed letter of transmittal to the exchange agent to receive the Medco merger consideration that such holder is entitled to receive pursuant to the merger agreement.

In lieu thereof, each holder of record of one or more book entry shares whose shares of Medco common stock will be converted into the right to receive the Medco merger consideration shall automatically, upon the effective time of the Medco merger (or, at any later time at which such book entry share shall be so converted), be entitled to receive, and New Express Scripts shall cause the exchange agent to pay and deliver as promptly as practicable after the effective time of the Medco merger, the Medco merger consideration, including New Express Scripts common stock (which will be issued in non-certificated book entry form unless a physical certificate is requested), the cash portion of the Medco merger consideration, any dividends or distributions payable pursuant to the merger agreement and cash in lieu of any fractional shares of New Express Scripts common stock. The book entry shares of Medco common stock held by such holder will be canceled.

Medco stockholders will not receive any fractional shares of New Express Scripts common stock pursuant to the Medco merger. Instead of receiving any fractional shares, each holder of Medco common stock will be paid an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (i) the amount of the fractional share interest in a share of New Express Scripts common stock to which such holder would otherwise be entitled (rounded to three decimal places) and (ii) an amount equal to the average of the closing sale prices of Express Scripts common stock on the NASDAQ for each of the 15 consecutive trading days ending with the fourth complete trading day prior to the closing date.

New Express Scripts will be entitled to deduct and withhold from the Medco merger consideration otherwise payable to any holder of Medco common stock any amounts required to be deducted and withheld under the Code, or under any provision of state, local or foreign tax law.

Conversion of Express Scripts Common Stock

The conversion of shares of Express Scripts common stock into shares of New Express Scripts common stock will occur automatically at the effective time of the Express Scripts merger. All of the shares of Express Scripts common stock converted into New Express Scripts common stock pursuant to the Express Scripts merger will cease to be outstanding and will cease to exist. As of the effective time of the Express Scripts merger, holders of Express Scripts common stock will be deemed to have received shares of New Express Scripts common stock (without the requirement to surrender any certificate previously representing shares of Express Scripts common stock or issuance of new certificates representing New Express Scripts common stock). Each certificate representing shares of Express Scripts common stock prior to the effective time of the Express Scripts merger will be deemed to automatically represent an equivalent number of shares of New Express Scripts common stock.

Governmental and Regulatory Approvals

Each of Express Scripts, New Express Scripts and Medco has agreed to use its reasonable best efforts to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any governmental entity and any other third party which is required in connection with the transactions contemplated by the merger agreement, and to comply with the terms and conditions of any such consent, authorization, order or approval. These approvals include approval under, or notices pursuant to, the HSR Act and, until the fifth business day prior to the outside date, without giving effect to any extension thereof, certain approvals from, and making filings with, the Centers for Medicare & Medicaid Services and certain state insurance departments relating to Express Scripts’ and Medco’s insurance company subsidiaries. Subject to the terms and conditions of the merger agreement, Express Scripts and Medco have also agreed (i) to use reasonable best efforts to supply any additional information that may be requested pursuant to the HSR Act as promptly as practicable and to take all other actions consistent with their obligations to use reasonable best efforts to obtain governmental approvals necessary to cause the expiration or termination of the applicable waiting periods (and any extensions thereof) under the HSR Act and (ii) not to acquire another business or effect any transaction that would materially impair or delay the closing of the mergers beyond the outside date (as it may be extended) or could increase the likelihood of a failure to satisfy the condition that no order prohibiting the mergers has been issued by a governmental entity restraining or making illegal the consummation of the mergers or the condition that the applicable antitrust waiting periods have expired or have been terminated and the applicable governmental approvals have been received.

Express Scripts and Medco have been making the necessary notifications and filings with both state and federal regulators, including the Centers for Medicare & Medicaid Services and certain state insurance departments, to obtain the consents, authorizations and approvals contemplated by the merger agreement.

Notwithstanding the parties’ obligations summarized above, Medco and Express Scripts have also agreed that in no event will Express Scripts or New Express Scripts or their subsidiaries or affiliates be required to (nor may Medco and its subsidiaries be permitted to agree (unless directed by Express Scripts) to) (i) divest, license, hold separate or otherwise dispose of, or allow a third party to utilize, any portion of its or their respective businesses, assets or contracts or (ii) take any other action that may be required or requested by any governmental entity in connection with obtaining the consents, authorizations, orders or approvals contemplated by the merger agreement that would have an adverse impact, in any material respect, on the business of Express Scripts, New Express Scripts, Medco or their respective subsidiaries. However, Express Scripts has agreed, conditioned on the closing, to the extent necessary to ensure satisfaction, on or prior to the outside date (as it may be extended), of certain conditions to the closing of the mergers relating to regulatory approvals to:

•	the divestiture or disposition of one mail order dispensing facility of Express Scripts, Medco or any of their respective subsidiaries (provided that it is not the Express Scripts facility located in St. Louis, Missouri);

•	the divestiture or disposition of the property, plant and equipment associated with specialty pharmacy dispensing or infusion facilities of Express Scripts, Medco or any of their respective subsidiaries having a net book value not in excess of $30 million in the aggregate (provided that it not include the property, plant or equipment at the Express Scripts facility located in Indianapolis, Indiana); and

•	the divestiture, disposition, termination, expiration, assignment, delegation, novation or other transfer of contracts of Express Scripts, Medco or their respective subsidiaries which generated, collectively, EBITDA not in excess of $115 million during the most recently available 12 calendar month period ending on the applicable date of such agreement; provided, that in the case of pharmacy benefits management customer contracts, the aggregate annual number of adjusted prescription drug claims subject to the foregoing obligation will not exceed 35 million.

While the parties have agreed, under certain circumstances, to take the actions set forth in the paragraph above pursuant to the merger agreement, the parties may also elect to take other actions. Express Scripts, after prior consultation with Medco to the extent practicable, shall have the principal responsibility for devising and implementing the strategy for obtaining any necessary antitrust or competition clearances, and shall take the lead in all meetings and communications with any governmental entity in connection with obtaining any necessary antitrust or competition clearances. The parties have also agreed that, as between Express Scripts and Medco, Express Scripts will determine the manner in which any of the actions specified in the three bullet points above will be implemented.

The parties have also agreed to use reasonable best efforts to take all actions proper or advisable to consummate, as soon as practicable after the date of the merger agreement, the transactions contemplated by the merger agreement, including using reasonable best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate such transactions and using reasonable best efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of such transactions or seeking material damages.

U.S. Antitrust Filing

Under the HSR Act and the rules and regulations promulgated thereunder, certain transactions, including the Medco merger, may not be consummated unless certain waiting period requirements have expired or been terminated. The HSR Act provides that each party must file a pre-merger notification with the Federal Trade Commission, which we refer to as the FTC, and the Antitrust Division of the Department of Justice, which we refer to as the DOJ. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filing of their respective HSR Act notification forms or the early termination of that waiting period. If the DOJ or the FTC issues a Request for Additional Information and Documentary Material prior to the expiration of the initial waiting period, the parties must observe a second 30-day waiting period, which would begin to run only after both parties have substantially complied with the request for additional information, unless the waiting period is terminated earlier.

Express Scripts and Medco each filed its required HSR notification and report forms with respect to the Medco merger on August 3, 2011, commencing the initial 30-calendar-day waiting period. On September 2, 2011, Express Scripts and Medco each received a second request from the FTC in connection with the FTC’s review of the Medco merger. A second request was anticipated by the parties at the time of signing of the merger agreement. Issuance of the second request extends the waiting period under the HSR Act until 30 days after both parties have substantially complied with the requests, unless the waiting period is terminated sooner by the FTC. Express Scripts and Medco have been cooperating with the FTC staff since shortly after the announcement of the mergers and intend to continue to work cooperatively with the FTC staff in the review of the Medco merger. Express Scripts and Medco intend to respond to the second request as promptly as practicable.

At any time before or after the mergers are completed, either the DOJ or the FTC could take action under the antitrust laws in opposition to the mergers, including seeking to enjoin completion of the mergers, condition completion of the mergers upon the divestiture of assets of Express Scripts, Medco or their subsidiaries or impose restrictions on New Express Scripts’ post-merger operations. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the mergers or permitting completion subject to regulatory concessions or conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances.

Other Governmental Approvals

Express Scripts and Medco are not aware of any material governmental approvals or actions that are required for completion of the mergers other than those described in the section entitled “— Governmental and Regulatory Approvals.” It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Timing

Express Scripts and Medco cannot assure you that all of the regulatory approvals described above will be obtained and, if obtained, Express Scripts and Medco cannot assure you as to the timing of any approvals, the ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. Express Scripts and Medco also cannot assure you that the DOJ, the FTC or any state attorney general will not attempt to challenge the merger on antitrust grounds, and, if such a challenge is made, Express Scripts and Medco cannot assure you as to its result.

Merger Expenses, Fees and Costs

All fees and expenses incurred by Express Scripts and Medco in connection with the merger agreement and the related transactions will be paid by the party incurring those fees or expenses, except that the parties agreed to share equally the filing fees under the HSR Act and any fees for similar filings under foreign laws, the expenses in connection with printing and mailing this joint proxy statement/prospectus, and all SEC filing fees paid or payable to the SEC relating to the transactions contemplated by the merger agreement. Under specified circumstances, Express Scripts or Medco may be required to pay a termination fee of $950 million, $650 million or $227.5 million (depending on the specific circumstances) if the merger is not consummated. Express Scripts or Medco may also be required to reimburse the other party for its expenses, up to a maximum amount of either $225 million or $100 million (depending on the specific circumstances), in connection with the termination of the merger agreement. Notwithstanding the foregoing, in no event shall Express Scripts or Medco, as applicable, reimburse the other party’s expenses or pay the other party the full amount of the termination fee more than once, nor shall either party pay the other party an aggregate amount in excess of the full amount of the termination fee pursuant to the expense reimbursement and termination fee provisions of the merger agreement. See “The Merger Agreement — Termination Fees; Expenses” beginning on page 178.

Material U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the mergers applicable to holders of Express Scripts common stock and Medco common stock. This discussion is based upon the Code, Treasury regulations, judicial authorities, published positions of the Internal Revenue Service, which we refer to as the IRS, and other applicable authorities, all as currently in effect and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion is limited to U.S. holders (as defined below) that hold their shares of Express Scripts common stock or Medco common stock as capital assets for U.S. federal income tax purposes. This discussion does not address all of the tax consequences that may be relevant to a particular stockholder or to stockholders that are subject to special treatment under U.S. federal income tax laws, such as:

•	stockholders that are not U.S. holders;

•	financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	persons whose functional currency is not the U.S. dollar;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons who own more than 5% of the outstanding stock of Express Scripts or Medco;

•	persons that hold Express Scripts common stock or Medco common stock as part of a straddle, hedge, constructive sale or conversion transaction; and

•	U.S. holders who acquired their shares of Express Scripts common stock or Medco common stock through the exercise of an employee stock option or otherwise as compensation.

If a partnership or other entity taxed as a partnership holds Express Scripts common stock or Medco common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisors about the tax consequences of the mergers to them.

This discussion does not address the tax consequences of the mergers under state, local or foreign tax laws. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

All holders are urged to consult with their tax advisors as to the tax consequences of the mergers in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws.

For purposes of this section, the term “U.S. holder” means a beneficial owner of Express Scripts common stock or Medco common stock, as applicable, that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any State or the District of Columbia;

•	an estate that is subject to U.S. federal income tax on its income regardless of its source; or

•	a trust, the substantial decisions of which are controlled by one or more U.S. persons and which is subject to the primary supervision of a U.S. court, or a trust that validly has elected under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

Tax Consequences of the Mergers Generally

Express Scripts and Medco intend that the Express Scripts merger and the Medco merger, taken together, be treated as an exchange described in Section 351 of the Code. It is a condition to Medco’s obligation to complete the Medco merger that Medco receive a written opinion of its counsel, Sullivan & Cromwell, to the effect that the Express Scripts merger and the Medco merger, taken together, will qualify as an exchange described in Section 351 of the Code. It is a condition to Express Scripts’ obligation to complete the Express Scripts merger that New Express Scripts receive an opinion of its counsel, Skadden, to the effect that the Express Scripts merger and the Medco merger, taken together, will qualify as an exchange described in Section 351 of the Code. In rendering these opinions, counsel will require and rely upon representations contained in letters and certificates to be received from Express Scripts and Medco. If the letters or certificates are incorrect, the conclusions reached in the tax opinions could be jeopardized. In addition, the opinions will be subject to certain qualifications and limitations as set forth in the opinions. Neither Express Scripts nor Medco intends to waive this opinion condition to its obligation to consummate the merger. If either Express Scripts or Medco waives this opinion condition after the registration statement of which this proxy statement/prospectus is a part is declared effective by the SEC, and the change in tax consequences is material, Express Scripts and Medco will recirculate an updated version of this proxy statement/prospectus and resolicit proxies from their respective stockholders.

None of the tax opinions given in connection with the mergers will be binding on the IRS. Neither Express Scripts nor Medco will request any ruling from the IRS as to the U.S. federal income tax consequences of the mergers. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the representations or assumptions upon which those opinions are based is inconsistent with the actual facts, the U.S. federal income tax consequences of the mergers could be adversely affected.

Tax Consequences to Medco Stockholders

Based upon the facts and representations contained in the representation letters received from Express Scripts and Medco described above under Tax Consequences of the Mergers Generally, in the opinion of Sullivan & Cromwell, the Express Scripts merger and the Medco merger, taken together, will qualify as an exchange described in Section 351 of the Code and as a result:

Subject to the discussion below regarding Section 304 of the Code, a U.S. holder of Medco common stock generally will recognize gain, but not loss, on the exchange of Medco common stock for New Express Scripts common stock and cash (excluding any cash received in lieu of fractional shares) equal to the lesser of:

•	the excess of (i) the sum of the fair market value of New Express Scripts common stock received and the amount of cash received in the Medco merger over (ii) the U.S. holder’s tax basis in the Medco common stock surrendered in the Medco merger, and

•	the amount of cash received by such U.S. holder in the Medco merger.

For this purpose, a U.S. holder must calculate gain or loss separately for each identifiable block of shares of Medco common stock that is surrendered in the exchange, and the U.S. holder may not offset a loss recognized on one block of the shares against gain recognized on another block of the shares. Subject to the discussion below regarding Section 304 of the Code, any gain recognized by such U.S. holder will generally be treated as capital gain and will be long-term capital gain if the holding period for shares of the Medco common stock that are surrendered in the exchange is more than one year as of the effective time of the Medco merger. The aggregate tax basis of the New Express Scripts common stock received by a U.S. holder (including fractional shares deemed received and redeemed as described below) will be the same as the aggregate tax basis of the shares of Medco common stock surrendered in the exchange, decreased by the amount of cash received, and increased by the amount of gain recognized. A U.S. holder’s holding period for the New Express Scripts common stock received in the Medco merger will include the holding period of the shares of Medco common stock surrendered in exchange therefor.

Cash received in lieu of fractional shares.  A U.S. holder that receives cash in lieu of a fractional share of New Express Scripts common stock in the Medco merger will generally be treated as having received such fractional share and then as having received such cash in redemption of such fractional share interest. A U.S. holder generally will recognize gain or loss measured by the difference between the amount of cash received and the portion of the basis of the shares of New Express Scripts common stock allocable to such fractional interest. Such gain or loss generally will constitute capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period in the Express Scripts common stock exchanged therefor was greater than one year as of the date of the exchange.

Application of Section 304 of the Code.  The results to Medco stockholders described above may be altered if Section 304 of the Code applies to the Medco merger. Section 304 of the Code will apply to the Medco merger if the Medco stockholders, in the aggregate, own stock of New Express Scripts possessing 50% or more of the total combined voting power or 50% or more of the total combined value of all classes of stock of New Express Scripts, taking into account certain constructive ownership rules under the Code and, in the case of a Medco stockholder who also owns Express Scripts common stock, taking into account any New Express Scripts common stock received by such Medco stockholder in the Express Scripts merger. If Section 304 of the Code were to apply to the Medco merger, U.S. holders of Medco common stock who do not actually or constructively own any shares of Express Scripts common stock at the effective time of the

Medco merger will recognize capital gain or loss equal to the difference between the amount of cash received and the portion of such U.S. holder’s tax basis in its Medco common stock that is exchanged for such cash. U.S. holders of Medco common stock who actually or constructively own shares of Express Scripts common stock should consult their own tax advisors as to the amount and character of any income in the event that Section 304 of the Code applies to the Medco merger.

Backup Withholding and Information Reporting.  Payments of cash to a U.S. holder of Medco common stock in the Medco merger may, under certain circumstances, be subject to information reporting and backup withholding, unless the holder provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.

Tax Consequences to Express Scripts Stockholders

Based upon the facts and representations contained in the representation letters received from Express Scripts and Medco described above under Tax Consequences of the Mergers Generally, in the opinion of Skadden, the Express Scripts merger and the Medco merger, taken together, will qualify as an exchange described in Section 351 of the Code and as a result:

•	a U.S. holder of Express Scripts common stock will not recognize gain or loss upon the exchange of its Express Scripts common stock for New Express Scripts common stock; and

•	the aggregate tax basis of the New Express Scripts common stock the U.S. holder of Express Scripts common stock receives will be equal to the aggregate tax basis of the Express Scripts common stock exchanged therefor, and the holding period of the New Express Scripts common stock will include the U.S. holder’s holding period of the Express Scripts common stock surrendered in exchange therefor.

Reporting Requirements

U.S. holders of Express Scripts common stock or Medco common stock who receive New Express Scripts common stock and, upon consummation of the mergers, own New Express Scripts common stock representing at least 5% of the total combined voting power or value of the total outstanding New Express Scripts common stock, are required to attach to their tax returns for the year in which the mergers are consummated, and maintain a permanent record of, a complete statement of all the facts relating to the exchange of stock in connection with the mergers containing the information listed in Treasury regulations section 1.351-3. The facts to be disclosed by a U.S. holder include the aggregate fair market value of, and the U.S. holder’s basis in, the Express Scripts common stock or the Medco common stock, as applicable, exchanged pursuant to the mergers.

Accounting Treatment of the Mergers

The mergers of Medco by Express Scripts will be accounted for using the acquisition method of accounting based on authoritative guidance for business combinations under U.S. GAAP. In determining the acquirer for accounting purposes, Express Scripts considered the factors required under U.S. GAAP. Express Scripts will be considered the acquirer of Medco for accounting purposes. The total purchase price will be allocated to the assets acquired and liabilities assumed from Medco based on their fair values as of the date of the completion of the mergers and the excess, if any, being allocated to specific identifiable intangibles acquired or goodwill. Reported financial condition and results of operations of Express Scripts issued after completion of the mergers will reflect Medco’s balances and results after completion of the mergers, but will not be restated retroactively to reflect the historical financial position or results of operations of Medco. Following the completion of the mergers, the earnings of the combined company will reflect acquisition accounting adjustments, including increased amortization expense for acquired intangible assets.

Appraisal Rights

Medco Stockholders

In connection with the Medco merger, record holders of Medco common stock who comply with the procedures established by Section 262 of the DGCL, which we refer to in this joint proxy statement/prospectus as Section 262, summarized below will be entitled to appraisal rights if the Medco merger is completed. Under Section 262, as a result of completion of the Medco merger, holders of shares of Medco common stock with respect to which appraisal rights are properly demanded and perfected and not withdrawn or lost are entitled, in lieu of receiving the Medco merger consideration, to have the “fair value” of their shares at the effective time of the Medco merger (exclusive of any element of value arising from the accomplishment or expectation of the mergers) judicially determined and paid to them in cash together with a fair rate of interest, if any, unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, by complying with the provisions of Section 262. The “fair value” of your shares of Medco common stock as determined by the Delaware Court of Chancery may be worth more or less than, or the same as, the Medco merger consideration of (i) $28.80 in cash, without interest and (ii) 0.81 shares of validly issued, fully paid and non-assessable New Express Scripts common stock per share of Medco common stock that you are otherwise entitled to receive under the terms of the merger agreement. These rights are known as dissenters rights. The Medco stockholders who elect to exercise dissenters rights must not vote in favor of the proposal to adopt the merger agreement and must comply with the provisions of Section 262, in order to perfect their rights. Strict compliance with the statutory procedures in Section 262 is required. Failure to follow precisely any of the statutory requirements will result in the loss of your dissenters rights.

This section is intended as a brief summary of the material provisions of the Delaware statutory procedures that a stockholder must follow in order to seek and perfect dissenters rights. This summary, however, is not a complete statement of all applicable requirements, and is qualified in its entirety by reference to Section 262, the full text of which is attached as Annex H to this joint proxy statement/prospectus. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their dissenters rights under Section 262.

Section 262 requires that where a merger agreement is to be submitted for adoption at a meeting of stockholders, the stockholders be notified that dissenters rights will be available not less than 20 days before the meeting to vote on the Medco merger. A copy of Section 262 must be included with such notice. This joint proxy statement/prospectus constitutes Medco’s notice to its stockholders that dissenters rights are available in connection with the Medco merger, in compliance with the requirements of Section 262. If you wish to consider exercising your dissenters rights, you should carefully review the text of Section 262 contained in Annex H. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of your dissenters rights under the DGCL.

If you elect to demand appraisal of your shares of Medco common stock, you must satisfy each of the following conditions: You must deliver to Medco a written demand for appraisal of your shares of Medco common stock before the vote is taken to approve the proposal to adopt the merger agreement, which must reasonably inform Medco of the identity of the holder of record of shares of Medco common stock who intends to demand appraisal of his, her or its shares of Medco common stock; and you must not vote or submit a proxy in favor of the proposal to adopt the merger agreement.

If you fail to comply with either of these conditions and the Medco merger is completed, you will be entitled to receive payment for your shares of Medco common stock as provided for in the merger agreement, but you will have no dissenters rights with respect to your shares of Medco common stock. A holder of shares of Medco common stock wishing to exercise dissenters rights must hold the shares of Medco common stock of record on the date the written demand for appraisal is made and must continue to hold the shares of Medco common stock of record through the effective time of the Medco merger, because dissenters rights will be lost if the shares of Medco common stock are transferred prior to the effective time of the Medco merger. Voting against or failing to vote for the proposal to adopt the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262. A proxy that is submitted and does not contain voting instructions will, unless properly revoked, be voted in favor of the proposal to adopt the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a Medco stockholder who submits a proxy and who wishes to exercise dissenters rights must either submit a proxy containing instructions to vote against the proposal to adopt the merger agreement or abstain from voting on the proposal to adopt the merger agreement.

The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to adopt the merger agreement.

All demands for appraisal should be addressed to Medco Health Solutions, Inc., 100 Parsons Pond Drive, Mail Stop F3-16, Franklin Lakes, NJ 07417, Attention: General Counsel, and must be delivered before the vote is taken to approve the proposal to adopt the merger agreement at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of Medco common stock. The demand must reasonably inform Medco of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares of Medco common stock.

To be effective, a demand for appraisal by a stockholder of Medco common stock must be made by, or in the name of, the record stockholder. The demand cannot be made by the beneficial owner if he or she does not also hold the shares of Medco common stock of record. The beneficial holder must, in such cases, have the registered owner, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of Medco common stock. If you hold your shares of Medco common stock through a bank, brokerage firm or other nominee and you wish to exercise dissenters rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

If shares of Medco common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity. If the shares of Medco common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of Medco common stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of Medco common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Medco common stock as to which appraisal is sought. Where no number of shares of Medco common stock is expressly mentioned, the demand will be presumed to cover all shares of Medco common stock held in the name of the record owner.

Within 10 days after the effective time of the Medco merger, the surviving corporation in the Medco merger must give written notice that the Medco merger has become effective to each of Medco’s stockholders who has properly filed a written demand for appraisal and who did not vote in favor of the proposal to adopt the merger agreement. At any time within 60 days after the effective time of the Medco merger, any Medco stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the payment specified by the merger agreement for that stockholder’s shares of Medco common stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the Medco merger will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any Medco stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Court deems just; provided, however, that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and accept the consideration offered pursuant to the merger agreement within 60 days after the effective time of the Medco merger. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration offered pursuant to the merger agreement.

Within 120 days after the effective time of the Medco merger, but not thereafter, either the surviving corporation or any Medco stockholder who has complied with the requirements of Section 262 and is entitled to dissenters rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Medco common stock held by all Medco stockholders entitled to appraisal. Upon the filing of the petition by a Medco stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition, and holders should not assume that the surviving corporation will file a petition. Accordingly, the failure of a Medco stockholder to file such a petition within the period specified could nullify the stockholder’s previous written demand for appraisal. In addition, within 120 days after the effective time of the Medco merger, any Medco stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement, upon written request, will be entitled to receive from the surviving corporation, a statement setting forth the aggregate number of shares of Medco common stock not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after such written request has been received by the surviving corporation. A person who is the beneficial owner of shares of Medco common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the surviving corporation such statement.

If a petition for appraisal is duly filed by a Medco stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of Medco common stock and with whom agreements as to the value of their shares of Medco common stock have not been reached. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 and who have become entitled to the dissenters rights provided by Section 262. The Delaware Court of Chancery may require stockholders who have demanded payment for their shares of Medco common stock to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder. Where proceedings are not dismissed, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings.

After determination of the stockholders entitled to appraisal of their shares of Medco common stock, the Delaware Court of Chancery will appraise the shares of Medco common stock, determining their fair value as of the effective time of the Medco merger after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the mergers, together with interest, if any, to be paid upon the amount determined to be the fair value. When the value is determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the certificates representing their shares of Medco common stock. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the Medco merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the Medco merger and the date of payment of the judgment.

You should be aware that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the merger, is not an opinion as to, and does not otherwise address, fair value under Section 262. Although Medco believes that the Medco merger consideration provided for Medco stockholders in the merger agreement is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and Medco stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Medco merger consideration provided for Medco stockholders in the merger agreement. Moreover, Medco does not anticipate offering more than the Medco merger consideration provided for Medco stockholders in the merger agreement to any Medco stockholder exercising dissenters rights, and Medco reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Medco common stock is less than the Medco merger consideration provided for Medco stockholders in the merger agreement. In determining “fair value,” the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the surviving corporation and the Medco stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Each dissenting stockholder is responsible for his or her attorneys’ and expert witness fees, although, upon the application of a Medco stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any Medco stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of Medco common stock entitled to appraisal. Any stockholder who demanded dissenters rights will not, after the effective time of the Medco merger, be entitled to vote shares of Medco common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of Medco common stock, other than with respect to payment as of a record date prior to the effective time of the Medco merger. However, if no petition for appraisal is filed within 120 days after the effective time of the Medco merger, or if the Medco stockholder otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the Medco merger consideration of (i) $28.80 in cash, without interest and (ii) 0.81 shares of validly issued, fully paid and non-assessable New Express Scripts common stock for each of his, her or its shares of Medco common stock pursuant to the merger agreement.

In view of the complexity of Section 262 of the DGCL, Medco’s stockholders who may wish to pursue dissenters rights should consult their legal and financial advisors.

Express Scripts Stockholders

Express Scripts stockholders are not entitled to an appraisal by a Delaware court of the fair value of such stockholder’s shares of Express Scripts common stock under Section 262 of the DGCL.

Certain Contracts Between Express Scripts and Medco

Express Scripts and Medco are party to a number of commercial arrangements with one another, which are not material, individually or in the aggregate, to either company.

Restrictions on Sales of Shares by Certain Affiliates

The shares of New Express Scripts common stock to be issued in connection with the mergers will be registered under the Securities Act of 1933, as amended (which we refer to as the Securities Act) and will be freely transferable under the Securities Act, except for shares of New Express Scripts common stock issued to any person who is deemed to be an “affiliate” of Express Scripts or Medco at the time of the applicable special meeting. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under the common control of either Express Scripts or Medco and may include our executive officers and directors, as well as our significant stockholders. Affiliates may not sell their shares of New Express Scripts common stock acquired in connection with the mergers except pursuant to:

•	an effective registration statement under the Securities Act covering the resale of those shares;

•	an exemption under paragraph (d) of Rule 145 under the Securities Act; or

•	any other applicable exemption under the Securities Act.

This joint proxy statement/prospectus does not cover resales of New Express Scripts common stock by affiliates of Express Scripts, Medco or New Express Scripts.

Listing of New Express Scripts Common Stock on the NASDAQ

Express Scripts has agreed to use its reasonable efforts to cause the shares of New Express Scripts common stock to be issued in connection with the mergers and shares of New Express Scripts to be reserved upon exercise of options to purchase New Express Scripts to be listed on the NASDAQ, subject to official notice of issuance, prior to the respective effective times of the mergers. Additionally, the effectiveness of the registration statement for the New Express Scripts common stock is a condition to the completion of the mergers. It is expected that following the merger, New Express Scripts common stock will trade on the NASDAQ under the symbol “ESRX.”

Delisting and Deregistration of Medco Common Stock

If the Medco merger is completed, the Medco common stock will be delisted from the NYSE and will no longer be registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act.

Litigation Relating to the Mergers

Since the announcement by the parties that they had entered into the merger agreement on July 21, 2011, twenty-two lawsuits have been filed by purported stockholders of Medco challenging the mergers. The complaints in the actions name as defendants Medco and/or various members of the Medco board as well as Express Scripts, New Express Scripts and the Merger Subs. Descriptions of such lawsuits that have been filed as of November 15, 2011 are set forth below.

The plaintiffs in the purported class action complaints generally allege, among other things, that (i) the members of the Medco board breached their fiduciary duties to Medco and its stockholders by authorizing the mergers and (ii) Express Scripts, New Express Scripts and the Merger Subs aided and abetted the alleged breaches of fiduciary duty by Medco and its directors. The plaintiffs seek, among other things, to enjoin the defendants from consummating the mergers on the agreed-upon terms, and unspecified compensatory damages, together with the costs and disbursements of the action.

Among other things, the complaints allege that the price and process leading up to the mergers was unfair. In particular, plaintiffs allege that:

•	The terms of the mergers are not the result of an auction process or active market check, and were arrived at without a full and thorough investigation of strategic alternatives;

•	The price of the Medco merger consideration is inadequate and undervalues Medco and its future growth prospects;

•	Mr. Snow and other senior Medco executives cannot evaluate the proposed mergers impartially because they stand to receive change in control payments upon consummation of the mergers; and

•	The merger agreement contains preclusive deal protection devices that restrain Medco’s ability to solicit or engage in negotiations with third parties regarding a proposal to acquire all or a significant interest in Medco, as well as a termination fee that deters potential bidders from coming forward.

Following the filing of the Form S-4 relating to the mergers on October 6, 2011, several plaintiffs amended their complaints to include allegations that disclosures made in the Form S-4 failed to disclose all material facts about the process leading up to the mergers.

Delaware Court of Chancery

As of November 15, 2011, ten complaints have been filed in the Court of Chancery of the State of Delaware, captioned as follows: Chevedden v. Snow, et al., C.A. No. 6694-CS; Colanino v. Medco Health Solutions, Inc., et al., C.A. No. 6708-CS; Knisley v. Snow, et al., C.A. No. 6710-CS; Heimowitz v. Medco Health Solutions, Inc., et al., C.A. No. 6711-CS; Waber v. Medco Health Solutions, Inc., et al., C.A. No. 6716-CS; U.F.C.W. Local 1776 & Participating Emp. Pension Fund v. Medco Health Solutions, Inc., et al., C.A. No. 6720-CS; Westchester Putnman Counties Heavy & Highway Laborers Local 60 Benefit Funds v. Medco Health Solutions, Inc., et al., C.A. No. 6723-CS; Labourers’ Pension Fund of Cent. & E. Cana. v. Snow, et al., C.A. No. 6725-CS; Johnson v. Medco Health Solutzions, Inc., et al., C.A. No. 6726-CS; and Schoenwald v. Medco Health Solutions, Inc., et al., C.A. No. 6727-CS. Defendants filed answers to all of the complaints in these actions, and requests for discovery have been served by plaintiffs in the Chevedden, Heimowitz, U.F.C.W., and Schoenwald actions.

On August 9, 2011, the Delaware Court of Chancery consolidated the ten actions pending before the Court as In re Medco Health Solutions, Inc. Shareholders Litigation, Consol., C.A. No. 6720-CS , which we refer to as the Delaware action.

On August 23, 2011, the Delaware Court of Chancery entered an order certifying a class of Medco stockholders consisting of all record holders and beneficial owners of Medco common stock, together with their successors and assigns, during the period commencing on the date on which the Medco board approved the Medco merger, and ending at the effective time of the Medco merger. The Court of Chancery appointed plaintiffs Labourers’ Pension Fund of Central and Eastern Canada, Westchester Putnam Counties Heavy & Highway Laborers Local 60 Benefit Fund and U.F.C.W. Local 1776 & Participating Employers Pension Fund as co-lead plaintiffs and class representatives, the law firms of Robbins Geller Rudman & Dowd LLP and Labaton Sucharow LLP as co-lead counsel for the class, the law firm of Bouchard Margules & Friedlander, P.A. as liaison counsel for the class, and the law firms of Levi & Korsinsky, LLP, Harwood Feffer LLP, Federman & Sherwood, Saxena White P.A., Wolf Haldenstein Adler Freeman & Herz LLP, Faruqi & Faruqi LLP and Fish & Richardson, P.C. as members of the plaintiffs’ executive committee.

On October 14, 2011, Express Scripts filed a Motion for Judgment on the Pleadings in the Delaware action. On October 21, 2011, Plaintiffs in the Delaware action filed a motion for preliminary injunction. On October 27, 2011, the Delaware Court of Chancery entered a Stipulated Order of Case Management and set a preliminary injunction hearing. On November 8, 2011, Plaintiffs informed the Court of Chancery that the parties had reached an agreement in principle to settle the Delaware action and District Court actions, and requested that the Court of Chancery stay all proceedings pending settlement proceedings as is further discussed below under “— Memorandum of Understanding.”

New Jersey Federal District Court

As of November 15, 2011, seven complaints have been filed in the United States District Court for the District of New Jersey, captioned as follows: Nadoff v. Medco Health Solutions, Inc., et al., No. 2:11-cv-04248-WJM-MF; Louisiana Mun. Police Emps.’ Ret. Sys. v. Medco Health Solutions, Inc., et al., No. 2:11-cv-04211-DMC-MF; Puerto Rico Gov’t Emps. & Judiciary Ret. Sys. Admin. v. Medco Health Solutions, Inc., et al., No. 2:11-cv-04259-DMC-MF; Sollins v. Medco Health Solutions, Inc., et al., No. 2:11-cv-04307-DMC-

MF; United Food & Commercial Workers Local 23 & Emp’rs Pension Fund v. Medco Health Solutions, Inc., et al., No. 2:11-cv-04328-DMC-MF; Oppenheim Kapitalanlagegesellschaft mbH v. Medco Health Solutions, Inc., et al., No. 2:11-cv-04322-DMC-MF; and Int’l Union of Operating Engineers Local 132 Pension Fund v. Medco Health Solutions, Inc., et al., No. 2:11-cv-04412-DMC-MF.

On August 1, 2011, plaintiff in the Louisiana Mun. Police Emps.’ Ret. Sys. action filed an application for expedited discovery, and on August 3, 2011, Magistrate Judge Falk held a teleconference with the parties regarding the application for expedited discovery. On August 5, 2011, plaintiff in the Louisiana Mun. Police Emps.’ Ret. Sys. action filed an Amended Complaint, which contains substantially the same allegations as plaintiff’s original complaint.

On August 8, 2011, defendants filed in the Louisiana Mun. Police Emps.’ Ret. Sys. action a Motion to Dismiss the Amended Complaint pursuant to Federal Rule of Civil Procedure 12(b)(1), a Motion to Stay in favor of the Delaware Action, and an opposition to plaintiff’s application for expedited discovery. Express Scripts also filed a motion to dismiss pursuant to Federal Rule of Civil Procedure 12(b)(6).

On August 17, 2011, the District Court consolidated the actions pending before it as In re: Medco/Express Scripts Merger Litigation, No. 11-4211 (DMC)(MF), and appointed Carrela, Byrne, Cecchi, Olstein, Brody & Agnello; Grant & Eisenhofer, P.A.; and Bernstein Litiowitz Berger & Grossman LLP as Interim Lead Counsel, and Motley Rice LLC; Pomerantz Haudek Grossman & Gross; Brower Piven, A Professional Corporation; and Barrack, Rodos & Bacine as Plaintiffs’ Executive Committee. We refer to this action as the district court action.

On August 18, 2011, plaintiffs in the district court action filed a motion for class certification, seeking certification of the same class of Medco stockholders that has since been certified by the Court of Chancery in the Delaware action. Defendants filed their answering brief in opposition to plaintiffs’ motion on September 6, 2011. Plaintiffs filed their reply brief on September 13, 2011.

On September 19, 2011, the District Court issued an order denying defendants’ Motions to Dismiss pursuant to Federal Rules of Civil Procedure 12(b)(1) and 12(b)(6) and Motion to Stay in favor of the Delaware Action. On September 23, 2011, Express Scripts filed a Motion to Certify the District Court’s September 19, 2011 order for interlocutory appeal, and a motion to stay proceedings pending appeal.

On October 25, 2011, the District Court entered an order certifying its September 19, 2011 order and opinion for interlocutory appeal, and denying Express Scripts’ request for a stay pending appeal. On October 28, 2011, Plaintiffs filed an Order to Show Cause for Preliminary Injunction requesting that the District Court schedule a preliminary injunction hearing.

On October 31, 2011, Express Scripts filed with the Third Circuit Court of Appeals a Petition to Appeal under 28 U.S.C. § 1292(b), a Motion to Stay proceedings in the District Court pending appeal, and a Motion to Expedite the Petition and the Motion to Stay. On November 4, 2011, Plaintiffs filed in the Third Circuit their opposition to Express Scripts’ Petition and motions, and on November 7, 2011 Express Scripts filed its reply in the Third Circuit to Plaintiffs’ opposition. On November 7, 2011, Plaintiffs informed the District Court that the parties had reached an agreement in principle to settle the District Court and other actions, and requested the District Court stay all proceedings in the action other than settlement proceedings.

On November 8, 2011, Express Scripts informed the Third Circuit that the parties had reached an agreement in principle to settle the District Court and other actions, and requested the Third Circuit stay consideration of Express Scripts’ Petition and Motions pending settlement proceedings as is further discussed below under “— Memorandum of Understanding.” On November 9, 2011, the Third Circuit issued an order granting Express Scripts’ Motion requesting that the Court stay its review of Express Scripts’ Motion to Stay Pending Appeal pending the parties’ execution of a stipulation of settlement, and stay its review of Express Scripts’ Petition for Permission to Appeal pending approval of the settlement. The Third Circuit also ordered the parties to provide the Court with status reports regarding the settlement beginning ten days from the date of the Order, and continuing every ten days thereafter.

Superior Court of New Jersey

As of November 15, 2011, five complaints have been filed in the Superior Court of the State of New Jersey, captioned as follows: Levinson v. Snow, et al., No. C-215-11; Kramer v. Snow, et al., No. C-217-11; Snider v. Medco Health Solutions, Inc., et al., No. C-220-11; Prongay v. Medco Health Solutions, Inc., et al., No. C-232-11; and Lasker v. Medco Health Solutions, Inc., et al., No. C-246-11.

On July 27, 2011, plaintiffs in the Levinson and Kramer actions filed a Motion for Consolidation of Related Cases and Appointment of Interim Class Counsel.

On August 10, 2011, plaintiffs in the Levinson and Kramer actions filed a Motion for Expedited Proceedings. On August 11, 2011, Express Scripts filed in the Levinson and Kramer actions an Opposition to plaintiff’s Motion for Consolidation of Related Cases and Appointment of Lead Counsel and a Cross-Motion to Dismiss or Stay the Action in Favor of the Delaware action.

On August 26, 2011, the Court entered a stipulated order staying all of the Superior Court actions in favor of the Delaware action.

Memorandum of Understanding

The complaints in the foregoing actions name as defendants Medco and/or various members of the Medco board as well as Express Scripts, New Express Scripts and the Merger Subs. Medco and Express Scripts continue to deny that they engaged in any of the wrongdoing alleged in the complaints; however, to avoid the risk that the litigation might delay or otherwise adversely affect the consummation of the mergers and to minimize the expense of defending such actions, on November 7, 2011, Express Scripts and Medco entered into a memorandum of understanding with plaintiffs to settle the stockholder litigation pending in the United States District Court for the District of New Jersey and the Delaware Court of Chancery regarding the proposed mergers. Pursuant to the memorandum of understanding, Express Scripts and Medco entered into the first amendment to the merger agreement and agreed to hold the special meetings of their respective stockholders to vote on the proposed mergers on such date or dates as determined by Medco and Express Scripts, but in no event prior to December 21, 2011. Express Scripts and Medco also agreed to include certain additional disclosures concerning the merger agreement and the mergers, which we refer to as the supplemental disclosures, in this joint proxy statement/prospectus. Subject to completion of confirmatory discovery on the supplemental disclosures by counsel to the plaintiffs, the memorandum of understanding contemplates that the parties will enter into a stipulation of settlement. The stipulation of settlement will be subject to customary conditions, including court approval following notice to Medco’s shareholders. In the event that the parties enter into a stipulation of settlement, a hearing will be scheduled at which the United States District Court for the District of New Jersey will consider the fairness, reasonableness, and adequacy of the settlement. If the settlement is approved by the court, it will resolve and release all claims in all actions that were or could have been brought challenging any aspect of the mergers, the merger agreement, and any disclosure made in connection therewith (but excluding claims for appraisal under Delaware law). In addition, in connection with the settlement, the parties contemplate that plaintiffs’ counsel will file a petition in the court for an award of attorneys’ fees and expenses to be paid by Medco or its successor. Medco or its successor will pay or cause to be paid any attorneys’ fees and expenses awarded by the court. However, final court approval of the settlement is not contingent on an agreement for attorneys’ fees and expenses. The settlement will not affect the merger consideration. There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the court will approve the settlement even if the parties were to enter into such stipulation. In such event, the proposed settlement as contemplated by the memorandum of understanding may be terminated.

THE MERGER AGREEMENT

The following is a summary of the material terms and conditions of the merger agreement. This summary may not contain all the information about the merger agreement that is important to you. This summary is qualified in its entirety by reference to the merger agreement and the first amendment to the merger agreement attached as Annex A to, and incorporated by reference into, this joint proxy statement/prospectus. You are encouraged to read the merger agreement and the first amendment to the merger agreement in their entirety because they are the legal documents that govern the mergers.

Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement: Representations, Warranties and Covenants in the Merger Agreement Are Not Intended to Function or Be Relied on as Public Disclosures

The merger agreement and the summary of its terms in this joint proxy statement/prospectus have been included to provide information about the terms and conditions of the merger agreement. The terms and information in the merger agreement are not intended to provide any other public disclosure of factual information about Express Scripts, Medco, New Express Scripts and the Merger Subs or any of their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the merger agreement are made by Express Scripts, Medco, New Express Scripts and the Merger Subs only for the purposes of the merger agreement and were qualified and subject to certain limitations and exceptions agreed to by Express Scripts, Medco, New Express Scripts and the Merger Subs in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement and were negotiated for the purpose of allocating contractual risk among the parties to the merger agreement rather than to establish matters as facts. The representations and warranties may also be subject to a contractual standard of materiality or material adverse effect different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases may be qualified by disclosures made by one party to the other, which are not necessarily reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since the date of the merger agreement, and subsequent developments or new information qualifying a representation or warranty may have been included in or incorporated by reference into this joint proxy statement/prospectus.

For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of Express Scripts, Medco, New Express Scripts or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this joint proxy statement/prospectus.

Structure of the Mergers

The merger agreement provides, upon the terms and subject to the conditions thereof, for two separate mergers involving Express Scripts and Medco, respectively. First, Express Scripts Merger Sub, a wholly owned subsidiary of New Express Scripts, will merge with and into Express Scripts, with Express Scripts surviving the merger as a wholly owned subsidiary of New Express Scripts. Second, immediately following the consummation of the Express Scripts merger, the merger agreement provides for the merger of Medco Merger Sub, another wholly owned subsidiary of New Express Scripts, with and into Medco, with Medco surviving the merger as a wholly owned subsidiary of New Express Scripts. As a result of the mergers, both of the surviving entities of the Express Scripts merger and the Medco merger will become wholly owned subsidiaries of New Express Scripts, which is expected to be listed for trading on the NASDAQ.

Closing

Unless another time and place is agreed to by Express Scripts and Medco, the closing will occur as soon as practicable (but in any event, within three business days) after satisfaction or waiver of the conditions set forth in the merger agreement (except for any conditions that by their nature can only be satisfied on the closing date, but subject to the satisfaction or waiver of such conditions); provided, however, that notwithstanding the satisfaction or waiver of the conditions set forth in the merger agreement, neither Express Scripts nor Medco are obligated to effect the closing prior to the third business day following the final day of the marketing period (described below under “— Marketing Period”) or such earlier date as Express Scripts may request on two business days’ written notice to Medco. However, a failure to commence the marketing period is not a condition to the parties’ obligations to effect the closing if it would cause the closing to occur after the fourth business day prior to the outside date (as it may be extended). For a description of the conditions to the closing of the mergers, see the section entitled “— Conditions to the Mergers” beginning on page 174.

Marketing Period

The “marketing period” referred to above is the first period of 20 consecutive calendar days after the date of the merger agreement throughout which the conditions to Express Scripts’ obligation to consummate the mergers have been satisfied (except for any conditions that by their nature can only be satisfied on the closing date, but subject to the satisfaction of such conditions or waiver by the party entitled to waive such conditions) and nothing has occurred that would cause any of the conditions to Express Scripts’ obligations to consummate the mergers to fail to be satisfied assuming the closing were to be scheduled for any time during such 20 calendar day period. If the marketing period has not been completed (i) prior to December 19, 2011, the marketing period will commence no earlier than January 3, 2012, (ii) prior to August 20, 2012, the marketing period will commence no earlier than September 3, 2012 and (iii) prior to December 24, 2012, the marketing period will commence no earlier than January 2, 2013; provided, that November 23-27, 2011 and November 21-25, 2012 are not considered calendar days for purposes of the definition of “marketing period” but a period including such days is considered a consecutive period for such purposes. Regardless of whether or not the marketing period has commenced, the marketing period will not extend beyond the fourth business day prior to the outside date (as it may be extended).

Effective Times

The mergers will become effective at the time at which the applicable certificate of merger has been duly filed with the Secretary of State of the State of Delaware or at such other time agreed upon by the parties and specified in the applicable certificate of merger. The certificates of merger for both the Express Scripts merger and the Medco merger will be filed on the closing date, and the merger agreement provides that the filing of the certificate of merger for the Express Scripts merger will occur immediately prior to the filing of the certificate of merger for the Medco merger.

Merger Consideration Received by Express Scripts Stockholders

At the effective time of the Express Scripts merger, each outstanding share of Express Scripts common stock, other than Express Scripts excluded shares, will be converted into one share of New Express Scripts common stock (without the requirement for the surrender of any certificate previously representing any shares of Express Scripts common stock or issuance of new certificates representing New Express Scripts common stock).

Merger Consideration Received by Medco Stockholders

At the effective time of the Medco merger, each outstanding share of Medco common stock, other than Medco excluded shares, will be converted into: (i) the right to receive $28.80 in cash, without interest and (ii) 0.81 shares of validly issued, fully paid and non-assessable of New Express Scripts common stock; provided, that Medco stockholders will not receive any fractional shares of New Express Scripts common stock pursuant to the Medco merger. Instead of receiving any fractional shares, each holder of Medco common stock will be paid an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (A) the amount of the fractional share interest in a share of New Express Scripts common stock to which such holder would otherwise be entitled (rounded to three decimal places) and (B) an amount equal to the average of the closing sale prices of the Express Scripts common stock on the NASDAQ for each of the 15 consecutive trading days ending with the fourth complete trading day prior to the closing date.

Treatment of Medco Stock Options and Other Stock-Based Awards

Medco Stock Options

Each Medco stock option that is outstanding and unexercised immediately prior to the effective time of the Medco merger, whether or not vested or exercisable, will be assumed by New Express Scripts and will be converted into a stock option to acquire New Express Scripts common stock, which we refer to as a New Express Scripts stock option, entitling its holder to receive, upon exercise, a number of whole shares of New Express Scripts common stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Medco common stock subject to such Medco stock option and (ii) the sum of (A) 0.81 and (B) the quotient obtained by dividing (1) $28.80 by (2) an amount equal to the average of the closing sale prices of Express Scripts common stock on the NASDAQ for each of the 15 consecutive trading days ending with the fourth complete trading day prior to the closing date. We refer to the sum described in clause (ii) above as the stock award exchange ratio. The New Express Scripts stock option will have an exercise price per share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per share of Medco common stock of such Medco stock option by (y) the stock award exchange ratio. The exercise price and the number of shares of New Express Scripts common stock subject to the New Express Scripts stock option will be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of Medco stock options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, consistent with the requirements of Section 424 of the Code.

Each such New Express Scripts stock option will continue to be subject to the same terms and conditions that applied to the Medco stock option immediately prior to the effective time of the Medco merger (but, taking into account any changes to such Medco stock option provided for in the Medco stock plans or award agreements or by reason of the merger agreement).

The right to acquire shares of Medco common stock under the Medco Employee Stock Purchase Plan, which we refer to as the Medco ESPP, is not treated as a Medco stock option for purposes of the merger agreement. Instead, each individual participating in the offering period in progress as of the closing date, which we refer to as the final offering, will receive a notice of the mergers no later than 20 days prior to the closing date, will have an opportunity to terminate his or her outstanding purchase rights under the Medco ESPP and the final offering will end no later than the 10th business day prior to the closing date. Each Medco ESPP participant’s accumulated contributions under the Medco ESPP will be used to purchase shares of Medco common stock in accordance with the terms of the Medco ESPP as of the end of the final offering and the applicable purchase price for Medco common stock as set forth in the Medco ESPP will not be decreased below the levels set forth in the Medco ESPP as of the date of the merger agreement. The Medco ESPP will terminate immediately following the end of the final offering and no further rights will be granted or exercised under the Medco ESPP.

Medco Restricted Stock Units

Each Medco restricted stock unit award that is outstanding immediately prior to the effective time of the Medco merger that is not vested will be assumed by New Express Scripts and will be converted into a restricted stock unit award, which we refer to as a New Express Scripts restricted stock unit, for the number of shares of New Express Scripts common stock equal to the product of (i) the number of shares of Medco common stock underlying such Medco restricted stock unit multiplied by (ii) the stock award exchange ratio. Each such New Express Scripts restricted stock unit will continue to be subject to the same terms and conditions as applied to the Medco restricted stock unit immediately prior to the effective time of the Medco merger (but, taking into account any changes to such Medco restricted stock unit provided for in the Medco stock plans and award agreements or by reason of the merger agreement).

Each vested Medco restricted stock unit that has not been settled and is subject to a deferral election, which we refer to as a Medco deferred stock unit, will be assumed by New Express Scripts and will be converted into a deferred stock unit, which we refer to as a New Express Scripts deferred stock unit, entitling its holder to receive a number of shares of New Express Scripts common stock equal to the product of (i) the number of shares of Medco common stock subject to such Medco deferred stock unit multiplied by (ii) the stock award exchange ratio. Each such New Express Scripts deferred stock unit will continue to be subject to the same terms and conditions that applied to the Medco deferred stock unit immediately prior to the effective time of the Medco merger (but, taking into account any changes to such Medco deferred stock unit provided for in the Medco stock plans and award agreements or by reason of the merger agreement).

Medco Performance Stock Units

Each performance stock unit award granted that is outstanding immediately prior to the effective time of the Medco merger, whether or not vested, will be assumed by New Express Scripts and will be converted into a performance share unit award, which we refer to as a New Express Scripts performance share unit, to acquire the number of shares of New Express Scripts common stock equal to the product of (i) the number of shares of Medco common stock underlying such Medco performance stock unit multiplied by (ii) the stock award exchange ratio. Each such New Express Scripts performance share unit will continue to have, and will be subject to, the same terms and conditions as applied to the Medco performance stock unit immediately prior to the effective time of the Medco merger (but, taking into account any changes to such Medco performance stock unit award provided for in the Medco stock plans and award agreements or by reason of the merger agreement); provided, that if, after the effective time of the Medco merger, the performance program is discontinued or the performance metrics applicable to such Medco performance stock units otherwise cease to be measurable on the same terms as immediately prior to the effective time of the Medco merger, then such Medco performance stock units will be valued based on target performance, and will be paid out at the time, and subject to any applicable payment conditions, prescribed by the terms in effect for such Medco performance stock units immediately prior to the effective time of the Medco merger. Additionally, Medco performance stock units will be subject to any payment delays required by Section 409A of the Code.

Treatment of Express Scripts Stock Options and Other Stock-Based Awards

Express Scripts Stock Options

Each Express Scripts stock option and Express Scripts stock appreciation right outstanding immediately prior to the effective time of the Express Scripts merger, whether or not vested or exercisable, will cease to represent a right to acquire Express Scripts common stock and will be converted into New Express Scripts stock options or New Express Scripts stock appreciation rights, as the case may be, on substantially the same terms and conditions (including vesting schedule and per share exercise price) as applied to such Express Scripts stock option or Express Scripts stock appreciation right immediately prior to the effective time of the Express Scripts merger.

Express Scripts Restricted Stock Awards

Each share of Express Scripts restricted stock and each Express Scripts restricted stock unit that is outstanding immediately prior to the effective time of the Express Scripts merger, whether or not vested, will cease to represent a share of Express Scripts restricted stock or Express Scripts restricted stock unit, as applicable, and will be converted automatically into New Express Scripts restricted stock or a New Express Scripts restricted stock unit, as applicable, on substantially the same terms and conditions (including vesting schedule) as applied to such Express Scripts restricted stock or such restricted stock unit immediately prior to the effective time of the Express Scripts merger.

Express Scripts Performance Share Awards

Each Express Scripts performance share award will cease to represent a share of Express Scripts common stock and will be converted automatically into a New Express Scripts performance share award on substantially the same terms and conditions as applied to such Express Scripts performance award immediately prior to the effective time of the Express Scripts merger.

Conversion of Shares; Exchange of Certificates; No Fractional Shares

Conversion and Exchange of Medco Common Stock

The conversion of shares of Medco common stock, other than the Medco excluded shares, into (i) the right to receive $28.80 in cash, without interest and (ii) 0.81 shares of validly issued, fully paid and non-assessable New Express Scripts common stock will occur automatically at the effective time of the Medco merger. As soon as reasonably practicable after the effective time of the Medco merger, New Express Scripts’ exchange agent will mail to each holder of record of a certificate whose shares of Medco common stock were converted into the right to receive the Medco merger consideration, a letter of transmittal. The letter of transmittal will specify that delivery shall be effected, and risk of loss and title to the certificates will pass, only upon delivery of the certificates to the exchange agent. The letter of transmittal will be accompanied by instructions for surrendering the certificates in exchange for the Medco merger consideration, including New Express Scripts common stock (which will be issued in non-certificated book entry form unless a physical certificate is requested), the cash portion of the Medco merger consideration, any dividends or distributions payable pursuant to the merger agreement and cash in lieu of any fractional shares of New Express Scripts common stock. No interest will be paid or will accrue on any cash payable upon surrender of a certificate. Medco stockholders should not return stock certificates with the enclosed proxy card.

After the effective time of the Medco merger, shares of Medco common stock will no longer be outstanding and cease to exist, until surrendered, and each certificate that previously represented shares of Medco common stock will represent only the right to receive the Medco merger consideration as described above.

Until holders of certificates previously representing Medco common stock have surrendered their certificates to the exchange agent for exchange, those holders will not receive dividends or distributions on the shares of New Express Scripts common stock into which those shares have been converted with a record date after the effective time of the Medco merger. Subject to applicable law, when holders surrender their certificates, they will receive any dividends on shares of New Express Scripts common stock with a record date after the effective time of the Medco merger and a payment date on or prior to the date of surrender, without interest.

Any holder of book entry shares will not be required to deliver a certificate or an executed letter of transmittal to the exchange agent to receive the Medco merger consideration that such holder is entitled to receive pursuant to the merger agreement.

In lieu thereof, each holder of record of one or more book entry shares whose shares of Medco common stock will be converted into the right to receive the Medco merger consideration shall automatically, upon the effective time of the Medco merger (or, at any later time at which such book entry share shall be so converted), be entitled to receive, and New Express Scripts shall cause the exchange agent to pay and deliver as promptly as practicable after the effective time of the Medco merger, the Medco merger consideration, including New Express Scripts common stock (which will be issued in non-certificated book entry form unless a physical certificate is requested), the cash portion of the Medco merger consideration, any dividends or distributions payable pursuant to the merger agreement and cash in lieu of any fractional shares of New Express Scripts common stock. The book entry shares of Medco common stock held by such holder will be canceled.

Medco stockholders will not receive any fractional shares of New Express Scripts common stock pursuant to the Medco merger. Instead of receiving any fractional shares, each holder of Medco common stock will be paid an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (i) the amount of the fractional share interest in a share of New Express Scripts common stock to which such holder would otherwise be entitled (rounded to three decimal places) and (ii) an amount equal to the average of the closing sale prices of Express Scripts common stock on the NASDAQ for each of the 15 consecutive trading days ending with the fourth complete trading day prior to the closing date.

New Express Scripts will be entitled to deduct and withhold from the Medco merger consideration otherwise payable to any holder of Medco common stock any amounts required to be deducted and withheld under the Code, or under any provision of state, local or foreign tax law.

Conversion of Express Scripts Common Stock

The conversion of shares of Express Scripts common stock into shares of New Express Scripts common stock will occur automatically at the effective time of the Express Scripts merger. All of the shares of Express Scripts common stock converted into New Express Scripts common stock pursuant to the Express Scripts merger will cease to be outstanding and will cease to exist. As of the effective time of the Express Scripts merger, holders of Express Scripts common stock will be deemed to have received shares of New Express Scripts common stock (without the requirement to surrender any certificate previously representing shares of Express Scripts common stock or issuance of new certificates representing New Express Scripts common stock). Each certificate representing shares of Express Scripts common stock prior to the effective time of the Express Scripts merger will be deemed to automatically represent an equivalent number of shares of New Express Scripts common stock.

Representations and Warranties

The merger agreement contains a number of representations and warranties made by the parties thereto that are subject in some cases to exceptions and qualifications (including exceptions that do not result in, and would not reasonably be expected to have, a “material adverse effect”). See also the definition of “material adverse effect” beginning on page 160 of this joint proxy statement/prospectus. The representations and warranties in the merger agreement relate to, among other things:

•	the due organization, valid existence, good standing and qualification to do business, the corporate power and authority of such party and, in the case of Medco, its subsidiaries;

•	the capitalization of such party, including the number of shares of common stock, stock options and other stock-based awards outstanding and the ownership of the capital stock of each of its subsidiaries;

•	corporate authorization of the merger agreement and the transactions contemplated by the merger agreement and the valid and binding nature of the merger agreement as to such party;

•	the unanimous approval and recommendation by such party’s board of directors of the merger agreement and the transactions contemplated by the merger agreement and the inapplicability of anti-takeover laws;

•	the consents and approvals required from governmental entities in connection with the transactions contemplated by the merger agreement;

•	the absence of any conflicts with such party’s organizational documents, applicable laws, governmental orders or certain contracts as a result of such party entering into the merger agreement, complying with its terms or consummating the transactions contemplated by the merger agreement;

•	the proper filing or furnishing of required documents with the SEC since January 1, 2009; the accuracy of information contained in such documents; the compliance of the consolidated financial statements contained in such documents with the rules and regulations of the SEC applicable thereto and with U.S. GAAP;

•	such party’s compliance with the Sarbanes-Oxley Act of 2002; the absence of certain investigations relating to accounting practices; such party’s disclosure controls and procedures relating to financial reporting; the absence of certain undisclosed liabilities; the statutory financial statements of certain of such party’s insurance company subsidiaries;

•	such party’s conduct of its businesses in the ordinary course and the absence of a material adverse effect (as described below) since the end of such party’s last fiscal year;

•	the accuracy of information supplied by such party in connection with this joint proxy statement/prospectus and the associated registration statement;

•	the absence of certain legal proceedings, investigations and governmental orders;

•	compliance with applicable laws and governmental orders since January 1, 2008; compliance with the Foreign Corrupt Practices Act of 1977 and the absence of any investigations by governmental entities related to the Foreign Corrupt Practices Act of 1977 since January 1, 2008;

•	the possession of and compliance with required permits necessary for the conduct of such party’s business; compliance with applicable health care laws; the absence of certain allegations of violations of health care laws since January 1, 2008; the absence of certain penalties, convictions or legal proceedings relating to certain federal programs and laws since January 1, 2008; compliance with healthcare information laws;

•	compliance with certain laws and guidance relating to the operation of pharmacies and the labeling of prescription drugs and the absence of sanctions by governmental entities related to such activities; compliance by certain of such party’s insurance subsidiaries with the reporting requirements promulgated by governmental entities; the receipt of applicable approvals from governmental entities for policy forms and certificates and compliance with laws applicable to such forms and certificates; the performance by certain of such party’s insurance subsidiaries of their obligations under certain insurance agreements; the filing of or receipt of approvals from governmental entities for premium rates, ratings plans and policy terms of certain of such party’s insurance subsidiaries;

•	compliance by certain of such party’s insurance subsidiaries with applicable laws since January 1, 2008; the absence of certain charges or investigations by state insurance regulatory authorities or orders by governmental entities relating to such insurance subsidiaries; the authorization of such insurance subsidiaries by certain state insurance regulatory authorities;

•	the absence of certain changes relating to such party’s benefits plans;

•	ERISA matters; certain non-U.S. benefit plans; certain compensation, severance and termination pay related to the execution of the merger agreement and the consummation of the transactions contemplated by the merger agreement;

•	employment and labor matters, including matters relating to collective bargaining agreements, agreements with works councils and labor practices;

•	compliance with environmental laws since January 1, 2008; the absence of certain environmental claims or conditions that could result in such claims; matters relating to materials of environmental concern;

•	real property;

•	tax matters;

•	intellectual property;

•	insurance policies with respect to such party’s business and assets;

•	broker’s and financial advisors’ fees related to the merger; and

•	the ability to make additional representations necessary to obtain certain opinions of tax counsel.

Express Scripts, New Express Scripts and the Merger Subs have also, jointly and severally, made certain representations and warranties relating to:

•	the capitalization of the Merger Subs and New Express Scripts;

•	financing, the validity of the debt commitment letter and the sufficiency of the funds to be provided under the debt commitment letters; and

•	the receipt of the opinions from Express Scripts’ financial advisors.

Medco has also made certain representations and warranties relating to:

•	the validity of, enforceability of and compliance with, certain material contracts; and

•	the receipt of the opinions from Medco’s financial advisors.

Certain of the representations and warranties made by the parties are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, “material adverse effect,” when used in reference to Express Scripts or Medco, means any event, change, effect, development, state of facts, condition, circumstances or occurrence (including any development arising after the date of the merger agreement in any legal proceeding) that, individually or in the aggregate, has or would be reasonably expected to have, a material adverse effect on the business, results of operations, assets, liabilities or financial condition of the referenced party and its subsidiaries, taken as a whole, except to the extent such material adverse effect results from:

•	any changes in general United States or global economic conditions, except in the event that such changes in conditions have greater adverse materially disproportionate effect on such party and its subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which such party and any of its subsidiaries operate;

•	any changes in conditions generally affecting any of the industries in which such party and its subsidiaries operate, except in the event that such changes in conditions have a greater adverse materially disproportionate effect on such party and its subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in such industries;

•	any decline in the market price or trading volume of the common stock of such party (it being understood that the facts or occurrences giving rise to or contributing to such decline may be taken into account in determining whether there has been or would be a material adverse effect);

•	any regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction, except in the event that such conditions have a greater adverse materially disproportionate effect on such party and its subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which such party and any of its subsidiaries operate;

•	any failure, in and of itself, by such party to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be taken into account in determining whether there has been or would be a material adverse effect);

•	the execution and delivery of the merger agreement or the public announcement or pendency of the mergers or any of the other transactions contemplated by the merger agreement, including the impact thereof on the relationships, contractual or otherwise, of such party or any of its subsidiaries with customers, suppliers or partners;

•	any change in applicable law, regulation or U.S. GAAP (or authoritative interpretations thereof);

•	any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of the merger agreement, except in the event that such conditions or events have a greater adverse materially disproportionate effect on such and its subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which such party and any of its subsidiaries operate; or

•	any action required to be taken pursuant to or in accordance with the merger agreement or taken at the request of the other party.

The representations and warranties of each of the parties to the merger agreement will expire upon the effective times of the mergers.

Covenants and Agreements

Conduct of Business by Medco

Medco has agreed that, prior to the completion of the Medco merger, unless Express Scripts gives its prior written consent or as otherwise expressly contemplated or permitted by the merger agreement, it will and will cause its subsidiaries to:

•	conduct its business in the ordinary course consistent with past practice; and

•	use reasonable best efforts to (i) preserve intact its business organization, (ii) maintain in effect all necessary foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations and (iii) maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it and with governmental entities with jurisdiction over health care related matters.

Medco has also agreed that, prior to the completion of the Medco merger, unless Express Scripts gives its prior written consent, or as otherwise expressly contemplated or permitted by the merger agreement, it will not and will not permit any of its subsidiaries to:

•	amend Medco’s charter or by-laws or other similar organizational documents (whether by merger, consolidation or otherwise);

•	issue, sell, grant, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (A) any additional shares of Medco’s capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, options, calls, restricted stock units, commitments or any other agreements to acquire any shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of the capital stock of Medco or any of its subsidiaries, or (B) any other securities in respect of, in lieu of, or in substitution for, any shares of capital stock or options of Medco or any of its subsidiaries outstanding on the date of the merger agreement, other than the (i) issuance of shares of Medco common stock pursuant to the exercise of Medco stock options, vesting of Medco restricted stock units and Medco performance stock units and vesting, exercise or settlement of Medco deferred stock units under the Medco benefit plans in the ordinary course of business consistent with past practice and (ii) grant of any options or rights under the Medco benefit plans after the date of the merger agreement to purchase or acquire shares of Medco common stock in an amount not in excess of 11,300,000 shares to directors and employees, and to executive officers in the ordinary course of business consistent with past practice (in addition, if the closing date occurs on or after April 1, 2012, Medco is permitted to make (x) annual grants to directors and (y) grants pursuant to the terms of its collective bargaining agreements in effect as of the date of the merger agreement or as entered into in compliance with the terms of the merger agreement);

•	accelerate the vesting of any Medco stock options, Medco restricted stock units, Medco performance stock units or Medco deferred stock units, except as may be required pursuant to the terms of the merger agreement or such Medco benefit plans in effect on the date of the merger agreement; redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of the outstanding shares of capital stock of Medco or any of its subsidiaries (other than pursuant to the Medco benefit plans); split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution, in respect of any shares of its capital stock or otherwise make any payments to its stockholders in their capacity as such;

•	other than borrowings under Medco’s credit facilities and other lines of credit in existence on the date of the merger agreement and any renewals, refinancings or extensions of certain specified credit facilities and lines of credit that are effected on substantially the same terms and in principal amounts not in excess of such debt refinanced in effect on the date of the merger agreement, incur any new indebtedness for borrowed money or modify in any material respect the terms of any existing indebtedness for borrowed money or assume, guarantee or endorse or otherwise become responsible for any such indebtedness of any person other than a wholly owned subsidiary, make any loans or advances to any person other than a wholly owned subsidiary or issue or sell any debt securities or calls, options, warrants, or other rights to acquire any debt securities of Medco or its subsidiaries or enter into any “keep well” or contract to maintain any financial statement condition of another person other than an affiliate or enter into any agreement having the economic effect of the foregoing, other than the incurrence of unsecured indebtedness or similar obligations less than $75 million individually and $300 million in the aggregate;

•	redeem, repurchase, prepay, defease or cancel any indebtedness for borrowed money, other than as required in accordance with its terms or in the ordinary course of business consistent with past practice;

•	sell, transfer, license or otherwise dispose of by any means, or agree to do any of the foregoing with respect to, any of its material properties, assets, operations, product lines or businesses except for sales, transfers or dispositions by any means, and agreements for any of the foregoing, in the ordinary course of business consistent with past practice, pursuant to contracts in force on the date of the merger agreement, dispositions of obsolete or worthless assets or transfers among Medco and its subsidiaries;

•	make any acquisition of, or investment in, a business, by purchase of stock, securities or assets, merger or consolidation, or contributions to capital, in any such case outside the ordinary course of business, other than transactions among Medco and any of its subsidiaries or pursuant to contracts in effect as of the date of the merger agreement with a value or purchase price in excess of $60 million, individually, or $250 million in the aggregate, or that is or would have any reasonable possibility of preventing or delaying the closing beyond the outside date (as it may be extended) or could increase the likelihood of a failure to satisfy the condition that no order prohibiting the mergers has been issued by a governmental entity or the condition that the applicable antitrust waiting periods have expired or have been terminated and the applicable governmental approvals have been received;

•	enter into a new line of business directly or indirectly;

•	make or authorize any payment of, accrual or commitment for, capital expenditures in any 12 month period in excess of $50 million in the aggregate more than the amount previously budgeted for such period;

•	enter into, modify, amend, continue, cancel, renew or terminate any contract or waive, release or assign any material rights or claims thereunder, which would reasonably be expected to prevent or materially delay or impair the ability of Medco and its subsidiaries to consummate the mergers, or materially impair the ability of Medco and its subsidiaries, taken as a whole, to conduct their business in ordinary course consistent with past practice;

•	extend, renew or enter into any contracts containing non-compete or exclusivity provisions that would materially restrict or limit the operations of Medco and its subsidiaries, taken as a whole; provided, that, no such non-compete or exclusivity limitations will apply to the affiliates of Medco except in the case of extensions and renewals to existing contracts on the same terms;

•	except as required under existing plans and arrangements as of the date of the merger agreement or by applicable law, grant or increase any severance or termination pay or supplemental retirement or post-employment benefit to (or materially amend any existing arrangement with) any director or executive officer; increase benefits payable under any existing severance or termination pay policies or employment agreements; enter into or materially amend certain agreements with any director or executive officer; establish, adopt or materially amend any material bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer, consultant or employee; increase, grant or award any compensation, bonus or other benefits payable to any director or executive officer, except for merit-based pay increases for 2012 (and, to the extent based on salary, any corresponding increases in annual bonus or long term incentive opportunities) granted in the ordinary course of business consistent with past practice and as otherwise permitted under the merger agreement; enter into any third-party contract with respect to a Medco benefit plan having a term of greater than one year and providing for payments by Medco having an estimated value of greater than $2,000,000, other than a contract that is terminable on less than 180 days notice without penalty, a financial renewal, in the ordinary course of business, of a contract existing as of the date of the merger agreement, or a contract that does not increase Medco’s annual costs by more than 6% over the cost of an analogous contract existing on the date of the merger agreement;

•	execute, adopt, amend or terminate any collective bargaining contract, except in the ordinary course of business and except for any action which involves the implementation of a new, or new participation in, a defined benefit pension plan, retiree medical plan, multiemployer pension or welfare plan or severance plan or program;

•	settle, or offer or propose to settle any litigation or other legal proceeding or dispute for an amount in excess of $50 million or which would include any non-monetary relief that would materially affect Medco, its subsidiaries or its affiliates after the closing date;

•	except as required or permitted by U.S. GAAP or as advised by Medco’s regular public independent accountant, make any change in financial accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of Medco;

•	authorize or adopt, or publicly propose, a plan or agreement of complete or partial liquidation or dissolution of Medco or any of its material subsidiaries;

•	outside the ordinary course of Medco’s administration of its tax matters, adopt or change any material method of tax accounting, make or change any material tax election or file any amended material tax return;

•	subject to Medco’s obligations to use reasonable best efforts to obtain any consent, authorization, order or approval of, or any exemption by, any governmental entity which is required, take any action (or omit to take any action) if such action (or omission), at the time of such action (or omission), would reasonably be expected to result in any of the conditions to the mergers not being satisfied; or

•	agree, resolve or commit to take any of the foregoing summarized actions.

Conduct of Business by Express Scripts

Express Scripts and New Express Scripts have agreed that, prior to the completion of the Express Scripts merger, unless Medco gives its prior written consent or as otherwise expressly contemplated or permitted by the merger agreement, Express Scripts and New Express Scripts will, and will cause their respective subsidiaries to:

•	conduct its business in the ordinary course consistent with past practice; and

•	use reasonable best efforts to (i) preserve intact its present business organization, (ii) maintain in effect all necessary foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, (iii) keep available the services of its directors, executive officers and key employees and (iv) maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it and with governmental entities with jurisdiction over health care related matters.

Express Scripts and New Express Scripts have also agreed that, prior to the completion of the Medco merger, unless Medco gives its prior written consent, or as expressly contemplated or permitted by the merger agreement, Express Scripts and New Express Scripts will not and will not permit any of their subsidiaries to:

•	amend Express Scripts’, New Express Scripts’ or the Merger Subs’ certificates of incorporation, by-laws or other similar organizational documents (whether by merger, consolidation or otherwise) in a manner that would adversely affect the consummation of the mergers or affect the holders of Medco common stock whose shares may be converted into New Express Scripts common stock at the effective time of the Express Scripts merger in a manner different than holders of New Express Scripts common stock prior to the effective time of the Express Scripts merger;

•	split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend or distribution, or make any other actual, constructive or deemed distribution, in respect of any shares of its capital stock or otherwise make any payments or distributions to its stockholders in their capacity as such, other than any purchases made by any Express Scripts benefit plan or trusts for the benefit of employees of Express Scripts or its employees, in each case, in the ordinary course of business consistent with past practice;

•	enter into any agreement to acquire another business or effect any transaction that would have any reasonable possibility of preventing or delaying the closing beyond the outside date (as it may be extended) or could increase the likelihood of a failure to satisfy the condition that no order prohibiting the mergers has been issued by a governmental entity or the condition that the applicable antitrust waiting periods have expired or have been terminated and the applicable governmental approvals have been received;

•	enter into, modify, amend, continue, cancel, renew or terminate any contract or waive, release or assign any material rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned would reasonably be expected to prevent or materially delay or impair the ability of Express Scripts and its subsidiaries to consummate the mergers and other transactions contemplated by the merger agreement, or materially impair the ability of Express Scripts and its subsidiaries, taken as a whole, to conduct their business in ordinary course consistent with past practice;

•	except as required or permitted by U.S. GAAP or as advised by Express Scripts’ regular public independent accountant, make any change in financial accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of Express Scripts;

•	authorize or adopt, or publicly propose, a plan or agreement of complete or partial liquidation or dissolution of New Express Scripts, Express Scripts or any of Express Scripts’ material subsidiaries;

•	outside the ordinary course of Express Scripts’ administration of its tax matters, adopt or change any material method of tax accounting, make or change any material tax election or file any amended material tax return;

•	subject to Express Scripts’ obligations to use reasonable best efforts to obtain any consent, authorization, order or approval of, or any exemption by, any governmental entity which is required, take any action (or omit to take any action) if such action (or omission), at the time of such action (or omission), would reasonably be expected to result in any of the conditions to the mergers not being satisfied; or

•	agree, resolve or commit to take any of the foregoing summarized actions.

No Solicitation

Each of Medco and Express Scripts has agreed to immediately cease any discussions or negotiations with any parties that may have been ongoing with respect to a takeover proposal (as defined below) and to seek to have returned to the other party any confidential information that has been provided in any such discussions or negotiations.

Until the earlier of the effective time of the Medco merger or the date of termination of the merger agreement, each of Medco and Express Scripts has agreed not to, nor permit any of its subsidiaries to, nor authorize or permit any of its officers, directors or employees or any affiliate, investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly:

•	solicit, initiate or knowingly encourage (including by way of furnishing information which has not been previously publicly disclosed), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any takeover proposal; or

•	engage in any discussions or negotiations regarding any takeover proposal.

However, (x) either party may ascertain facts from the party making such takeover proposal for the purpose of the Medco board or the Express Scripts board, as applicable, informing itself about the takeover proposal and the party that made it and (y) if, prior to obtaining the Medco stockholder approval (in the case of Medco) or the Express Scripts stockholder approval (in the case of Express Scripts), following the receipt of a superior proposal (as defined below) or a proposal which is reasonably expected to lead to a superior proposal that in either case was not, directly or indirectly, solicited, initiated or knowingly encouraged in violation of the non-solicitation provision described above, the Medco board or the Express Scripts board, as applicable, determines in good faith, after consultation with outside legal counsel, that a failure to take action with respect to such takeover proposal, as applicable, would be inconsistent with its fiduciary duties to Medco stockholders or Express Scripts stockholders, as applicable, under applicable law, Medco or Express Scripts may in response to such takeover proposal, as applicable, and subject to compliance with the notification requirements with respect to any takeover proposal described below:

•	furnish information with respect to Medco or Express Scripts, as applicable, to the party making the takeover proposal pursuant to a confidentiality agreement that contains provisions not less favorable to Medco or Express Scripts, as the case may be, than those contained in the confidentiality agreement between the parties (excluding certain provisions subsequently added) and that in any event does not prohibit or restrain the making of a takeover proposal and, with respect to competitively sensitive information pursuant to a customary “clean-room” arrangement; provided that (1) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with Medco or Express Scripts, as applicable, and (2) Medco advises Express Scripts or Express Scripts advises Medco, as applicable, of all nonpublic information delivered to such person substantially concurrently with its delivery to the requesting party; and

•	engage in discussions or negotiations with such party regarding such takeover proposal.

Each of Medco and Express Scripts has agreed not to waive or fail to enforce any provision of any confidentiality or standstill agreement to which it is a party relating to a potential or actual takeover proposal.

For purposes of the merger agreement, “takeover proposal” means any inquiry, proposal or offer, or a statement made publicly or to Medco or Express Scripts, as the case may be, of an intention to make a proposal or offer, from any person (other than Medco, Express Scripts, New Express Scripts or their subsidiaries) relating to:

•	any direct or indirect acquisition or purchase of 15% or more of the consolidated assets (including equity interests in subsidiaries) of Medco or Express Scripts and its subsidiaries, taken as a whole, or 15% or more of any class of equity securities of Medco or Express Scripts;

•	any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of Medco or Express Scripts; or

•	any merger, consolidation, share exchange, business combination, recapitalization, extraordinary dividend or self tender offer, liquidation, dissolution, or similar transaction involving Medco or Express Scripts or any of their subsidiaries;

in each case, other than the transactions contemplated by the merger agreement.

For purposes of the merger agreement, “superior proposal” means a bona fide written takeover proposal from any person (other than Medco, Express Scripts and their subsidiaries) providing for:

•	the direct or indirect acquisition or purchase of 50% or more of the consolidated assets (including equity interests in subsidiaries) of Medco or Express Scripts and its subsidiaries, taken as a whole, or 50% or more of any class of equity securities or voting power of Medco or Express Scripts;

•	any tender offer or exchange offer that if consummated would result in any person beneficially owning 50% or more of any class of equity securities or voting power of Medco or Express Scripts; or

•	any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Medco or Express Scripts or any of their subsidiaries;

in each case, other than the transactions contemplated by the merger agreement and for which the third-party has demonstrated that the financing for such offer is fully committed or is reasonably likely to be obtained, in each case as determined by the Medco board or the Express Scripts board in its good faith judgment (after receiving the advice of independent financial advisors and outside counsel) and which the Medco board or the Express Scripts board, as applicable, has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, and, if consummated, would result in a transaction more favorable to its stockholders from a financial point of view than the transactions contemplated by the merger agreement.

Notwithstanding any other provision of the merger agreement, but subject to the non-solicitation obligations described in this section, prior to receipt of the Medco stockholder approval, the Medco board may, or, prior to receipt of the Express Scripts stockholder approval, the Express Scripts board may, in response to any takeover proposal, (i) withhold, withdraw or modify or qualify its recommendation, or propose publicly to take any of the foregoing actions, in a manner adverse to the other party, the approval, determination of advisability, or recommendation by the Medco board or the Express Scripts board, or any committees thereof, as applicable, of the merger agreement, the mergers and the other transactions contemplated by the merger agreement, (ii) make any other public statement in connection with the Medco stockholder meeting or Express Scripts stockholder meeting, as applicable, by or on behalf of such board that would reasonably be expected to have the same effect or (iii) approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, any takeover proposal (we collectively refer to clauses (i)-(iii) as an adverse recommendation change), and terminate the merger agreement in order to enter into a binding agreement providing for a superior proposal, if:

•	the Medco board or the Express Scripts board, as applicable, concludes in good faith, after consultation with its outside financial advisors and outside legal counsel, that such takeover proposal constitutes a superior proposal;

•	such board concludes in good faith, after consultation with its outside legal counsel, that the failure to make an adverse recommendation change would be inconsistent with the exercise of its fiduciary duties to its stockholders under applicable laws;

•	the board effecting the recommendation change, or seeking to terminate the merger agreement, provides the other party six business days’ prior written notice of its intention to take such action, which notice will include certain information with respect to such superior proposal as summarized below, as well as a copy of such takeover proposal;

•	during the six business days following such written notice (or such shorter period as specified below), the board effecting the recommendation change and, if requested by the other party, its representatives have negotiated in good faith with the other party regarding any revisions to the terms of the transactions contemplated by the merger agreement that are proposed by the other party in response to such superior proposal; and

•	at the end of the six business day period described in the foregoing bullet point, the Medco board or the Express Scripts board, as applicable, concludes in good faith, after consultation with its outside legal counsel and financial advisors (and taking into account any adjustment or modification of the terms of the merger agreement to which the other party has agreed in writing), that the takeover proposal continues to be a superior proposal and that the failure to make an adverse recommendation change would be inconsistent with the exercise by such board of its fiduciary duties to its stockholders under applicable laws.

Any material amendment or modification to any superior proposal will be deemed to be a new takeover proposal for purposes of the non-solicitation obligations summarized in this section; provided, however, that the notice period and the period during which the board effecting the recommendation change and its representatives are required to negotiate in good faith with the other party regarding any revisions to the terms of the transactions proposed by the other party in response to such new takeover proposal pursuant to the previous bullet point will expire on the later to occur of (i) three business days after the board effecting the recommendation change provides written notice of such new takeover proposal to the other party and (ii) the end of the original six business day period described above. Each of Medco and Express Scripts, as the case may be, will be entitled to the benefit of the rights described in the third and fourth bullets points immediately above no more than one time with respect to a takeover proposal, including any material amendments or modifications thereof.

The Medco board or the Express Scripts board, as applicable, may also effect an adverse recommendation change in circumstances not involving or relating to a takeover proposal if (and only if) such board concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the exercise of its fiduciary duties to its stockholders under applicable laws.

Additionally, each of Medco and Express Scripts has agreed to promptly, and in any event no later than 24-hours after receiving any takeover proposal, advise the other party orally or in writing of any request for confidential information in connection with a takeover proposal or of any takeover proposal, the material terms and conditions of such request or takeover proposal and the identity of the person making such request or takeover proposal and will keep the other party promptly advised of all changes to the material terms of any takeover proposal. Each of Medco and Express Scripts has agreed that subject to restrictions under laws applicable to Medco or Express and their subsidiaries, it will, prior to or concurrent with the time it is provided to any third parties, provide to the other party any non-public information concerning Medco or Express Scripts and their subsidiaries that Medco or Express Scripts provided to any third party in connection with any takeover proposal which was not previously provided to the other party.

Nothing contained in the merger agreement will prohibit the Medco board or the Express Scripts board from (i) taking and disclosing to their stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act, (ii) making any disclosure to their stockholders if the Medco board or Express Scripts board determines in good faith, after consultation with its outside counsel, that the failure to make such disclosure would be inconsistent with its duties to the stockholders of Medco or Express Scripts under applicable laws; or (iii) making accurate disclosure to their stockholders of factual information regarding the business, financial condition or results of operations of Express Scripts or Medco or the fact that a takeover proposal has been made, the identity of the party making such proposal or the material terms of such proposal (and such disclosure will not be deemed to be an adverse recommendation change), so long as (A) any such disclosure includes the Express Scripts recommendation or the Medco recommendation, as applicable, without any modification or qualification thereof or continues the prior recommendation of the Express Scripts board or Medco board, as the case may be, and (B) does not contain an express adverse recommendation change (without giving effect to clause (ii) of the definition of adverse recommendation change set forth above) or any other statements by or on behalf of the board of such party which would reasonably be expected to have the same effect as an adverse recommendation change.

Stockholder Meetings and Duty to Recommend

The merger agreement requires each of Medco and Express Scripts to, as soon as practicable following effectiveness of the Form S-4, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of seeking stockholder approval of the mergers and the other transactions contemplated by the merger agreement. If the applicable party’s board has not made an adverse recommendation change, such party will recommend that its stockholders adopt the merger agreement, include such recommendation in this joint proxy statement/prospectus, and use its reasonable best efforts to (i) solicit from its stockholders proxies in favor of the adoption of the merger agreement and the transactions contemplated by the merger agreement and (ii) take all other action necessary or advisable to secure stockholder approval. Except as expressly permitted under the non-solicitation provisions described above, neither the Medco board nor the Express Scripts board, or any committees thereof, may make an adverse recommendation change. The parties have agreed that notwithstanding any adverse recommendation change, unless the merger agreement is terminated in accordance with its terms, the obligations of the parties under the merger agreement will continue in full force and effect.

Reasonable Best Efforts

Each of Express Scripts, New Express Scripts and Medco has agreed to, and has agreed to cause its subsidiaries to, use reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its subsidiaries with respect to the mergers and, subject to the conditions to the mergers, to consummate the transactions contemplated by the merger agreement as promptly as practicable and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any governmental entity and any other third party which is required to be obtained by Medco, New Express Scripts or Express Scripts or any of their respective subsidiaries in connection with the mergers and the other transactions contemplated by the merger agreement, and to comply with the terms and conditions of any such consent, authorization, order or approval. These approvals include approval under, or notices pursuant to, the HSR Act and certain approvals from, and making filings with, the Centers for Medicare & Medicaid Services and certain state insurance departments relating to Express Scripts’ and Medco’s insurance company subsidiaries.

Each of Express Scripts, New Express Scripts and Medco has agreed to use reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of the merger agreement, the transactions contemplated by the merger agreement, including using reasonable best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate such transactions and using reasonable best efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of such transactions or seeking material damages.

Governmental Approvals

Medco and Express Scripts each filed a Notification and Report Form pursuant to the HSR Act with respect to the Medco merger on August 3, 2011. Each of Medco and Express Scripts has agreed to (i) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its reasonable best efforts to take, or cause to be taken, all other actions consistent with its obligations to use reasonable best efforts to obtain any consent, authorization, order or approval of, or any exemption by, any governmental entity necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act (including any extensions thereof) as soon as practicable and (ii) use its reasonable best efforts to (A) take all action reasonably necessary to ensure that no state takeover statute or similar law is or becomes applicable to any of the transactions contemplated by the merger agreement and (B) if any state takeover statute or similar law becomes applicable to any of such transactions, take all action reasonable to enable such transactions to be consummated as promptly as practicable on the terms contemplated by the merger agreement and otherwise minimize the effect of such law on such transactions.

Additionally, each of Express Scripts, New Express Scripts and Medco has agreed to use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a governmental entity in connection with the transactions contemplated by the merger agreement and in connection with any investigation or other inquiry by or before a governmental entity relating to such transactions, including any governmental inquiry, investigation or proceeding initiated by a private party and (ii) keep the other party informed in all material respects and on a reasonably timely basis of any communication received by such party from, or given by such party to, the Federal Trade Commission, the

Antitrust Division of the Department of Justice or any other governmental entity and of any communication received or given by a private party in connection with any governmental inquiry, investigation or proceeding, in each case regarding any of such transactions.

The parties to the merger agreement have agreed that each party will have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the other parties and their respective subsidiaries that appears in any filing made with, or written materials submitted to, any third party and/or any governmental entity in connection with the transactions contemplated by the merger agreement.

The parties have agreed that in no event will Express Scripts or New Express Scripts or their subsidiaries or affiliates be required to agree to (nor will Medco and its subsidiaries be permitted to agree unless Express Scripts so directs them (and they will, if Express Scripts so directs, agree to, so long as such agreements are conditioned upon the closing)) (i) divest, license, hold separate or otherwise dispose of, or allow a third party to utilize, any portion of its or their respective businesses, assets or contracts or (ii) take any other action that may be required or requested by any governmental entity in connection with obtaining the consents, authorizations, orders or approvals contemplated by the merger agreement that would have an adverse impact, in any material respect, on the business of Express Scripts, New Express Scripts, Medco or their respective subsidiaries. However, Express Scripts has agreed, conditioned on the closing of the mergers, to the extent necessary to ensure satisfaction of certain conditions to the closing relating to regulatory approvals on or prior to the outside date (as it may be extended), to:

•	the divestiture or disposition of one mail order dispensing facility of Express Scripts, Medco or any of their respective subsidiaries, provided that it is not the Express Scripts facility located in St. Louis, Missouri;

•	the divestiture or disposition of the property, plant and equipment associated with specialty pharmacy dispensing or infusion facilities of Express Scripts, Medco or any of their respective subsidiaries having a net book value not in excess of $30 million in the aggregate, provided that it not include the property, plant or equipment at the Express Scripts facility located in Indianapolis, Indiana; and

•	the divestiture, disposition, termination, expiration, assignment, delegation, novation or transfer of contracts of Express Scripts, Medco or their respective subsidiaries which generated, collectively, EBITDA not in excess of $115 million during the most recently available 12 calendar month period ending on the applicable date of such agreement; provided, that in the case of pharmacy benefits management customer contracts of Express Scripts, Medco or their respective subsidiaries, the aggregate annual number of adjusted prescription drug claims subject to the foregoing obligation will not exceed 35 million.

While the parties have agreed, under certain circumstances, to take the actions set forth in the paragraph above pursuant to the merger agreement, the parties may also elect to take other actions. Express Scripts, after prior consultation with Medco to the extent practicable, shall have the principal responsibility for devising and implementing the strategy for obtaining any necessary antitrust or competition clearances, and shall take the lead in all meetings and communications with any governmental entity in connection with obtaining any necessary antitrust or competition clearances. The parties have also agreed that, as between Express Scripts and Medco, the determination of how any of the actions specified in the three bullet points above will be implemented will be made by Express Scripts.

Employee Benefits

From the effective time of the Medco merger through December 31, 2012, Express Scripts has agreed to provide (i) to each employee of Medco and its subsidiaries, which we refer to as a covered employee, base salary, target bonus opportunities and long-term incentive opportunities that are, in each case, no less than the base salary, target bonus opportunities and long-term incentive opportunities (other than opportunities under an employee stock purchase plan) applicable to each such covered employee immediately prior to the effective time of the Medco merger and (ii) employee benefits (other than severance benefits and benefits under an employee stock purchase plan) that are no less favorable, in the aggregate, than the employee benefits provided to covered employees immediately prior to the effective time of the Medco merger. From the effective time of the Medco merger and continuing through the first anniversary of the effective time of the Medco merger, Express Scripts will provide severance benefits to each covered employee that are equal to the severance benefits provided to covered employees under Medco benefit plans immediately prior to the effective time of the Medco merger.

Following the consummation of the mergers, New Express Scripts will, or will cause Express Scripts and its affiliates and any successors thereto to, assume, honor, fulfill and discharge Medco’s and its subsidiaries’ obligations under certain specified employee benefit plans and agreements.

As of the effective times of the mergers, Express Scripts has agreed to cause its and Medco’s third party insurance providers or third party administrators to waive all limitations as to any pre-existing condition or waiting periods in its applicable welfare plans with respect to participation and coverage requirements applicable to the covered employees under any welfare plans that such employees may be eligible to participate in after such effective times, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied under any comparable employee benefit plan. In addition, covered employees will be eligible to participate in the Express Scripts Employee Stock Purchase Plan on the same terms and conditions as similarly situated employees of New Express Scripts, Express Scripts and their respective affiliates. Express Scripts has also agreed that New Express Scripts will, and will cause Express Scripts and Medco to, give covered employees full credit for purposes of eligibility, vesting and level of benefits (including for purposes of paid time off, severance and short-term disability benefits, but not for benefit accrual purposes under any defined benefit pension plan) under any employee benefit and compensation plans or arrangements maintained by New Express Scripts or any of its affiliates for such covered employees’ service with Express Scripts, Medco or any of their respective affiliates.

The parties have agreed that Medco will (i) finally and conclusively determine, in good faith, the amounts earned, based on maximum funding, under the Medco Annual Incentive Plan and Medco Executive Annual Incentive Plan, which we refer to as the bonus plans, in respect of the 2011 fiscal year, and pay such bonus amounts in the ordinary course of business consistent with past practice, but no later than the closing date and (ii) in consultation with Express Scripts, establish annual bonus targets, maximums and performance award levels, performance measures and eligibility and participation requirements for the 2012 fiscal year under the bonus plans, in the ordinary course of business consistent with past practice. If the closing date occurs on or after January 1, 2012, the parties have agreed that Medco, in consultation with Express Scripts, (i) will be permitted to fully fund 2012 incentive pools under the bonus plans based on the most recent forecast available at that time, pro rata through the closing date and (ii) pay out such 2012 bonus amounts to eligible employees upon the closing date. For the balance of the 2012 calendar year following the closing date, New Express Scripts will, or will cause Express Scripts or its affiliates to, provide bonus opportunities under a new program, based on the eligibility and participation requirements in effect under the bonus plans immediately prior to the effective time of the Medco merger, and based on performance metrics and funding to be determined by New Express Scripts.

New Express Scripts has also acknowledged that a “change in control”, “change of control” or term of similar import will occur upon the effective time of the Medco merger for the purposes of each Medco benefit plan.

Financing

New Express Scripts, Express Scripts and the Merger Subs have agreed that they will have sufficient funds available to satisfy all of their respective obligations under the merger agreement at the time when they are otherwise obligated to consummate the mergers.

Unless, and to the extent, Express Scripts, New Express Scripts or the Merger Subs have sufficient cash from other sources available to satisfy their obligations under the merger agreement, Express Scripts, New Express Scripts and the Merger Subs have agreed to use reasonable best efforts to arrange the financing for the merger on the terms and conditions described in the debt commitment letter and will not permit any amendment or modification to be made to, any replacement of all or any portion of any facilities (or commitments thereof) described in, or any waiver of any provision or remedy under, the debt commitment letter, if such amendment, modification, replacement or waiver:

•	reduces the aggregate amount of the financing; or

•	imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of any portion of the financing in a manner that would or would reasonably be expected to (i) delay or prevent the closing, (ii) make the funding of the financing materially less likely to occur or (iii) adversely impact the ability of Express Scripts, New Express Scripts or the Merger Subs to enforce their rights against other parties to the debt commitment letter or the definitive agreements with respect to the financing, in any material respect.

Express Scripts, New Express Scripts and the Merger Subs may amend, supplement, modify or replace the debt commitment letter (i) to add or replace lenders, lead arrangers, bookrunners, syndication agents or similar entities, (ii) to increase the amount of indebtedness and (iii) to replace all or a portion of the facility committed under the debt commitment letter with one or more new facilities, which we refer to as a replacement facility, in a manner not materially less beneficial to Express Scripts, New Express Scripts and the Merger Subs, provided that any amendments, modifications or replacements of any replacement facility will be subject to the same limitations that apply to the debt commitment letter as described above.

Unless, and to the extent, Express Scripts, New Express Scripts or the Merger Subs have sufficient cash from other sources available to satisfy their obligations under the merger agreement, each of Express Scripts, New Express Scripts or the Merger Subs have agreed to use reasonable best efforts to:

•	maintain in effect the debt commitment letter until the mergers are consummated;

•	negotiate and enter into definitive agreements with respect to the financing for the mergers on the terms and conditions contained in the debt commitment letter or on other terms not materially less favorable to Express Scripts, New Express Scripts and the Merger Subs, in the aggregate;

•	timely satisfy all conditions to funding in the debt commitment letter that are within its control and consummate the financing for the mergers at or prior to the closing;

•	enforce their rights under the debt commitment letter in the event of a breach or other failure to fund the financing required to consummate the mergers on the closing date by the lenders; and

•	comply in all material respects with its covenants and other obligations under the debt commitment letter.

Express Scripts, New Express Scripts and the Merger Subs have agreed to give Medco reasonably prompt notice: (i) of any material breach or default by any party to the debt commitment letter or definitive document related to the financing; (ii) of the receipt of any written notice from any financing source regarding any breach, default, termination or repudiation by any party to the debt commitment letter or any definitive document related to the financing and (iii) if for any reason Express Scripts, New Express Scripts or the Merger Subs believe that they will not be able to obtain all or any portion of the financing required to consummate the mergers. Express Scripts has agreed to promptly notify Medco of the receipt of any notice from any lender withdrawing, terminating or reducing the aggregate amount of financing contemplated by the debt commitment letter. Express Scripts, New Express Scripts and the Merger Subs have agreed to use their reasonable best efforts to complete the financing to the extent necessary to consummate the transactions contemplated by the merger agreement.

Unless, and to the extent, Express Scripts, New Express Scripts or the Merger Subs have sufficient cash from other sources available to satisfy their obligations under the merger agreement, if any portion of the financing for the mergers becomes unavailable on the terms and conditions contemplated in the debt commitment letter, Express Scripts, New Express Scripts and the Merger Subs have agreed to use their respective reasonable best efforts to arrange alternative debt financing in an amount sufficient to consummate the mergers. However, Express Scripts is not required to obtain financing which includes terms and conditions materially less favorable to Express Scripts, New Express Scripts and the Merger Subs, relative to those terms and conditions being replaced.

Medco has agreed to, and has agreed to cause its subsidiaries to, and has agreed to use reasonable best efforts to cause its and their representatives to, provide all reasonable cooperation requested by Express Scripts in connection with (i) the arrangement of financing for the mergers and (ii) any refinancing of existing indebtedness of Express Scripts, including:

•	promptly providing the financing sources with all financial information regarding Medco and its subsidiaries required to be delivered pursuant to certain provisions in the debt commitment letter or other information as is reasonably requested by Express Scripts or the financing sources or their respective agents to prepare customary bank information memoranda, lender presentations, offering memoranda, private placement memoranda, registration statements and prospectuses under the Securities Act;

•	participating in a reasonable number of meetings, due diligence sessions, presentations, “road shows”, drafting sessions and sessions with the rating agencies;

•	reasonably cooperating with the financing sources’ and their respective agents’ due diligence, to the extent not unreasonably interfering with the business of Medco;

•	reasonably cooperating with the marketing efforts for any portion of such financing and or refinancing;

•	reasonably cooperating with Express Scripts’ preparation of bank information memoranda, prospectuses and similar documents, rating agency presentations, road show presentations and written offering materials, to the extent information contained therein related to the business of Medco and its subsidiaries;

•	using reasonable best efforts to cause its certified independent auditors to provide (A) consent to SEC filings and offering memoranda that include or incorporate Medco’s consolidated financial information and their reports thereon, auditors reports and comfort letters in customary form and (B) other documentation (including reasonable assistance in the preparation of pro forma financial statements by New Express Scripts and/or Express Scripts) with assumptions underlying the pro forma adjustments being the responsibility of Express Scripts and/or New Express Scripts;

•	subject to the actual occurrence of closing, providing customary certificates, legal opinions of internal counsel or other customary closing documents as may be reasonably requested by New Express Scripts and/or Express Scripts or the financing sources;

•	subject to the actual occurrence of closing, entering into one or more credit or other agreements on terms satisfactory to Express Scripts in connection with the financing immediately prior to (but not effective until) the effective times of the mergers;

•	subject to the actual occurrence of closing, taking all actions reasonably necessary in connection with the pay off of existing indebtedness of Medco and its subsidiaries on the closing date and the release of related liens on the closing date; and

•	subject to the actual occurrence of closing, executing and delivering any pledge and security documents or other definitive financing documents reasonably requested by New Express Scripts and/or Express Scripts or the financing sources; provided, however, that no obligation of Medco or any of its subsidiaries under any such agreement or instrument will be effective until the effective times of the mergers and, none of Medco or any of its subsidiaries will be responsible for any cost, commitment or other similar fee or incur any other liability in connection with the financing or any refinancing prior to the effective times of the mergers.

Express Scripts has agreed to keep confidential all non-public or confidential information provided by Medco or any of its representatives in connection with the financing, except Express Scripts and New Express Scripts may disclose such information to potential financing sources and to rating agencies during the syndication and marketing periods, subject to customary confidentiality undertaking by such potential financing sources.

Express Scripts and New Express Scripts have agreed to promptly indemnify and exculpate Medco, its subsidiaries and their respective representatives against any liabilities incurred in connection with claims asserted by financing sources in connection with the arrangement of the financing or refinancing, including any information used in connection such financing or refinancing (other than information relating to Medco or its subsidiaries provided to Express Scripts in writing on behalf of Medco, its subsidiaries or its and their representatives expressly for use in connection with the financing or refinancing).

Indemnification and Insurance

After the effective times of the mergers, New Express Scripts has agreed to, and has agreed to cause Medco and Express Scripts to, indemnify, defend, hold harmless and advance expenses to (provided the person to whom expenses are advances provides an undertaking to repay the advance if it is ultimately determined that such person is not entitled to indemnification), each present and former director and officer of Medco, Express Scripts and their respective subsidiaries and each of their employees who serves as a fiduciary of a Medco benefit plan or Express Scripts benefit plan against any costs, expenses, losses or liabilities arising out of matters existing or occurring at or prior to the effective times of the mergers, including the transactions contemplated by the merger agreement.

New Express Scripts has also agreed to continue all rights to exculpation, indemnification or advancement of expenses arising from acts or omissions occurring prior to the effective times of the mergers provided for in the certificates of incorporation, by-laws or other organizational documents of Express Scripts and Medco in favor of the current or former directors or officers of Express Scripts or Medco or any of their respective subsidiaries and each of their respective employees who serves as a fiduciary of a Medco benefit plan or an Express Scripts benefit plan.

For six years after the mergers, New Express Scripts will cause Medco and Express Scripts to, and the surviving corporations will, maintain in effect the exculpation, indemnification and advancement of expenses provisions of the applicable party’s certificate of incorporation and by-laws or similar organization documents in effect as of the date of the merger agreement or in any contract of the applicable party or its subsidiaries with any of their directors, officers or employees in effect on the date of the merger agreement, and will not amend, repeal or modify such provisions in any manner that would adversely affect the rights of any individuals who are entitled to such rights.

Prior to the effective time of the Medco merger, Medco may purchase directors’ and officers’ liability insurance and fiduciary liability insurance with a claims period of no more than six years from and after the effective time of the Medco merger and benefits and levels of coverage not materially more favorable than Medco’s existing policies for matters existing or occurring at or prior to the effective time of the Medco merger; provided, that the cost of such policies may not exceed a specified amount. If such policies are obtained, New Express Scripts will, and will cause Medco after the Medco merger to, maintain such policies. If such policies have not been obtained as of the effective time of the Medco merger, New Express Scripts will, and will cause the surviving corporations to, maintain, for six years after the effective times of the mergers, directors’ and officers’ liability insurance and fiduciary liability insurance that is not materially less favorable to the current and former directors and officers of Medco and Express Scripts than each party’s existing policy. New Express Scripts will not be obligated to pay an annual premium in an amount greater than 300% of Medco’s policy in existence on the date of the merger agreement. The parties agreed that in the event such coverage is unavailable, New Express Scripts and the surviving corporations will be obligated to obtain the best available coverage.

Conditions to the Merger

Conditions to Express Scripts’, New Express Scripts’ and Medco’s Obligations to Complete the Merger

The obligations of Express Scripts, Express Scripts Merger Sub and New Express Scripts to consummate the Express Scripts merger and of Medco, Medco Merger Sub and New Express Scripts to consummate the Medco merger are subject to the satisfaction or waiver of various conditions (which may be waived, to the extent permitted by law, by Express Scripts or New Express Scripts, as the case may be, on behalf of itself and its subsidiaries, and Medco) that include the following:

•	Medco has obtained the Medco stockholder approval, and Express Scripts has obtained the Express Scripts stockholder approval;

•	the shares of New Express Scripts common stock issuable to Medco’s stockholders and Express Scripts’ stockholders pursuant to the merger agreement have been approved for listing on the NASDAQ subject to official notice of issuance;

•	no order has been promulgated, entered, enforced, enacted or issued or is applicable to the mergers or other transactions contemplated by the merger agreement by any governmental entity which prohibits, restrains or makes illegal the consummation of the mergers or other transactions contemplated by the merger agreement and continues in effect;

•	effectiveness of the registration statement for the New Express Scripts common stock being issued in the mergers (of which this joint proxy statement/prospectus forms a part) and the absence of any stop order suspending such effectiveness; and

•	(i) the waiting period (and any extensions thereof) under the HSR Act applicable to the mergers has expired or been terminated, certain approvals from the Centers for Medicare & Medicaid Services and certain state insurance departments relating to Express Scripts’ and Medco’s insurance company subsidiaries have been obtained and are in effect, and (ii) all material filings with the Centers for Medicare & Medicaid Services and certain state insurance departments relating to Express Scripts’ and Medco’s insurance company subsidiaries have been made. We refer collectively to the matters addressed in the foregoing clauses (i) and (ii) as the required governmental consents. This condition shall be deemed to be satisfied, insofar as the approvals from and filings with the Centers for Medicare & Medicaid Services and certain state insurance departments are concerned, if not earlier satisfied, on the fifth business day prior to the outside date, without giving effect to any extension thereof.

Conditions to Express Scripts’, New Express Scripts’ and the Merger Subs’ Obligation to Complete the Merger

The obligations of Express Scripts, New Express Scripts and Express Scripts Merger Sub to consummate the Express Scripts merger and of New Express Scripts and Medco Merger Sub to consummate the Medco merger are subject to the satisfaction on or prior to the closing date of the following conditions (which may be waived in whole or in part by Express Scripts or New Express Scripts, as the case may be, on behalf of itself and such other entities):

•	the representations and warranties of Medco set forth in the merger agreement with respect to (i) the due organization of Medco and its subsidiaries (but, with respect to Medco’s subsidiaries, solely with respect to those subsidiaries which are material to the business of Medco and its subsidiaries, taken as a whole), (ii) capitalization of Medco and its subsidiaries (except to the extent that any inaccuracies would be immaterial, in the aggregate), (iii) due authorization, (iv) the absence of any conflicts with Medco’s or its subsidiaries’ organizational documents, (v) the absence of a Medco material adverse effect since December 25, 2010 and (vi) the opinions of Medco’s financial advisors, in each case, are true and correct in all respects as of the date of the merger agreement and as of the closing date as though made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date);

•	all other representations and warranties of Medco set forth in the merger agreement are true and correct in all respects (without giving effect to any materiality or Medco material adverse effect qualifier in such representation or warranty), as of the date of the merger agreement and as of the closing date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except to the extent that breaches of such representations or warranties, individually or in the aggregate, have not had, and would not reasonably be expected to have a Medco material adverse effect;

•	Express Scripts, New Express Scripts and the Merger Subs have received a certificate validly executed and signed on behalf of Medco by its chief executive officer and chief financial officer certifying that the two conditions above have been satisfied;

•	Medco has performed or complied with all of the obligations, agreements and covenants (other than certain notification obligations) required by the merger agreement to be performed or complied with by it in all material respects and Express Scripts, New Express Scripts and the Merger Subs have received a certificate validly executed and signed on behalf of Medco by its chief executive officer and chief financial officer certifying that this condition has been satisfied;

•	New Express Scripts has received the opinion of Skadden, in form and substance reasonably satisfactory to New Express Scripts, dated as of the closing date to the effect that the receipt by the holders of the shares of Express Scripts common stock of New Express Scripts common stock in exchange for Express Scripts common stock pursuant to the Express Scripts merger, taken together with the receipt by the holders of the shares of Medco common stock of the New Express Scripts common stock in exchange for Medco common stock pursuant to the Medco merger, will qualify for federal income tax purposes as an “exchange” within the meaning of Section 351 of the Code; and

•	there is (i) no legal proceeding pending in a United States District Court commenced by a governmental entity seeking an order that would prohibit, restrain or make illegal the consummation of the mergers or the other transactions contemplated by the merger agreement under the U.S. antitrust laws, (ii) no motion of a governmental entity pending in a United States Court of Appeals, seeking on an expedited basis, appeal, review, rehearing or reconsideration, which we refer to as an expedited appeal, of the matters set forth in clause (i) that has been granted by such United States Court of Appeals, (iii) no request or petition for an expedited appeal that has been made or filed by any governmental entity and (iv) all deadlines for the making or filing of any such request or petition that may be specified by any statute, regulation, court order or guideline have passed without any request or petition for such expedited appeal having been made or filed by such governmental entity, except, in the case of clauses (iii) and (iv), to the extent any such request or petition has been subsequently denied; provided, that, from and after the fifth business day preceding the outside date (as it may be extended), clauses (iii) and (iv) cease to be conditions for any purpose.

Conditions to Medco’s Obligation to Complete the Merger

The obligation of Medco to consummate the Medco merger is subject to the satisfaction on or prior to the closing date of the following conditions (which may be waived in whole or in part by Medco):

•	the representations and warranties of Express Scripts set forth in the merger agreement with respect to (i) the due organization of Express Scripts, New Express Scripts and the Merger Subs, (ii) capitalization of Express Scripts and its subsidiaries (except to the extent that any inaccuracies would be immaterial, in the aggregate), (iii) due authorization, (iv) the absence of any conflicts with Express Scripts’ or its subsidiaries’ organizational documents, (v) the absence of an Express Scripts material adverse effect since December 25, 2010 and (vi) the opinions of Express Scripts’ financial advisors, in each case, are true and correct in all respects as of the date of the merger agreement and as of the closing date as though made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date);

•	all other representations and warranties of Express Scripts, New Express Scripts and the Merger Subs set forth in the merger agreement are true and correct in all respects (without giving effect to any materiality or Express Scripts material adverse effect qualifier in such representation or warranty), as of the date of the merger agreement and as of the closing date as though made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except to the extent that breaches of such representations or warranties, individually or in the aggregate, have not had, and would not reasonably be expected to have an Express Scripts material adverse effect;

•	Medco has received a certificate validly executed and signed on behalf of Express Scripts by its chief executive officer and chief financial officer certifying that the two conditions above have been satisfied;

•	Express Scripts, New Express Scripts and the Merger Subs have performed or complied with, as applicable, all of the obligations, agreements and covenants (other than certain notification obligations) required by the merger agreement to be performed or complied with by each of them in all material respects and Medco has received a certificate validly executed and signed on behalf of Express Scripts by its chief executive officer and chief financial officer certifying that this condition has been satisfied; and

•	Medco has received the opinion of Sullivan & Cromwell, counsel to Medco, in form and substance reasonably satisfactory to Medco, dated as of the closing date to the effect that the receipt by the holders of the shares of Medco common stock of New Express Scripts common stock in exchange for Medco common stock pursuant to the Medco merger, taken together with the receipt by the holders of the shares of Express Scripts common stock of New Express Scripts common stock in exchange for Express Scripts common stock pursuant to the Express Scripts merger, will qualify for federal income tax purposes as an “exchange” within the meaning of Section 351 of the Code.

Termination

The merger agreement may be terminated and the mergers may be abandoned at any time prior to the effective time of the Medco merger, whether before or after the Medco stockholder approval and/or the Express Scripts stockholder approval:

•	by the mutual written consent of Express Scripts and Medco;

•	by either of Medco or Express Scripts:

•	if any governmental entity of competent jurisdiction has issued an order permanently restraining, enjoining or otherwise prohibiting the mergers and the other transactions contemplated by the merger agreement and such order has become final and non-appealable.

•	if the mergers and the other transactions contemplated by the merger agreement have not been consummated by April 20, 2012; provided, however, that if the conditions relating to (i) the absence of any order of a governmental entity prohibiting the mergers, (ii) obtaining the required governmental consents and (iii) the absence of legal proceedings seeking to prohibit the mergers have not been satisfied (or deemed satisfied) or waived by all parties entitled to the benefit of such condition by the fifth business day prior to April 20, 2012, either Express Scripts or Medco may, by written notice delivered to the other party, extend the outside date from time to time to a date not later than July 20, 2012, and if such conditions have not been satisfied (or deemed satisfied) or waived by all parties entitled to the benefit of such condition by the fifth business day prior to July 20, 2012, either Express Scripts or Medco may, by written notice delivered to the other, extend the outside date from time to time to a date not later than October 22, 2012. This right of termination is not available to a party if its action or failure to act constitutes a material breach or violation of its covenants, agreements or other obligations under the merger agreement and such material breach or violation is the principal cause of or directly resulted in (x) the failure to satisfy the conditions to the obligations of the terminating party to consummate the merger prior to the outside date (as it may be extended) or (y) the failure of the closing to occur by the outside date (as it may be extended).

•	if the Express Scripts stockholder approval has not been obtained upon a vote taken at the duly convened Express Scripts special meeting or at any adjournment or postponement of such meeting.

•	if the Medco stockholder approval has not been obtained upon a vote taken at the duly convened Medco special meeting or at any adjournment or postponement of such meeting.

•	By Medco:

•	if (i) the Express Scripts board or any committee thereof makes, prior to the Express Scripts special meeting, an adverse recommendation change, (ii) the Express Scripts board or any committee fails to include the Express Scripts recommendation in this joint proxy statement/prospectus, (iii) a tender offer or exchange offer is commenced and the Express Scripts board fails to recommend against acceptance of such tender offer or exchange offer by Express Scripts stockholders (including by taking any position contemplated by Rule 14e-2 of the Exchange Act other than recommending rejection of such tender offer or exchange offer) within 10 business days of the commencement of such tender offer or exchange offer, (iv) the Express Scripts board or any committee refuses to affirm publicly the Express Scripts recommendation following any reasonable written request by Medco to provide such reaffirmation (including in the event of a takeover proposal (other than pursuant to a commenced tender offer or exchange offer) having been publicly disclosed) prior to the earlier of (x) 10 calendar days following such request and (y) five business days prior to the Express Scripts special meeting (provided, in the case of clause (y), that if such request is made less than eight business days prior to such meeting, then, notwithstanding the foregoing, the Express Scripts board or any committee shall have four business days to respond to such request for reaffirmation); provided, that a request for affirmation may only be made if there are events or developments that in the reasonable judgment of Medco call into question whether the Express Scripts stockholder approval will be obtained or (v) the Express Scripts board formally resolves to take or publicly announces an intention to take any of the foregoing summarized actions; provided, that the right to terminate pursuant to clauses (i) through (v) which arises following the commencement or announcement of a takeover proposal will expire if not exercised prior to the 10th business day following the date on which the right to terminate under these circumstances first arose; provided, further, that the foregoing proviso does not apply for purposes of the termination fee and expense reimbursement provisions of the merger agreement;

•	prior to the receipt of the Express Scripts stockholder approval, if Express Scripts is in willful breach of its obligation to make and not withdraw the Express Scripts recommendation or its non-solicitation obligations;

•	if Express Scripts breaches or fails to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, and such breach or failure to perform (i) would give rise to the failure of a closing condition regarding the accuracy of Express Scripts’ representations and warranties or Express Scripts’ compliance with its covenants and agreements and (ii) is incapable of being cured by Express Scripts by the outside date (as it may be extended); or

•	prior to the receipt of the Medco stockholder approval, so that Medco may enter into a definitive agreement providing for a superior proposal.

•	By Express Scripts:

•	if (i) the Medco board or any committee thereof makes, prior to the Medco special meeting, an adverse recommendation change, (ii) the Medco board or any committee fails to include the Medco recommendation in this joint proxy statement/prospectus, (iii) a tender offer or exchange offer is commenced and the Medco board fails to recommend against acceptance of such tender offer or exchange offer by Medco stockholders (including, for these purposes, by taking any position contemplated by Rule 14e-2 of the Exchange Act other than recommending rejection of such tender offer or exchange offer) within 10 business days of the commencement of such tender offer or exchange offer, (iv) the Medco board or any committee refuses to affirm publicly the Medco recommendation following any reasonable written request by Express Scripts to provide such reaffirmation (including in the event of a takeover proposal (other than pursuant to a commenced tender offer or exchange offer) having been publicly disclosed) prior to the earlier of (x) 10 calendar days following such request and (y) five business days prior to the Medco special meeting (provided, in the case of clause (y), that if such request is made less than eight business days prior to such meeting, then, notwithstanding the foregoing, the Medco board or any committee shall have four business days to respond to such request for reaffirmation); provided, that a request for affirmation may only be made if there are events or developments that in the reasonable judgment of Medco call into question whether the Express Scripts stockholder approval will be obtained or (v) the Medco board formally resolves to take or publicly announces an intention to take any of the foregoing summarized actions; provided, that the right to terminate the merger agreement pursuant to clauses (i) through (v) which arises following the commencement or announcement of a takeover proposal will expire if not exercised prior to the 10th business day following the date on which a right to terminate under these circumstances first arose; provided, further, that the foregoing proviso does not apply for purposes of the termination fee and expense reimbursement provisions of the merger agreement;

•	prior to the receipt of the Medco stockholder approval, if Medco is in willful breach of its obligation to make and not withdraw the Medco recommendation or its non-solicitation obligations;

•	if Medco breaches or fails to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, and such breach or failure to perform (i) would give rise to the failure of a closing condition regarding the accuracy of Medco’s representations and warranties or Medco’s compliance with its covenants and agreements and (ii) is incapable of being cured by Medco by the outside date (as it may be extended); or

•	prior to the receipt of the Express Scripts stockholder approval, so that Express Scripts may enter into a definitive agreement providing for a superior proposal.

Effect of Termination

If the merger agreement is terminated as described in “— Termination” above, the merger agreement will be void and have no effect, without any liability or obligation on the part of any party, except that:

•	no termination will affect the obligations of the parties contained in the confidentiality agreement;

•	no termination will relieve any party from liability for any fraud, willful breach of a representation or warranty or willful breach of any covenant or other agreement contained in the merger agreement; and

•	certain other provisions of the merger agreement, including (i) provisions with respect to the ability of Express Scripts and Medco to pursue damages against the other party for a willful breach of the merger agreement and (ii) provisions with respect to the allocation of fees and expenses, including, if applicable, the termination fees and expense reimbursements described below, will survive termination.

Termination Fees; Expenses

All fees and expenses incurred by the parties are to be paid solely by the party that has incurred such fees and expenses except that:

•	the parties have agreed to share equally (i) the filing fee under the HSR Act and any fees for similar filings under foreign laws, (ii) the expenses in connection with printing and mailing this joint proxy statement/prospectus, (iii) all SEC filing fees paid or payable relating to the transactions contemplated by the merger agreement;

•	in the event that the merger agreement is terminated due to a failure to obtain the Express Scripts stockholder approval at the Express Scripts special meeting, or any adjournment or postponement thereof, Express Scripts will pay to Medco, by wire transfer of same day funds on the date of such termination, all documented, out of pocket expenses of Medco (including financing expenses) not to exceed $225 million; and

•	in the event that the merger agreement is terminated due to a failure to obtain the Medco stockholder approval at the Medco special meeting, or any adjournment or postponement thereof, Medco will pay to Express Scripts, by wire transfer of same day funds on the date of such termination, all documented, out of pocket expenses of Express Scripts (including financing expenses) not to exceed $225 million.

The merger agreement contains certain termination rights for Express Scripts and provides that Medco will pay Express Scripts a cash termination fee of $650 million by wire transfer of same-day funds on the date of termination of the merger agreement under specified circumstances, including:

•	the merger agreement is terminated by Express Scripts, or at the time of termination could have been terminated by Express Scripts for: (i) an adverse recommendation change made by the Medco board or any committee thereof prior to the Medco special meeting, (ii) a failure by Medco to include the Medco recommendation in this joint proxy statement/prospectus, (iii) a failure by the Medco board to recommend against acceptance by its stockholders of a tender offer or exchange offer, (iv) a failure by the Medco board to affirm the Medco recommendation upon any reasonable written request by Express Scripts or (v) or a formal resolution by the Medco board to take or a public announcement of an intention to take any of the foregoing summarized actions; provided that for each of the foregoing clauses (i)-(v), in the event that there was no takeover proposal outstanding with respect to Medco at the time of the event giving rise to Express Scripts’ right to terminate the merger agreement, the termination fee will be $950 million;

•	the merger agreement is terminated by Express Scripts, or at the time of termination could have been terminated by Express Scripts, for Medco’s willful breach of its obligation to make and not withdraw the Medco recommendation or its non-solicitation obligations; or

•	the merger agreement is terminated by Medco prior to receipt of the Medco stockholder approval, so that Medco may enter into a definitive agreement providing for a superior proposal.

The merger agreement provides that Medco will pay Express Scripts $227.5 million of the termination fee plus Express Scripts’ documented, out of pocket expenses (including financing expenses) not to exceed $100 million by wire transfer of same-day funds on the date of termination of the merger agreement if the merger agreement is, or at the time of termination could have been terminated, as the result of:

•	a failure to consummate the mergers prior to the outside date (as it may be extended) and a takeover proposal (substituting “40%” for “15%” in the definition of “takeover proposal”) for Medco is publicly disclosed prior to the date of termination and the vote seeking the Medco stockholder approval had not been taken prior to the seventh business day prior to the outside date (as it may be extended); or

•	a failure to obtain the Medco stockholder approval at the Medco special meeting and a takeover proposal (substituting “40%” for “15%” in the definition of “takeover proposal”) is publicly disclosed prior to the date of the Medco special meeting.

If, within one year of a termination described in either of the two previous bullets, Medco enters into a definitive agreement providing for, or otherwise consummates, a takeover proposal (substituting “40%” for “15%” in the definition of “takeover proposal”), then Medco will pay to Express Scripts the full amount of the termination fee less any amount of the termination fee and any expenses previously paid upon the earlier of the public announcement of Medco’s entry into any such agreement or the consummation of any such transaction.

Notwithstanding the foregoing, in no event shall Express Scripts’ expenses or the full amount of the termination fee be paid more than once, nor shall Express Scripts be paid an aggregate amount pursuant to the expense reimbursement and termination fee provisions of the merger agreement in excess of the full amount of the termination fee.

The merger agreement also contains certain termination rights for Medco and provides that Express Scripts will pay Medco the termination fee by wire transfer of same-day funds on the date of termination of the merger agreement under specified circumstances, including:

•	the merger agreement is terminated by Medco, or at the time of termination could have been terminated by Medco for: (i) an adverse recommendation change made by the Express Scripts board or any committee thereof prior to the Express Scripts special meeting, (ii) a failure by Express Scripts to include the Express Scripts recommendation in this joint proxy statement/prospectus, (iii) a failure by the Express Scripts board to recommend against acceptance by its stockholders of a tender offer or exchange offer, (iv) a failure by the Express Scripts board to affirm the Express Scripts recommendation upon a reasonable request by Medco or (v) or a formal resolution by the Express Scripts board to take or a public announcement of an intention to take any of the foregoing summarized actions; provided that for each of the foregoing clauses (i) - (v), in the event that there was no takeover proposal outstanding with respect to Express Scripts at the time of the event giving rise to Medco’s right to terminate the merger agreement, the termination fee will be $950 million;

•	the merger agreement is terminated by Medco, or at the time of termination could have been terminated by Medco for Express Scripts’ willful breach of its obligation to make and not withdraw the Express Scripts recommendation or its non-solicitation obligations; or

•	the merger agreement is terminated by Express Scripts prior to receipt of the Express Scripts stockholder approval, so that Express Scripts may enter into a definitive agreement providing for a superior proposal.

The merger agreement provides that Express Scripts will pay Medco $227.5 million of the termination fee plus Medco’s documented, out of pocket expenses (including financing expenses) not to exceed $100 million by wire transfer of same-day funds on the date of termination of the merger agreement if the merger agreement is, or at the time of termination could have been terminated, as the result of:

•	a failure to consummate the mergers prior to the outside date (as it may be extended) and a takeover proposal (substituting “40%” for “15%” in the definition of “takeover proposal”) for Express Scripts is publicly disclosed prior to the date of termination and the vote seeking the Express Scripts stockholder approval had not been taken prior to the seventh business day prior to the outside date (as it may be extended); or

•	a failure to obtain the Express Scripts stockholder approval at the Express Scripts special meeting and a takeover proposal (substituting “40%” for “15%” in the definition of “takeover proposal”) is publicly disclosed prior to the date of the Express Scripts special meeting.

If, within one year of a termination described in either of the two previous bullets, Express Scripts enters into a definitive agreement providing for, or otherwise consummates, a takeover proposal (substituting “40%” for “15%” in the definition of “takeover proposal”), then Express Scripts will pay to Medco the full amount of the termination fee less any amount of the termination fee and any expenses previously paid upon the earlier of the public announcement of Express Scripts’ entry into any such agreement or the consummation of any such transaction.

Notwithstanding the foregoing, in no event shall Medco’s expenses or the full amount of the termination fee be paid more than once, nor shall Medco be paid an aggregate amount pursuant to the expense reimbursement and termination fee provisions of the merger agreement in excess of the full amount of the termination fee.

The parties have agreed that other than with respect to claims for fraud or willful breaches of any representation, warranty, covenant or other agreement set forth in the merger agreement, (i) if any termination fee is paid to a party, such payment will be the sole and exclusive remedy of such party, its subsidiaries, stockholders, affiliates, officers, directors, employees and representatives against the other party or any of its representatives or affiliates for, (ii) in no event will the party being paid any termination fee or any other such person seek to recover any other money damages or seek any other remedy based on a claim in law or equity with respect to, (A) any loss suffered as a result of the failure of the mergers to be consummated, (B) the termination of the merger agreement, (C) any liabilities or obligations arising under the merger agreement, or (D) any claims or actions arising out of or relating to any breach, termination or failure of or under the merger agreement, and (iii) upon payment of such termination fee, no party nor any affiliates or representatives of any party shall have any further liability or obligation to the other party relating to or arising out of the merger agreement or the transactions contemplated thereby.

Amendment and Waiver

Amendment

The merger agreement may be amended, modified or supplemented in any and all respects by a written agreement of the parties with respect to any of the terms contained in the merger agreement, either before or after the vote of the stockholders of Medco or Express Scripts; provided, however, that no amendment may be made following the adoption of the merger agreement by the Express Scripts or Medco stockholders unless, to the extent required, approved by the stockholders; and provided further that no amendment may be made to the merger agreement that would adversely affect the rights of the financing sources without the consent of the financing sources.

Waiver

At any time prior to the effective times of the mergers the parties may:

•	extend the time for the performance of any of the obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•	subject to the provisos in the amendment provisions described above, waive compliance with any of the agreements or conditions contained in the merger agreement.

Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party.

Specific Performance; Third-Party Beneficiaries

Specific Performance

The parties are entitled to an injunction or injunctions to prevent breaches of the merger agreement or to enforce specifically the performance of the terms and provisions of the merger agreement (including the obligations of the parties to consummate the mergers and the obligation of Express Scripts, New Express Scripts and the Merger Subs to pay, and the affected party’s stockholders’ right to receive, the merger consideration payable to them pursuant to the mergers, subject in each case to the terms and conditions of the merger agreement) in the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware, in addition to any other remedy to which they are entitled at law or in equity. The parties have agreed that Express Scripts will not be required to litigate against its financing sources, but the parties have agreed that this provision and certain covenants with respect to the financing of the transactions contemplated by the merger agreement shall not be interpreted or applied in such a way as to eliminate or otherwise mitigate the obligations of New Express Scripts, Express Scripts or the Merger Subs to satisfy their respective obligations to fund the transactions contemplated by the merger agreement.

Third-Party Beneficiaries

The merger agreement is not intended to confer upon any person other than the parties thereto any rights or remedies, except:

•	for the provisions of the merger agreement relating to indemnification and exculpation from liability for the directors and officers of Medco, Express Scripts and their subsidiaries, and each of their employees who serves as a fiduciary of a Medco benefit plan or Express Scripts benefit plan;

•	for the financing sources, with respect to the provisions of the merger agreement which make the termination fee the sole and exclusive remedy of the parties and the jurisdiction provisions and the waiver of jury trial provisions; and

•	that following the effective time of the Medco merger, the provisions of the merger agreement relating to the payment of the Medco merger consideration are enforceable by stockholders of Medco to the extent necessary to receive the Medco merger consideration to which such holder is entitled.

ADVISORY VOTE ON MERGER-RELATED COMPENSATION FOR MEDCO NAMED EXECUTIVE OFFICERS

Golden Parachute Compensation

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each named executive officer of Medco that is based on or otherwise relates to the Medco merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to our named executive officers. The “golden parachute” compensation payable to these individuals is subject to a non-binding advisory vote of Medco’s stockholders, as described below in this section.

Upon completion of the Medco merger, all outstanding Medco equity compensation awards will be converted into an equivalent equity award with respect to New Express Scripts common stock. None of the outstanding equity awards will vest upon the completion of the Medco merger. The terms of the outstanding equity awards provide for “double-trigger” vesting (i.e., vesting is triggered upon the termination of an executive’s employment by Medco or Express Scripts without “cause” or by the named executive officer for “good reason,” in each case within two years following completion of the Medco merger).

Each named executive officer of Medco is also entitled to certain “double-trigger” severance payments and benefits upon a termination of employment by Medco or Express Scripts without “cause” or a resignation by the named executive officer for “good reason” (in either case, a “qualifying termination”) as described in the section titled “The Mergers — Interests of Officers and Directors in the Mergers.” For Mr. Snow, under his employment agreement, a qualifying termination must occur within one year following the Medco merger, and for the other named executive officers, under the CIC Severance Plan, a qualifying termination must occur within two years following the Medco merger. Provision of these severance payments and benefits is conditioned upon the named executive officer executing a general release of claims in favor of Medco and in each case complying with non-competition and non-solicitation provisions that apply for a period of two years after the executive’s employment terminates.

Assuming that the Medco merger was completed and the employment of each of the named executive officers was terminated on October 31, 2011 (the last practicable date prior to filing this joint proxy statement/prospectus), each named executive officer would receive approximately the amounts set forth in the table below, based on a $55.76 share price of Express Scripts common stock, which is the average closing market price of Express Script’s common stock over the first five business days following the July 21, 2011 public announcement of the merger agreement. This equates to $73.97 per Medco share based on the 0.81 exchange ratio plus the $28.80 cash per share merger consideration. The amounts reported below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this joint proxy statement/prospectus, and do not reflect certain compensation actions occurring before completion of the

Medco merger (such as the grant of stock options and RSUs in respect of 2011 performance and payment of 2011 bonuses). As a result, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

Golden Parachute Compensation
					Tax
				Perquisites/	Reimbursements
Name	Cash ($)(1)	Equity ($)(2)	Pension/NQDC(3)($)	Benefits ($)(3)	($)	Other ($)	Total ($)

David B. Snow, Jr.	$12,600,000	$26,340,929	—	$21,671	—	—	$38,962,600
Kenneth O. Klepper	$5,642,867	$10,084,098	—	$12,704	—	—	$15,739,669
Richard J. Rubino	$3,658,067	$6,653,799	—	$17,337	—	—	$10,329,203
Thomas M. Moriarty	$3,217,333	$6,526,274	—	$16,781	—	—	$9,760,388
Timothy C. Wentworth	$2,795,633	$6,310,479	—	$14,388	—	—	$9,120,500

(1)	Cash severance includes pro-rata bonus as of October 31, 2011, other than for David B. Snow, Jr.

(2)	Equity assumes change in control value of stock options and restricted stock units at $73.97 stock price.

(3)	Includes company and employee cost of benefits for David B. Snow, Jr. per employment agreement. All others include company cost only.

	Aggregate Value of
	“in-the-money”	Aggregate Value of
	Stock Options	RSUs that would
Name	that would Vest(1)	Vest(1)	Total

David B. Snow, Jr.	$17,370,587	$8,970,342	$26,340,929
Kenneth O. Klepper	$4,784,517	$5,299,581	$10,084,098
Richard J. Rubino	$3,143,923	$3,509,877	$6,653,800
Thomas M. Moriarty	$3,075,204	$3,451,070	$6,526,274
Timothy C. Wentworth	$2,974,062	$3,336,417	$6,310,479

(1)	Aggregate Value of “in the money” stock options and restricted stock units that would vest at change in control assumes $73.97 stock price.

Merger-Related Compensation Proposal

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) of the Securities Exchange Act of 1934, Medco is seeking non-binding, advisory stockholder approval of the compensation of Medco’s named executive officers that is based on or otherwise relates to the Medco merger as disclosed above in this section. The proposal gives Medco’s stockholders the opportunity to express their views on the merger-related compensation of Medco’s named executive officers.

Accordingly, Medco is requesting stockholders to adopt the following resolution, on a non-binding, advisory basis:

“RESOLVED, that the compensation that may be paid or become payable to Medco’s named executive officers, in connection with the Medco merger, and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “Advisory Vote on Merger-Related Compensation for Medco Named Executive Officers — Golden Parachute Compensation,” are hereby APPROVED.”

Vote Required and Medco Board Recommendation

The vote on this proposal is a vote separate and apart from the vote to adopt the merger agreement. Accordingly, you may vote not to approve this proposal on merger-related executive compensation and vote to adopt the merger agreement and vice versa. Because the vote is advisory in nature, it will not be binding on

Medco, regardless of whether the merger agreement is adopted. Approval of the non-binding, advisory proposal with respect to the compensation that may be received by Medco’s named executive officers in connection with the Medco merger is not a condition to completion of the Medco merger, and failure to approve this advisory matter will have no effect on the vote to adopt the merger agreement. Because the merger-related executive compensation to be paid in connection with the Medco merger is based on contractual arrangements with the named executives, such compensation will be payable, regardless of the outcome of this advisory vote, if the merger agreement is adopted (subject only to the contractual conditions applicable thereto).

The advisory vote on the compensation that may be received by Medco’s named executive officers in connection with the Medco merger will be approved if a majority of the votes cast on such proposal vote “FOR” such proposal.

THE MEDCO BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION THAT MAY BE RECEIVED BY MEDCO’S NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MEDCO MERGER.

DESCRIPTION OF FINANCING

Overview

Consummation of the mergers is not subject to Express Scripts’ ability to obtain financing. However, Express Scripts expects to obtain financing for a portion of the cash component of the Medco merger consideration.

Express Scripts’ financing in connection with the mergers could take any of several forms or any combination of them, including but not limited to the following: (i) Express Scripts may draw funds under the bridge facility; (ii) Express Scripts may issue senior notes (including the notes) in the public and/or private capital markets; (iii) Express Scripts intends to borrow $4.0 billion under the term facility; and (iv) Express Scripts may use cash on hand. When any senior notes are issued, or, subject to certain exceptions, other debt or equity is raised, the commitments under the bridge facility will automatically reduce in an amount equal to the aggregate net proceeds of such offering.

Bridge Facility

Pursuant to the terms of the bridge credit agreement, the proceeds of the bridge facility will be used solely to pay a portion of the cash consideration in accordance with the merger agreement, to repay any existing indebtedness that will become due or otherwise default upon consummation of the mergers, and to pay related fees and expenses.

The loans under the bridge facility will mature on the date that is 364 days after the funding date; nonetheless, subject to certain conditions, Express Scripts may elect to extend the maturity date of 50% of the aggregate outstanding principal amount of loans under the bridge facility to a date that is not later than three months following the original maturity date.

The commitments to provide the financing under the bridge facility will terminate upon the earliest to occur of (i) 5:00 p.m. (New York City time) on April 20, 2012, which date may be extended on up to two occasions for up to an additional six months in total if the outside date is extended in accordance with the merger agreement, (ii) the consummation of the mergers, (iii) the date that the merger agreement is terminated or expires or pursuit of the mergers is abandoned or (iv) the funding of the bridge facility. The bridge credit agreement contains certain customary conditions to funding.

The description of the bridge credit agreement is qualified in its entirety by the copy thereof which is attached as Exhibit 10.1 to the Form 8-K filed by Express Scripts on August 9, 2011 and is incorporated in this joint proxy statement/prospectus by reference.

Interest Rate

Borrowings under the bridge facility will bear interest, at Express Scripts’ option, at a rate equal to either (a) the highest of (i) the rate of interest announced from time to time by Credit Suisse as its prime rate, (ii) the federal funds effective rate plus 0.5% and (iii) the three-month adjusted London interbank offered rate plus 1.0%, in each case plus the applicable margin or (b) the rate (adjusted for any statutory reserve requirements for eurocurrency liabilities) for deposits in dollars for a period equal to the applicable interest period referenced by the British Bankers’ Association Interest Settlement Rates plus the applicable margin. The applicable margin for borrowings under the bridge facility may change depending on Express Scripts’ consolidated leverage ratio.

Prepayments and Redemptions

Subject to certain exceptions, prior to the funding date, the commitments under the bridge facility will be permanently reduced with (a) the net cash proceeds of certain equity issuances and (b) the net cash proceeds received from the incurrence of certain indebtedness for borrowed money.

Subject to certain exceptions, after the funding date, the outstanding loans under the bridge facility shall be prepaid with (a) the net cash proceeds of the sale or other disposition of any property or assets outside the ordinary course of business, (b) the net cash proceeds of certain issuances of equity interest and (c) the net cash proceeds received from the incurrence of certain indebtedness for borrowed money.

Upon entry into the term facility, the commitments under the bridge facility were automatically reduced by $4.0 billion. On the date on which any senior notes are issued, the commitments under the bridge facility shall be permanently reduced by the aggregate principal amount of such senior notes.

Commitments under the bridge facility may be reduced in whole or in part at the election of Express Scripts without premium or penalty. Following the funding date, loans under the bridge facility may be prepaid in whole or in part at the election of Express Scripts without premium or penalty, subject to the payment by Express Scripts of any breakage costs in the case of the prepayment of loans bearing interest with reference to the adjusted eurodollar rate other than on the last day of the related interest period.

Guarantee

On and after the funding date, all obligations under the bridge facility will be jointly and severally guaranteed by each existing and subsequently acquired or organized domestic subsidiary of New Express Scripts, subject to exceptions for certain exempt subsidiaries.

Covenants and Events of Default

The bridge credit agreement contains a number of covenants that, subject to certain exceptions, contain:

•	limitations on non-guarantor subsidiary indebtedness;

•	limitations on liens;

•	in the event Express Scripts fails to maintain investment grade ratings, limitations on restricted junior payments;

•	limitations on fundamental changes;

•	limitations on changing the fiscal year of Express Scripts;

•	limitations on sale-leaseback transactions;

•	limitations on changes in nature of business; and

•	limitations on transactions with affiliates.

In addition, the bridge credit agreement requires Express Scripts to maintain a maximum consolidated leverage ratio of 3.5 to 1.0 and a minimum interest coverage ratio of 3.5 to 1.0.

The bridge credit agreement also contains certain customary events of default, including those relating to non-payment, breach of covenants, cross-default, bankruptcy and change of control.

Permanent Facility

Pursuant to the terms of the term/revolving credit agreement, (a) the proceeds of the term facility will be used solely to pay a portion of the cash consideration in accordance with the merger agreement, to repay any existing indebtedness that will become due or otherwise default upon consummation of the mergers, and to pay related fees and expenses and (b) the proceeds of the revolving facility will be used for working capital needs and general corporate purposes.

The term facility and the revolving facility will both mature on August 29, 2016.

The commitments to provide the financing under the term facility will terminate upon the earliest to occur of (i) 5:00 p.m. (New York City time) on April 20, 2012, which date may be extended on up to two occasions for up to an additional six months in total if the outside date is extended in accordance with the merger agreement (ii) the consummation of the mergers, (iii) the date that the merger agreement is terminated, or expires or pursuit of the mergers is abandoned and (iv) the funding of the term facility. The commitments to provide the financing under the revolving facility will terminate on August 29, 2016. The term/revolving credit agreement contains certain customary conditions to funding.

The description of the term/revolving credit agreement is qualified in its entirety by the copy thereof which is attached as Exhibit 10.1 to the Form 8-K filed by Express Scripts on August 30, 2011 and is incorporated in this joint proxy statement/prospectus by reference.

Interest Rate

Borrowings under the term facility and the revolving facility will bear interest, at Express Scripts’ option, at a rate equal to either (a) the highest of (i) the rate of interest announced from time to time by Credit Suisse as its prime rate, (ii) the federal funds effective rate plus 0.5% and (iii) the three-month adjusted London interbank offered rate plus 1.0%, in each case plus the applicable margin or (b) the rate (adjusted for any statutory reserve requirements for eurocurrency liabilities) for deposits in dollars for a period equal to the applicable interest period referenced by the British Bankers’ Association Interest Settlement Rates plus the applicable margin. The applicable margin for borrowings under the term facility and the revolving facility may change depending on Express Scripts’ consolidated leverage ratio.

Prepayments

Loans and commitments under the permanent facility may be prepaid or reduced in whole or in part at the election of Express Scripts without premium or penalty, subject to the payment by Express Scripts of any breakage costs in the case of the prepayment of loans bearing interest with reference to the adjusted eurodollar rate other than on the last day of the related interest period.

Guarantee

On and after the funding date, all obligations under the permanent facility will be jointly and severally guaranteed by each existing and subsequently acquired or organized domestic subsidiary of New Express Scripts, subject to exceptions for certain exempt subsidiaries.

Covenants and Events of Default

The term/revolving credit agreement contains a number of covenants that, subject to certain exceptions, contain:

•	limitations on non-guarantor subsidiary indebtedness;

•	limitations on liens;

•	limitations on fundamental changes;

•	limitations on changing the fiscal year of Express Scripts;

•	limitations on sale-leaseback transactions;

•	limitations on changes in nature of business; and

•	limitations on transactions with affiliates.

In addition, the term/revolving credit agreement requires Express Scripts to maintain a maximum consolidated leverage ratio of 3.5 to 1.0 and a minimum interest coverage ratio of 3.5 to 1.0.

The term/revolving credit agreement also contains certain customary events of default, including those relating to non-payment, breach of covenants, cross-default, bankruptcy and change of control.

Senior Notes

On November 14, 2011, New Express Scripts priced a private offering of $4.1 billion aggregate principal amount of senior notes, consisting of $900.0 million aggregate principal amount of 2.750% senior notes due 2014, $1.25 billion aggregate principal amount of 3.500% senior notes due 2016, $1.25 billion aggregate principal amount of 4.750% senior notes due 2021 and $700.0 million aggregate principal amount of 6.125% senior notes due 2041. New Express Scripts expects to receive net proceeds from the offering of approximately $4.05 billion, which proceeds will be used to pay a portion of the cash consideration payable to stockholders of Medco in connection with the mergers, to repay any existing indebtedness that will be repaid in connection with the mergers and to pay related fees and expenses. The offering is expected to close on November 21, 2011, subject to customary closing conditions. Upon the closing of the notes offering, the commitments under the bridge facility will be automatically reduced by the net proceeds of the offering.

Guarantee

The notes will be jointly and severally and fully and unconditionally guaranteed on a senior basis by Express Scripts, certain of Express Scripts’ current wholly owned domestic subsidiaries and certain of Express Scripts’ and/or New Express Scripts’ future wholly owned domestic subsidiaries, including, upon consummation of the mergers, Medco and, within 60 days following the consummation of the mergers, certain of Medco’s wholly owned domestic subsidiaries.

Interest

The 2014 notes will bear interest at a rate of 2.750% per year, the 2016 notes will bear interest at a rate of 3.500% per year, the 2021 notes will bear interest at a rate of 4.750% per year and the 2041 notes will bear interest at a rate of 6.125% per year. The 2014 notes require interest to be paid semi-annually on May 21 and November 21 of each year, commencing on May 21, 2012. The 2016 notes, the 2021 notes and the 2041 notes require interest to be paid semi-annually on May 15 and November 15 of each year, commencing on May 15, 2012.

Redemption

If the mergers are not consummated on or prior to the special mandatory redemption triggering date (as defined in the indenture governing the notes), or if the merger agreement is terminated at any time prior thereto, New Express Scripts will be required to redeem the notes at a redemption price equal to 101% of the aggregate accreted principal amount of such notes, plus accrued and unpaid interest thereon from the date of initial issuance to, but excluding, the special mandatory redemption date.

In addition, New Express Scripts may redeem some or all of each series of notes prior to maturity at a price equal to the greater of:

•	100% of the aggregate principal amount of any notes being redeemed, plus accrued and unpaid interest on such notes to the redemption date; or

•	the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed, not including unpaid interest accrued to the redemption date, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 35 basis points with respect to any 2014 notes being redeemed, 40 basis points with respect to any 2016 notes being redeemed, 45 basis points with respect to any 2021 notes being redeemed and 50 basis points with respect to any 2041 notes being redeemed, plus, in each case, unpaid interest on the notes being redeemed accrued to the redemption date.

Covenants and Events of Default

The indenture governing the notes will contain covenants that, subject to certain exceptions, limit:

•	the ability of Express Scripts (prior to the mergers) and New Express Scripts (following the mergers) to consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its properties and assets to, another person;

•	the ability of Express Scripts (prior to the mergers) and New Express Scripts (following the mergers) and certain of its subsidiaries to create or assume liens; and

•	the ability of Express Scripts (prior to the mergers) and New Express Scripts (following the mergers) and certain of its subsidiaries to engage in sale and leaseback transactions.

The indenture governing the notes will contain customary events of default, including those relating to non-payment, breach of covenants, cross-default and bankruptcy.

DESCRIPTION OF NEW EXPRESS SCRIPTS CAPITAL STOCK

The following is a summary of the material terms of New Express Scripts’ capital stock as of the effective times of the mergers and is not complete. You should also refer to (1) New Express Scripts’ amended and restated certificate of incorporation, which we refer to as the New Express Scripts certificate of incorporation, which will be in effect as of the effective times of the mergers and a form of which is included as Annex F to this joint proxy statement/prospectus and is incorporated herein by reference, (2) New Express Scripts’ amended and restated bylaws, which we refer to as the New Express Scripts bylaws, which will be in effect as of the effective times of the mergers and a form of which is included as Annex G to this joint proxy statement/prospectus and is incorporated herein by reference and (3) the applicable provisions of the DGCL. The following summary should be read in conjunction with the section entitled “Comparison of Stockholder Rights” beginning on page 193.

Common Stock

As of the effective times of the mergers, New Express Scripts will be authorized to issue up to 2,985,000,000 shares of common stock. Immediately following the mergers, New Express Scripts expects there to be approximately 799,084,088 shares of common stock of New Express Scripts issued and outstanding.

Holders of New Express Scripts common stock will be entitled to receive dividends when, as and if declared by New Express Scripts’ board of directors out of funds legally available for payment.

Subject to the rights, if any, of the holders of any series of preferred stock if and when issued and subject to applicable law, each holder of New Express Scripts common stock will be entitled to one vote per share and all voting rights will be vested in the New Express Scripts common stock. Holders of shares of New Express Scripts common stock will have noncumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors and the holders of the remaining shares will not be able to elect any directors.

In the event of a voluntary or involuntary liquidation, dissolution or winding up of New Express Scripts, the holders of New Express Scripts common stock will be entitled to share equally in any of the assets available for distribution after New Express Scripts has paid in full all of its debts and after the holders of all series of New Express Scripts’ outstanding preferred stock, if any, have received their liquidation preferences in full.

The shares of New Express Scripts common stock to be issued at the effective time of the Medco merger will be validly issued, fully paid and nonassessable. Holders of shares of New Express Scripts common stock will not be entitled to preemptive rights. Shares of New Express Scripts common stock will not be convertible into shares of any other class of capital stock.

American Stock Transfer & Trust Company will be the transfer agent for the New Express Scripts common stock. New Express Scripts may from time to time after the consummation of the mergers engage another transfer agent for its stock as business circumstances warrant.

Blank Check Preferred Stock

Under the New Express Scripts certificate of incorporation, without further stockholder action, the New Express Scripts board of directors is authorized to provide for the issuance of preferred stock in one or more series, to fix the number of shares of any such series, and to fix the designation of any such series as well as the powers, preferences, and rights and the qualifications, limitations, or restrictions of the preferred stock and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding).

CERTAIN BENEFICIAL OWNERS OF MEDCO COMMON STOCK

The following tables set forth, as of October 31, 2011 (except as otherwise noted), information with respect to the beneficial ownership of the outstanding shares of Medco common stock for:

•	Each of Medco’s directors and named executive officers;

•	Each of Medco’s directors and executive officers as a group; and

•	Each person or group of affiliated persons whom Medco knows to beneficially own more than five percent of the outstanding shares of Medco common stock.

The following table gives effect to the shares of Medco common stock issuable within 60 days of October 31, 2011 upon the exercise of all options and other rights beneficially owned by the indicated stockholders on that date. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act and includes voting and investment power with respect to shares. Unless otherwise indicated, the persons named in the table directly own the shares and have sole voting and sole investment power with respect to all shares beneficially owned. Unless otherwise indicated, the address for those listed below is c/o Medco Health Solutions, Inc., 100 Parsons Pond Drive, Franklin Lakes, New Jersey 07417.

			Percent of
			Shares of
		Amount and Nature of	Common Stock
Name	Position Held	Beneficial Ownership	Outstanding(1)

Howard W. Barker, Jr.(2)	Director	68,300	*
John L. Cassis(3)	Director	74,900	*
Michael Goldstein(4)	Director	68,506	*
Charles M. Lillis(5)	Director	105,300	*
Myrtle S. Potter(6)	Director	28,300	*
William L. Roper(7)	Director	28,365	*
David D. Stevens(8)	Director	36,600	*
Blenda J. Wilson(9)	Director	69,050	*
David B. Snow, Jr.(10)	Chairman and Chief Executive Officer	2,450,854	*
Kenneth O. Klepper(11)	President and Chief Operating Officer	561,863	*
Richard J. Rubino(12)	Senior Vice President, Finance and Chief Financial Officer	206,923	*
Thomas M. Moriarty(13)	General Counsel, Secretary and President, Global Pharmaceutical Strategies	173,844	*
Timothy C. Wentworth(14)	Group President, Employer & Key Accounts	174,435	*
All Directors and Executive Officers as a group		5,802,461	1.5%

(*)	Represents less than 1% of outstanding shares of common stock.

1.	The number of shares of common stock outstanding as of October 31, 2011 was 387,107,721.

2.	Mr. Barker’s beneficially owned stock includes 30,300 restricted stock units fully vested but deferred until retirement and 38,000 options that are fully vested and exercisable.

3.	Mr. Cassis’ beneficially owned stock includes 28,900 restricted stock units fully vested but deferred until retirement and 46,000 options that are fully vested and exercisable.

4.	Mr. Goldstein’s beneficially owned stock includes 10,706 shares owned outright, 27,800 restricted stock units fully vested but deferred until retirement and 30,000 options that are fully vested and exercisable.

5.	Mr. Lillis’ beneficially owned stock includes 3,500 shares owned outright, 23,800 restricted stock units fully vested but deferred until retirement and 78,000 options that are fully vested and exercisable.

6.	Ms. Potter’s beneficially owned stock includes 4,100 restricted stock units fully vested but deferred until retirement and 24,200 options that are fully vested and exercisable.

7.	Dr. Roper’s beneficially owned stock includes 65 shares owned outright, 4,100 restricted stock units fully vested but deferred until retirement and 24,200 options that are fully vested and exercisable.

8.	Mr. Stevens’ beneficially owned stock includes 1,700 shares owned outright, 4,900 restricted stock units vested but deferred until retirement and 30,000 options that are currently exercisable.

9.	Dr. Wilson’s beneficially owned stock includes 2,500 shares owned outright, 27,800 restricted stock units fully vested but deferred until retirement and 38,750 options that are fully vested and exercisable.

10.	Mr. Snow’s beneficially owned stock includes 220,754 shares owned individually and in a trust, 102,044 fully vested restricted stock units that Mr. Snow has elected to defer receipt of until six months after his termination of employment, and 2,128,056 options that are currently exercisable.

11.	Mr. Klepper’s beneficially owned stock includes 81,447 shares owned outright, 50,000 fully vested restricted stock units that Mr. Klepper has elected to defer receipt of until six months after his termination of employment, and 430,416 options that are currently exercisable.

12.	Mr. Rubino’s beneficially owned stock includes 30,949 shares owned outright, 9,569 shares held in Medco’s 401(k) Plan, and 166,405 options that are currently exercisable.

13.	Mr. Moriarty’s beneficially owned stock includes 14,224 shares owned outright, 7,988 fully vested restricted stock units that Mr. Moriarty has elected to defer receipt of until February 25, 2016, 4,502 shares held in Medco’s 401(k) Plan, and 147,130 options that are currently exercisable.

14.	Mr. Wentworth’s beneficially owned stock includes 15,340 shares owned outright, 35,400 vested restricted stock units that Mr. Wentworth has elected to defer receipt of until six months after his termination of employment, 6,662 shares held in Medco’s 401(k) Plan, and 117,033 options that are currently exercisable.

The following table gives information about each person or group of affiliated persons whom Medco knows to be the beneficial owner of more than five percent (5%) of the outstanding shares of Medco common stock as of the dates set forth below, based on information filed by that entity with the SEC.

		Percent of Common
	Number of Shares	Stock
Name and Address	Beneficially Owned	Outstanding(1)

BlackRock, Inc.(2)	26,468,496	6.8%
40 East 52nd Street New York, NY 10022

(1)	The number of shares of Medco common stock outstanding as of October 31, 2011 was 387,107,721.

(2)	Based on its report on Schedule 13G, as filed February 7, 2011.

CERTAIN BENEFICIAL OWNERS OF EXPRESS SCRIPTS COMMON STOCK

The following table contains certain information regarding the beneficial ownership of Express Scripts common stock as of September 12, 2011 (unless otherwise noted) for:

•	each person known by Express Scripts to own beneficially more than five percent of the outstanding shares of Express Scripts common stock;

•	each of Express Scripts’ directors and named executive officers; and

•	all of Express Scripts’ current executive officers and directors as a group.

Unless otherwise indicated, each of the persons or entities listed below exercises sole voting and investment power over the shares that each of them beneficially owns. The business address for each of

Express Scripts’ directors and officers listed below is c/o Express Scripts, Inc., One Express Way, St. Louis, MO 63121.

	Shares of
	Common
	Stock	Stock
	Beneficially	Options	Shares
	Owned	Exercisable	Issuable	Other Stock	Total Shares
	Directly or	within 60	within 60	-Based	Beneficially
Name	Indirectly	days	days(1)	Holdings(2)	Owned(3)

George Paz	1,932,689	0	0	66,370	1,999,059
Gary G. Benanav	85,980	0	0	0	85,980
Maura C. Breen	51,240	0	0	0	51,240
William J. DeLaney	0	0	0	0	0
Nicholas J. LaHowchic	71,486	0	0	0	71,486
Thomas P. Mac Mahon	75,980	0	0	0	75,980
Frank Mergenthaler	16,656	0	0	0	16,656
Woodrow A. Myers	34,802	0	0	0	34,802
John O. Parker, Jr.	69,980	0	0	0	69,980
Samuel K. Skinner	85,980	0	0	0	85,980
Seymour Sternberg	77,672	0	0	0	77,672
Jeffrey Hall	298,953	0	0	0	298,953
Keith Ebling	366,905	7,502	1,148	0	375,555
Edward Ignaczak	152,041	0	0	3,457	155,498
Patrick McNamee	335,232	0	0	1,193	336,425
Directors and Executive Officers as a Group (16 persons)	3,677,764	7,502	1,148	72,318	3,758,732

(1)	Includes shares that may be acquired within 60 days of November 4, 2011 upon the lapse of restrictions on restricted stock units (“RSUs”).

(2)	Includes phantom shares representing fully-vested investments in the Company Stock fund under the EDCP, as to which no voting or investment power exists.

(3)	The total beneficial ownership for any individual, and total for the directors and executive officers as a group is less than 1%, based on 485,490,309 shares of common stock issued and outstanding on November 4, 2011.

The following table sets forth information as to each person or entity known to Express Scripts to be the beneficial owner of more than five percent of the outstanding shares of Express Scripts common stock as of November 4, 2011 (percent of Express Scripts common stock outstanding based on shares outstanding on November 4, 2011).

		Percent of
	Number of	Common Stock
Name and Mailing Address	Shares	Outstanding

New York Life Insurance Company; NYLIFE, LLC(1)	33,291,200	6.8%
51 Madison Avenue, New York, NY 10010
T. Rowe Price Associates, Inc.(2)	29,785,336	6.1%
100 E. Pratt Street, Baltimore, MD 21202

(1)	The information with respect to the beneficial ownership of these shares is based on an amendment to Schedule 13G filed February 24, 2011. Such filing reports that the beneficial owner, New York Life Insurance Company, or “New York Life,” shares voting and dispositive power with respect to all of the shares reported, and that NYLIFE LLC, or “NYLife,” a subsidiary of New York Life, owns 33,291,200 of such shares. In August 2001, NYLife entered into a ten-year forward sale contract with respect to up to

36,000,000 of the shares of common stock, and, in June 2007, entered into a forward sale contract with respect to up to 5,600,000 of such 36,000,000 shares of common stock, which will settle concurrently with the 2001 contract. The aggregate number of shares deliverable under such forward sale contracts is limited to 36,000,000. Absent the occurrence of certain accelerating events, New York Life or NYLife, as applicable, retains the right to vote the shares subject to such forward sale contracts, but is subject to restrictions on the transfer of such shares.

(2)	Information is based on Schedule 13G filed with the SEC on February 9, 2011 by T. Rowe Price Associates, Inc. (Price Associates). The filing indicates that as of December 31, 2010, Price Associates had sole voting power for 8,890,964 shares, and sole dispositive power for 29,785,336 shares.

COMPARISON OF STOCKHOLDER RIGHTS

This section of the joint proxy statement/prospectus describes the material differences between the rights of Express Scripts stockholders, Medco stockholders and New Express Scripts stockholders.

The rights of Express Scripts stockholders are currently governed by the DGCL and the amended and restated certificate of incorporation and third amended and restated bylaws of Express Scripts, which we refer to in this joint proxy statement/prospectus as the certificate of incorporation and bylaws of Express Scripts. The rights of Medco stockholders are currently governed by the DGCL, and the amended and restated certificate of incorporation of Medco, and the amended and restated bylaws of Medco, which we refer to in this joint proxy statement/prospectus as the certificate of incorporation and bylaws of Medco. Upon completion of the mergers, the rights of Express Scripts stockholders and Medco stockholders who become stockholders of New Express Scripts in the mergers will be governed by the DGCL and the certificate of incorporation and bylaws of New Express Scripts.

This section does not include a complete description of all differences among the rights of Express Scripts stockholders, Medco stockholders and New Express Scripts stockholders, nor does it include a complete description of the specific rights of these stockholders. Furthermore, the identification of some of the differences in the rights of these stockholders as material is not intended to indicate that other differences do not exist.

You are urged to read carefully the relevant provisions of the DGCL, as well as the certificates of incorporation and bylaws of Express Scripts, New Express Scripts and Medco. Copies of the certificates of incorporation and bylaws of Express Scripts and Medco are filed as exhibits to the reports of Express Scripts and Medco incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 209. Forms of the certificates of incorporation and bylaws of New Express Scripts are included as Annex F and Annex G, respectively, to this joint proxy statement/prospectus.

	Express Scripts	Medco	New Express Scripts

Authorized Capital	The aggregate number of shares which Express Scripts has the authority to issue is (i) 1,000,000,000 shares of Express Scripts common stock, par value $0.01 per share, and (ii) 5,000,000 shares of Express Scripts preferred stock, par value $0.01 per share. The board of directors is authorized to issue the preferred stock in one or more series, to fix the number of shares of any such series, and	The aggregate number of shares which Medco has the authority to issue (i) 2,000,000,000 shares of Medco common stock, par value of $0.01 and (ii) 10,000,000 shares of Medco preferred stock, par value $0.01 per share issued in one or more series from time to time. The board of directors is expressly authorized to fix by resolution the designations and the powers, preferences and rights, and the	The aggregate number of shares which New Express Scripts has the authority to issue is (i) 2,985,000,000 shares of New Express Scripts common stock, par value $0.01 per share, and (ii) 15,000,000 shares of New Express Scripts preferred stock, par value $0.01 per share. The board of directors is authorized to issue the preferred stock in one or more series, to fix the number of shares of any

	Express Scripts	Medco	New Express Scripts

	to fix the designation of any such series as well as the powers, preferences, and rights and the qualifications, limitations, or restrictions of the preferred stock. As of the date of this joint proxy statement/prospectus, no shares of Express Scripts preferred stock are outstanding.	qualifications, limitations and restrictions of the shares of each series of preferred stock and issue preferred stock in one or more series from time to time. As of the date of this joint proxy statement/prospectus, no shares of preferred stock are outstanding.	such series, and to fix the designation of any such series as well as the powers, preferences, and rights and the qualifications, limitations, or restrictions of the preferred stock. As of the date of this joint proxy statement/prospectus, no shares of New Express Scripts preferred stock are outstanding.

Voting Rights	Except as otherwise provided by applicable law or in the certificate of incorporation or in a preferred stock designation, the holders of Express Scripts common stock will have the exclusive right to vote for the election of directors and for all other purposes.	The bylaws of Medco provide that, unless otherwise provided in the certificate of incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock held by such stockholder which has voting power upon the matter in question.	Same as for Express Scripts

Number and Election of Directors	The Express Scripts board must consist of no less than seven and no more than fifteen directors. The number of directors is determined from time to time by resolution of a majority of the entire board of directors then in office, subject to the rights of the holders of any series of preferred stock. No decrease in the number of directors will shorten the term of any incumbent director. At each annual meeting of stockholders, directors are elected to hold office until the next annual meeting and until the election and qualification of their respective successors.

The Medco board must consist of no less than three and no more than fifteen directors. The authorized number of directors may be fixed from time to time by resolutions duly adopted by the board of directors. No decrease in the number of directors will shorten the term of any incumbent director.

		Each director is elected by the vote of the majority of the votes cast with respect to that director’s election at any meeting for the election of directors at which a quorum is present, provided that directors are elected by a plurality of the votes cast at any meeting of stockholders	Same as for Express Scripts

	Express Scripts	Medco	New Express Scripts

	Unless the election is contested, each director is elected by the affirmative vote of a majority of the votes cast for or against the director at any meeting for the election of directors at which a quorum is present. In a contested election, directors are elected by a plurality of the votes cast at a meeting of stockholders by the holders of shares entitled to vote in the election. An election is considered contested if there are more nominees for election than positions on the board of directors to be filled by election at the meeting, as determined by the secretary of Express Scripts (i) following the close of the applicable notice of nomination period under the bylaws, if any, or (ii) if later, reasonably promptly following the determination by any court or other tribunal of competent jurisdiction that one or more notice(s) of nomination were timely filed in accordance with the bylaws.	at which a quorum is present for which (A) the secretary of Medco receives a notice that a stockholder intends to nominate a person (or persons) for election to the board of directors and (B) such proposed nomination has not been withdrawn by such stockholder prior to the fifth calendar day prior to the date that Medco first mails its notice of meeting for such meeting to stockholders. If directors are to be elected by a plurality of the votes cast, stockholders are not permitted to vote against a nominee.

Vacancies on the Board of Directors and Removal of Directors	The bylaws of Express Scripts provide that, subject to the rights of any holders of any series of preferred stock, if any, newly created directorships resulting from an increase in the number of directors and vacancies occurring in the board of directors for any reason may be filled for the unexpired term by a vote of a majority	The certificate of incorporation provides that, subject to the rights, if any, of the holders of preferred stock, newly created directorships resulting from any increase in the number of directors, and any vacancies on the board of directors, are filled by the affirmative vote of a majority of the directors then in office.	Same as for Express Scripts

	Express Scripts	Medco	New Express Scripts

of the directors then in office, even if less than a quorum exists.

Directors may be removed, either with or without cause, by vote of the holders of a majority of the stock having voting power and entitled to vote thereon.	A director elected in accordance with the preceding sentence will hold office for the remainder of the one-year term and until such director’s successor shall have been duly elected and qualified, or until his or her death, resignation, retirement, disqualification, or removal.

The bylaws of Medco provide that, subject to the rights, if any, of the holders of preferred stock, newly created directorships resulting from any increase in the number of directors, and any vacancies on the board of directors, will be filled by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director in office. Any director elected in accordance with the preceding sentence will hold office for the remainder of the one-year term, or if applicable, the remainder of the full term of the class of directors, in which the new directorship was created or the vacancy occurred, and until such director’s successor shall have been duly elected and qualified, or until his or her death, resignation, retirement, disqualification, or removal.

Amendments to Certificates of Incorporation	Under Section 242 of the DGCL, unless the certificate of incorporation requires a	Same as for Express Scripts	Same as for Express Scripts

	Express Scripts	Medco	New Express Scripts

greater vote, a proposed amendment to the certificate of incorporation must be approved by the affirmative vote of a majority of the voting power of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote as a class.

Amendments to Bylaws	The Express Scripts bylaws may be amended, repealed or adopted by a majority of the entire board of directors. The bylaws may also be amended, repealed or adopted by the vote of the holders of a majority of the voting power of the stock issued and outstanding and entitled to vote thereon.	The Medco certificate of incorporation provides that the board of directors is expressly authorized to adopt, amend or repeal any bylaws of Medco by resolutions duly adopted by a majority of the directors then in office.

		The Medco certificate of incorporation and bylaws provide that Medco stockholders may adopt additional bylaws and may amend or repeal any bylaw whether or not adopted by them, at a meeting duly called for that purpose, by the affirmative vote of the holders of not less than fifty percent of the voting power of all outstanding shares of capital stock of Medco entitled to vote generally in the election of directors, considered for such purposes as a single class.	Same as for Express Scripts

Classified Board	None	None	None

Cumulative Voting	None	None	None

Ability to Call Special Meeting of Stockholders	Special meetings of Express Scripts stockholders may be called by the chairman of the board, the chief executive officer, or by resolution of the board	The Medco certificate of incorporation and bylaws provide that, subject to the rights, if any, of the holders of preferred stock, special meetings of stockholders may be	Same as for Express Scripts

	Express Scripts	Medco	New Express Scripts

	of directors and will be called by the secretary upon the written request of the holders of record representing not less than thirty-five percent of the voting power of all capital stock issued and outstanding and entitled to vote on the matter or matters to be brought before the proposed special meeting.	called only by the chairman of the board of directors, the president, the chief executive officer of the corporation or a majority of the board of directors, and shall be called by the secretary of Medco upon the written request of the holders of record of not less than forty percent of the voting power of all outstanding shares of Medco common stock.

Notice Required for Stockholder Nominations and other Proposals	Nominations: A stockholder’s notice must be delivered to, or mailed to and received by, the Secretary at the principal executive offices of Express Scripts (i) in the case of an annual meeting, no less than 90 days or more than 120 days in advance of the first anniversary of the preceding year’s annual meeting; provided, that if (A) no annual meeting was held in the previous year or (B) the date of the annual meeting has been advanced by more than 30 days or delayed by more than 60 days from the date of the previous year’s meeting, notice by the stockholder to be timely must be received no earlier than the opening of business on the 120th day prior to such annual meeting and no later than the close of business of the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of the meeting is first made or (ii) in the event of a special meeting of	Nominations and Other Proposals: A stockholder’s notice must be delivered to the secretary at the principal executive offices of Medco no later than the close of business on the 90th calendar day and no earlier than the close of business on the 120th calendar day prior to the first anniversary of the preceding year’s annual meeting; provided, that if the date of the annual meeting is more than 30 calendar days before or more than 60 calendar days after such anniversary date, notice by the stockholder to be timely must be so delivered no earlier than the close of business on the 120th calendar day prior to such annual meeting and no later than the close of business on later of the 90th calendar day prior to such annual meeting or the 10th calendar day following the calendar day on which public announcement of the date of such meeting is first made by Medco. In the case of a special meeting called by the	Same as for Express Scripts

Express Scripts	Medco	New Express Scripts

stockholders at which the board of directors gives notice that directors are to be elected, no earlier than the opening of business on the 120th day prior to such meeting and no later than the close of business on the 90th day prior to such special meeting, or if later, the 10th day following the day on which public disclosure of the date of the meeting and of the nominees proposed by the board of directors to be elected at the meeting was made.

Other Proposals:
A stockholder’s notice must be delivered to, or mailed to and received by, the secretary at the principal executive offices of Express Scripts not less than 90 days nor more than 120 days in advance of the first anniversary of the preceding year’s annual meeting; provided, that if (i) no annual meeting was held in the previous year or (ii) the date of the annual meeting has been advanced by more than 30 days or delayed by more than 60 days from the date of the previous year’s meeting, notice by the stockholder to be timely must be received no earlier than the opening of business on the 120th day prior to such annual meeting and no later than the close of business on the later of the 90th day prior to such annual meeting or, if later, the 10th day following the day on	board of directors for the purpose of electing one or more directors, a stockholder must deliver notice of nomination of a director to the secretary at the principal executive offices of Medco no later than the close of business on the 10th calendar day following the day on which public announcement of the date of such meeting is first made by Medco.

	Express Scripts	Medco	New Express Scripts

which public disclosure of the date of the meeting is first made.

Limitation of Personal Liability of Directors and Officers	The Express Scripts certificate of incorporation provides that a person who is or was a director of Express Scripts is not personally liable to Express Scripts or its stockholders for monetary damages for any breach of fiduciary duty in such capacity, except for (i) any breach of the director’s duty of loyalty to Express Scripts or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) unlawful payments of dividends, certain stock repurchases or redemptions; or (iv) any transaction from which the director derived an improper personal benefit.	The Medco certificate of incorporation provides that no director is personally liable to Medco or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL, as currently in effect or as it may later be amended. If the DGCL is amended to authorize further eliminating or limiting the personal liability of directors, then the liability of a director will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Section 102 of the DGCL provides that a corporation may include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, the provision may not eliminate or limit the liability of a director for; (i) a breach of the duty of loyalty; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) unlawful payments of dividends, certain stock repurchases or redemptions; or (iv)	Same as for Express Scripts

	Express Scripts	Medco	New Express Scripts

any transaction from which the director derived an improper personal benefit.

Indemnification of Directors and Officers	The Express Scripts bylaws provide that Express Scripts will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was or has agreed to serve at the request of Express Scripts as a director or officer of Express Scripts, or is or was serving or has agreed to serve at the request of Express Scripts as a director or officer (which includes a trustee or similar capacity) of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, only if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Express Scripts and, with respect to any criminal action, suit or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification includes expenses (including attorneys’ fees), judgments, fines and amounts paid in	The bylaws provide that Medco will, to the fullest extent permitted by the DGCL (as it exists on the date of adoption of the bylaws or as it may be amended, but with respect to any amendment, only to the extent that such amendment provides for broader indemnification), indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or a person of whom such person is the legal representative is or was a director or officer of Medco or is or was serving at the request of Medco as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by Medco, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent; provided, however, that Medco shall indemnify any such	Same as for Express Scripts

Express Scripts	Medco	New Express Scripts

settlement actually and reasonably incurred by the indemnitee or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom.

Such indemnification shall include the right to be advanced expenses (including attorneys’ fees) incurred by a director or officer in defending a threatened or pending civil, criminal, administrative or investigative action, suit or proceedings subject to the receipt of an undertaking by the director or officer to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified.

Additionally, Express Scripts may elect to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was or has agreed to serve at the request of Express Scripts as an employee or agent of Express Scripts or is or was serving or has agreed to serve at the request of Express Scripts as an employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, or by	person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Medco board of directors. The indemnification extends to all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification continues in effect whether or not such person has ceased to be a director, officer, employee or agent of Medco.

Such indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition, provided, that if required by the DGCL, the payment of such expenses shall only be made upon the receipt of an undertaking by the director or officer to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified.

Section 145 of the DGCL provides that, subject to certain limitations in the case of derivative suits brought by a corporation’s stockholders in its name, a corporation may

Express Scripts	Medco	New Express Scripts

reason of any action alleged to have been taken or omitted in such capacity.	indemnify any person who is made a party to any third- party action, suit or proceeding on account of being a director, officer, employee or agent of the corporation (or was serving at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise) against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding through, among other things, a majority vote of a quorum consisting of directors who were not parties to the suit or proceeding, if the person: (i) acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and (ii) in a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145 of the DGCL also permits indemnification by a corporation under similar circumstances for expenses (including attorney fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action or suit, except that no indemnification may be made in respect of any

	Express Scripts	Medco	New Express Scripts

claim, issue or matter as to which the person is adjudged to be liable to the corporation unless the Delaware Court of Chancery or the court in which the action or suit was brought determines upon application that the person is fairly and reasonably entitled to indemnity for the expenses which the court deems to be proper.

To the extent a director, officer, employee or agent is successful in the defense of such an action, suit or proceeding, the corporation is required by Section 145 of the DGCL to indemnify such person for reasonable expenses incurred thereby. Expenses (including attorney fees) incurred by such persons in defending any action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding, provided that if required by the DGCL, the payment of such expenses shall only be made upon receipt of an undertaking by or on behalf of that person to repay the amount if it is ultimately determined that that person is not entitled to be so indemnified.

State Anti- Takeover Statutes	Express Scripts has elected not to be governed by Section 203 of the DGCL, which generally prohibits “business combinations,” including mergers, sales and leases of assets,	Medco’s certificate of incorporation does not opt out of the provisions of Section 203 of the DGCL, which generally prohibits “business combinations,” including mergers, sales and leases	Same as for Express Scripts

	Express Scripts	Medco	New Express Scripts

	issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder who beneficially owns 15% or more of a corporation’s voting stock within three years after the person or entity becomes an interested stockholder, unless: (i) the board of directors of the target corporation has approved, before the acquisition time, either the business combination or the transaction that resulted in the person becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation’s voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer); or (iii) after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors and authorized by the vote of at least 66 2/3 % of the outstanding voting stock not owned by the interested stockholder at an annual or special meeting.	of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless: (i) the board of directors of the target corporation has approved, before the acquisition date, either the business combination or the transaction that resulted in the person becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation’s voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer); or (iii) after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors and authorized by the vote of at least 66 2/3 % of the outstanding voting stock not owned by the interested stockholder at an annual or special meeting.

Transactions Involving Officers or Directors	Section 143 of the DGCL provides that a corporation may lend	Medco’s bylaws provide that no contracts or transactions between	Same as for Express Scripts

Express Scripts	Medco	New Express Scripts

money to, or guarantee any obligation incurred by, its officers or directors if, in the judgment of the board of directors, the loan or guarantee may reasonably be expected to benefit the corporation. Section 144 of the DGCL provides that any other contract or transaction between the corporation and one or more of its directors or officers is neither void nor voidable solely because the interested director or officer was present, participates or votes at the board or board committee meeting that authorizes the contract or transaction, if either: (i) the director’s or officer’s interest is made known to the disinterested directors or the stockholders of the corporation, who thereafter approve the transaction in good faith; or (ii) the contract or transaction is fair to the corporation as of the time it is approved or ratified by either the board of directors, a committee thereof, or the stockholders.	Medco and one or more of its directors or officers, or between Medco and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, will be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board of directors or committee thereof which authorizes the contract or transaction, or solely because his or her or their votes are counted for such purposes, if: (i) the material facts as to the officer’s or director’s relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or committee, and the board of directors or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though less than a quorum; or (ii) the material facts as to the officer’s or director’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to Medco as of the time it is authorized,

Express Scripts	Medco	New Express Scripts

approved or ratified by the board of directors, a committee thereof, or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes the contract or transaction.

EXPERTS

The consolidated financial statements and financial statement schedule of Medco and management’s assessment of the effectiveness of internal control over financial reporting (which is included in “Management’s Annual Report on Internal Control over Financial Reporting”) incorporated in this joint proxy statement/prospectus by reference to Medco’s Annual Report on Form 10-K for the year ended December 25, 2010 have been so incorporated in reliance on the report, which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of the United BioSource Corporation business of the Registrant acquired as of December 25, 2010, of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements incorporated in this joint proxy statement/prospectus by reference to Express Scripts’ Current Report on Form 8-K dated October 25, 2011 and the financial statement schedules and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this joint proxy statement/prospectus by reference to the Annual Report on Form 10-K of Express Scripts for the year ended December 31, 2010 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Express Scripts and New Express Scripts, will pass upon the validity of the New Express Scripts common stock offered by this joint proxy statement/prospectus.

It is a condition to the completion of the mergers that Express Scripts receive an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Express Scripts, to the effect that the mergers will constitute exchanges to which Section 351 of the Internal Revenue Code applies, and that Medco receive an opinion from Sullivan & Cromwell, counsel to Medco, to the effect that the mergers will constitute exchanges to which Section 351 of the Internal Revenue Code applies. Please see the sections entitled “Merger Agreement — Conditions to the Mergers” and “The Mergers — Material U.S. Federal Income Tax Consequences.”

FUTURE STOCKHOLDER PROPOSALS

Advance Notice Requirements for Medco Stockholder Submission of Nominations and Proposals

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, some stockholder proposals may be eligible for inclusion in Medco’s 2012 proxy statement. These stockholder proposals must be submitted, along with proof of ownership of Medco common stock in accordance with Rule 14a-8(b)(2), to Medco Health Solutions, Inc., 100 Parsons Pond Drive, Mail Stop F3-16, Franklin Lakes, New Jersey 07417, Attention: Corporate Secretary. Failure to deliver a proposal by these means may result in it not being deemed timely received. Medco must receive all submissions no later than December 1, 2011.

Stockholders wishing to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders (other than pursuant to Rule 14a-8) must follow the procedures set forth in Medco’s Amended and Restated Bylaws. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an annual meeting of stockholders must be submitted in writing to the Corporate Secretary at Medco’s principal executive offices listed above. Medco must receive the notice of your intention to introduce a nomination or to propose an item of business at Medco’s 2012 annual meeting not earlier than the close of business (5:00 p.m. Eastern time) on January 25, 2012 and not later than the close of business on February 24, 2012. In the event that the date of the 2012 annual meeting is more than 30 days before or more than 60 days after the anniversary date of the 2011 annual meeting, the notice must be delivered to the Medco Corporate Secretary not earlier than the close of business on the 120th day prior to the 2012 annual meeting and not later than the close of business on the later of (i) the 90th day prior to the 2012 annual meeting or (ii) the tenth calendar day following the day on which public announcement of the date of such meeting is first made by Medco. For any other meeting, the nomination must be received by the tenth calendar day following the date on which public announcement of the date of such meeting is first made by Medco.

The stockholder’s submission must be made by a registered stockholder on his or her behalf or on behalf of the beneficial owner of the shares, and must include information specified in Medco’s Amended and Restated Bylaws concerning the proposal or nominee, as the case may be, and information as to the stockholder’s ownership of Medco common stock. Medco will not entertain any proposals or nominations at the 2012 Annual Meeting that do not meet these requirements. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended, which among other things require him to represent in writing to Medco that he intends to deliver a proxy statement and card to a specified percentage of Medco’s shares, Medco may exercise discretionary voting authority under proxies that Medco solicits to vote in accordance with Medco’s best judgment on any such stockholder proposal or nomination. Medco’s Amended and Restated Bylaws are available on the Medco website at www.medcohealth.com/investor or from Medco’s Investor Relations Department via mail at 100 Parsons Pond Drive, Mail Stop F3-3, Franklin Lakes, New Jersey or via telephone at (201) 269-4279.

Medco strongly encourages any stockholder interested in submitting a proposal to contact Medco’s Corporate Secretary in advance of the above deadlines to discuss the proposal, and stockholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws and Medco’s Amended and Restated Bylaws. The Corporate Secretary can be reached at Medco Health Solutions, Inc., 100 Parsons Pond Drive, Mail Stop F3-16, Franklin Lakes, New Jersey 07417, Attention: Corporate Secretary. Submitting a stockholder proposal does not guarantee that Medco will include it in Medco’s Proxy Statement. The chairman of the Annual Meeting may refuse to allow the transaction of any business, or to acknowledge the nomination of any person, not made in compliance with the foregoing procedures.

Advance Notice Requirements for Express Scripts Stockholder Submission of Nominations and Proposals

In accordance with Express Scripts’ bylaws, a stockholder who, at any annual meeting of Express Scripts stockholders, intends to nominate a person for election as director or present a proposal must so notify Express Scripts’ Corporate Secretary, in writing, describing such nominee(s) or proposal and providing information concerning such stockholder and the underlying beneficial owner, if any, including, among other things, such information as name, address, occupation, shares, rights to acquire shares and other derivative securities or short interest held, and any relevant understandings or arrangements between the stockholder and beneficial owner, if any, and the reasons for and interest of such stockholder and beneficial owner, if any, in the proposal. Generally, to be timely, such notice must be received by Express Scripts’ Corporate Secretary not less than 90 days nor more than 120 days in advance of the first anniversary of the preceding year’s annual meeting, provided that in the event that no annual meeting was held the previous year or the date of the annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, or in the event of a special meeting of stockholders called to elect directors, not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. For Express Scripts’ annual meeting to be held in 2012, any such notice must be received by Express Scripts at its principal executive offices between January 5, 2012 and February 4, 2012 to be considered timely for purposes of the 2012 annual meeting. Any person interested in offering such a nomination or proposal should request a copy of the relevant bylaw provisions from Express Scripts’ Corporate Secretary. These time periods also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority, and are separate from and in addition to the SEC’s requirements that a stockholder must meet in order to have a proposal included in Express Scripts’ proxy statement.

Express Scripts’ bylaws also set out specific eligibility requirements that nominees for director must satisfy, which require nominees to:

•	complete and return a written questionnaire with respect to the background and qualification of the nominees and the background of any other person or entity on whose behalf the nomination is being made; and

•	provide a written representation and agreement that the nominee:

•	will abide by the advance resignation requirements of Express Scripts’ bylaws in connection with director elections;

•	is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such prospective nominee, if elected as a director, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to us or (2) any Voting Commitment that could limit or interfere with the nominee’s ability to comply, if elected as a director, with the nominee’s fiduciary duties under applicable law;

•	is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than us with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein; and

•	would be in compliance if elected as a director and will comply with all of Express Scripts’ applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines.

Stockholder proposals intended to be presented at the 2012 annual meeting must be received by Express Scripts at its principal executive office no later than November 22, 2011, in order to be eligible for inclusion in our proxy statement and proxy relating to that meeting. Upon receipt of any proposal, Express Scripts will determine whether to include such proposal in accordance with regulations governing the solicitation of proxies.

WHERE YOU CAN FIND MORE INFORMATION

Express Scripts and Medco file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Express Scripts and Medco at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the operation of the Public Reference

Room. You can also inspect reports, proxy statements and other information about Express Scripts and Medco at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

The SEC maintains a website that contains reports, proxy statements and other information, including those filed by Express Scripts and Medco, at www.sec.gov. You may also access the SEC filings and obtain other information about Express Scripts and Medco through the websites maintained by Express Scripts and Medco, which are www.express-scripts.com and www.medcohealth.com, respectively. The information contained in those websites is not incorporated by reference in this joint proxy statement/prospectus.

The SEC allows Express Scripts and Medco to “incorporate by reference” information in this joint proxy statement/prospectus, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information superseded by information in this joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates by reference the documents set forth below that Express Scripts (Commission file number 000-20199) and Medco (Commission file number 001-31312) have previously filed with the SEC. These documents contain important information about the companies and their financial condition.

Express Scripts Filings with the SEC	Period and/or Filing Date

Annual Report on Form 10-K	Year ended December 31, 2010, as filed February 16, 2011*

Quarterly Reports on Form 10-Q	Filed April 25, 2011; Filed July 29, 2011 Filed October 25, 2011

Definitive Proxy Statement on Schedule 14A	Filed March 21, 2011

Current Reports on Form 8-K	Filed February 22, 2011; Filed March 8, 2011; Filed April 5, 2011; Filed May 10, 2011; Filed June 2, 2011; Filed July 5, 2011; Filed July 21, 2011; the first and third Form 8-Ks filed July 22, 2011; Filed August 9, 2011; Filed August 30, 2011; the first and second Form 8-Ks filed September 2, 2011; Filed September 20, 2011; the first and second Form 8-Ks filed October 6, 2011; the second Form 8-K filed October 25, 2011; Filed November 8, 2011; and the first Form 8-K filed November 15, 2011.

The description of Express Scripts common stock set forth in a registration statement filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating those descriptions.

* Other than the financial statements and Management’s Discussion and Analysis on Financial Condition and Results of Operations, which have been superseded by the financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Current Report on Form 8-K filed on October 25, 2011

Medco Filings with the SEC	Period and/or Filing Date

Annual Report on Form 10-K	Year ended December 25, 2010, as filed February 22, 2011

Quarterly Report on Form 10-Q	Filed April 28, 2011; Filed July 26, 2011; Filed October 26, 2011

Definitive Proxy Statement on Schedule 14A	Filed April 8, 2011

Current Reports on Form 8-K	Filed January 3, 2011; Filed February 7, 2011; Filed March 18, 2011; Filed May 11, 2011; Filed May 26, 2011; Filed May 27, 2011; the second Form 8-K filed July 21, 2011; Filed July 22, 2011; Filed July 26, 2011; Filed July 29, 2011; Filed August 1, 2011; Filed August 2, 2011; Filed August 8, 2011; Filed August 10, 2011; Filed August 15, 2011; Filed August 19, 2011; Filed August 29, 2011; Filed September 2, 2011; Filed September 6, 2011; Filed September 9, 2011; Filed September 20, 2011; Filed September 21, 2011; Filed September 22, 2011; Filed September 26, 2011; Filed November 7, 2011; and Filed November 8, 2011.

All documents filed by Express Scripts and Medco pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this joint proxy statement/prospectus to the date of the special meetings shall also be deemed to be incorporated herein by reference.

You may also obtain copies of any document incorporated in this joint proxy statement/prospectus, without charge, by requesting them in writing, by telephone or by e-mail from the appropriate company at the following addresses:

Express Scripts, Inc. One Express Way Saint Louis, Missouri, 63121 Attention: Investor Relations (314) 810-3115 www.express-scripts.com (“Investor Information” tab)	Medco Health Solutions, Inc. 100 Parsons Pond Drive, Mail Stop F3-3 Franklin Lakes, New Jersey 07417 Attention: Investor Relations (201) 269-4279 www.medcohealth.com (“Investors” tab)

None of Express Scripts, New Express Scripts or Medco has authorized anyone to give any information or make any representation about the mergers or the special meetings that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that are incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. The information contained in this joint proxy statement/prospectus speaks only as of the date of this document unless the information specifically indicates that another date applies.

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
by and among
EXPRESS SCRIPTS, INC.,
MEDCO HEALTH SOLUTIONS, INC.,
ARISTOTLE HOLDING, INC.,
ARISTOTLE MERGER SUB, INC.
and
PLATO MERGER SUB, INC.
Dated as of July 20, 2011

A-i

A-ii

A-iii

INDEX

Abatement Period	8.6
Affiliate	8.15(a)
Agreement	Preamble
Alternative Financing	1.1(e)
Antitrust Counsel Only Material	1.1(d)
Applicable SAP	8.15(a)
Appraisal Shares	2.6
Aristotle	Preamble
Aristotle Adverse Recommendation Change	5.3(c)
Aristotle Benefit Plan	4.12
Aristotle Board	4.4(b)
Aristotle Business Personnel	4.14(a)
Aristotle Capital Stock	4.3(a)
Aristotle Certificate	2.1(d)
Aristotle Certificate of Merger	1.4(a)
Aristotle Common Stock	2.1
Aristotle Disclosure Letter	IV
Aristotle Effective Time	1.4(b)
Aristotle Expenses	7.3(c)
Aristotle Insurance Company Subsidiary	8.15(a)
Aristotle Material Adverse Effect	IV
Aristotle Material Intellectual Property	8.15(a)
Aristotle Merger	1.1(a)
Aristotle Merger Consideration	2.1(b)
Aristotle Merger Sub	Preamble
Aristotle Performance Share Award	2.10(a)
Aristotle Preferred Stock	4.3(a)
Aristotle Recommendation	4.4(b)
Aristotle Restricted Stock Awards	2.10(a)
Aristotle SAR	2.10(a)
Aristotle SEC Documents	4.6(a)
Aristotle SEC Financial Statements	4.6(c)
Aristotle Stock Option	2.10(a)
Aristotle Stockholder Approval	4.4(c)
Aristotle Stockholders Meeting	5.3(c)
Aristotle Subsidiary Insurance Agreements	8.15(a)
Aristotle Subsidiary SAP Statements	4.6(h)
Aristotle Surviving Corporation	1.1(a)
Bonus Plans	5.12(d)
Business Day	8.15(a)
Cash Portion Exchange Ratio	2.9(a)
Closing	1.3
Closing Date	1.3
Commitment Letter	1.1(e), 4.20

A-iv

Confidentiality Agreement	8.15(a)
Consents	3.4(a)
Contract	3.4(b)
Covered Employee	5.12(a)
Definitive Agreements	1.1(a)
DGCL	1.4(a)
Effective Times	1.4(b)
Environmental Claim	8.15(a)
Environmental Laws	8.15(a)
ERISA	3.11
Exchange Act	3.4(a)
Exchange Agent	2.7(a)
Exchange Fund	2.7(a)
Exchange Ratio	2.2(e)(i)
Expedited Appeal	6.2(d)
Filings	3.4(a)
Final Offering	2.9(e)
Financing	1.1(e), 4.20
Financing Sources	8.15(a)
Foreign Corrupt Practices Act	3.9(b)
Form S-4	3.7
GAAP	8.15(a)
Governmental Entity	3.4(a)
Health Care Laws	3.10(a)
Healthcare Information Laws	3.10(d)
Healthcare Regulatory Approvals	3.4(a)
HSR Act	3.4(a)
Indemnitee	5.9(a)
Indemnitees	5.9(a)
Intellectual Property	8.15(a)
Joint Proxy Statement	8.15(a)
Knowledge	8.15(a)
known	8.15(a)
Laws	8.15(a)
Liens	3.2(b)
Marketing Period	8.15(a)
Material Adverse Effect	8.15(a)
Material Contracts	3.17(b)(3)
Materials of Environmental Concern	8.15(a)
Merger Subs	Preamble
Mergers	1.2(a)
NASDAQ	8.15(a)
Non-US Aristotle Benefit Plans	4.13(e)
Non-US Plato Benefit Plans	3.12(e)
NYSE	3.4(a)

A-v

Order	8.15(a)
Outside Date	7.1(b)(i)
Parent	Preamble
Parent Common Stock	2.2(b)
Parent DSU	2.9(d)
Parent PSU	2.9(c)
Parent RSU	2.9(b)
Parent SAR	2.10(a)
Parent Stock Option	2.9(a)
Per Share Cash Amount	2.2(e)(i)
Permits	3.10
Permitted Lien	8.15(a)
Person	8.15(a)
Plato	Preamble
Plato Adverse Recommendation Change	5.3(b)
Plato Benefit Plan	3.11
Plato Board	3.3(b)
Plato Book-Entry Shares	2.2(c)
Plato Business Personnel	3.13(a)
Plato By-laws	3.1
Plato Capital Stock	3.2(a)
Plato Certificate	2.2(c)
Plato Certificate of Merger	1.4(a)
Plato Charter	3.1
Plato Common Stock	2.2
Plato Disclosure Letter	III
Plato DSUs	2.9(d)
Plato Effective Time	1.4(b)
Plato ESPP	2.9(e)
Plato Expenses	7.3(b)
Plato Insurance Company Subsidiary	8.15(a)
Plato Material Adverse Effect	III
Plato Material Intellectual Property	8.15(a)
Plato Merger	1.2(a)
Plato Merger Consideration	2.2(c)
Plato Merger Sub	Preamble
Plato Preferred Stock	3.2(a)
Plato PSU	2.9(c)
Plato Recommendation	3.3(b)
Plato RSU	2.9(b)
Plato SEC Documents	3.5(a)
Plato SEC Financial Statements	3.5(c)
Plato Stock Option	2.9(a)
Plato Stock Plans	2.9(a)
Plato Stockholder Approval	3.3(c)

A-vi

Plato Stockholders Meeting	5.3(b)
Plato Subsidiary Insurance Agreements	8.15(a)
Plato Subsidiary SAP Statements	3.5(h)
Plato Surviving Corporation	1.2(a)
Policies	3.19
Proceeding	8.15(a)
Public Statement	5.5
Refinancing Sources	8.15(a)
Refinancing Transaction	8.15(a)
Regulatory Action	5.8(e)
Release	8.15(a)
Replacement Facility	5.11(b)
Representatives	5.7(d)
Required Governmental Consents	6.1(e)
Sarbanes-Oxley Act	3.5(d)
SEC	3.4(a)
Section 203	3.3(b)
Section 262	2.6
Securities Act	3.4(a)
Stock Award Exchange Ratio	2.9(a)
Subsidiary	8.15(a)
Superior Proposal	5.4(f)(ii)
Surviving Corporations	1.2(a)
Takeover Laws	3.3(b)
Takeover Proposal	5.4(f)(i)
Tax Return	8.15(a)
Taxes	8.15(a)
Termination Fee	8.15(a)
Transactions	1.2(a)
Willful Breach	8.15(a)

A-vii

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of July 20, 2011 (this “Agreement”), by and among EXPRESS SCRIPTS, INC., a Delaware corporation (“Aristotle”), MEDCO HEALTH SOLUTIONS, INC., a Delaware corporation (“Plato”), ARISTOTLE HOLDING, INC., a Delaware corporation and a wholly owned Subsidiary of Aristotle (“Parent”), ARISTOTLE MERGER SUB, INC., a Delaware corporation and a wholly owned Subsidiary of Parent (“Aristotle Merger Sub”) and PLATO MERGER SUB, INC., a Delaware corporation and wholly owned Subsidiary of Parent (“Plato Merger Sub” and, together with Aristotle Merger Sub, the “Merger Subs”).

W I T N E S S E T H:

WHEREAS, in anticipation of the Mergers, Aristotle has formed (i) Parent, (ii) Aristotle Merger Sub and (iii) Plato Merger Sub;

WHEREAS, (i) each of Aristotle, Parent and Aristotle Merger Sub desire, following the satisfaction or waiver of the conditions set forth in Article VI, to effect the Aristotle Merger upon the terms and conditions set forth in this Agreement whereby Aristotle Merger Sub shall be merged with and into Aristotle, with Aristotle as the surviving entity in the Aristotle Merger and Aristotle Surviving Corporation becoming a wholly owned subsidiary of Parent and (ii) immediately following consummation of the Aristotle Merger, each of Plato, Parent and Plato Merger Sub desire, following the satisfaction or waiver of the conditions set forth in Article VI, to effect the Plato Merger upon the terms and conditions set forth in this Agreement, whereby Plato Merger Sub shall be merged with and into Plato, with Plato as the surviving entity in the Plato Merger, and Plato Surviving Corporation becoming a wholly owned subsidiary of Parent;

WHEREAS, the Boards of Directors of each of Aristotle, Plato, Parent, Aristotle Merger Sub and Plato Merger Sub have each determined that it is advisable and in the best interests of their respective companies and stockholders to consummate the Mergers and the Transactions (as defined below) on the terms and conditions set forth herein;

WHEREAS, the Board of Directors of Plato has, subject to Sections 5.3(b) and 5.4, unanimously resolved to recommend the adoption of this Agreement by the Plato stockholders;

WHEREAS, the Board of Directors of Aristotle has, subject to Sections 5.3(c) and 5.4, unanimously resolved to recommend the adoption of this Agreement by the Aristotle stockholders;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Aristotle Merger and the Plato Merger taken together shall qualify as an exchange within the meaning of Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, Aristotle, Plato, Parent, Aristotle Merger Sub and Plato Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also to prescribe various conditions to the Mergers.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Aristotle, Plato, Parent and the Merger Subs agree as follows:

ARTICLE I

THE MERGERS

Section 1.1  The Aristotle Merger.

(a) At the Aristotle Effective Time, Aristotle Merger Sub shall be merged with and into Aristotle (the “Aristotle Merger”) in accordance with the DGCL, and upon the terms set forth in this Agreement, whereupon the separate existence of Aristotle Merger Sub shall cease and Aristotle shall continue as the surviving corporation (the “Aristotle Surviving Corporation”). As a result of the Aristotle Merger, the Aristotle Surviving Corporation shall become a wholly owned Subsidiary of Parent.

(b) From and after the Aristotle Effective Time, the Aristotle Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities and duties of Aristotle and Aristotle Merger Sub, all as provided under the DGCL.

Section 1.2  The Plato Merger.

(a) At the Plato Effective Time, Plato Merger Sub shall be merged with and into Plato (the “Plato Merger” and, together with the Aristotle Merger, the “Mergers”) in accordance with the DGCL, and upon the terms set forth in this Agreement, whereupon the separate existence of Plato Merger Sub shall cease and Plato shall continue as the surviving corporation (the “Plato Surviving Corporation” and, together with the Aristotle Surviving Corporation, the “Surviving Corporations”). As a result of the Plato Merger, the Plato Surviving Corporation shall become a wholly owned Subsidiary of Parent. The Mergers and other transactions contemplated by this Agreement are referred to herein as the “Transactions.” References herein to “Aristotle” or “Plato” with respect to the period from and after the Aristotle Effective Time or the Plato Effective Time, as the case may be, shall be deemed to be references to the Aristotle Surviving Corporation or the Plato Surviving Corporation, as the case may be.

(b) From and after the Plato Effective Time, the Plato Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities and duties of Plato and Plato Merger Sub, all as provided under the DGCL.

Section 1.3  Closing.  The closing of the Mergers (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York, 10036 at 9:00 a.m. local time, as soon as practicable (but, subject to the satisfaction or, to the extent permitted hereunder, waiver of the applicable conditions set forth in Article VI, in any event, within three (3) Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all applicable conditions set forth in Article VI (except for any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions or waiver by the party entitled to waive such conditions) or at such other time and place as Aristotle and Plato shall agree; provided, however, that notwithstanding the satisfaction or, to the extent permitted hereunder, waiver of all applicable conditions set forth in Article VI, neither Parent nor Aristotle shall be obligated to effect the Closing prior to the third (3rd) Business Day following the final day of the Marketing Period or such earlier date as Aristotle shall request on two (2) Business Days’ prior written notice to Plato (but, subject in such case, to the satisfaction or, to the extent permitted hereunder, waiver of all applicable conditions set forth in Article VI (except for any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions or waiver by the party entitled to waive such conditions)). The date and time on which the Closing occurs is referred to herein as the “Closing Date. ” Notwithstanding the foregoing, the failure of the Marketing Period to have commenced or to have been completed shall not constitute a condition to the parties’ obligations to effect the Closing if it would cause Closing to occur after the fourth Business Day prior to the Outside Date, as it may be extended pursuant to Section 7.1(b)(ii).

Section 1.4  Effective Times.

(a) On the Closing Date, each of the following filings shall be made substantially concurrently with the other: (i) Aristotle shall file a certificate of merger (the “Aristotle Certificate of Merger”), in accordance with Section 251 of the Delaware General Corporate Law (the “DGCL”), with the Delaware Secretary of State and make all other filings or recordings required by the DGCL in connection with the Aristotle Merger and (ii) Plato shall file a certificate of merger (the “Plato Certificate of Merger”) with the Delaware Secretary of State in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required by the DGCL in connection with the Plato Merger.

(b) (i) The Aristotle Merger shall become effective at such time as the Aristotle Certificate of Merger is duly filed with the Delaware Secretary of State or at such other time as Plato and Aristotle shall agree and specify in the Aristotle Certificate of Merger (such time as the Aristotle Merger becomes effective being the “Aristotle Effective Time”) and (ii) immediately following consummation of the Aristotle Merger, the Plato Merger shall become effective at such time as the Plato Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time as Parent and Plato shall agree and specify in the Plato Certificate of Merger (such time as the Plato Merger becomes effective being the “Plato Effective Time”, and such time as the Mergers become effective being the “Effective Times”).

Section 1.5  Certificate of Incorporation and By-laws.

(a) At the Aristotle Effective Time, the certificate of incorporation of the Aristotle Surviving Corporation shall be amended and restated pursuant to the Aristotle Merger in its entirety as forth on Exhibit A, until thereafter changed or amended as provided therein or by applicable law. The name of the Aristotle Surviving Corporation immediately after the Aristotle Effective Time shall be “Express Scripts, Inc.”.

(b) At the Plato Effective Time, the certificate of incorporation of Plato Surviving Corporation shall be amended and restated pursuant to the Plato Merger in its entirety as set forth on Exhibit B. The name of the Plato Surviving Corporation immediately after the Plato Effective Time shall be “Medco Health Solutions, Inc.”.

(c) At the Plato Effective Time, the by-laws of the Plato Surviving Corporation shall be amended and restated pursuant to the Plato Merger to be identical to the by-laws of the Plato Merger Sub, except that such by-laws shall be amended to contain provisions concerning exculpation, indemnification and advancement of expenses identical to those in Plato’s by-laws as of the date of this Agreement. At the Aristotle Effective Time, the by-laws of Aristotle Surviving Corporation shall be amended and restated pursuant to the Aristotle Merger to be identical to the bylaws of the Aristotle Merger Sub.

(d) Each of the certificate of incorporation and by-laws of Parent at the Aristotle Effective Time shall be in the form set forth in Exhibit C attached hereto, and the name of Parent immediately after such time shall be “Express Scripts Holding Company”.

Section 1.6  Directors and Officers of the Surviving Corporations.

(a) From and after the Plato Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Plato Merger Sub at the Plato Effective Time shall be the directors of the Plato Surviving Corporation and (ii) the officers of Plato at the Plato Effective Time shall be the officers of the Plato Surviving Corporation, except as set forth on Schedule 1.6(a) hereto, as may be updated by Aristotle by written notice to Plato prior to the Plato Effective Time.

(b) From and after the Aristotle Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Aristotle Merger Sub at the Aristotle Effective Time shall be the directors of the Aristotle Surviving Corporation and (ii) the officers of Aristotle at the Aristotle Effective Time shall be the officers of the Aristotle Surviving Corporation.

(c) Until successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of Aristotle immediately before the Aristotle Effective Time shall be the directors of Parent immediately after the Aristotle Effective Time, except that two independent directors of Plato, designated by Aristotle prior to the Aristotle Effective Time, shall be appointed directors of Parent immediately following the Effective Times and (b) the officers of Aristotle immediately before the Aristotle Effective Time shall be the officers of Parent immediately after the Aristotle Effective Time.

ARTICLE II

EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS;
EXCHANGE OF CERTIFICATES

Section 2.1  Effect on Capital Stock of Aristotle and Aristotle Merger Sub.  At the Aristotle Effective Time, by virtue of the Aristotle Merger and without any action on the part of Aristotle, Parent, Aristotle

Merger Sub or any holder of any shares of Aristotle common stock, $0.01 par value per share (“Aristotle Common Stock”):

(a) All shares of Aristotle Common Stock that are held by Aristotle as treasury stock or that are owned by Aristotle, Aristotle Merger Sub or any other wholly owned Subsidiary of Aristotle immediately prior to the Aristotle Effective Time shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) Subject to Sections 2.1(a), 2.4 and 2.10, each share of Aristotle Common Stock issued and outstanding immediately prior to the Aristotle Effective Time shall be converted into one fully paid and nonassessable share of Parent Common Stock (the “Aristotle Merger Consideration”).

(c) Each share of Aristotle Merger Sub common stock issued and outstanding immediately prior to the Aristotle Effective Time shall be converted into one share of common stock, par value $0.01 per share, of Aristotle Surviving Corporation.

(d) All of the shares of Aristotle Common Stock converted into Parent Common Stock pursuant to this Section 2.1 shall cease to be outstanding and shall cease to exist and, as of the Aristotle Effective Time, the holders of Aristotle Common Stock shall be deemed to have received shares of Parent Common Stock (without the requirement for the surrender of any certificate previously representing any such shares of Aristotle Common Stock or issuance of new certificates representing Parent Common Stock), with each certificate representing shares of Aristotle Common Stock (an “Aristotle Certificate”) prior to the Aristotle Effective Time being deemed to represent automatically an equivalent number of shares of Parent Common Stock.

Section 2.2  Effect on Capital Stock of Plato and Plato Merger Sub.  At the Plato Effective Time, by virtue of the Plato Merger and without any action on the part of Plato, Parent, Plato Merger Sub or any holder of any shares of Plato common stock, $0.01 par value per share (“Plato Common Stock”):

(a) All shares of Plato Common Stock that are held by Plato as treasury stock or that are owned by Plato, Plato Merger Sub or any wholly owned Subsidiary of Plato immediately prior to the Plato Effective Time shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) Subject to Sections 2.2(a), 2.4, 2.5 and 2.6, each share of Plato Common Stock issued and outstanding immediately prior to the Plato Effective Time (including any shares of Plato Common Stock held in a Plato Benefit Plan or related trust) shall be converted into and shall thereafter represent the following consideration: (i) the right to receive an amount in cash equal to the Per Share Cash Amount and (ii) that number of validly issued, fully paid and non-assessable shares of common stock, par value $0.01 per share of Parent (“Parent Common Stock”) in an amount equal to the Exchange Ratio.

(c) The shares of Parent Common Stock to be issued, and cash payable, upon the conversion of shares of Plato Common Stock pursuant to this Section 2.2 and cash in lieu of fractional shares of Parent Common Stock as contemplated by Section 2.5 are referred to collectively as “Plato Merger Consideration.” As of the Plato Effective Time, all such shares of Plato Common Stock shall cease to be outstanding and shall cease to exist, and each holder of a certificate representing any such shares of Plato Common Stock (a “Plato Certificate”) or shares of Plato Common Stock held in book entry form (“Plato Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive, in accordance with Section 2.2(b), the Plato Merger Consideration and any other amounts herein provided, upon surrender of such Plato Certificate, without interest.

(d) Each share of Plato Merger Sub common stock issued and outstanding immediately prior to the Plato Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Plato Surviving Corporation.

(e) For purposes of this Agreement:

(i) “Per Share Cash Amount” means $28.80.

(ii) “Exchange Ratio” means 0.81.

Section 2.3  Effect on Parent Capital Stock.  At the Aristotle Effective Time, each share of capital stock of Parent issued and outstanding immediately prior to the Aristotle Effective Time shall remain outstanding. Immediately following the Aristotle Effective Time, shares of capital stock of Parent owned by Aristotle Surviving Corporation shall be surrendered to Parent without payment therefor.

Section 2.4  Certain Adjustments.  Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the Effective Times, the outstanding shares of Parent Common Stock, Aristotle Common Stock or Plato Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment, or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date within said period, the Plato Merger Consideration and the Exchange Ratio and any other similarly dependent items, as the case may be, shall be equitably adjusted to provide the holders of Aristotle Common Stock and Plato Common Stock the same economic effect as contemplated by this Agreement prior to such event.

Section 2.5  Fractional Shares.  No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of Plato Common Stock pursuant to Section 2.2, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of Parent Common Stock. All fractional shares to which a single record holder of Plato Common Stock would be otherwise entitled to receive shall be aggregated and calculations shall be rounded to three decimal places. In lieu of any such fractional shares, each holder of Plato Common Stock who would otherwise be entitled to such fractional shares shall be entitled to an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (A) the amount of the fractional share interest in a share of Parent Common Stock to which such holder is entitled under Section 2.2(b) (or would be entitled but for this Section 2.5) and (B) an amount equal to the average of the closing sale prices of the Aristotle Common Stock on the NASDAQ for each of the fifteen (15) consecutive trading days ending with the fourth (4th) complete trading day prior to the Closing Date. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Plato Common Stock in lieu of any fractional share interests in Parent Common Stock, the Exchange Agent shall make available such amounts, without interest, to the holders of Plato Common Stock entitled to receive such cash.

Section 2.6  Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, shares (“Appraisal Shares”) of Plato Common Stock that are outstanding immediately prior to the Plato Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) shall not be converted into Plato Merger Consideration as provided in Section 2.2, but rather the holders of Appraisal Shares shall be entitled to payment by the Plato Surviving Corporation of the “fair value” of such Appraisal Shares in accordance with Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Plato Effective Time into, and to have become exchangeable solely for the right to receive, Plato Merger Consideration as provided in Section 2.2(b). Plato shall serve prompt notice to Aristotle of any demands received by Plato for appraisal of any shares of Plato Common Stock, and Aristotle shall have the right to participate in all negotiations and Proceedings with respect to such demands. Prior to the Plato Effective Time, Plato shall not, without the prior written consent of Aristotle, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Section 2.7  Exchange of Plato Certificates.

(a) Prior to the Plato Effective Time, Parent shall deposit with a nationally recognized financial institution designated by Parent and reasonably acceptable to Plato (the “Exchange Agent”), it being agreed by the parties that the American Stock Transfer & Trust Company is acceptable, for the benefit of the holders of shares of Plato Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, subject to Section 2.7(b)(ii), certificates representing the full number of shares of Parent Common Stock issuable pursuant to Section 2.2 in exchange for outstanding shares of Plato Common Stock. Prior to the Plato Effective Time, Aristotle shall provide or shall cause to be provided to the Exchange Agent all of the cash necessary to pay the cash portion of the Plato Merger Consideration, and Parent shall, after the Plato Effective Time on the appropriate payment date, if applicable, provide or cause to be provided to the Exchange Agent any dividends or other distributions payable on such shares of Parent Common Stock pursuant to Section 2.7(c) (such shares of Parent Common Stock and cash provided to the Exchange Agent, together with any dividends or other distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). For the purposes of such initial deposit, Aristotle shall assume that there will not be any fractional shares of Parent Common Stock. Parent shall make available to the Exchange Agent, for addition to the Exchange Fund, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares in accordance with Section 2.5. Parent shall cause the Exchange Agent to deliver the Parent Common Stock and cash contemplated to be issued pursuant to Section 2.2 or 2.5 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures.

(i) Plato Certificates.  Parent shall instruct the Exchange Agent to mail, as soon as reasonably practicable after the Plato Effective Time, to each holder of record of a Plato Certificate whose shares were converted into the Parent Common Stock portion of Plato Merger Consideration and the right to receive the cash portion of the Plato Merger Consideration pursuant to Sections 2.2(b) and 2.5, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Plato Certificates shall pass, only upon delivery of the Plato Certificates to the Exchange Agent and shall be in customary form and have such other provisions as are reasonably satisfactory to both of Plato and Aristotle) and (ii) instructions for use in effecting the surrender of the Plato Certificates in exchange for Plato Merger Consideration. Upon surrender of a Plato Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Plato Certificate shall be entitled to receive in exchange therefor, and Parent shall cause the Exchange Agent to pay and deliver in exchange thereof as promptly as practicable (A) the Per Share Cash Amount, (B) the number of whole shares of Parent Common Stock (which shall be in non-certificated book entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 2.2(b)(ii) (after taking into account all shares of Plato Common Stock then held by such holder), (C) any dividends or other distributions payable pursuant to Section 2.7(c)(i) and (D) cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.5, and the Plato Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Plato Common Stock that is not registered in the transfer records of Plato, payment may be made and shares may be issued to a Person other than the Person in whose name the Plato Certificate so surrendered is registered, if such Plato Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Plato Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Subject to Section 2.6, until surrendered as contemplated by this Section 2.7, each Plato Certificate shall be deemed at any time after the Plato Effective Time to represent only the Parent Common Stock portion of the Plato Merger Consideration and the right to receive upon such surrender the cash portion of the Plato Merger Consideration, in each case, into which the shares of Plato Common Stock theretofore represented by such Plato Certificate have been converted pursuant to Section 2.2(b), dividends or other distributions payable pursuant to Section 2.7(c)(i) and cash in lieu of any fractional shares payable pursuant to Section 2.5. No interest shall be paid or accrue on any cash payable upon surrender of any Plato Certificate.

(ii) Book-Entry Shares.  Notwithstanding anything to the contrary contained in this Agreement, any holder of Plato Book-Entry Shares shall not be required to deliver a Plato Certificate or an executed letter of transmittal to the Exchange Agent to receive the Plato Merger Consideration that such holder is entitled to receive pursuant to this Article II. In lieu thereof, each holder of record of one or more Plato Book-Entry Shares whose shares of Plato Common Stock were converted into the right to receive the Plato Merger Consideration and any dividends or other distributions payable pursuant to Section 2.7(c)(ii) shall automatically upon the Plato Effective Time (or, at any later time at which such Plato Book-Entry Shares shall be so converted) be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as promptly as practicable after the Plato Effective Time, in respect of each share of Plato Common Stock (A) the Per Share Cash Amount, (B) the number or shares of Parent Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested by such holder of record) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 2.7(b), (C) any dividends or distributions payable pursuant to Section 2.7(c)(ii) and (D) cash in lieu of any fractional shares payable pursuant to Section 2.5, and the Plato Book-Entry Shares of such holder shall forthwith be canceled.

(c) Distributions with Respect to Unexchanged Shares

(i) Plato Certificates.  No dividends or other distributions with respect to Parent Common Stock with a record date after the Plato Effective Time shall be paid to the holder of any certificate formerly representing Plato Common Stock, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.5, until the surrender of such Plato Certificate in accordance with this Article II. Subject to applicable Law, following surrender of any such Plato Certificate, there shall be paid to the holder of the shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.5 and the amount of dividends or other distributions with a record date after the Plato Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Plato Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to shares of Parent Common Stock.

(ii) Book-Entry Shares.  Holders of Plato Book-Entry Shares who are entitled to receive shares of Parent Common Stock under this Article II shall be paid (A) at the time of payment and delivery of such Parent Common Stock by the Exchange Agent under Section 2.7(b), the amount of dividends or other distributions with a record date after the Plato Effective Time theretofore paid with respect to such shares of Parent Common Stock, and the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.5 and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Plato Effective Time but prior to the time of such payment and delivery by the Exchange Agent under Section 2.7(b) and a payment date subsequent to the time of such payment and delivery by the Exchange Agent under Section 2.7(b) payable with respect to shares of Parent Common Stock.

(d) The Plato Merger Consideration issued (and paid) in accordance with the terms of this Article II upon the surrender of the Plato Certificates (or, automatically, in the case of the Plato Book-Entry Shares) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Plato Common Stock (other than the right to receive the payments and deliveries contemplated by this Article II). After the Plato Effective Time there shall be no further registration of transfers on the stock transfer books of Plato Surviving Corporation of shares of Plato Common Stock that were outstanding immediately prior to the Plato Effective Time. If, after the Plato Effective Time, any Plato Certificates formerly representing shares of Plato Common Stock are presented to the Plato Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(e) Any portion of the Exchange Fund that remains undistributed to the holders of Plato Common Stock for six (6) months after the Plato Effective Time shall be delivered to Parent, upon demand, and any holder of Plato Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent for payment of its claim for the Plato Merger Consideration and any dividends or distributions with respect to Parent Common Stock as contemplated by Section 2.7(c).

(f) None of Aristotle, Parent, the Merger Subs, Plato or the Exchange Agent shall be liable to any Person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund (including any amounts delivered to Aristotle in accordance with Section 2.2(e)) properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) In the event any Plato Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Plato Certificate to be lost, stolen or destroyed and, to the extent customarily required by Parent or Aristotle, the posting by such Person of a bond in reasonable amount as indemnity against any claim that may be made against it with respect to such Plato Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Plato Certificate the shares of Parent Common Stock and the cash, unpaid dividends or other distributions that would be payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Plato Certificate been surrendered as provided in this Article II.

(h) The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent; provided that no such investment or losses thereon shall affect the Plato Merger Consideration payable to holders of Plato Common Stock entitled to receive such consideration, including cash in lieu of fractional interests, and Parent shall promptly cause to be provided additional funds to the Exchange Agent for the benefit of holders of shares of Plato Common Stock entitled to receive such consideration in the amount of any such losses or if for any reason such funds are unavailable for payment to the holders of shares of Plato Common Stock.

(i) Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Plato Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax Law. Any amount properly deducted or withheld pursuant to this Section 2.7(i) shall be treated as having been paid to the holder of Plato Common Stock in respect of which such deduction or withholding was made. In the case of any amounts properly withheld from any payments not consisting entirely of cash, Parent shall be treated as though it withheld an appropriate amount of Parent Common Stock otherwise payable pursuant to this Agreement to any holder of Plato Common Stock, sold such Parent Common Stock for an amount of cash equal to its fair market value at the time of such deemed sale and paid such cash proceeds to the holder of Plato Common Stock in respect of which such deduction or withholding was made. Parent shall pay, or shall cause to be paid, all amounts so deducted or withheld to the appropriate taxing authority within the period required under applicable Law.

(j) Each Aristotle Certificate immediately prior to the Aristotle Effective Time shall, from and after the Aristotle Effective Time, represent shares of Parent Common Stock constituting the Aristotle Merger Consideration. At the Aristotle Effective Time, the Exchange Agent shall exchange by book entry transfer all uncertificated shares of Aristotle Common Stock (excluding any shares of Aristotle Common Stock to be canceled pursuant to Section 2.1(a)) for shares of Parent Common Stock constituting the Aristotle Merger Consideration; provided, however, that if an exchange of Aristotle Certificates for new certificates is required by Law or applicable rule or regulation, or is desired at any time by Parent, in its sole discretion, Parent shall arrange for such exchange on a one-for-one-share basis. For the avoidance of doubt, from and after the Aristotle Effective Time, the holders of such Aristotle Certificates which have been exchanged for certificates of Parent Common Stock, as well as those shares of Aristotle Common Stock exchanged by book entry pursuant to this Section 2.7(j), shall be entitled to receive dividends and distributions made with respect to shares of Parent Common Stock.

Section 2.8  Further Assurances.  At and after the Effective Times, the officers and directors of Parent, the Aristotle Surviving Corporation or the Plato Surviving Corporation, as applicable, shall be authorized to execute and deliver, in the name and on behalf of the Aristotle Surviving Corporation, Aristotle Merger Sub or Aristotle, or the Plato Surviving Corporation, Plato Merger Sub or Plato, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Aristotle Surviving Corporation, Aristotle Merger Sub or Aristotle, or the Plato Surviving Corporation, Plato Merger Sub or Plato, any other actions and things necessary to vest, perfect or confirm of record or otherwise in Parent, the Aristotle Surviving Corporation or the Plato Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by Parent, the Aristotle Surviving Corporation or the Plato Surviving Corporation, as applicable, as a result of, or in connection with, the Transactions, including the Mergers.

Section 2.9  Plato Stock Options and Other Stock-Based Awards.

(a) As of the Plato Effective Time, each option to acquire shares of Plato Common Stock (a “Plato Stock Option”) granted under the Plato 2002 Stock Incentive Plan, as amended, the Accredo 2002 Long-Term Incentive Plan, the Accredo 1999 Long-Term Incentive Plan and the Accredo Stock Option and Restricted Stock Purchase Plan (the “Plato Stock Plans”) that is outstanding and unexercised immediately prior to the Plato Effective Time, whether or not then vested or exercisable, shall be assumed by Parent and shall be converted into a stock option (a “Parent Stock Option”) to acquire Parent Common Stock in accordance with this Section 2.9. Each such Parent Stock Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Plato Stock Option immediately prior to the Plato Effective Time (but, taking into account any changes thereto provided for in the Plato Stock Plans, in any award agreement or in such Plato Stock Option by reason of this Agreement or the transactions contemplated hereby). As of the Plato Effective Time, each such Parent Stock Option as so assumed and converted shall be for that number of whole shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Plato Common Stock subject to such Plato Stock Option and (ii) the Stock Award Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per share of Plato Common Stock of such Plato Stock Option by (y) the Stock Award Exchange Ratio; provided, that the exercise price and the number of shares of Parent Common Stock subject to the Parent Stock Option shall be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of Plato Stock Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, consistent with the requirements of Section 424 of the Code. For purposes of this Agreement, “Stock Award Exchange Ratio” means the sum of the Exchange Ratio and the Cash Portion Exchange Ratio. The “Cash Portion Exchange Ratio” means the quotient obtained by dividing (1) the Per Share Cash Amount and (2) an amount equal to the average of the closing sale prices of the Aristotle Common Stock on the NASDAQ for each of the fifteen (15) consecutive trading days ending with the fourth (4th) complete trading day prior to the Closing Date.

(b) As of the Plato Effective Time, each restricted stock unit award granted under the Plato Stock Plans (“Plato RSU”) that is outstanding immediately prior to the Plato Effective Time that is not then vested shall be assumed by Parent and shall be converted into a restricted stock unit award (a “Parent RSU”) to acquire Parent Common Stock in accordance with this Section 2.9. Each such Parent RSU as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Plato RSU immediately prior to the Plato Effective Time (but, taking into account any changes thereto provided for in the Plato Stock Plans, in any award agreement or in such Plato RSU by reason of this Agreement or the transactions contemplated hereby). As of the Plato Effective Time, each such Parent RSU as so assumed and converted shall be for that number of shares of Parent Common Stock equal to the product of (i) the number of shares of Plato Common Stock underlying to such Plato RSU multiplied by (ii) the Stock Award Exchange Ratio.

(c) As of the Plato Effective Time, each performance stock unit award granted under the Plato Stock Plans (“Plato PSU”) that is outstanding immediately prior to the Plato Effective Time, whether or not then vested, shall be assumed by Parent and shall be converted into a performance share unit award (a “Parent PSU”) to acquire Parent Common Stock in accordance with this Section 2.9. Each such Parent PSU as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Plato PSU immediately prior to the Plato Effective Time (but, taking into account any changes thereto provided for in the Plato Stock Plans, in any award agreement or in such Plato PSU by reason of this Agreement or the transactions contemplated hereby); provided, that if, after the Plato Effective Time, the Agile program is discontinued or the performance metrics applicable to such Plato PSU otherwise cease to be measurable on the same terms as immediately prior to the Plato Effective Time, then such Plato PSU shall be valued based on target performance, and shall be paid out at the time, and subject to any applicable payment conditions, prescribed by the terms in effect for such Plato PSU immediately prior to the Plato Effective Time; provided, further, that such Plato PSUs shall be subject to any payment delays required by Section 409A of the Code. As of the Plato Effective Time, each such Parent PSU as so assumed and converted shall be for that number of shares of Parent Common Stock equal to the product of (i) the number of shares of Plato Common Stock underlying to such Plato PSU multiplied by (ii) the Stock Award Exchange Ratio.

(d) As of the Plato Effective Time, each vested Plato RSU that has not been settled and is subject to a deferral election (the “Plato DSUs”), shall be assumed by Parent and shall be converted into the right to acquire Parent Common Stock (a “Parent DSU”), in accordance with this Section 2.9. Each such Parent DSU as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Plato DSU immediately prior to the Plato Effective Time (but, taking into account any changes thereto provided for in the Plato Stock Plans, in any award agreement or in such Plato DSU by reason of this Agreement or the transactions contemplated hereby). As of the Plato Effective Time, each such Parent DSU as so assumed and converted shall be for that number of shares of Parent Common Stock equal to the product of (i) the number of shares of Plato Common Stock subject to such Plato DSU multiplied by (ii) the Stock Award Exchange Ratio.

(e) The right to acquire shares of Plato Common Stock under the Plato Employee Stock Purchase Plan (the “Plato ESPP”) is not a Plato Stock Option for purposes of this Agreement. Prior to the Closing Date, the Plato Board (or, if appropriate, any committee administering the Plato ESPP) shall adopt such resolutions or take such other actions as may be required to provide that, with respect to the Plato ESPP: (i) each individual participating in the offering period (as defined in the Plato ESPP) in progress as of, the Closing Date (the “Final Offering”) shall receive notice of the transactions contemplated by this Agreement no later than twenty (20) days prior to the Closing Date and shall have an opportunity to terminate his or her outstanding purchase rights under the ESPP; (ii) the Final Offering shall end on no later than the tenth (10th) Business Day prior to the Closing Date; (iii) each Plato ESPP participant’s accumulated contributions under the ESPP shall be used to purchase shares of Plato Common Stock in accordance with the terms of the Plato ESPP as of the end of the Final Offering; (iv) the applicable purchase price for Plato Common Stock as set forth in the Plato ESPP shall not be decreased below the levels set forth in the Plato ESPP as of the date of this Agreement and (v) the Plato ESPP shall terminate immediately following the end of the Final Offering and no further rights shall be granted or exercised under the Plato ESPP thereafter.

(f) Not later than the Closing Date, Aristotle shall, or shall cause Parent to, deliver to the holders of Plato Stock Options, Plato RSUs, Plato PSUs and any Plato DSUs any required notices setting forth such holders’ rights pursuant to the relevant Plato Stock Plans and award documents and stating that such Plato Stock Options, Plato RSUs, Plato PSUs and any Plato DSUs have been assumed by Parent and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.9 after giving effect to the Mergers and the terms of the relevant Plato Stock Plans).

(g) Prior to the Plato Effective Time, Plato shall take all necessary action for the adjustment of Plato Stock Options, Plato RSUs, Plato PSUs and any Plato DSUs under this Section 2.9. Aristotle shall, or shall cause Parent to, reserve for future issuance a number of shares of Parent Common Stock at least equal to the number of shares of Parent Common Stock that will be subject to Parent Stock Options, Parent RSUs, Parent PSUs and Parent DSUs as a result of the actions contemplated by this Section 2.9. Not later than the Closing Date, Aristotle shall, or shall cause Parent to, file an effective registration statement on Form S-8 (or other applicable form) with respect to the shares of Parent Common Stock subject to such Parent Stock Options, Parent RSUs, Parent PSUs and Parent DSUs shall distribute a prospectus relating to such Form S-8, and Aristotle shall, or shall cause Parent to, use reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Parent Stock Options, Parent RSUs, Parent PSUs and Parent DSUs remain outstanding.

Section 2.10  Aristotle Stock Options and Other Stock-Based Awards.

(a) As of the Aristotle Effective Time, (i) each stock option and stock appreciation right outstanding under any stock option or compensation plan or arrangement of Aristotle (each, an “Aristotle Stock Option” and “Aristotle SAR”, respectively) that is outstanding immediately prior to the Aristotle Effective Time, whether or not then vested or exercisable, shall cease to represent a right to acquire Aristotle Common Stock and shall be converted automatically into Parent Stock Options or Parent Stock Appreciation Rights (each, a

“Parent SAR”), as the case may be, on substantially the same terms and conditions including vesting schedule and per share exercise price) as applied to such Aristotle Stock Option or Aristotle SAR immediately prior to the Aristotle Effective Time, (ii) each share of Aristotle restricted stock and each restricted stock unit of Aristotle (“Aristotle Restricted Stock Awards”) that is outstanding under any stock option or compensation plan, agreement or arrangement of Aristotle immediately prior to the Aristotle Effective Time, whether or not then vested, shall cease to represent a share of Aristotle restricted stock or an Aristotle restricted stock unit and shall be converted automatically into a Parent Restricted Stock Award, on substantially the same terms and conditions (including vesting schedule) as applied to such Aristotle restricted stock or restricted stock unit immediately prior to the Aristotle Effective Time and (iii) each Aristotle performance share award (“Aristotle Performance Share Award”) shall cease to represent a share of Aristotle Common Stock and shall be converted automatically into a Parent Performance Share Award on substantially the same terms and conditions as applied to such Aristotle performance award immediately prior to the Aristotle Effective Time.

(b) Not later than the Closing Date, Parent shall deliver to the holders of Aristotle Stock Options, Aristotle SARs, Aristotle Restricted Stock Awards and Aristotle Performance Share Awards any required notices setting forth such holders’ rights pursuant to the relevant Aristotle Stock Plans and award documents and stating that such Aristotle Stock Options, Aristotle SARs, Aristotle Restricted Stock Awards and Aristotle Performance Share Awards have been assumed by Parent and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.10 after giving effect to the Mergers and the terms of the relevant Aristotle Stock Plans).

(c) Prior to the Aristotle Effective Time, Aristotle shall take all necessary action for the adjustment of Aristotle Stock Options, Aristotle SARs, Aristotle Restricted Stock Awards and Aristotle Performance Share Awards under this Section 2.10. Parent shall reserve for future issuance a number of shares of Parent Common Stock at least equal to the number of shares of Parent Common Stock that will be subject to Aristotle Stock Options, Aristotle SARs, Aristotle Restricted Stock Awards and Aristotle Performance Share Awards as a result of the actions contemplated by this Section 2.10. Not later than the Closing Date, Parent shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the shares of Parent Common Stock subject to such Parent Stock Options, Parent SAR, Parent Restricted Stock Awards and Parent Performance Share Awards and shall distribute a prospectus relating to such Form S-8, and Parent shall use reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Parent Stock Options, Parent SAR, Parent Restricted Stock Awards and Parent Performance Share Awards remain outstanding.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PLATO

Except as disclosed in (a) the disclosure letter delivered by Plato to Aristotle and Parent (the “Plato Disclosure Letter”) prior to the execution of this Agreement (with specific reference to the section of this Agreement to which the information stated in such disclosure relates; provided that (i) disclosure in any section of such Plato Disclosure Letter shall be deemed to be disclosed with respect to any other section of this Agreement only to the extent that it is reasonably apparent on the face of the Plato Disclosure Letter that such disclosure is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Plato Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Material Adverse Effect on Plato and its Subsidiaries (a “Plato Material Adverse Effect”)) or (b) the Plato SEC Documents filed with the SEC after January 1, 2011 and prior to July 15, 2011, the relevance of such disclosure being reasonably apparent on its face, but excluding (x) any disclosure contained in any such Plato SEC Documents under the heading “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements” or similar heading and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward looking; (y) Plato SEC Financial Statements (other than the notes thereto); and (z) all exhibits and schedules thereto and documents incorporated by reference therein; provided, however, that the disclosures in the Plato SEC Documents shall not be deemed to qualify any representation or warranties made in Sections 3.1, 3.2, 3.3, 3.4, 3.5(b), 3.5(c), 3.5(d), 3.6, 3.20 or 3.21, Plato represents and warrants to Aristotle, Parent, and the Merger Subs as follows:

Section 3.1  Corporate Organization.  Each of Plato and its Subsidiaries (as defined below) is a corporation or other entity duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or other entity power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of Plato and its Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified is not, individually or in the aggregate, reasonably likely to have a Plato Material Adverse Effect. The copies of the Certificate of Incorporation and By-laws of Plato (the “Plato Charter” and “Plato By-laws”), as most recently filed with the Plato SEC Documents, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

Section 3.2  Capitalization.

(a) The authorized capital stock of Plato consists of 2,000,000,000 shares of Plato Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (the “Plato Preferred Stock,” and together with Plato Common Stock, the “Plato Capital Stock”). As of July 19, 2011, there were (i) 671,151,664 shares of Plato Common Stock and no shares of Plato Preferred Stock issued and outstanding, (ii) 60,139,546 shares of Plato Common Stock reserved for issuance pursuant to the Plato Stock Plans, including (A) 30,343,734 shares of Plato Common Stock issuable upon the exercise of outstanding Plato Stock Options (whether or not presently exercisable), (B) 4,471,601 shares of Plato Common Stock issuable upon vesting of outstanding Plato RSUs, (C) 214,100 shares of Plato Common Stock issuable upon vesting of outstanding Plato PSUs, (D) 706,065 shares of Plato Common Stock issuable pursuant to Plato DSUs and (E) 4,490,926 shares of Plato Common Stock issuable upon exercise of options under the Plato ESPP, and (iii) 285,620,728 shares of Plato Common Stock are owned by Plato as treasury stock. Except as set forth above, no shares of capital stock or other equity securities of Plato are issued, reserved for issuance or outstanding, except for shares of capital stock of Plato issued after the date set forth in the previous sentence, pursuant to the exercise of options under the Plato ESPP outstanding as of the date set forth in the previous sentence. All of the issued and outstanding shares of Plato Common Stock have been, and any shares of Plato Common Stock issued upon the exercise of Plato Stock Options or upon the exercise of options under the Plato ESPP, Plato Common Stock issued pursuant to the exercise or vesting of any Plato DSUs, or the vesting of any Plato RSUs or Plato PSUs will be, duly authorized and validly issued and are or will be fully paid, nonassessable and free of preemptive rights. Except as set forth above or in Section 3.2(a) of the Plato Disclosure Letter, as of the Plato Effective Time, there will not be any outstanding securities, options, warrants, calls, rights, commitments, agreements, derivative contracts, forward sale contracts or undertakings of any kind to which Plato or any of its Subsidiaries is a party, or by which Plato or any of its Subsidiaries is bound, obligating Plato or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Plato or of any Subsidiary of Plato or obligating Plato or any Subsidiary of Plato to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, derivative contract, forward sale contract or undertaking, or obligating Plato to make any payment based on or resulting from the value or price of the Plato Common Stock or of any such security, option, warrant, call, right, commitment, agreement, derivative contract, forward sale contract or undertaking. Except for acquisitions, or deemed acquisitions, of Plato Common Stock or other equity securities of Plato in connection with (i) the payment of the exercise price of Plato Stock Options with Plato Common Stock (including in connection with “net” exercises), (ii) required tax withholding in connection with the exercise of Plato Stock Options, vesting of Plato RSUs and Plato PSUs and vesting, exercise or settlement of Plato DSUs and (iii) forfeitures of Plato Stock Options, Plato RSUs, Plato PSUs and Plato DSUs, there are no outstanding contractual obligations of Plato or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Plato Capital Stock or the capital stock of any of its Subsidiaries, other than pursuant to the Plato

Benefit Plans. There are no bonds, debentures, notes or other indebtedness of Plato or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Plato may vote.

(b) Plato owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of its Subsidiaries, free and clear of any liens, charges, encumbrances, adverse rights or claims and security interests whatsoever, excluding restrictions imposed by securities laws (“Liens”), except, in the case of any Subsidiary of Plato which is not material to the business of Plato and its Subsidiaries, taken as a whole, as would not reasonably be expected to have, individually or in the aggregate, a Plato Material Adverse Effect, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, except as would not have a material effect on the operation of Plato’s and its Subsidiaries’ businesses. Neither Plato nor any of its Subsidiaries is a party to any voting Contract with respect to the voting of any of its securities.

(c) Except as set forth on Section 3.2(c) of the Plato Disclosure Letter, neither Plato nor any of its Subsidiaries directly or indirectly owns as of the date of this Agreement 5% or more of the capital stock, membership interests, partnership interests, joint venture interests and other equity interests in, or any interest convertible or exchangeable or exercisable for 5% or more of the equity or similar interests in any Person (other than a Plato Subsidiary).

Section 3.3  Authority; Execution and Delivery; Enforceability; State Takeover Statutes.

(a) Plato has full corporate power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and, subject to the receipt of Plato Stockholder Approval, to consummate the Transactions applicable to Plato, including the Plato Merger. The execution and delivery by Plato of this Agreement, the performance and compliance by Plato with each of its obligations herein and the consummation by Plato of the Transactions applicable to Plato have been duly authorized by all necessary corporate action on the part of Plato, subject, in the case of the Plato Merger, to receipt of the Plato Stockholder Approval. Plato has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Aristotle, Parent and the Merger Subs of this Agreement, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought.

(b) The Board of Directors of Plato (the “Plato Board”), at a meeting duly called and held, unanimously adopted resolutions (i) approving this Agreement and the consummation of the Plato Merger upon the terms and subject to the conditions set forth in this Agreement, (ii) determining that the terms of the Agreement, the Plato Merger and the other Transactions are fair to, and in the best interests of, Plato and its stockholders, (iii) directing that this Agreement be submitted to the stockholders of Plato for adoption, (iv) recommending that Plato’s stockholders adopt this Agreement (the “Plato Recommendation”) and (v) declaring that this Agreement is advisable. Assuming that on the date of this Agreement neither Aristotle nor any of its “affiliates” or “associates” is an “interested stockholder” of Plato (each term, as defined in DGCL Section 203), such resolutions are sufficient to render inapplicable to this Agreement and the Plato Merger the restrictions of Section 203 of the DGCL (“Section 203”). No other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Laws (collectively, “Takeover Laws”) apply to this Agreement or the Plato Merger.

(c) Assuming that on the date of this Agreement neither Aristotle nor any of its “affiliates” or “associates” is an “interested stockholder” of Plato (each term, as defined in DGCL Section 203), the only vote of holders of any class or series of Plato Capital Stock necessary to adopt this Agreement and to approve the Plato Merger is the adoption of this Agreement by the holders of a majority of the shares of Plato Common Stock outstanding and entitled to vote thereon (the “Plato Stockholder Approval”). The affirmative vote of the holders of Plato Capital Stock is not necessary to consummate any Transaction other than the Plato Merger.

Section 3.4  Consents and Approvals; No Conflicts.

(a) Except for (i) the filing with the Securities and Exchange Commission (the “SEC”) of the preliminary Joint Proxy Statement, the Joint Proxy Statement and the Form S-4, (ii) the filing of the Plato Certificate of Merger with the Secretary of State pursuant to the DGCL, (iii) the Plato Stockholder Approval, (iv) actions required by applicable governmental bodies or agencies such as Food and Drug Administration, Drug Enforcement Administration, Department of Health and Human Services, CMS and state Medicaid agencies (Medicare/Medicaid), Office of Personnel Management, state boards of pharmacy and governmental controlled substances, federal and state insurance and other federal and state Governmental Entities with jurisdiction over the dispensing or distribution of pharmaceutical products or over the provision of health care items or services, Medicare Part D prescription drug plans, pharmacy benefit management services, durable medical equipment, insurance and risk sharing arrangements and products and services and third-party administrator approvals, in each case, to the extent applicable (the “Healthcare Regulatory Approvals”), (v) filings, permits, authorizations, consents, notice to and approvals as may be required under, and other applicable requirements of, (A) the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (B) the Securities Act of 1933, as amended (the “Securities Act”), (C) notice pursuant to the rules and regulations of the New York Stock Exchange (the “NYSE”), and (D) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any foreign antitrust or competition Laws, and (vi) such other consent, approval, waiver, license, permit, franchise, authorization or Order (“Consents”) of, or registration, declaration, notice, report, submission or other filing (“Filings”) with, any Governmental Entity (as defined below), the failure of which to obtain or make has not had and would not reasonably be expected to have, individually or in the aggregate, a Plato Material Adverse Effect or materially impair the ability of Plato to perform its obligations hereunder or prevent or materially delay the consummation of any of the Transactions, no Consents of, or Filings with, any federal, state or local court, administrative or regulatory agency or commission or other governmental authority or instrumentality, domestic or foreign (each a “Governmental Entity”) are necessary for the consummation by Plato of the Transactions.

(b) Neither the execution and delivery of this Agreement by Plato nor the consummation by Plato of the Transactions, nor compliance by Plato with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Plato Charter or Plato By-laws or any of the similar organizational documents of any of its Subsidiaries or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4(a) and the Plato Stockholder Approval are duly obtained in accordance with the DGCL, (x) violate any (1) Law or (2) Order, in either case, applicable to Plato or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Plato or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, debenture, mortgage, indenture, deed of trust, license, lease, agreement or other contract, agreement, commitment instrument or obligation (each, including all amendments thereto, a “Contract”) to which Plato or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of the foregoing clauses (x)(1) and (y), as would not reasonably be expected to have, individually or in the aggregate, a Plato Material Adverse Effect or materially impair the ability of Plato to perform its obligations hereunder or prevent or materially delay the consummation of any of the Transactions. The foregoing representation does not take into account, and no representation or warranty set forth in the foregoing Section 3.4(b) is made concerning, the effect of any Order applicable to, or Contract (other than this Agreement) of, Aristotle or any of its Subsidiaries.

Section 3.5  SEC Documents; Financial Statements; Undisclosed Liabilities.

(a) Plato has filed or furnished all reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed or furnished by Plato with the SEC under the Securities Act or the Exchange Act since January 1, 2009 (the “Plato SEC Documents”). None of the Plato Subsidiaries or any Plato Affiliate is required to make any filings with the SEC.

(b) As of its respective filing date, and, if amended, as of the date of the last amendment prior to the date of this Agreement, each Plato SEC Document (other than the Plato SEC Financial Statements) complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Plato SEC Document (other than the Plato SEC Financial Statements) and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) The consolidated financial statements of Plato included in the Plato SEC Documents (including, in each case, any notes or schedules thereto) and all related compilations, reviews and other reports issued by Plato’s accountants with respect thereto (the “Plato SEC Financial Statements”), comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. The Plato SEC Financial Statements fairly present, in all material respects, the financial condition and the results of operations, cash flows and changes in stockholders’ equity of Plato (on a consolidated basis) as of the respective dates of and for the periods referred to in the Plato SEC Financial Statements, and were prepared in accordance with GAAP (except as otherwise noted therein) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), subject, in the case of interim Plato SEC Financial Statements, to normal year-end adjustments (which are not material in significance or amount) and the absence of notes. The books and records of Plato and the Plato Subsidiaries are accurate and complete, have been maintained in accordance with sound business practices and accurately present and reflect in all material respects all of the transactions and actions therein described and the Plato SEC Financial Statements have been prepared, in all material respects, in accordance with such books and records. At the Closing, all such books and records will be in the possession of Plato or the applicable Plato Subsidiary. No financial statements of any Person other than Plato and the Plato Subsidiaries are required by GAAP to be included in the consolidated financial statements of Plato. Except as required by GAAP, Plato has not, between December 25, 2010 and the date of this Agreement, made or adopted any material change in its accounting methods, practices or policies in effect on December 25, 2010.

(d) Plato is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder or under the Exchange Act (the “Sarbanes-Oxley Act”) and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

(e) Plato has made available to Aristotle true and complete copies of all material written comment letters from the staff of the SEC received since January 1, 2008 relating to the Plato SEC Documents and all written responses of Plato thereto other than with respect to requests for confidential treatment or which are otherwise publicly available on the SEC’s EDGAR system. There are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Plato SEC Documents and none of the Plato SEC Documents (other than confidential treatment requests) is the subject of ongoing SEC review. There are no internal investigations, any SEC inquiries or investigations or other governmental inquiries or investigations, to the Knowledge of Plato, pending or threatened, in each case regarding any accounting practices of Plato.

(f) Plato has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. Plato’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by Plato in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Plato’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Plato’s management has completed an assessment of the effectiveness of Plato’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Plato SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Based on Plato’s management’s most recently completed evaluation of Plato’s internal control over financial reporting, (i) Plato had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect Plato’s ability to record, process, summarize and report financial information and (ii) Plato does not have Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Plato’s internal control over financial reporting.

(g) Plato and the Plato Subsidiaries do not have any liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued), except (i) that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Plato Material Adverse Effect, (ii) as disclosed, reflected or reserved against in the most recent audited balance sheet included in the Plato SEC Financial Statements or the notes thereto, (iii) for liabilities and obligations incurred in the ordinary course of business since the date of the most recent audited balance sheet included in the Plato SEC Financial Statements, and (iv) for liabilities and obligations arising out of or in connection with this Agreement, the Mergers or the Transactions.

(h) Statutory Financial Statements of Subsidiaries.  Plato has previously delivered or made available to Aristotle true, complete and correct copies of the statutory financial statements of each Plato Insurance Company Subsidiary, as filed with the applicable domestic regulators for the years ended December 31, 2009 and 2010 and for each subsequent quarterly period, together with all exhibits and schedules thereto (the “Plato Subsidiary SAP Statements”). The Plato Subsidiary SAP Statements fairly present, in all material respects, the respective statutory financial conditions of each of the Plato Insurance Company Subsidiaries at the respective dates thereof, and the statutory results of operations for the periods then ended in accordance with Applicable SAP applied on a consistent basis throughout the periods indicated and consistent with each other, except as otherwise specifically noted therein.

Section 3.6  Absence of Certain Changes or Events.  Since December  25, 2010, (a) Plato and its Subsidiaries have conducted their businesses in all material respects only in the ordinary course and in a manner consistent with past practice and (b) there has not been any event that, individually or in the aggregate, has had or would reasonably be expected to have a Plato Material Adverse Effect. Since December 25, 2010 through the date of this Agreement, neither Plato nor any of its Subsidiaries has taken any action that would have constituted a breach of, or required Aristotle’s consent pursuant to, Section 5.1 hereof had the covenants therein applied since December 25, 2010.

Section 3.7  Information Supplied.  None of the information supplied or to be supplied by Plato for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the Mergers (the “Form S-4”) will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement will, at the date it or any amendment or supplement is mailed to holders of the shares of Plato Common Stock and Aristotle Common Stock and at the time of the Plato Stockholders Meeting and at the time of the Aristotle Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by Plato to such portions thereof that relate expressly to Aristotle, Parent, the Merger Subs or any of their Subsidiaries or to statements made therein based on information supplied by or on behalf of Aristotle, Parent or Merger Subs for inclusion or incorporation by reference therein). The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

Section 3.8  Legal Proceedings.  There are no Proceedings pending, or to the Knowledge of Plato, threatened against Plato or any of its Subsidiaries or any of their respective assets, rights or properties or any of the officers or directors of Plato, except, in each case, for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Plato Material Adverse Effect. Neither Plato nor any of its Subsidiaries nor any of their respective properties, rights or assets is or are subject to any Order, except for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Plato Material Adverse Effect.

Section 3.9  Compliance with Laws.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Plato Material Adverse Effect, (i) Plato and its Subsidiaries are in compliance and since January 1, 2008 have been in compliance with all Laws and Orders applicable to Plato, any Plato Subsidiary or any assets owned or used by any of them, and (ii) neither Plato nor any Plato Subsidiary has received any written communication during the past two (2) years from a Governmental Entity that alleges that Plato or a Plato Subsidiary is not in compliance with any Law.

(b) Plato and its Subsidiaries (i) are in compliance and since January 1, 2008 have been in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977 (the “Foreign Corrupt Practices Act”) and any other United States and foreign Laws concerning corrupting payments; (ii) since January 1, 2008, have not been investigated by any Governmental Entity with respect to, or been given notice by a Governmental Entity of, any violation by Plato of the Foreign Corrupt Practices Act or any other United States or foreign Laws concerning corrupting payments; and (iii) since January 1, 2008, have an operational and effective Foreign Corrupt Practices Act/anti-corruption compliance program that includes, at a minimum, policies, procedures and training intended to enhance awareness of and compliance by Plato or such Plato Subsidiary with the Foreign Corrupt Practices Act and any other applicable United States or foreign Laws concerning corrupting payments.

(c) Plato and its Subsidiaries have in effect privacy compliance and data security programs that include assigned staff, policies, procedures and training to enhance awareness of and compliance by Plato and the Plato Subsidiaries with relevant United States and applicable foreign Laws concerning privacy and data security.

Section 3.10  Regulatory Compliance.  Plato and each of its Subsidiaries have all required governmental licenses, permits, certificates, approvals, billing and authorizations (“Permits”) necessary for the conduct of their business and the use of their properties and assets, as presently conducted and used and each of the Permits is valid, subsisting and in full force and effect, except where the failure to have or maintain such Permit would not reasonably be expected to have, individually or in the aggregate, a Plato Material Adverse Effect or materially impair the ability of Plato to perform its obligation hereunder or prevent or materially delay the consummation of any of the Transactions. The operation of the business of Plato and its Subsidiaries as currently conducted is not, and has not been since January 1, 2008, in violation of, nor is Plato or its Subsidiaries in default or violation under, any Permit, and, to the Knowledge of Plato, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation of any material terms, condition or provision of any Permit, except where such default or violation of such Permit would not reasonably be expected to have, individually or in the aggregate, a Plato Material Adverse Effect. There are no actions pending or, to the Knowledge of Plato, threatened, that seek the revocation, cancellation or adverse modification of any Permit, except where such revocation, cancellation or adverse modification would not reasonably be expected to have, individually or in the aggregate, a Plato Material Adverse Effect or materially impair the ability of Plato to perform its obligation hereunder or prevent or materially delay the consummation of any of the Transactions. Since January 1, 2008, neither Plato nor its Subsidiaries have received or been subject to any written notice, charge, claim or assertion, or, to the Knowledge of Plato, any other notice, charge, claim or assertion, in each case alleging any violations of Permits, nor to the Knowledge of Plato, has any such notice, charge, claim or assertion been threatened, except where the receipt of such notice, charge, claim or assertion would not reasonably be expected to have, individually or in the aggregate, a Plato Material Adverse Effect or materially impair the ability of Plato to perform its obligation hereunder or prevent or materially delay the consummation of any of the Transactions.

(a) Plato and each of its Subsidiaries are in compliance with, to the extent applicable, (i) all rules and regulations of the Medicare and Medicaid programs, including any guidance interpreting such rules and regulations, the Federal Employee Health Benefit Program, and any other federal health care program; (ii) all federal laws, rules, regulations and applicable guidance relating to health care fraud and abuse, including, without limitation: (A) the Anti-Kickback Law, 42 U.S.C. § 1320a-7b, 42 C.F.R. § 1001.952, (B) the federal false coding statute, 42 U.S.C. § 1320a-7a, (C) the federal physician self-referral prohibition, 42 U.S.C. § 1395nn, 42 C.F.R. § 411.351 et seq., and (D) the false claims act, 31 U.S.C. § 3729 et seq.; (iii) any and all state laws relating to health care fraud and abuse; (iv) state laws relating to Medicaid or any other state health care or health insurance programs; (v) federal or state laws related to billing or claims for reimbursement submitted to any third party payor; (vi) any other federal or state laws relating to fraudulent, abusive or unlawful practices connected with the provision of health care items or services provided to a beneficiary of any state, federal or other governmental health care or health insurance program or any private payor; and (vii) any and all federal and state laws relating to insurance, third party administrator, utilization review and risk sharing products, services and arrangements and the like (collectively, (i) — (vii), “Health Care Laws”), except where any failure to be in compliance with any of the Health Care Laws would not reasonably be expected to have, individually or in the aggregate, a Plato Material Adverse Effect or materially impair the ability of Plato to perform its obligation hereunder or prevent or materially delay the consummation of any of the Transactions. No third-party payment program has imposed a fine, penalty or other sanction on Plato or its Subsidiaries and none of Plato or its Subsidiaries has been excluded or suspended from participation in any such program, except as would not reasonably be expected to have, individually or in the aggregate, a Plato Material Adverse Effect.

(b) Since January 1, 2008, (i) neither Plato nor any of its Subsidiaries has received or been subject to any written notice, charge, claim or assertion alleging any violation of the Health Care Laws, and to the Knowledge of Plato, no action alleging any violation of any Health Care Law by Plato or its Subsidiaries is currently threatened against Plato or any of its Subsidiaries, except where such notice, charge, claim, assertion or action would not reasonably be expected to have, individually or in the aggregate, a Plato Material Adverse Effect or materially impair the ability of Plato to perform its obligation hereunder or prevent or materially delay the consummation of any of the Transactions and (ii) neither Plato nor any of its Subsidiaries has settled, or agreed to settle, any actions brought by any Governmental Entity for a violation of Health Care Laws, except where such settlement or action would not reasonably be expected to have, individually or in the aggregate, a Plato Material Adverse Effect or materially impair the ability of Plato to perform its obligation hereunder or prevent or materially delay the consummation of any of the Transactions.

(c) To the Knowledge of Plato, since January 1, 2008, neither Plato nor any of its Subsidiaries, nor any director or executive officer of Plato or any of its Subsidiaries, with respect to actions taken on behalf of Plato or its Subsidiaries, (i) has been assessed a civil money penalty under Section 1128A of the Social Security Act or any regulations promulgated thereunder, (ii) has been excluded from participation in any federal health care program or state health care program (as such terms are defined by the Social Security Act), (iii) has been convicted of any criminal offense relating to the delivery of any item or service under a federal health care program relating to the unlawful manufacture, distribution, prescription, or dispensing of a prescription drug or a controlled substance, (iv) has been disbarred or disqualified from participation in regulated activities for any violation or alleged violation of any Health Care Laws, (v) has been listed on the General Services Administration List of Parties Excluded from Federal Programs or (vi) is a party to or subject to any Proceeding concerning any of the matters described above in clauses (i) through (iii).

(d) Plato and each of its Subsidiaries are in compliance with all applicable Laws with respect to matters relating to patient or individual health care or personal information, including, the Health Insurance Portability and Accountability Act of 1996, Pub. L. No. 104 191, as amended, and any rules or regulations promulgated thereunder (collectively, the “Healthcare Information Laws”), except for failures to comply with any of the foregoing that would not reasonably be expected to have, individually or in the aggregate, a Plato Material Adverse Effect.

(e) Plato and each of its Subsidiaries (i) are in compliance with all Laws and any other applicable guidance relating to the operation of pharmacies, the repackaging of drug products, the wholesale distribution of prescription drugs or controlled substances, and the dispensing of prescription drugs or controlled substances, (ii) are in compliance with all Laws and any other applicable guidance relating to the labeling, packaging, advertising, or adulteration of prescription drugs or controlled substances and (iii) are not subject to any sanction or other adverse action by any Governmental Entity for the matters described above in clauses (i) and (ii), except for such failures to comply or such sanctions described in clauses (i) through (iii) that would not reasonably be expected to have, individually or in the aggregate, a Plato Material Adverse Effect or materially impair the ability of Plato to perform its obligation hereunder or prevent or materially delay the consummation of any of the Transactions.

(f) Each Plato Insurance Company Subsidiary has filed with the appropriate Governmental Entities, including state health and insurance regulatory authorities and any applicable federal regulatory authorities, all material reports, statements, documents, registrations, filings or submissions required to be filed by them. As of its respective filing date, and, if amended, as of the date of the last amendment prior to the date of this Agreement, each such registration, filing and submission complied in all material respects with applicable Law, and no material deficiencies have been asserted by any Governmental Entity with respect to such registrations, filings or submissions that have not been cured.

(g) All policy forms and certificates used by Plato and any of its Subsidiaries, the forms of all policies and certificates on which Plato Subsidiary Insurance Agreements were written and all amendments, endorsements and riders thereto, and all applications, brochures and marketing materials pertaining thereto have been approved by all applicable Governmental Entities or filed with and not objected to by such Governmental Entities within the period provided by applicable Law for objection, to the extent required by Law, and comply with all requirements of Law, except where the failure to obtain such approval or the failure to comply would not reasonably be expected to have, individually or in the aggregate, a Plato Material Adverse Effect. Plato and each of its Plato Insurance Company Subsidiaries have, separately and in the aggregate, performed their obligations with respect to the Plato Subsidiary Insurance Agreements, as applicable, in accordance with the terms of the Plato Subsidiary Insurance Agreements in all material respects.

(h) All premium rates, rating plans and policy terms established or used by Plato or any Plato Insurance Company Subsidiary that are required to be filed with and/or approved by Governmental Entities have been so filed and/or approved in all material respects and the premiums charged conform in all material respects to the premiums so filed and/or approved and comply in all material respects with the insurance Laws applicable thereto.

(i) Insurance Laws.  Except as would not reasonably be expected to have, individually or in the aggregate, a Plato Material Adverse Effect, (i) each Plato Insurance Company Subsidiary (including the business, marketing, operations, sales and issuances of Plato Subsidiary Insurance Agreements conducted by or through agents or otherwise) is, and since January 1, 2008 has been, in compliance with applicable Laws and (ii) no Plato Insurance Company Subsidiary has received any written communication during the past two (2) years from a Governmental Entity that alleges that a Plato Insurance Company Subsidiary is not in compliance with any Law. There is no pending or, to the Knowledge of Plato, threatened charge by any state insurance regulatory authority that any Plato Insurance Company Subsidiary has allegedly violated, nor is there any pending or, to the Knowledge of Plato, threatened investigation or enforcement proceeding by any state insurance regulatory authority with respect to possible violations by any Plato Insurance Company Subsidiary of, any applicable insurance Laws, except where such charge, investigation or enforcement proceeding would not reasonably be expected to have, individually or in the aggregate, a Plato Material Adverse Effect or materially impair the ability of Plato to perform its obligation hereunder or prevent or materially delay the consummation of any of the Transactions. Each Plato Insurance Company Subsidiary has been duly authorized by the relevant state insurance regulatory authorities to issue the policies and/or contracts of insurance that it is currently writing and in the states in which it conducts its business, except where the failure to be so duly authorized would not reasonably be expected to have a Plato Material Adverse Effect or materially impair the ability of Plato to perform its obligation hereunder or prevent or materially delay the consummation of any of the Transactions. None of the Plato Insurance Company Subsidiaries is subject to any Order or decree of any insurance regulatory authority which (i) would, individually or in the aggregate, reasonably be expected to have a Plato Material Adverse Effect or materially impair the ability of Plato to perform its obligation hereunder or prevent or materially delay the consummation of any of the Transactions, (ii) relates to material marketing, sales, trade or underwriting practices (other than routine correspondence) from and after January 1, 2008 or (iii) seeks the revocation or suspension of any material Permit issued pursuant to applicable insurance Law.

Section 3.11  Absence of Changes in Benefit Plans.  Except as set forth on Schedule 3.11 of the Plato Disclosure Letter, from December 25, 2010 to the date of this Agreement, there has not occurred other than in the ordinary course of business consistent with past practice or as specifically set forth in Plato’s most recent Proxy Statement on Schedule 14A filed with the SEC any (a) increase in the compensation (including bonus opportunities) of any of its directors or executive officers, (b) grant of any severance or termination pay to any of its executive officers, (c) grant of equity awards to any director or executive officer, (d) entry into or amendment of any employment, consulting, change in control, retention or severance agreement or arrangement with any executive officers or (e) establishment, adoption, entry into, freeze or amendment in any respect or termination of any Plato Benefit Plan or any action to accelerate entitlement to material compensation or benefits under any Plato Benefit Plan or otherwise for, in each case, the benefit of any director or executive officer. As used in this Agreement, “Plato Benefit Plan” means any employee benefit plan including any “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and each stock grant, stock purchase, stock option, severance, employment, change-in-control, fringe benefit, loan, bonus, incentive, sabbatical, medical, dental, vision, disability, cafeteria benefit, dependent care, welfare benefit, life insurance or accident insurance, retirement, supplemental retirement, deferred compensation or other compensation or benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA, maintained, entered into or contributed to by Plato or any of its ERISA Affiliates, or to which Plato or any of its ERISA Affiliates is a party, whether written or oral, for the benefit of any present or former employee, consultant or director of Plato or any of its Subsidiaries (including their dependents or beneficiaries) or with respect to which Plato or any of its ERISA Affiliates has any liability (contingent or otherwise) ), other than any schemes or arrangements mandated by a government outside of the United States.

Section 3.12  ERISA Compliance; Excess Parachute Payments.

(a) Schedule 3.12(a) of the Plato Disclosure Letter sets forth a true, correct and complete list of each material Plato Benefit Plan (as defined herein). Plato has made available to Aristotle true, complete and correct copies of (i) each material Plato Benefit Plan and all material amendments thereto (or, in the case of any material unwritten Plato Benefit Plan, a description thereof), (ii) with respect to each material Plato Benefit Plan, to the extent applicable, for the two (2) most recent plan years (A) the annual report on Form 5500 and attached schedules and, if applicable (B) actuarial valuation reports, (iii) the most recent summary plan description for each material Plato Benefit Plan (or other written explanation provided to employees in the case of a material Plato Benefit Plan for which such summary plan description is not required) and (iv) each trust agreement and group annuity contract relating to any material Plato Benefit Plan.

(b) No material liability under Title IV of ERISA has been incurred by Plato or any of its ERISA Affiliates which has not been satisfied in full and no event has occurred and, to the Knowledge of Plato, no condition exists that could reasonably be likely to result in Plato or any of its ERISA Affiliates incurring a material liability under Title IV of ERISA. No Plato Benefit Plan is a defined benefit pension plan or is subject to Section 302 or Title IV of ERISA or Section 412 of the Code. No Plato Benefit Plan is a multiemployer plan within the meaning of Section 3(37) of ERISA or a multiple employer welfare arrangement as defined in Section 3(40) or ERISA.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Plato Material Adverse Effect, each Plato Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and the plan as currently in effect has received a favorable determination or opinion letter to that effect from the Internal Revenue Service and Plato is not aware of any reason why any such determination letter should be revoked or not be reissued. Plato has made available to Aristotle copies of the most recent Internal Revenue Service determination or opinion letters with respect to each such material Plato Benefit Plan. Each Plato Benefit Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Plato Benefit Plan with such exceptions as would not be reasonably expected, individually or in the aggregate, to have a Plato Material Adverse Effect. There are no pending or, to the Knowledge of Plato, threatened Proceedings against any Plato Benefit Plan, any fiduciary thereof, Plato or any Subsidiary that could reasonably be, expected to have, individually or in the aggregate, a Plato Material Adverse Effect.

To the Knowledge of Plato, none of Plato, any of its Subsidiaries, any officer of Plato or of any Subsidiary or any of the Plato Benefit Plans which are subject to ERISA, including the Plato Benefit Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject Plato, any Subsidiary or any officer of Plato or of any Subsidiary to any tax or penalty on prohibited transactions imposed by such Section 4975 of the Code or to any material liability under Section 502(i) or 502(1) of ERISA.

(d) Except in connection with any Non-US Plato Benefit Plan (as defined below), there is no material current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of Plato or its Subsidiaries, except as required to avoid excise tax under Section 4980B of the Code.

(e) With respect to Plato Benefit Plans that are subject to or governed by the Laws of any jurisdiction other than the United States (the “Non-US Plato Benefit Plans”), except as would not reasonably be, expected to have, individually or in the aggregate, a Plato Material Adverse Effect, (i) all amounts required to be reserved under each book reserved Non-US Plato Benefit Plan have been so reserved in accordance with GAAP and (ii) each Non-US Plato Benefit Plan required to be registered with a Governmental Entity has been registered, has been maintained in good standing with the appropriate Governmental Entities, has been maintained and operated in all respects in accordance with its terms and is in compliance with all applicable Laws.

(f) Except as otherwise contemplated under this Agreement or except pursuant to the terms of the Plato Benefit Plans which are publicly filed with the SEC as of the date of this Agreement, neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby shall, whether alone or in combination with any other event, result in (i) the accelerated vesting or payment of, or any (x) increase in (for any executive officer or director), or (y) material increase in (for any non-executive officer employee), any compensation to any present or former executive officer, director or non-executive officer employee, respectively, of Plato or any of its Subsidiaries or (ii) the entitlement of any present or former executive officer or director of Plato or any of its Subsidiaries to severance or termination pay or benefits, or of any present or former non-executive officer employee of Plato or any of its Subsidiaries to material severance or termination pay or benefits. Schedule 3.12(f) of the Plato Disclosure Letter sets forth a list of each of the participants in the Plato 2006 Executive Change in Control Severance Plan and the Plato 2006 Executive Severance Plan.

(g) Plato has delivered to Aristotle a report, prepared by an outside accounting firm based on information provided to such accounting firm by Plato, that sets forth certain amounts payable to the then current executive officers of Plato in connection with the transactions contemplated by this Agreement. No Plato Benefit Plan provides for the gross-up of any Taxes payable by any individual.

Section 3.13  Employee and Labor Matters.

(a) Except as listed in Section 3.13(a) of the Plato Disclosure Letter, (A) neither Plato nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, agreement with any works council, or labor contract, (B) no labor union, labor organization, works council, or group of employees of Plato or any of its Subsidiaries has made a pending demand for recognition or certification, and (C) there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. Neither Plato nor any Subsidiary has engaged in any unfair labor practice with respect to any individuals employed by or otherwise performing services for Plato or any of its Subsidiaries (the “Plato Business Personnel”), and there is no unfair labor practice complaint or grievance or other administrative or judicial complaint, action or investigation pending or, to the Knowledge of Plato, threatened in writing against Plato or any of its Subsidiaries by the National Labor Relations Board or any other Governmental Entity with respect to the Plato Business Personnel. There is no labor strike, dispute, lockout, slowdown or stoppage pending or, to the Knowledge of Plato, threatened against or affecting Plato or any

Subsidiary which is reasonably likely to materially interfere with the respective business activities of Plato or any Subsidiary.

(b) Neither Plato nor any of its Subsidiaries are required to provide notice to any work council or similar representative body prior to the execution of this Agreement.

(c) Plato and its Subsidiaries are and have been in compliance with all collective bargaining agreements, agreements with any works council, or labor contracts to or by which Plato or any of its Subsidiaries is a party or bound and with all applicable Laws respecting employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations and unemployment insurance, except for noncompliance as would not reasonably be, expected to have, individually or in the aggregate, a Plato Material Adverse Effect.

(d) To the Knowledge of Plato, no employee of Plato or any of its Subsidiaries at the level of Senior Vice President or higher is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation to a former employer of any such employee relating (A) to the right of any such employee to be employed by Plato or its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information, except as would not reasonably be expected to have, individually or in the aggregate, a Plato Material Adverse Effect.

Section 3.14  Environmental Matters.

(a) Since January 1, 2008, Plato and each of its Subsidiaries has been in material compliance with all Environmental Laws, which compliance includes, but is not limited to, the possession of all material Permits and other material governmental authorizations required under all Environmental Laws, and compliance with the terms and conditions thereof. Since January 1, 2008, neither Plato or any of its Subsidiaries have received any communication (written or oral), that alleges Plato or its Subsidiaries is not in such material compliance. All material Permits and other material governmental authorizations currently held by Plato and its Subsidiaries pursuant to all Environmental Laws are identified in Section 3.14(a) of the Plato Disclosure Letter.

(b) There is no Environmental Claim pending or, to the Knowledge of Plato, threatened against Plato or its Subsidiaries, or to the Knowledge of Plato against any person or entity whose liability for any Environmental Claim Plato has retained or assumed either contractually or by operation of law.

(c) To the Knowledge of Plato, there are no conditions or incidents, including, without limitation, the Release of any Material of Environmental Concern, that could reasonably be expected to result in any material Environmental Claim against Plato or its Subsidiaries, or against any person or entity whose liability for any Environmental Claim Plato has retained or assumed either contractually or by operation of law, or otherwise result in any material costs or liabilities to Plato or its Subsidiaries under Environmental Law.

(d) Without in any way limiting the generality of the foregoing, to the Knowledge of Plato, and except as in material compliance with Environmental Laws, none of the real property owned by Plato or its Subsidiaries or to the Knowledge of Plato, any leased property, contains any underground storage tanks; asbestos; toxic molds, deed restrictions or other engineering controls due to environmental conditions, polychlorinated biphenyls (PCBs); underground injection wells; or waste management units, radioactive materials; or septic tanks or waste disposal pits or lagoons in which process wastewater or any Materials of Environmental Concern have been discharged or disposed;

(e) Neither Plato nor its Subsidiaries, is required by any Environmental Law or by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, (i) to perform a site assessment for Materials of Environmental Concern, (ii) to remove or remediate Materials of Environmental Concern, (iii) to give notice to or receive approval from any governmental authority including pursuant to the New Jersey Industrial Site Recovery Act (N.J.S.A. 13:1K-6

et seq.), or (iv) to record or deliver to any person or entity any disclosure document or statement pertaining to environmental matters.

(f) Plato and its Subsidiaries have provided to Aristotle all material environmental site assessments, reports, results of investigations and audits in the possession, custody, or control of Plato pertaining to (A) environmental condition of the real properties and operations of Plato and its Subsidiaries, and (B) compliance (or noncompliance) by Plato with any Environmental Laws.

(g) Notwithstanding any other representation or warranty in this Article III, the representations and warranties in this Section 3.14 together with the representations and warranties in Sections 3.4, 3.5 and 3.6, constitute the sole representations and warranties relating to any Environmental Law, Environmental Claim or Release of any Material of Environmental Concern.

Section 3.15  Properties.  Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Plato Material Adverse Effect: (A) Plato and each of its Subsidiaries has good, valid and marketable title to, or valid leasehold or sublease interests or other comparable contract rights in or relating to all real property of Plato and its Subsidiaries free and clear of all Liens, except for Permitted Liens and minor defects in title, recorded easements, restrictive covenants and similar encumbrances of record; (B) Plato and each of its Subsidiaries has complied with the terms of all leases of real property of Plato and its Subsidiaries and all such leases are in full force and effect, enforceable in accordance with their terms against Plato or any Subsidiary party thereto and, to the Knowledge of Plato, the counterparties thereto; and (C) neither Plato nor any of its Subsidiaries has received or provided any written notice of any event or occurrence that has resulted or would reasonably be expected to result (with or without the giving of notice, the lapse of time or both) in a default with respect to any such lease.

Section 3.16  Tax Returns and Tax Payments.  Except as disclosed in Section 3.16 of the Plato Disclosure Letter,

(a) Plato and its Subsidiaries have timely filed (or, as to Subsidiaries, Plato has filed on behalf of such Subsidiaries) all Tax Returns required to be filed by it, other than Tax Returns the failure of which to file would not reasonably be expected to have a Plato Material Adverse Effect, and all such Tax Returns are true, correct and complete in all material respects;

(b) Plato and its Subsidiaries have paid (or, as to Subsidiaries, Plato has paid on behalf of such Subsidiaries) all Taxes (as defined below) shown to be due on such Tax Returns or has provided (or, as to Subsidiaries, Plato has made provision on behalf of such Subsidiaries) reserves in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns;

(c) Neither Plato nor any of its Subsidiaries has granted any request that remains in effect for waivers of the time to assess any Taxes of any material amount;

(d) No claim for unpaid Taxes has been asserted against Plato or any of its Subsidiaries in writing by a Tax authority, which, if resolved in a manner unfavorable to Plato or any of its Subsidiaries, as the case may be, would reasonably be expected to have, individually or in the aggregate, a Plato Material Adverse Effect;

(e) There are no Liens for Taxes upon the assets of Plato or any Subsidiary, except for Permitted Liens;

(f) No audit of any material Tax Return of Plato or any of its Subsidiaries is being conducted by a Tax authority;

(g) Neither Plato nor any of its Subsidiaries has any material liability for Taxes of any Person (other than Plato and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign law);

(h) None of Plato or its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2);

(i) In the last five (5) years, none of Plato or its Subsidiaries has distributed stock of another person or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code; and

(j) Neither Plato nor any of its Subsidiaries has taken or agreed to take any action that would prevent the Plato Merger and the Aristotle Merger, taken together, from qualifying as an “exchange” within the meaning of Section 351 of the Code.

Section 3.17  Material Contracts.

(a) All Contracts required to be filed as exhibits to the Plato SEC Documents have been so filed in a timely manner. Section 3.17(a) of the Plato Disclosure Letter sets forth a true and complete list, as of the date hereof, of each of the following contracts (other than Plato Benefit Plans) to which Plato or any of its Subsidiaries is a party or by which Plato or any of its Subsidiaries or any of their assets or businesses are bound (and any amendments, supplements and modifications thereto):

(1) any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act other than any such Contract that is not required to be filed under clause (iii)(C) thereof);

(2) any Contract that materially limits the ability of Plato or Plato and its any Subsidiaries, taken as a whole, to compete or provide services in any line of business or with any Person or in any geographic area or market segment or to engage in any type of business (including any license, collaboration, agency or distribution agreements);

(3) any Contract required to be disclosed pursuant to Item 404 of Regulation S-K of the Exchange Act;

(4) any Contract or series of related Contracts relating to indebtedness for borrowed money (i) in excess of $100 million or (ii) that becomes due and payable as a result of the Transactions;

(5) any material license, sublicense, option or other Contract relating to Plato Material Intellectual Property;

(6) any Contract that provides for any standstill, most favored nation provision or equivalent preferential pricing terms, exclusivity or similar obligations to which Plato or any Plato Subsidiary is subject which is material to Plato and its Subsidiaries taken as a whole;

(7) any Contract with the Plato’s top 10 suppliers (including purchasing agreements, group purchasing agreements, and excluding any Contract described by clauses (8) and (9) below and excluding work orders, statements of work, purchase orders and similar contracts) ) (measured by dollar volume of purchases of Plato during the twelve (12) months ended June 30, 2011);

(8) the top 20 customer Contracts of Plato (measured by dollar volume of drug spend by the customer during the twelve (12) months ended June 30, 2011);

(9) the top 10 Contracts with network pharmacy providers and PSAOs (measured by dollar volume of amounts paid by Plato to provider or PSAO or PSAO affiliated provider during the time period beginning July 10, 2010 and ending July 8, 2011);

(10) any Contract with any of Plato’s top 10 pharmaceutical manufacturers concerning rebate and administrative fee arrangements and purchase discounts (measured by rebate/administrative fee and purchase discount revenue received by Plato during the twelve (12) months ended June 30, 2011);

(11) any Contract with any of Plato’s top 10 pharmaceutical manufacturers relating to specialty pharmaceutical products (measured by dollar volume of purchases of Plato, combined with any applicable service fees paid to Plato thereunder during the twelve (12) months ended June 30, 2011);

(12) any purchase, sale or supply contract that contains volume requirements or commitments, exclusive or preferred purchasing arrangements or promotional requirements;

(13) any Contract for any joint venture, partnership or similar arrangement, or any contract involving a sharing of revenues, profits, losses, costs, or liabilities by Plato or any Subsidiary with any other Person involving a potential combined commitment or payment by Plato and any Subsidiary in excess of $50 million annually.

(b) Plato has heretofore made available to Aristotle, or pursuant to customary “clean-room” arrangements, Aristotle’s applicable non-employee Representatives, true, correct and complete copies of the following Material Contracts other than for the redaction of commercially sensitive information in, including of the identity of counterparties:

(1) 5 of the top 10 Contracts with Plato’s customers (measured by dollar volume of drug spend by the customer during the twelve (12) months ended June  30, 2011);

(2) 5 of the top 10 Contracts with Plato’s network pharmacy providers and PSAOs (measured by dollar volume of amounts paid by Plato to provider or PSAO and PSAO affiliated providers during the twelve (12) months ended June 30, 2011);

(3) Contracts relating to 5 of the top 10 non-specialty pharmaceutical products with Plato’s pharmaceutical non-specialty manufacturers (measured by Total Average Wholesale Price received by Plato during the quarter ended March  26, 2011);

(4) Excerpts of the most favored nation provisions or non-compete provisions or similar obligations with Plato’s customers to which Plato or any Plato Subsidiary is subject which are material to Plato or Plato and its Subsidiaries, taken as a whole; and

(5) Contracts relating to 5 of the top 10 specialty pharmaceutical products with Plato’s pharmaceutical manufacturers concerning rebate and administrative fee arrangements and purchase discounts (measured by Total Average Wholesale Price received by Plato during the quarter ended March 26, 2011).

(c) All Contracts set forth or required to be set forth in Section 3.17(a) and 3.17(b) of the Plato Disclosure Letter or filed or required to be filed as exhibits to the Plato SEC Documents (the “Material Contracts”) are valid, binding and in full force and effect and are enforceable by Plato or the applicable Subsidiary in accordance with their terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought and except for such failures to be valid, binding and in full force and effect or enforceable that would not reasonably be expected to have, individually or in the aggregate, a Plato Material Adverse Effect. Plato, or the applicable Subsidiary, has performed all obligations required to be performed by it under the Material Contracts, and it is not (with or without notice or lapse of time, or both) in breach or default in any material respect thereunder and, to the Knowledge of Plato, no other party to any contract is (with or without notice or lapse of time, or both) in breach or default in any material respect thereunder. Since December  25, 2010, neither Plato nor any of its Subsidiaries has received written notice of any actual, alleged, possible or potential violation of, or failure to comply with, any material term or requirement of any Material Contract. Neither Plato nor any of its Subsidiaries has received any written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any Material Contract.

Section 3.18  Intellectual Property.

(a) Section 3.18(a) of the Plato Disclosure Letter sets forth a true and complete list of all Plato Material Intellectual Property currently registered or subject to a pending application for registration in the name of Plato or any of its Subsidiaries. To the Knowledge of Plato, Plato or one of its Subsidiaries is the owner of such Plato Material Intellectual Property.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Plato Material Adverse Effect (A) to the Knowledge of Plato, Plato and its Subsidiaries own, license or have the right to use all Intellectual Property used in the operation of their businesses as currently conducted, free and clear of all Liens other than Permitted Liens; (B) no Proceedings or Orders are pending or, to the Knowledge of Plato, have been threatened in writing (including cease and desist letters or requests for a license) since January 1, 2009 against Plato or its Subsidiaries (1) alleging infringement, misappropriation or other violation of any Intellectual Property owned by any other Person or (2) contesting the validity of any Plato Material Intellectual Property owned by Plato or any of its Subsidiaries; (C) to the Knowledge of Plato, the operation of Plato and its Subsidiaries’ businesses as currently conducted does not infringe, misappropriate, or otherwise violate the Intellectual Property of any other Person and, to the Knowledge of Plato, no Person is infringing, misappropriating, or otherwise violating any Plato Material Intellectual Property owned by Plato or any of its Subsidiaries; (D) all registrations and applications for registered Plato Material Intellectual Property owned by Plato or any of its Subsidiaries are subsisting and unexpired, have not been abandoned or canceled and to the Knowledge of Plato, are valid and enforceable; (E) Plato and its Subsidiaries take commercially reasonable actions to protect the confidentiality of the Plato Material Intellectual Property consisting of trade secrets and other proprietary confidential information; and (F) Plato and its Subsidiaries take commercially reasonable actions to maintain and protect the integrity, security and operation (“security”) of their software, networks, databases, systems and websites (“systems”) (and all information transmitted thereby or stored therein), and since January 1, 2009 there have been no violations of such security nor other unauthorized access to information transmitted by such systems as to which Plato or any of its Subsidiaries was required by applicable Law or their respective privacy policies to notify any other Person.

Section 3.19  Insurance.  All material insurance policies (“Policies”) with respect to the business and assets of Plato and its Subsidiaries are in full force and effect. Neither Plato nor any of its Subsidiaries is in material breach or default, and neither Plato nor any of its Subsidiaries have taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of any of the Policies. With respect to each of the legal proceedings set forth in the Plato SEC Documents, no such insurer has informed Plato or any of its Subsidiaries of any denial of coverage. Plato and its Subsidiaries have not received any written notice of cancellation of any of the Policies. All appropriate insurers under the Policies have been timely notified of all potentially insurable material losses known to Plato and pending litigation, and all appropriate actions have been taken to timely file all claims in respect of such insurable matters.

Section 3.20  Broker’s Fees.  Except for the financial advisors’ fees set forth in Section 3.20 of the Plato Disclosure Letter, neither Plato nor any of its Subsidiaries nor any of their respective officers or directors on behalf of Plato or such Subsidiaries has employed any financial advisor, broker or finder or incurred any liability for any financial advisory fee, broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated hereby.

Section 3.21  Opinions of Financial Advisors.  The Plato financial advisors have delivered to the Plato Board their opinions in writing or orally, in which case, such opinions will be subsequently confirmed in writing, to the effect that, as of the date thereof based upon and subject to the factors and assumptions set forth therein, the Plato Merger Consideration to be received by the holders of the shares of Plato Common Stock pursuant to the Agreement is fair to such holders from a financial point of view.

Section 3.22  Certain Additional Representations.  Plato has consulted Sullivan & Cromwell LLP, counsel to Plato, and believes that it will be able to give representations reasonably necessary for tax counsel to Aristotle and tax counsel to Plato to be able to render the opinions referred to in Sections 6.2(c) and 6.3(c).

Section 3.23  No Other Representations or Warranties.  Except for the representations and warranties expressly contained in this Article III, neither Plato nor any of its Affiliates nor any Person acting on any of their behalf makes any other express or any implied representations or warranties with respect to (i) Plato or any of its Subsidiaries, any of their businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or any other matter relating to Plato or its Subsidiaries or (ii) the accuracy or completeness of any documentation, forecasts or other information provided by Plato, any Affiliate of Plato or any Person acting on any of their behalf to Aristotle or Parent, any Affiliate of Aristotle or any Person acting on any of their behalf.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF
ARISTOTLE, PARENT, AND THE MERGER SUBS

Except as disclosed in (a) the disclosure letter delivered by the Aristotle, Parent and the Merger Subs to Plato (the “Aristotle Disclosure Letter”) prior to the execution of this Agreement (with specific reference to the section of this Agreement to which the information stated in such disclosure relates; provided that (i) disclosure in any section of such Aristotle Disclosure Letter shall be deemed to be disclosed with respect to any other section of this Agreement only to the extent that it is reasonably apparent on the face of the Aristotle Disclosure Letter that such disclosure is applicable to such other section notwithstanding the omission of a reference or cross-reference thereto and (ii) the mere inclusion of an item in such Aristotle Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have Material Adverse Effect on Aristotle and its Subsidiaries (an “Aristotle Material Adverse Effect”)) or (b) the Aristotle SEC Documents filed with the SEC after January 1, 2011 and prior to July 15, 2011, the relevance of such disclosure being reasonably apparent on its face, but excluding (x) any disclosure contained in any such Aristotle SEC Documents under the heading “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements” or similar heading and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward looking, (y) Aristotle SEC Financial Statements (other than the notes thereto) and (z) all exhibits and schedules thereto and documents incorporated by reference therein; provided, however, that the disclosures in the Aristotle SEC Documents shall not be deemed to qualify any representation or warranties made in Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.6, 4.7, 4.21 and 4.22, Aristotle, Parent, and the Merger Subs jointly and severally represent and warrant to Plato as follows:

Section 4.1  Corporate Organization.  Aristotle is a corporation, Parent is a corporation and each Merger Sub is a corporation, and each is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of Aristotle, Parent and each Merger Sub is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified is not, individually or in the aggregate, reasonably likely to have an Aristotle Material Adverse Effect. The copies of the Certificate of Incorporation and By-laws of Aristotle, as most recently filed with the Aristotle SEC Documents and of Parent, Aristotle Merger Sub and Plato Merger Sub, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

Section 4.2  Capitalization of Parent and Merger Subs.

(a) Since their respective dates of incorporation, none of Parent or either Merger Sub has carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and thereunder and matters ancillary thereto.

(b) The authorized capital stock of Parent consists of 100 shares of Parent Common Stock, of which 100 are issued and outstanding. All of the outstanding shares of Parent Common Stock have been validly issued, are fully paid and nonassessable and are owned directly by Aristotle free and clear of any Lien. The authorized capital stock of Aristotle Merger Sub consists of 100 shares of common stock, $0.01 par value per share, all of which have been validly issued, are fully paid and nonassessable and are owned directly by Parent free and clear of any Lien. The authorized capital stock of Plato Merger Sub consists of 100 shares of common stock, $0.01 par value per share, all of which have been validly issued, are fully paid and nonassessable and are owned directly by Parent free and clear of any Lien. All shares of Parent Common Stock issued pursuant to Article II shall be duly authorized and validly issued and free of preemptive rights.

Section 4.3  Aristotle Capitalization.

(a) The authorized capital stock of Aristotle consists of 1,000,000,000 shares of Aristotle Common Stock, and 5,000,000 shares of preferred stock, $0.01 par value per share (“Aristotle Preferred Stock,” and together with the Aristotle Common Stock, the “Aristotle Capital Stock”). As of June 30, 2011 there were (i) 690,577,000 shares of Aristotle Common Stock, and no shares of Aristotle Preferred Stock, issued, (ii) 488,205,000 shares of Aristotle Common Stock outstanding and (iii) 13,919,869 shares of Aristotle Common Stock issuable upon the exercise of outstanding stock options or stock appreciation rights, vesting of restricted stock units or vesting of performance shares to acquire shares of Aristotle Common Stock (whether or not presently vested or exercisable). Except as set forth above, and for shares of Aristotle Common Stock reserved for issuance under Aristotle equity plans, as of June 30, 2011, no shares of capital stock or other equity securities of Aristotle are issued, reserved for issuance or outstanding, except for shares of capital stock of Aristotle issued, after the date set forth in this sentence, pursuant to the exercise of options under the any Aristotle stock plan outstanding as of the date set forth in this sentence. All of the issued and outstanding shares of Aristotle Common Stock have been, and any shares of Aristotle Common Stock issued upon the exercise of options to acquire Aristotle Common Stock or Aristotle SARs or the vesting of Aristotle Restricted Stock Awards or Aristotle Performance Share Awards will be, duly authorized and validly issued and are or will be, fully paid, nonassessable and free of preemptive rights. Except as set forth above or in Section 4.3(a) of the Aristotle Disclosure Letter, as of June 30, 2011, there were not any outstanding securities, options, warrants, calls, rights, commitments, agreements, derivative contracts, forward sale contracts or undertakings of any kind to which Aristotle or any of its Subsidiaries is a party, or by which Aristotle or any of its Subsidiaries is bound, obligating Aristotle or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Aristotle or of any Subsidiary of Aristotle or obligating Aristotle or any Subsidiary of Aristotle to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, derivative contract, forward sale contract or undertaking, or obligating Aristotle to make any payment based on or resulting from the value or price of the Aristotle Common Stock or of any such security, option, warrant, call, right, commitment, agreement, derivative contract, forward sale contract or undertaking. Except for acquisitions, or deemed acquisitions of Aristotle Common Stock or other equity securities of Aristotle in connection with (i) the payment of the exercise price of Aristotle Stock Options with Aristotle Common Stock (including in connection with “net” exercises), (ii) required tax withholding in connection with the exercise of Aristotle Stock Options and vesting of Aristotle Restricted Stock Awards and (iii) forfeitures of Aristotle Stock Options or Aristotle Restricted Stock Awards, there are no outstanding contractual obligations of Aristotle or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any shares of Aristotle Capital Stock or the capital stock of any of its Subsidiaries, other than pursuant to the Aristotle Benefit Plans. There are no bonds, debentures, notes or other indebtedness of Aristotle or any of its Subsidiaries having the right to vote (or convertible into, or exchange for, securities having the right to vote) on any matters on which stockholders of Aristotle may vote.

(b) Aristotle owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of its Subsidiaries, free and clear of any Liens, except, in the case of any Subsidiary of Aristotle which is not material to the business of Aristotle and its Subsidiaries, taken as a whole, as would not reasonably be expected to have, individually or in the aggregate, an Aristotle Material Adverse Effect, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, except as would not have a material effect on the operation of Aristotle’s and its Subsidiaries’ businesses. Neither Aristotle nor any of its Subsidiaries is a party to any voting Contract with respect to the voting of any of its securities.

(c) Except as set forth on Section 4.3(c) of the Aristotle Disclosure Letter, neither Aristotle nor any of its Subsidiaries directly or indirectly owns as of the date of this Agreement 5% or more of the capital stock, membership interests, partnership interests, joint venture interests and other equity interests in, or any interest convertible or exchangeable or exercisable for 5% or more of the equity or similar interests in any Person (other than an Aristotle Subsidiary).

Section 4.4  Authority; Execution and Delivery; Enforceability; State Takeover Statutes.

(a) Each of Aristotle, Parent and the Merger Subs has full corporate power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and, subject to the receipt of Aristotle Stockholder Approval, to consummate the Transactions, including the Mergers. The execution and delivery by each of Aristotle, Parent and the Merger Subs of this Agreement, the performance and compliance by Aristotle, Parent and Merger Subs with each of its obligations herein and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of Aristotle, Parent and the Merger Subs, subject (i) in the case of the Aristotle Merger, to receipt of the Aristotle Stockholder Approval and (ii) in the case of the Mergers, to the approvals of Parent, as sole stockholder of each of the Merger Sub, which will each be obtained by written consent immediately after the execution hereof. Each of Aristotle, Parent and the Merger Subs has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Plato of this Agreement, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought. None of Aristotle, Parent or the Merger Subs nor any of their “affiliates” or “associates” is, as of the date of this Agreement, nor at any time during the last three (3) years has been, an “interested stockholder” of Plato as defined in DGCL Section 203.

(b) Each of the Board of Directors of Aristotle (the “Aristotle Board”) and the Board of Directors of Parent, at a meeting duly called and held, unanimously adopted resolutions (i) approving this Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth in this Agreement, (ii) determining that the terms of the Aristotle Merger and the other Transactions are fair to, and in the best interests of, Aristotle and its stockholders, (iii) directing that this Agreement be submitted to the stockholders of Aristotle for adoption, (iv) recommending that its stockholders adopt this Agreement (the “Aristotle Recommendation”) and (v) declaring that this Agreement is advisable. Such resolutions are sufficient to render inapplicable to this Agreement and the Aristotle Merger the provisions of Section 203. No other Takeover Laws apply to this Agreement or the Aristotle Merger.

(c) Assuming that on the date of this Agreement neither Plato nor any of its “affiliates” or “associates” is an “interested stockholder” of Aristotle (each term, as defined in DGCL Section 203), the only vote of holders of any class or series of Aristotle Capital Stock necessary to adopt this Agreement is the adoption of this Agreement by the holders of a majority of the shares of Aristotle Common Stock outstanding and entitled to vote thereon at the Aristotle Stockholders Meeting (in either case, the “Aristotle Stockholder Approval”). The Aristotle Stockholder Approval is the only vote of the holders of Aristotle Capital Stock necessary to consummate the Transactions.

Section 4.5  Consents and Approvals; No Conflicts.

(a) Except for (i) the filing with the SEC of the preliminary Joint Proxy Statement, the Joint Proxy Statement and the Form S-4, (ii) the filing of the Aristotle Certificate of Merger with the Secretary of State pursuant to the DGCL, (iii) the Aristotle Stockholder Approval, (iv) actions required by applicable Healthcare Regulatory Approvals, (v) filings, permits, authorizations, consents, notice to and approvals as may be required under, and other applicable requirements of, (A) the Exchange Act, (B) the Securities Act, (C) the rules and regulations of NASDAQ, and (D) the HSR Act, and any foreign antitrust or competition Laws, and (vi) such other Consents or other Filings with, any Governmental Entity the failure of which to obtain or make has not had and would not reasonably be expected to have, individually or in the aggregate, an Aristotle Material Adverse Effect or materially impair the ability of Aristotle to perform its obligations hereunder or prevent or materially delay the consummation of any of the Transactions, no Consents of, or Filings with, any Governmental Entity are necessary for the consummation by Aristotle of the Transactions.

(b) Neither the execution and delivery of this Agreement by Aristotle nor the consummation by Aristotle of the Transactions nor compliance by Aristotle with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Aristotle or any of the similar organizational documents of any of its Subsidiaries or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.4(a) and the Aristotle Stockholder Approval are duly obtained in accordance with the DGCL, (x) violate any (1) Law or (2) Order, in either case, applicable to Aristotle or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Aristotle or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract to which Aristotle or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of the foregoing clauses (x)(1) and (y), as would not reasonably be expected to have, individually or in the aggregate, an Aristotle Material Adverse Effect or materially impair the ability of Aristotle to perform its obligations hereunder or prevent or materially delay the consummation of any of the Transactions. The foregoing representation does not take into account, and no representation or warranty set forth in the foregoing Section 4.5(b) is made concerning, the effect of any Order applicable to, or Contract (other than this Agreement) of, Plato or any of its Subsidiaries.

Section 4.6  SEC Documents; Financial Statements; Undisclosed Liabilities.

(a) Aristotle has filed or furnished all reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed or furnished by Aristotle with the SEC under the Securities Act or the Exchange Act since January 1, 2009 (the “Aristotle SEC Documents”). None of the Aristotle Subsidiaries or any Aristotle Affiliate is required to make any filings with the SEC.

(b) As of its respective filing date, and, if amended, as of the date of the last amendment prior to the date of this Agreement, each Aristotle SEC Document (other than the Aristotle SEC Financial Statements) complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Aristotle SEC Document (other than the Aristotle SEC Financial Statements) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) The consolidated financial statements of Aristotle included in the Aristotle SEC Documents (including, in each case, any notes or schedules thereto) and all related compilations, reviews and other reports issued by Aristotle’s accountants with respect thereto (the “Aristotle SEC Financial Statements”), comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. The Aristotle SEC Financial Statements fairly present, in all material respects, the financial condition and the results of operations, cash flows and changes in stockholders’ equity of Aristotle (on a consolidated basis) as of the respective dates of and for the periods referred to in the Aristotle SEC Financial Statements, and were prepared in accordance with GAAP (except as otherwise noted therein) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), subject, in the case of interim Aristotle SEC Financial Statements, to normal year-end adjustments (which are not material in significance or amount) and the absence of notes. The books and records of Aristotle and the Aristotle Subsidiaries are accurate and complete, have been maintained in accordance with sound business practices and accurately present and reflect in all material respects all of the transactions and actions therein described and the Aristotle SEC Financial Statements have been prepared, in all material respects, in accordance with such books and records. At the Closing, all such books and records will be in the possession of Aristotle or the applicable Aristotle Subsidiary. No financial statements of any Person other than Aristotle and the Aristotle Subsidiaries are required by GAAP to be included in the consolidated financial statements of Aristotle. Except as required by GAAP, Aristotle has not, between December 31, 2010 and the date of this Agreement, made or adopted any material change in its accounting methods, practices or policies in effect on December  31, 2010.

(d) Aristotle is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of NASDAQ.

(e) Aristotle has made available to Plato true and complete copies of all material written comment letters from the staff of the SEC received since January 1, 2008 relating to the Aristotle SEC Documents and all written responses of Aristotle thereto other than with respect to requests for confidential treatment or which are otherwise publicly available on the SEC’s EDGAR system. There are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Aristotle SEC Documents and none of the Aristotle SEC Documents (other than confidential treatment requests) is the subject of ongoing SEC review. There are no internal investigations, any SEC inquiries or investigations or other governmental inquiries or investigations, to the Knowledge of Aristotle, pending or threatened, in each case regarding any accounting practices of Aristotle.

(f) Aristotle has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. Aristotle’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by Aristotle in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Aristotle’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Aristotle’s management has completed an assessment of the effectiveness of Aristotle’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Aristotle SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Based on Aristotle’s management’s most recently completed evaluation of Aristotle’s internal control over financial reporting, (i) Aristotle had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect Aristotle’s ability to record, process, summarize and report financial information and (ii) Aristotle does not have Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Aristotle’s internal control over financial reporting.

(g) Aristotle and the Aristotle Subsidiaries do not have any liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued), except (i) that, individually or in the aggregate, have not had, and would not reasonably be expected to have, an Aristotle Material Adverse Effect, (ii) as disclosed, reflected or reserved against in the most recent audited balance sheet included in the Aristotle SEC Financial Statements or the notes thereto, (iii) for liabilities and obligations incurred in the ordinary course of business since the date of the most recent audited balance sheet included in the Aristotle SEC Financial Statements and (iv) for liabilities and obligations arising out of or in connection with this Agreement, the Mergers or the Transactions. As of the date of this Agreement, Parent has no liabilities other than the obligations set forth in this Agreement and its obligations under the Commitment Letter.

(h) Statutory Financial Statements of Subsidiaries.  Aristotle has previously delivered or made available to Plato true, complete and correct copies of the statutory financial statements of each Aristotle Insurance Company Subsidiary, as filed with the applicable domestic regulators for the years ended December 31, 2009 and 2010 and for each subsequent quarterly period, together with all exhibits and schedules thereto (the “Aristotle Subsidiary SAP Statements”). The Aristotle Subsidiary SAP Statements fairly present, in all material respects, the respective statutory financial conditions of each of the Aristotle Insurance Company Subsidiaries at the respective dates thereof, and the statutory results of operations for the periods then ended in accordance with Applicable SAP applied on a consistent basis throughout the periods indicated and consistent with each other, except as otherwise specifically noted therein.

Section 4.7  Absence of Certain Changes or Events.  Since December  31, 2010, (a) Aristotle and its Subsidiaries have conducted their businesses in all material respects only in the ordinary course and in a manner consistent with past practice and (b) there has not been any event that, individually or in the aggregate, has had or would reasonably be expected to have an Aristotle Material Adverse Effect. Since December 31, 2010 through the date of this Agreement, neither Aristotle nor any of its Subsidiaries has taken any action that would have constituted a breach of, or required Plato’s consent pursuant to, Section 5.2 had the covenants therein applied since December 31, 2010.

Section 4.8  Information Supplied.  None of the information supplied or to be supplied by Aristotle, Parent or the Merger Subs for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement will, at the date it or any amendment or supplement is mailed to holders of the shares of Aristotle Common Stock and Plato Common Stock and at the time of the Aristotle Stockholders Meeting and at the time of the Plato Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by Aristotle, Parent or the Merger Subs to such portions thereof that relate expressly to Plato and its Subsidiaries or to statements made therein based on information supplied by or on behalf of Plato for inclusion or incorporation by reference therein). The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

Section 4.9  Legal Proceedings.  There are no Proceedings pending, or to the Knowledge of Aristotle, threatened against Aristotle or any of its Subsidiaries or any of their respective assets, rights or properties or any of the officers or directors of Aristotle, except, in each case, for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, an Aristotle Material Adverse Effect. Neither Aristotle nor any of its Subsidiaries nor any of their respective properties, rights or assets is or are subject to any Order, except for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, an Aristotle Material Adverse Effect.

Section 4.10  Compliance with Laws.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, an Aristotle Material Adverse Effect, (i) Aristotle and its Subsidiaries are in compliance and since January 1, 2008, have been in compliance with all Laws and Orders applicable to Aristotle, any Aristotle Subsidiary or any assets owned or used by any of them, and (ii) neither Aristotle nor any Aristotle Subsidiary has received any written communication during the past two (2) years from a Governmental Entity that alleges that Aristotle or an Aristotle Subsidiary is not in compliance with any Law.

(b) Aristotle and its Subsidiaries (i) are in compliance and since January  1, 2008 have been in compliance in all material respects with the Foreign Corrupt Practices Act and any other United States and foreign Laws concerning corrupting payments; (ii) since January 1, 2008, have not been investigated by any Governmental Entity with respect to, or been given notice by a Governmental Entity of, any violation by Aristotle of the Foreign Corrupt Practices Act or any other United States or foreign Laws concerning corrupting payments; and (iii) since January 1, 2008 have an operational and effective Foreign Corrupt Practices Act/anti-corruption compliance program that includes, at a minimum, policies, procedures and training intended to enhance awareness of and compliance by Aristotle or such Aristotle Subsidiary with the Foreign Corrupt Practices Act and any other applicable United States or foreign Laws concerning corrupting payments.

(c) Aristotle and its Subsidiaries have in effect privacy compliance and data security programs that include assigned staff, policies, procedures and training to enhance awareness of and compliance by Aristotle and the Aristotle Subsidiaries with relevant United States and applicable foreign Laws concerning privacy and data security.

Section 4.11  Regulatory Compliance.  Aristotle and each of its Subsidiaries have all required Permits necessary for the conduct of their business and the use of their properties and assets, as presently conducted and used and each of the Permits is valid, subsisting and in full force and effect, except where the failure to have or maintain such Permit would not reasonably be expected to have, individually or in the aggregate, an Aristotle Material Adverse Effect or materially impair the ability of Aristotle to perform its obligation hereunder or prevent or materially delay the consummation of any of the Transactions. The operation of the business of Aristotle and its Subsidiaries as currently conducted is not, and has not been since January 1, 2008, in violation of, nor is Aristotle or its Subsidiaries in default or violation under, any Permit, and, to the Knowledge of Aristotle, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation of any material terms, condition or provision of any Permit, except where such default or violation of such Permit would not reasonably be expected to have, individually or in the aggregate, a Aristotle Material Adverse Effect. There are no actions pending or, to the Knowledge of Aristotle, threatened, that seek the revocation, cancellation or adverse modification of any Permit, except where such revocation, cancellation or adverse modification would not reasonably be expected to have, individually or in the aggregate, a Aristotle Material Adverse Effect or materially impair the ability of Aristotle to perform its obligation hereunder or prevent or materially delay the consummation of any of the Transactions. Since January 1, 2008, neither Aristotle nor its Subsidiaries have received or been subject to any written notice, charge, claim or assertion, or, to the Knowledge of Aristotle, any other notice, charge, claim, assertion or action, in each case alleging any violations of Permits, nor to the Knowledge of Aristotle, has any such notice, charge, claim or assertion been threatened, except where the receipt of such notice, charge, claim or assertion would not reasonably be expected to have, individually or in the aggregate, a Aristotle Material Adverse Effect or materially impair the ability of Aristotle to perform its obligation hereunder or prevent or materially delay the consummation of any of the Transactions.

(a) Aristotle and each of its Subsidiaries are in compliance with, to the extent applicable, all Health Care Laws, except where any failure to be in compliance with any of the Health Care Laws would not reasonably be expected to have, individually or in the aggregate, an Aristotle Material Adverse Effect or materially impair the ability of Aristotle to perform its obligation hereunder or prevent or materially delay the consummation of any of the Transactions. No third-party payment program has imposed a fine, penalty or other sanction on Aristotle or its Subsidiaries and none of Aristotle or its Subsidiaries has been excluded or suspended from participation in any such program, except as would not reasonably be expected to have, individually or in the aggregate, an Aristotle Material Adverse Effect.

(b) Since January 1, 2008, (i) neither Aristotle nor any of its Subsidiaries has received or been subject to any written notice, charge, claim or assertion alleging any violation of the Health Care Laws, and to the Knowledge of Aristotle, no action alleging any violation of any Health Care Law by Aristotle or its Subsidiaries is currently threatened against Aristotle or any of its Subsidiaries, except where such notice, charge, claim or assertion would not reasonably be expected to have, individually or in the aggregate, a Aristotle Material Adverse Effect or materially impair the ability of Aristotle to perform its obligation hereunder or prevent or materially delay the consummation of any of the Transactions; and (ii) neither Aristotle nor any of its Subsidiaries has settled, or agreed to settle, any actions brought by any Governmental Entity for a violation of the Health Care Laws, except where such settlement or action would not reasonably be expected to have, individually or in the aggregate, a Aristotle Material Adverse Effect or materially impair the ability of Aristotle to perform its obligation hereunder or prevent or materially delay the consummation of any of the Transactions.

(c) To the Knowledge of Aristotle, since January 1, 2008, neither Aristotle nor any of its Subsidiaries, nor any director or executive officer of Aristotle or any of its Subsidiaries, with respect to actions taken on behalf of Aristotle or its Subsidiaries, (i) has been assessed a civil money penalty under Section 1128A of the Social Security Act or any regulations promulgated thereunder, (ii) has been excluded from participation in any federal health care program or state health care program (as such terms are defined by the Social Security Act), (iii) has been convicted of any criminal offense relating to the delivery of any item or service under a federal health care program relating to the unlawful manufacture, distribution, prescription, or dispensing of a prescription drug or a controlled substance, (iv) has been disbarred or disqualified from participation in regulated activities for any violation or alleged violation of any Health Care Laws, (v) has been listed on the General Services Administration List of Parties Excluded from Federal Programs or (vi) is a party to or subject to any Proceeding concerning any of the matters described above in clauses (i) through (iii).

(d) Aristotle and each of its Subsidiaries are in compliance with all applicable Healthcare Information Laws, except for failures to comply with any of the foregoing that would not reasonably be expected to have, individually or in the aggregate, an Aristotle Material Adverse Effect.

(e) Aristotle and each of its Subsidiaries (i) are in compliance with all Laws and any other applicable guidance relating to the operation of pharmacies, the repackaging of drug products, the wholesale distribution of prescription drugs or controlled substances, and the dispensing of prescription drugs or controlled substances, (ii) are in compliance with all Laws and any other applicable guidance relating to the labeling, packaging, advertising, or adulteration of prescription drugs or controlled substances and (iii) are not subject to any sanction or other adverse action by any Governmental Entity for the matters described above in clauses (i) and (ii), except for such failures to comply or such sanctions described in clauses (i) through (iii) that would not reasonably be expected to have, individually or in the aggregate, an Aristotle Material Adverse Effect or materially impair the ability of Aristotle to perform its obligation hereunder or prevent or materially delay the consummation of any of the Transactions.

(f) Each Aristotle Insurance Company Subsidiary has filed with the appropriate Governmental Entities, including state health and insurance regulatory authorities and any applicable federal regulatory authorities, all material reports, statements, documents, registrations, filings or submissions required to be filed by them. As of its respective filing date, and, if amended, as of the date of the last amendment prior to the date of this Agreement, each such registration, filing and submission complied in all material respects with applicable Law, and no material deficiencies have been asserted by any Governmental Entity with respect to such registrations, filings or submissions that have not been cured.

(g) All policy forms and certificates used by Aristotle and any of its Subsidiaries, the forms of all policies and certificates on which Aristotle Subsidiary Insurance Agreements were written and all amendments, endorsements and riders thereto, and all applications, brochures and marketing materials pertaining thereto have been approved by all applicable Governmental Entities or filed with and not objected to by such Governmental Entities within the period provided by applicable Law for objection, to the extent required by Law, and comply with all requirements of Law, except where the failure to obtain such approval or the failure to comply would not reasonably be expected to have, individually or in the aggregate, an Aristotle Material Adverse Effect. Aristotle and each of its Aristotle Insurance Company Subsidiaries have, separately and in the aggregate, performed their obligations with respect to the Aristotle Subsidiary Insurance Agreements, as applicable, in accordance with the terms of the Aristotle Subsidiary Insurance Agreements in all material respects.

(h) All premium rates, rating plans and policy terms established or used by Aristotle or any Aristotle Insurance Company Subsidiary that are required to be filed with and/or approved by Governmental Entities have been so filed and/or approved in all material respects and the premiums charged conform in all material respects to the premiums so filed and/or approved and comply in all material respects with the insurance Laws applicable thereto.

(i) Insurance Laws.  Except as would not reasonably be expected to have, individually or in the aggregate, an Aristotle Material Adverse Effect, (i) each of the Aristotle Insurance Company Subsidiaries (including the business, marketing, operations, sales and issuances of Aristotle Subsidiary Insurance Agreements conducted by or through agents or otherwise) is, and since January 1, 2008 has been, in compliance with applicable Laws and (ii) no Aristotle Insurance Company Subsidiary has received any written communication during the past two (2) years from a Governmental Entity that alleges that an Aristotle Insurance Company Subsidiary is not in compliance with any Law. There is no pending or, to the Knowledge of Aristotle, threatened charge by any state insurance regulatory authority that any Aristotle Insurance Company Subsidiary has allegedly violated, nor is there any pending or, to the Knowledge of Aristotle, threatened investigation or enforcement proceeding by any state insurance regulatory authority with respect to possible violations by any Aristotle Insurance Company Subsidiary of, any applicable insurance Laws, except where such charge, investigation or enforcement proceeding would not reasonably be expected to have, individually or in the aggregate, an Aristotle Material Adverse Effect or materially impair the ability of Aristotle to perform its obligation hereunder or prevent or materially delay the consummation of any of the Transactions.

Each of the Aristotle Insurance Company Subsidiaries has been duly authorized by the relevant state insurance regulatory authorities to issue the policies and/or contracts of insurance that it is currently writing and in the states in which it conducts its business, except where the failure to be so duly authorized would not reasonably be expected to have an Aristotle Material Adverse Effect or materially impair the ability of Aristotle to perform its obligation hereunder or prevent or materially delay the consummation of any of the Transactions. None of the Aristotle Insurance Company Subsidiaries is subject to any Order or decree of any insurance regulatory authority which (i) would, individually or in the aggregate, reasonably be expected to have an Aristotle Material Adverse Effect or materially impair the ability of Aristotle to perform its obligation hereunder or prevent or materially delay the consummation of any of the Transactions, (ii) relates to material marketing, sales, trade or underwriting practices (other than routine correspondence) from and after January 1, 2008 or (iii) seeks the revocation or suspension of any material Permit issued pursuant to applicable insurance Law.

Section 4.12  Absence of Changes in Benefit Plans.  From December 31, 2010 to the date of this Agreement, there has not occurred other than in the ordinary course of business consistent with past practice or as specifically set forth in Aristotle’s most recent Proxy Statement on Schedule 14A filed with the SEC any (a) increase in the compensation (including bonus opportunities) of any of its directors or executive officers, (b) grant of any severance or termination pay to any of its executive officers, (c) grant of equity awards to any director or executive officer, (d) entry into or amendment of any employment, consulting, change in control, retention or severance agreement or arrangement with any executive officers or (e) establishment, adoption, entry into, freeze or amendment in any material respect or termination of any Aristotle Benefit Plan or any action to accelerate entitlement to compensation or benefits under any Aristotle Benefit Plan or otherwise for, in each case, the benefit of any director or executive officer. As used in this Agreement, “Aristotle Benefit Plan” means any employee benefit plan including any “employee benefit plan,” as defined in Section 3(3) of ERISA and each stock grant, stock purchase, stock option, severance, employment, change-in-control, fringe benefit, loan, bonus, incentive, sabbatical, medical, dental, vision, disability, cafeteria benefit, dependent care, welfare benefit, life insurance or accident insurance, retirement, supplemental retirement, deferred compensation or other compensation or benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA, maintained, entered into or contributed to by Aristotle or any of its ERISA Affiliates, or to which Aristotle or any of its ERISA Affiliates is a party, whether written or oral, for the benefit of any present or former employee, consultant or director of Aristotle or any of its Subsidiaries (including their dependents or beneficiaries) or with respect to which Aristotle or any of its ERISA Affiliates has any liability (contingent or otherwise), other than any schemes or arrangements mandated by a government outside of the United States.

Section 4.13  ERISA Compliance; Excess Parachute Payments.

(a) Schedule 4.13(a) to the Aristotle Disclosure Letter sets forth a true, correct and complete list of each material Aristotle Benefit Plan (as defined herein).

(b) No material liability under Title IV of ERISA has been incurred by Aristotle or any of its ERISA Affiliates which has not been satisfied in full and no event has occurred and, to the Knowledge of Aristotle, no condition exists that could reasonably be likely to result in Aristotle or any of its ERISA Affiliates incurring a material liability under Title IV of ERISA. No Aristotle Benefit Plan is a defined benefit pension plan or is subject to Section 302 or Title IV of ERISA or Section 412 of the Code. No Aristotle Benefit Plan is a multiemployer plan within the meaning of Section 3(37) of ERISA or a multiple employer welfare arrangement as defined in Section 3(40) or ERISA.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, an Aristotle Material Adverse Effect, each Aristotle Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and the plan as currently in effect has received a favorable determination or opinion letter to that effect from the Internal Revenue Service and Aristotle is not aware of any reason why any such determination or opinion letter should be revoked or not be reissued. Each Aristotle Benefit Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Aristotle Benefit Plan with such exceptions as would not be reasonably expected, individually or in the aggregate, to have an Aristotle

Material Adverse Effect. There are no pending or, to the Knowledge of Aristotle, threatened Proceedings against any Aristotle Benefit Plan, any fiduciary thereof, Aristotle or any Subsidiary that could reasonably be expected to have, individually or in the aggregate, an Aristotle Material Adverse Effect. To the Knowledge of Aristotle, none of Aristotle, any of its Subsidiaries, any officer of Aristotle or of any Subsidiary or any of the Aristotle Benefit Plans which are subject to ERISA, including the Aristotle Benefit Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject Aristotle, any Subsidiary or any officer of Aristotle or of any Subsidiary to any tax or penalty on prohibited transactions imposed by such Section 4975 of the Code or to any material liability under Section 502(i) or 502(1) of ERISA.

(d) Except in connection with any Non-US Aristotle Benefit Plan (as defined below), there is no material current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of Aristotle or its Subsidiaries, except as required to avoid excise tax under Section 4980B of the Code.

(e) With respect to Aristotle Benefit Plans that are subject to or governed by the Laws of any jurisdiction other than the United States (the “Non-US Aristotle Benefit Plans”), except as would not reasonably be expected to have, individually or in the aggregate, an Aristotle Material Adverse Effect, (i) all amounts required to be reserved under each book reserved Non-US Aristotle Benefit Plan have been so reserved in accordance with GAAP and (ii) each Non-US Aristotle Benefit Plan required to be registered with a Governmental Entity has been registered, has been maintained in good standing with the appropriate Governmental Entities, has been maintained and operated in all respects in accordance with its terms and is in compliance with all applicable Laws.

(f) Except as otherwise contemplated under this Agreement or except pursuant to the terms of the Aristotle Benefit Plans which are publicly filed with the SEC as of the date of this Agreement, neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby shall, whether alone or in combination with any other event, result in (i) the accelerated vesting or payment of, or any increase in, any compensation to any present or former executive officer or director of Aristotle or any of its Subsidiaries or (ii) the entitlement of any present or former executive officer or director of Aristotle or any of its Subsidiaries to severance or termination pay or benefits.

(g) No Aristotle Benefit Plan provides for the gross-up of any Taxes payable by any individual.

Section 4.14  Employee and Labor Matters.

(a) Except as listed in Section 4.14(a) of the Aristotle Disclosure Letter, (A) neither Aristotle nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, agreement with any works council, or labor contract, (B) no labor union, labor organization, works council, or group of employees of Aristotle or any of its Subsidiaries has made a pending demand for recognition or certification, and (C) there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. Neither Aristotle nor any Subsidiary has engaged in any unfair labor practice with respect to any individuals employed by or otherwise performing services for Aristotle or any of its Subsidiaries (the “Aristotle Business Personnel”), and there is no unfair labor practice complaint or grievance or other administrative or judicial complaint, action or investigation pending or, to the Knowledge of Aristotle, threatened in writing against Aristotle or any of its Subsidiaries by the National Labor Relations Board or any other Governmental Entity with respect to the Aristotle Business Personnel. There is no labor strike, dispute, lockout, slowdown or stoppage pending or, to the Knowledge of Aristotle, threatened against or affecting Aristotle or any Subsidiary which is reasonably likely to materially interfere with the respective business activities of Aristotle or any Subsidiary.

(b) Neither Aristotle nor any of its Subsidiaries are required to provide notice to any work council or similar representative body prior to the execution of this Agreement.

(c) Aristotle and its Subsidiaries are and have been in compliance with all collective bargaining agreements, agreements with any works council, or labor contracts to which Aristotle or any of its Subsidiaries is a party to or bound by and with all applicable Laws respecting employment and employment practices including, without limitation, all Laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations and unemployment insurance, except for noncompliance as would not reasonably be, expected to have, individually or in the aggregate, an Aristotle Material Adverse Effect.

(d) To the Knowledge of Aristotle, no employee of Aristotle or any of its Subsidiaries at the level of Senior Vice President or higher is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation to a former employer of any such employee relating (A) to the right of any such employee to be employed by Aristotle or its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information, except as would not reasonably be expected to have, individually or in the aggregate, a Aristotle Material Adverse Effect.

Section 4.15  Environmental Matters.

(a) Since January 1, 2008, Aristotle and each of its Subsidiaries has been in material compliance with all Environmental Laws, which compliance includes, but is not limited to, the possession of all material Permits and other material governmental authorizations required under all Environmental Laws, and compliance with the terms and conditions thereof. Since January 1, 2008, neither Aristotle or any of its Subsidiaries have received any communication (written or oral), that alleges Aristotle or its Subsidiaries is not in such material compliance. All material Permits and other material governmental authorizations currently held by Aristotle and its Subsidiaries pursuant to all Environmental Laws are identified in Section 4.15(a) of the Aristotle Disclosure Letter.

(b) There is no Environmental Claim pending or, to the Knowledge of Aristotle, threatened against Aristotle or its Subsidiaries, or to the Knowledge of Plato against any person or entity whose liability for any Environmental Claim Aristotle has retained or assumed either contractually or by operation of law.

(c) To the Knowledge of Aristotle, there are no conditions or incidents, including, without limitation, the Release of any Material of Environmental Concern, that could reasonably be expected to result in any material Environmental Claim against Aristotle or its Subsidiaries, or against any person or entity whose liability for any Environmental Claim Aristotle has retained or assumed either contractually or by operation of law, or otherwise result in any material costs or liabilities to Aristotle or its Subsidiaries under Environmental Law.

(d) Without in any way limiting the generality of the foregoing, to the Knowledge of Aristotle and except as in material compliance with Environmental Laws, none of the real property owned by Aristotle or any of its Subsidiaries or to the Knowledge of Aristotle, any leased property, contains any underground storage tanks; asbestos; toxic molds, deed restrictions or other engineering controls due to environmental conditions, polychlorinated biphenyls (PCBs); underground injection wells; or waste management units; radioactive materials; or septic tanks or waste disposal pits or lagoons in which process wastewater or any Materials of Environmental Concern have been discharged or disposed;

(e) Neither Aristotle nor its Subsidiaries, is required by any Environmental Law or by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, (i) to perform a site assessment for Materials of Environmental Concern or (ii) to remove or remediate Materials of Environmental Concern or (iii) to record or deliver to any person or entity any disclosure document or statement pertaining to environmental matters.

(f) Aristotle and its Subsidiaries have provided to Plato all material environmental site assessments, reports, results of investigations and audits in the possession, custody, or control of Aristotle pertaining to (A) environmental condition of the real properties and operations of Aristotle and its Subsidiaries, and (B) compliance (or noncompliance) by Aristotle with any Environmental Laws.

(g) Notwithstanding any other representation or warranty in this Article IV, the representations and warranties in this Section 4.15, together with the representations and warranties in Sections 4.5, 4.6 and 4.7, constitute the sole representations and warranties relating to any Environmental Law, Environmental Claim or Release of any Material of Environmental Concern.

Section 4.16  Properties.  Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have an Aristotle Material Adverse Effect: (A) Aristotle and each of its Subsidiaries has good, valid and marketable title to, or valid leasehold or sublease interests or other comparable contract rights in or relating to all real property of Aristotle and its Subsidiaries free and clear of all Liens, except for Permitted Liens and minor defects in title, recorded easements, restrictive covenants and similar encumbrances of record; (B) Aristotle and each of its Subsidiaries has complied with the terms of all leases of real property of Aristotle and its Subsidiaries and all such leases are in full force and effect, enforceable in accordance with their terms against Aristotle or any Subsidiary party thereto and, to the Knowledge of Aristotle, the counterparties thereto; and (C) neither Aristotle nor any of its Subsidiaries has received or provided any written notice of any event or occurrence that has resulted or would reasonably be expected to result (with or without the giving of notice, the lapse of time or both) in a default with respect to any such lease.

Section 4.17  Tax Returns and Tax Payments.  Except as disclosed in Section 4.17 of the Aristotle Disclosure Letter,

(a) Aristotle and its Subsidiaries have timely filed (or, as to Subsidiaries, Aristotle has filed on behalf of such Subsidiaries) all Tax Returns required to be filed by it, other than Tax Returns the failure of which to file would not reasonably be expected to have an Aristotle Material Adverse Effect, and all such Tax Returns are true, correct and complete in all material respects;

(b) Aristotle and its Subsidiaries have paid (or, as to Subsidiaries, Aristotle has paid on behalf of such Subsidiaries) all Taxes (as defined below) shown to be due on such Tax Returns or has provided (or, as to Subsidiaries, Aristotle has made provision on behalf of such Subsidiaries) reserves in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns;

(c) Neither Aristotle nor any of its Subsidiaries has granted any request that remains in effect for waivers of the time to assess any Taxes of any material amount;

(d) No claim for unpaid Taxes has been asserted against Aristotle or any of its Subsidiaries in writing by a Tax authority, which, if resolved in a manner unfavorable to Aristotle or any of its Subsidiaries, as the case may be, would reasonably be expected to have, individually or in the aggregate, an Aristotle Material Adverse Effect;

(e) There are no Liens for Taxes upon the assets of Aristotle or any Subsidiary, except for Permitted Liens;

(f) No audit of any material Tax Return of Aristotle or any of its Subsidiaries is being conducted by a Tax authority;

(g) Neither Aristotle nor any of its Subsidiaries has any material liability for Taxes of any Person (other than Aristotle and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign law);

(h) None of Aristotle or its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2);

(i) In the last five (5) years, none of Aristotle or its Subsidiaries has distributed stock of another person or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code; and

(j) Neither Aristotle nor any of its Subsidiaries has taken or agreed to take any action that would prevent the Aristotle Merger and the Plato Merger, taken together, from qualifying as an “exchange” within the meaning of Section 351 of the Code.

Section 4.18  Intellectual Property.

(a) Section 4.18(a) of the Aristotle Disclosure Letter sets forth a true and complete list of all Aristotle Material Intellectual Property currently registered or subject to a pending application for registration in the name of Aristotle or any of its Subsidiaries. To the Knowledge of Aristotle, Aristotle or one of its Subsidiaries is the owner of such Aristotle Material Intellectual Property.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, an Aristotle Material Adverse Effect (A) to the Knowledge of Aristotle, Aristotle and its Subsidiaries own, license or have the right to use all Intellectual Property used in the operation of their businesses as currently conducted, free and clear of all Liens other than Permitted Liens; (B) no Proceedings or Orders are pending or, to the Knowledge of Aristotle, have been threatened in writing (including cease and desist letters or requests for a license) since January 1, 2009 against Aristotle or its Subsidiaries (1) alleging infringement, misappropriation or other violation of any Intellectual Property owned by any other Person or (2) contesting the validity of any Aristotle Material Intellectual Property owned by Aristotle or any of its Subsidiaries; (C) to the Knowledge of Aristotle, the operation of Aristotle and its Subsidiaries’ businesses as currently conducted does not infringe, misappropriate, or otherwise violate the Intellectual Property of any other Person and, to the Knowledge of Aristotle, no Person is infringing, misappropriating, or otherwise violating any Aristotle Material Intellectual Property owned by Aristotle or any of its Subsidiaries; (D) all registrations and applications for registered Aristotle Material Intellectual Property owned by Aristotle or any of its Subsidiaries are subsisting and unexpired, have not been abandoned or canceled and to the Knowledge of Aristotle, are valid and enforceable; (E) Aristotle and its Subsidiaries take commercially reasonable actions to protect the confidentiality of the Aristotle Material Intellectual Property consisting of trade secrets and other proprietary confidential information; and (F) Aristotle and its Subsidiaries take commercially reasonable actions to maintain and protect the integrity, security and operation (“security”) of their software, networks, databases, systems and websites (“systems”) (and all information transmitted thereby or stored therein), and since January 1, 2009 there have been no violations of such security nor other unauthorized access to information transmitted by such systems as to which Aristotle or any of its Subsidiaries was required by applicable Law or their respective privacy policies to notify any other Person.

Section 4.19  Insurance.  All material Policies with respect to the business and assets of Aristotle and its Subsidiaries are in full force and effect. Neither Aristotle nor any of its Subsidiaries is in material breach or default, and neither Aristotle nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of any of the Policies. With respect to each of the legal proceedings set forth in the Aristotle SEC Documents, no such insurer has informed Aristotle or any of its Subsidiaries of any denial of coverage. Aristotle and its Subsidiaries have not received any written notice of cancellation of any of the Policies. All appropriate insurers under the Policies have been timely notified of all potentially insurable material losses known to Aristotle and pending litigation, and all appropriate actions have been taken to timely file all claims in respect of such insurable matters.

Section 4.20  Financing.  Aristotle has delivered to Plato true and complete fully executed copies of the commitment letter, dated as of July 20, 2011, among Aristotle, Credit Suisse AG, Cayman Islands Branch, Credit Suisse Securities (USA) LLC and Citigroup Global Markets Inc., including all exhibits, schedules, annexes and amendments to such letter in effect as of the date of this Agreement (the “Commitment Letter”), pursuant to which and subject to the terms and conditions thereof each of the parties thereto (other than Aristotle) have severally committed to lend the amounts set forth therein (the provision of such funds as set forth therein, but subject to the provisions of Section 5.11, the “Financing”) for the purposes set forth in such Commitment Letter. The Commitment Letter has not been amended, restated or otherwise modified or waived prior to the execution and delivery of this Agreement, and the respective commitments contained in the Commitment Letter have not been withdrawn, rescinded, amended, restated or otherwise modified in any respect prior to the execution and delivery of this Agreement. As of the execution and delivery of this Agreement, the Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation of each of Aristotle and, to the Knowledge of Aristotle, the other parties thereto. There are no conditions precedent or contingencies (including pursuant to any “flex” provisions) related to the funding of the full amount of the Financing pursuant to the Commitment Letter, other than as expressly set forth in the Commitment Letter. Subject to the terms and conditions of the Commitment Letter, assuming the accuracy of the Plato’s representations and warranties contained in Article III and assuming compliance by Plato in all material respects with its covenants contained in Section 5.1, the net proceeds contemplated from the Financing, together with other financial resources of Aristotle and the Merger Subs, including cash on hand and marketable securities of Aristotle and the Merger Subs, and of Plato and Plato’s Subsidiaries on the Closing Date, will, in the aggregate, be sufficient for the satisfaction of all of Aristotle’s obligations under this Agreement, including the payment of any amounts required to be paid pursuant to Article II and all fees and expenses reasonably expected to be incurred in connection herewith. As of the date of this Agreement, (i) (assuming the accuracy of Plato’s representations and warranties contained in Article III hereof) no event has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both would constitute a default) on the part of Aristotle or its Affiliates under the Commitment Letter or, to the Knowledge of Aristotle, any other party to the Commitment Letter, and (ii) subject to the satisfaction of the conditions contained in Sections 6.1 and 6.2 hereof, Aristotle does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing or any other funds necessary for the satisfaction of all of Aristotle’s and its Affiliates’ obligations under this Agreement and of all fees and expenses reasonably expected to be incurred in connection herewith will not be available to Aristotle on the Closing Date. Except for fee letters with respect to fees and related arrangements with respect to the Financing, of which Aristotle has delivered a true, correct and complete copy to Plato prior to the date hereof (other than with respect to fee information, but which fee information do not relate to the amounts or conditionality of, or contain any conditions precedent to, the funding of the Financing), as of the date hereof there are no side letters or other agreements, Contracts or arrangements related to the funding of the full amount of the Financing other than as expressly set forth in the Commitment Letter and delivered to Plato prior to the date hereof. Aristotle has fully paid all commitment fees or other fees required to be paid on or prior to the date of this Agreement in connection with the Financing.

Section 4.21  Broker’s Fees.  Except for the financial advisors’ fees set forth in Section 4.21 of the Aristotle Disclosure Letter, neither Aristotle nor any of its officers or directors, nor Parent nor the Merger Subs nor any of their officers, on behalf of Aristotle, Parent, or the Merger Subs, has employed any financial advisor, broker or finder in a manner that would result in any liability of Plato for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated hereby or that would result in any reduction of the consideration payable to the stockholders of Plato.

Section 4.22  Opinions of Financial Advisors.  The Aristotle financial advisors have delivered to the Aristotle Board their respective opinions in writing or orally, in which case, such opinions will be confirmed in writing, to the effect that, as of the date thereof and based upon and subject to the factors and assumptions set forth therein, the Plato Merger Consideration to be issued and paid in the Plato Merger is fair to Aristotle from a financial point of view.

Section 4.23  Certain Additional Representations.  Aristotle has consulted Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Aristotle, and believes that it will be able to give representations reasonably necessary for tax counsel to Aristotle and tax counsel to Plato to be able to render the opinions referred to in Sections 6.2(c) and 6.3(c).

Section 4.24  No Other Representations or Warranties.  Except for the representations and warranties expressly contained in this Article IV, neither Aristotle nor any of its Affiliates nor any Person acting on any of their behalf makes any other express or any implied representations or warranties with respect to (i) Aristotle or any of its Subsidiaries, any of their businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or any other matter relating to Aristotle or its Subsidiaries or (ii) the accuracy or completeness of any documentation, forecasts or other information provided by Aristotle, any Affiliate of Aristotle or any Person acting on any of their behalf to Plato or Parent, any Affiliate of Aristotle or any Person acting on any of their behalf.

ARTICLE V

COVENANTS

Section 5.1  Plato Conduct of Businesses Prior to the Plato Effective Time.  Except as expressly contemplated or permitted by this Agreement, during the period from the date of this Agreement to the Plato Effective Time, unless Aristotle otherwise agrees in writing, Plato shall, and shall cause its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use reasonable best efforts to (i) preserve intact its present business organization, (ii) maintain in effect all necessary foreign, federal, state and local licenses, Permits, consents, franchises, approvals and authorizations and (iii) maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it and with Governmental Entities with jurisdiction over health care related matters. Without limiting the generality of the foregoing, and except as set forth in Section 5.1 of the Plato Disclosure Letter, as expressly contemplated or permitted by this Agreement, during the period from the date of this Agreement to the Plato Effective Time, Plato shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Aristotle in each instance:

(a) amend the Plato Charter or Plato By-laws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b) (i) issue, sell, grant, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (A) any additional shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, options, calls, restricted stock units (RSUs), commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of Plato or any of its Subsidiaries, or (B) any other securities in respect of, in lieu of, or in substitution for, any shares of capital stock or options of Plato or any of its Subsidiaries outstanding on the date hereof, other than, in the case of clauses (A) and (B), the (x) issuance of shares of Plato Common Stock pursuant to the exercise of Plato Stock Options, vesting of Plato RSUs and Plato PSUs and vesting, exercise or settlement of Plato DSUs under the Plato Benefit Plans in the ordinary course of business consistent with past practice and (y) grant of any options or rights under the Plato Benefit Plans after the date of this Agreement to purchase or acquire shares of Plato Common Stock in an amount not in excess of 11,300,000 shares to directors and employees, and executive officers in the ordinary course of business consistent with past practice (in addition, if the Closing Date occurs on or after April  1, 2012, Plato shall be permitted to make (A) annual grants to directors and (B) grants pursuant to the terms of its collective bargaining agreements in effect as of the date of this Agreement or as entered into in compliance with Section 5.1(k) below); (ii) accelerate the vesting of any Plato Stock Options, Plato RSUs, Plato PSUs or Plato DSUs, except as may be required pursuant to the terms of this Agreement or such Plato Benefit Plans as in effect on the date hereof; (iii) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of the outstanding shares of capital stock of Plato or any of its Subsidiaries (other than pursuant to the Plato Benefit Plans); (iv) split, combine, subdivide or reclassify any shares of its capital stock or (v) declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution, in respect of any shares of its capital stock or otherwise make any payments to its stockholders in their capacity as such;

(c) (i) other than borrowings under Plato’s credit facilities and other lines of credit in existence on the date of this Agreement and any renewals, refinancings or extensions of the credit facilities and lines of credit set forth on Section 5.1(c) of the Plato Disclosure Letter that are effected on substantially the same terms (including, covenants and provisions regarding the effect of a change of control and with maturity dates and mandatory prepayments or redemptions no earlier than the maturity date or any mandatory prepayment or redemption applicable to the debt being refinanced or replaced) and in principal amounts not in excess, of such debt refinanced in effect on the date of this Agreement, incur any new indebtedness for borrowed money or modify in any material respect the terms of any existing indebtedness for borrowed money or assume, guarantee or endorse or otherwise become responsible for any such indebtedness of any Person other than a wholly owned Subsidiary, make any loans or advances to any Person other than a wholly owned Subsidiary or issue or sell any debt securities or calls, options, warrants, or other rights to acquire any debt securities of Plato or its Subsidiaries, enter into any “keep well” or Contract to maintain any financial statement condition of another Person other than an Affiliate or enter into any arrangement (including any capital lease) having the economic effect of the foregoing other than the incurrence of unsecured indebtedness or similar obligations less than $75 million individually and $300 million in the aggregate which are repayable at any time without a prepayment penalty, in which case, such unsecured indebtedness shall not have financial or other covenants any more onerous than those set forth in the existing publicly traded indebtedness of Plato; provided that no indebtedness incurred by Plato or its Subsidiaries shall have any voting rights associated therewith and any amendment or modification to any such indebtedness shall be subject to the limitations above or (ii) redeem, repurchase, prepay, defease or cancel any indebtedness for borrowed money, other than (1) as required in accordance with its terms or (2) in the ordinary course of business consistent with past practice;

(d) sell, transfer, license or otherwise dispose of by any means, or agree to sell, transfer, license or otherwise dispose of by any means, any of its material properties, assets, operations, product lines or businesses (including Intellectual Property) except for sales, transfers or dispositions by any means, and agreements for any of the foregoing, (A) in the ordinary course of business consistent with past practice, (B) pursuant to contracts in force on the date of this Agreement, (C) dispositions of obsolete or worthless assets or (D) transfers among Plato and its Subsidiaries;

(e) make any acquisition of, or investment in, a business, by purchase of stock, securities or assets, merger or consolidation, or contributions to capital, in any such case outside the ordinary course of business (other than such transactions among Plato and any of its Subsidiaries or pursuant to Contracts in effect as of the date of this Agreement) with a value or purchase price in excess of $60 million, individually, or $250 million in the aggregate when taken with all other such ordinary course acquisitions or investments, or, in any case, that is or would have any reasonable possibility of preventing or delaying the Closing beyond the Outside Date (as the same may be extended) or could increase the likelihood of a failure to satisfy the conditions set forth in Sections 6.1(c) or 6.1(e);

(f) enter into a new line of business directly or indirectly;

(g) make or authorize any payment of, accrual or commitment for, capital expenditures in any twelve (12) month period in excess of $50 million in the aggregate more than the amount listed on the budget previously made available to Aristotle for such period;

(h) enter into, modify, amend, continue, cancel, renew or terminate any contract or waive, release or assign any material rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned would reasonably be expected to (1) prevent or materially delay or impair the ability of Plato and its Subsidiaries to consummate the Mergers, or (2) materially impair the ability of Plato and its Subsidiaries, taken as a whole, to conduct their business in ordinary course consistent with past practice;

(i) extend, renew or enter into any Contracts containing non-compete or exclusivity provisions that would materially restrict or limit the operations of Plato and its Subsidiaries, taken as a whole; provided, that, no such non-compete or exclusivity limitations shall apply to the Affiliates of Plato except in the case of extensions and renewals to existing Contracts on the same terms;

(j) except as required under existing plans and arrangements as of the date of this Agreement or as required by applicable Law, (i) grant or increase any severance or termination pay or supplemental retirement or post-employment benefit to (or materially amend any existing arrangement with) any director or executive officer, (ii) increase benefits payable under any existing severance or termination pay policies or employment agreements, (iii) enter into any employment, consulting, indemnification, severance, termination, deferred compensation or other similar agreement (or materially amend any such existing agreement) with any director or executive officer, (iv) establish, adopt or materially amend any material bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer, consultant or employee, (v) increase, grant or award any compensation, bonus or other benefits payable to any director or executive officer, except (1) for merit-based pay increases for 2012 (and, to the extent based on salary, any corresponding increases in annual bonus or long-term incentive opportunities) granted in the ordinary course of business consistent with past practice and (2) as permitted by Section 5.1(b) or Section 5.12 or (vi) enter into any third-party Contract with respect to a Plato Benefit Plan (including, without limitation, contracts for the provision of services to such Plato Benefit Plan, including benefits administration) having a term of greater than one (1) year and providing for payments by Plato having a value, estimated as of the date of such Contract, of greater than $2,000,000, other than (1) a Contract that is terminable on less than 180 days notice without penalty, (2) a financial renewal, in the ordinary course of business, of a Contract existing as of the date of this Agreement, or (3) a Contract that does not increase Plato’s annual costs by more than 6% over the cost of an analogous Contract existing as of the date hereof;

(k) except in the ordinary course of business and except for any such action which involves the implementation of a new, or new participation in, a defined benefit pension plan, retiree medical plan, multiemployer pension or welfare plan or severance plan or program, execute, adopt, amend or terminate any collective bargaining Contract;

(l) settle, or offer or propose to settle any litigation or other Proceeding or dispute (i) for an amount in excess of $50 million or (ii) which would include any non-monetary relief that would materially affect Plato, its Subsidiaries or its Affiliates from and after the Closing Date;

(m) except as required or permitted by GAAP or as advised by Plato’s regular public independent accountant, make any change in financial accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of Plato;

(n) authorize or adopt, or publicly propose, a plan or agreement of complete or partial liquidation or dissolution of Plato or any of its material Subsidiaries;

(o) outside the ordinary course of Plato’s administration of its Tax matters, adopt or change any material method of Tax accounting, make or change any material Tax election or file any amended material Tax Return;

(p) Subject to Section 5.8, take any action (or omit to take any action) if such action (or omission), at the time of such action (or omission), would reasonably be expected to result in any of the conditions to the Mergers set forth in Article VI not being satisfied; or

(q) agree, resolve or commit to take any of the actions prohibited by this Section 5.1.

Section 5.2  Aristotle Conduct of Businesses Prior to the Plato Effective Time.  Except as expressly contemplated or permitted by this Agreement, during the period from the date of this Agreement to the Plato Effective Time, unless Plato otherwise agrees in writing, Aristotle and Parent shall, and shall cause their respective Subsidiaries to conduct its business in the ordinary course consistent with past practice and use reasonable best efforts to (i) preserve intact its present business organization, (ii) maintain in effect all necessary foreign, federal, state and local licenses, Permits, consents, franchises, approvals and authorizations, (iii) keep available the services of its directors, executive officers and key employees and (iv) maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it and with Governmental Entities with jurisdiction over health care related matters. Without limiting the generality of the foregoing, and except as set forth in Section 5.2 of the Aristotle Disclosure Letter, as expressly contemplated or permitted by this Agreement, during the period from the date of this Agreement to the Plato Effective Time, Aristotle and Parent shall not, and shall not permit any of their respective Subsidiaries to, without the prior written consent of Plato in each instance:

(a) Subject to Section 1.5, amend Aristotle’s, Parent’s or the Merger Subs’ certificates of incorporation, by-laws or other similar organizational documents (whether by merger, consolidation or otherwise) in a manner that would adversely affect the consummation of the Mergers or affect the holders of Plato

Common Stock whose shares may be converted into Parent Common Stock at the Aristotle Effective Time in a manner different than holders of Parent Common Stock prior to the Aristotle Effective Time;

(b) (i) split, combine, subdivide or reclassify any shares of its capital stock or (ii) declare, set aside for payment or pay any dividend or distribution, or make any other actual, constructive or deemed distribution, in respect of any shares of its capital stock or otherwise make any payments or distributions to its stockholders in their capacity as such; provided, that, the foregoing shall not prohibit any purchases made by any Aristotle Benefit Plan or trusts for the benefit of employees of Aristotle or its employees, in each case, in the ordinary course of business consistent with past practice;

(c) enter into any agreement to acquire another business or effect any transaction that, at the time thereof, would have any reasonable possibility of preventing or delaying the Closing beyond the Outside Date (as the same may be extended) or could increase the likelihood of a failure to satisfy the conditions set forth in Sections 6.1(c) or 6.1(e);

(d) enter into, modify, amend, continue, cancel, renew or terminate any contract or waive, release or assign any material rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned would reasonably be expected to (1) prevent or materially delay or impair the ability of Aristotle and its Subsidiaries to consummate the Mergers and other Transactions contemplated by this Agreement, or (2) materially impair the ability of Aristotle and its Subsidiaries, taken as a whole, to conduct their business in ordinary course consistent with past practice;

(e) except as required or permitted by GAAP or as advised by Aristotle’s regular public independent accountant, make any change in financial accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of Aristotle;

(f) authorize or adopt, or publicly propose, a plan or agreement of complete or partial liquidation or dissolution of Parent, Aristotle or any of Aristotle’s material Subsidiaries ;

(g) outside the ordinary course of Aristotle’s administration of its Tax matters, adopt or change any material method of Tax accounting, make or change any material Tax election or file any amended material Tax Return;

(h) subject to Section 5.8, take any action (or omit to take any action) if such action (or omission), at the time of such action (or omission), would reasonably be expected to result in any of the conditions to the Mergers set forth in Article VI not being satisfied; or

(i) agree, resolve or commit to take any of the actions prohibited by this Section 5.2.

Section 5.3  Preparation of the Form S-4 and the Joint Proxy Statement; Stockholders Meetings.

(a) As promptly as practicable after the execution of this Agreement, (i) Aristotle and Plato shall jointly prepare and Aristotle and Plato, as applicable, shall file with the SEC the Joint Proxy Statement to be sent to the stockholders of Aristotle relating to the Aristotle Stockholder’s Meeting and to the stockholders of Plato relating to the Plato Stockholder’s Meeting and (ii) Parent and Aristotle shall prepare (with Plato’s reasonable cooperation) and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus, in connection with the registration under the Securities Act of the Parent Common Stock to be issued in (A) the Plato Merger and (B) the Aristotle Merger. Each of Aristotle and Parent shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing (including by responding to comments of the SEC), and, prior to the effective date of the Form S-4, Aristotle and Parent shall take all action reasonably required (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process in any such jurisdiction) to be taken under any applicable state securities Laws in connection with the issuance of Parent Common Stock. Plato shall furnish all information as may be reasonably requested by Aristotle and Plato in connection with any such action and the preparation, filing and distribution of the Form S-4 and the Joint Proxy Statement. As promptly as practicable after the Form S-4 shall have become effective, each of Aristotle and Plato shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to its respective stockholders. No filing of, or amendment or supplement to, the Form S-4 will be made by Parent, and no filing of, or amendment or supplement to, the Joint Proxy Statement will be made by Parent, Aristotle or Plato, in each case without providing the other party with a reasonable opportunity to review and comment thereon. If at any time prior to the Plato Effective Time any information relating to Parent, Aristotle or Plato, or any of their respective Affiliates, directors or officers, should be discovered by Aristotle, Parent or Plato which should be set forth in an amendment or supplement to either the Form S-4 or the Joint Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of Aristotle and Plato. Each party shall notify the other promptly of the time when the Form S-4 has become effective, of the issuance of any stop order or suspension of the qualification of the Parent Common Stock issuable in connection with the Mergers for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Joint Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Joint Proxy Statement, the Form S-4 or the Mergers.

(b) Plato shall, as soon as practicable following effectiveness of the Form S-4, duly call, give notice of, convene and hold a meeting of its stockholders (the “Plato Stockholders Meeting”) for the purpose of seeking the Plato Stockholder Approval. If the Plato Board has not made a Plato Adverse Recommendation Change, Plato shall, through the Plato Board, make the Plato Recommendation, include such Plato Recommendation in the Joint Proxy Statement, and use its reasonable best efforts to (i) solicit from its stockholders proxies in favor of the adoption of this Agreement and the Transactions, including the Plato Merger and (ii) take all other action necessary or advisable to secure the Plato Stockholder Approval. Except as expressly permitted in Sections 5.4(b) and 5.4(d), neither the Plato Board nor any committee thereof shall (i) withhold, withdraw or modify or qualify, or propose publicly to withhold, withdraw or modify or qualify, in a manner adverse to Aristotle, the approval, determination of advisability, or recommendation by such Board of Directors or such committee of this Agreement, the Mergers, and the other Transactions contemplated hereby, (ii) make any other public statement in connection with the Plato Stockholders Meeting by or on behalf of such Board of Directors that would reasonably be expected to have the same effect or (iii) approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, any Takeover Proposal ((i), (ii) and (iii) being referred to as a “Plato Adverse Recommendation Change”). Notwithstanding any Plato Adverse Recommendation Change, unless this Agreement is terminated in accordance with its terms, the obligations of the parties hereunder shall continue in full force and effect.

(c) Aristotle shall, as soon as practicable following effectiveness of the Form S-4, duly call, give notice of, convene and hold a meeting of its stockholders (the “Aristotle Stockholders Meeting”) for the purpose of seeking the Aristotle Stockholder Approval. If the Aristotle Board has not made an Aristotle Adverse Recommendation Change, Aristotle shall, through the Aristotle Board, make the Aristotle Recommendation, include such Aristotle Recommendation in the Joint Proxy Statement, and use its reasonable best efforts to (i) solicit from its stockholders proxies in favor of the adoption of this Agreement and the Transactions, including the Aristotle Merger and (ii) take all other action necessary or advisable to secure the Aristotle Stockholder Approval. Except as expressly permitted in Sections 5.4(b) and 5.4(d), neither the Aristotle Board nor any committee thereof shall (i) withhold, withdraw or modify or qualify, or propose publicly to withhold, withdraw or modify or qualify, in a manner adverse to Plato, the approval, determination of advisability, or recommendation by such Board of Directors or such committee of this Agreement, the Mergers, and the other Transactions contemplated hereby, (ii) make any other public statement in connection with the Aristotle Stockholders Meeting by or on behalf of such Board of Directors that would reasonably be expected to have the same effect or (iii) approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, any Takeover Proposal ((i), (ii) and (iii) being referred to as a “Aristotle Adverse Recommendation Change”). Notwithstanding any Aristotle Adverse Recommendation Change, unless this Agreement is terminated in accordance with its terms, the obligations of the parties hereunder shall continue in full force and effect.

Section 5.4  No Solicitation; No-Shop.

(a) Each of Plato and Aristotle shall immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Takeover Proposal (as hereinafter defined) and shall seek to have returned to Plato or Aristotle any confidential information that has been provided in any such discussions or negotiations. From the date hereof until the earlier of the Plato Effective Time or the date of termination of this Agreement in accordance with Article VII, each of Plato and Aristotle shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any Affiliate, investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information which has not been previously publicly disseminated), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal, (ii) engage in any discussions or negotiations regarding any Takeover Proposal; provided, however, that (x) such party may ascertain facts from the party making such Takeover Proposal for the sole purpose of the Plato Board or the Aristotle Board, as applicable, informing itself about the Takeover Proposal and the party that made it and (y) if, prior to obtaining Plato Stockholder Approval (in the case of Plato) or the Aristotle Stockholder Approval (in the case of Aristotle), following the receipt of a Superior Proposal (as hereinafter defined) or a proposal which is reasonably expected to lead to a Superior Proposal that in either case was not, directly or indirectly, solicited, initiated or knowingly encouraged in violation of sub-clause (i) above, the Plato Board or the Aristotle Board, as applicable, determines in good faith, after consultation with outside legal counsel, that a failure to take action with respect to such Takeover Proposal, as applicable, would be inconsistent with its fiduciary duties to Plato’s stockholders or Aristotle’s stockholders, as applicable, under applicable law, Plato or Aristotle may, in response to such Takeover Proposal, as applicable, and subject to compliance with Section 5.4(c), (A) furnish information with respect to Plato or Aristotle, as applicable, to the party making such Takeover Proposal pursuant to a confidentiality agreement that contains provisions not less favorable to Plato or Aristotle, as the case may be, than those contained in the Confidentiality Agreement (excluding those provisions added by that certain letter agreement, dated as of July 5, 2011, between Aristotle and Plato) and that in any event does not prohibit or restrain the making of a Takeover Proposal and, with respect to competitively sensitive information, pursuant to a customary “clean-room” arrangement; provided that (1) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with Plato or Aristotle, as applicable, and (2) Plato advises Aristotle or Aristotle advises Plato, as applicable, of all such nonpublic information delivered to such person substantially concurrently with its delivery to the requesting party), and (B) engage in discussions or negotiations with such party regarding such Takeover Proposal. Each of Plato and Aristotle agrees not to waive or fail to enforce any provision of any confidentiality or standstill agreement to which it is a party relating to a potential or actual Takeover Proposal.

(b) Notwithstanding any other provision of this Agreement, including Section 5.3 but subject to compliance with this Section 5.4, prior to receipt of the Plato Stockholder Approval, the Plato Board may, or, prior to receipt of the Aristotle Stockholder Approval, the Aristotle Board may, in response to any Takeover Proposal, effect a Plato Adverse Recommendation Change or Aristotle Adverse Recommendation Change, as applicable, and subject to compliance with this Section 5.4(b) and Sections 7.3(h), as applicable, terminate this Agreement in order to enter into a binding agreement providing for a Superior Proposal, if (i) the Plato Board or the Aristotle Board concludes in good faith, after consultation with Plato’s or Aristotle’s outside financial advisors and outside legal counsel, that such Takeover Proposal constitutes a Superior Proposal; (ii) the Plato Board or the Aristotle Board concludes in good faith, after consultation with Plato’s or Aristotle’s outside legal counsel, that the failure to make a Plato Adverse Recommendation Change or Aristotle Adverse Recommendation Change would be inconsistent with the exercise of its fiduciary duties to the stockholders of Plato or Aristotle under applicable Laws; (iii) the board affecting the recommendation change, or seeking to terminate the Agreement as provided above, provides the other party six (6) Business Days prior written notice of its intention to take such action, which notice shall include the information with respect to such Superior Proposal that is specified in Section 5.4(c), as well as a copy of such Takeover Proposal (it being agreed that neither the delivery of such notice by a party hereto nor any public announcement thereof that such party determines that is it required to make under applicable Law shall constitute an Adverse Recommendation Change by such party unless and until such party shall have failed at or prior to the end of the period referred to in (iv) below (and, upon the occurrence of such failure, such notice and such public announcement shall constitute an Adverse Recommendation Change) to publicly announce that it (A) was recommending the Transactions and (B) has determined that such other Takeover Proposal (taking into account in (A) any modifications or adjustments made to the Transactions and agreed to by the parties hereto and in (B) any modifications or adjustments made to such other Takeover Proposal) is not a Superior Proposal and has publicly rejected such Takeover Proposal; (iv) during the six (6) Business Days following such written notice (or such shorter period as is specified below), the board effecting the recommendation change and, if requested by other party, its Representatives have negotiated in good faith with the other party regarding any revisions to the terms of the Transactions proposed by the other party in response to such Superior Proposal; and (v) at the end of the six (6) Business Day period described in the foregoing clause (iv), the Plato Board or Aristotle Board concludes in good faith, after consultation with Plato’s or Aristotle’s outside legal counsel and financial advisors (and taking into account any adjustment or modification of the terms of this Agreement to which the other party has agreed in writing), that the Takeover Proposal continues to be a Superior Proposal and that the failure to make a Plato Adverse Recommendation Change or Aristotle Adverse Recommendation Change would be inconsistent with the exercise by the Plato Board or Aristotle Board of its fiduciary duties to the stockholders of Plato or Aristotle under applicable Laws. Any material amendment or modification to any Superior Proposal will be deemed to be a new Takeover Proposal for purposes of this Section 5.4; provided, however, that the notice period and the period during which the board effecting the recommendation change and its Representatives are required to negotiate in good faith with the other party regarding any revisions to the terms of the Transactions proposed by the other party in response to such new Takeover Proposal pursuant to clause (v) above shall expire on the later to occur of (x) three (3) Business Days after the board effecting the recommendation change provides written notice of such new Takeover Proposal to the other party and (y) the end of the original six (6) Business Day period described in clause (v) above.

(c) In addition to the obligations of Plato and Aristotle set forth in Sections 5.4(a) and 5.4(b) Plato or Aristotle shall promptly, and in any event no later than 24-hours after it receives any Takeover Proposal, advise the other party orally and in writing of any request for confidential information in connection with a Takeover Proposal or of any Takeover Proposal, the material terms and conditions of such request or Takeover Proposal and the identity of the person making such request or Takeover Proposal and shall keep the other party promptly advised of all changes to the material terms of any Takeover Proposal. Each of Plato and Aristotle agrees that subject to applicable restrictions under Laws applicable to Plato or Aristotle and their Subsidiaries, it shall, prior to or concurrent with the time it is provided to any third parties, provide to the other party any non-public information concerning Plato or Aristotle and their Subsidiaries that Plato or Aristotle provided to any third party in connection with any Takeover Proposal which was not previously provided to the other party.

(d) Nothing in this Agreement shall prohibit or restrict the Plato Board or Aristotle Board, in circumstances not involving or relating to a Takeover Proposal, from effecting a Plato Adverse Recommendation Change or Aristotle Adverse Recommendation Change if (and only if) the Plato Board or the Aristotle Board, as applicable concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the exercise of its fiduciary duties to the stockholders of Plato or Aristotle under applicable Laws.

(e) Nothing contained in this Agreement shall prohibit the Aristotle Board or the Plato Board from (i) taking and disclosing to their stockholders of a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act, (ii) making any disclosure to their stockholders if the Plato Board or Aristotle Board determines in good faith, after consultation with its outside counsel, that the failure to make such disclosure would be inconsistent with its duties to the stockholders of Plato or Aristotle under applicable Laws; or (iii) making accurate disclosure to their stockholders of factual information regarding the business, financial condition or results of operations of Aristotle or Plato or the fact that a Takeover Proposal has been made, the identity of the party making such proposal or the material terms of such proposal (and such disclosure shall not be deemed to be an Aristotle Adverse Recommendation Change or a Plato Adverse

Recommendation Change, as applicable), so long as (A) any such disclosure includes the Aristotle Recommendation or the Plato Recommendation, as applicable, without any modification or qualification thereof or continues the prior recommendation of the Aristotle Board or Plato Board, as the case may be, and (B) does not contain either an express Aristotle Adverse Recommendation Change (without giving effect to clause (ii) of the definition thereof) or an express Plato Adverse Recommendation Change (without giving effect to clause (ii) of the definition thereof), as applicable, or any other statements by or on behalf of the Board of Directors of such party which would reasonably be expected to have the same effect as an Adverse Recommendation Change.

(f) For purposes of this Agreement:

(i) “Takeover Proposal” means any inquiry, proposal or offer, or a statement made publicly or to Plato or Aristotle, as the case may be, of an intention to make a proposal or offer, from any Person (other than Plato, Aristotle, Parent and their Subsidiaries) relating to any direct or indirect acquisition or purchase of 15% or more of the consolidated assets (including equity interests in Subsidiaries) of Plato or Aristotle and its Subsidiaries, taken as a whole, or 15% or more of any class of equity securities of Plato or Aristotle, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of Plato or Aristotle, or any merger, consolidation, share exchange, business combination, recapitalization, extraordinary dividend or self tender offer, liquidation, dissolution, or similar transaction involving Plato or Aristotle or any of their Subsidiaries, other than the Transactions contemplated by this Agreement.

(ii) “Superior Proposal” means a bona fide written Takeover Proposal from any Person (other than Plato, Aristotle and their Subsidiaries) providing for the direct or indirect acquisition or purchase of 50% or more of the consolidated assets (including equity interests in Subsidiaries) of Plato or Aristotle and its Subsidiaries, taken as a whole, or 50% or more of any class of equity securities or voting power of Plato or Aristotle, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 50% or more of any class of equity securities or voting power of Plato or Aristotle, or any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Plato or Aristotle or any of their Subsidiaries (other than the transactions contemplated by this Agreement) for which the third party has demonstrated that the financing for such offer is fully committed or is reasonably likely to be obtained, in each case as determined by the Plato Board or the Aristotle Board in its good faith judgment (after receiving the advice of independent financial advisors and outside counsel) and which the Plato Board or Aristotle Board, as applicable, has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, and, if consummated, would result in a transaction more favorable to its stockholders from a financial point of view than the transactions contemplated by this Agreement.

Section 5.5  Publicity.  The initial press release with respect to the execution of this Agreement shall be a joint press release reasonably acceptable to Aristotle and Plato. Thereafter, Aristotle (unless the Aristotle Board has made an Aristotle Adverse Recommendation Change) and Plato (unless the Plato Board has made a Plato Adverse Recommendation Change) will use their respective reasonable best efforts to consult with the other party before (a) participating in any media interviews, (b) engaging in meetings or calls with analysts, institutional investors or other similar Persons and (c) providing any statements which are public or are reasonably likely to become public, in any such case to the extent relating to the Transactions (a “Public Statement”). In addition, unless the Aristotle Board has made an Aristotle Adverse Recommendation Change or the Plato Board has made a Plato Adverse Recommendation Change, Aristotle and Plato agree to cause their respective directors and executives officers to refrain from taking any position in any such Public Statement that is (x) contrary to the positions previously taken by Plato and Aristotle with respect to this Agreement and the Transactions, including the Mergers, or (y) reasonably likely to have a significant, adverse impact on the ability of the parties hereto to consummate the Transactions.

Section 5.6  Notification of Certain Matters.  Either party shall give prompt notice to the other party if any of the following occur after the date of this Agreement: (i) receipt of any notice or other communication in writing from any Person alleging that the consent or approval of such third party is or may be required in connection with the transactions contemplated by this Agreement; (ii) receipt of any notice or other communication from any Governmental Entity, the NYSE or NASDAQ (or any other securities market) in connection with the transactions contemplated by this Agreement; or (iii) such party becoming aware of the occurrence of an event that could materially prevent or delay the consummation of the Transactions or that would reasonably be expected to result in any of the conditions to the Mergers set forth in Article VI not being satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not limit or otherwise affect the remedies of Plato, Aristotle, Parent or the Merger Subs available hereunder and no information delivered pursuant to this Section 5.6 shall update any section of the Plato Disclosure Letter or the Aristotle Disclosure Letter.

Section 5.7  Access to Information.

(a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each party shall and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other Representatives of the other party, during normal business hours during the period prior to the Effective Times, reasonable access (including for the purpose of coordinating transition planning with employees, but not for purposes of conducting environmental site assessments) to all its and its Subsidiaries’ properties, books, contracts, commitments and records, and to its and its Subsidiaries’ officers, employees, accountants, counsel and other Representatives and, during such period, each party shall, and shall cause its Subsidiaries to, promptly make available to the other party, subject, in the case of competitively sensitive information, to any customary “clean-room” arrangements agreed between the parties, (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (ii) all other information concerning its business, properties and personnel as the other party may reasonably request.

(b) No investigation by any of the parties or their respective Representatives shall affect the representations, warranties, covenants or agreements of any other party set forth herein.

(c) This Section 5.7 shall not require either party or any of its Subsidiaries to permit any access, or to disclose any information, that in the reasonable, good faith judgment (after consultation with counsel, which may be in-house counsel) of such party would reasonably be expected to result in (i) any violation of any material contract or Law to which such party is a party or is subject or cause any privilege (including attorney-client privilege) which such party or any of its Subsidiaries would be entitled to assert to be undermined with respect to such information and such undermining of such privilege could in such party’s good faith judgment (after consultation with counsel, which may be in-house counsel) adversely affect in any material respect such party’s position in any pending or, what such party believes in good faith (after consultation with counsel, which may be in-house counsel) could be, future litigation or (ii) if such party or any of its Subsidiaries, on the one hand, and the other party or any of its Subsidiaries, on the other hand, are adverse parties in a litigation, such information being reasonably pertinent thereto; provided, that, in the cases of clause (i), the parties hereto shall cooperate in seeking to find a way to allow disclosure of such information to the extent doing so (1) would not (in the good faith belief of the disclosing party (after consultation with counsel, which may be in-house counsel)) reasonably be likely to result in the violation of any such material contract or Law or reasonably be likely to cause such privilege to be undermined with respect to such information or (2) could reasonably (in the good faith belief of the disclosing party (after consultation with counsel which may be in-house counsel)) be managed through the use of customary “clean-room” arrangements pursuant to which non-employee Representatives of the non-disclosing party shall be provided access to such information; provided, further, that the disclosing party shall (x) notify the other party that such disclosures are reasonably likely to violate the disclosing party’s or its Subsidiaries’ obligations under any such material contract or Law or are reasonably likely to cause such privilege to be undermined, (y) communicate to the other party in reasonable detail (A) the facts giving rise to such notification and (B) the subject matter of such information (to the extent it is able to do so in accordance with the foregoing proviso) and (z) in the case where such disclosures are reasonably likely to violate such disclosing party’s or its Subsidiaries’ obligations under any material contract, use reasonable commercial efforts to seek consent from the applicable third party to any such material contract with respect to the disclosures prohibited thereby (to the extent not otherwise expressly prohibited by the terms of such contract).

(d) The information provided pursuant to Section 5.7 shall be used solely for the purpose of the Transactions contemplated hereby, and unless and until the Mergers are consummated, such information shall be kept confidential by the recipient thereof in accordance with, and shall otherwise abide by and be subject to the terms and conditions of the Confidentiality Agreement, except that the information provided pursuant to Section 5.7 or portions thereof may be disclosed to affiliates’ directors, officers, members, employees, agents, Financing Sources and advisors of Aristotle or Plato (collectively, the “Representatives”) who (i) need to know such information for the purpose of the transactions contemplated hereby, (ii) shall be advised by Aristotle or Plato, as the case may be, of this provision, (iii) agree to hold the information provided pursuant to Section 5.7 as confidential and (iv) agree with Aristotle or Plato to be bound by the provisions hereof. If this Agreement is terminated, Aristotle and Plato shall and shall cause each of their Representatives to, return or destroy (and certify destruction of) all information provided pursuant to Section 5.7.

Section 5.8  Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each of Aristotle, Parent and Plato shall, and shall cause its Subsidiaries to use reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Mergers and, subject to the conditions set forth in Article VI hereof, to consummate the Transactions contemplated by this Agreement, including the Mergers, as promptly as practicable and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by Plato, Parent or Aristotle or any of their respective Subsidiaries in connection with the Mergers and the other Transactions contemplated by this Agreement, and to comply with the terms and conditions of any such consent, authorization, order or approval.

(b) Subject to the terms and conditions of this Agreement, each of Aristotle, Parent and Plato shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the Transactions contemplated hereby, including using reasonable best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and using reasonable best efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the Transactions contemplated hereby or seeking material damages.

(c) In furtherance and not in limitation of the foregoing, (i) each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable and in any event within ten (10) Business Days of the date hereof, unless otherwise agreed to by the parties, and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 5.8 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act (including any extensions thereof) as soon as practicable and (ii) each of Plato and Aristotle shall each use its reasonable best efforts to (x) take all action reasonably necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the Transactions and (y) if any state takeover statute or similar Law becomes applicable to any of the Transactions, take all action reasonable to enable the Transactions to be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the Transactions.

(d) Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Entity in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Entity relating to the Transactions, including any governmental inquiry, investigation or proceeding initiated by a private party, and (ii) keep the other party informed in all material respects and on a reasonably timely basis of any communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental Entity and of any communication received or given by a private party in connection with any governmental inquiry, investigation or proceeding, in each case regarding any of the Transactions. Subject to applicable Laws relating to the exchange of information, Aristotle or Parent shall have the right to direct all matters with any Governmental Entity consistent with its obligations hereunder; provided that each of the parties hereto shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the other parties and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with any governmental inquiry, investigation or proceeding with respect to the Transactions. Subject to applicable Laws relating to the exchange of information, each party shall have the right to attend or be promptly and fully informed following material conferences and meetings between the other party and regulators concerning the Transactions. Notwithstanding anything to the contrary contained in this Agreement, Aristotle, after prior consultation with Plato to the extent practicable, shall have the principal responsibility for devising and implementing the strategy for obtaining any necessary antitrust or competition clearances, including in connection with the determination of any Regulatory Actions, and shall take the lead in all meetings and communications with any Governmental Entity in connection with obtaining any necessary antitrust or competition clearances. Aristotle and Plato may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.8(d) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Plato or Aristotle, as the case may be) or its legal counsel. Notwithstanding anything to the contrary in this Section 5.8(d), materials provided to the other party or its outside counsel may be redacted to remove references concerning the valuation, pricing and other competitively sensitive terms from an antitrust perspective in the Contracts of Plato, Aristotle and their respective Subsidiaries.

(e) Notwithstanding Sections 5.8(a), 5.8(b) 5.8(c) and 5.8(d) or any other provision of this Agreement to the contrary, in no event shall Aristotle or Parent or their Subsidiaries or Affiliates be required to agree to (nor shall Plato and its Subsidiaries be permitted to agree unless Aristotle so directs them (and they shall, if Aristotle so directs, agree to, so long as such agreements are conditioned upon the Closing)) (i) divest, license, hold separate or otherwise dispose of, or allow a third party to utilize, any portion of its or their respective businesses, assets or Contracts or (ii) take any other action that may be required or requested by any Governmental Entity in connection with obtaining the consents, authorizations, orders or approvals contemplated by this Section 5.8 that would have an adverse impact, in any material respect, on the business of Aristotle, Parent, Plato or their respective Subsidiaries (each a “Regulatory Action”); provided, however, that, Aristotle shall agree, consistent with the terms hereof, conditioned on the Closing, to the extent necessary to ensure satisfaction of the conditions set forth in Sections 6.1(c), 6.1(e) and 6.2(d) on or prior to the Outside Date (as the same may be extended) to (1) the divestiture or disposition of one mail order dispensing facility of Aristotle, Plato or any of their respective Subsidiaries, provided it shall not be the Aristotle facility located in St. Louis, Missouri, (2) the divestiture or disposition of property, plant and equipment associated with specialty pharmacy dispensing or infusion facilities of Aristotle, Plato or any of their respective Subsidiaries having a net book value not in excess of $30 million in the aggregate, provided it shall not include any property, plant or equipment at the Aristotle facility located in Indianapolis, Indiana, (3) the divestiture, disposition, termination, expiration, assignment, delegation, novation or transfer of Contracts of Aristotle, Plato or their respective Subsidiaries which generated, collectively, EBITDA not in excess of $115 million during the most recently available twelve (12) calendar month period ending on the applicable date of such agreement relating to such divestiture, disposition, termination, expiration, assignment, delegation, novation or transfer; provided, however, with respect to this subclause (3), in no event shall, in the case of pharmacy benefits management customer Contracts of Aristotle, Plato or their respective Subsidiaries, the aggregate annual number of adjusted prescription drug claims subject to the foregoing obligation exceed 35 million (where “adjusted prescription drug claims” means (x) retail prescription drug claims, plus the product of (y)(i) mail prescription drug claims multiplied by (ii) three (3), such calculation to be performed using claims made during the preceding twelve (12) calendar month period); provided, further, as between Aristotle and Plato, the determination of how any of the actions specified in (1)-(3) above will be implemented shall be made by

Aristotle. For purposes of this Section 5.8, “EBITDA” means EBITDA as calculated by Aristotle in a manner consistent with the methodology utilized in the earnings releases Aristotle has publicly filed with SEC.

Section 5.9  Indemnification.

(a) From and after the Effective Time, Parent shall (and shall cause Plato and Aristotle to) indemnify, defend and hold harmless, to the fullest extent permitted under applicable law (and shall advance expenses as incurred to the fullest extent permitted under applicable law, provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to be indemnified hereunder), each present and former director and officer of Plato, Aristotle and their respective Subsidiaries and each of their employees who serves as a fiduciary of a Plato Benefit Plan or Aristotle Benefit Plan, as the case may be, (in each case, when acting in such capacity) (each, an “Indemnitee” and, collectively, the “Indemnitees”) against any costs or expenses (including reasonable attorneys’ fees), judgments, settlements, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Times, including the transactions contemplated by this Agreement.

(b) Parent agrees that all rights to exculpation, indemnification or advancement of expenses arising from, relating to, or otherwise in respect of, acts or omissions occurring prior to the Effective Times (including in connection with this Agreement or the transactions or actions contemplated hereby) now existing in favor of the current or former directors or officers of Aristotle or Plato or any of their respective Subsidiaries and each of their respective employees who serves as a fiduciary of a Plato Benefit Plan or an Aristotle Benefit Plan as provided in their respective certificates of incorporation, by-laws or other organizational documents shall survive the Mergers and shall continue in full force and effect in accordance with their terms. For a period of no less than six (6) years from the Effective Times, Parent shall cause Aristotle and Plato to, and the Aristotle Surviving Corporation and Plato Surviving Corporation shall, maintain in effect the exculpation, indemnification and advancement of expenses provisions of the applicable party’s certificate of incorporation and by-laws or similar organization documents in effect as of the date of this Agreement or in any Contract of the applicable party or its respective Subsidiaries with any of their respective directors, officers or employees in effect as of the date of this Agreement, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Times were current or former directors, officers or employees of Aristotle or Plato or their respective Subsidiaries; provided, however, that all rights to exculpation, indemnification and advancement of expenses in respect of any Proceeding pending or asserted or any claim made within such period shall continue until the final disposition of such Proceeding.

(c) In the event that either Parent or the applicable Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each case, Parent shall, and shall cause the applicable Surviving Corporation to, cause proper provision to be made so that such successor or assign shall expressly assume the obligations set forth in this Section 5.9.

(d) Prior to the Plato Effective Time, Plato may obtain and fully pay for “tail” insurance policies with a claims period of no more than six (6) years from and after the Plato Effective Time from an insurance carrier with the same or better credit rating as Plato’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance with benefits and levels of coverage not materially more favorable than Plato’s existing policies with respect to matters existing or occurring at or prior to the Plato Effective Time (including with respect to acts and omissions occurring in connection with this Agreement or the transactions or actions contemplated hereby) and, if such policies have been obtained, Parent shall, and shall cause the Plato Surviving Corporation to maintain such policies in full force and effect after the Plato Effective Time; provided, however, that in no event shall Parent, Plato or Plato Surviving Corporation expend for such “tail” policies a premium amount greater than the product of the cost of the annual premium of Plato’s policy in existence as of the date of this Agreement multipled by the number of years covered by such

“tail” policy. Parent shall cause each of the Aristotle Surviving Corporation and if, as of the Plato Effective Time, Plato shall not have obtained the “tail” policies described in the previous sentence, the Plato Surviving Corporation, as the case may be, to provide the current and former directors and officers of Plato and Aristotle with an insurance and indemnification policy (from an insurance carrier or insurance carriers with the same or better credit rating as the current insurers) that provides directors’ and officers’ liability insurance and fiduciary liability insurance for events, acts and omissions occurring at or prior to the Effective Times for an aggregate period of no less than six (6) years from the Effective Times that is not materially less favorable than each party’s existing policy or, if such coverage is unavailable, the best available coverage; provided, however, that in no event shall Parent or Plato Surviving Corporation be required to expend for such policies an annual premium amount greater than 300% of Plato’s policy in existence as of the date of this Agreement.

(e) The provisions of this Section 5.9 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the applicable party’s certificate of incorporation and by-laws or similar organization documents in effect as of the date of this Agreement or in any Contract of the applicable party or its respective Subsidiaries in effect as of the date of this Agreement. The obligations of Parent and Plato under this Section 5.9 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.9 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.9 applies shall be third party beneficiaries of this Section 5.9).

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Aristotle or Plato or any of their respective Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.9 is not prior to or in substitution for any such claims under such policies.

Section 5.10  Control of Operations.  Without limiting Section 5.1, notwithstanding anything else in this Agreement that may be deemed to the contrary, nothing in this Agreement shall, directly or indirectly, give any party control over any other party’s operations, business or decision-making before the Effective Times, and control over all such matters shall remain in the hands of the relevant party, subject to the terms and conditions of this Agreement.

Section 5.11  Financing.

(a) Parent’s, Aristotle’s and Merger Sub’s obligations hereunder are not subject to any conditions regarding Parent’s, Aristotle’s, Merger Sub’s or any other person’s ability to finance, or obtain financing for, the Transactions; provided that the foregoing shall not otherwise limit the provisions of Sections 6.1 or 6.2. When otherwise obligated to consummate the Transactions in accordance with Section 1.3, Parent, Aristotle and the Merger Subs shall have sufficient funds available to, and shall, satisfy all of their respective obligations under this Agreement, including payment of any amounts required to be paid pursuant to Article II and all fees and expenses incurred in connection herewith.

(b) Unless, and to the extent, Aristotle, Parent or the Merger Subs have sufficient cash from other sources (including by reason of a capital market or other financing transaction) available to satisfy their obligations under this Agreement, from and after the execution of this Agreement, Aristotle, Parent and the Merger Subs shall use their respective reasonable best efforts to arrange the Financing on the terms and conditions described in the Commitment Letter and shall not permit any amendment or modification to be made to, any replacement of all or any portion of any facilities (or commitments thereof) described in, or any waiver of any provision or remedy under, the Commitment Letter, if such amendment, modification, replacement or waiver (i) reduces the aggregate amount of the Financing (including by changing the amount of fees to be paid or original issue discount except by operation of the “market flex” provisions) or (ii) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of any portion of the Financing in a manner that would or would reasonably be expected to (A) delay or prevent the Closing or the

Closing Date or (B) make the funding of the Financing (or satisfaction of the conditions to obtaining the Financing) materially less likely to occur or (C) adversely impact the ability of Aristotle, Parent or the Merger Subs, as applicable, to enforce their rights against other parties to the Commitment Letter or the Definitive Agreements, in any material respect, including any right to seek specific performance of the Commitment Letter or the Definitive Agreements. Subject to the limitations set out in the first sentence of this Section 5.11(b), Aristotle, Parent and the Merger Subs may amend, supplement, modify or replace the Commitment Letter as in effect at the date hereof (x) to add or replace lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Commitment Letter as of the date of this Agreement, (y) to increase the amount of indebtedness and (z) to replace all or a portion of the facility committed under the Commitment Letter as in effect as of the date hereof with one or more new facilities under such Commitment Letter or under any new commitment letter or facility (any such new commitment or facility, a “Replacement Facility”) in a manner not materially less beneficial to Aristotle, Parent and the Merger Subs (as determined in the reasonable judgment of Aristotle), provided that any amendments, modifications or replacements of any Replacement Facility shall be subject to the same limitations that apply to the Commitment Letter as set forth in the first sentence of this Section 5.11(b). For purposes of this Agreement, (1) the term “Financing” shall be deemed to include the financing contemplated by the Commitment Letter as permitted to be amended, modified or replaced pursuant to this Section 5.11 (including any Replacement Facility, any Alternative Financing and, in the case of Section 5.11(f), any offering of debt or equity securities the proceeds of which are intended to be used to satisfy the obligations under this Agreement), and (2) the term “Commitment Letter” shall be deemed to include the Commitment Letter as may be permitted to be amended, modified or replaced pursuant to this Section 5.11, any Replacement Facility, and any commitment letters with respect to the Alternative Financing and any related fee letters (it being understood that any Replacement Facility or Alternative Financing shall be subject to the terms herein that apply to Commitment Letter.

(c) Unless, and to the extent, Aristotle, Parent or the Merger Subs have sufficient cash from other sources (including by reason of a capital market or other financing transaction) available to satisfy their obligations under this Agreement, each of Aristotle, Parent or the Merger Subs shall use their reasonable best efforts to (i) maintain in effect the Commitment Letter pursuant to its terms (except for amendments not prohibited by Section 5.11(b)) until the Transactions are consummated, (ii) negotiate and enter into definitive agreements with respect to the Financing on the terms and conditions (including any applicable “market flex” provisions) contained in the Commitment Letter (“Definitive Agreements”) or on other terms not materially less favorable to Aristotle, Parent and the Merger Subs, in the aggregate, than the terms and conditions (including any applicable “market flex” provisions) contained in the Commitment Letter, (iii) satisfy on a timely basis (or obtain the waiver of) all conditions to funding in the Commitment Letter that are within its control and consummate the Financing at or prior to the Closing in accordance with the terms and conditions of the Commitment Letter at or prior to the Closing, (iv) subject to Section 8.12, enforce their rights under the Commitment Letter in the event of a breach or other failure to fund the Financing required to consummate the Transactions on the Closing Date by the lenders and other Persons providing Financing, and (v) comply in all material respects with its covenants and other obligations under the Commitment Letter (or obtain the waiver thereof).

(d) Without limiting the generality of the foregoing, Aristotle, Parent and the Merger Subs shall give Plato reasonably prompt notice: (i) of any material breach or default by any party to the Commitment Letter or definitive document related to the Financing of which they become aware; (ii) of the receipt of any written notice or other written communication from any Financing Source with respect to any breach, default, termination or repudiation by any party to the Commitment Letter or any definitive document related to the Financing of any provisions of the Commitment Letter or any definitive document related to the Financing and (iii) if for any reason Aristotle, Parent or the Merger Subs believe in good faith that they will not be able to obtain all or any portion of the Financing required to consummate the Transactions. Aristotle, Parent and Merger Subs shall use their reasonable best efforts to complete the Financing to the extent necessary to consummate the transactions contemplated hereby on the Closing Date.

(e) Unless, and to the extent, Aristotle, Parent or the Merger Subs have sufficient cash from other sources (including by reason of a capital market or other financing transaction) available to satisfy their obligations under this Agreement, in the event any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter, Aristotle, Parent and the Merger Subs shall use their respective reasonable best efforts to, as promptly as practicable, arrange alternative debt financing from the same or alternative sources in an amount sufficient to consummate the Transactions, including the Mergers (the “Alternative Financing”) following the occurrence of such event; provided however, that Aristotle shall not be required to obtain financing which includes terms and conditions materially less favorable (taking into account any “market flex” provision) to Aristotle, Parent and the Merger Subs, in each case relative to those in the Financing being replaced. Aristotle shall promptly notify Plato of the receipt of any written notice from any lender named in the Commitment Letter to withdraw, terminate or reduce the aggregate amount of Financing contemplated by, the Commitment Letter. Notwithstanding the foregoing, no provision of this Section 5.11(e) or any other provision of this Agreement shall release Parent, Aristotle, or the Merger Subsidiaries from their obligations pursuant to Sections 5.11(a).

(f) Plato shall, shall cause its Subsidiaries to, and shall use reasonable best efforts to cause its and their Representatives to provide, on a timely basis, all reasonable cooperation requested by Aristotle in connection with (X) the arrangement of Financing to be incurred in connection with the Transactions and (Y) Refinancing Transactions, including, in the case of both (X) and (Y), (i) promptly providing the Financing Sources and/or Refinancing Sources and their respective agents with all financial information regarding Plato and its Subsidiaries required to be delivered pursuant to Sections 2 and 3 of Exhibit B of the Commitment Letter or other information as may be reasonably requested by Aristotle, the Financing Sources or Refinancing Sources or their respective agents to prepare customary bank information memoranda, lender presentations, offering memoranda, private placement memoranda (including under Rule 144A under the Securities Act), registration statements and prospectuses under the Securities Act in connection with such Financing and/or Refinancing Transaction; (ii) participating (including by making members of senior management with appropriate seniority and expertise available to participate) in a reasonable number of meetings, due diligence sessions, presentations, “road shows”, drafting sessions and sessions with the rating agencies in connection with the Financing and Refinancing Transactions; (iii) reasonably cooperating with the Financing Sources’ and/or Refinancing Sources’ and their respective agents’ due diligence, to the extent not unreasonably interfering with the business of Plato, including access to documentation reasonably requested by persons in connection with capital markets transactions; (iv) reasonably cooperating with the marketing efforts for any portion of the Financing and Refinancing Transactions, including using its reasonable best efforts to ensure that any syndication effort benefits from any existing banking relationship; (v) reasonably cooperating with Aristotle’s preparation of bank information memoranda, prospectuses and similar documents, rating agency presentations, road show presentations and written offering materials used to complete such Financing or Refinancing Transaction, to the extent information contained therein relates to the business of Plato and its Subsidiaries; (vi) using reasonable best efforts to cause its certified independent auditors to provide (A) consent to SEC filings and offering memoranda that include or incorporate Plato’s consolidated financial information (with such changes as Plato and its auditors deem necessary or appropriate) and their reports thereon, in each case, to the extent such consent is required, auditors reports and comfort letters with respect to financial information relating to Plato and its Subsidiaries in customary form and (B) other documentation (including reasonable assistance in the preparation of pro forma financial statements by Parent and/or Aristotle, to the extent such other documentation is required); provided that it is understood that assumptions underlying the pro forma adjustments to be made are the responsibility of Parent and/or Aristotle; (vii) providing customary certificates, legal opinions of internal counsel or other customary closing documents as may be reasonably requested by Parent and/or Aristotle or their respective Financing Sources or Refinancing Sources (viii) entering into one or more credit or other agreements on terms satisfactory to Aristotle in connection with the Financing immediately prior to (but not effective until) the Effective Times; (ix) taking all actions reasonably necessary in connection with the pay off of existing indebtedness of Plato and its Subsidiaries on the Closing Date and the release of related Liens on the Closing Date (including any necessary prepayment of Plato’s existing indebtedness), in each case of clauses (vii), (viii), (ix) and (x), conditional upon the actual occurrence of the Closing; and (x) executing and delivering any pledge and security documents or other definitive financing documents reasonably requested by Parent and/or Aristotle or their respective Financing Sources; provided, however, that no obligation of Plato or any of its Subsidiaries under any such agreement or instrument shall be effective until the Effective Time and, none of Plato or any of its Subsidiaries shall be responsible for any cost, commitment or other similar fee or incur any other liability in connection with the Financing or any Refinancing Transaction prior to the Effective Time. All non-public or other confidential information provided by Plato or any of its Representatives pursuant to this Section 5.11 shall be kept confidential in accordance with the Confidentiality Agreement, except that Aristotle and Parent shall be permitted to disclose such information to potential financing sources and to rating agencies during the syndication and marketing of the Financing or Refinancing Transactions subject to customary confidentiality undertakings by such potential financing sources. Aristotle and Parent shall promptly indemnify and hold harmless Plato, its Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by any of them in connection with the claims asserted by Financing Sources or Refinancing Sources in connection with the arrangement of the Financing or Refinancing Transactions and any information used in connection therewith (other than information relating to Plato or its Subsidiaries provided to Aristotle in writing on or behalf of Plato, its Subsidiaries or its and their Representatives expressly for use in connection with the Financing or Refinancing Transactions); the foregoing indemnification shall survive termination of this Agreement. For purposes of Section 6.2(b), but not Section 7.2, the obligations of Plato as set forth in the foregoing Section 5.11(f)(vi)(A) shall be deemed to exclude the phrase “using reasonable best efforts”.

Section 5.12  Employee Benefit Plans.

(a) For a period beginning at the Plato Effective Time and continuing through December 31, 2012, Aristotle shall provide, or shall cause Parent to provide, (i) to each employee of Plato and its Subsidiaries (each such employee, a “Covered Employee”), base salary, target bonus opportunities and long-term incentive opportunities (including the 2012 bonuses paid and long-term incentives granted in 2013) that are, in each case, no less than the base salary, target bonus opportunities and long-term incentive opportunities (other than opportunities under an employee stock purchase plan) applicable to each such Covered Employee immediately prior to the Plato Effective Time and (ii) employee benefits (other than severance benefits and benefits under an employee stock purchase plan) that are no less favorable, in the aggregate, than the employee benefits provided to Covered Employees immediately prior to the Plato Effective Time. For a period beginning at the Plato Effective Time and continuing through the first anniversary thereof, Aristotle shall, or shall cause Parent to, provide severance benefits to each Covered Employee that are equal to the severance benefits provided to Covered Employees under Plato Benefit Plans immediately prior to the Plato Effective Time.

(b) Following the Effective Times, Parent shall, or shall cause Aristotle and its Affiliates and any successors thereto to, assume, honor, fulfill and discharge Plato’s and its Subsidiaries’ obligations under the agreements listed on Schedule 5.12(b) of the Plato Disclosure Letter as set forth thereon.

(c) As of the Effective Times, Parent shall cause its and Aristotle’s and Plato’s third party insurance providers or third party administrators to waive all limitations as to any pre-existing condition or waiting periods in its applicable welfare plans with respect to participation and coverage requirements applicable to the Covered Employees under any welfare plans that such employees may be eligible to participate in after the Effective Times, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Times under any comparable employee benefit plan. In addition, while giving effect to Section 5.12(a) and 5.12(b), as of the Effective Times, the Covered Employees shall be eligible to participate in the Aristotle Employee Stock Purchase Plan on the same terms and conditions as similarly situated employees of Parent, Aristotle and their respective Affiliates, and Parent shall, and shall cause Aristotle and Plato to, give Covered Employees full credit for purposes of eligibility, vesting and level of benefits (including for purposes of paid-time off, severance and short-term disability benefits, but not for benefit accrual purposes under any defined benefit pension plan) under any employee benefit and compensation plans or arrangements maintained by Parent or any of its Affiliates for such Covered Employees’ service with Aristotle, Plato or any of their respective Affiliates to the same extent that such service was credited for purposes of any comparable employee benefit plan immediately prior to the Effective

Times and in no event shall service prior to the Effective Times be required to be taken into account if such service credit would result in the duplication of benefits with respect to the same period.

(d) Plato shall be permitted to (1) finally and conclusively determine, in good faith, the amounts earned, based on maximum funding, under the Plato Annual Incentive Plan and Plato Executive Annual Incentive Plan (collectively, the “Bonus Plans”) in respect of the 2011 fiscal year, and pay such bonus amounts in the ordinary course of business consistent with past practice, but no later than the Closing Date and (2) upon notice to and in consultation with Aristotle, establish annual bonus targets, maximums and performance award levels, performance measures and eligibility and participation requirements for the 2012 fiscal year under the Bonus Plans, in the ordinary course of business consistent with past practice. If the Closing Date occurs on or after January 1, 2012, upon notice to and in consultation with Aristotle, (x) Plato shall be permitted to fully fund 2012 incentive pools under the Bonus Plans based on the most recent forecast available at that time, pro rata for the portion of the year (based on calendar days) elapsed between January 1, 2012 and the Closing Date and (y) pay out such 2012 bonus amounts to eligible employees upon the Closing Date. For the balance of the 2012 calendar year following the Closing Date, Parent shall, or shall cause Aristotle or its Affiliates to, provide bonus opportunities under a new program, based on the eligibility and participation requirements in effect under the Bonus Plans immediately prior to the Plato Effective Time, based on performance metrics and funding to be determined by Parent.

(e) Parent hereby acknowledges that a “change in control”, “change of control” or term of similar import within the meaning of each Plato Benefit Plan will occur upon the Plato Effective Time.

(f) At Aristotle’s request, Plato shall provide periodic updates with respect to the negotiation, execution, adoption, amendment or termination of any collective bargaining Contract.

(g) No provision of this Section 5.12 shall be construed as a limitation on the right of Parent, or to cause Aristotle, Plato and their respective Affiliates to, amend or terminate any specific Plato Benefit Plan or Aristotle Benefit Plan that Plato or Aristotle would otherwise have under the terms of such Plato Benefit Plan or Aristotle Benefit Plan, or shall any provision of this Section 5.12 be construed to require the continuation of the employment of any particular Covered Employee. The provisions of this Section 5.12 are solely for the benefit of the parties to this Agreement, and no current or former director, officer, employee or independent contractor or any other person shall be a third-party beneficiary of this Section 5.12 of this Agreement, and nothing herein shall be construed as an amendment to any Plato Benefit Plan or Aristotle Benefit Plan or other compensation or benefit plan or arrangement for any purpose.

Section 5.13  Additional Agreements.  In case at any time after the Effective Times any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Parent with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Mergers, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Aristotle.

Section 5.14  Stock Exchange Listing.  Parent and Aristotle shall use their reasonable efforts to cause the shares of Parent Common Stock to be issued in connection with the Mergers and shares of Parent Common Stock to be reserved upon exercise of options to purchase Parent Common Stock to be listed on NASDAQ, subject to official notice of issuance, prior to the respective Effective Times.

Section 5.15  Section 16 Matters.  Prior to the Effective Times, Aristotle and Plato shall take all such steps as may be required to cause any dispositions of Aristotle Common Stock or Plato Common Stock (including derivative securities with respect to Aristotle Common Stock or Plato Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Aristotle and Plato or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1  Conditions to Obligations of Each Party.  The obligations of Aristotle, Aristotle Merger Sub and Parent to consummate the Aristotle Merger and of Plato, Plato Merger Sub and Parent to consummate the Plato Merger are subject to the satisfaction, at or prior to the Closing, of the following conditions (which may be waived, in whole or in part, to the extent permitted by Law, by Aristotle or Parent, as the case may be, on behalf of itself and its Subsidiaries, and Plato):

(a) Stockholder Approval.  Plato shall have obtained the Plato Stockholder Approval, and Aristotle shall have obtained the Aristotle Stockholder Approval.

(b) NASDAQ Listing.  The shares of Parent Common Stock issuable to Plato and Aristotle’s stockholders pursuant to this Agreement shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

(c) Statutes and Injunctions.  No Order shall have been promulgated, entered, enforced, enacted or issued or shall be applicable to the Mergers or other Transactions by any Governmental Entity which prohibits, restrains or makes illegal the consummation of the Mergers or other Transactions and shall continue in effect.

(d) Form S-4.  The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order.

(e) Governmental Consents.  (i) The waiting period (and any extensions thereof) under the HSR Act applicable to the Mergers shall have expired or been terminated, any approval from Governmental Entities set forth on Schedule 6.1(e)(i) shall have been obtained and shall be in effect, or, with respect to waiting periods, shall have expired or been terminated, and (ii) all material filings with any Governmental Entity set forth on Schedule 6.1(e)(ii) required for the consummation of the Mergers and the other Transactions contemplated hereby shall have been made (collectively, the matters addressed in clauses (i) and (ii), the “Required Governmental Consents”). This condition shall be deemed to be satisfied, insofar as the items set forth on Schedule 6.1(e)(i) and Schedule 6.1(e)(ii) are concerned, if not earlier satisfied, on the fifth (5th) Business Day prior to the Outside Date (without giving effect to any extension thereof); provided, that, nothing in the foregoing shall limit any of the other conditions set forth in this Article VI.

Section 6.2  Conditions to Obligations of Aristotle, Parent and the Merger Subs to Effect the Aristotle Merger.  The obligations of Aristotle, Parent and Aristotle Merger Sub to consummate the Aristotle Merger and of Parent and Plato Merger Sub to consummate the Plato Merger are subject to the satisfaction on or prior to the Closing Date of the following conditions (which may be waived in whole or in part by Aristotle or Parent, as the case may be, on behalf of itself and such other entities):

(a) The representations and warranties of Plato set forth in this Agreement (except those representations and warranties set forth in the proviso below) shall be true and correct in all respects (without giving effect to any materiality or Plato Material Adverse Effect qualifier therein), as of the date of this Agreement and as of the Closing Date as though made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except to the extent that breaches thereof, individually or in the aggregate, have not had, and would not reasonably be expected to have a Plato Material Adverse Effect; provided, that the representations and warranties of Plato set forth in the (A) first sentence of Section 3.1 (but, with respect to Plato’s Subsidiaries, solely with respect to those Subsidiaries which are material to the business of Plato and its Subsidiaries, taken as a whole), (B) Section 3.2(a), (C) Section 3.3, (D) Section 3.4(b)(i), (E) Section 3.6(b) and (F) Section 3.21 shall be true and correct in all respects (except, with respect to Section 3.2(a), to the extent that such inaccuracies would be immaterial, in the aggregate) as of the date of this Agreement and as of the Closing Date as though made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date). Aristotle, Parent and the

Merger Subs shall have received a certificate validly executed and signed on behalf of Plato by its chief executive officer and chief financial officer certifying that this condition has been satisfied.

(b) Plato shall have performed or complied with all of the obligations, agreements and covenants (other than those set forth in Section 5.6) required by this Agreement to be performed or complied with by it in all material respects and Aristotle, Parent and the Merger Subs shall have received a certificate validly executed and signed on behalf of Plato by its chief executive officer and chief financial officer certifying that this condition has been satisfied.

(c) Parent shall have received the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Parent, in form and substance reasonably satisfactory to Parent, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Closing Date to the effect that the receipt by the holders of the shares of Aristotle Common Stock of Parent Common Stock in exchange for Aristotle Common Stock pursuant to the Aristotle Merger, taken together with the receipt by the holders of the shares of Plato Common Stock of the Parent Common Stock in exchange for Plato Common Stock pursuant to the Plato Merger will qualify for federal income tax purposes as an “exchange” within the meaning of Section 351 of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of officers of Aristotle, Parent, Plato and the Merger Subs as to such matters as such counsel may reasonably request.

(d) There shall be (i) no Proceeding pending in a United States District Court commenced by a Governmental Entity seeking an Order that would prohibit, restrain or make illegal the consummation of the Mergers or the other Transactions under the U.S. antitrust laws, (ii) no motion of a Governmental Entity pending in a United States Court of Appeals, seeking on an expedited basis, appeal, review, rehearing or reconsideration (each, an “Expedited Appeal”) of the matters set forth in clause (i) that has been granted by such United States Court of Appeals, (iii) no request or petition for an Expedited Appeal that has been made or filed by any Governmental Entity and (iv) all deadlines for the making or filing of any such request or petition that may be specified by any statute, regulation, court order or guideline shall have passed without any request or petition for such Expedited Appeal having been made or filed by such Governmental Entity, except, in the case of (iii) and (iv), to the extent any such request or petition shall have been subsequently denied; provided, that, from and after the fifth (5th) Business Day preceding the Outside Date (as the same may be extended), clauses (iii) and (iv) shall cease to be effective for any purpose, including for purposes of this Article VI and Article VII.

Section 6.3  Conditions to Obligations of Plato to Effect the Plato Merger.  The obligation of Plato to consummate the Plato Merger is subject to the satisfaction on or prior to the Closing Date of the following conditions (which may be waived in whole or in part by Plato):

(a) The representations and warranties of Aristotle, Parent and the Merger Subs set forth in this Agreement (except those representations and warranties set forth in the proviso below) shall be true and correct in all respects (without giving effect to any materiality or Aristotle Material Adverse Effect qualifier therein), as of the date of this Agreement and as of the Closing Date as though made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except to the extent that breaches thereof, individually or in the aggregate, have not had, and would not reasonably be expected to have an Aristotle Material Adverse Effect; provided, that the representations and warranties of Aristotle set forth in (A) the first sentences of Section 4.1 (but, with respect to Aristotle’s Subsidiaries, solely with respect to those Subsidiaries which are material to the business of Aristotle and its Subsidiaries, taken as a whole), (B) Section 4.3(a), (C) Section 4.4, (D) Section 4.5(b)(i), (E) Section 4.7(b) and (F) Section 4.22 shall be true and correct in all respects (except, with respect to Section 4.3(a), to the extent that such inaccuracies would be immaterial, in the aggregate) as of the date of this Agreement and as of the Closing Date as though made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date). Plato shall have received a certificate validly executed and signed on behalf of Aristotle by its chief executive officer and chief financial officer certifying that this condition has been satisfied.

(b) Aristotle, Parent and the Merger Subs shall have performed or complied with, as applicable, all of the obligations, agreements and covenants (other than those set forth in Section 5.6) required by this Agreement to be performed or complied with by each of them in all material respects and Plato shall have received a certificate validly executed and signed on behalf of Aristotle by its chief executive officer and chief financial officer certifying that this condition has been satisfied.

(c) Plato shall have received the opinion of Sullivan & Cromwell LLP, counsel to Plato, in form and substance reasonably satisfactory to Plato, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Closing Date to the effect that the receipt by the holders of the shares of Plato Common Stock of Parent Common Stock in exchange for Plato Common Stock pursuant to the Plato Merger, taken together with the receipt by the holders of the shares of Aristotle Common Stock of Parent Common Stock in exchange for Aristotle Common Stock pursuant to the Aristotle Merger, will qualify for federal income tax purposes as an “exchange” within the meaning of Section 351 of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of officers of Aristotle, Parent, Plato and the Merger Subs as to such matters as such counsel may reasonably request.

ARTICLE VII

TERMINATION

Section 7.1  Termination.  Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Mergers contemplated herein may be abandoned at any time prior to the Plato Effective Time, whether before or after the Plato Stockholder Approval and/or the Aristotle Stockholder Approval:

(a) By the mutual written consent of Aristotle and Plato.

(b) By either of Plato or Aristotle:

(i) if any Governmental Entity of competent jurisdiction shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the Transactions and such Order shall have become final and non-appealable;

(ii) if the Transactions shall not have been consummated by April 20, 2012 (the “Outside Date”); provided, however, that if the conditions set forth in Section 6.1(c), Section 6.1(e) or Section 6.2(d) shall not have been satisfied or duly waived by all parties entitled to the benefit of such condition by the fifth (5th) Business Day prior to April 20, 2012, either Aristotle or Plato may, by written notice delivered to the other party, extend the Outside Date from time to time to a date not later than July 20, 2012, and if the conditions set forth in Section 6.1(c), Section 6.1(e) or Section 6.2(d) have not been satisfied or duly waived by all parties entitled to the benefit of such condition by the fifth (5th) Business Day prior to such date, either Aristotle or Plato may, by written notice delivered to the other, extend the Outside Date from time to time to a date not later than October 22, 2012; provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not be available to Plato or Aristotle if its action or failure to act constitutes a material breach or violation of any of its covenants, agreements or other obligations hereunder and such material breach or violation has been the principal cause of or directly resulted in (1) the failure to satisfy the conditions to the obligations of the terminating party to consummate the Merger set forth in Article VI prior to the Outside Date (as the same may be extended) or (2) the failure of the Closing to occur by the Outside Date (as the same may be extended);

(iii) if the Aristotle Stockholder Approval shall not have been obtained upon a vote taken thereon at the Aristotle Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; or

(iv) if the Plato Stockholder Approval shall not have been obtained upon a vote taken thereon at the Plato Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof.

(c) By Plato:

(i) if (A) the Aristotle Board or any committee makes, prior to the Aristotle Stockholders Meeting, an Aristotle Adverse Recommendation Change, (B) the Aristotle Board or any committee thereof shall have failed to include the Aristotle Recommendation in the Joint Proxy Statement distributed to stockholders, (C) a tender offer or exchange offer is commenced and the Aristotle Board shall have failed to recommend against acceptance of such tender offer or exchange offer by its stockholders (including, for these purposes, by taking any position contemplated by Rule 14e-2 of the Exchange Act other than recommending rejection of such tender offer or exchange offer) within ten (10) Business Days of the commencement of such tender offer or exchange offer, (D) the Aristotle Board or any committee thereof shall have refused to affirm publicly the Aristotle Recommendation following any reasonable written request by Plato to provide such reaffirmation (including in the event of a Takeover Proposal (other than pursuant to a commenced tender offer or exchange offer) having been publicly disclosed) prior to the earlier of (x) ten (10) calendar days following such request and (y) five (5) Business Days prior to the Aristotle Stockholder Meeting (provided, in the case of clause (y), that if such request is made less than eight (8) Business Days prior to such meeting, then, notwithstanding the foregoing, the Aristotle Board or any committee thereof shall have four (4) Business Days to respond to such request for reaffirmation), it being further agreed that no such request for such affirmation shall be made unless there are events or developments that in the reasonable judgment of Plato call into question whether the Aristotle Stockholder Approval will be obtained or (E) the Aristotle Board formally resolves to take or publicly announces an intention to take any of the foregoing actions; provided, that the right to terminate pursuant to foregoing clauses (A) through (E) which arises following the commencement or announcement of a Takeover Proposal shall expire if not exercised prior to the tenth (10th) Business Day following the date on which the right to terminate under this Section 7.1(c)(i) first arose; provided, further, that the foregoing proviso shall not apply for purposes of Section 7.3;

(ii) prior to the receipt of the Aristotle Stockholder Approval, if Aristotle shall be in Willful Breach of its obligations pursuant to the first three sentences of Section 5.3(c) or Section 5.4;

(iii) if Aristotle shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Sections 6.3(a) or 6.3(b) and (ii) is incapable of being cured by Aristotle by the Outside Date (as the same may be extended); or

(iv) prior to the receipt of the Plato Stockholder Approval, so that Plato may enter into a definitive agreement providing for a Superior Proposal.

(d) By Aristotle:

(i) if (A) the Plato Board or any committee makes, prior to the Plato Stockholders Meeting, a Plato Adverse Recommendation Change, (B) the Plato Board or any committee thereof shall have failed to include the Plato Recommendation in the Joint Proxy Statement distributed to stockholders, (C) a tender offer or exchange offer is commenced and the Plato Board shall have failed to recommend against acceptance of such tender offer or exchange offer by its stockholders (including, for these purposes, by taking any position contemplated by Rule 14e-2 of the Exchange Act other than recommending rejection of such tender offer or exchange offer) within ten (10) Business Days of the commencement of such tender offer or exchange offer, (D) the Plato Board or any committee thereof shall have refused to affirm publicly the Plato Recommendation following any reasonable written request by Aristotle to provide such reaffirmation (including in the event of a Takeover Proposal (other than pursuant to a commenced tender offer or exchange offer) having been publicly disclosed) prior to the earlier of (x) ten (10) calendar days following such request and (y) five

(5) Business Days prior to the Plato Stockholder Meeting (provided, in the case of clause (y), that if such request is made less than eight (8) Business Days prior to such meeting, then, notwithstanding the foregoing, the Plato Board or any committee thereof shall have four (4) Business Days to respond to such request for reaffirmation), it being further agreed that no such request for such affirmation shall be made unless there are events or developments that in the reasonable judgment of Aristotle calls into question whether the Plato Stockholder Approval will be obtained or (E) the Plato Board formally resolves to take or publicly announces an intention to take any of the foregoing actions; provided, that the right to terminate this Agreement pursuant to foregoing clauses (A) through (E) which arises following the commencement or announcement of a Takeover Proposal shall expire if not exercised prior to the tenth (10th) Business Day following the date on which a right to terminate under this Section 7.1(d)(i) first arose; provided, further, that the foregoing proviso shall not apply for purposes of Section 7.3.

(ii) prior to the receipt of the Plato Stockholder Approval, if Plato shall be in Willful Breach of its obligations pursuant to the first three sentences of Sections 5.3(b); or Section 5.4; or

(iii) if Plato shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Sections 6.2(a) or 6.2(b) and (ii) is incapable of being cured by Plato by the Outside Date (as the same may be extended); or

(iv) prior to the receipt of the Aristotle Stockholder Approval, so that Aristotle may enter into a definitive agreement providing for a Superior Proposal.

Section 7.2  Effect of Termination.  In the event of the termination of this Agreement by either Aristotle or Plato as provided in Section 7.1, written notice thereof shall forthwith be given by the terminating Party to the other Party specifying the provision hereof pursuant to which such termination is made. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall be terminated and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Aristotle, Parent, the Merger Subs or Plato, other than this Section 7.2, Section 7.3 and Article VIII, which provisions shall survive such termination; provided, however, that nothing in this Section 7.2 shall relieve any party from liability for any fraud, Willful Breach of a representation or warranty or Willful Breach of any covenant or other agreement contained in this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive the termination of this Agreement in accordance with their terms.

Section 7.3  Termination Fee; Expenses.

(a) Except as otherwise provided in this Sections 7.3 and except for (i) the filing fee under the HSR Act and any fees for similar filings or notices under foreign laws or regulations, (ii) the expenses in connection with printing and mailing the Joint Proxy Statement required in connection with the actions specified in Section 5.3(a) and the Form S-4, (iii) all SEC filing fees relating to the Transactions contemplated herein (which fees and expenses shall be borne, in each case, equally by Aristotle and Plato), all fees and expenses incurred by the parties hereto shall be borne solely by the party that has incurred such fees and expenses.

(b) In the event that this Agreement is terminated pursuant to Section 7.1(b)(iii), then Aristotle shall pay to Plato on the date of such termination, all documented, out of pocket expenses (including financing expenses) not to exceed $225,000,000, in the aggregate (“Plato Expenses”), payable by wire transfer of same day funds.

(c) In the event that this Agreement is terminated pursuant to Section 7.1(b)(iv), then Plato shall pay to Aristotle on the date of such termination, all documented, out of pocket expenses (including financing expenses) not to exceed $225,000,000, in the aggregate (“Aristotle Expenses”), payable by wire transfer of same day funds.

(d) In the event that (A) this Agreement is, or, at the time of a termination of this Agreement, could have been, terminated pursuant to Section 7.1(b)(ii) or Section 7.1(b)(iii), and (B) a Takeover Proposal (substituting

“40%” for “15%” in the definition of “Takeover Proposal”) for Aristotle (whether or not modified after it was first made) is publicly disclosed, announced or otherwise made public (in each case, other than by Plato) (1) in the case of Section 7.1(b)(ii), prior to the date of termination and the vote seeking the Aristotle Stockholder Approval at the Aristotle Stockholder Meeting had not been taken prior to the seventh (7th) Business Day prior to the Outside Date (as the same may be extended) and (2) in the case of Section 7.1(b)(iii), prior to the date of the Aristotle Stockholder Meeting, then Aristotle shall pay to Plato, on the date of termination, 35% of the Termination Fee plus the Plato Expenses (for purposes of this Section 7.3(d), not to exceed $100,000,000) payable by wire transfer of same day funds, on the date of such termination, and (C) if, within one (1) year following such termination, Aristotle enters into a definitive agreement providing for, or otherwise consummates, a Takeover Proposal (substituting “40%” for “15%” in the definition of “Takeover Proposal”), then Aristotle shall pay to Plato the Termination Fee less any amount of the Termination Fee and any Plato Expenses previously paid, by wire transfer of same day funds, upon the earlier of the public announcement of Aristotle’s entry into any such agreement or the consummation of any such transaction. In the event such a Takeover Proposal (substituting 40% for 15% in the definition of “Takeover Proposal”) is consummated prior to the termination of this Agreement, then Aristotle shall promptly pay to Plato the Termination Fee.

(e) In the event that (A) this Agreement is, or, at the time of a termination of this Agreement, could have been, terminated pursuant to Section 7.1(b)(ii) or Section 7.1(b)(iv) and (B) a Takeover Proposal (substituting “40%” for “15%” in the definition of “Takeover Proposal”) for Plato (whether or not modified after it was first made) is publicly disclosed, announced or otherwise made public (in each case, other than by Aristotle) (1) in the case of Section 7.1(b)(ii), prior to the date of termination and the vote seeking the Plato Stockholder Approval at the Plato Stockholder Meeting had not been taken prior to the seventh (7th) Business Day prior to the Outside Date (as the same may be extended) and (2) in the case of Section 7.1(b)(iv), prior to the date of the Plato Stockholder Meeting, then Plato shall pay to Aristotle on the date of termination, 35% of the Termination Fee plus the Aristotle Expenses (for purposes of this Section 7.3(e), not to exceed $100,000,000), payable by wire transfer of same day funds, on the date of such termination, and (C) if, within one (1) year following such termination, Plato enters into a definitive agreement providing for, or otherwise consummates, a Takeover Proposal (substituting “40%” for “15%” in the definition of “Takeover Proposal”), then Plato shall pay to Aristotle the Termination Fee less any amount of the Termination Fee and any Aristotle Expenses previously paid, by wire transfer of same day funds, by wire transfer of same day funds, upon the earlier of the public announcement of Plato’s entry into any such agreement or the consummation of any such transaction. In the event such a Takeover Proposal (substituting 40% for 15% in the definition of “Takeover Proposal”) is consummated prior to the termination of this Agreement, then Plato shall promptly pay to Aristotle the Termination Fee.

(f) In the event this Agreement is, or, at the time of a termination of this Agreement, could have been, terminated by Plato pursuant to Section 7.1(c)(i) or Aristotle pursuant to Section 7.1(d)(i), then the terminating party (or the party which could have terminated pursuant to Sections 7.1(c)(i) or 7.1(d)(i)) shall be paid by the other party, on the date of termination, the Termination Fee, payable by wire transfer of same day funds.

(g) In the event this Agreement (i) in the case of Plato, is, or could have been, terminated by Plato pursuant to Section 7.1(c)(ii) on the date of termination, Aristotle shall pay Plato on the date of termination, the Termination Fee, payable by wire transfer of same day funds or (ii) in the case of Aristotle, is, or could have been, terminated by Aristotle pursuant to Section 7.1(d)(ii) on the date of termination, then Plato shall pay Aristotle on the date of termination, the Termination Fee, payable by wire transfer of same day funds.

(h) In the event this Agreement is terminated by Plato pursuant to Section 7.1(c)(iv) or Aristotle pursuant to Section 7.1(d)(iv), then the terminating party shall pay the other party, on the date of termination, the Termination Fee, payable by wire transfer of same day funds.

(i) The parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the Transactions contemplated by this Agreement and that, without these agreements, the parties would not enter into this Agreement. The payments contemplated hereby shall be paid pursuant to this Section 7.3 regardless of any alleged breach by the payee of its obligations hereunder, provided, that no payment made by either party pursuant to this Section 7.3 shall operate or be construed as a waiver by the party of any breach of this Agreement by the other party or of any rights of the party in respect thereof. The Termination Fee, if paid, shall be credited against any damages recovered by the payee arising from a breach of this Agreement by the payor. Notwithstanding anything to the contrary in this Agreement, in no event (i) shall Aristotle Expenses or Plato Expenses, as the case may be, or the full amount of the Termination Fee be paid more than once or (ii) shall anyone be paid an aggregate amount pursuant to Section 7.3(a) through (h) in excess of the full amount of the Termination Fee.

(j) Each party agrees that notwithstanding anything in this Agreement to the contrary (other than with respect to claims for, or arising out of or in connection with, fraud or Willful Breaches of any representation, warranty, covenant or other agreement, as provided in Section 7.2), (A) in the event that any Termination Fee is paid to a party in accordance with this Section 7.3, the payment of such Termination Fee shall be the sole and exclusive remedy of such party, its Subsidiaries, stockholders, Affiliates, officers, directors, employees and Representatives against the other party or any of its Representatives or Affiliates for, (B) in no event will the party being paid any Termination Fee or any other such person seek to recover any other money damages or seek any other remedy based on a claim in law or equity with respect to, (1) any loss suffered, directly or indirectly, as a result of the failure of the Mergers to be consummated, (2) the termination of this Agreement, (3) any liabilities or obligations arising under this Agreement, or (4) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement, and (C) upon payment of any Termination Fee in accordance with this Section 7.3, no party nor any Affiliates or Representatives of any party shall have any further liability or obligation to the other party relating to or arising out of this Agreement or the transactions contemplated hereby.

Section 7.4  Procedure for Termination or Amendment.  A termination of this Agreement pursuant to Section 7.1 or an amendment or waiver of this Agreement pursuant to Sections 8.1 or 8.2 shall, in order to be effective, require, in the case of Plato, Aristotle, Parent and the Merger Subs, action by their respective Boards of Directors or a duly authorized committee thereof. Termination of this Agreement prior to the Effective Times shall not require the approval of the stockholders or either Plato or Aristotle.

ARTICLE VIII

MISCELLANEOUS

Section 8.1  Amendment and Modification.  Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of Plato or Aristotle contemplated hereby, by written agreement of the parties hereto at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that no amendment, modification or supplement of this Agreement shall be made following the adoption of this Agreement by the Aristotle or Plato stockholders unless, to the extent required, approved by the stockholders; and provided further that no amendment, modification or supplement shall be made to this Agreement that would adversely affect the rights of the Financing Sources as set forth in Sections 7.3(j), 8.6, 8.12(b) and 8.13 without the consent of the Financing Sources.

Section 8.2  Extension; Waiver.  At any time prior to the Effective Times, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.1, waive compliance with any of the agreements or conditions contained in this Agreement. Except as required by applicable Law, no waiver of this Agreement shall require the approval of the stockholders of either Aristotle or Plato. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

Section 8.3  Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Times.

Section 8.4  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, facsimile transmission (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Aristotle, Parent or the Merger Subs, to:

Express Scripts, Inc.
One Express Way
St. Louis, MO 63121
Attention: Keith J. Ebling, Executive Vice President, General Counsel and Corporate Secretary
Telephone No: (314) 996-0900
Facsimile: (866) 230-8345

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, New York 10036
Attention: Lou R. Kling
            Howard L. Ellin
            Kenneth M. Wolff
Telephone No.: (212) 735-3000
Facsimile: (212) 735-2000

(b)	if to Plato, to:

Medco Health Solutions, Inc.
100 Parsons Pond Drive
Franklin Lakes, New Jersey 07417
Attention: Thomas M. Moriarty, General Counsel, Secretary and President,
Global Pharmaceutical Strategies
Telephone No: (201) 269-3400
Facsimile: (201) 269-1109

with a copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention: James C. Morphy
            Matthew G. Hurd

Telephone No.: (212) 558-4000
Facsimile: (212) 558-3588

Section 8.5  Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties (including by facsimile or via portable document format (.pdf)), it being understood that all parties need not sign the same counterpart.

Section 8.6  Entire Agreement; Third Party Beneficiaries.  This Agreement (including the Exhibits hereto and the documents and the instruments referred to herein), the Confidentiality Agreement and any agreements entered into contemporaneously herewith: (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof (although any provisions of the Confidentiality Agreement conflicting with this Agreement shall be governed by this Agreement), and (b) except for (i) as provided in Section 5.9 and (ii) solely with respect to the Financing Sources, Sections 7.3(j), 8.12(b) and 8.13, are not intended to confer upon any Person other than the parties hereto any rights or remedies. Notwithstanding clause (b) of the immediately preceding sentence, following the Plato Effective Time the provisions of Article II are enforceable by stockholders of Plato to the extent necessary to receive the consideration to which such holder is entitled pursuant to Article II. Section 5.9 is intended for the benefit of, and shall be enforceable by, the Indemnified Parties. Sections 7.3(j), 8.12(b) and 8.13 are intended for the benefit of, and shall be enforceable by, the Financing Sources. The Letter Agreement between Aristotle and Plato, dated July 5, 2011, and all obligations thereunder (other than the restrictions set forth therein with respect to acquisition of the beneficial ownership of securities of a party thereto and the provisions relating to the termination of restrictions set forth therein, all of which shall continue in effect) shall abate and be of no effect unless and until this Agreement has been terminated in accordance with its terms (such period, the “Abatement Period”), in which event, the terms of such Letter Agreement shall only apply with respect to actions taken from and after such termination; provided, that, notwithstanding the foregoing, any proposal, including a Takeover Proposal, tender offer or exchange offer that was made during the Abatement Period by any party hereto shall automatically be withdrawn at the conclusion of the Abatement Period unless the other party hereto otherwise consents.

Section 8.7  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, are not affected in a manner materially adverse to any party hereto.

Section 8.8  Specific Performance.  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof (and, more specifically, that irreparable damage would likewise occur if the Mergers were not consummated and the affected party’s stockholders did not receive the aggregate Merger Consideration payable to them in accordance with the terms but subject to the conditions of this Agreement), and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the obligation of Aristotle, Parent and the Merger Subs to consummate the Mergers, the obligation of Plato to consummate the Plato Merger and the obligation of Aristotle, Parent and Merger Subs to pay, and the affected party’s stockholders’ right to receive, the aggregate Merger Consideration payable to them pursuant to the Mergers, subject in each case to the terms and conditions of this Agreement) in the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware, in addition to any other remedy to which they are entitled at law or in equity. Notwithstanding the foregoing, the parties acknowledge and agree that in no event shall Aristotle be required to litigate against its Financing Sources; provided, however, that the parties further acknowledge and agree that this provision and the agreements set forth in subsections (b) through (e) of Section 5.11 shall not be interpreted or applied in such a way as to eliminate or otherwise mitigate the obligations of Parent, Aristotle or the Merger Subs to satisfy their respective obligations to fund the Transactions.

Section 8.9  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that each of the Merger Subs may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any entity that is wholly owned, directly or indirectly, by Aristotle; provided, that, no such assignment shall be permitted hereunder if such assignment would reasonably be expected to (i) materially prevent or delay the consummation of the Transactions or (ii) result in any of the conditions to the Mergers set forth in Article VI not being satisfied. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 8.10  Headings; Interpretation.  The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this

Agreement. “Include,” “includes,” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Aristotle Disclosure Letter and the Plato Disclosure Letter. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “made available,” “delivered” or “provided” or terms of similar import, when used in the representations (including any attendant definitions) shall mean, in the case of Aristotle, made available to Aristotle and its representatives prior to the date of this Agreement in the MerrillCorp DataSite under the title “Project Prometheus” or delivered to Aristotle and, in the case of Plato, made available to Plato and its representatives prior to the date of this Agreement in the Intralinks DataSite under the title “Project Prometheus” or delivered to Plato. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. All Exhibits and Schedules annexed hereto or referred to herein, and the Plato Disclosure Letter and the Aristotle Disclosure Letter, are hereby incorporated in and made a part of this Agreement as if set forth in full herein; provided, however, that the fact that any item of information is disclosed in either the Plato Disclosure Letter or the Aristotle Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract, instrument or Law defined or referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. This Agreement is the product of negotiations by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the others.

Section 8.11  Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

Section 8.12  Enforcement; Exclusive Jurisdiction.

(a) The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware without proof of actual damages or otherwise (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the Court of Chancery of the State of Delaware and any court of the United States located in the State of Delaware, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction is vested in the Federal courts, any court of the United States located in the State of Delaware and (d) consents to service of process being made through the notice procedures set forth in Section 8.4.

(b) Notwithstanding anything contrary in this Agreement, each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the Transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Commitment Letter or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof). The parties hereto further agree that all of the provisions of Section 8.13 relating to waiver of jury trial shall apply to any action, cause of action, claim, cross-claim or third party-claim referenced in this Section 8.12(b).

Section 8.13  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO (ON BEHALF OF ITSELF AND ITS SUBSIDIARIES) HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.14  Joint Obligations.  Any covenant, agreement or obligation of Aristotle hereunder shall be deemed to be and shall constitute a covenant, agreement and obligation of and by Parent to cause Aristotle and the Merger Subs to perform and discharge such covenant, agreement or obligation. Any covenant, agreement or obligation of Parent hereunder shall be deemed to be and shall constitute a covenant, agreement and obligation of and by Aristotle to cause Parent and the Merger Subs to perform and discharge such covenant, agreement or obligation. Aristotle and Parent shall be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements or obligations hereunder.

Section 8.15  Definitions.

(a) As used in this Agreement, the following terms and those set forth in the Index of Defined Terms, when used in this Agreement, and the Exhibits, Schedules, and other documents delivered in connection herewith, shall have the meanings specified in this Section 8.14 or on the corresponding page number of the Index of Defined Terms:

An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. “control” has the meaning specified in Rule 405 under the Securities Act.

“Applicable SAP” means statutory accounting principles applicable to the Plato Insurance Company Subsidiaries or the Aristotle Insurance Company Subsidiaries, as the case may be.

“Aristotle Insurance Company Subsidiary” means each of Express Scripts Insurance Company, a Subsidiary of Aristotle which is an insurance company domiciled in Arizona and Express Reinsurance Company, a Subsidiary of Aristotle which is an insurance company domiciled in Missouri.

“Aristotle Material Intellectual Property” means any Intellectual Property the unavailability of which would be materially detrimental to Aristotle and its Subsidiaries, taken as a whole.

“Aristotle Subsidiary Insurance Agreements” means (a) all of the insurance agreements written by an Insurance Company Subsidiary reflected in the Aristotle Disclosure Letter, (b) all other insurance agreements written by Aristotle Insurance Company Subsidiary on the same forms as those insurance contracts or policy forms reflected in the Aristotle Disclosure Letter written by an Aristotle Insurance Company Subsidiary between the date of this Agreement and the Closing Date, and (c) renewals thereof and individual certificates issued thereunder and all supplements, endorsements, enhancement letters, riders and ancillary agreements in connection therewith.

“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or commercial banks in the County of New York are authorized or required by Law to be closed.

“Confidentiality Agreement” means the confidentiality agreement dated June 14, 2011 between Plato and Aristotle, as amended by that Letter Agreement, dated July 5, 2011, and as the same may be further amended, supplemented or otherwise modified by the parties.

“Environmental Claim” means any claim, action, cause of action, suit, proceeding, investigation, order, demand or notice (written or oral) by any Person or entity alleging actual or potential liability (including, without limitation, actual or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties) arising out of, based on, resulting from or relating to the presence, or Release into the environment, of, or exposure to, any Materials of Environmental Concern at any location, now or in the past but shall not include any claims relating to products liability.

“Environmental Laws” means all federal, state, local and foreign laws, regulations, ordinances, requirements of governmental authorities, and common law relating to pollution, exposure to Materials of Environmental Concern, or to the protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata, and natural resources), including, without limitation, laws and regulations relating to (i) emissions, discharges, releases or threatened releases of, or exposure to, Materials of Environmental Concern, (ii) the manufacture, processing, distribution, use, treatment, generation, storage, containment (whether above ground or underground), disposal, transport or handling of Materials of Environmental Concern, (iii) recordkeeping, notification, disclosure and reporting requirements regarding Materials of Environmental Concern, (iv) endangered or threatened species of fish, wildlife and plant and the management or use of natural resources, or (v) the preservation of the environment or mitigation of adverse effects on the environment but shall not include any claims relating to products liability.

“Financing Sources” means the entities that have committed to provide or otherwise entered into agreements in connection with the financing or other financings in connection with the transactions contemplated hereby, together with their affiliates, and including the parties to the Commitment Letter and any joinder agreements or credit agreements (including the definitive agreements relating thereto).

“GAAP” means generally accepted accounting principles in the United States.

“Intellectual Property” means all intellectual property rights, including patent and the invention and discoveries therein; processes, formulae, know-how and other trade secrets or proprietary confidential information; copyrights and copyrightable works (including copyrights in software, databases, applications, code, systems, networks, website content, documentation and related items); trademarks, service marks, trade names, logos, trade dress and other source indicators, and the goodwill of the business appurtenant thereto; and Internet domain names.

“Joint Proxy Statement” means a proxy statement relating to the adoption and approval of this Agreement by Plato’s stockholders and by Aristotle’s stockholders.

“Knowledge” and “known” means the actual knowledge, including such knowledge as would have resulted from reasonable inquiry, of the executive officers of Plato or Aristotle, as the case may be.

“Laws” means, any United States, federal, state or local or any foreign law (in each case, statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, statute, regulation (domestic or foreign) or other similar requirement enacted, issued, adopted, promulgated, entered into or applied by a Governmental Entity.

“Marketing Period” means the first period of 20 consecutive calendar days after the date of this Agreement throughout which the conditions set forth in Sections 6.1 and 6.2 have been satisfied (except for any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions or waiver by the party entitled to waive such conditions) and nothing has occurred and no state of facts exists that would cause any of the conditions set forth in Sections 6.1 and 6.2 to fail to be satisfied assuming the Closing were to be scheduled for any time during such 20 calendar day period; provided that if the Marketing Period has not been completed (i) prior to December 19, 2011, the Marketing Period shall commence no earlier than January 3, 2012, (ii) prior to August 20, 2012, the Marketing Period shall commence no earlier than September 3, 2012 and (iii) prior to December 24, 2012, the Marketing Period shall commence no earlier than January 2, 2013; provided, further, that November 23-27, 2011 and November 21-25 , 2012 shall not be considered calendar days for purposes of the definition of “Marketing Period” but a period including such days shall be considered a consecutive period for purposes of the definition of “Marketing Period”; provided, further, that, whether or not commenced, in no event shall the Marketing Period extend beyond the fourth Business Day prior to the Outside Date, as it may be extended pursuant to Section 7.1(b)(ii).

“Material Adverse Effect” means, with respect to Plato, on the one hand, or Aristotle, on the other hand, any event, change, effect, development, state of facts, condition, circumstances or occurrence (including any development arising after the date of this Agreement in any Proceeding) that, individually or in the aggregate, has or would be reasonably expected to have a material adverse effect on the business, results of operations, assets, liabilities or financial condition of such party and its Subsidiaries, taken as a whole, except to the extent such material adverse effect results from (A) any changes in general United States or global economic conditions, except in the event that such changes in conditions have greater adverse materially disproportionate effect on such party and its Subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which such party and any of its Subsidiaries operate, (B) any changes in conditions generally affecting any of the industries in which such party and its Subsidiaries operate, except in the event that such changes in conditions have a greater adverse materially disproportionate effect on such party and its Subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in such industries, (C) any decline in the market price or trading volume of the common stock of such party (it being understood that the facts or occurrences giving rise to or contributing to such decline may be taken into account in determining whether there has been or would be a Material Adverse Effect), (D) any regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction, except in the event that such conditions have a greater adverse materially disproportionate effect on such party and its Subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which such party and any of its Subsidiaries operate, (E) any failure, in and of itself, by such party to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be taken into account in determining whether there has been or would be a Material Adverse Effect), (F) the execution and delivery of this Agreement or the public announcement or pendency of the Mergers or any of the other Transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of such party or any of its Subsidiaries with customers, suppliers or partners, other than for purposes of Sections 3.4, 4.5, 6.2(a) (insofar as it relates to Section 3.4) and 6.3(a) (insofar as it relates to Section 4.5), (G) any change in applicable law, regulation or GAAP (or authoritative interpretations thereof), (H) any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, except in the event that such conditions or events have a greater adverse materially disproportionate effect on such party and its Subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which such party and any of its Subsidiaries operate or (I) any action required to be taken pursuant to or in accordance with this Agreement or taken at the request of the other party.

“Materials of Environmental Concern” means chemicals, pollutants, contaminants, wastes, toxic or hazardous substances, materials or wastes, petroleum and petroleum products, greenhouse gases, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon, fungus, mold, mycotoxins or other substances regulated due to a potential adverse effect on human health or the environment.

“NASDAQ” means The NASDAQ Stock Market.

“Order” means any order, writ, injunction, decree, judgment, award, injunction, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Entity (in each case, whether temporary, preliminary or permanent.

“Permitted Lien” means (i) any Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been taken, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar liens, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (iv) gaps in the chain of title evident from the records of the relevant Government Entity maintaining such records, easements, rights-of-way, covenants, restrictions and other encumbrances of record as of the date hereof, (v) easements, rights-of-way, covenants, restrictions and other encumbrances incurred in the ordinary course of business that, in the aggregate, are not material in amount and that do not, in any case, materially detract from the value or the use of the property subject thereto, (vi) statutory landlords’ liens and liens granted to landlords under any lease, (vii) any purchase money security interests, equipment leases or similar financing arrangements, and (viii) any Liens securing obligations under $250,000.

“Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plato Insurance Company Subsidiary” means each of Medco Containment Life Insurance Company, a Subsidiary of Plato which is an insurance company domiciled in Pennsylvania, and Medco Containment Insurance Company of New York, a Subsidiary of Plato domiciled in New York.

“Plato Material Intellectual Property” means any Intellectual Property the unavailability of which would be materially detrimental to Plato and its Subsidiaries, taken as a whole.

“Plato Subsidiary Insurance Agreements” means (a) all of the insurance agreements written by a Plato Insurance Company Subsidiary reflected in the Plato Disclosure Letter, (b) all other insurance agreements written by Plato Insurance Company Subsidiary on the same forms as those insurance contracts or policy forms reflected in the Plato Disclosure Letter written by a Plato Insurance Company Subsidiary between the date of this Agreement and the Closing Date, and (c) renewals thereof and individual certificates issued thereunder and all supplements, endorsements, enhancement letters, riders and ancillary agreements in connection therewith.

“Proceeding” means any suit, action, proceeding, arbitration, mediation, audit, hearing, inquiry or, to the Knowledge of the Person in question, investigation (in each case, whether civil, criminal, administrative, investigative, formal or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity.

“Refinancing Sources” means any entities that have committed to provide or otherwise entered into agreements in connection with any Refinancing Transactions.

“Refinancing Transaction” means any financing effected in connection with refinancing existing indebtedness of Aristotle (including accrued but unpaid interest, penalties and fees) upon its stated maturity, acceleration or mandatory redemption.

“Release” means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, escaping or emptying into or upon the indoor or outdoor environmental including without limitations any soil, sediment, subsurface strata, surface water, groundwater, ambient air, the atmosphere or any other media.

“Subsidiary” when used with respect to any party means any corporation, partnership or other organization, whether incorporated or unincorporated, (i) of which at least a majority of the securities or other interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly beneficially owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries, or (ii) that would be required to be consolidated in such party’s financial statements under generally accepted accounting principles as adopted (whether or not yet effective) in the United States. For all purposes of this Agreement, Parent shall be deemed a Subsidiary of Aristotle.

“Tax Return” shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

“Taxes” shall mean all taxes of any kind, including those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, excise, employment, withholding, franchise, profits, license, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign.

“Termination Fee” means an amount equal to $950,000,000.

“Willful Breach” means (i) with respect to any breach of a representation or warranty contained in this Agreement, a material breach of such representation or warranty that has been made with the Knowledge of the breaching party, (ii) with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach, or failure to perform, that is a consequence of an act or omission undertaken by the breaching party with the Knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of this Agreement and (iii) the failure by any party to consummate the Transactions after all of the conditions set forth in Article VI have been satisfied or waived (by the party entitled to waive any such applicable conditions).

IN WITNESS WHEREOF, Aristotle, Parent, Plato, Aristotle Merger Sub and Plato Merger Sub have duly executed this Agreement, all as of the date first written above.

MEDCO HEALTH SOLUTIONS, INC.

By:	/s/ David B. Snow, Jr.
Name:     David B. Snow, Jr.

Title:	Chairman and Chief Executive Officer

EXPRESS SCRIPTS, INC.

By:	/s/ Jeff Hall
Name:     Jeff Hall

Title:	Chief Financial Officer

ARISTOTLE HOLDING, INC.

By:	/s/ Keith Ebling
Name:     Keith Ebling

Title:	President

ARISTOTLE MERGER SUB, INC.

By:	/s/ Keith Ebling
Name:     Keith Ebling

Title:	President

PLATO MERGER SUB, INC.

By:	/s/ Keith Ebling
Name:     Keith Ebling

Title:	President

EXECUTION VERSION

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 1, dated November 7, 2011 (“Amendment No. 1”) to that certain Agreement and Plan of Merger (the “Merger Agreement”) dated as of July 20, 2011 by and among Express Scripts, Inc., a Delaware corporation (“Express Scripts”), Medco Health Solutions, Inc., a Delaware corporation (“Medco”), Aristotle Holding, Inc., a Delaware corporation and wholly-owned subsidiary of Express Scripts (“New Express Scripts”), Aristotle Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of New Express Scripts (“Aristotle Merger Sub”) and Plato Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of New Express Scripts (“Plato Merger Sub”). Capitalized terms used by not defined herein shall have the meaning set forth in the Merger Agreement.

WHEREAS, the parties have entered in to a Memorandum of Understanding (“MOU”) as of November 7, 2011, to document the agreement in principle for the settlement with plaintiffs in various stockholder actions of such actions brought in connection with the Merger Agreement on the terms and subject to the conditions set forth therein; and

WHEREAS, the parties desire to amend certain of the provisions of the Merger Agreement;

WHEREAS, the Boards of Directors of each of Express Scripts, Medco, New Express Scripts, Aristotle Merger Sub and Plato Merger Sub have each determined that it is advisable and in the best interests of their respective companies and stockholders to enter into this Amendment No. 1 and authorized their respective companies to enter into this Amendment No. 1; and

WHEREAS, in accordance with Section 8.1 of the Merger Agreement, the Merger Agreement may only be amended by written agreement of (a) Express Scripts, (b) Medco, (c) New Express Scripts, (d) Aristotle Merger Sub and (e) Plato Merger Sub.

NOW THEREFORE, in consideration of the premises of this Amendment No. 1 and the agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

1.	Amendment to Section 5.4(b). Section 5.4(b) of the Merger Agreement is hereby amended and restated by adding the following proviso at the end of the last sentence of Section 5.4(b):

; provided, further, that each of Plato and Aristotle, as the case may be, will be entitled to the benefit of clauses (iii) and (iv) above, and any extension which may apply pursuant to the immediately preceding proviso, no more than one time with respect to a Takeover Proposal and any material amendments or modifications thereof.

2.	Amendment to Section 8.15. Section 8.15 of the Merger Agreement is hereby amended and restated by deleting the current definition of “Termination Fee” and replacing it in its entirety with the following:

“Termination Fee” means an amount equal to $650,000,000; provided, that, in the event that (A) a Termination Fee is payable pursuant to Section 7.3(f) and (B) at the time of the event giving rise to Aristotle’s or Plato’s right to terminate the Agreement pursuant to Section 7.1(d)(i) or Section 7.1(c)(i), as the case may be, and be paid such a Termination Fee, as the case may be, there was no Takeover Proposal outstanding with respect to the party obligated to pay such Termination Fee, the Termination Fee shall mean an amount equal to $950,000,000.

3.	No Other Changes. Except as expressly provided herein, the Merger Agreement is not amended, modified or otherwise affected by this Amendment No. 1, and the Merger Agreement and the rights and obligations of the parties thereunder are hereby ratified and confirmed in all respects.

4.	Effective Time. This Amendment No. 1 shall be effective as of the date set forth in the preamble to this Amendment No. 1.

5.	Governing Law. This Amendment No. 1 will be governed by the laws of the State of Delaware, without regard to the conflicts of law principles thereof.

6.	Counterparts. This Amendment No. 1 may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties (including by facsimile or via portable document format (.pdf)), it being understood that all parties need not sign the same counterpart.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Express Scripts, Medco, New Express Scripts, Aristotle Merger Sub and Plato Merger Sub have duly executed this Amendment No. 1, all as of the date first written above.

Very truly yours,

MEDCO HEALTH SOLUTIONS, INC.

By:	/s/ Thomas M. Moriarty
Name:     Thomas M. Moriarty

Title:	General Counsel, Secretary and President, Global Pharmaceutical Strategies

EXPRESS SCRIPTS, INC.

By:	/s/ Keith Ebling
Name:     Keith Ebling

Title:	Executive Vice President and General Counsel

ARISTOTLE HOLDING, INC.

By:	/s/ Keith Ebling
Name:     Keith Ebling

Title:	Executive Vice President and General Counsel

ARISTOTLE MERGER SUB, INC.

By:	/s/ Keith Ebling
Name:     Keith Ebling

Title:	President

PLATO MERGER SUB, INC.

By:	/s/ Keith Ebling
Name:     Keith Ebling

Title:	President

[Signature Page to Amendment No. 1]

Annex B

July 20, 2011

The Board of Directors
Medco Health Solutions, Inc.
100 Parsons Pond Drive
Franklin Lakes, NJ 07417

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of Medco Health Solutions, Inc., (the “Company”) of the consideration to be paid to such holders in the Transaction (as defined below). We understand that pursuant to the Agreement and Plan of Merger, to be dated as of July 20, 2011 (the “Agreement”), among Express Scripts, Inc. (the “Merger Partner”), the Company, Aristotle Holding, Inc. (the “Parent”), a wholly-owned subsidiary of the Merger Partner, Aristotle Merger Sub, Inc. (“Aristotle Merger Sub”), a wholly-owned indirect subsidiary of the Merger Partner and Plato Merger Sub, Inc., a wholly-owned indirect subsidiary of the Merger Partner (“Plato Merger Sub”, and together with the Merger Partner, the Parent and Aristotle Merger Sub, collectively, the “Merger Partner Group”), among other things, the following will occur:

•	Aristotle Merger Sub will be merged with and into the Merger Partner, with the Merger Partner resulting as the surviving entity in the merger (the “Aristotle Merger”) and becoming a wholly-owned subsidiary of the Parent, and each outstanding share of common stock, $0.01 par value per share, of Merger Partner (“Merger Partner Common Stock”), other than shares of Merger Partner Common Stock held in treasury or owned by the Parent and its affiliates, will be converted into the right to receive one share of common stock, par value $0.01 per share, of the Parent (“Parent Common Stock”); and

•	immediately following the consummation of the Aristotle Merger, Plato Merger Sub will be merged with and into the Company, with the Company resulting as the surviving entity (the “Plato Merger”, and together with the Aristotle Merger, the “Transaction”) and becoming a wholly-owned subsidiary of the Parent, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by the Company, Plato Merger Sub or any wholly-owned subsidiaries of the Company and the Appraisal Shares (as defined in the Agreement), but including (a) the Company Common Stock held in a Plato Benefit Plan (as defined in the Agreement) or related trust, (b) the Plato Book-Entry Shares (as defined in the Agreement) and (c) the Company Common Stock purchased using contributions under the Plato Employee Stock Purchase Plan (as defined in the Agreement) pursuant to Section 2.9 of the Agreement, will be converted into the right to receive consideration per share equal to $28.80 in cash (the “Cash Consideration”) and 0.810 shares (the “Stock Consideration”, and, together with the Cash Consideration, the “Consideration”) of Parent Common Stock.

In connection with preparing our opinion, we have (i) reviewed a draft dated July 19, 2011 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the Merger Partner and the industries in which they operate; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company and the Merger Partner with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and of the Merger Partner Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by or at the direction of the managements of the Company and the Merger Partner relating to their respective businesses (with internal financial analyses and forecasts with respect to the Merger Partner from 2015 through 2021 being provided by the Company’s management based on guidance provided by Merger Partner’s management), as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the “Synergies”); and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company and the Merger Partner with respect to certain aspects of the Transaction, and the past and current business operations of the Company and the Merger Partner, the financial condition and future prospects and operations of the Company, the Merger Partner and the Parent, the effects of the Transaction on the financial condition and future prospects of the Company, the Merger Partner and the Parent, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Merger Partner or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency, of the Company or the Merger Partner or the Parent under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company, the Merger Partner and Parent to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based, and we have assumed, with your approval, that the Synergies will be achieved at the times and in amounts projected in all respects material to our analysis. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Merger Partner Group in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We also note that we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction. We are not legal, regulatory or tax experts and have relied on the assessments made by the Company and its advisors with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company, the Merger Partner or the Parent or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the Transaction, and we express no opinion as to the fairness of the Transaction to, or any consideration paid in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock, the Merger Partner Common Stock or the Parent Common Stock will trade at any future time.

B-2

We have acted as financial advisor to the Company with respect to the Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company and the Merger Partner, for which we and such affiliates have received customary compensation. Such services during such period have included providing treasury and securities services to the Company, acting as a joint bookrunner on the Merger Partner’s $1,400,000,000 common stock offering in June 2009, acting as a joint bookrunner on the Merger Partner’s $2,500,000,000 bond offering in June 2009, acting as the Merger Partner’s financial advisor in connection with its acquisition of WellPoint Inc.’s NextRx subsidiaries NextRx, LLC, NextRx, Inc. and NextRx Services, Inc., in June 2009 and acting as a joint bookrunner on the Merger Partner’s $1,500,000,000 bond offering in April 2011. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company, the Merger Partner or the Parent for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Common Stock in the Transaction is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES LLC

B-3

Annex C

[Letterhead of Lazard Frères & Co. LLC]

July 20, 2011

The Board of Directors
Plato, Inc.
100 Parsons Pond Drive
Franklin Lakes, NJ 07417

Dear Members of the Board:

We understand that Plato, Inc., a Delaware corporation (“Plato”), Aristotle, Inc., a Delaware corporation (“Aristotle”), Aristotle Holding, Inc., a Delaware corporation and a wholly owned subsidiary of Aristotle (“Parent”), Aristotle Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Aristotle Merger Sub”), and Plato Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Plato Merger Sub”), propose to enter into an Agreement and Plan of Merger, dated as of July 20, 2011 (the “Agreement”), pursuant to which Aristotle and Plato will become wholly owned subsidiaries of Parent (the “Transaction”).

Pursuant to the Agreement, Aristotle Merger Sub will be merged with and into Aristotle, with Aristotle continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Aristotle Merger”), and Plato Merger Sub will be merged with and into Plato, with Plato continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Plato Merger”). Pursuant to the Agreement, (i) in the Aristotle Merger, each common share, par value $0.01 per share, of Aristotle ( “Aristotle Common Stock”), issued and outstanding immediately prior to the effective time of the Aristotle Merger, other than shares of Aristotle Common Stock held in treasury by Aristotle or owned by Aristotle, Aristotle Merger Sub or any other wholly owned subsidiary of Aristotle, will be converted into one share of common stock of Parent (“Parent Common Stock”) and (ii) each common share, par value $0.01 per share, of Plato ( “Plato Common Stock”), issued and outstanding immediately prior to the effective time of the Plato Merger, other than shares of Plato Common Stock held in treasury by Plato or owned by Plato, Plato Merger Sub or any other wholly owned subsidiary of Plato, or holders who are entitled to and properly demand an appraisal of their shares of Plato Common Stock (all such holders, together with Plato, Plato Merger Sub or any other wholly owned subsidiary of Plato, the “Excluded Holders”), will be converted into the right to receive $28.80 in cash (the “Cash Consideration”) and 0.810 shares of Parent Common Stock (such number of shares, the “Stock Consideration” and, together with the Cash Consideration, the “Consideration”), subject to certain adjustments as more fully described in the Agreement. The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to the holders of Plato Common Stock (other than Excluded Holders) of the Consideration to be paid to such holders in the Transaction.

In connection with this opinion, we have:

(i)	Reviewed the financial terms and conditions of a draft, dated July 19, 2011, of the Agreement;

(ii)	Reviewed certain publicly available historical business and financial information relating to Plato and Aristotle;

(iii)	Reviewed various financial forecasts and other data provided to us by Plato relating to the business of Plato, various financial forecasts and other data provided to us by Aristotle and Plato relating to the business of Aristotle and certain publicly available financial forecasts and other data relating to the business of Aristotle and Plato;

The Board of Directors
Plato, Inc.
July 20, 2011

(iv)	Held discussions with members of the senior managements of Plato and Aristotle with respect to the businesses and prospects of Plato and Aristotle, respectively and reviewed the projected synergies and other benefits, including the amount and timing thereof, anticipated by the management of Plato and Aristotle to be realized from the Transaction;

(v)	Reviewed public information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating the businesses of Plato and Aristotle, respectively;

(vi)	Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally relevant in evaluating the business of Plato;

(vii)	Reviewed historical stock prices and trading volumes of Plato Common Stock and Aristotle Common Stock;

(viii)	Reviewed the potential pro forma financial impact of the Transaction on Aristotle based on the financial forecasts referred to above relating to Plato and Aristotle; and

(ix)	Conducted such other financial studies, analyses and investigations as we deemed appropriate.

We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Plato or Aristotle or concerning the solvency or fair value of Plato or Aristotle, and we have not been furnished with any such valuation or appraisal. At your direction, for purposes of our analyses, we utilized financial forecasts with respect to Aristotle for the period from 2011 through 2014 that were provided by management of Aristotle and for the period after 2014 that were provided by you based upon guidance from the management of Aristotle. With respect to all of the financial forecasts utilized in our analyses, including those related to projected synergies anticipated by the managements of Plato and Aristotle to be realized from the Transaction, we have assumed, with the consent of Plato, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of Plato and Aristotle, respectively, and such synergies. With respect to the synergies and financial benefits anticipated by the managements of Plato and Aristotle to be realized from the Transaction, we have assumed, with the consent of Plato, that the estimates of the amounts and timing of such synergies and financial benefits are reasonable and that such financial benefits will be realized substantially in accordance with such estimates in all material respects relevant to our analysis. We assume no responsibility for and express no view as to any such forecasts or the assumptions on which they are based.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the prices at which shares of Plato Common Stock or Aristotle Common Stock may trade at any time subsequent to the announcement of the Transaction. In connection with our engagement, we were not authorized to, and we did not, solicit indications of interest from third parties regarding a potential transaction with Plato, nor were we requested to consider, and our opinion does not address the relative merits of the Transaction as compared to any other transaction or business strategy in which Plato might engage or the merits of the underlying decision by Plato to engage in the Transaction.

In rendering our opinion, we have assumed, with the consent of Plato, that the Transaction will be consummated on the terms described in the Agreement, without any waiver or modification of any material terms or conditions. Representatives of Plato have advised us, and we have assumed, that the Agreement, when executed, will conform to the draft reviewed by us in all material respects. We also have assumed, with the consent of Plato, that obtaining the necessary governmental, regulatory or third-party approvals and

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The Board of Directors
Plato, Inc.
July 20, 2011

consents for the Transaction will not have an adverse effect on Plato, Aristotle or the Transaction. We further have assumed, with the consent of Plato, that the Transaction will qualify for U.S. federal income tax purposes as an exchange within the meaning of Section 351 of the Internal Revenue Code of 1986, as amended. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that Plato obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects (other than the Consideration to the extent expressly specified herein) of the Transaction, including, without limitation, the form or structure of the Transaction, or any agreements or arrangements entered into in connection with, or contemplated by, the Transaction. In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transaction, or class of such persons, relative to the Consideration or otherwise.

Lazard Frères & Co. LLC (“Lazard”) is acting as financial advisor to Plato in connection with the Transaction and will receive a fee for such services, a portion of which is payable upon execution of the Agreement and a substantial portion of which is contingent upon the consummation of the Transaction. We in the past have provided, currently are providing, and in the future may provide, certain investment banking services to Plato, for which we have received and may receive compensation, including, during the past two years, having provided advisory services to Plato in connection with its 2010 acquisition of United BioSource. In addition, in the ordinary course of their respective businesses, Lazard, LFCM Holdings LLC (an entity indirectly owned in large part by managing directors of Lazard) and their respective affiliates may actively trade securities of Plato, Aristotle and certain of their respective affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of Plato, Aristotle and certain of their respective affiliates. The issuance of this opinion was approved by the Opinion Committee of Lazard.

Our engagement and the opinion expressed herein are for the benefit of the Board of Directors of Plato (in its capacity as such) and our opinion is rendered to the Board of Directors of Plato in connection with its evaluation of the Transaction. Our opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transaction or any matter relating thereto.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration is fair, from a financial point of view, to the holders of Plato Common Stock (other than the Excluded Holders).

Very truly yours,

LAZARD FRÈRES & CO. LLC

By	/s/ David Gluckman
David Gluckman, M.D.
Managing Director

C-3

Annex D

[Letterhead of Credit Suisse Securities (USA) LLC]

July 20, 2011

Board of Directors
Express Scripts, Inc.
One Express Way
St. Louis, Missouri 63121

Board of Directors:

You have asked us to advise you with respect to the fairness, from a financial point of view, to Express Scripts, Inc. (“Express Scripts”) of the Medco Consideration (as defined below) to be paid pursuant to the terms of an Agreement and Plan of Merger, dated as of July 20, 2011 (the “Merger Agreement”), among Express Scripts, Medco Health Solutions, Inc. (“Medco”), Aristotle Holding, Inc. (“New Express Scripts”), a newly-formed wholly owned subsidiary of Express Scripts, and Aristotle Merger Sub, Inc. (“Express Scripts Merger Sub”) and Plato Merger Sub, Inc. (“Medco Merger Sub”), each a newly-formed wholly owned subsidiary of New Express Scripts. The Merger Agreement provides for, among other things, the acquisition by Express Scripts of Medco through (i) the merger of Express Scripts Merger Sub with and into Express Scripts (the “Express Scripts Merger”) pursuant to which each outstanding share of the common stock, par value $0.01 per share (“Express Scripts Common Stock”), of Express Scripts will be converted into the right to receive one share of the common stock, par value $0.01 per share (“New Express Scripts Common Stock”), of New Express Scripts and (ii) the merger of Medco Merger Sub with and into Medco (the “Medco Merger” and, together with the Express Scripts Merger, the “Transaction”) pursuant to which each outstanding share of the common stock, par value $0.01 per share (“Medco Common Stock”), of Medco will be converted into the right to receive (i) $28.80 in cash and (ii) 0.81 (the “Medco Exchange Ratio”) of a share of New Express Scripts Common Stock (such cash amount and such fraction of a share of New Express Scripts Common Stock issuable pursuant to the Medco Exchange Ratio, collectively, the “Medco Consideration”).

In arriving at our opinion, we have reviewed the Merger Agreement and certain publicly available business and financial information relating to Express Scripts and Medco. We also have reviewed certain other information relating to Express Scripts and Medco provided to or discussed with us by Express Scripts and Medco, including financial forecasts relating to Express Scripts and Medco prepared by the respective managements of Express Scripts and Medco (as adjusted, in the case of Medco, by the management of Express Scripts), and have met with the managements of Express Scripts and Medco to discuss the businesses and prospects of Express Scripts and Medco, respectively. We also have considered certain financial and stock market data of Express Scripts and Medco, and we have compared that data with similar data for other publicly held companies in businesses we deemed similar to those of Express Scripts and Medco, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and transactions which have been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not independently verified any of the foregoing information and we have assumed and relied upon such information being complete and accurate in all material respects. With respect to the financial forecasts for Express Scripts and Medco that we have utilized in our analyses, the managements of Express Scripts and Medco have advised us, and we have assumed, that such forecasts (including, in the case of Medco, adjustments thereto by the management of Express Scripts) have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Express Scripts and Medco, as the case may be, as to the future financial performance of Express Scripts and Medco. With respect to estimates provided to us by the management of Express Scripts regarding cost savings and synergies anticipated to result from the Transaction, the management of Express Scripts has advised us, and we have assumed, that they have been reasonably prepared on bases reflecting the

Board of Directors
Express Scripts, Inc.
July 20, 2011

best currently available estimates and judgments of the management of Express Scripts and that such cost savings and synergies will be realized in the amounts and at the times indicated thereby. We also have assumed, with your consent, for federal income tax purposes that the Express Scripts Merger and the Medco Merger, taken together, will qualify as an “exchange” within the meaning of Section 351 of the Internal Revenue Code of 1986, as amended. In addition, we have relied upon, with your consent and without independent verification, the assessments of the management of Express Scripts as to (i) business trends and prospects for, and governmental and regulatory policies and matters affecting, the pharmacy benefit management, specialty pharmacy and broader healthcare industry and the potential impact thereof on Express Scripts, Medco or the contemplated benefits of the Transaction and (ii) Medco’s relationships (including, without limitation, material agreements) with clients, pharmacy providers, pharmaceutical manufacturers and other suppliers and Express Scripts’ ability to integrate the businesses and operations of Express Scripts and Medco. We have assumed, with your consent, that there will be no developments with respect to any such matters that would be material to our analyses or opinion.

We have assumed, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Transaction, no delay, limitation, restriction or condition, including any divestiture requirements, will be imposed that would have an adverse effect on Express Scripts, Medco or the contemplated benefits of the Transaction and that the Transaction will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. We have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Express Scripts or Medco, nor have we been furnished with any such evaluations or appraisals.

Our opinion addresses only the fairness, from a financial point of view and as of the date hereof, to Express Scripts of the Medco Consideration to be paid in the Transaction and does not address any other aspect or implication of the Transaction, including, without limitation, the form or structure of the Medco Consideration or the Transaction (or the tax or accounting consequences thereof) or any agreement, arrangement or understanding entered into in connection with the Transaction or otherwise. Our opinion also does not address the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the Transaction, or class of such persons, relative to the Medco Consideration or otherwise. The issuance of this opinion was approved by our authorized internal committee.

Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to what the value of shares of New Express Scripts Common Stock actually will be when issued pursuant to the Transaction or the prices at which shares of Express Scripts Common Stock, Medco Common Stock or New Express Scripts Common Stock will trade at any time. Our opinion also does not address the relative merits of the Transaction as compared to alternative transactions or strategies that might be available to Express Scripts, nor does it address the underlying business decision of Express Scripts to proceed with the Transaction.

We have acted as financial advisor to Express Scripts in connection with the Transaction and will receive a fee for our services, the principal portion of which is contingent upon consummation of the Transaction. We also became entitled to receive a fee upon the rendering of our opinion. As you are aware, we and certain of our affiliates expect to provide or arrange financing for the Transaction, for which we and such affiliates would receive compensation. In addition, Express Scripts has agreed to indemnify us and certain related parties for certain liabilities and other items arising out of or related to our engagement. We and our affiliates in the past have provided and currently are providing investment banking and other financial services to Express Scripts unrelated to the Transaction, for which services we and our affiliates have received and will receive compensation, including having acted or currently acting as (i) joint book-running manager for a $1.5 billion

D-2

Board of Directors
Express Scripts, Inc.
July 20, 2011

senior notes offering, a $2.5 billion senior notes offering and an approximately $1.6 billion common stock offering of Express Scripts, (ii) financial advisor to Express Scripts in connection with Express Scripts’ $4.675 billion acquisition of the NextRx pharmacy benefit management services business of WellPoint, Inc. and lead arranger for a related bridge term loan financing undertaken by Express Scripts and (iii) joint lead arranger and joint book-running manager for, or administrative agent for and lender under, an existing $750 million revolving credit facility of Express Scripts. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Express Scripts, Medco and their respective affiliates and any other company that may be involved in the Transaction, as well as provide investment banking and other financial services to such companies. In addition, we and our affiliates maintain commercial (including customer) relationships with Express Scripts.

It is understood that this letter is for the information of the Board of Directors of Express Scripts (in its capacity as such) in connection with its evaluation of the Transaction and does not constitute advice or a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed Transaction or otherwise.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Medco Consideration to be paid in the Transaction is fair, from a financial point of view, to Express Scripts.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

D-3

Annex E

[Letterhead Of Citigroup Global Markets Inc.]

July 20, 2011

The Board of Directors
Express Scripts, Inc.
One Express Way
St Louis, MO 63121

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to Express Scripts, Inc. (the “Company”) of the Consideration (defined below) to be issued and paid by the Company pursuant to the terms and subject to the conditions set forth in an Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 20, 2011, by and among the Company, Medco Health Solutions, Inc., a Delaware corporation (“Target”), Aristotle Holding, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company (“Parent”), Aristotle Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Company Merger Sub”), and Plato Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Target Merger Sub”). As more fully described in the Merger Agreement, (i) Company Merger Sub will be merged with and into the Company (the “Company Merger”); (ii) immediately following the Company Merger, the Target Merger Sub will be merged with and into the Target (the “Target Merger” and together with the Company Merger, the “Merger”; (iii) each outstanding share of the common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) (other than shares held in the treasury of the Company or owned by the Company, Company Merger Sub or any other wholly owned subsidiary of the Company) shall be converted into one share of common stock, par value $0.01 per share of Parent (“Parent Common Stock); (iv) each outstanding share of the common stock, par value $0.01 per share, of Target (“Target Common Stock”) (other than shares held in the treasury of the Target or owned by any Target subsidiary, the Company or any of its subsidiaries or shares as to which appraisal rights are property exercised) will be converted into the right to receive $28.80 in cash (the “Cash Consideration”) and 0.81 of a share of Parent Common Stock (the “Stock Consideration”, together with the Cash Consideration, the “Consideration”), subject to certain limitations and procedures as specified in the Merger Agreement.

In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of the Company and certain senior officers and other representatives and advisors of Target concerning the businesses, operations and prospects of the Company and Target and the effects of the Merger on the financial condition and future prospects of the Company. We examined certain publicly available business and financial information relating to the Company and Target as well as certain financial forecasts and other information and data relating to the Company and Target which were provided to or discussed with us by the respective managements of the Company and the Target, including information relating to the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the management of the Company (with input from the management of the Target) to result from the Merger. Certain information with respect to the Target was modified by management of the Company and we were instructed to use such information as so modified for purposes of our opinion. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices of Company Common Stock and Target Common Stock; the historical and projected earnings and other operating data of the Company and Target; and the capitalization and financial condition of the Company and Target. We considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of the Company and Target. We also evaluated certain potential pro forma financial effects of the Merger on the

Company based on the information provided to us by management of the Company. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed relevant and appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the managements of the Company and Target that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, relating to the Company and Target, and in the case of certain pro forma financial effects of, and strategic implications and operating benefits resulting from, the Merger, we have been advised by the management of the Company that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and Target, such strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated to result from the Merger and the other matters covered thereby, and have assumed, with your consent, that the financial results (including such potential strategic implications and operational benefits anticipated to result from the Merger) reflected in such forecasts and other information and data will be realized in the amounts and at the times projected.

We have assumed, with your consent, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, Target or the contemplated benefits of the Merger. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Target nor have we made any physical inspection of the properties or assets of Target. We express no view as to, and our opinion does not address, the underlying business decision of the Company to effect the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Our opinion, as set forth herein, relates to the relative values of the Company and Target.

We have assumed that the representations and warranties made by the Company and Target in the Merger Agreement are and will be true and correct in all respects material to our analysis. Finally, with your consent, we have relied upon the advice the Company has received from its legal, regulatory, accounting and tax advisors as to all legal, regulatory, accounting and tax matters relating to the Merger and the other transactions contemplated by the Merger Agreement.

Our opinion is limited to the fairness, as of the date hereof, from a financial point of view, of the Consideration to be paid by the Company in the Merger, considered in the aggregate, and we express no opinion as to the fairness of the Merger to the holders of any particular class of securities, creditors or other constituencies of the Company or Target. We are not expressing any opinion as to what the value of Company Common Stock actually will be when issued pursuant to the Merger or the price at which Company Common Stock will trade at any time. We were not requested to, and we did not, participate in the negotiation or structuring of the Merger. Furthermore, we express no view as to, and our opinion does not address, the underlying business decision of the Company to effect the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Consideration. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

E-2

Citigroup Global Markets Inc. (“Citi”) has acted as financial advisor to the Company in connection with the proposed Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee in connection with the delivery of this opinion. An affiliate of Citi engaged in the commercial lending business is acting as lender and syndication agent for a credit facility to be used by the Company in connection with the Merger, for which services such entity will receive compensation. We and our affiliates in the past have provided, and currently provide, services to the Company and its affiliates unrelated to the proposed Merger, for which services we and our affiliates have received and expect to receive compensation, including, without limitation, having acted as Company’s financial advisor in connection with its acquisition of WellPoint Inc.’s NextRx subsidiaries announced in April 2009, including, in connection therewith, serving as joint bookrunner on the Company’s 5.25% Senior Notes due 2012 (aggregate principal amount $1,000,000,000), 6.250% Senior Notes due 2014 (aggregate principal amount $1,000,000,000) and 7.250% Senior Notes due 2019 (aggregate principal amount $500,000,0000), and joint bookrunner on the Company’s $1,600,000,000 follow-on offering of shares of Company Common Stock; joint lead arranger and syndication agent, and a participant in, the Company’ $750,000,000 revolving credit facility; and joint bookrunner with respect to the Company’s 3.125% Senior Notes due 2016 (aggregate principal amount $1,500,000,000). We and our affiliates also in the past have provided , and currently provide, services to the Target and its affiliates unrelated to the proposed Merger, for which services we and our affiliates have received and expect to receive compensation, including, without limitation, serving as co-syndication agent and a participant in the Target’s $3,000,000,000 Senior Unsecured Credit Facility maturing in April 2012; and as a participant in the Target’s $600,000,000, 364-day renewable accounts receivable financing facility. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of the Company and Target for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with the Company, Target and their respective affiliates. Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of the Company in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholders as to how such stockholder should vote or act on any matters relating to the proposed Merger.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Consideration to be paid by the Company in the Merger is fair, from a financial point of view, to the Company.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

E-3

Annex F

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
EXPRESS SCRIPTS HOLDING COMPANY

The name under which the Corporation was originally incorporated is Aristotle Holding, Inc., and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 15, 2011.

1. The current name of the Corporation is Express Scripts Holding Company.

2. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

3. The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801 in the County of New Castle. The Corporation Trust Company is the Corporation’s registered agent at that address.

4. The total number of shares of stock which the Corporation has authority to issue is 3,000,000,000 shares, of which (i) 15,000,000 shares are preferred stock, par value $0.01 per share (the “Preferred Stock”), and (ii) 2,985,000,000 shares are common stock, par value $0.01 per share.

4.1.  Preferred Stock.

4.1.1. The Board of Directors is hereby authorized to issue the Preferred Stock in one or more series, to fix the number of shares of any such series of Preferred Stock, and to fix, through a certificate of designations filed with the Secretary of State of the State of Delaware (the “Preferred Stock Designation”), the designation of any such series as well as the powers, preferences, and rights and the qualifications, limitations, or restrictions of the Preferred Stock.

4.1.2. The authority of the Board of Directors shall include, without limitation, the power to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions, if any), the redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such unissued series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

4.2. Common Stock.  The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Except as otherwise provided by applicable law or in this Certificate of Incorporation or in a Preferred Stock Designation, the holders of shares of Common Stock shall be entitled to one vote for each such share upon all questions presented to the stockholders, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and holders of Preferred Stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote.

The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

5. The Board of Directors shall have the power to make, alter or repeal the by-laws of the Corporation.

6. The election of the Board of Directors need not be by written ballot.

F-1

7. The Corporation shall indemnify to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware as amended from time to time each person who is or was a director or officer of the Corporation and the heirs, executors and administrators of such a person.

8. No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director for any act or omission occurring subsequent to the date when this provision becomes effective, except that he may be liable (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of this Article Eight, nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article Eight, shall eliminate or reduce the effect of this Article Eight in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article Eight, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

9. No action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, and the power of stockholders of the Corporation to consent in writing, without a meeting, to the taking of any action is specifically denied; provided, however, that the holders of Preferred Stock may act by written consent to the extent provided in a resolution or resolutions of the Board of Directors authorizing the issuance of a particular series of Preferred Stock pursuant to Article Four of this Certificate of Incorporation.

10. The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

11. This Amended and Restated Certificate of Incorporation is duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Express Scripts Holding Company has caused this Amended and Restated Certificate of Incorporation to be executed by President, Chief Executive Officer and Chairman of the Board this [date].

By:	/s/ Name: Title: President, Chief Executive Officer and Chairman of the Board

F-2

Annex G

AMENDED AND RESTATED
BYLAWS
of
EXPRESS SCRIPTS HOLDING COMPANY

1.  MEETINGS OF STOCKHOLDERS.

1.1  Annual Meeting.  The annual meeting of stockholders shall be held on the date and at the time fixed from time to time by the board of directors (the “Board”), provided, that each successive annual meeting shall be held on the fourth Wednesday in May of each year if not a legal holiday, and if a legal holiday then on the next succeeding day not a legal holiday, or on such other date or time and at such place as may be determined from time to time by resolutions adopted by the Board.

1.2  Special Meetings.  (a) Subject to the rights of the holders of any series of preferred stock under the Certificate of Incorporation, as amended, of the corporation (the “Certificate of Incorporation”), special meetings of the stockholders may be called by the chairman of the Board or the chief executive officer or by resolution of the Board, or, solely to the extent required by Section 1.2(b), by the secretary of the corporation.

(b) (i) A special meeting of stockholders shall be called by the secretary upon the written request or requests (each, a “Special Meeting Request” and collectively, the “Special Meeting Requests”) of the holders of record representing not less than thirty-five percent (35%) of the voting power of all capital stock issued and outstanding and entitled to vote on the matter or matters to be brought before the proposed special meeting (the “Requisite Percent”), subject to this Section 1.2(b) and all other applicable sections of these Bylaws (a “Stockholder Requested Special Meeting”). The secretary shall determine in good faith whether all requirements set forth in these Bylaws relating to a Stockholder Requested Special Meeting have been satisfied and such determination shall be binding on the corporation and its stockholders. For purposes of this Section 1.2(b) and for determining the Requisite Percent, a stockholder of record or a beneficial owner, as the case may be, shall be deemed to own the shares of capital stock of the corporation that such stockholder or, if such stockholder is a nominee, custodian or other agent that is holding the shares on behalf of another person (the “beneficial owner”), that the beneficial owner would be deemed to own pursuant to Rule 200(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), excluding any shares as to which such stockholder or beneficial owner, as the case may be, does not have the right to vote or direct the vote at the special meeting or as to which such stockholder or beneficial owner, as the case may be, has entered into a derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares. Whether shares are owned for these purposes shall be decided by the secretary in its good faith.

(ii) A Special Meeting Request shall be delivered by registered U.S. mail, return receipt requested or courier service, postage prepaid, to the attention of the secretary at the principal executive offices of the corporation. To be valid, a Special Meeting Request or Special Meeting Requests must be signed and dated by stockholders (or their duly authorized agents) representing the Requisite Percent and shall include:

(1) a statement of the specific purpose(s) of the special meeting, a brief description of the business desired to be brought before the meeting, and the reasons for conducting such business at the special meeting;

(2) the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the Bylaws of the corporation, the language of the proposed amendment);

(3) as to the stockholders requesting the special meeting and the beneficial owners, if any, on whose behalf the Special Meeting Request(s) are being made, the Proposing Stockholder Information as defined in Section 1.13(b) of these Bylaws required to be set forth in a stockholder’s notice required by Section 1.11(b) and 1.12(b) of these Bylaws, as applicable;

(4) in the case of any director nominations proposed to be presented at the Stockholder Requested Special Meeting, such other information regarding the nominees required to be provided pursuant to Section 1.11(a) of these Bylaws and required to be set forth in a stockholder’s notice required by Section 1.11(b) of these Bylaws (including, but not limited to, such other information required to be set forth in connection with a stockholder’s director nomination);

(5) in the case of any other business proposed to be conducted at the Stockholder Requested Special Meeting, such other information required to be set forth in a stockholder’s notice required by Section 1.12(b) of these Bylaws;

(6) documentary evidence that the stockholders requesting the special meeting own the Requisite Percent as of the date on which the Special Meeting Request(s) are delivered to the secretary; provided, however, that if the stockholders of record making the request are not the beneficial owners of the shares representing the Requisite Percent, then to be valid, the Special Meeting Request(s) must also include documentary evidence (or, if not simultaneously provided with the Special Meeting Request(s), such documentary evidence must be delivered to the secretary within 10 days after the date on which the Special Meeting Request(s) are delivered to the secretary) that the beneficial owners on whose behalf the Special Meeting Request(s) are made beneficially own the Requisite Percent as of the date on which such Special Meeting Request(s) are delivered to the secretary; and

(7) an agreement by the requesting stockholder(s) and the beneficial owner(s), if any, on whose behalf the Special Meeting Request(s) are being made, to notify the corporation immediately in the case of any disposition prior to the Stockholder Requested Special Meeting of shares of common stock of the corporation owned of record or beneficially owned, as applicable, and an acknowledgement that any such disposition shall be deemed a revocation of such Special Meeting Request, such that the number of shares disposed of shall not be included in determining whether the Requisite Percent has been reached or is maintained. In addition, the stockholders requesting a special meeting of stockholders, the beneficial owners, if any, on whose behalf the Special Meeting Request(s) are being made, and the proposed nominees, if any, shall promptly provide any other information reasonably requested by the corporation, including as to the eligibility of any proposed nominee to serve as an independent director of the corporation and to comply with applicable law. Such stockholders, beneficial owners and nominees shall further update and supplement the information required under Section 1.2(b)(ii)(3)-(7) of these Bylaws not later than 10 days after the record date for the meeting so that such information shall be true and correct as of the record date, and with respect to information required under Section 1.2(b)(ii)(6), as of a date not more than 5 business days before the scheduled date of the special meeting.

(iii) In determining whether a special meeting of stockholders has been requested by the record holders of shares representing in the aggregate at least the Requisite Percent, multiple Special Meeting Requests delivered to the secretary will be considered together only if each such Special Meeting Request (x) identifies substantially the same purpose or purposes of the special meeting and substantially the same matters proposed to be acted on at the special meeting (in each case as determined in good faith by the Board), and (y) has been dated and delivered to the secretary within sixty days of the earliest dated of such Special Meeting Requests.

(iv) Any requesting stockholder may revoke his, her or its Special Meeting Request at any time by written revocation delivered to the secretary at the principal executive offices of the corporation; provided, however, that if following such revocation (or any deemed revocation pursuant to Section 1.2(b)(ii)(7) above), the unrevoked valid Special Meeting Requests represent in the aggregate less than the Requisite Percent at any time prior to the Shareholder Requested Special Meeting, there shall be no requirement to hold a special meeting and the Board may, in its discretion, cancel such meeting. The first date on which unrevoked valid Special Meeting Requests constituting not less than the Requisite Percent shall have been delivered to the corporation is referred to herein as the “Request Receipt Date.”

(v) Notwithstanding the foregoing, a special meeting requested by stockholders shall not be held if:

(1) the stockholders, the beneficial owners, if any, on whose behalf the Special Meeting Request(s) are being made, or proposed nominees, if any, do not comply with the requirements of this Section 1.2(b);

(2) in the case of a Stockholder Requested Special Meeting that is called for the purpose of electing nominees to the Board, no proposed nominee meets the eligibility criteria set forth in Section 1.11(a) of these Bylaws;

(3) the Special Meeting Request relates to an item of business that is not a proper subject for stockholder action under applicable law;

(4) the Request Receipt Date is during the period commencing ninety days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the earlier of (x) the date of the next annual meeting and (y) 30 days after the first anniversary of the date of the previous annual meeting;

(5) an identical or substantially similar item (as determined in good faith by the Board, a “Similar Item”) was presented at a meeting of the stockholders held not more than 120 days before the Request Receipt Date (for purposes of this clause (5), election or removal of directors shall be deemed to be a Similar Item with respect to all items of business involving the nomination, election or removal of directors, changing the size of the Board and filling of vacancies and/or newly created directorships resulting from any increase in the authorized number of directors);

(6) the Board has called or calls for an annual or special meeting of stockholders to be held within 120 days of the Request Receipt Date and the business to be conducted at such meeting includes a Similar Item; or

(7) the Special Meeting Request(s) was made in a manner that involved a violation of Regulation 14A under the Exchange Act, or other applicable law.

(vi) Special meetings shall be held at such date and time as specified by the Board in accordance with these Bylaws; provided; however, that a Stockholder Requested Special Meeting shall not be held more than ninety days after the Request Receipt Date.

(vii) If none of the stockholders who submitted the Special Meeting Request appears or sends a qualified representative to present the matters for consideration that were specified in the Stockholder Meeting Request, the corporation need not present such matters for a vote at such meeting, notwithstanding that proxies in respect of such matter may have been received by the corporation.

(viii) Business transacted at any Stockholder Requested Special Meeting shall be limited to (1) the purposes set forth in the valid Special Meeting Request(s) received from the Requisite Percent of record holders and (2) any additional matters that the Board of Directors determines to include in the Corporation’s notice of the meeting. Only business related to the purposes set forth in the notice of the meeting may be transacted at a special meeting called by the chairman of the Board or the chief executive officer or by resolution of the Board.

1.3  Place and Time of Meetings.  Meetings of the stockholders may be held in or outside Delaware at the place and time specified by the Board; provided that the Board may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “General Corporation Law of Delaware”).

1.4  Notice of Meeting; Waiver of Notice.  (a) Written or printed notice of each meeting of stockholders shall be given by or at the direction of the secretary or the chief executive officer of the corporation to each stockholder entitled to vote at the meeting, except that (a) it shall not be necessary to give notice to any stockholder who properly waives notice before or after the meeting, whether in writing or by electronic transmission or otherwise, and (b) no notice of an adjourned meeting need be given except when required under Section 1.6 of these Bylaws or by law. Each notice of a meeting shall be given, personally or by mail or, as provided below, by means of electronic transmission, not less than ten (10) nor more than sixty (60) days before the meeting and shall state the time and place of the meeting, or if held by remote communications, the means of remote communication by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and unless it is the annual meeting, shall state at whose direction or request the meeting is called and the purposes for which it is called. The attendance of any stockholder at a meeting, without protesting at the beginning of the meeting that the meeting is not lawfully called or convened, shall constitute a waiver of notice by him or her. Any previously scheduled meeting of stockholders may be postponed, and (unless the Certificate of Incorporation otherwise provides) any special meeting of stockholders may be canceled, by resolution of the Board upon public disclosure (as defined in Section 1.13(a)) given on or prior to the date previously scheduled for such meeting of stockholders.

(b) Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to a stockholder may be given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the corporation. Any such consent shall be deemed revoked (1) if the corporation is unable to deliver by electronic transmission two consecutive notices given by the corporation in accordance with such consent and (2) such inability becomes known to the secretary or an assistant secretary of the corporation or to the transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. For purposes of these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

(c) Notice shall be deemed given, if mailed, when deposited in the United States mail with postage prepaid, if addressed to a stockholder at his or her address on the corporation’s records. Notice given by electronic transmission shall be deemed given: (1) if by facsimile, when directed to a number at which the stockholder has consented to receive notice; (2) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (3) if by posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and (4) by any other form of electronic transmission, when directed to the stockholder.

(d) An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the corporation that the notice has been given, whether by a form of electronic transmission or otherwise, shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

1.5  Quorum; Voting; Validation of Meeting.  (a) The holders of a majority in voting power of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the Certificate of Incorporation. If, however, such quorum is not present or represented at any meeting of the stockholders, then either (i) the person presiding over the meeting or (ii) the stockholders by the vote of a majority of the voting power of the stock, present in person or represented by proxy shall have power to adjourn the meeting in accordance with Section 1.6 of these Bylaws.

(b) (i) When a quorum is present at any meeting, except as provided below in the case of a contested election (as defined herein) and subject to the rights of the holders of preferred stock to elect directors under specified circumstances pursuant to the Certificate of Incorporation, each director to be elected by stockholders shall be elected by the vote of the majority of the votes cast at any meeting for the election of directors at which a quorum is present. On all other matters, the vote of the holders of a majority of the stock having voting power on such matter present in person or represented by proxy and entitled to vote on the matter shall decide any question brought before such meeting, unless the question is one upon which, by express provision of the laws of the State of Delaware or of the Certificate of Incorporation or these Bylaws, a vote of a greater number or voting by classes is required, in which case such express provision shall govern and control the decision of the question. In all matters, votes cast in accordance with any method adopted by the corporation shall be valid so long as such method is permitted under Delaware law.

(ii) For purposes of this Section 1.5(b), a majority of votes cast shall mean that the number of votes cast “for” a director’s election exceeds the number of votes cast “withhold” or “against” that director’s election. “Abstentions” and “broker non-votes” shall not be deemed to be votes cast with respect to that director’s election. In the event of a contested election of directors, directors shall be elected by a plurality of the votes cast in person or represented by proxy and entitled to vote on the election of a director. For purposes of this Section 1.5(b), a contested election shall mean any election of directors in which the number of candidates for election as directors exceeds the number of directors to be elected, with the determination that an election is “contested” to be made by the secretary of the corporation (A) following the close of the applicable notice of nomination period, if any, set forth in Section 1.11 based on whether one or more notices of nomination were timely filed in accordance with said Section 1.11 or (B) if later, reasonably promptly following the determination by any court or other tribunal of competent jurisdiction that one or more notice(s) of nomination were timely filed in accordance with said Section 1.11; provided that the determination that an election is a “contested election” by the secretary of the corporation pursuant to clause (A) or (B) shall be determinative only as to the timeliness of a notice of nomination and not otherwise as to its validity. If, prior to the time the corporation mails its initial proxy statement in connection with such election of directors, one or more notices of nomination are withdrawn (or declared invalid or untimely by any court or other tribunal of competent jurisdiction) such that the number of candidates for election as director no longer exceeds the number of directors to be elected, the election shall not be considered a contested election, but in all other cases, once an election is determined to be a contested election, directors shall be elected by the vote of a plurality of the votes cast.

(iii) In order for any incumbent director to become a nominee of the Board for further service on the Board, such person shall submit an irrevocable resignation, contingent on (A) that person’s not receiving a majority of the votes cast in an election that is not a contested election, and (B) acceptance of that resignation by the Board in accordance with the policies and procedures set forth herein or adopted by the Board for such purpose. In the event an incumbent director fails to receive a majority of the votes cast in an election that is not a contested election, the Corporate Governance Committee of the Board, or any committee serving the functions of the committee that is known as the Corporate Governance Committee as of the effective date of these Bylaws (the “Corporate Governance Committee”), shall make a recommendation to the Board as to whether to accept or reject the resignation of such incumbent director, or whether other action should be taken. The Board shall act on the resignation, taking into account the Corporate Governance Committee’s recommendation, and publicly disclose (by a press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication) its decision regarding the resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. The Corporate Governance Committee in making its recommendation, and the Board in making its decision, may each consider any factors or other information that it considers appropriate and relevant. The director whose resignation is being considered shall not participate in the recommendation of the Corporate Governance Committee or the decision of the Board with respect to his or her resignation. If such incumbent director’s resignation is not accepted by the Board, such director shall continue to serve as a member of the Board until the next succeeding annual meeting of shareholders and until his or her successor is duly elected and qualified, or his or her earlier resignation or removal. If a director’s resignation is accepted by the Board pursuant to these Bylaws, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board, in its sole discretion, may fill any resulting vacancy pursuant to the provisions of Section 2.10 or may decrease the size of the Board pursuant to the provisions of Section 2.1.

(c) If a quorum is initially present, the stockholders may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum, if any action taken is approved by a majority of the stockholders initially constituting the quorum.

(d) The transactions of any meeting of stockholders, either annual or special, however called and noticed, and wherever held, shall be as valid as though they had been taken at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy.

1.6  Adjourned Meeting; Notice.  (a) Whether or not a quorum is present, either the person presiding over the meeting or the stockholders by the vote of a majority of the voting power of the stock, present in person or represented by proxy, shall have the power to adjourn the meeting to another time or place or means of remote communications. In the absence of a quorum, no other business may be transacted at that meeting except as provided in Section 1.5 of these Bylaws.

(b) When any meeting of stockholders, either annual or special, is adjourned to another time or place or means of remote communication, notice need not be given of the adjourned meeting if the time and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, are announced at the meeting at which the adjournment is taken. However, if a new record date for the adjourned meeting is fixed or if the adjournment is for more than thirty (30) days from the date set for the original meeting, then notice of the adjourned meeting shall be given. Any such required notice of an adjourned meeting shall be given to each stockholder of record entitled to vote at the adjourned meeting in accordance with the provisions of Section 1.4 of these Bylaws. At any adjourned meeting the corporation may transact any business that might have been transacted at the original meeting.

1.7  Voting.  (a) The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 1.8 of these Bylaws, subject to the provisions of Sections 217 and 218 of the General Corporation Law of Delaware (relating to voting rights of fiduciaries, pledgors and joint owners, and to voting trusts and other voting agreements).

(b) Except as may be otherwise provided in the Certificate of Incorporation, by these Bylaws or as required by law, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder which has voting power upon the matter in question.

(c) Any stockholder entitled to vote on any matter may vote part of the shares in favor of the proposal and refrain from voting the remaining shares or, except when the matter is the election of directors, may vote the remaining shares against the proposal; but if the stockholder fails to specify the number of shares which the stockholder is voting affirmatively or otherwise indicates how the number of shares to be voted affirmatively is to be determined, it will be conclusively presumed that the stockholder’s approving vote is with respect to all shares which the stockholder is entitled to vote.

(d) Voting need not be by ballot unless requested by a stockholder at the meeting or ordered by the person presiding over the meeting; however, all elections of directors shall be by written ballot, unless otherwise provided in the Certificate of Incorporation; provided, that if authorized by the Board, a written ballot may be submitted by electronic transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder or proxyholder.

1.8  Record Date for Stockholder Notice.  (a) For purposes of determining the stockholders entitled to notice of any meeting or to vote thereat, the Board may fix, in advance, a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than sixty (60) days nor less than ten (10) days before the date of any such meeting, and in such event only stockholders of record on the date so fixed are entitled to notice and to vote, notwithstanding any transfer of any shares on the books of the corporation after the record date, except as otherwise provided in the Certificate of Incorporation, by these Bylaws, by agreement or by applicable law.

(b) If the Board does not so fix a record date, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

(c) A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting unless the Board fixes a new record date for the adjourned meeting, but the Board shall fix a new record date if the meeting is adjourned for more than thirty (30) days from the date set for the original meeting.

(d) The record date for any other lawful purpose shall be as provided in Section 5.8 of these Bylaws.

1.9  Proxies.  Every person entitled to vote for directors, or on any other matter, shall have the right to do so either in person or by one or more agents authorized by a written proxy filed with the secretary of the corporation. A written proxy may be in the form of a telegram, cablegram, or other means of electronic transmission which sets forth or is submitted with information from which it can be determined that the telegram, cablegram, or other means of electronic transmission was authorized by the person. No such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212(e) of the General Corporation Law of Delaware. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or by filing another duly executed proxy bearing a later date with the secretary of the corporation.

A proxy is not revoked by the death or incapacity of the maker unless, before the vote is counted, written notice of such death or incapacity is received by the secretary of the corporation.

1.10  List of Stockholders.  Not less than 10 days prior to the date of any meeting of stockholders, the secretary of the corporation shall prepare a complete list of stockholders entitled to vote at the meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of such stockholder; provided, that the corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. For a period of not less than 10 days prior to the meeting, the list shall be available during ordinary business hours for inspection by any stockholder for any purpose germane to the meeting. During this period, the list shall be kept either (1) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting or (2) during ordinary business hours, at the principal place of business of the corporation. If the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

1.11  Nominations of Directors.  (a) Except as otherwise provided in Section 1.2(b), only persons who are nominated in accordance with the procedures set forth in this Section 1.11 shall be eligible for election by the stockholders as directors of the corporation. Nominations of persons for election to the Board may be made at a meeting of stockholders (i) pursuant to the corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the meeting by or at the direction of the Board, or (iii) provided that the Board has determined that directors shall be elected at such meeting, by any stockholder of the corporation who (A) is a stockholder of record at the time of giving of the notice provided for in this Section 1.11 and at the time of the meeting, (B) is entitled to vote for the election of directors at such meeting and (C) shall have complied with the procedures set forth in this Section 1.11; and except as otherwise provided in Section 1.2(b), clause (iii) shall be the exclusive means for a stockholder to make nominations of persons to the Board before or at a meeting of stockholders. No stockholder, other than the stockholders requesting a special meeting pursuant to and in compliance with Section 1.2(b), shall be permitted to submit nominations at any Stockholder Requested Special Meeting. To be eligible to be a nominee for election or re-election as a director of the corporation, the prospective nominee (whether nominated by or at the direction of the Board or by a stockholder), or someone acting on such prospective nominee’s behalf, must deliver (in accordance with any applicable time periods prescribed for delivery of notice under this Section 1.11) to the secretary at the principal executive offices of the corporation a written questionnaire providing such information with respect to the background and qualifications of such person and the background of any other person or entity on whose behalf the nomination is being made that would be required to be disclosed to stockholders pursuant to applicable law or the rules and regulations of any stock exchange applicable to the corporation, including all information concerning such persons that would be required to be disclosed in solicitations of proxies for election of directors pursuant to and in accordance with Regulation 14A under the Exchange Act (which questionnaire shall be provided by the secretary upon written request). The prospective nominee must also provide a written representation and agreement, in the form provided by the secretary upon written request, that such prospective nominee: (i) will abide by the requirements of Section 1.5(b)(iii); (ii) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such prospective nominee, if elected as a director of the corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the corporation or (B) any Voting Commitment that could limit or interfere with such prospective nominee’s ability to comply, if elected as a director of the corporation, with such prospective nominee’s fiduciary duties under applicable law; (iii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein; and (iv) would be in compliance if elected as a director of the corporation, and will comply with all applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the corporation. For purposes of this Section 1.11, a “nominee” shall include any person being considered to fill a vacancy on the Board.

(b) Except as otherwise provided in Section 1.2(b), nominations by any stockholder must be made pursuant to timely notice in proper written form to the secretary of the corporation in accordance with this paragraph. To be timely, a stockholder’s notice must be delivered to and received by the secretary at the principal executive offices of the corporation (i) in the case of an annual meeting, not less than 90 days nor more than 120 days in advance of the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting has been advanced by more than 30 days or delayed by more than 60 days from the date of the previous year’s meeting, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or, if later, the tenth day following the day on which public disclosure (as defined in Section 1.13 hereof) of the date of the meeting is first made, and (ii) in the case of a special meeting at which the Board gives notice that directors are to be elected, not earlier than the opening of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or, if later, the tenth day following the day on which public disclosure is made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. In no event shall any adjournment or postponement of a stockholders meeting or the public disclosure thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

To be in proper written form, such stockholder’s notice to the secretary shall set forth in writing (i) as to each person whom such stockholder proposes to nominate for election or re-election as a director, (A) all information relating to such person that would be required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) as well as (B) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and beneficial owner, if any, on whose behalf the nomination is being made, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; (ii) as to the stockholder giving the notice and the beneficial owner on whose behalf the nomination is made, the Proposing Stockholder Information (as defined in Section 1.13 hereof); (iii) a representation that the stockholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination; and (iv) a representation as to whether the stockholder or the beneficial owner, if any, intends, or is or intends to be part of a group that intends, (A) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock required to elect the nominee and/or (B) otherwise to solicit proxies from stockholders in support of such nomination. At the request of the Board, any person nominated by the Board for election as a director shall furnish to the secretary that information required to be set forth in a stockholder’s notice of nomination which pertains to the nominee. The corporation may require any proposed nominee to furnish such other information as may reasonably be required by the corporation to determine the eligibility of such proposed nominee to serve as an independent director of the corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee. Stockholders making a nomination pursuant to this Section 1.11, beneficial owners on whose behalf the nomination is made, and nominees shall further update and supplement the information required under this Section 1.11 not later than 10 days after the record date for the meeting so that such information shall be true and correct as of the record date. Notwithstanding anything in this Section 1.11 to the contrary, in the event that the number of directors to be elected to the Board of the corporation at a stockholders meeting is increased effective at such meeting and there is no public disclosure by the corporation naming all the nominees proposed by the Board for the additional directorships at least 100 days in advance of the first anniversary of the preceding year’s annual meeting or in the event of a special meeting of stockholders called for the purpose of electing directors, a stockholder’s notice required by this Section 1.11 shall also be considered timely, but only with respect to nominees for such additional directorships, if it shall be delivered to and received by the secretary not later than the close of business on the tenth day following the day on which such public disclosure is first made by the corporation.

(c) Except as otherwise provided in Section 1.2(b), no person shall be eligible for election by the stockholders as a director unless nominated in accordance with the procedures set forth in this Section 1.11. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the person presiding over the meeting shall, if the facts warrant, determine and declare at the meeting that a nomination was not made in accordance with the procedures prescribed by these Bylaws (including whether the stockholder or beneficial owner, if any, on whose behalf the nomination is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such stockholder’s nominee in compliance with such stockholder’s representation as required by clause (b)(iv) of this Section 1.11); and if he or she shall so determine, then he or she shall so declare at the meeting that the defective nomination shall be disregarded.

1.12  Stockholder Proposals.  (a) At any special meeting of the stockholders, only such business shall be conducted as shall have been brought before the meeting pursuant to the corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board pursuant to Section 1.2. At any annual meeting of the stockholders, only such business (other than nominations of directors, which must be made in compliance with, and shall be exclusively governed by Section 1.11) shall be conducted as shall have been brought before the meeting (i) pursuant to the corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the meeting by or at the direction of the Board, or (iii) by any stockholder of the corporation who is a stockholder of record at the time of giving of the notice provided for in this Section 1.12 and at the time of the meeting, who shall be entitled to vote at such meeting and who complies with the notice procedures set forth in this Section 1.12; clause (iii) shall be the exclusive means for a stockholder to submit such business (other than matters properly brought under Rule 14a-8 under the Exchange Act and included in the corporation’s notice of meeting) before or at an annual meeting of stockholders. No stockholder, other than the stockholders requesting a special meeting pursuant to and in compliance with Section 1.2(b), shall be permitted to submit business before or at any Stockholder Requested Special Meeting.

(b) For business properly to be brought before an annual meeting by a stockholder pursuant to clause (iii) of paragraph (a), the stockholder must have given timely notice thereof in proper written form to the secretary of the corporation and such other business must otherwise be a proper matter for stockholder action. To be timely, a stockholder’s notice must be delivered to and received by the secretary at the principal executive offices of the corporation not less than 90 days nor more than 120 days in advance of the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that (i) no annual meeting was held in the previous year or (ii) the date of the annual meeting has been advanced by more than 30 days or delayed by more than 60 days from the date of the previous year’s meeting, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or, if later, the tenth day following the day on which public disclosure (as defined in Section 1.13 hereof) of the date of the meeting is first made. In no event shall any adjournment or postponement of a stockholders meeting or the public disclosure thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

To be in proper written form, such stockholder’s notice to the secretary shall set forth in writing (i) as to each matter the stockholder proposed to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at such meeting, and the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the Bylaws of the corporation, the language of the proposed amendment), (ii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, the Proposing Stockholder Information (as defined in Section 1.13); (iii) any material interest of the stockholder and the beneficial owner, if any, on whose behalf the proposal is made; (iv) a description of all agreements, arrangements and understandings between such stockholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by the stockholder; (v) a representation that the stockholder is a holder of record of stock of the corporation, entitled to vote at such meeting, and intends to appear in person or by proxy at the meeting to propose such business; and (vi) a representation whether the stockholder or the beneficial owner, if any, intends, or is or intends to be part of a group that intends, (A) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock required to approve or adopt the proposal and/or (B) otherwise to solicit proxies from stockholders in support of such proposal. Stockholders proposing to bring business before the stockholders meeting pursuant to this Section 1.12 and beneficial owners on whose behalf the nomination is made shall further update and supplement the information required under this Section 1.12(b) not later than 10 days after the record date for the meeting so that such information shall be true and correct as of the record date.

(c) Notwithstanding anything in the Bylaws to the contrary, no business (other than the election of directors) shall be conducted at an annual meeting except in accordance with the procedures set forth in this Section 1.12 or if it constitutes an improper subject for stockholder action under applicable law. The person presiding over an annual meeting shall, if the facts warrant, determine and declare at the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section 1.12 (including whether the stockholder or beneficial owner, if any, on whose behalf the proposal is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such stockholder’s proposal in compliance with such stockholder’s representation as required by (b)(vi) of this Section 1.12, and, if he or she should so determine, he or she shall so declare at the meeting that any such business not properly brought before the meeting shall not be transacted.

1.13  Public Disclosure; Conduct of Nominations and Proposals by Stockholders.  (a) For purposes of Sections 1.4(a), 1.11 and 1.12 hereof, (i) “public disclosure” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press, Reuters or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act, and (ii) the term “group” shall have the meaning ascribed to such term under Section 13(d)(3) of the Exchange Act.

(b) For purposes of Section 1.11 and 1.12 hereof, the “Proposing Stockholder Information” shall mean, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, (A) the name and address, as they appear on the corporation’s books, of such stockholder and of such beneficial owner, (B) the class or series and number of shares of the corporation’s stock which are, directly or indirectly, owned beneficially and of record, by such stockholder and such beneficial owner, (C) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the corporation or with a value derived in whole or in part from the value of any class or series of shares of the corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the corporation or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by such stockholder or beneficial owner and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the corporation, (D) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder or beneficial owner has a right to vote any shares of any security of the corporation, (E) any short interest of such stockholder or beneficial owner in any security of the corporation (for purposes hereof a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (F) any rights to dividends on the shares of the corporation owned beneficially by such stockholder or beneficial owner that are separated or separable from the underlying shares of the corporation, (G) any proportionate interest in shares of the corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder or beneficial owner is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, (H) any performance-related fees (other than an asset-based fee) that such stockholder or beneficial owner is entitled to based on any increase or decrease in the value of shares of the corporation or Derivative Instruments, if any, as of the date of such notice, including any such interests held by members of such stockholder’s or beneficial owner’s immediate family sharing the same household (which information shall be supplemented by such stockholder and beneficial owner not later than 10 days after the record date for the meeting to disclose such ownership as of the record date), and (I) any other information relating to such stockholder and beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

(c) Notwithstanding the foregoing provisions of these Sections 1.11 and 1.12, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the corporation to present a nomination or business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the corporation. In order to be considered a qualified representative of the stockholder for purposes of these Bylaws, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders, and such person must produce such writing, or a reliable reproduction of the writing, at the meeting of stockholders.

(d) Notwithstanding the foregoing provisions of Sections 1.11 and 1.12, a stockholder shall also comply with all applicable requirements of law and the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in Sections 1.11 and 1.12; provided, however, that any references in these Bylaws to law and the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the requirements applicable to nominations to be considered pursuant to Section 1.11 (including clause (b) thereof) or business proposals to be considered pursuant to Section 1.12 (including clause (a)(iii) thereof). Nothing in these Sections 1.11 and 1.12 shall be deemed to affect any rights (i) of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of the holders of any series of preferred stock to elect directors under specified circumstances pursuant to the Certificate of Incorporation.

(e) The provisions of Sections 1.11 and 1.12 shall also govern what constitutes timely notice for purposes of Rule 14a-4(c) of the Exchange Act.

1.14  Meeting Required.  Whenever the vote of stockholders at a meeting thereof is required or permitted to be taken for or in connection with any corporate action, such vote may only be taken at an annual or special meeting with prior notice, except as provided in the Certificate of Incorporation.

1.15  Organization.  (a) Meetings of stockholders shall be presided over by the chairman of the Board, if any, or in his or her absence by the vice chairman of the Board, if any, or in his or her absence, by the chief executive officer, if any, or in his or her absence by a chairman of the meeting, which chairman must be an officer or director of the corporation and must be designated as chairman of the meeting by the Board. The secretary, or in his or her absence an assistant secretary, or in his or her absence a person whom the person presiding over the meeting shall appoint, shall act as secretary of the meeting and keep a record of the proceedings thereof.

(b) The Board shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem appropriate. Subject to such rules and regulations of the Board, if any, the person presiding over the meeting shall have the right and authority to convene and adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of the person presiding over the meeting, are necessary, appropriate or convenient for the proper conduct of the meeting, including (i) establishing an agenda or order of business for the meeting, (ii) rules and procedures for maintaining order at the meeting and the safety of those present, including removing any stockholder who refuses to comply with meeting procedures, rules or guidelines as established by the person presiding over the meeting; (iii) limitations on participation in such meeting to stockholders of record of the corporation and their duly authorized and constituted proxies and such other persons as the person presiding over the meeting shall permit, (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof, (v) limitations on the time allotted to questions or comments by participants, (vi) regulation of the opening and closing of the polls for balloting, (vii) recessing or adjourning of the meeting, either by the person presiding over the meeting or the stockholders by the vote of a majority of the voting power of the stock, present in person or represented by proxy, and (viii) regulation of the voting or balloting, as applicable, including matters which are to be voted on by ballot, if any. The person presiding over the meeting shall have sole, absolute and complete authority and discretion to decide questions of compliance with the foregoing procedures and his or her ruling thereon shall be final and conclusive. The person presiding over the meeting, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if the person presiding over the meeting should so determine and declare, any such matter or business shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

1.16  Inspectors of Election.  Before any meeting of stockholders, the Board may, and shall if required by law, appoint one or more inspectors of election, who may be employees of the corporation, to act at the meeting or its adjournment and to make a written report thereof. If any person appointed as inspector fails to appear or fails or refuses to act, then the person presiding over the meeting may, and upon the request of any stockholder or a stockholder’s proxy, shall appoint a person to fill that vacancy. Such inspectors shall:

(a) determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting, the existence of a quorum, and the authenticity, validity, and effect of proxies and ballots;

(b) receive votes and ballots, including, if applicable, votes and ballots submitted by means of electronic transmission;

(c) hear and determine all challenges and questions in any way arising in connection with the right to vote;

(d) determine when the polls shall close;

(e) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector or inspectors;

(f) certify their determination of the number of shares of the corporation represented at the meeting and such inspectors’ count of all votes and ballots, which certification and report shall specify such other information as may be required by law; and

(g) do any other acts that may be proper to conduct the election or vote with fairness to all stockholders.

Each inspector of election shall perform his or her duties impartially, in good faith, to the best of his or her ability and as expeditiously as is practical, and before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector of election with strict impartiality and according to the best of his or her ability. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the corporation, the inspectors may consider such information as is permitted by applicable law. If there are three (3) or more inspectors of election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein.

1.17  Election Out of Section 203.  Pursuant to the corporation’s original Certificate of Incorporation, the corporation has expressly elected not to be governed by Section 203 of the General Corporation Law of Delaware.

2.  BOARD OF DIRECTORS.

2.1  Number, Qualification, Election and Term of Directors.  Subject to the provisions of the General Corporation Law of Delaware and to any limitations in the Certificate of Incorporation, the business and affairs of the corporation shall be managed by or under the direction of the Board. Subject to the rights of the holders of any series of preferred stock, the number of directors may be fixed or changed from time to time by resolution of a majority of the entire Board; provided the number shall be no less than seven (7) and no more than fifteen (15), but no decrease may shorten the term of any incumbent director. Directors shall be elected at each annual meeting of stockholders, as provided in Section 1.5(b), and shall hold office until the next annual meeting of stockholders and until the election and qualification of their respective successors, subject to the provisions of Section 2.9. As used in these Bylaws, the term “entire Board” means the total number of directors which the corporation would have if there were no vacancies on the Board.

2.2  Quorum and Manner of Acting.  (a) A majority of the entire Board shall constitute a quorum for the transaction of business at any meeting, except as provided in Section 2.10 of these Bylaws. In the absence of a quorum a majority of the directors present may adjourn any meeting from time to time until a quorum is present. Every act or decision done or made by a majority of the directors present at a duly held meeting at which a quorum is present shall be regarded as the act of the Board, subject to the provisions of the Certificate of Incorporation and applicable law.

(b) A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting.

2.3  Place of Meetings.  Meetings of the Board may be held in or outside Delaware.

2.4  Annual and Regular Meetings.  Annual meetings of the Board for the election of officers and consideration of other matters shall be held either (a) without notice immediately after the annual meeting of stockholders and at the same place, or (b) as soon as practicable after the annual meeting of stockholders, on notice as provided in Section 2.6 of these Bylaws. Regular meetings of the Board may be held without notice and, unless otherwise specified by the Board, shall be held in accordance with a schedule and at such locations as determined from time to time by the Board, provided no less than five (5) such meetings shall be held each year. If the day fixed for a regular meeting is a legal holiday, the meeting shall be held on the next business day.

2.5  Special Meetings.  Special meetings of the Board may be called by the chairman of the board, the chief executive officer or by a majority of the directors in office.

2.6  Notice of Meetings; Waiver of Notice.  Notice of the time and place of each special meeting of the Board, and of each annual meeting not held immediately after the annual meeting of stockholders and at the same place, shall be given to each director in advance of the time set for such meeting as provided herein; provided, that if the meeting is to be held at the principal executive offices of the corporation, the notice need not specify the place of the meeting. Except for amendments to the Bylaws, as provided under Section 6.9, notice of a special meeting need not state the purpose or purposes for which the meeting is called and, unless indicated in the notice thereof, any and all business may be transacted at a special meeting. Notice need not be given to any director who submits a signed waiver of notice before or after the meeting or who attends the meeting without protesting at the beginning of the meeting the transaction of any business because the meeting was not lawfully called or convened. Notice of any adjourned meeting need not be given, other than by announcement at the meeting at which the adjournment is taken unless the meeting is adjourned for more than twenty-four (24) hours. If the meeting is adjourned for more than twenty-four (24) hours, then notice of the time and place of the adjourned meeting shall be given before the adjourned meeting takes place, in the manner specified herein to the directors who were not present at the time of adjournment. Notice of a special meeting may be given by any one or more of the following methods and the method used need not be the same for each director being notified:

(a) Written notice sent by mail at least three (3) days prior to the meeting;

(b) Personal service at least twenty-four (24) hours prior to the time of the meeting;

(c) Telegraphic notice at least twenty-four (24) hours prior to the time of the meeting, said notice to be sent as a straight full-rate telegram;

(d) Telephonic notice at least twenty-four (24) hours prior to the time of the meeting; or

(e) Facsimile, email or other means of electronic transmission at least twenty-four (24) hours prior to the time of the meeting. Any oral notice given personally or by telephone may be communicated either to the director or to a person at the office of the director who the person giving the notice has reason to believe will promptly communicate it to the director.

2.7  Board or Committee Action Without a Meeting.  Any action required or permitted to be taken by the Board or by any committee of the Board may be taken without a meeting if all of the members of the Board or of the committee individually or collectively consent in writing or by electronic transmission to the adoption of a resolution authorizing the action. Such action by written consent shall have the same force and affect as a unanimous vote of the Board. The resolution and the written consents or electronic transmission or transmissions by the members of the Board or the committee shall be filed with the minutes of the proceeding of the Board or of the committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

2.8  Participation in Board or Committee Meetings by Conference Telephone.  Any or all members of the Board or of any committee of the Board may participate in a meeting of the Board or of the committee by means of a conference telephone or other communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at the meeting.

2.9  Resignation and Removal of Directors.  Any director may resign at any time by delivering his or her resignation in writing, including by means of electronic transmission, to the president or secretary of the corporation, to take effect at the time when delivered (unless otherwise specified therein) and the acceptance of a resignation, unless required by its terms, shall not be necessary to make it effective. Subject to applicable law and the rights of the holders of any series of preferred stock with respect to such series of preferred stock, any or all of the directors may be removed at any time, either with or without cause, by vote of the holders of a majority of the stock having voting power and entitled to vote thereon.

2.10  Vacancies.  Subject to applicable law and the rights of the holders of any series of preferred stock with respect to such series of preferred stock, and unless the Board otherwise directs, any vacancy in the Board, including one created by an increase in the authorized number of directors, may be filled for the unexpired term by a majority vote of the remaining directors, although less than a quorum. No decrease in the number of authorized directors shall shorten the term of any incumbent director.

2.11  Compensation.  Directors and members of committees shall receive such compensation as the Board determines, together with reimbursement of their reasonable expenses in connection with the performance of their duties. A director may also be paid for serving the corporation, its affiliates or subsidiaries in other capacities.

2.12  Notice to Members of the Board of Directors.  Each member of the Board shall file with the secretary of the corporation an address to which mail or telegraphic notices shall be sent, a telephone number to which a telephonic or facsimile notice may be transmitted and, at the sole discretion of a director, such electronic address to which other electronic transmissions may be sent. A notice mailed, telegraphed, telephoned or transmitted by facsimile, email or other means of electronic transmission in accordance with the instructions provided by the director shall be deemed sufficient notice. Such address or telephone number may be changed at any time and from time to time by a director by giving written notice of such change to the secretary. Failure on the part of any director to keep an address and telephone number on file with the secretary (but not including an address for other electronic transmissions) shall automatically constitute a waiver of notice of any regular or special meeting of the Board which might be held during the period of time that such address and telephone number are not on file with the secretary. A notice shall be deemed to be mailed when deposited in the United States mail, postage prepaid. A notice shall be deemed to be telegraphed when the notice is delivered to the transmitter of the telegram and either payment or provision for payment is made by the corporation. Notice shall be deemed to be given by telephone if the notice is transmitted over the telephone to some person (whether or not such person is the director) or message recording device answering the telephone at the number which the director has placed on file with the secretary. Notice shall be deemed to be given by facsimile, email or other means of electronic transmission when sent to the telephone number or other address which the director has placed on file with the secretary.

2.13  Organization.  Meetings of the Board shall be presided over by the chairman of the Board, if any, or in his or her absence by the vice chairman of the Board, if any, or in his or her absence by the chief executive officer, if any, or in his or her absence by the president, if any. In the absence of all such directors, a president pro tem chosen by a majority of the directors present shall preside at the meeting. The secretary shall act as secretary of the meeting, but in his or her absence the chairman of the meeting may appoint any person to act as secretary of the meeting.

2.14  Director Emeritus.  The Board may from time to time elect one or more directors emeritus (each a “Director Emeritus”), each of whom shall serve, at the pleasure of the Board, until the first meeting of the Board next following the annual meeting of stockholders, subject to an annual review, or until his or her earlier resignation or removal by the Board. A Director Emeritus shall serve as an advisor and consultant to the Board, subject to such terms and conditions as may be approved by the Board, and may be appointed by the Board to serve as an advisor and consultant to one or more committees of the Board. Such Director Emeritus shall also be available for consultation with management of the corporation. A Director Emeritus shall have the privilege of attending meetings of the Board, and meetings of any committee of the Board for which he or she has been appointed to serve as an advisor and consultant. A Director Emeritus may participate in the discussions that occur during the portions of such meetings which he or she attends. Notice of such meetings to a Director Emeritus shall not be required under any applicable law, the Certificate of Incorporation, or these Bylaws. Each Director Emeritus shall be entitled to receive such compensation as may be fixed from time to time by the Board. No Director Emeritus shall be entitled to vote on any business coming before the Board or any committee of the Board, nor shall he or she be counted as a member of the Board or any such committee for the purpose of determining the number of Directors necessary to constitute a quorum, for the purpose of determining whether a quorum is present, or for any other purpose whatsoever. In the case of a Director Emeritus, the occurrence of any event which in the case of a director would create a vacancy on the Board, shall be deemed to create a vacancy in such position; but the Board may declare the position terminated until such time as the Board shall again deem it proper to create and to fill the position. A Director Emeritus shall be entitled to indemnification under these Bylaws to the same extent, and subject to the same conditions and limitations, as a member of the Board.

3.  COMMITTEES.

3.1  Audit Committee.  The Board by resolution shall designate an Audit Committee consisting of three directors or such other number as may be specified by the Board, which shall review the internal financial controls of the corporation, and the integrity of its financial reporting, and have such other powers and duties as the Board determines. The Board shall adopt a charter, which may be amended from time to time, setting for the powers and duties of the Audit Committee. The members of the Audit Committee shall serve at the pleasure of the Board. All action of the Audit Committee shall be reported to the Board at its next meeting.

3.2  Compensation Committee.  The Board by resolution shall designate a Compensation Committee consisting of three directors or such other number as may be specified by the Board, which shall administer the corporation’s compensation plans and have such other powers and duties as the Board determines. The members of the Compensation Committee shall serve at the pleasure of the Board. All action of the Compensation Committee shall be reported to the Board at its next meeting. The Board shall adopt a charter, which may be amended from time to time, setting forth the powers and duties of the Compensation Committee.

3.3  Corporate Governance Committee.  The Board by resolution shall designate a Corporate Governance Committee consisting of three directors or such other number as may be specified by the Board, which shall nominate candidates for election to the Board and have such other powers and duties as the Board determines. The members of the Corporate Governance Committee shall serve at the pleasure of the Board. All action of the Corporate Governance Committee shall be reported to the Board at its next meeting. The Board shall adopt a Charter, which may be amended from time to time, setting forth the powers and duties of the Corporate Governance Committee.

3.4  Other Committees.  The Board, by resolution adopted by a majority of the entire Board, may designate other committees of directors of one or more directors, which shall serve at the Board’s pleasure and have such powers and duties as the Board determines.

3.5  Meetings and Action of Committees.  (a) The Board may designate one or more directors as alternate members of any committee (other than the Audit Committee), who may replace any absent or disqualified member at any meeting of the committee. Each committee shall keep regular minutes of its meetings and report the same to the Board at its next meeting. Each committee may adopt rules of procedure and shall meet as provided by those rules or by resolutions of the Board.

(b) Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of Article 2 of these Bylaws, including Section 2.2 (quorum and manner of acting), Section 2.3 (place of meetings), Section 2.4 (annual and regular meetings), Section 2.5 (special meetings), 2.6 (notice of meetings and waiver of notice), Section 2.7 (board or committee action without a meeting), Section 2.8 (participation in board or committee meetings by conference telephone), Section 2.12 (notice to members of the board of directors), and Section 2.13 (organization), with such changes in the context of those Bylaws as are necessary to substitute the committee and its members for the board of directors and its members; provided, however, (i) that the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee, (ii) that special meetings of committees may also be called by resolution of the Board, (iii) that notice of special meetings of committees shall also be given to all alternate members, who shall have the right to attend all meetings of the committee; (iv) that a majority of the members of a committee shall constitute a quorum for the transaction of business at any meeting; and (v) that the affirmative vote of a majority of the members of a committee shall be required to take action in respect of any matter presented to or requiring the approval of the committee.

3.6  Election Pursuant to Section 141(c)(2).  By resolution of the Board, the corporation has elected pursuant to Section 141(c) of the General Corporation Law of Delaware to be governed by paragraph (2) of Section 141(c) in respect of committees of the Board.

4.  OFFICERS.

4.1  Number; Security.  The executive officers of the corporation shall consist of a chief executive officer, a president, one or more vice presidents (including executive vice president(s) and senior vice president(s) if the Board so determines), a secretary and a treasurer and a chief financial officer who shall be chosen by the Board and such other officers, including but not limited to a chairman of the Board, a vice chairman of the Board, as the Board shall deem expedient, who shall be chosen in such manner and hold their offices for such terms as the Board may prescribe. Any two or more offices may be held by the same person. Either the chairman of the Board or the president, as the Board may designate from time to time, may be the chief executive officer of the corporation. The Board may from time to time designate the president or any executive vice president as the chief operating officer of the corporation. Any vice president, treasurer or assistant treasurer, or assistant secretary, respectively, may exercise any of the powers of the president, the chief financial officer, or the secretary, respectively, as directed by the Board and shall perform such other duties as are imposed upon such officer by the Bylaws or the Board. The Board may require any officer, agent or employee to give security for the faithful performance of his duties.

4.2  Election; Term of Office; Salaries.  The term of office and salary of each of the officers of the corporation and the manner and time of the payment of such salaries shall be fixed and determined by the Board and may be altered by said Board from time to time at its pleasure, subject to the rights, if any, of said officers under any contract of employment; provided, that the Board may designate such responsibilities to the Compensation Committee and may also authorize the chief executive officer or the president to establish the salaries of officers appointed pursuant to Section 4.3.

4.3  Subordinate Officers.  The Board may appoint subordinate officers (including assistant secretaries and assistant treasurers), agents or employees, each of whom shall hold office for such period and have such powers and duties as the Board determines. The Board may delegate to any executive officer or to any committee the power to appoint and define the powers and duties of any subordinate officers, agents or employees.

4.4  Resignation and Removal of Officers.  Any officer may resign at any time by delivering his resignation in writing to the chief executive officer, president or secretary of the corporation, to take effect at the time specified in the resignation; the acceptance of a resignation, unless required by its terms, shall not be necessary to make it effective. Any officer elected or appointed by the Board or appointed by an executive officer or by a committee may be removed by the Board either with or without cause, and in the case of an officer appointed by an executive officer or by a committee, by the officer or committee who appointed him or her or by the president.

4.5  Vacancies.  A vacancy in any office may be filled for the unexpired term in the manner prescribed in Sections 4.2 and 4.3 of these Bylaws for election or appointment to the office.

4.6  Chairman of the Board.  The chairman of the Board, if any, shall preside at meetings of the stockholders and the Board and exercise and perform such other powers and duties as may from time to time be assigned to him by the Board or as may be prescribed by these Bylaws. The chairman of the Board shall report to the Board.

4.7  Vice Chairman of the Board.  The vice chairman of the Board, if there shall be one, shall, in the case of the absence, disability or death of the chairman of the Board, exercise all the powers and perform all the duties of the chairman of the Board. The vice chairman shall have such other powers and perform such other duties as may be granted or prescribed by the Board.

4.8  Chief Executive Officer.  Subject to the control of the Board, the chief executive officer of the corporation shall have general supervision, direction and control over the business of the corporation. The chief executive officer shall have such powers and be subject to such duties as the Board may from time to time prescribe. Without limiting the generality of the foregoing, the chief executive officer shall have the power, which he may delegate to other officers of the corporation, to affix the signature of the corporation to all deeds, conveyances, mortgages, leases, obligations, bonds, certificates and other papers and instruments in writing which have been authorized by the Board or which, in the judgment of the chief executive officer, should be executed on behalf of the corporation, and to sign certificates for shares of capital stock of the corporation.

4.9  President.  The powers and duties of the president are:

(a) To affix the signature of the corporation to all deeds, conveyances, mortgages, leases, obligations, bonds, certificates and other papers and instruments in writing which have been authorized by the Board or which, in the judgment of the president, should be executed on behalf of the corporation, and to sign certificates for shares of capital stock of the corporation.

(b) To have such other powers and be subject to such other duties as the Board may from time to time prescribe.

4.10  Vice President.  In case of the absence, disability or death of the president, the elected vice president, or one of the elected vice presidents, shall exercise all the powers and perform all the duties of the president. If there is more than one elected vice president, the order in which the elected vice presidents shall succeed to the powers and duties of the president shall be as fixed by the Board. The elected vice president or elected vice presidents shall have such other powers and perform such other duties as may be granted or prescribed by the Board.

Vice presidents appointed pursuant to Section 4.3 shall have such powers and duties as may be fixed by the chairman of the Board or president, except that such appointed vice presidents may not exercise the powers and duties of the president. Each vice president shall have such powers and duties as the Board or the president assigns to him or her.

4.11  Secretary.  The powers and duties of the secretary are:

(a) To keep a book of minutes at the principal office of the corporation, or such other place as the Board may order, of all meetings of its directors and stockholders with the time and place of holding, whether regular or special, and, if special, how authorized, the notice thereof given, the names of those present at directors’ meetings, the number of shares present or represented at stockholders’ meetings and the proceedings thereof.

(b) To keep the seal of the corporation, if any, and affix the same, if any, to all instruments which may require it.

(c) To keep or cause to be kept at the principal office of the corporation, or at the office of the transfer agent or agents, a share register, or duplicate share registers, showing the names of the stockholders and their addresses, the number of and classes of shares, and the number and date of cancellation of every certificate surrendered for cancellation.

(d) To keep a supply of certificates for shares of the corporation, to fill in all certificates issued, and to make a proper record of each such issuance; provided, that so long as the corporation shall have one or more duly appointed and acting transfer agents of the shares, or any class or series of shares, of the corporation, such duties with respect to such shares shall be performed by such transfer agent or transfer agents.

(e) To transfer upon the share books of the corporation any and all shares of the corporation; provided, that so long as the corporation shall have one or more duly appointed and acting transfer agents of the shares, or any class or series of shares, of the corporation, such duties with respect to such shares shall be performed by such transfer agent or transfer agents, and the method of transfer of each certificate shall be subject to the reasonable regulations of the transfer agent to which the certificate is presented for transfer, and also, if the corporation then has one or more duly appointed and acting registrars, to the reasonable regulations of the registrar to which the new certificate is presented for registration; and provided, further that no certificate for shares of stock shall be issued or delivered or, if issued or delivered, shall have any validity whatsoever until and unless it has been signed or authenticated in the manner provided in Section 5.1 hereof.

(f) To make service and publication of all notices that may be necessary or proper, and without command or direction from anyone. In case of the absence, disability, refusal, or neglect of the secretary to make service or publication of any notices, then such notices may be served and/or published by the president or a vice president, or by any person thereunto authorized by either of them or by the board of directors or by the holders of a majority of the outstanding shares of the corporation.

(g) To sign certificates for shares of capital stock of the corporation.

(h) Generally to do and perform all such duties as pertain to the office of secretary and as may be required by the Board.

4.12  Treasurer.  The treasurer shall be or shall be under the direction of the chief financial officer of the corporation, and shall be in charge of the corporation’s books and accounts. Subject to the control of the Board, he or she shall have such other powers and duties as the Board or the president assigns to him or her.

4.13  Chief Financial Officer.  The powers and duties of the chief financial officer are:

(a) To supervise the corporate-wide treasury functions and financial reporting to external bodies.

(b) To have the custody of all funds, securities, evidence of indebtedness and other valuable documents of the corporation and, at the chief financial officer’s discretion, to cause any or all thereof to be deposited for account of the corporation at such depositary as may be designated from time to time by the Board.

(c) To receive or cause to be received, and to give or cause to be given, receipts and acquittances for monies paid in for the account of the corporation.

(d) To disburse, or cause to be disbursed, all funds of the corporation as may be directed by the Board, taking proper vouchers for such disbursements.

(e) To render to the chief executive officer and president, and to the Board, whenever they may require, accounts of all transactions and of the financial condition of the corporation.

(f) Generally to do and perform all such duties as pertain to the office of chief financial officer and as may be required by the Board.

5.  SHARES.

5.1  Shares of the Corporation.  The shares of the corporation shall be represented by certificates, provided that the Board may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate signed by, or in the name of the corporation by the chairman or vice chairman of the board of directors or by the president or a vice-president, and by the secretary or an assistant secretary, or the treasurer or an assistant treasurer, representing the number of shares registered in certificate form. The signatures of any such officers thereon may be facsimiles. The seal of the corporation shall be impressed, by original or by facsimile, printed or engraved, on all such certificates. The certificate shall also be signed by the transfer agent and a registrar and the signature of either the transfer agent or the registrar may also be facsimile, engraved or printed. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon any such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may nevertheless be issued by the corporation with the same effect as if such officer, transfer agent, or registrar had not ceased to be such officer, transfer agent, or registrar at the date of its issue.

5.2  Special Designation on Certificates.  If the corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences, and the relative, participating, optional or other special rights or each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the corporation shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the General Corporation Law of Delaware, in lieu of the foregoing requirements there may be set forth on the face or back of the certificate that the corporation shall issue to represent such class or series of stock a statement that the corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

5.3  Lost, Stolen, Destroyed and Mutilated Certificates.  The owner of any stock of the corporation shall immediately notify the corporation of any loss, theft, destruction or mutilation of any certificate therefor, and the corporation may issue uncertificated shares or a new certificate for stock in the place of any certificate theretofore issued by it and alleged to have been lost, stolen or destroyed, and the Board may, in its discretion, require the owner of the lost, stolen or destroyed certificate or his or her legal representatives to give the corporation a bond in such sum, limited or unlimited, and in such form and with such surety or sureties, as the Board shall in its uncontrolled discretion determine, to indemnify the corporation against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate, or the issuance of any such new certificate or uncertificated shares. The Board may, however, in its discretion refuse to issue any such new certificate or uncertificated shares except pursuant to legal proceedings under the laws of the State of Delaware in such case made and provided.

5.4  Stock Records.  The corporation or a transfer agent shall keep stock books in which shall be recorded the number of shares issued, the names of the owners of the shares, the number owned by them respectively, whether such shares are represented by certificates or are uncertificated, and the transfer of such shares with the date of transfer.

5.5  Transfers.  Transfers of stock shall be made only on the stock transfer record of the corporation upon surrender of the certificate or certificates being transferred which certificate shall be properly endorsed for transfer or accompanied by a duly executed stock power, except in the case of uncertificated shares, for which the transfer shall be made only upon receipt of transfer documentation reasonably acceptable to the corporation. Whenever a certificate is endorsed by or accompanied by a stock power executed by someone other than the person or persons named in the certificate, or the transfer documentation for the uncertificated shares is executed by someone other than the holder of record thereof, evidence of authority to transfer same shall also be submitted with the certificate or transfer documentation. All certificates surrendered to the corporation for transfer shall be canceled.

5.6  Regulations Governing Issuance and Transfers of Shares.  The Board shall have the power and authority to make all such rules and regulations as it shall deem expedient concerning the issue, transfer and registration of shares of stock of the corporation.

5.7  Transfer Agents and Registrars.  The Board may appoint, or authorize one or more officers to appoint, one or more transfer agents and one or more registrars.

5.8  Record Date for Purposes Other than Notice and Voting.  For purposes of determining the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted and which shall not be more than sixty (60) days before any such action. In that case, only stockholders of record at the close of business on the date so fixed are entitled to receive the dividend, distribution or allotment of rights, or to exercise such rights, as the case may be, notwithstanding any transfer of any shares on the books of the corporation after the record date so fixed, except as otherwise provided in the Certificate of Incorporation, by these Bylaws, by agreement or by law. If the Board does not so fix a record date, then the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the applicable resolution.

6.  MISCELLANEOUS.

6.1  Seal.  The Board may adopt a corporate seal, which shall be in the form of a circle and shall bear the corporation’s name and the year and state in which it was incorporated.

6.2  Fiscal Year.  The Board may determine the corporation’s fiscal year. Until changed by the Board, the corporation’s fiscal year shall be the calendar year.

6.3  Voting of Shares in Other Corporations.  Shares in other corporations which are held by the corporation may be represented and voted by the president or a vice president of this corporation or by proxy or proxies appointed by one of them. The Board may, however, appoint some other person to vote the shares.

6.4  Checks; Drafts; Evidences of Indebtedness.  From time to time, the Board shall determine by resolution which person or persons may sign or endorse all checks, drafts, other orders for payment of money, notes or other evidences of indebtedness that are issued in the name of or payable to the corporation, and only the persons so authorized shall sign or endorse those instruments.

6.5  Corporate Contracts and Instruments; How Executed.  The Board, except as otherwise provided in these Bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

6.6  Construction; Definitions.  Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the General Corporation Law of Delaware shall govern the construction of these Bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, the term “person” includes both a corporation and a natural person, and the masculine gender includes the feminine gender and vice versa. Whenever the words “include,” “includes” or “including” are used in these Bylaws they shall be deemed to be followed by the words “without limitation.”

6.7  Provisions Additional to Provisions of Law.  All restrictions, limitations, requirements and other provisions of these Bylaws shall be construed, insofar as possible, as supplemental and additional to all provisions of law applicable to the subject matter thereof and shall be fully complied with in addition to the said provisions of law unless such compliance shall be illegal.

6.8  Provisions Contrary to Provisions of Law.  Any article, section, subsection, subdivision, sentence, clause or phrase of these Bylaws which upon being construed in the manner provided in Section 6.7 hereof, shall be contrary to or inconsistent with any applicable provisions of law, shall not apply so long as said provisions of law shall remain in effect, but such result shall not affect the validity or applicability of any other portions of these Bylaws, it being hereby declared that these Bylaws would have been adopted and each article, section, subsection, subdivision, sentence, clause or phrase thereof, irrespective of the fact that any one or more articles, sections, subsections, subdivisions, sentences, clauses or phrases is or are illegal.

6.9  Amendments.  Bylaws may be amended, repealed or adopted by a majority of the entire Board, provided that written notice of any such proposed action shall have been given to each director prior to such meeting, or that notice of such addition, amendment, alteration or report shall have been given at the preceding meeting of the Board. The Bylaws may also be amended, repealed or adopted by the affirmative vote of the holders of a majority of the voting power of the stock issued and outstanding and entitled to vote thereon; provided, however, that in the case of any such stockholder action at a special meeting of stockholders, notice of the proposed alteration, repeal or adoption of the new Bylaw or Bylaws must be contained in the notice of such special meeting.

Whenever an amendment or new bylaw is adopted, it shall be copied in the book of bylaws with the original bylaws, in the appropriate place. If any bylaw is repealed, the fact of repeal with the date of the meeting at which the repeal was enacted or the filing of the operative written consent(s) shall be stated in said book.

6.10  Indemnification and Insurance.

(a)  Generally.

(1) The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was or has agreed to serve at the request of the corporation as a director or officer of the corporation, or is or was serving or has agreed to serve at the request of the corporation as a director or officer (which, for purposes hereof, shall include a trustee or similar capacity)of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity.

(2) The corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was or has agreed to serve at the request of the corporation as an employee or agent of the corporation, or is or was serving or has agreed to serve at the request of the corporation as an employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity.

(3) The indemnification provided by this subsection (a) shall be from and against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom, but shall only be provided if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, suit or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

(4) Notwithstanding the foregoing provisions of this subsection (a), in the case of an action or suit by or in the right of the corporation to procure a judgment in its favor (i) the indemnification provided by this subsection (a) shall be limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person in the defense or settlement of such action or suit, and (ii) no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

(5) The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

(b)  Successful Defense.  To the extent that a director, officer, employee or agent, or former officer or director of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsection (a) hereof or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith. If a director or officer or former officer or director is not wholly successful, on the merits or otherwise, in any action, suit or proceeding but is successful, on the merits or otherwise, as to any claim, issue or matter in such action, suit or proceeding, the corporation shall indemnify such person against all expenses (including attorneys’ fees) actually and reasonably incurred by such person or on his or her behalf relating to each successfully resolved claim, issue or matter. For purposes of this Section 6.10 and without limitation, the termination of a claim, issue or matter in an action, suit or proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

(c)  Determination That Indemnification Is Proper.  Any indemnification of a person entitled to indemnity under subsection (a)(1) hereof shall (unless otherwise ordered by a court) be made by the corporation unless a determination is made that indemnification of such person is not proper in the circumstances because he or she has not met the applicable standard of conduct set forth in subsection (a)(3) hereof. Any indemnification of a person entitled to indemnity under subsection (a)(2) hereof may (unless otherwise ordered by a court) be made by the corporation upon a determination that indemnification of such person is proper in the circumstances because he or she has met the applicable standard of conduct set forth in subsection (a)(3) hereof. Any such determination shall be made (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even if less than a quorum, or (ii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iii) by the stockholders.

(d)  Advance Payment of Expenses; Notification and Defense of Claim.

(i) Expenses (including attorneys’ fees) incurred by a director or officer in defending a threatened or pending civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation as authorized in this Section. Such expenses (including attorneys’ fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate. Such expenses (including attorneys’ fees) incurred by former directors and officers may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(ii) Promptly after receipt by a director, officer, employee or agent of notice of the commencement of any action, suit or proceeding, such person shall, if a claim thereof is to be made against the corporation hereunder, notify the corporation of the commencement thereof. The failure to promptly notify the corporation will not relieve the corporation from any liability that it may have to such person hereunder, except to the extent the corporation is prejudiced in its defense of such action, suit or proceeding as a result of such failure.

(iii) The Board of Directors may authorize the corporation’s counsel to represent a director, officer, employee or agent in any action, suit or proceeding, whether or not the corporation is a party to such action, suit or proceeding. In the event the corporation shall be obligated to pay the expenses of any person with respect to an action, suit or proceeding, as provided in this Section 6.10, the corporation, if appropriate, shall be entitled to assume the defense of such action, suit or proceeding, with counsel reasonably acceptable to such person, upon the delivery to such person of written notice of its election to do so. After delivery of such notice, approval of such counsel by such person and the retention of such counsel by the corporation, the corporation will not be liable to such person under this Section 6.10 for any fees of counsel subsequently incurred by such person with respect to the same action, suit or proceeding, provided that (i) the director, officer, employee or agent shall have the right to employ his or her counsel in such action, suit or proceeding at such person’s expense and (b) if (i) the employment of counsel by such person has been previously authorized in writing by the corporation, (ii) counsel to the director, officer, employee or agent shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the corporation and such person in the conduct of any such defense or (iii) the corporation shall not, in fact, have employed counsel to assume the defense of such action, suit or proceeding, then the fees and expenses of such person’s counsel shall be at the expense of the corporation.

(iv) Notwithstanding any other provision of this Section 6.10 to the contrary, to the extent that any director or officer is, by reason of his or her corporate status, a witness or otherwise participates in any action, suit or proceeding at a time when such person is not a party in the action, suit or proceeding, the corporation shall indemnify such person against all expenses (including attorneys’ fees) actually and reasonably incurred by such person or on his or her behalf in connection therewith.

(e)  Procedure for Indemnification of Required Indemnitees.  Any indemnification of a person the corporation is required to indemnify under subsection (a) hereof, or advance of costs, charges and expenses of a person the corporation is required to pay under subsection (d) hereof, shall be made promptly, and in any event within 60 days, upon the written request of such person. If the corporation fails to respond within

60 days, then the request for indemnification shall be deemed to be approved. The right to indemnification or advances as granted by this Section 6.10 shall be enforceable by the person the corporation is required to indemnify under subsection (a) hereof in any court of competent jurisdiction if the corporation denies such request, in whole or in part. Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of costs, charges and expenses under subsection (d) hereof where the required undertaking, if any, has been received by the corporation) that the claimant has not met the standard of conduct set forth in subsection (a) hereof, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its Board of Directors, its independent legal counsel, and its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in subsection (a) hereof, nor the fact that there has been an actual determination by the corporation (including its Board of Directors, its independent legal counsel, and its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

A director or officer shall be presumed to be entitled to indemnification under this Section 6.10 upon submission of a request for indemnification pursuant to this subsection (e), and the corporation shall have the burden of proof in overcoming that presumption in reaching a determination contrary to that presumption. Such presumption shall be used as a basis for a determination of entitlement to indemnification unless the corporation provides information sufficient to overcome such presumption by clear and convincing evidence.

(f)  Survival; Preservation of Other Rights.  The provisions of this Section 6.10 shall be deemed to be a contract between the corporation and each director, officer, employee and agent who serves in such capacity at any time while these provisions as well as the relevant provisions of the General Corporation Law of the State of Delaware are in effect and any repeal or modification thereof shall not affect any right or obligation then existing with respect to any state of facts then or previously existing or any action, suit, or proceeding previously or thereafter brought or threatened based in whole or in part upon any such state of facts. Such a “contract right” may not be modified retroactively without the consent of such director, officer, employee or agent. The indemnification provided by this Section 6.10 shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(g)  Indemnification Agreements.  Without limiting the provisions of this Section 6.10, the corporation is authorized from time to time, without further action by the stockholders of the corporation, to enter into agreements with any director, officer, employee or agent of the corporation providing such rights of indemnification as the corporation may deem appropriate, up to the maximum extent permitted by law. Any agreement entered into by the corporation with a director may be authorized by the other directors, and such authorization shall not be invalid on the basis that similar agreements may have been or may thereafter be entered into with other directors.

(h)  Insurance and Subrogation.

(i) The corporation may purchase and maintain insurance on behalf of any person who is or was or has agreed to serve at the request of the corporation as a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against, and incurred by, him or her or on his or her behalf in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of this Section 6.10.

(ii) In the event of any payment by the corporation under this Section 6.10, the corporation shall be subrogated to the extent of such payment to all of the rights of recovery of such person, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the corporation to bring suit to enforce such rights in accordance with the terms of such insurance policy.

(iii) The corporation shall not be liable under this Section 6.10 to make any payment of amounts otherwise indemnifiable hereunder (including, but not limited to, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) if and to the extent that such person has otherwise actually received such payment under the Certificate of Incorporation or these Bylaws or any insurance policy, contract, agreement or otherwise.

(i)  Certain Definitions.  For purposes of this Section 6.10, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents so that any person who is or was a director, officer employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Section 6.10 with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Section 6.10, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Section 6.10. For purposes of any determination under this Section 6.10, a person shall be deemed to have acted in “good faith” and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on the records or books of account of the corporation or another enterprise, or on information supplied to such person by the officers of the corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the corporation or another enterprise or on information or records given or reports made to the corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the corporation or another enterprise. The provisions of this Section 6.10(i) shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 6.10(a)(3) of this Section 6.10, as the case may be.

(j)  Limitation on Indemnification.  Notwithstanding any other provision herein to the contrary, the corporation shall not be obligated pursuant to these Bylaws:

(i) To indemnify or advance expenses to a director, officer, employee or agent with respect to proceedings (or part thereof) initiated by such person, except with respect to proceedings brought to establish or enforce a right to indemnification (which shall be governed by the provisions of this Section 6.10), unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the corporation.

(ii) To indemnify a director, officer, employee or agent for any expenses incurred by such person with respect to any proceeding instituted by such person to enforce or interpret these Bylaws, if a court of competent jurisdiction determines that each of the material assertions made by such person in such proceedings was not made in good faith or was frivolous;

(iii) To indemnify a director, officer, employee or agent for expenses or the payment of profits arising from the purchase and sale by such person of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any similar successor statute.

(k)  Certain Settlement Provisions.  The corporation shall have no obligation to indemnify any director, officer, employee or agent under this Section 6.10 for amounts paid in settlement of any action, suit or proceeding without the corporation’s prior written consent, which shall not be unreasonably withheld. The corporation shall not settle any action, suit or proceeding in any manner that would impose any fine or other obligation on any director or officer or employee or agent without such person’s prior written consent.

(l)  Savings Clause.  If this Section 6.10 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director or officer and may indemnify each employee or agent of the corporation as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the corporation, to the full extent permitted by any applicable portion of this Section 6.10 that shall not have been invalidated and to the full extent permitted by applicable law.

(m)  Contribution.  In order to provide for just and equitable contribution in circumstances in which the indemnification provided for herein is held by a court of competent jurisdiction to be unavailable to a director or officer in whole or in part, it is agreed that, in such event, the corporation shall contribute to the payment of such director’s or officer’s costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, but not including an action by or in the right of the corporation, in an amount that is just and equitable in the circumstances, taking into account, among other things, contributions by other directors and officers of the corporation or others pursuant to indemnification agreements or otherwise; provided, that, without limiting the generality of the foregoing, such contribution shall not be required where such holding by the court is due to (i) the failure of such director or officer to meet the standard of conduct set forth in subsection (a) hereof, or (ii) any limitation on indemnification set forth in subsection (h)(iii), (j) or (k) hereof.

(n)  Form and Delivery of Communications.  Any notice, request or other communication required or permitted to be given to the corporation under this Section 6.10 shall be in writing and either delivered in person or sent by telecopy, telex, telegram, overnight mail or courier service, or certified or registered mail, postage prepaid, return receipt requested, to the General Counsel or secretary of the corporation at its principal executive offices.

(o)  Subsequent Legislation.  If the General Corporation Law of Delaware is amended after adoption of this Section 6.10 to expand further the indemnification permitted to directors or officers, then the corporation shall indemnify such persons to the fullest extent permitted by the General Corporation Law of Delaware, as so amended.

Annex H

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. APPRAISAL RIGHTS

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

MEDCO HEALTH SOLUTIONS, INC.
100 PARSONS POND DRIVE
INVESTOR RELATIONS/F3-3
FRANKLIN LAKES, NJ 07417
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THIS   PROXY   CARD   IS   VALID   ONLY   WHEN   SIGNED   AND   DATED.

The Board of Directors recommends you vote FOR proposals 1, 2 and 3.		For	Against	Abstain

1	To adopt the Agreement and Plan of Merger, dated as of July 20, 2011, as amended on November 7, 2011 and as it may be amended from time to time (the “merger agreement”), by and among Express Scripts, Inc., Medco Health Solutions, Inc., Aristotle Holding, Inc., Aristotle Merger Sub, Inc., and Plato Merger Sub, Inc.	☐	☐	☐

2	To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.	☐	☐	☐

3	To approve, by non-binding advisory vote, the compensation arrangements for the Company’s named executive officers in connection with the mergers contemplated by the merger agreement.	☐	☐	☐

NOTE: The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR proposal 1, FOR proposal 2 and FOR proposal 3. If any other matters properly come before the meeting or any adjournments, postponements and recesses thereof, the person(s) named in this proxy will vote in their discretion.

	Yes	No

Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET
Special Meeting
of
Stockholders
of
Medco Health Solutions, Inc.
December 21, 2011
9:00 a.m., Eastern Time
Location:
The Woodcliff Lake Hilton
200 Tice Boulevard
Woodcliff Lake, New Jersey 07677
Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is/are available at www.proxyvote.com.

This Proxy is Solicited on Behalf of the Board of
Directors
Special Meeting of Stockholders
December 21, 2011
The undersigned stockholder(s) hereby acknowledges receipt of notice of, revokes all prior proxies delivered in connection with, and appoints David B. Snow, Jr. and Thomas M. Moriarty, and each of them, as proxy for the undersigned, each with full power of substitution, to act and vote, with the powers the undersigned would possess if personally present at, the special meeting of stockholders to be held at the Woodcliff Lake Hilton, 200 Tice Boulevard, Woodcliff Lake, New Jersey 07677 on December 21, 2011 at 9:00 a.m., and any adjournments, postponements and recesses thereof, as directed on the reverse side, with respect to the matters set forth on the reverse side and with discretionary authority on all other matters that may properly come before the meeting, and any adjournments, postponements and recesses thereof, as more fully described in the proxy statement received by the undersigned stockholder.
If no direction is made, this proxy will be voted “FOR” Proposal 1, “FOR” Proposal 2 and “FOR” Proposal 3.

Continued and to be signed on reverse side